      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 12, 1998


                                                      REGISTRATION NO. 333-51285

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                SKY MERGER CORP.
             (Exact name of registrant as specified in its charter)

           MARYLAND                          6798                  38-3405229
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                                5000 HAKES DRIVE
                         NORTON SHORES, MICHIGAN 49441
                                 (616) 798-9100

         (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)

                                JAMES S. WASSEL
                                   PRESIDENT
                                5000 HAKES DRIVE
                         NORTON SHORES, MICHIGAN 49441
                                 (616) 798-9100

 (Name, address, including ZIP Code, and telephone number, including area code, of agent for service)

                            ------------------------

                                   COPIES TO:

        WAYNE D. BOBERG, ESQ.                    ERROL R. HALPERIN, ESQ.
        STEVEN J. GAVIN, ESQ.                       HAL M. BROWN, ESQ.
           Winston & Strawn                          Rudnick & Wolfe
         35 West Wacker Drive                    203 North LaSalle Street
       Chicago, Illinois 60601                   Chicago, Illinois 60601
            (312) 558-5600                            (312) 368-4000
     (312) 558-5700 (telecopier)               (312) 236-7516 (telecopier)

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


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--------------------------------------------------------------------------------

                               PRIME RETAIL, INC.
                             100 EAST PRATT STREET
                                NINETEENTH FLOOR
                           BALTIMORE, MARYLAND 21202



                                                                    May 14, 1998


Dear Shareholder:


    You are cordially invited to attend a meeting of shareholders of Prime Retail, Inc., a Maryland corporation ("Prime"), to be held at 100 East Pratt Street, 12 Floor Conference Room, Baltimore, Maryland, on June 12, 1998, at 11:00 a.m., local time (the "Prime Shareholders Meeting").


    At the Prime Shareholders Meeting, you will be asked to vote on the merger of Prime and Horizon Group, Inc. ("Horizon") and the other transactions contemplated by the agreement and plan of merger between such parties. The name of the surviving company in the merger will be "Prime Retail, Inc." You will also be asked to elect three directors of the Prime Board of Directors, approve the Prime Retail, Inc. Nonemployee Director Stock Option Plan, approve the Prime Retail, Inc. 1998 Long-Term Stock Incentive Plan, ratify the appointment of Prime's independent accountants, and transact such other business as may properly come before the Prime Shareholders Meeting.

    Pursuant to the merger, each shareholder of Horizon will receive 0.597 of a share of common stock and 0.20 of a share of Series B preferred stock of the surviving company in exchange for each outstanding share of Horizon common stock. Each outstanding share of common and preferred stock of Prime will continue to represent a share of the same class and series of stock in the surviving company. In addition, each holder of Series C preferred shares and common shares of Prime prior to the merger will receive a special cash distribution of $0.50 per share and each holder of Series B preferred shares of Prime prior to the merger will receive a special cash distribution of $0.60 per share.

    As a result of the merger and certain related transactions, Prime will add 22 of Horizon's best performing factory outlet centers to its portfolio and establish itself as the largest owner, operator and developer of outlet centers in the United States with a total market capitalization of over $2.2 billion. In addition, Prime's common and convertible preferred shareholders and Horizon's shareholders will also receive, through a taxable distribution, shares of common stock in Horizon Group Properties, Inc. ("HGP"). HGP will own and operate a portfolio consisting of Horizon's 13 remaining centers and two of Prime's existing properties.

    Details of the proposed merger and information regarding Prime, Horizon and HGP are contained in the attached Joint Proxy Statement/Prospectus/Information Statement, which you are encouraged to read carefully.

    Your Board of Directors believes that the proposed merger will benefit Prime and its shareholders by (i) enabling Prime to complement and expand its existing portfolio of properties through the selective acquisition of 22 of Horizon's best performing outlet centers, (ii) positioning the surviving company to meet competitive challenges by substantially increasing its size and market capitalization and thereby enabling it to achieve greater economies of scale and to improve its access to capital and (iii) providing Prime's common and convertible preferred shareholders with the opportunity to benefit from the continuing business and operations of HGP through ownership of common stock in such company.

    Your Board of Directors has carefully reviewed and considered the terms and conditions of the merger and the related transactions and has received and considered the written opinion of Friedman, Billings, Ramsey & Co., Inc. dated February 1, 1998 to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the consideration to be paid by Prime in connection with such transactions is fair to Prime and its shareholders from a financial point of view. YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND BELIEVES THAT IT IS IN THE BEST INTERESTS OF PRIME AND ITS SHAREHOLDERS AND RECOMMENDS THAT ALL SHAREHOLDERS VOTE FOR APPROVAL OF SUCH TRANSACTIONS. The Prime Board of Directors also has unanimously approved the other matters described in the enclosed proxy statement that are to be considered at the Prime Shareholders Meeting and recommends that all shareholders vote FOR approval of such matters.

    The proposed merger with Horizon and the other transactions contemplated by the merger agreement require the affirmative vote of Prime shareholders owning
(i) two-thirds of the outstanding shares of Prime common stock and (ii) two-thirds of the outstanding shares of Prime Series C preferred stock. The election of directors of the Prime Board of Directors requires the majority of votes cast by holders of Prime common stock entitled to vote at the Prime Shareholders Meeting. The approval of the Prime Retail, Inc. Nonemployee Director Stock Plan and the Prime Retail, Inc. 1998 Long-Term Stock Incentive Plan and the appointment of independent auditors of Prime requires the affirmative vote of a majority of the votes cast on such matters by holders of Prime common stock.

    Accordingly, whether or not you plan to attend the Prime Shareholders Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. You may revoke your proxy in the manner described in the accompanying Joint Proxy Statement/Prospectus/ Information Statement at any time before it has been voted at the Prime Shareholders Meeting. If you attend the Prime Shareholders Meeting, you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated. This solicitation is made on behalf of the Board of Directors of Prime.

    THE ACCOMPANYING NOTICE OF MEETING OF SHAREHOLDERS AND JOINT PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT, AND THE ANNEXES THERETO, PROVIDE DETAILED INFORMATION CONCERNING MATTERS TO BE CONSIDERED AT THE SHAREHOLDERS MEETING, THE REASONS FOR YOUR BOARD OF DIRECTORS' RECOMMENDATION OF THE MERGER AND THE MERGER AGREEMENT AND CERTAIN ADDITIONAL INFORMATION, INCLUDING, WITHOUT LIMITATION, INFORMATION ON PRIME, HORIZON AND HGP. YOU ARE URGED TO CAREFULLY CONSIDER ALL OF THE INFORMATION.

                                          Sincerely,

                                                 [/S/ MICHAEL W. RESCHKE]

                                          Michael W. Reschke
                                          CHAIRMAN OF THE BOARD

                               PRIME RETAIL, INC.

                       NOTICE OF MEETING OF SHAREHOLDERS


    NOTICE IS HEREBY GIVEN that a meeting of shareholders ("Prime Shareholders Meeting") of Prime Retail, Inc., a Maryland corporation ("Prime"), will be held at 100 East Pratt Street, 12th Floor Conference Room, Baltimore, Maryland, on June 12, 1998 at 11:00 a.m., local time, to consider and vote on the following matters:


    (i) The merger of Prime and Horizon Group, Inc. and the other transactions contemplated by the agreement and plan of merger between such parties;

    (ii) The election of three directors of the Prime Board of Directors;

    (iii) The approval of the Prime Retail, Inc. Nonemployee Director Stock
       Plan;

    (iv) The approval of the Prime Retail, Inc. 1998 Long-Term Stock Incentive Plan;

    (v) The ratification of the appointment of Ernst & Young LLP as independent auditors of Prime for the fiscal year ending December 31, 1998; and

    (vi) The transaction of such other business as may properly come before the Prime Shareholders Meeting or any adjournment(s) or postponement(s) thereof, including an adjournment to solicit additional proxies in the event that a quorum is not present at the meeting or in the event sufficient proxies voted in favor of the approval of the proposals have not been received.

    Only holders of record of Prime's (i) common stock, $0.01 par value per share and (ii) Series C Cumulative Convertible Redeemable Preferred Stock, $0.01 par value per share ("Prime Series C Preferred Shares"), at the close of business on April 24, 1998 will be entitled to vote at the Prime Shareholders Meeting. Holders of record of Prime Series C Preferred Shares have appraisal rights under Maryland Law. In order to preserve this right, such holders must carefully comply with certain procedures as set forth in Appendix H to the attached Joint Proxy Statement/Prospectus/Information Statement. Holders of Prime Common Shares will be entitled to vote with respect to all matters to be acted upon at the Prime Shareholders Meeting. Holders of Prime Series C Preferred Shares will be entitled to vote only on the proposal described in item
(i) above.

                                          By Order of the Board of Directors,

                                            [/S/ C. ALAN SCHROEDER]

                                          C. Alan Schroeder
                                          SECRETARY

Baltimore, Maryland


May 14, 1998


--------------------------------------------------------------------------------

PLEASE DATE, SIGN AND RETURN YOUR PRIME PROXY PROMPTLY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.
--------------------------------------------------------------------------------

                                                                    May 14, 1998


                              HORIZON GROUP, INC.

To Our Shareholders:


    You are cordially invited to attend a special meeting of shareholders of Horizon Group, Inc. ("Horizon") to be held at Rudnick & Wolfe, 203 N. LaSalle, Suite 1800, Chicago, Illinois, on June 12, 1998 at 10:00 a.m., local time. At the special meeting, you will be asked to vote on a merger agreement between Horizon and Prime Retail, Inc. ("Prime"). As a result of the proposed merger, each shareholder of Horizon will receive 0.597 of a share of Prime common stock and 0.20 of a share of Prime Series B preferred stock in exchange for each outstanding share of Horizon common stock. In addition, each Horizon shareholder will, after the merger, receive 0.08362 of a share of common stock for each share of Horizon held prior to the merger in a newly formed company, Horizon Group Properties, Inc.


    In February of 1997, your Board of Directors set in motion a series of events which led Horizon to explore strategic alternatives, adopt a revised business plan for the Company, bring in new senior management, refinance a large portion of the Company's debt and eliminate the burden of the Company's Dole Cannery Project.

    In November of 1997, your Board of Directors approved entering into a merger agreement with Prime to form the largest outlet center business in the United States.

    The proposed merger will combine 22 of Horizon's best performing outlet centers with 26 of Prime's best performing outlet centers, resulting in a portfolio of outlet centers more than twice the size of its next largest factory outlet industry competitor based on GLA as of December 31, 1997. Horizon's lesser performing properties, together with two of Prime's properties, will be combined into a separate company, Horizon Group Properties, Inc., whose common stock will be distributed to all shareholders of the surviving company following the consummation of the merger.

    Your Board of Directors has carefully reviewed and considered the terms and conditions of the merger agreement and has received and considered the written opinion of Lehman Brothers to the effect that as of the date of such opinion, and based upon and subject to the assumptions made and matters considered, the proposed consideration to be received by the holders of Horizon common stock in the merger is fair from a financial point of view. ACCORDINGLY, THE BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER AGREEMENT AND THE MERGER ARE IN THE BEST INTERESTS OF HORIZON AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMEND THAT YOU VOTE IN FAVOR OF THE MERGER AGREEMENT AT THE SPECIAL MEETING.

    The merger agreement requires the affirmative vote of the record holders of at least two-thirds of the Horizon Common Shares entitled to vote. Accordingly, whether or not you plan to attend the Horizon special meeting, please complete, sign and date the Company proxy card and return it in the enclosed prepaid envelope. You may revoke your proxy in the manner described in the accompanying Joint Proxy Statement/Prospectus/Information Statement at any time before it has been voted at the Horizon special meeting. If you attend the Horizon special meeting, you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated. This solicitation is made on behalf of the Board of Directors of Horizon.

                                          Sincerely,

                                                  [/S/ JAMES S. WASSEL]

                                          James S. Wassel
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                              HORIZON GROUP, INC.
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


    NOTICE IS HEREBY GIVEN that a special meeting of shareholders ("Horizon Special Meeting") of Horizon Group, Inc. ("Horizon"), a Michigan corporation, will be held at Rudnick & Wolfe, 203 N. LaSalle, Suite 1800, Chicago, Illinois, on June 12, 1998 at 10:00 a.m., local time, to consider and vote on the approval and adoption of an agreement and plan of merger between Horizon and Prime Retail, Inc., a Maryland corporation ("Prime"), and certain subsidiaries of Horizon and Prime, and the transactions contemplated thereby, including the approval of a plan of merger relating to the merger of Horizon with and into Sky Merger Corp., a Maryland corporation, all as described in the attached Joint Proxy Statement/Prospectus/Information Statement.


    Only shareholders of record at the close of business on April 24, 1998 will be entitled to vote at the Horizon Special Meeting.

                                          By Order of the Board of Directors,
                                          Amy L. Essex
                                          SECRETARY


Norton Shores, Michigan
May 14, 1998.


--------------------------------------------------------------------------------

    PLEASE DATE, SIGN AND RETURN YOUR HORIZON PROXY PROMPTLY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.
--------------------------------------------------------------------------------

                               PRIME RETAIL, INC.
                                      AND
                              HORIZON GROUP, INC.
                             JOINT PROXY STATEMENT
                                ----------------

                                SKY MERGER CORP.
                       (TO BE RENAMED PRIME RETAIL, INC.)
                                   PROSPECTUS
                                ----------------

                         HORIZON GROUP PROPERTIES, INC.
                             INFORMATION STATEMENT


    This Joint Proxy Statement/Prospectus/Information Statement is being furnished to the shareholders of Prime Retail, Inc., a Maryland corporation ("Prime"), in connection with the solicitation of proxies on behalf of the Board of Directors of Prime ("Prime Board of Directors") for use at a meeting (the "Prime Shareholders Meeting") of the holders of (i) shares of common stock, $0.01 par value per share, of Prime ("Prime Common Shares") and (ii) shares of Series C Cumulative Convertible Redeemable Preferred Stock, $0.01 par value per share, of Prime ("Prime Series C Preferred Shares") to be held on June 12, 1998, at the time and place set forth in the accompanying notice and at any adjournment or postponement thereof. At the Prime Shareholders Meeting, holders of Prime Common Shares ("Prime Common Shareholders") and Prime Series C Preferred Shares ("Prime Series C Preferred Shareholders" and together, with the Prime Common Shareholders, the "Prime Voting Shareholders") will be asked to consider the matters set forth in the Notice of the Prime Shareholders Meeting, including the approval of the merger (the "Corporate Merger") of Prime into Sky Merger Corp., a Maryland corporation ("Sky Merger") and the successor to Horizon Group, Inc., a Michigan corporation ("Horizon"), and the other transactions (collectively the "Transactions") contemplated by the Amended and Restated Agreement and Plan of Merger, dated as of February 1, 1998 (the "Merger Agreement"), among Prime, Prime Retail, L.P., a Delaware limited partnership ("Prime Partnership"), Horizon, Sky Merger, Horizon Group Properties, Inc., a Maryland corporation ("HGP"), Horizon Group Properties, L.P., a Delaware limited partnership ("HGP LP"), and Horizon/Glen Outlet Centers Limited Partnership, a Delaware limited partnership ("Horizon Partnership"). A copy of the Merger Agreement is attached hereto as Appendix A. The name of the surviving company ("New Prime") in the Corporate Merger will be "Prime Retail, Inc." As a result of the Transactions, Prime will add 22 of Horizon's best performing factory outlet centers to its portfolio (collectively, the "Prime Acquired Properties") and establish itself as the largest owner, operator and developer of outlet centers in the United States with a total market capitalization of over $2.2 billion. Certain capitalized terms used herein are defined in the Glossary beginning on page 245.



    This Joint Proxy Statement/Prospectus/Information Statement also is being furnished to the shareholders of Horizon in connection with the solicitation of proxies on behalf of the Board of Directors of Horizon ("Horizon Board of Directors") for use at a special meeting (the "Horizon Special Meeting" and, together with the Prime Shareholders Meeting, the "Meetings of Shareholders") of the holders of common shares, $0.01 par value per share, of Horizon ("Horizon Common Shares") to be held on June 12, 1998 at the time and place set forth in the accompanying notice and at any adjournment or postponement thereof. At the Horizon Special Meeting, holders of Horizon Common Shares ("Horizon Common Shareholders") will be asked to consider and vote on the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Reincorporation Merger.

    This Joint Proxy Statement/Prospectus/Information Statement also is being furnished to Horizon Common Shareholders, Prime Voting Shareholders and the holders ("Prime Series B Preferred Shareholders") of Prime's 8.5% Series B Cumulative Participating Convertible Preferred Stock, $0.01 par value per share ("Prime Series B Preferred Shares"), to provide them with information regarding HGP. The Transactions contemplate that HGP, through HGP LP, will own and operate a portfolio consisting of 12 factory outlet centers and a power center currently operated by Horizon Partnership and two factory outlet centers currently operated by Prime Partnership.

    In considering whether to approve the Transactions, the shareholders of Prime and Horizon voting thereon should consider, in addition to the other information in this Joint Proxy Statement/Prospectus/ Information Statement, the matters discussed under "New Prime Risk Factors." Such matters include:

    - The distribution declared on a Horizon Common Share for each of the first three quarters of 1997 was $0.35 and the distribution declared on each Prime Share Equivalent was $0.07 lower, or $0.28 for each such quarter. There can be no assurance that New Prime will make distributions equal to or in excess of those historically paid to shareholders of Prime.

    - In the event the Transactions are not consummated, Horizon plans to reevaluate its distribution policy and may reduce or eliminate the quarterly distribution payable to Horizon Common Shareholders.

    - Possible fluctuations in share prices, including (a) a potential change in the relative market prices of Prime Common Shares, Prime Series B Preferred Shares and Horizon Common Shares prior to the completion of the Transactions, or (b) a possible reduction in the market prices of New Prime Common Shares and New Prime Series B Preferred Shares following the Transactions.

    - There can be no assurance that costs or other factors associated with the integration of Prime and Horizon would not adversely affect future combined results of operations or the benefits of expected cost savings.

    - Conflicts of interest arising from benefits to certain directors and officers of Horizon and to an affiliate of Horizon's financial advisor to be received upon the consummation of the transactions described herein.

    - Michael W. Reschke, who will serve as Chairman of the Board of Directors of New Prime and as a director of HGP, is a principal owner of The Prime Group, Inc. ("PGI"), which will have a substantial equity interest in Prime Partnership. Because of this, PGI may be in a position to exercise significant influence over the affairs of New Prime. In addition, PGI owns substantial interests in income-producing properties unrelated to New Prime's operations. Mr. Reschke's employment agreement with PGI permits him to devote a considerable portion of his time to the management of such interests.

    - The Horizon Common Shareholders, Prime Common Shareholders and Prime Series B Preferred Shareholders are not entitled to exercise appraisal rights under Maryland or Michigan law in connection with the Transactions.

    - New Prime will be subject to the risks normally associated with debt or preferred equity financings, including the risk that New Prime's cash flow will be insufficient to meet required payments of principal, interest and distributions.

    Horizon Common Shareholders, Prime Voting Shareholders and Prime Series B Preferred Shareholders should also consider the matters discussed under "HGP Risk Factors". Such matters include:

    - HGP does not have an operating history as a separate company. The historical and pro forma results for HGP contained elsewhere in this Joint Proxy Statement/Prospectus/Information Statement may not be indicative of its results for future periods.

    - The initial assets of HGP consist of properties formerly owned by Horizon and Prime which have performed poorly relative to other properties owned by Horizon and Prime. As of December 31,

      1997, the HGP Properties were 80.5% leased while the properties in New Prime's portfolio were 92.7% leased. There can be no assurance that the performance of HGP Properties will not continue to deteriorate.

    - HGP has obtained a commitment for a first mortgage loan that will be secured by substantially all of the assets of HGP. HGP's indebtedness on a pro forma basis as of December 31, 1997 will represent approximately 75.8% of HGP's total capitalization. The degree to which HGP will be leveraged could have adverse consequences, including limiting HGP's ability to obtain additional financing and that a substantial portion of HGP's cash flow is expected to be required to be dedicated to debt service.

    - Implementation of HGP's business plan will require substantial working capital. HGP does not have any commitments for working capital financing, and there is no assurance that HGP will have working capital sufficient to execute its business plan.

    - There can be no assurance as to the value, if any, of the HGP Common Shares to be distributed in connection with the Transactions or that an active market will develop in respect of such shares. There is no prior trading market for HGP Common Shares, and there can be no assurance that such a market will develop.

    - HGP does not plan to pay a distribution in the foreseeable future, and there can be no assurance that HGP will ever declare a distribution (except to the extent necessary to comply with its obligations as a real estate investment trust ("REIT")).

    - The Transactions represent the first attempt by a REIT in the factory outlet center industry to separate its business into two publicly held companies, one to continue to focus on the acquisition, development and ownership of quality factory outlet centers and the other to implement a repositioning strategy with respect to its retail properties. There is no assurance that this strategy can be successfully implemented.

    This Joint Proxy Statement/Prospectus/Information Statement also relates to the shares of Common Stock, $0.01 par value per share, of New Prime (each, a "New Prime Common Share") and the shares of 8.5% Series B Cumulative Participating Convertible Preferred Stock, $0.01 par value per share, of New Prime (each, a "New Prime Series B Preferred Share") issuable upon consummation of the Transactions.


    On May 8, 1998, the last reported sales price of a Prime Common Share and Prime Series B Preferred Share on the New York Stock Exchange ("NYSE") was $13.625 and $23.00, respectively. On May 8, 1998, the last reported sales price of a Horizon Common Share on the NYSE was $11.625.



    This Joint Proxy Statement/Prospectus/Information Statement and the forms of proxy are first being mailed to shareholders of Prime and Horizon on or about May 14, 1998.



    SEE "NEW PRIME RISK FACTORS" BEGINNING ON PAGE 33 AND "HGP RISK FACTORS" BEGINNING ON PAGE 46 FOR A DISCUSSION OF MATERIAL FACTORS WHICH SHOULD BE CONSIDERED BY SHAREHOLDERS OF PRIME AND HORIZON.

                             ---------------------
   THE SECURITIES TO WHICH THIS JOINT PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT RELATE HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
          EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION
          NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
      SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
          JOINT PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


 The date of this Joint Proxy Statement/Prospectus/Information Statement is May
                                   14, 1998.

                             AVAILABLE INFORMATION

    New Prime has filed a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") covering the New Prime Common Shares and New Prime Series B Preferred Shares to be issued in connection with the Corporate Merger. As permitted by the rules and regulations of the Commission, this Joint Proxy Statement/Prospectus/Information Statement omits certain information, exhibits and undertakings contained in the Registration Statement. For further information pertaining to the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof.


    Prime and Horizon are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Commission. HGP has filed a registration statement on Form 10 and, as of the date of the HGP Common Share Distribution, HGP will also be subject to the informational requirements of the Exchange Act. Reports, proxy statements and other information filed by Prime, Horizon and HGP can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; and at its Regional Offices located at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is: http://www.sec.gov. The Prime Common Shares, the Prime Series A Preferred Shares, the Prime Series B Preferred Shares and the Horizon Common Shares are currently listed on the NYSE and such reports, proxy statements and other information concerning Prime and Horizon can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. The shares of common stock, $0.01 par value per share, of HGP (the "HGP Common Shares") have been authorized for quotation in The Nasdaq National Market ("Nasdaq") under the trading symbol "HGPI."


    All information contained in this Joint Proxy
Statement/Prospectus/Information Statement with respect to Horizon and Horizon Partnership has been supplied by Horizon, all information with respect to Prime and Prime Partnership has been supplied by Prime and all information with respect to HGP has been supplied by HGP.

    No person is authorized to give any information or to make any representation not contained in this Joint Proxy Statement/Prospectus/Information Statement, or incorporated in it by reference, and, if given or made, such information or representation should not be relied upon as having been authorized. This Joint Proxy Statement/Prospectus/Information Statement does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Joint Proxy Statement/Prospectus/Information Statement, or the solicitation of a proxy, in any jurisdiction where or from any person to whom it is unlawful to make such offer, or solicitation of an offer, or proxy solicitation. Neither the delivery of this Joint Proxy Statement/Prospectus/Information Statement nor any distribution of the securities offered pursuant to this Joint Proxy Statement/Prospectus/Information Statement shall, under any circumstances, create an implication that there has been no change in the affairs of Prime, Horizon or HGP since the date of this Joint Proxy Statement/Prospectus/Information Statement.


    All documents that are incorporated by reference in this Joint Proxy Statement/Prospectus/Information Statement but which are not delivered herewith are available without charge (other than exhibits to such documents which are not specifically incorporated by reference therein) upon request from, in the case of documents relating to Prime, 100 East Pratt Street, 19th Floor, Baltimore, Maryland 21202, Attention: C. Alan Schroeder, telephone (410) 234-0782, and, in the case of documents relating to Horizon, 5000 Hakes Drive, Norton Shores, Michigan 49441, Attention: Robin Westra, telephone (616) 798-9100. In order to insure timely delivery of the documents, any request should be made by June 1, 1998.

                     INFORMATION INCORPORATED BY REFERENCE
         IN THIS JOINT PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT

    The following documents filed with the Commission by Prime or by Horizon pursuant to the Exchange Act are hereby incorporated in this Joint Proxy Statement/Prospectus/Information Statement by reference:


1. Prime's annual report on Form 10-K and Form 10-K/A for the year ended December 31, 1997.*


2.  Prime's current report on Form 8-K dated February 1, 1998.*

3. The information prescribed by Items 12, 13, 14, 15 and 16 of Form S-11 contained in Prime's Registration Statement on Form S-11 dated June 28, 1996, as amended (Registration No. 333-01666).


4. Horizon's annual report on Form 10-K and Amendment No. 1 on Form 10-K/A for the year ended December 31, 1997.**


5.  Horizon's current report on Form 8-K dated February 1, 1998.**

6.  Horizon's current report on Form 8-K dated April 1, 1998.**

7. All documents subsequently filed by Prime or Horizon pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date of the meetings of shareholders.

    Any statement contained herein or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus/Information Statement to the extent that a statement contained in this Joint Proxy Statement/Prospectus/Information Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus/Information Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/ Prospectus/Information Statement.

 *  File No. 0-23616

**  File No. 1-12424

             JOINT PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT
                               TABLE OF CONTENTS


                                                                                                                PAGE
                                                                                                                -----

SUMMARY....................................................................................................           1
  Parties to the Transactions..............................................................................           2
  The Transactions.........................................................................................           3
  New Prime Risk Factors...................................................................................           8
  HGP Risk Factors.........................................................................................           8
  Merger Consideration and Distributions Payable Pursuant to the Transactions..............................           9
  Advantages and Disadvantages of the Transactions; Recommendation of the Prime Board of Directors.........          12
  Advantages and Disadvantages of the Transactions; Recommendation of the Horizon Board of Directors.......          12
  Opinions of Financial Advisors...........................................................................          13
  Conflicts of Interest Arising from Benefits to Certain Directors and Officers of Horizon.................          14
  Effective Time of the Corporate Merger and Closing Date..................................................          15
  Conditions to the Mergers; Waiver and Amendment..........................................................          15
  Appraisal Rights.........................................................................................          15
  Federal Income Tax Consequences..........................................................................          15
  Shares Available for Resale..............................................................................          16
  Termination..............................................................................................          17
  Break-up Fee and Expenses................................................................................          17
  Anticipated Accounting Treatment.........................................................................          17
  Conduct of Business Pending the Mergers..................................................................          17
  No Solicitation of Other Transactions....................................................................          17
  Conversion of Shares; Exchange of Certificates...........................................................          17
  Comparison of Rights of Shareholders.....................................................................          18
  Management and Operation of New Prime after the Transactions.............................................          20
  The Meetings of Shareholders; Record Dates; Votes Required...............................................          20
  New Prime and HGP Summary Unaudited Pro Forma Financial Data.............................................          21
  Prime Retail, Inc. Summary Historical Financial Data.....................................................          24
  Horizon Group, Inc. Summary Historical Financial Data....................................................          27
  Comparative Per Share Data...............................................................................          29
  Comparative Share Prices.................................................................................          30

NEW PRIME RISK FACTORS.....................................................................................          33
  Risks to Horizon Common Shareholders.....................................................................          33
  Potential Change in Relative Stock Prices; Share Price Fluctuations after the Transactions...............          33
  Adverse Effects of Combining the Companies...............................................................          34
  Possibility That the Expected Benefits of the Transactions Will Not Be Realized..........................          34
  Conflicts of Interest Arising from Benefits to Certain Directors and Officers of Horizon.................          34
  Conflicts of Interest Relating to Lehman Brothers........................................................          36
  Influence of PGI and Mr. Reschke.........................................................................          36
  Appraisal Rights.........................................................................................          36
  Adverse Consequences of Debt Financing...................................................................          37
  Loss Upon Disposition of the Prime Transferred Properties................................................          37
  Obligations with Respect to HGP Credit Facilities; Modification of HGP Credit Facility...................          37
  Status of the Corporate Merger as a Tax-Free Reorganization..............................................          38
  Adverse Impact of New Prime's Failure to Continue to Qualify as a REIT...................................          38
  Effect of REIT Distribution Requirements.................................................................          38

                                                                                                                PAGE
                                                                                                                -----
  Penalty Tax on Prohibited Transactions...................................................................          39
  Ownership Limit Necessary to Maintain REIT Qualification.................................................          39
  The Brief History of the Outlet Center Industry; Decline in Development of New Centers; Competition
    within the Industry....................................................................................          40
  Shareholder Litigation...................................................................................          41
  Risks of Acquisition Activities..........................................................................          41
  Adverse Effect of Inability to Pursue Development Activities; Developments May Not Be Profitable.........          42
  No Limitation in Organizational Documents on Incurrence of Debt..........................................          42
  General Real Estate Investment Risks.....................................................................          42
  Limits on Changes in Control.............................................................................          43
  Possible Liability Relating to Environmental Matters.....................................................          44
  Tax Termination of Prime Partnership.....................................................................          45

HGP RISK FACTORS...........................................................................................          46
  Lack of Operating History as Separate Entity; Limited Relevance of Historical Financial Information......          46
  Declining Operating Results of HGP Properties............................................................          46
  Adverse Consequences of Debt Financing...................................................................          46
  Lack of Working Capital..................................................................................          48
  No Prior Public Market; No Assurance of Value............................................................          48
  Absence of Distributions.................................................................................          48
  Novelty of Transaction Structure to the Factory Outlet Industry..........................................          48
  Change in Business Strategy..............................................................................          49
  Financings May Not Be Successful.........................................................................          49
  Limited Experience of HGP's Management in Factory Outlet Center Industry.................................          49
  Conflicts of Interests of Common Directors...............................................................          49
  Dependence on Rental Income from Real Property...........................................................          49
  Adverse Impact of the Failure to Continue to Qualify as a REIT...........................................          50
  Effect of REIT Distribution Requirements.................................................................          50
  Penalty Tax on Prohibited Transactions...................................................................          50
  Ownership Limit Necessary to Maintain REIT Qualification.................................................          51
  Nasdaq Maintenance Requirements; Possible Delisting of HGP Common Shares from Nasdaq.....................          52
  SEC Penny Stock Regulations..............................................................................          52
  Taxable Nature of the HGP Common Share Distribution......................................................          53
  Limits on Changes in Control.............................................................................          53
  Changes in Policies without Shareholder Approval.........................................................          54
  General Real Estate Risks................................................................................          54
  Operating Risks..........................................................................................          54
  Uninsured Loss...........................................................................................          55
  Potential Environmental Liability Related to the HGP Properties..........................................          55
  Costs of Compliance with the Americans with Disabilities Act and Similar Laws............................          56
  Other Laws...............................................................................................          56

MEETINGS OF SHAREHOLDERS...................................................................................          57
  Prime....................................................................................................          57
  Horizon..................................................................................................          58

THE TRANSACTIONS...........................................................................................          60
  Parties to the Transactions..............................................................................          60
  Summary of the Transactions..............................................................................          62

                                                                                                                PAGE
                                                                                                                -----
THE CONTRIBUTION AGREEMENT.................................................................................          72
  Background...............................................................................................          72
  Contributed Assets.......................................................................................          72
  Retained Assets..........................................................................................          72
  Assumed and Retained Liabilities.........................................................................          73
  Indemnification..........................................................................................          73

THE PARTNERSHIP MERGER.....................................................................................          74
  Proxy Solicitation; Vote Required........................................................................          74
  Partnership Merger Consideration.........................................................................          74
  Partnership Merger Effective Time........................................................................          74
  Federal Income Tax Consequences of the Partnership Merger................................................          74

THE REINCORPORATION MERGER.................................................................................          75
  Terms of the Reincorporation Merger......................................................................          75
  Reincorporation Merger Consideration; Treatment of Stock Options.........................................          75
  Federal Income Tax Consequences..........................................................................          76
  Limited Appraisal Rights Under Michigan Law..............................................................          77

THE CORPORATE MERGER.......................................................................................          77
  Terms of the Corporate Merger............................................................................          77
  Background of the Transactions...........................................................................          78
  Advantages and Disadvantages of the Transactions; Recommendation of the Prime Board of Directors.........          85
  Advantages and Disadvantages of the Transactions; Recommendation of the Horizon Board of Directors.......          87
  Opinion of Financial Advisor--Prime......................................................................          89
  Opinion of Financial Advisor--Horizon....................................................................          93
  Effective Time of the Corporate Merger...................................................................          98
  Representations and Warranties; Conditions to the Mergers................................................          99
  Limited Appraisal Rights under Maryland Law..............................................................         100
  Regulatory Matters.......................................................................................         100
  Termination Provisions...................................................................................         100
  Break-up Fee and Expenses................................................................................         101
  No Solicitation of Other Transactions....................................................................         103
  Conversion of Shares.....................................................................................         103
  Appointment of Exchange Agent............................................................................         104
  Exchange of Certificates.................................................................................         104
  Conduct of Business Pending the Mergers..................................................................         105
  Dividends and Distributions..............................................................................         109
  Waiver and Amendment.....................................................................................         109
  Stock Exchange Listing...................................................................................         109
  Anticipated Accounting Treatment.........................................................................         109
  Shares Available for Resale..............................................................................         110
  Federal Income Tax Consequences..........................................................................         110
  Registration Rights Agreement............................................................................         121
  Stock Purchase Agreement.................................................................................         122
  Shareholder Litigation...................................................................................         122

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS...........................................................         124
  Benefits to Certain Directors and Officers...............................................................         124
  Amendments to Agreements with Certain Shareholders.......................................................         125

                                                                                                                PAGE
                                                                                                                -----
  Agreements with Certain Executive Officers and Key Employees.............................................         125
  Agreements Relating to Finger Lakes......................................................................         126
  Retention Program........................................................................................         126
  Indemnification of Directors and Officers................................................................         126

NEW PRIME AND HGP
  SELECTED UNAUDITED PRO FORMA FINANCIAL DATA..............................................................         127

PRIME RETAIL, INC.
  SELECTED HISTORICAL FINANCIAL DATA.......................................................................         129

HORIZON GROUP, INC.
  SELECTED HISTORICAL FINANCIAL DATA.......................................................................         132

POLICIES OF NEW PRIME WITH RESPECT TO CERTAIN ACTIVITIES...................................................         134
  Investment Objectives and Policies.......................................................................         134
  Distribution and Dividend Policy.........................................................................         134
  Financing Policies.......................................................................................         135
  Conflict of Interest Policies............................................................................         135
  Working Capital Reserves.................................................................................         136
  New Prime's Relationship with HGP........................................................................         136
  Policies with Respect to Other Activities................................................................         137

LIQUIDITY AND CAPITAL RESOURCES OF NEW PRIME FOLLOWING THE TRANSACTIONS....................................         137
  Planned Development......................................................................................         137
  Nomura Loan Facilities...................................................................................         138
  Debt Repayments and Preferred Stock Dividends............................................................         138
  Short-Term and Long-Term Liquidity Requirements..........................................................         139
  Year 2000................................................................................................         139

MANAGEMENT AND OPERATION OF NEW PRIME AFTER THE TRANSACTIONS...............................................         140
  General..................................................................................................         140
  Directors and Executive Officers.........................................................................         140
  Committees of the New Prime Board of Directors...........................................................         145
  Compensation of Directors................................................................................         146
  Headquarters.............................................................................................         146

DESCRIPTION OF THE CAPITAL STOCK OF NEW PRIME..............................................................         146
  Authorized Shares........................................................................................         146
  New Prime Series A Preferred Shares......................................................................         147
  New Prime Series B Preferred Shares......................................................................         151
  New Prime Series C Preferred Shares......................................................................         156
  New Prime Common Shares..................................................................................         163
  Restrictions on Ownership and Transfer...................................................................         164

COMPARISON OF RIGHTS OF SHAREHOLDERS.......................................................................         168
  Prime Shareholders and New Prime Shareholders............................................................         168
  Authorized and Issued Shares.............................................................................         168
  Amendment to Articles and Bylaws.........................................................................         168
  Voting Rights............................................................................................         169
  Special Meetings.........................................................................................         171
  Boards of Directors......................................................................................         171
  General..................................................................................................         172

                                                                                                                PAGE
                                                                                                                -----
  Shareholder Inspection Rights............................................................................         172
  Mergers, Consolidations, Dissolution and Sale of Substantially All Assets................................         172
  Restrictions on the Ownership Transfer or the Issuance of Shares.........................................         173
  Appraisal or Dissenter's Rights..........................................................................         177
  Advance Notice Provision for Shareholder Nomination and Shareholder Proposals............................         177
  Transactions With Directors and Officers.................................................................         177

CERTAIN PROVISIONS OF MARYLAND LAW AND THE NEW PRIME CHARTER AND BYLAWS....................................         178
  Classification of the New Prime Board of Directors.......................................................         178
  Removal of Directors.....................................................................................         179
  Business Combinations....................................................................................         179
  Control Share Acquisitions...............................................................................         179
  Amendment to the New Prime Charter.......................................................................         180
  Advance Notice of Director Nominations and New Business..................................................         180

PRIME PARTNERSHIP AGREEMENT................................................................................         181
  Formation................................................................................................         181
  Capitalization...........................................................................................         181
  Management...............................................................................................         181
  Transferability of Interests.............................................................................         181
  Additional Funds.........................................................................................         181
  Registration Rights......................................................................................         182
  Tax Matters..............................................................................................         182
  Operations...............................................................................................         182
  Distributions............................................................................................         182
  Prime Partnership Limited Partner Exchange Rights........................................................         183
  Conversion...............................................................................................         183
  Redemption...............................................................................................         184
  Indemnification..........................................................................................         184
  Duties and Conflicts.....................................................................................         184
  Term.....................................................................................................         184
  Voting...................................................................................................         185
  Amendment................................................................................................         185
  Books and Reports........................................................................................         185
  Power of Attorney........................................................................................         185

HORIZON GROUP PROPERTIES, INC..............................................................................         186
  General..................................................................................................         186
  Business Strategy........................................................................................         186
  HGP Distribution Policy..................................................................................         187
  HGP Capitalization.......................................................................................         188
  Horizon Group Properties, Inc. Selected Financial Data...................................................         188
  HGP Management's Discussion and Analysis of Results of Operations and Financial Condition................         190
  Year 2000................................................................................................         194
  Funds From Operations....................................................................................         194
  Inflation................................................................................................         194
  Properties...............................................................................................         195
  Lease Information........................................................................................         197
  Tenant Information.......................................................................................         198
  Competition..............................................................................................         198

                                                                                                                PAGE
                                                                                                                -----
  Legal Proceedings........................................................................................         199
  Policies with Respect to Certain Activities..............................................................         199
  Management...............................................................................................         200
  Committees of the HGP Board of Directors.................................................................         201
  Compensation of Directors................................................................................         202
  Indemnification of Directors and Officers................................................................         202
  Principal Shareholders of HGP............................................................................         202
  Description of Capital Stock of HGP......................................................................         204
  Executive Compensation of HGP Management.................................................................         206
  The HGP 1998 Long-Term Stock Incentive Plan..............................................................         206
  Employment Agreements....................................................................................         208
  Certain Relationships and Related Transactions...........................................................         209
  Certain Provisions of Maryland Law and of HGP's Charter and Bylaws.......................................         209
  Federal Income Tax Consequences..........................................................................         213
  Description of HGP LP Partnership Agreement..............................................................         219

OTHER PRIME SHAREHOLDERS MEETING MATTERS...................................................................         221
  Security Ownership of Certain Beneficial Owners and Management...........................................         221
  Election of Directors....................................................................................         224
  Nominees for Election....................................................................................         225
  Information Regarding Meetings and Committees of the Prime Board of Directors............................         225
  Approval of Prime Retail, Inc. Nonemployee Director Stock Plan...........................................         226
  Approval of Prime Retail, Inc. 1998 Long-Term Stock Incentive Plan.......................................         228
  Ratification of Independent Auditors.....................................................................         232
  Compensation of Executive Officers.......................................................................         233
  Option Grants in Last Fiscal Year........................................................................         234
  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values........................         234
  Employment Agreements and Change of Control Agreements...................................................         235
  Executive Compensation Committee Interlocks and Insider Participation....................................         236
  Report of Executive Compensation Committee...............................................................         237
  Performance Graph........................................................................................         241
  Certain Relationships and Related Transactions...........................................................         242
  Other Information........................................................................................         243

LEGAL MATTERS..............................................................................................         244

EXPERTS....................................................................................................         244

SHAREHOLDER PROPOSALS......................................................................................         244

GLOSSARY...................................................................................................         245

INDEX TO FINANCIAL STATEMENTS..............................................................................         F-1


APPENDIX A
  AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER.........................    Appendix A-1

APPENDIX B
  REINCORPORATION ARTICLES OF MERGER........................................    Appendix B-1

APPENDIX C
  REINCORPORATION CERTIFICATE OF MERGER.....................................    Appendix C-1

APPENDIX D
  CORPORATE ARTICLES OF MERGER..............................................    Appendix D-1

                                                                                   PAGE
                                                                                  -----
APPENDIX E
                                                                                                               Appendix
  CONTRIBUTION AGREEMENT...................................................................................         E-1

APPENDIX F
                                                                                                               Appendix
  OPINION OF FRIEDMAN, BILLINGS, RAMSEY & CO., INC.........................................................         F-1

APPENDIX G
                                                                                                               Appendix
  OPINION OF LEHMAN BROTHERS...............................................................................         G-1

APPENDIX H
                                                                                                               Appendix
  MARYLAND STATUTES REGARDING STOCKHOLDER APPRAISAL RIGHTS.................................................         H-1

APPENDIX I
                                                                                                               Appendix
  PRIME NONEMPLOYEE DIRECTOR STOCK OPTION PLAN.............................................................         I-1

APPENDIX J
                                                                                                               Appendix
  PRIME 1998 LONG-TERM STOCK INCENTIVE PLAN................................................................         J-1

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    CERTAIN STATEMENTS IN THE SUMMARY AND UNDER CAPTIONS "NEW PRIME RISK FACTORS," "HGP RISK FACTORS," "THE CORPORATE MERGER--REASONS FOR THE CORPORATE MERGER; RECOMMENDATION OF THE PRIME BOARD OF DIRECTORS" "--REASONS FOR THE TRANSACTIONS; RECOMMENDATION OF THE HORIZON BOARD OF DIRECTORS," "--OPINION OF FINANCIAL ADVISOR--PRIME" AND "--OPINION OF FINANCIAL ADVISOR--HORIZON" AND ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT CONSTITUTE FORWARD-LOOKING STATEMENTS. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF PRIME RETAIL, INC. OR HORIZON GROUP, INC. OR INDUSTRY RESULTS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH FACTORS INCLUDE, AMONG OTHERS, THE FOLLOWING: GENERAL ECONOMIC AND BUSINESS CONDITIONS, WHICH WILL, AMONG OTHER THINGS, AFFECT DEMAND FOR OUTLET CENTER PROPERTIES, AVAILABILITY AND CREDITWORTHINESS OF PROSPECTIVE TENANTS, LEASE RENTS AND THE AVAILABILITY OF FINANCING; ADVERSE CHANGES IN THE REAL ESTATE MARKETS INCLUDING, AMONG OTHER THINGS, COMPETITION WITH OTHER COMPANIES, RISKS OF REAL ESTATE ACQUISITION AND DEVELOPMENT; GOVERNMENTAL ACTIONS AND INITIATIVES; ENVIRONMENTAL REQUIREMENTS; ABILITY TO ACHIEVE ANTICIPATED COST SAVINGS AND OPERATING EFFICIENCIES FROM THE TRANSACTIONS; AND OTHER CHANGES AND FACTORS REFERENCED IN THIS JOINT PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. SEE "NEW PRIME RISK FACTORS." AS TO PRIME RETAIL, INC. AND HORIZON GROUP, INC., SUCH FORWARD-LOOKING STATEMENTS MAY ALSO BE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS JOINT PROXY STATEMENT/ PROSPECTUS/INFORMATION STATEMENT. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS/ INFORMATION STATEMENT, THE APPENDICES HERETO AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN.

    CERTAIN CAPITALIZED TERMS USED IN THIS SUMMARY ARE DEFINED ELSEWHERE IN THIS JOINT PROXY STATEMENT/ PROSPECTUS/INFORMATION STATEMENT. AS USED IN THIS JOINT PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT, EXCEPT WHERE THE CONTEXT REQUIRES OTHERWISE, "PRIME" MEANS PRIME RETAIL, INC., A MARYLAND CORPORATION, AND ITS SUBSIDIARIES; "PRIME PARTNERSHIP" MEANS PRIME RETAIL, L.P., A DELAWARE LIMITED PARTNERSHIP OF WHICH PRIME IS THE SOLE GENERAL PARTNER, AND ITS SUBSIDIARIES; "HORIZON" MEANS HORIZON GROUP, INC., A MICHIGAN CORPORATION AND ITS SUBSIDIARIES AND AFTER THE REINCORPORATION MERGER EFFECTIVE TIME, SKY MERGER, AS THE SUCCESSOR TO HORIZON; "HORIZON PARTNERSHIP" MEANS HORIZON/GLEN OUTLET CENTERS LIMITED PARTNERSHIP, A DELAWARE LIMITED PARTNERSHIP OF WHICH HORIZON IS THE SOLE GENERAL PARTNER, AND ITS SUBSIDIARIES; "SKY MERGER" MEANS SKY MERGER CORP., A MARYLAND CORPORATION AND A WHOLLY OWNED SUBSIDIARY OF HORIZON; "HGP" MEANS HORIZON GROUP PROPERTIES, INC., A MARYLAND CORPORATION WHICH IS A SUBSIDIARY OF HORIZON, AND ITS SUBSIDIARIES; "HGP LP" MEANS HORIZON GROUP PROPERTIES, L.P., A DELAWARE LIMITED PARTNERSHIP OF WHICH HGP IS THE GENERAL PARTNER AND HORIZON PARTNERSHIP IS THE LIMITED PARTNER; AND "TRANSACTIONS" MEANS THE HORIZON PARTNERSHIP CONTRIBUTION, THE NEW PRIME CONTRIBUTION, THE PRIME PARTNERSHIP SPECIAL DISTRIBUTION, THE PRIME SPECIAL DISTRIBUTION, THE HGP LP COMMON UNIT DISTRIBUTION, THE HGP COMMON SHARE DISTRIBUTION, THE NEBRASKA/INDIANA PROPERTY TRANSFERS AND THE MERGERS.


    AS USED IN THIS JOINT PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT, "NEW PRIME" MEANS THE SURVIVING MARYLAND CORPORATION IN THE CORPORATE MERGER. THE NAME OF NEW PRIME WILL BE "PRIME RETAIL, INC." UNLESS OTHERWISE INDICATED, ALL INFORMATION RELATING TO THE PROPERTIES OF PRIME, HORIZON, NEW PRIME AND HGP IS PRESENTED AS OF DECEMBER 31, 1997.

PARTIES TO THE TRANSACTIONS

    PRIME AND PRIME PARTNERSHIP. Prime is a self-administered and self-managed REIT engaged in the ownership, development, and management of factory outlet centers in the United States. Prime believes it is one of the largest owners and operators of factory outlet centers in the United States based on aggregate gross leasable area ("GLA") and total revenue. As of December 31, 1997, Prime's portfolio consisted of 28 factory outlet centers in 20 states which totaled approximately 7,217,000 square feet of GLA. As a fully-integrated real estate firm, Prime provides development, construction, finance, leasing, marketing and management services for all of its properties (the "Prime Properties"). The Prime Properties are held and all of Prime's business and operations are conducted through Prime Partnership. Prime controls Prime Partnership as its sole general partner and is dependent upon the distributions or other payments from Prime Partnership in order to meet its financial obligations. Prime is a Maryland corporation that was incorporated in July 1993 and commenced operations as a publicly traded company on March 22, 1994 upon the completion of its initial public offering (the "Prime IPO"). Prime's executive offices are located at 100 East Pratt Street, Nineteenth Floor, Baltimore, Maryland 21202 and its telephone number is (410) 234-0782.

    HORIZON AND HORIZON PARTNERSHIP. Horizon is a self-administered and self-managed REIT engaged in the ownership, development and management of factory outlet centers in the United States. Horizon believes it is one of the largest owners and operators of factory outlet centers in the United States based on aggregate GLA and total revenue. As of December 31, 1997, Horizon's portfolio consisted of 37 factory outlet centers (including one power center) in 21 states which totaled approximately 9,907,000 square feet of GLA. On April 1, 1998, Horizon and Horizon Partnership consummated the C&C Contribution Agreement which provided for the contribution of Horizon's interests in Dole Cannery Center and Lake Elsinore Center to Castle & Cooke Outlet Centers, LLC, a California limited liability company and an affiliate of Castle & Cooke, Inc., a Hawaii corporation ("Castle & Cooke"). See "The Transactions-- Parties to the Transactions." As a result, Horizon's portfolio consists of 35 factory outlet centers in 20 states which totals approximately 9,283,000 square feet of GLA. As a fully integrated real estate firm, Horizon provides development, construction, finance, leasing, marketing and management services for all of its properties (the "Horizon Properties"). The Horizon Properties are held and all of Horizon's business and operations are conducted through Horizon Partnership. Horizon controls Horizon Partnership as its sole general partner and is dependent on the distributions or other payments from Horizon Partnership in order to meet its financial obligations. Horizon is a Michigan corporation that was incorporated in October, 1984 and commenced operations as a publicly traded company on November 8, 1993 upon the completion of its initial public offering (the "Horizon IPO"). Horizon's executive offices are located at 5000 Hakes Drive, Norton Shores, Michigan 49441 and its telephone number is (616) 798-9100.

    NEW PRIME. Upon consummation of the Transactions, New Prime will be a self-administered and self-managed REIT engaged in the ownership, development, and management of factory outlet centers in the United States. New Prime believes that, immediately following the consummation of the Transactions, it will be the largest owner and operator of factory outlet centers in the United States. Upon consummation of the Transactions, New Prime's portfolio will consist of 48 factory outlet centers in 26 states totaling approximately 13,400,000 square feet of GLA. As a fully-integrated real estate firm, New Prime will provide development, construction, finance, leasing, marketing and management services for all of its properties (the "New Prime Properties"). The New Prime Properties will be held and all of New Prime's business and operations will be conducted through Prime Partnership. New Prime will control Prime Partnership as its sole general partner and will be dependent upon the distributions or other payments from Prime Partnership in order to meet its financial obligations. New Prime is a Maryland corporation that was incorporated on November 12, 1997, and will commence operations as a publicly traded company under the name "Prime Retail, Inc." New Prime's executive offices will be located at 100 East Pratt Street, Nineteenth Floor, Baltimore, Maryland 21202 and its telephone number will be (410) 234-0782.

    HGP. Upon consummation of the Transactions, HGP will be a self-administered and self-managed REIT. HGP's portfolio (the "HGP Properties") initially will consist of 14 factory outlet centers and one power center in 12 states totaling approximately 3,092,000 square feet of GLA. The HGP Properties will be held and all of HGP's business and operations will be conducted through HGP LP. HGP will control HGP LP as its sole general partner and will be dependent upon the distributions or other payments from HGP LP in order to meet its financial obligations. HGP is a Maryland corporation that was incorporated on January 21, 1998, and will commence operations on the Closing Date upon consummation of the Transactions. HGP's executive offices will be located at 5000 Hakes Drive, Norton Shores, Michigan 49441 and its telephone number will be (616) 798-9100.

    HGP's management plans to create and maximize shareholder value over time through repositioning its properties and concentrating on remerchandising and leasing its existing centers, enhancing operating performance at its existing centers through intensive tenant and property management and selectively expanding its centers in response to tenant demand. HGP will also explore strategic alternatives, including selective acquisitions of underperforming properties and asset sales.

    HGP intends to qualify as a REIT under the Code. HGP's management does not believe that the obligations inherent in the REIT structure (including the distribution each year of at least 95% of net taxable income, excluding capital gains) will be an impediment to the successful execution of its business plan. Given that HGP's principal source of liquidity is retained earnings and that a substantial portion of HGP's cash flow from operations is expected to be used to make required payments under HGP's debt instruments, there can be no assurance that HGP will be able to make any distributions necessary to maintain its status as a REIT or that such distribution requirements will not impede the successful execution of HGP's business plan.

THE TRANSACTIONS

    OVERVIEW

    The purpose of the Transactions is to allow Prime and Horizon to merge and to execute a new business strategy with respect to their factory outlet centers. The Transactions are designed to enable Prime to acquire 22 of Horizon's best performing factory outlet centers and to spin off 15 underperforming properties of Horizon and Prime to a separate public company owned by the shareholders of New Prime.

    The Transactions are intended to maximize long-term value for shareholders by concentrating Prime's and Horizon's higher quality, more upscale factory outlet centers in one company and transferring their underperforming assets, in this case the HGP Properties, to a newly created company with a management team dedicated to the development and implementation of a business strategy tailored to address the specific issues posed by such assets. The Transactions are designed to benefit New Prime by establishing it as the largest outlet center owner/operator in the United States and enabling it, through its increased size and market capitalization, to achieve greater economies of scale and improved access to capital. Prime and Horizon believe that the HGP Properties, which have performed poorly relative to the New Prime Properties in recent periods, present challenges that are different from those involved in the management of outlet centers with strong operating histories and established positions in their local markets. These challenges include exploring the remerchandising of properties with non-outlet center tenants. In Prime's and Horizon's view, the HGP Properties also involve fundamentally different growth opportunities, investment returns, and financing requirements than the New Prime Properties. Accordingly, Prime and Horizon have concluded that their long term interests are best served through the creation of an independent, more narrowly focused corporation to manage, lease and operate the HGP Properties.

    The Transactions consist of the following steps:

    - Horizon will contribute 13 of its 35 centers from Horizon Partnership to HGP LP, a newly-formed limited partnership of which HGP is the sole general partner.

    - HGP will purchase two factory outlet centers from Prime Partnership (collectively, the "Prime Transferred Properties").

    - Prime will make a special cash distribution of $0.60 per share to the Prime Series B Preferred Shareholders and $0.50 per share/unit to the holders of Prime Common Shares, Prime Common Units, Prime Partnership Series C Preferred Units and Prime Series C Preferred Shares (neither Horizon Common Shareholders nor Horizon Partnership Unitholders will participate in such distribution).

    - Horizon Partnership will merge into Prime Partnership and Horizon Partnership Unitholders will receive Prime Partnership Common Units.

    - Horizon will reincorporate in Maryland by merging into Sky Merger.

    - Prime will merge into Sky Merger and Sky Merger will change its name to "Prime Retail, Inc." In this merger, each Horizon Common Shareholder will receive New Prime Common Shares and New Prime Series B Preferred Shares and outstanding shares of Prime will become shares of New Prime having substantially identical rights and preferences.

    - HGP Common Shares will be distributed to the holders of New Prime Series C Preferred Shares, New Prime Series B Preferred Shares and New Prime Common Shares. Limited partnership interests in HGP LP will be distributed to the limited partners of Horizon Partnership and Prime Partnership.

    THE PARTNERSHIP MERGER

    Prime Partnership and Horizon Partnership shall file a Certificate of Merger (the "Delaware Certificate of Merger") with the Secretary of State of Delaware (the "Delaware Secretary") to effectuate the partnership merger (the "Partnership Merger") pursuant to which Prime Partnership shall survive. Following consummation of the Partnership Merger, each of the issued and outstanding Horizon Partnership Units (other than units held by Horizon or any Horizon Subsidiary) will be converted into the right to receive 0.9193 of a Prime Partnership Common Unit (the "Partnership Merger Consideration"). Each outstanding common and preferred unit of Prime Partnership will continue to represent a unit of the same class and series of partnership interest in the surviving partnership.

    By separate Joint Consent Solicitation Statement/Prospectus/Information Statement, the Prime Board of Directors, on behalf of Prime as the sole general partner of Prime Partnership, is soliciting consents from the holders (the "Prime Partnership Consenting Unitholders") of common units of Prime Partnership (each, a "Prime Partnership Common Unit" and, together with the Prime Common Shares, the "Prime Common Securities") and Series C preferred units of Prime Partnership (each, a "Prime Partnership Series C Preferred Unit" and, together with the Prime Series C Preferred Shares, the "Prime Series C Securities") (other than Prime). In addition, the Horizon Board of Directors, on behalf of Horizon as the sole general partner of Horizon Partnership, is soliciting consents from the holders (the "Horizon Partnership Unitholders") of limited partnership units of Horizon Partnership (each, a "Horizon Partnership Unit"). The Prime Partnership Unitholders and Horizon Partnership Unitholders are being asked to consider and consent to the Transactions. The Transactions must receive the affirmative consent of the holders of (i) a majority of the outstanding Prime Partnership Common Units (other than those held by Prime), (ii) two-thirds of the outstanding Prime Partnership Series C Preferred Units and (iii) a majority of the outstanding Horizon Partnership Units. As of December 31, 1997, Prime owned approximately 76.2% of the Prime Partnership Common Units. Prime intends to consent to the Transactions in its capacity as the holder of such interests. The Corporate Merger will not be consummated if the Transactions do not receive the required consents of the Prime Partnership Consenting Unitholders and Horizon Partnership Unitholders.

    THE REINCORPORATION MERGER

    Following consummation of the Partnership Merger, Horizon and Sky Merger will file (i) articles of merger (the "Reincorporation Articles of Merger"), a copy of which is attached hereto as Appendix B, with the State Department of Assessments and Taxation of the State of Maryland (the "Maryland Department") and (ii) a certificate of merger (the "Reincorporation Certificate of Merger"), a copy of which is attached hereto as Appendix C, with the Department of Commerce of the State of Michigan (the "Michigan Department"), in each case to effectuate the Reincorporation Merger pursuant to which Sky Merger shall survive as a Maryland corporation (the "Reincorporation Merger"). In the Reincorporation Merger, each outstanding share of common stock of Sky Merger held by Horizon shall be canceled, and each issued and outstanding Horizon Common Share (other than Horizon Common Shares owned by Horizon or any subsidiary of Horizon, which shall automatically be canceled and retired and all rights with respect thereto shall cease to exist), shall be automatically converted into one share of common stock, $0.01 par value per share, of Sky Merger (each, a "Sky Merger Common Share"). The purpose of the Reincorporation Merger is to enable New Prime to continue as a Maryland corporation. See "The Reincorporation Merger."

    THE CORPORATE MERGER

    Following consummation of the Reincorporation Merger, Prime and Sky Merger will file articles of merger (the "Corporate Articles of Merger"), a copy of which is attached hereto as Appendix D, with the Maryland Department in order to effectuate the Corporate Merger, pursuant to which Sky Merger shall survive as New Prime. The name of New Prime will be Prime Retail, Inc. In the Corporate Merger, each outstanding Horizon Common Share (other than shares held by Horizon or any subsidiary of Horizon) will be converted into 0.20 of a New Prime Series B Preferred Share and 0.597 of a New Prime Common Share (the "Horizon Corporate Merger Consideration"). Each outstanding Prime Common Share will be converted into one New Prime Common Share and each outstanding share of 10.5% Series A Senior Cumulative Preferred Stock, $0.01 par value per share, of Prime (each, a "Prime Series A Preferred Share") and each Prime Series B Preferred Share and Prime Series C Preferred Share shall be converted into one Series A Preferred Share, $0.01 par value per share, of New Prime (each, a "New Prime Series A Preferred Share"), one New Prime Series B Preferred Share, and one Series C Preferred Share, $0.01 par value per share, of New Prime (each, a "New Prime Series C Preferred Share"), respectively (the "Prime Corporate Merger Consideration" and, together with the Horizon Corporate Merger Consideration, the "Corporate Merger Consideration"). Each such series of preferred stock of New Prime will have rights and preferences that are substantially identical to those of the corresponding series of Prime stock. See "The Corporate Merger."

    DISTRIBUTION OF INTERESTS IN HGP AND HGP LP

    Following consummation of the Mergers, New Prime will make a distribution of the HGP Common Shares to the shareholders of record of New Prime Common Shares, New Prime Series B Preferred Shares and New Prime Series C Preferred Shares. Such distribution will be made at a rate of one HGP Common Share for every 20 New Prime Common Shares and New Prime Series C Preferred Shares, respectively, and 1.19617 HGP Common Shares for every 20 New Prime Series B Preferred Shares. Following consummation of the Mergers, Prime Partnership will make a distribution of HGP LP Common Units at a rate of one HGP LP Common Unit for every 20 HGP LP Common Units.

    STRUCTURE OF PRIME, HORIZON, NEW PRIME AND HGP

    The following diagrams set forth the organizational structure and ownership interests of Prime and Horizon prior to the consummation of the Transactions and of New Prime and HGP after consummation of the Transactions. The Transactions are described in greater detail in "The Transactions," "The Contribution Agreement," "The Partnership Merger," "The Reincorporation Merger" and "The Corporate Merger."

                           PRE-TRANSACTIONS STRUCTURE

    THE DIAGRAM BELOW SETS FORTH THE ORGANIZATIONAL STRUCTURES OF PRIME AND HORIZON PRIOR TO THE CONSUMMATION OF THE TRANSACTIONS AS WELL AS THEIR PERCENTAGE OWNERSHIP INTERESTS OF THEIR RESPECTIVE SHAREHOLDERS AND PARTNERS.

                                   [DIAGRAM]

Notes:

(1) Before the conversion of Prime Partnership Common Units, Prime Partnership Series C Preferred Units, Prime Series B Preferred Shares and Prime Series C Preferred Shares to Prime Common Shares.

(2) After the conversion of Prime Partnership Common Units, Prime Partnership Series C Preferred Units, Prime Series B Preferred Shares and Prime Series C Preferred Shares to Prime Common Shares.

(3) Before the conversion of Horizon Partnership Units to Horizon Common Shares.

(4) After the conversion of Horizon Partnership Units to Horizon Common Shares.

(5) Before the conversion of Prime Partnership Common Units to Prime Common Shares.

(6) After the conversion of Prime Partnership Common Units and Prime Series C Preferred Units to Prime Common Shares.

(7) Before the conversion of Horizon Partnership Units to Horizon Common Shares.

(8) After the conversion of Horizon Partnership Units to Horizon Common Shares.

                          POST-TRANSACTIONS STRUCTURE

    THE DIAGRAM BELOW SETS FORTH THE ORGANIZATIONAL STRUCTURE OF NEW PRIME AND HGP IMMEDIATELY FOLLOWING THE CONSUMMATION OF THE TRANSACTIONS AS WELL AS THE PERCENTAGE OWNERSHIP INTERESTS OF THEIR RESPECTIVE SHAREHOLDERS AND PARTNERS.

                                   [DIAGRAM]

Notes:

(1) Before the conversion of Prime Partnership Common Units, New Prime Series B Preferred Shares and New Prime Series C Preferred Securities to New Prime Common Shares.

(2) After the conversion of Prime Partnership Common Units, New Prime Series B Preferred Shares (including New Prime Series B Preferred Shares issued to Horizon Common Sharheolders pursuant to the Corporater Merger) and New Prime Series C Preferred Securities to New Prime Common Shares.

(3) Before the conversion of HGP LP Common Units to HGP Common Shares.

(4) After the conversion of HGP LP Common Units to HGP Common Shares.

(5) Before the conversion of Prime Partnership Common Units to New Prime Common Shares.

(6) After the conversion of Prime Partnership Common Units and Prime Partnership Series C Preferred Units to New Prime Common Shares.

(7) Before the conversion of HGP LP Common Units to HGP Common Shares.

(8) After the conversion of HGP LP Common Units to HGP Common Shares.

NEW PRIME RISK FACTORS

    In considering whether to approve the Transactions, the shareholders of Prime and Horizon voting thereon should consider, in addition to the other information in this Joint Proxy Statement/Prospectus/ Information Statement, the matters discussed under "New Prime Risk Factors." Such matters include:

    - The distribution declared on a Horizon Common Share for each of the first three quarters of 1997 was $0.35 and the distribution declared on each Prime Share Equivalent was $0.07 lower, or $0.28 for each such quarter. There can be no assurance that New Prime will make distributions equal to or in excess of those historically paid to shareholders of Prime.

    - In the event the Transactions are not consummated, Horizon plans to reevaluate its distribution policy and may reduce or eliminate the quarterly distribution payable to Horizon Common Shareholders.

    - Possible fluctuations in share prices, including: (a) a potential change in the relative market prices of Prime Common Shares, Prime Series B Preferred Shares and Horizon Common Shares prior to the completion of the Transactions or (b) a possible reduction in the market prices of New Prime Common Shares and New Prime Series B Preferred Shares following the Transactions.

    - There can be no assurance that costs or other factors associated with the integration of Prime and Horizon would not adversely affect future combined results of operations or the benefits of expected cost savings.

    - Conflicts of interest arising from benefits to certain directors and officers of Horizon and to an affiliate of Horizon's financial advisor to be received upon the consummation of the Transactions described herein.

    - Michael W. Reschke, who will serve as Chairman of the Board of Directors of New Prime and as a director of HGP, is a principal owner of The Prime Group, Inc. ("PGI"), which will have a substantial equity interest in Prime Partnership. Because of this, PGI may be in a position to exercise significant influence over the affairs of New Prime. In addition, PGI owns substantial interest in income producing properties unrelated to New Prime's operations. Mr. Reschke's employment agreement with PGI permits him to devote a considerable portion of his time to the management of such interests.

    - The Horizon Common Shareholders, Prime Common Shareholders and Prime Series B Preferred Shareholders are not entitled to exercise appraisal rights under Maryland or Michigan law in connection with the Transactions.

    - New Prime will be subject to the risks normally associated with debt or preferred equity financings, including the risk that New Prime's cash flow will be insufficient to meet required payments of principal, interest and distributions.

HGP RISK FACTORS

    In addition to the general investment and real estate risks and those factors set forth elsewhere in this Joint Proxy Statement/Prospectus/Information Statement under "HGP Risk Factors" in connection with HGP's business activities, Horizon Common Shareholders, Prime Common Shareholders, Prime Series B Preferred Shareholders and Prime Series C Preferred Shareholders should be aware of, among other things, the following factors:

    - HGP does not have an operating history as a separate company. The historical and pro forma results for HGP contained elsewhere in this Joint Proxy Statement/Prospectus/Information Statement may not be indicative of its results for future periods.

    - The initial assets of HGP consist of properties formerly owned by Horizon and Prime which have performed poorly relative to other properties owned by Horizon and Prime. As of December 31, 1997, the HGP Properties were 80.5% leased while the properties in New Prime's portfolio were 92.7% leased. There can be no assurance that the performance of the HGP Properties will not continue to deteriorate.

    - HGP has obtained a commitment for a first mortgage loan that will be secured by substantially all of the assets of HGP. HGP's indebtedness on a pro forma basis as of December 31, 1997 represented approximately 75.8% of HGP's total capitalization. The degree to which HGP will be leveraged could have adverse consequences, including limiting HGP's ability to obtain additional financing and that a substantial portion of HGP's cash flow is expected to be required to be dedicated to debt service.

    - Implementation of HGP's business plan will require substantial working capital. HGP does not have any commitments for working capital financing, and there is no assurance that HGP will have working capital sufficient to execute its business plan.

    - There can be no assurance as to the value, if any, of the HGP Common Shares to be distributed in connection with the Transactions or that an active market will develop in respect of such shares. There is no prior trading market for HGP Common Shares, and there can be no assurance that such a market will develop.

    - HGP does not plan to pay a distribution in the foreseeable future, and there can be no assurance that HGP will ever declare a distribution (except to the extent necessary to comply with its obligations as a REIT).

    - The Transactions represent the first attempt by a REIT in the factory outlet center industry to separate its business into two publicly held companies, one to continue to focus on the acquisition, development and ownership of quality factory outlet centers and the other to implement a repositioning strategy with respect to its retail properties. There is no assurance that this strategy can be successfully implemented.

    - The business plan of HGP is to seek to expand the occupancy of its real estate assets to include non-factory outlet center tenants, which would require HGP to compete in new markets. There is no assurance that HGP will be able to compete effectively in new markets.

MERGER CONSIDERATION AND DISTRIBUTIONS PAYABLE PURSUANT TO THE TRANSACTIONS

    The consideration and distributions payable pursuant to the Transactions were determined through arm's length negotiations between Prime and Horizon. For a detailed discussion of the background concerning these negotiations see "The Corporate Merger--Background of the Transactions." Independent appraisals of the market value of the properties and assets involved in the Transactions were not obtained by Prime or Horizon. The consideration of 0.597 of a New Prime Common Share and 0.20 of a New Prime Series B Preferred Share payable in respect of each Horizon Common Share pursuant to the Corporate Merger reflects Prime's valuation of the properties, business and assets of Horizon as a whole based primarily upon Horizon's historical cash available for distribution and operating income rather than a property by property valuation based on current market value. The consideration payable to each Prime Shareholder in the Corporate Merger will convert outstanding shares of Prime into the same number of shares of New Prime with substantially identical rights and preferences.

    The distribution ratio of one HGP Common Share for every 20 New Prime Common Shares was determined by Prime based on HGP's pro forma capitalization and shareholders' equity as of December 31, 1997. This ratio is expected to result in the issuance of approximately 2,770,000 HGP Common Shares pursuant to the HGP Common Share Distribution (3,389,000 shares assuming the conversion of all HGP LP Common Units to be distributed in the HGP LP Common Unit Distribution). The distribution ratios of 1.19617 HGP Common Shares for every 20 New Prime Series B Preferred Shares and one HGP Common Share for every 20 New Prime Series C Preferred Shares reflect the provisions of the New Prime Charter which require New Prime to distribute (i) an amount per New Prime Series B Preferred Share equal to 1.19617 times the amount distributed in respect of a New Prime Common Share in any special distribution (such as the HGP Common Share Distribution) and (ii) an amount per New Prime Series C Preferred Share equal to the amount of any special distribution made in respect of a New Prime Common Share. These provisions enable holders of New Prime Series B Preferred Shares and New Prime Series C Preferred Shares, which are convertible into New Prime Common Shares on a
1.19617 to one and a one for one basis, respectively, to participate in distributions made in respect of New Prime Common Shares on an as converted basis.

    The aggregate amount of the Prime Special Distribution was negotiated in connection with the Merger Agreement. The amount of cash distributed in respect of each share of Prime is based on the provisions of the Prime Charter that enable holders of Prime Series B Preferred Shares and Prime Series C Preferred Shares to participate in special cash distributions made in respect of the Prime Common Shares on an as converted basis.

    The following table sets forth the per share/unit consideration and distributions to be received by the shareholders and unitholders of Prime and Horizon upon consummation of the Transactions.

SECURITY                                 PER SHARE/UNIT CONSIDERATION AND DISTRIBUTIONS
----------------------------------  --------------------------------------------------------
PRIME
  Series A Preferred Share........  1.0 New Prime Series A Preferred Share
  Series B Preferred Share........  1.0 New Prime Series B Preferred Share
                                    Cash distribution of $0.60
                                    0.0598 of an HGP Common Share (1)
  Series C Preferred Share........  1.0 New Prime Series C Preferred Share
                                    Cash distribution of $0.50
                                    0.05 of an HGP Common Share (2)
  Common Share....................  1.0 New Prime Common Share
                                    Cash distribution of $0.50
                                    0.05 of an HGP Common Share (2)

PRIME PARTNERSHIP
  Series A Preferred Unit.........  1.0 Prime Partnership Series A Preferred Unit
  Series B Preferred Unit.........  1.0 Prime Partnership Series B Preferred Unit
                                    Cash distribution of $0.60
                                    0.0598 of an HGP LP Common Unit (1)
  Series C Preferred Unit.........  1.0 Prime Partnership Series C Common Unit
                                    Cash distribution of $0.50
                                    0.05 of an HGP LP Common Unit (3)
  Common Unit.....................  1.0 Prime Partnership Common Unit
                                    Cash distribution of $0.50
                                    0.05 of an HGP LP Common Unit (3)

HORIZON
  Common Share....................  0.597 of a New Prime Common Share
                                    0.20 of a New Prime Series B Preferred Share
                                    0.04181 of an HGP Common Share (4)

HORIZON PARTNERSHIP
  Common Unit.....................  0.9193 of a Prime Partnership Common Unit
                                    0.04597 of an HGP LP Common Unit (3)

------------------------

(1) Reflects the distribution ratio of 1.19617 HGP Common Shares and HGP LP Common Units for every 20 New Prime Series B Preferred Shares and Prime Partnership Series B Preferred Units, respectively.

(2) Reflects the distribution ratio of one HGP Common Share for every 20 New Prime Common Shares and New Prime Series C Preferred Shares, respectively.

(3) Reflects the distribution ratio of one HGP LP Common Unit for every 20 Prime Partnership Common Units and Prime Partnership Series C Preferred Units, respectively.

(4) Reflects the sum of (a) the 0.02985 of an HGP Common Share distributable in respect of the 0.597 of a New Prime Common Share based on the distribution ratio of one HGP Common Share for every 20 New Prime Common Shares and (b) the 0.01196 of an HGP Common Share distributable in respect of the 0.20 of a New Prime Series B Preferred Share based on the distribution ratio of
    1.19617 HGP Common Shares for every 20 New Prime Series B Preferred Shares.

ADVANTAGES AND DISADVANTAGES OF THE TRANSACTIONS; RECOMMENDATION OF THE PRIME
  BOARD OF DIRECTORS

    The Prime Board of Directors believes that the Transactions, including the consideration to be paid by Prime, are fair to and in the best interests of Prime and its shareholders. THE PRIME BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE CORPORATE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND THE PRIME BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF PRIME COMMON SHARES AND PRIME SERIES C PREFERRED SHARES VOTE FOR THE CORPORATE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. In reaching this determination, the Prime Board of Directors consulted with Prime's management as well as its financial advisor and legal counsel and considered the short-term and long-term interests of Prime and its shareholders.

    ADVANTAGES. The material factors that the Prime Board of Directors considered in approving the Transactions and unanimously recommending approval of the Transactions are that: (i) the Transactions would establish New Prime as the largest owner/operator of factory outlet centers in the United States which, in the view of the Prime Board of Directors, should improve access to the capital markets and better position the company to attract and retain tenants;
(ii) the Transactions would result in an increased market capitalization which likely would result in higher trading volumes for New Prime Common Shares and New Prime Series B Preferred Shares and increased liquidity for the holders of such shares; (iii) the Transactions likely would provide significant cost savings and operating efficiencies for New Prime; (iv) the impact of the Transactions on New Prime's operating results on a pro forma basis are accretive; (v) the Mergers could be effectuated through the issuance of equity rather than the use of available cash or cash raised from debt or equity offerings; (vi) Prime's management and its financial advisor, Friedman, Billings, Ramsey & Co., Inc. ("FBR"), concluded that the Transactions were fair, from a financial point of view; (vii) after review of the terms of the Merger Agreement with Prime's management, legal counsel and financial advisors, the Prime Board of Directors believes the terms of the Merger Agreement were fair;
(viii) the Corporate Merger will be tax-free for Prime for federal income tax purposes; (ix) the HGP Common Shares to be distributed as a dividend and would enable common and convertible shareholders to benefit from the continuing operations of HGP; and (x) the holders of common and convertible preferred shares/units of Prime and Prime Partnership would receive special cash distributions.

    DISADVANTAGES. The Prime Board of Directors also considered the following potentially negative factors which could arise from the Corporate Merger: (i) the significant costs involved in connection with consummating the Transactions;
(ii) the substantial management time and effort required to effectuate the Transactions and integrate the Prime Acquired Properties; (iii) the increase in New Prime's ratio of debt to total market capitalization and the related risks associated with such increased leverage; (iv) the possible adverse effects upon the markets for Prime Common Shares and Prime Series B Preferred Shares and upon Prime's ability to raise capital and issue equity if the Transactions were not consummated; and (v) the risk that the anticipated benefits of the Transactions might not be fully realized. Overall, the Prime Board of Directors concluded that such negative factors were not sufficient, either individually or collectively, to outweigh the positive factors considered by it in its deliberations relating to the Transactions. See "The Corporate Merger--Reasons for the Transactions; Recommendation of the Prime Board of Directors" and "Opinion of Financial Advisor--Prime."

ADVANTAGES AND DISADVANTAGES OF THE TRANSACTIONS; RECOMMENDATION OF THE HORIZON
  BOARD OF DIRECTORS

    The Horizon Board of Directors believes that the Transactions, including the consideration, are fair and in the best interests of Horizon and its shareholders. ACCORDINGLY, HORIZON'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE REINCORPORATION MERGER, AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF HORIZON VOTE FOR THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE REINCORPORATION MERGER. In reaching its determination, the Horizon Board of Directors consulted with Horizon management, as well as financial advisors, legal counsel and accountants, and considered a number of factors.

    ADVANTAGES. The material factors that the Horizon Board of Directors considered in approving the Transactions and unanimously recommending approval of the Transactions are that: (i) as a result of the Transactions, New Prime would be better positioned to compete in the outlet shopping center industry;
(ii) the Transactions would enhance New Prime's ability to meet its continuing need for liquidity; (iii) the Transactions would provide greater access to the public equity and debt markets and would increase New Prime's ability to raise capital at reasonable rates; (iv) the Transactions would provide Horizon with a partner that has a stronger capital base; (v) after reviewing Horizon's strategic alternatives which included maintaining the status quo, raising capital through a debt or equity offering, liquidating the company's assets, acquiring a competitor and merging with another company, the Horizon Board of Directors determined that the Transactions were the best alternative reasonably available to Horizon's shareholders to maximize Horizon shareholder value; (vi) the Horizon Board of Directors believed that, after management's discussions with its investment bankers and after discussions with other REITs which requested and received information about Horizon, no other prospective purchasers were reasonably expected to make a proposal superior to that made by Prime in the Transactions; (vii) based upon management's analysis of Horizon's performance during 1997 and liquidity issues, the Horizon Board of Directors had determined to reevaluate its distribution policy and consider the possible reduction or elimination of future distributions; and (viii) the Corporate Merger will be tax-free for federal income tax purposes with respect to the Horizon Common Shareholders, which the Horizon Board of Directors viewed as favorable because no gain or loss would be recognized by a shareholder of Horizon. In reaching its determination, the Horizon Board of Directors considered the investigation performed by Horizon and its advisors as to the financial conditions and business of Prime, as well as the opinion, analyses and presentations of Lehman Brothers with respect to the strategic alternatives available to Horizon, including the opinion that, subject to certain factors, the consideration to be received in the Transactions by Horizon's shareholders is fair from a financial point of view to such shareholders.

    DISADVANTAGES. The Horizon Board of Directors also considered the following potentially negative factors which could arise from the Transactions: (i) the risk that the anticipated benefits from the Transactions might not be fully realized; (ii) that for each of the first three quarters of 1997, the distribution declared on a Horizon Common Share was $0.35 and the distribution declared on 0.20 of a Prime Series B Preferred Share and 0.597 of a Prime Common Share into which one Horizon Common Share is exchangeable pursuant to the terms of the Corporate Merger (the "Prime Share Equivalent") was $0.07 lower, or $0.28; (iii) the possibility that the market price of Prime Common Shares and Prime Series B Preferred Shares, and thus the consideration to be paid the Horizon shareholders, may decrease in value prior to the Corporate Merger Effective Time; (iv) the significant costs involved in connection with consummating the Transactions; (v) the substantial management time and effort required to effectuate the Transactions; and (vi) the possibility that Horizon may be required, if the Merger Agreement is terminated under certain circumstances, to pay Prime a Break-up Fee of $20,000,000 and to reimburse Prime for Break-up Expenses of up to $4,500,000. See "The Corporate Merger--Reasons for the Transactions; Recommendation of the Prime Board of Directors" and "Opinion of Financial Advisor-- Prime."

OPINIONS OF FINANCIAL ADVISORS

    PRIME. Prime received the oral opinion of FBR at the meeting of the Prime Board of Directors on January 30, 1998, which was confirmed in writing on February 1, 1998, to the effect that, as of the respective dates of such opinion, the consideration to be paid in connection with the Transactions is fair from a financial point of view to Prime and Prime Partnership.

    FBR is a nationally recognized investment banking and financial advisory firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Prime selected FBR to serve as its financial advisor with respect to the Transactions on the basis of such experience and FBR's familiarity with Prime and its operations.

    Prime has agreed to pay FBR a fee of $3,000,000 for the delivery of its opinion and related advisory work, and to indemnify FBR against certain liabilities, including liabilities under the federal securities laws. For additional information concerning FBR and its written opinion, see "The Corporate Merger--Opinion of Financial Advisor--Prime" and FBR's written opinion, dated as of February 1, 1998, attached hereto as Appendix F. The written opinion of FBR should be read in its entirety with respect to the assumptions made, matters considered and limits of the reviews undertaken by FBR in rendering such an opinion.

    HORIZON. Horizon received the oral opinion of Lehman Brothers at the meeting of the Horizon Board of Directors on January 29, 1998, which opinion was subsequently confirmed in writing on January 29, 1998 that as of such date, and subject to assumptions, factors and limitations as described in that opinion, the consideration to be received by the Horizon shareholders and Horizon Partnership limited partners was fair, from a financial point of view.

    Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Horizon Board of Directors selected Lehman Brothers because of its expertise, reputation, familiarity with the real estate industry and knowledge of Horizon gained in connection with a loan (the "Lehman Loan") made by Lehman Brothers Holdings Inc., an affiliate of Lehman Brothers, to Horizon which had a balance outstanding as of March 31, 1998 of approximately $254,000,000. Such loan is due in full by its terms upon consummation of the Transactions.

    As compensation for its services in connection with the Transactions, Horizon has agreed to pay Lehman Brothers a fee upon consummation of the Transactions of $6,000,000, as well as to reimburse Lehman Brothers for reasonable expenses. In addition, Horizon has agreed to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by Horizon and the rendering of its opinion. For additional information concerning Lehman Brothers and its written opinion, see "The Corporate Merger--Opinion of Financial Advisor--Horizon" and Lehman Brothers' written opinion, dated as of February 1, 1998, attached hereto as Appendix G. The written opinion of Lehman Brothers should be read in its entirety with respect to the assumptions made, matters considered and limits of the reviews undertaken by Lehman Brothers in rendering such an opinion.

CONFLICTS OF INTEREST ARISING FROM BENEFITS TO CERTAIN DIRECTORS AND OFFICERS OF
  HORIZON

    Certain executive officers, directors and key employees of Horizon have been granted stock options and/or have entered into certain agreements providing them with cash payments and/or rights upon the occurrence of a merger or consolidation between Horizon and another person, the corporate reorganization of Horizon or the acquisition of a majority or more of the assets of Horizon by another person (each a "Specified Event"). The Transactions are such a Specified Event within the meaning of the aforementioned agreements. These executive officers, directors and key employees will receive material benefits from the Transactions that will not generally be received by the other participants in the Transactions and therefore a conflict between the interests of such directors, executive officers and key employees, as individuals, and the interests of the shareholders of Horizon, could exist. For example, under existing agreements with and compensation awards from Horizon, all of which were approved by the Horizon Board of Directors, James S. Wassel, President and Chief Executive Officer of Horizon, will receive the following upon the consummation of the Transactions pursuant to the terms of the Employment Agreement dated as of April 24, 1997, as amended by that certain Amendment No. 1 to Employment Agreement dated as of November 12, 1997: (i) the greater of (a) his base salary plus the maximum bonus he is entitled to receive under the terms of the Employment Agreement and (b) the amount of base salary and bonus actually paid to Mr. Wassel for the most recently completed twenty-four month period, (ii) a payment in the amount required to cover any additional tax liability incurred because any income or compensation paid to Mr. Wassel is treated as an "excess parachute payment" under the Code, (iii) the remaining 35,000 restricted Horizon Common Shares to which Mr. Wassel is entitled under the terms of his Employment Agreement and (iv) full vesting of the options under which Mr. Wassel has the right to purchase 200,000 Horizon Common Shares. For a detailed description of the cash payments and other benefits which will be provided to executive officers, directors and key employees of Horizon in connection with the consummation of the Transactions, see "Conflicts of Interest Arising from Benefits to Certain Directors and Officers of Horizon."

EFFECTIVE TIME OF THE CORPORATE MERGER AND CLOSING DATE


    The closing ("Closing") of the Corporate Merger will take place at 10:00 a.m. on the date to be specified by Prime and Horizon, which will be no later than the third business day after satisfaction or waiver of the conditions set forth in the Merger Agreement (the "Closing Date"), at the offices of Winston & Strawn, 35 West Wacker Drive, Chicago, Illinois 60601, unless another date or place is agreed to in writing by the parties. The Corporate Merger will become effective (the "Corporate Merger Effective Time") immediately after the effectiveness of the Reincorporation Merger at the time the Maryland Department accepts for record the Corporate Articles of Merger, or at such time as Prime and Horizon will agree should be specified in the Corporate Articles of Merger (not to exceed 30 days after the Corporate Articles of Merger are accepted for record by the Maryland Department). It is currently anticipated that the Corporate Merger Effective Time will be on or about June 15, 1998.


CONDITIONS TO THE MERGERS; WAIVER AND AMENDMENT

    The consummation of the Mergers are subject to satisfaction of certain conditions, all of which may be waived unless otherwise required by law, including, among other things, obtaining the requisite approval of the limited partners and shareholders, as the case may be, of Horizon Partnership, Prime Partnership, Horizon and Prime, and receipt by Prime and Horizon of opinions of their respective counsel to the effect described in "The Corporate Merger--Federal Income Tax Consequences." If Prime or Horizon waives a material condition to the consummation of the Mergers, such company will resolicit the approval of its limited partners and shareholders. See "The Corporate Merger--Representations and Warranties; Conditions to the Mergers" and "The Corporate Merger--Waiver and Amendment."

APPRAISAL RIGHTS

    The Horizon Common Shareholders, Prime Common Shareholders, Prime Series A Preferred Shareholders and Prime Series B Preferred Shareholders are not entitled to a statutory right of appraisal. The Prime Series C Preferred Shareholders have appraisal rights under Maryland law upon compliance with all necessary procedures. See "The Corporate Merger--Limited Appraisal Rights under Maryland Law."

FEDERAL INCOME TAX CONSEQUENCES


    The Reincorporation Merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), such that neither Horizon nor its shareholders would recognize taxable gain as a result of the Reincorporation Merger. The Corporate Merger is also intended to qualify as a tax-free reorganization under Section 368(a) of the Code, such that neither Prime, Sky Merger nor their respective shareholders would recognize taxable gain as a result of the Corporate Merger. Each of Winston & Strawn, counsel to Prime in connection with the Corporate Merger, and Rudnick & Wolfe, counsel to Horizon in connection with the Mergers, has rendered its opinion to Prime and Horizon, respectively, as to the federal income tax consequences of the Corporate Merger. Further, Rudnick & Wolfe, as counsel to Horizon, has rendered its opinion to Horizon as to the federal income tax consequences of the Reincorporation Merger and the prior qualification of

Horizon as a REIT. Finally, Winston & Strawn, as counsel to Prime, has rendered its opinion to Prime as to the prior qualification of Prime as a REIT, and the qualification of each of New Prime and HGP as a REIT. See "The Corporate Merger--Federal Income Tax Consequences."



    The Prime Special Distribution of $0.60 per Prime Series B Preferred Share and $0.50 per Prime Series C Preferred Share and Prime Common Share to the record holders of such securities immediately before the Partnership Merger should be respected as a separate transaction from the Corporate Merger, and, as such, will be a taxable dividend to such Prime Shareholders to the extent that Prime has current or accumulated earnings and profits for its taxable year ending with the Corporate Merger allocable to such class of shares. Any such dividend will be taxable as ordinary income.



    To the extent that Prime has current or accumulated earnings and profits allocable to the Prime Special Distribution to a class of Prime shares which are less than the full amount of such distribution to such class of Prime shares (and respecting such distribution as separate from the Corporate Merger), then such portion of the Prime Special Distribution that is not taxed as a dividend will be treated first as a return of the recipient Prime Shareholder's adjusted tax basis in its Prime Series B Preferred Shares, Prime Series C Preferred Shares and Prime Common Shares, as applicable, and then the balance of the Prime Special Distribution will be recognized as capital gain to such Prime Shareholder.



    New Prime will report the HGP Common Share Distribution of the HGP Common Shares to holders of New Prime Common Shares, New Prime Series B Preferred Shares and New Prime Series C Preferred Shares as a taxable distribution, and not a tax-free spin-off, and, as such, the HGP Common Share Distribution will be a fully taxable dividend to holders of New Prime Common Shares, New Prime Series B Preferred Shares and New Prime Series C Preferred Shares in an amount equal to the fair market value of such HGP Common Shares, to the extent New Prime has current or accumulated earnings and profits allocable to such distribution to each such class of shares of New Prime. This dividend income will be taxed as ordinary income.



    To the extent that New Prime has current or accumulated earnings and profits allocable to such HGP Common Share Distribution to each such class of New Prime shares which is less than the full fair market value of such HGP Common Shares distributed to such class of New Prime Shares (and respecting the treatment of such distribution as a taxable distribution, and not a tax-free spin-off), then such portion of the HGP Common Share Distribution that is not taxed as a dividend will be treated first as a return of the recipient holder's adjusted tax basis in its New Prime Common Shares, New Prime Series B Preferred Shares and New Prime Series C Preferred Shares, as applicable, and then the balance of the HGP Common Share Distribution will be recognized as capital gain to such holder.



    The aggregate initial tax basis of the HGP Common Shares received by any New Prime Shareholder should be equal to the fair market value of such HGP Common Shares at the time of the HGP Common Share Distribution, and the holding period for HGP Common Shares received by any New Prime Shareholder should begin upon such shareholder's receipt of such HGP Common Shares (respecting the treatment of the HGP Common Share Distribution as a taxable distribution, and not a tax-free spin-off). See "The Corporate Merger--Federal Income Tax Consequences."


SHARES AVAILABLE FOR RESALE

    The New Prime Common Shares and New Prime Series B Preferred Shares issued upon consummation of the Corporate Merger to the shareholders of Horizon will be registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Horizon or Prime as that term is defined in the rules and regulations promulgated pursuant to the Securities Act. "Affiliates" are generally defined as persons who control, are controlled by or are under common control with an issuer. This Joint Proxy Statement/Prospectus/Information Statement does not cover any resales of New Prime Common Shares and New Prime Series B Preferred Shares received by affiliates of Horizon or Prime. Under a registration rights agreement to be entered into by New Prime,

New Prime is obligated to keep in effect a shelf registration statement under which affiliates of Horizon or Prime may sell their New Prime Common Shares and New Prime Series B Preferred Shares. See "The Corporate Merger--Registration Rights Agreement."

TERMINATION

    The Merger Agreement provides that it may be terminated in a number of circumstances at any time prior to the Partnership Merger Effective Time, whether before or after the approval of the Corporate Merger and the other transactions contemplated by the Merger Agreement by the shareholders of Prime and Horizon. See "The Corporate Merger--Termination Provisions."

BREAK-UP FEE AND EXPENSES

    Depending on the reason for the Merger Agreement's termination, Horizon may be required to pay Prime the Break-up Expenses, the Break-up Fee or the Break-up Fee plus the Break-up Expenses or Prime may be required to pay Horizon the Break-up Expenses. See "The Corporate Merger--Break-up Fee and Expenses."

ANTICIPATED ACCOUNTING TREATMENT

    The Mergers will be treated as a purchase in accordance with Accounting Principles Board Opinion No. 16. See "The Corporate Merger--Anticipated Accounting Treatment."

CONDUCT OF BUSINESS PENDING THE MERGERS

    Each of Horizon and Horizon Partnership has agreed that, prior to the Corporate Merger Effective Time, it will, and will cause each of its respective subsidiaries which it controls to, conduct its business in the ordinary course, except in certain circumstances. In addition, each of Prime and Prime Partnership has agreed that, prior to the Corporate Merger Effective Time, it will, and will cause each of its respective subsidiaries which it controls to, conduct its business in the ordinary course, except in certain circumstances. See "The Corporate Merger--Conduct of Business Pending the Mergers."

NO SOLICITATION OF OTHER TRANSACTIONS

    Horizon has agreed that it will not, and will not permit its officers, trustees, employees, agents or financial advisors to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, acquisition, tender offer, exchange offer, consolidation, sale of assets or similar transactions involving all or any significant portion of the assets or any equity securities of, it or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement. The Merger Agreement does not, however, prohibit Horizon from entering into discussions with respect to an unsolicited Acquisition Proposal if the Horizon Board of Directors determines that such action is required by its duties to its shareholders imposed by law. See "The Corporate Merger--No Solicitation of Other Transactions."

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

    Upon the Reincorporation Merger Effective Time, each certificate representing Horizon Common Shares shall, without any action on the part of the holder thereof, be deemed to represent a certificate evidencing the same number of Sky Merger Common Shares.

    Upon the Corporate Merger Effective Time, each certificate representing outstanding Prime Common Shares, Prime Series A Preferred Shares, Prime Series B Preferred Shares and Prime Series C Preferred Shares will, without any action on the part of the holder thereof, thereafter represent the same number of New Prime Common Shares, New Prime Series A Preferred Shares, New Prime Series B Preferred Shares or New Prime Series C Preferred Shares, as the case may be.

    Upon the Corporate Merger Effective Time, each Horizon Common Share outstanding immediately prior to the Corporate Merger Effective Time shall be converted into the right to receive 0.20 of a New Prime Series B Preferred Share and 0.597 of a New Prime Common Share. As of the Corporate Merger Effective Time, all Horizon Common Shares shall no longer be outstanding and shall automatically be canceled and retired and all rights with respect thereto shall cease to exist, and each holder of a certificate representing a Horizon Common Share shall cease to have any rights with respect thereto, except the right to receive certificates representing the New Prime Common Shares and New Prime Series B Preferred Shares, any dividend, other distributions or cash paid in lieu of fractional shares to which such holder is entitled. See "The Corporate Merger-- Conversion of Shares."

    As soon as reasonably practicable after the Corporate Merger Effective Time, American Stock Transfer & Trust Company (the "Exchange Agent") shall mail to each holder of a Horizon Common Share a letter of transmittal. Upon surrender of certificates for Horizon Common Shares (which, by virtue of the Reincorporation Merger, represent Sky Merger Common Shares) for cancellation to the Exchange Agent, together with the letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Horizon Common Share shall be entitled to receive the Corporate Merger Consideration, as well as any dividends, other distributions or cash in lieu of fractional shares to which such holder is entitled pursuant to the Merger Agreement. See "The Corporate Merger--Exchange of Certificates."

COMPARISON OF RIGHTS OF SHAREHOLDERS

    The following discussion summarizes certain significant differences between the rights of the shareholders under the Michigan Business Corporation Act ("MBCA"), the Amended and Restated Articles of Incorporation of Horizon (the "Horizon Articles") and the Amended and Restated Bylaws of Horizon (the "Horizon Bylaws") and the Maryland General Corporation Law, as amended ("MGCL"), the Articles of Incorporation of New Prime (the "New Prime Charter") and the bylaws of New Prime (the "New Prime Bylaws"). See "Comparison of Rights of Shareholders."

    PRIME SHAREHOLDERS AND NEW PRIME SHAREHOLDERS

    The New Prime Charter and New Prime Bylaws will be substantially similar to the Prime Charter and Prime Bylaws except as follows: (1) the Prime Charter authorizes 75,000,000 Prime Common Shares and the New Prime Charter authorizes 150,000,000 New Prime Common Shares, (2) the Prime Charter authorizes 51,000,000 Excess Shares and the New Prime Charter authorizes 88,500,000 New Prime Excess Shares, (3) the Prime Charter provides that to authorize, create or increase the authorized or issued amount of any class or series of capital stock ranking senior to or on a parity with the Prime Series A Preferred Shares or amend, alter or repeal the provisions of the Prime Charter so as to materially and adversely affect any right, preference, privilege or voting power of such shares requires the vote of the holders of a majority of such shares, voting separately as a class, while the New Prime Charter requires, with respect to any similar authorization or amendment relating to the New Prime Series A Preferred Shares, the vote of the holders of two-thirds of such shares and (4) the Prime Charter provides that to authorize, create or increase the authorized or issued amount of any class or series of capital stock ranking senior to the Prime Series B Preferred Shares or amend, alter or repeal the provisions of the Prime Charter so as to materially and adversely affect any right, preference, privilege or voting power of such shares requires the vote of the holders of a majority of such shares, voting separately as a class, while the New Prime Charter requires, with respect to any similar authorization or amendment relating to the New Prime Series B Preferred Shares, the vote of the holders of two-thirds of such shares.

    AMENDMENT TO ARTICLES AND BYLAWS

    The Horizon Articles provide that Horizon may amend, alter, change or repeal any provision of the Horizon Articles with the approval of the record holders of a majority of the outstanding Horizon Common Shares while the New Prime Charter requires the affirmative vote of a majority of the aggregate number of votes entitled to be cast generally in the election of directors is required to amend, alter or repeal any provision contained in the New Prime Charter.

    The Horizon Articles provide that the Horizon Bylaws may be altered or repealed and made by the affirmative vote of the holders of at least two-thirds of the combined voting power of all the shares of all classes of capital stock of Horizon then entitled to vote. The New Prime Charter provides that no amendment, alteration, change or repeal of any provision of the New Prime Bylaws relating to the amendment or repeal of the New Prime Bylaws shall be effected without the vote of two-thirds of the aggregate number of votes then entitled to be cast.

    VOTING RIGHTS

    The MBCA, the Horizon Articles and the Horizon Bylaws provide that if an action, other than the election of directors, is to be taken by a vote of the shareholders, it shall be authorized by a majority of the votes cast by the holders of shares entitled to vote thereon. Except as provided in the MGCL or the New Prime Charter, a majority of the holders of the New Prime Series B Preferred Shares outstanding is required to create or increase the authorized or issued amount of any class or series of capital stock ranking on a parity with the New Prime Series B Preferred Shares or amend, alter or repeal the provisions of the New Prime Charter. The New Prime Series B Preferred Shareholders do not have any voting rights except as provided in the limited circumstances provided in the MGCL or New Prime Charter. See "Description of the Capital Stock of New Prime--New Prime Series B Preferred Shares."

    SPECIAL MEETINGS

    The Horizon Bylaws provide that special meetings of the shareholders of Horizon may be called by a majority of the board of directors pursuant to a resolution adopted by a majority of the members of the board of directors then in office or by the chairman of the board of directors, the co-chairman of the board of directors, the president or the secretary upon the receipt by Horizon of a written demand duly executed by shareholders of record of not less than 25% of all of the outstanding shares of Horizon entitled to vote at such meeting.

    The New Prime Bylaws provide that special meetings of such stockholders may be called only by the board of directors and shall be called by the chairman of the board of directors or the secretary at the request in writing of the board of directors.

    BOARDS OF DIRECTORS

    NUMBER OF DIRECTORS. The Horizon Bylaws provide that the number of directors of Horizon which constitute the board of directors will be nine. The New Prime Charter provides that the number of directors of New Prime shall consist of that number of members determined by the board of directors, but in no event less than three.

    REMOVAL. While the Horizon Articles and Horizon Bylaws provide that any director may be removed for cause by the vote of a majority of the voting power of all shares of capital stock of Horizon, the New Prime Charter provides that any director may be removed for cause by the affirmative vote of two-thirds of the aggregate number of votes entitled to be cast.

    VACANCIES. The Horizon Articles and Horizon Bylaws and the New Prime Charter and New Prime Bylaws provide that vacancies shall be filled by the majority vote of the board of directors.

    SHAREHOLDER INSPECTION RIGHTS

    The Horizon Articles provide that the Horizon Board of Directors is expressly authorized to determine whether the accounts and books of Horizon will be open to inspection of Horizon shareholders. The New Prime Charter is silent with respect to shareholder inspection rights.

    MERGERS, CONSOLIDATIONS, DISSOLUTION AND SALE OF SUBSTANTIALLY ALL ASSETS

    The Horizon Articles require that at least two-thirds of Horizon's equity stock entitled to vote approve any action to merge or consolidate with or into any other corporation. The New Prime Charter does not address mergers, consolidations, dissolution and sales of assets. However, the MGCL requires that a consolidation, merger, share exchange or transfer of assets be approved by the shareholders of New Prime by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.

    APPRAISAL OR DISSENTER'S RIGHTS

    Neither the MCBA nor the MGCL provide appraisal rights for shares listed on a national securities exchange. Accordingly, shareholders of Horizon and stockholders of Prime have the same appraisal rights under the Horizon Articles and Horizon Bylaws as they have under the New Prime Charter and New Prime Bylaws, respectively.

MANAGEMENT AND OPERATION OF NEW PRIME AFTER THE TRANSACTIONS

    After the Transactions, management and control of Prime Partnership will be vested in New Prime, which will serve as its sole general partner. Senior management of New Prime will be drawn from the present management of Prime. See "Interests of Certain Persons in the Transactions."

    The Board of Directors of New Prime (the "New Prime Board of Directors") will consist of the following persons: Michael W. Reschke, Abraham Rosenthal, William H. Carpenter, Jr., Glenn D. Reschke, Terence C. Golden, Kenneth A. Randall, James R. Thompson, Marvin S. Traub, Sharon Sharp, Norman Perlmutter, Robert D. Perlmutter and William P. Dickey. The New Prime Board of Directors will be divided into three equally numbered classes serving staggered three-year terms. One class will serve as directors until the 1999 annual meeting of shareholders, one class will serve as directors until the 2000 annual meeting of shareholders, and one class will serve as directors until the 2001 annual meeting of shareholders.

    The Merger Agreement also contains provisions relating to, among other things, employee benefits and indemnification and liability coverage of former directors and officers of Horizon after the Transactions. See "Interests of Certain Persons in the Transactions."

THE MEETINGS OF SHAREHOLDERS; RECORD DATES; VOTES REQUIRED


    PRIME. The Prime Shareholders Meeting has been called to consider and vote on (i) the approval and adoption of the Corporate Merger and the other transactions contemplated by the Merger Agreement; (ii) the election of three directors of the Prime Board of Directors; (iii) the approval and adoption of the Prime Retail, Inc. Nonemployee Director Stock Plan; (iv) the approval and adoption of the Prime Retail, Inc. 1998 Long-Term Stock Incentive Plan; (v) the ratification of the appointment of Prime's independent accountants; and (vi) the transaction of such other business as may properly come before the Prime Shareholders Meeting or any adjournment(s) or postponement(s) thereof, including an adjournment to solicit additional proxies in the event that a quorum is not present at the meeting or in the event sufficient proxies voted in favor of the approval of the proposals have not been received. The Prime Shareholders Meeting will be held on June 12, 1998 at 11:00 a.m., local time, at 100 East Pratt Street, 19th Floor, Baltimore, Maryland.


    Only holders of record of Prime Common Shares and Prime Series C Preferred Shares at the close of business on April 24, 1998 (the "Prime Record Date") will be entitled to vote at the Prime Shareholders Meeting. Each holder of Prime Common Shares and Prime Series C Preferred Shares is entitled to one vote per share. Holders of Prime Common Shares will be entitled to vote with respect to all matters to be acted upon at the Prime Shareholders Meeting. Holders of Prime Series C Preferred Shares will be entitled to vote only with respect to the approval and adoption of the Corporate Merger and the other transactions contemplated by the Merger Agreement. As of the close of business on April 24, 1998, Prime had outstanding (i) 27,294,951 Prime Common Shares and
(ii) 3,636,363 Prime Series C Preferred Shares. Approval of the Corporate Merger and the other transactions contemplated by the Merger Agreement requires the affirmative vote of Prime shareholders owning two-thirds of the outstanding Prime Series C Preferred Shares and the outstanding Prime Common Shares, each voting separately as a class. Approval of the election of directors of the Prime Board of Directors requires the majority of votes cast by holders of Prime Common Shares entitled to vote at the Prime Shareholders Meeting. Approval of the Prime Retail, Inc. Nonemployee Director Stock Plan and the Prime Retail, Inc. 1998 Long-Term Stock Incentive Plan and the appointment of independent auditors of Prime requires the affirmative vote of a majority of votes cast on such matters by holders of Prime Common Shares. Prime shareholders may revoke their proxies at any time prior to the voting thereof by giving written notice of such revocation to Prime, by executing and delivering a proxy bearing a later date, or by attending the Prime Shareholders Meeting and voting in person.


    HORIZON. The Horizon Special Meeting has been called to consider and vote on the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Reincorporation Merger. The Horizon Special Meeting will be held on June 12, 1998, at 10:00 a.m., local time, at Rudnick & Wolfe, 203 N. LaSalle, Suite 1800, Chicago, Illinois. Only holders of record of Horizon Common Shares at the close of business on April 15, 1998 (the "Horizon Record Date") will be entitled to notice of and to vote at the Horizon Special Meeting. Each Horizon Common Shareholder is entitled to one vote per share. As of the close of business on April 24, 1998, Horizon had outstanding 24,177,506 Horizon Common Shares. Approval of the Reincorporation Merger and the other transactions contemplated by the Merger Agreement requires the affirmative vote of two-thirds of the Horizon Common Shareholders. Horizon Common Shareholders may revoke their proxies at any time prior to the voting thereof by giving written notice of such revocation to Horizon, by executing and delivering a proxy bearing a later date, or by attending the Horizon Special Meeting and voting in person.


    On February 1, 1998, Horizon and Prime entered into an agreement (the "Murdock Agreement") with Mr. David H. Murdock, Chairman and Chief Executive Officer of Castle & Cooke, and certain of his affiliates pursuant to which Mr. Murdock and such affiliates have agreed to vote their Horizon Common Shares in favor of the Transactions. Based on representations in the Murdock Agreement, Mr. Murdock and such affiliates own 1,099,800, or approximately 4.6%, of the outstanding Horizon Common Shares.

NEW PRIME AND HGP SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

    The following tables set forth the summary unaudited pro forma financial data for New Prime and HGP after their giving effect to the Transactions as if they had occurred on the dates indicated herein and the other pro forma adjustments described in the notes to the unaudited pro forma financial statements included elsewhere in this Joint Proxy
Statement/Prospectus/Information Statement.

    The summary unaudited pro forma operating data are presented as if the Transactions had been consummated at the beginning of the earliest period presented.

    The summary unaudited pro forma balance sheet data is presented as if the Transactions had occurred on December 31, 1997. The Mergers have been accounted for under the purchase method of accounting in accordance with the Accounting Principles Board Opinion No. 16. In the opinion of management, all significant adjustments necessary to reflect the effects of the Transactions have been made.

    The summary pro forma financial information should be read in conjunction with, and is qualified in its entirety by, the respective historical audited financial statements and notes thereto of Prime and Horizon incorporated by reference into this Joint Proxy Statement/Prospectus/Information Statement and the unaudited pro forma financial statements and notes thereto included elsewhere in this Joint Proxy Statement/Prospectus/Information Statement.

    The summary unaudited pro forma operating and balance sheet data are presented for comparative purposes only and are not necessarily indicative of what the actual combined results of Prime and Horizon or HGP would have been for the period and dates presented nor does such data purport to represent the results of future periods.

                               NEW PRIME AND HGP
                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

                                                                                             PRO FORMA
                                                                                    ---------------------------
                                                                                      YEAR ENDED DECEMBER 31,
                                                                                               1997
                                                                                    ---------------------------
                                                                                      NEW PRIME        HGP
                                                                                    -------------  ------------
                                                                                     (IN THOUSANDS, EXCEPT PER
                                                                                        SHARE INFORMATION)
OPERATING DATA:
REVENUES
Base rents........................................................................   $   175,545    $   27,416
Percentage rents..................................................................         8,140           151
Tenant reimbursements.............................................................        66,732         9,341
Income from investment partnerships...............................................           243            --
Interest and other................................................................        15,634         2,638
                                                                                    -------------  ------------
    Total revenues................................................................       266,294        39,546
EXPENSES
Property operating................................................................        51,261         7,862
Real estate taxes.................................................................        19,655         3,782
Depreciation and amortization.....................................................        61,649         4,489
General and administrative........................................................        13,523         3,500
Interest..........................................................................        81,210        10,034
Impairment and severance..........................................................            --         6,949
Other charges.....................................................................         7,112         2,696
                                                                                    -------------  ------------
    Total expenses................................................................       234,410        39,312
                                                                                    -------------  ------------
INCOME BEFORE MINORITY INTERESTS AND EXTRAORDINARY ITEM...........................        31,884           234
(Income) loss allocated to minority interests.....................................        (3,247)           43
                                                                                    -------------  ------------
INCOME BEFORE EXTRAORDINARY ITEM..................................................        28,637           191
Income allocated to preferred shareholders........................................        22,976            --
                                                                                    -------------  ------------
INCOME BEFORE EXTRAORDINARY ITEM APPLICABLE TO COMMON SHARES......................   $     5,661    $      191
                                                                                    -------------  ------------
                                                                                    -------------  ------------
INCOME BEFORE EXTRAORDINARY ITEM PER COMMON SHARE--BASIC AND DILUTED..............   $      0.17    $     0.07
                                                                                    -------------  ------------
                                                                                    -------------  ------------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING........................................        33,587         2,770
                                                                                    -------------  ------------
                                                                                    -------------  ------------


                                                                                         DECEMBER 31, 1997
BALANCE SHEET DATA:                                                                 ---------------------------
 (at end of period)                                                                   NEW PRIME        HGP
----------------------------------------------------------------------------------  -------------  ------------
Investment in rental property, net................................................   $ 1,736,493    $  157,099
Total assets......................................................................     1,844,368       176,749
Total debt........................................................................     1,095,841       127,387
Minority interests................................................................        65,300         7,409
Shareholders' equity..............................................................       628,578        33,156

PRIME RETAIL, INC. SUMMARY HISTORICAL FINANCIAL DATA

    The following summary historical financial data for the three years ended December 31, 1997, 1996 and 1995, the periods from January 1, 1994 to March 21, 1994 and March 22, 1994 to December 31, 1994 and the year ended December 31, 1993 are derived from the consolidated financial statements of Prime and the combined financial statements of Prime Retail Properties (the "Prime Predecessor"). Combined financial statements for the year ended December 31, 1993 and the period January 1, 1994 to March 21, 1994 are included for Prime Predecessor. The combined financial statements for Prime Predecessor combine the balance sheet data and results of operations of eleven predecessor partnerships, the 40% equity interest in two predecessor partnerships that previously owned properties, and the management and development operations acquired by Prime from The Prime Group, Inc., an Illinois corporation, and certain of its affiliates (collectively, "PGI") in connection with the Prime IPO. Because of the Prime IPO and the related transactions pertaining to the formation of Prime, results of operations for Prime after March 21, 1994 are not comparable to results for prior periods. The following financial information should be read in conjunction with the financial statements, notes thereto and other financial information included elsewhere in this Joint Proxy Statement/Prospectus/Information Statement.

                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                               PRIME
                                                                        PRIME RETAIL, INC.                  PREDECESSOR
                                                        --------------------------------------------------  ------------
                                                                                             PERIOD FROM    PERIOD FROM
                                                                    YEAR ENDED                 MARCH 22      JANUARY 1
                                                                   DECEMBER 31                    TO             TO
                                                        ----------------------------------   DECEMBER 31,    MARCH 21,
                                                           1997        1996        1995          1994           1994
                                                        ----------  ----------  ----------  --------------  ------------
Total revenues........................................  $  129,130  $   89,040  $   77,398   $     45,369    $    6,330
Operating expense.....................................      38,909      25,709      22,366         12,414         2,424
                                                        ----------  ----------  ----------  --------------  ------------
Operating income......................................      90,221      63,331      55,032         32,955         3,906
Other expenses(1).....................................      71,674      56,345      42,226         23,501         6,314
                                                        ----------  ----------  ----------  --------------  ------------
Income (loss) before minority interests...............      18,547       6,986      12,806          9,454        (2,408)
(Income) loss allocated to minority interests.........     (10,581)      2,092       5,364          5,204            --
                                                        ----------  ----------  ----------  --------------  ------------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM...............       7,966       9,078      18,170         14,658        (2,408)
Extraordinary item....................................      (2,061)     (1,017)         --             --            --
                                                        ----------  ----------  ----------  --------------  ------------
NET INCOME (LOSS).....................................       5,905       8,061      18,170         14,658        (2,408)
Income allocated to preferred shareholders............      12,726      14,236      20,944         16,290            --
                                                        ----------  ----------  ----------  --------------  ------------
NET LOSS APPLICABLE TO COMMON SHAREHOLDERS............  $   (6,821) $   (6,175) $   (2,774)  $     (1,632)   $   (2,408)
                                                        ----------  ----------  ----------  --------------  ------------
                                                        ----------  ----------  ----------  --------------  ------------
NET LOSS PER COMMON SHARE OUTSTANDING--BASIC AND
  DILUTED(2)..........................................  $    (0.36) $    (0.75) $    (0.96)  $      (0.57)
                                                        ----------  ----------  ----------  --------------
                                                        ----------  ----------  ----------  --------------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING............      19,189       8,221       2,875          2,850
                                                        ----------  ----------  ----------  --------------
                                                        ----------  ----------  ----------  --------------
BALANCE SHEET DATA:
Rental property (before accumulated depreciation).....  $  904,782  $  640,759  $  454,480   $    376,181    $  180,170
Total assets..........................................     904,183     666,803     462,405        385,930       186,034
Total liabilities.....................................     549,730     527,594     326,465        233,236       198,244

SUPPLEMENTAL DATA:
Funds from operations(3)..............................  $   46,718  $   33,768  $   27,996   $     21,476    $      139
Ratio of earnings to combined fixed charges and
  preferred stock dividends(4)........................       1.04x      --          --            --             --
Excess of combined fixed charges and preferred stock
  dividends over earnings(4)..........................  $       --  $  (10,629) $  (11,312)  $     (8,185)   $   (2,366)
Net cash provided by (used in) operating activities...  $   49,856  $   45,191  $   36,399   $     17,458    $   (1,873)
Net cash used in investing activities.................  $ (229,956) $ (232,290) $  (81,978)  $   (149,435)   $   (1,239)
Net cash provided by financing activities.............  $  182,549  $  176,096  $   57,547   $    134,936    $    4,087
Factory outlet GLA (square feet)......................       7,217       5,780       4,331          3,382         1,839


                                                          YEAR ENDED
                                                         DECEMBER 31,
                                                             1993
                                                        --------------
Total revenues........................................   $     21,800
Operating expense.....................................          6,604
                                                        --------------
Operating income......................................         15,196
Other expenses(1).....................................         19,069
                                                        --------------
Income (loss) before minority interests...............         (3,873)
(Income) loss allocated to minority interests.........             --
                                                        --------------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM...............         (3,873)
Extraordinary item....................................             --
                                                        --------------
NET INCOME (LOSS).....................................         (3,873)
Income allocated to preferred shareholders............             --
                                                        --------------
NET LOSS APPLICABLE TO COMMON SHAREHOLDERS............   $     (3,873)
                                                        --------------
                                                        --------------
NET LOSS PER COMMON SHARE OUTSTANDING--BASIC AND
  DILUTED(2)..........................................

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING............

BALANCE SHEET DATA:
Rental property (before accumulated depreciation).....   $    185,394
Total assets..........................................        190,685
Total liabilities.....................................        197,400
SUPPLEMENTAL DATA:
Funds from operations(3)..............................   $      4,351
Ratio of earnings to combined fixed charges and
  preferred stock dividends(4)........................        --
Excess of combined fixed charges and preferred stock
  dividends over earnings(4)..........................   $     (4,423)
Net cash provided by (used in) operating activities...   $     14,450
Net cash used in investing activities.................   $    (54,210)
Net cash provided by financing activities.............   $     39,907
Factory outlet GLA (square feet)......................          1,839

------------------------------

NOTES:

(1) Other expenses includes depreciation and amortization expenses, corporate general and administrative expense, interest expense, and other charges.

(2) Net loss per common share outstanding is net of applicable preferred dividends. Prime adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share" on December 31, 1997. The adoption of SFAS No. 128 had no impact on Prime's earnings per share computations for all periods presented, and therefore, no restatement of prior period computations was required. As a result, Prime's basic and diluted earnings per share are the same as previously reported earnings per share amounts.

(3) Prime's management believes that in order to facilitate a clear understanding of the consolidated historical operating results of Prime, Funds from Operations ("FFO") should be considered in conjunction with net income (loss) as presented in the financial statements included in this Joint Proxy Statement/Prospectus/Information Statement. Management believes that FFO is an important and widely used measure of the operating performance of REITs which provides a relevant basis for comparison to other REITs. Therefore, FFO is presented to assist investors in analyzing the performance of Prime. FFO represents net income (loss) (computed in accordance with generally accepted accounting principles ("GAAP")), excluding gains or losses from debt restructuring and sales of property, plus depreciation and amortization and after adjustments for unconsolidated investment partnerships and joint ventures. In March 1995, the National Association of Real Estate Investment Trusts ("NAREIT") issued a clarification of its definition of FFO. Although Prime has adopted the NAREIT definition of FFO, Prime cautions that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by Prime may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent cash flow from operating activities in accordance with GAAP and is not indicative of cash available to fund all of Prime's cash needs. FFO should not be considered as an alternative to net income or any other GAAP measure as an indicator of performance and should not be considered as an alternative to cash flow as a measure of liquidity or the ability to service debt or to pay dividends. A reconciliation of income (loss) before allocation to minority interests and preferred shareholders to FFO is as follows:

                                                                                                                   PRIME
                                                                               PRIME RETAIL, INC.               PREDECESSOR
                                                                  --------------------------------------------  -----------
                                                                                                     PERIOD       PERIOD
                                                                            YEAR ENDED              MARCH 22      JAN. 1
                                                                           DECEMBER 31,                TO           TO
                                                                  -------------------------------   DEC. 31,     MARCH 21,
                                                                    1997       1996       1995        1994         1994
                                                                  ---------  ---------  ---------  -----------  -----------
Income (loss) before allocations to minority interests and
  preferred shareholders........................................  $  18,547  $  13,117(i) $  12,806  $   9,454   $  (2,408)
FFO ADJUSTMENTS
Depreciation and amortization...................................     26,413     18,703     14,884       9,508        2,173
Unconsolidated joint venture adjustments (ii)...................      1,758      1,948        306       2,514          374
                                                                  ---------  ---------  ---------  -----------  -----------
FFO before allocation to minority interests and preferred
  shareholders..................................................  $  46,718  $  33,768  $  27,996   $  21,476    $     139
                                                                  ---------  ---------  ---------  -----------  -----------
                                                                  ---------  ---------  ---------  -----------  -----------


                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                                       1993
                                                                  --------------
Income (loss) before allocations to minority interests and
  preferred shareholders........................................    $   (3,873)
FFO ADJUSTMENTS
Depreciation and amortization...................................         7,504
Unconsolidated joint venture adjustments (ii)...................           720
                                                                  --------------
FFO before allocation to minority interests and preferred
  shareholders..................................................    $    4,351
                                                                  --------------
                                                                  --------------

------------------------------

NOTES:

    (i) Excludes a nonrecurring charge of $6,131 related to the prepayment of long-term debt during 1996.

    (ii) Amounts include net preferential partner distributions from a joint venture partnership of $400, $162 and $2,538 for the years ended December 31, 1996 and 1995 and for the period from March 22, 1994 to December 31, 1994, respectively.

(4) For purposes of these computations, earnings consist of income (loss) less income from unconsolidated investment partnerships, plus fixed charges (excluding capitalized interest). Combined fixed charges and preferred stock dividends consist of interest costs whether expensed or capitalized and amortization of debt issuance costs and preferred stock dividends. For the years ended December 31, 1996, 1995, 1994 and 1993, Prime's earnings were inadequate to cover fixed charges and preferred stock distributions. A reconciliation of income (loss) before minority interests to excess of combined fixed charges and preferred stock distributions and dividends over earnings is as follows:


                                                      PRIME RETAIL, INC.
                                  ----------------------------------------------------------       PRIME PREDECESSOR
                                                                                              ----------------------------
                                                  YEAR ENDED                    PERIOD FROM    PERIOD FROM
                                                 DECEMBER 31,                   MARCH 22 TO   JANUARY 1 TO    YEAR ENDED
                                  -------------------------------------------  DECEMBER 31,     MARCH 21,    DECEMBER 31,
                                      1997           1996           1995           1994           1994           1993
                                  -------------  -------------  -------------  -------------  -------------  -------------
Income (loss) before minority
  interests.....................    $  18,547      $   6,986      $  12,806      $   9,454      $  (2,408)     $  (3,873)
Interest incurred...............       39,078         26,806         22,394          8,491          2,585          9,277
Amortization of capitalized
  interest......................          343            284            222            152             42            161
Amortization of debt issuance
  costs.........................        2,330          2,407          3,309          2,160            695            362
Amortization of interest rate
  protection contracts..........        1,390          1,383          1,276            797         --             --
Less interest earned on interest
  rate protection contracts.....         (115)          (201)          (721)          (224)        --             --
Less capitalized interest.......       (3,818)        (3,462)        (2,675)        (1,277)        --               (711)
                                  -------------  -------------  -------------  -------------  -------------  -------------
  Earnings......................       57,755         34,203         36,611         19,553            914          5,216
                                  -------------  -------------  -------------  -------------  -------------  -------------
Interest incurred...............       39,078         26,806         22,394          8,491          2,585          9,277
Amortization of debt issuance
  costs.........................        2,330          2,407          3,309          2,160            695            362
Amortization of interest rate
  protection contracts..........        1,390          1,383          1,276            797         --             --
Preferred stock distributions
  and dividends.................       12,726         14,236         20,944         16,290         --             --
                                  -------------  -------------  -------------  -------------  -------------  -------------
  Combined Fixed Charges and
    Preferred Stock
    Distributions and
    Dividends...................       55,524         44,832         47,923         27,738          3,280          9,639
                                  -------------  -------------  -------------  -------------  -------------  -------------
Excess of Combined Fixed Charges
  and Preferred Stock
  Distributions and Dividends
  over Earnings.................    $  --          $ (10,629)     $ (11,312)     $  (8,185)     $  (2,366)     $  (4,423)
                                  -------------  -------------  -------------  -------------  -------------  -------------
                                  -------------  -------------  -------------  -------------  -------------  -------------
Ratio of Earnings to Combined
  Fixed Charges and Preferred
  Stock Distributions and
  Dividends.....................        1.04x         --             --             --             --             --
                                  -------------  -------------  -------------  -------------  -------------  -------------
                                  -------------  -------------  -------------  -------------  -------------  -------------

HORIZON GROUP, INC. SUMMARY HISTORICAL FINANCIAL DATA

    The following table sets forth summary historical financial data for Horizon. The summary historical financial data for each of the years ended December 31, 1993, 1994, 1995, 1996 and 1997 are derived from the audited financial statements of Horizon as reported in its Annual Reports on Form 10-K. The summary historical financial data should be read in conjunction with, and is qualified in its entirety by, the historical financial statements and notes thereto of Horizon incorporated by reference into this Joint Proxy Statement/Prospectus/Information Statement.

                                                                         AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                                                   -----------------------------------------------------
                                                                     1997       1996       1995       1994      1993(1)
                                                                   ---------  ---------  ---------  ---------  ---------

                                                                           (THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
Revenue..........................................................  $ 155,726  $ 153,786  $  93,929  $  43,267  $  22,247
Expenses.........................................................    153,220    123,929     66,558     26,073     19,274
Impairment and severance.........................................      7,798     65,355     --         --         --
                                                                   ---------  ---------  ---------  ---------  ---------
Income (loss) before gain on sale of real estate, minority
  interests and extraordinary charge.............................     (5,292)   (35,498)    27,371     17,194      2,973
Gain on sale of real estate......................................          8        563        776        287        272
                                                                   ---------  ---------  ---------  ---------  ---------
Net income (loss) before minority interests and extraordinary
  charge.........................................................     (5,284)   (34,935)    28,147     17,481      3,245
Minority interests...............................................        993      8,080     (6,776)    (2,940)    (2,702)
Extraordinary charge.............................................     (3,293)      (419)    --         --         --
                                                                   ---------  ---------  ---------  ---------  ---------
Net income (loss)................................................  $  (7,584) $ (27,274) $  21,371  $  14,541  $     543
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------
Net income (loss) per common share before extraordinary charge
  and gain on sale of real estate (2)............................  $   (0.18) $   (1.34) $    1.47  $    1.39  $    0.03
Net income (loss) per common share (2)...........................  $   (0.32) $   (1.34) $    1.52  $    1.42  $    0.06
Dividends declared per common share (3)..........................  $   1.050  $   2.095  $   2.131  $   1.755  $   0.247

BALANCE SHEET DATA:
Real estate, net of accumulated depreciation.....................  $1,009,599 $ 972,334  $1,023,745 $ 287,833  $ 176,512
Total assets.....................................................  1,072,666  1,059,539  1,059,090    300,043    218,146
Total mortgages and other debt...................................    626,097    557,672    503,246     96,929     24,888
Total shareholders' equity.......................................    351,234    363,881    341,896    148,849    152,165

OTHER DATA:
Funds from operations before minority interests (4) (5)..........  $  43,406  $  66,258  $  47,549  $  25,656  $   6,860
Cash flows provided by (used in):
  Operating activities...........................................     46,010     29,947     35,719     26,713      9,557
  Investing activities (5).......................................    (75,126)   (59,535)  (150,916)  (114,330)   (93,663)
  Financing activities...........................................     24,743     39,485    117,592     56,105    118,965
Total gross leasable area (square feet)..........................      9,907      9,369      8,464      3,124      2,215

------------------------------

NOTES:

(1) The selected financial data includes: for the period up to and including November 7, 1993, the combined financial statements of Horizon and certain affiliated partnerships, the impact of the Horizon IPO and related transactions as of November 8, 1993 and for the period subsequent to November 8, 1993, the consolidated financial statements of Horizon.

(2) The earnings per share amounts prior to 1997 have been restated as required to comply with Statement of Financial Accounting Standards No. 128. See the accompanying notes to consolidated financial statements of Horizon. There is no difference between basic and diluted earnings per share.

(3) Included in 1995 is a special one-time dividend of $0.111 per common share, declared in connection with the merger with McArthur/Glen Realty Corp., a Delaware corporation and a predecessor to Horizon ("McArthur/Glen").

(4) Horizon's management believes that in order to facilitate a clear understanding of the consolidated historical operating results of Horizon, FFO should be considered in conjunction with net income (loss) as presented in the financial statements included in this Joint Proxy Statement/Prospectus/Information Statement. Management believes that FFO is an important and widely used measure of the operating performance of REITs which provides a relevant basis for comparison to other REITs. Therefore, FFO is presented to assist investors in analyzing the performance of Horizon. In March 1995, NAREIT issued a clarification of its definition of FFO. Although Horizon has adopted the NAREIT definition of FFO, Horizon cautions that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by Horizon may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent cash flow from operating activities in accordance with GAAP and is not indicative of cash available to fund all of Horizon's cash needs. FFO should not be considered as an alternative to net income or any other GAAP measure as an indicator of performance and should not be considered as an alternative to cash flow as a measure of liquidity or the ability to service debt or to pay dividends. A reconciliation of income (loss) before allocation to minority interests to FFO is as follows:

                                                                                              FOR THE YEARS ENDED
                                                                                                  DECEMBER 31,
                                                                                   ------------------------------------------
                                                                                     1997       1996       1995       1994
                                                                                   ---------  ---------  ---------  ---------
Net income (loss) before minority interests and extraordinary charge.............  $  (5,284) $ (34,935) $  28,147  $  17,481
FFO ADJUSTMENTS:
  Depreciation and amortization..................................................     39,634     36,367     20,178      8,462
  Impairment and severance.......................................................      7,798     65,355     --         --
  Merger expenses................................................................      1,001     --         --         --
  Gain on sale of assets.........................................................         (8)      (563)      (776)      (287)
  Joint venture adjustments......................................................        265         34     --         --
                                                                                   ---------  ---------  ---------  ---------
    Total FFO adjustments........................................................     48,690    101,193     19,402      8,175
                                                                                   ---------  ---------  ---------  ---------
  Funds From Operations..........................................................  $  43,406  $  66,258  $  47,549  $  25,656
                                                                                   ---------  ---------  ---------  ---------
                                                                                   ---------  ---------  ---------  ---------


                                                                                     1993
                                                                                   ---------
Net income (loss) before minority interests and extraordinary charge.............  $   3,245
FFO ADJUSTMENTS:
  Depreciation and amortization..................................................      3,887
  Impairment and severance.......................................................     --
  Merger expenses................................................................     --
  Gain on sale of assets.........................................................       (272)
  Joint venture adjustments......................................................     --
                                                                                   ---------
    Total FFO adjustments........................................................      3,615
                                                                                   ---------
  Funds From Operations..........................................................  $   6,860
                                                                                   ---------
                                                                                   ---------


(5) Certain reclassifications have been made to previously reported balances in order to provide comparability to the current year amounts. These reclassifications have not changed previously reported results or shareholders' equity.

COMPARATIVE PER SHARE DATA

    The following summary presents selected comparative unaudited per share information for Prime and Horizon on an historical basis and New Prime and HGP on a pro forma basis assuming the Transactions had been effective throughout the periods presented. Horizon pro forma equivalent per share amounts are presented with respect to such pro forma information. Such per share amounts allow comparison of historical information with respect to one Horizon Common Share to the corresponding information for the Prime Corporate Merger Consideration payable in respect of each such share pursuant to the Corporate Merger.


                                                                                                       YEAR ENDED
                                                                                                      DECEMBER 31,
                                                                                                          1997
                                                                                                      -------------
INCOME (LOSS) FROM CONTINUING OPERATIONS PER COMMON SHARE (1)
Prime...............................................................................................    $   (0.25)
Horizon.............................................................................................        (0.18)
HGP (pro forma) (2).................................................................................         0.07
New Prime (pro forma) (3)...........................................................................         0.17
Horizon pro forma equivalent (4)....................................................................         0.10

CASH DISTRIBUTIONS DECLARED
Prime
  Per Prime Series B Preferred Share................................................................    $   2.125
  Per Prime Common Share (5)........................................................................        1.180
Per Horizon Common Share (6)........................................................................        1.050
Per HGP Common Share (pro forma)....................................................................       --
New Prime (pro forma) (3)
  Per New Prime Series B Preferred Share............................................................        2.125
  Per New Prime Common Share........................................................................        1.180
Horizon pro forma equivalent
  Per 0.20 of a New Prime Series B Preferred Share..................................................    $   0.425
  Per 0.597 of a New Prime Common Share.............................................................        0.704
                                                                                                           ------
  Total.............................................................................................    $   1.129
                                                                                                           ------
                                                                                                           ------
SHAREHOLDERS' EQUITY PER COMMON SHARE
Prime...............................................................................................    $    5.95
Horizon.............................................................................................        14.59
HGP (pro forma) (2).................................................................................        11.97
New Prime (pro forma) (3)...........................................................................         7.82
Horizon pro forma equivalent (4)....................................................................         4.67


------------------------

NOTES:

(1) Amounts were computed based on net income (loss) per share from continuing operations and, accordingly, such amounts exclude historical losses from extraordinary items.

(2) The pro forma Net Income Per Common Share for HGP has been prepared assuming that in the HGP Common Share Distribution one HGP Common Share will be distributed for every 20 shares of New Prime Common Shares and New Prime Series C Preferred Shares, respectively, and that approximately 1.196 HGP Common Shares will be distributed for every 20 New Prime Series B Preferred Shares, resulting in a total weighted average outstanding HGP Common Shares of 2,770,000 for the year ended December 31, 1997. For the Shareholders' Equity per Common Share data, total outstanding HGP Common Shares was 2,770,000 as of December 31,1997.

(3) The pro forma Net Income (Loss) Per Common Share and Cash Distributions Declared data for the New Prime has been prepared assuming that in the Corporate Merger each Horizon Common Share is converted into 0.597 of a New Prime Common Share and 0.20 of a New Prime Series B Preferred Share, resulting in total weighted average outstanding New Prime Common Shares of 33,587,000 for the year ended December 31, 1997. For the Shareholders' Equity Per Common Share data, total outstanding New Prime Common Shares was 41,693,000 as of December 31, 1997.

(4) The Horizon pro forma equivalent is determined by multiplying 0.597 by the New Prime pro forma per common share amounts.

(5) The 1996 amount excludes a special cash distribution of $0.145 per common share paid by Prime in July 1996.

(6) Pursuant to the Merger Agreement, Horizon agreed to forego the payment of its 1997 fourth quarter distribution which would customarily have been paid in January 1998.

COMPARATIVE SHARE PRICES

    PRIME.

    The Prime Common Shares and Prime Series B Preferred Shares commenced trading on the NYSE on August 27, 1997 under the symbols "PRT" and "PRT prb", respectively. From March 15, 1994 through August 26, 1997, the Prime Common Shares and Prime Series B Preferred Shares were quoted in the Nasdaq National Market under the trading symbols "PRME" and "PRMEP", respectively.


    The following table sets forth the quarterly high and low sales prices per Prime Common Share reported on the NYSE and in Nasdaq, as the case may be, as well as the cash distributions paid during the periods indicated:



                                                                                    SALES PRICE PER
                                                                                         SHARE              CASH
                                                                                  --------------------  DISTRIBUTIONS
                                                                                    HIGH        LOW         PAID
                                                                                  ---------  ---------  -------------
1996
First Quarter...................................................................  $   12.50  $   11.00   $   0.295
Second Quarter..................................................................      12.00      10.88       0.295
Third Quarter...................................................................      12.25      11.00       0.440(1)
Fourth Quarter..................................................................      12.75      11.38       0.295
1997
First Quarter...................................................................      13.38      12.00       0.295
Second Quarter..................................................................      13.63      11.88       0.295
Third Quarter...................................................................      15.63      13.13       0.295
Fourth Quarter..................................................................      16.50      13.31       0.295
1998
First Quarter...................................................................      15.50      13.75       0.295
Second Quarter (through May 8, 1998)............................................      15.00      13.50          --(2)


------------------------

NOTES:

(1) Includes a special cash distribution of $0.145 per Prime Common Share paid by Prime in July 1996.

(2) On March 18, 1998, the Prime Board of Directors declared a distribution of $0.295 per share payable on May 15, 1998 to holders of record of Prime Common Shares on April 15, 1998.

    The following table sets forth the quarterly high and low sales prices per Prime Series B Preferred Share reported on the NYSE and in Nasdaq, as the case may be, as well as the cash distributions paid during the periods indicated:


                                                                                    SALES PRICE PER
                                                                                         SHARE              CASH
                                                                                  --------------------  DISTRIBUTIONS
                                                                                    HIGH        LOW         PAID
                                                                                  ---------  ---------  ------------
1996
First Quarter...................................................................  $   18.50  $   16.25   $  0.53125
Second Quarter..................................................................      19.00      16.50      0.53125
Third Quarter...................................................................      20.75      17.75      0.53125
Fourth Quarter..................................................................      22.00      20.25      0.53125
1997
First Quarter...................................................................      23.13      21.75      0.53125
Second Quarter..................................................................      24.00      22.13      0.53125
Third Quarter...................................................................      24.25      23.00      0.53125
Fourth Quarter..................................................................      25.13      24.00      0.53125
1998
First Quarter...................................................................      24.88      23.88      0.53125
Second Quarter (through May 8, 1998)............................................      24.25      23.00           --(1)


------------------------

NOTE:

(1) On March 18, 1998, the Prime Board of Directors declared a distribution of $0.53125 per share payable on May 15, 1998 to holders of record of Prime Series B Preferred Shares on April 15, 1998.

    On January 30, 1998, the last full trading day prior to the public announcement of the Transactions, the last reported sale price of a Prime Common Share and a Prime Series B Preferred Share on the NYSE was $14.81 per share and $24.50 per share, respectively. On November 12, 1997, the last full trading day prior to the public announcement of the Merger Agreement dated November 12, 1997 between Prime, Horizon and the other parties signatory thereto (the "Original Merger Agreement"), the last reported sale price of a Prime Common Share and Prime Series B Preferred Share on the NYSE was $13.31 and $24.63, respectively. As of March 13, 1998, Prime's transfer agent reported 226 record holders of Prime Common Shares and Prime Series B Preferred Shareholders and 23 record holders of Prime Series B Preferred Shares.

    HORIZON.

    The Horizon Common Shares have been traded on the NYSE under the symbol "HGI" since November 1, 1993. The following table sets forth the quarterly high and low sales prices per Horizon Common Share reported on the NYSE as well as the cash distributions paid during the periods indicated:


                                                                                    SALES PRICE PER
                                                                                         SHARE              CASH
                                                                                  --------------------  DISTRIBUTIONS
                                                                                    HIGH        LOW         PAID
                                                                                  ---------  ---------  -------------
1996
First Quarter...................................................................  $   23.25  $   20.75   $   0.505
Second Quarter..................................................................      21.75      19.50       0.505
Third Quarter...................................................................      21.38      19.75       0.530
Fourth Quarter..................................................................      21.75      19.00       0.530
1997
First Quarter...................................................................      19.50      12.75       0.530
Second Quarter..................................................................      14.00      10.00       0.350
Third Quarter...................................................................      13.81      11.06       0.350
Fourth Quarter..................................................................      14.94      10.38       0.350
1998
First Quarter...................................................................      12.50      11.13       0.105(1)
Second Quarter (through May 8, 1998)............................................      12.75      11.25          --(2)


------------------------

NOTE:

(1) Pursuant to the Merger Agreement, Horizon agreed to forego the declaration of the 1997 fourth quarter distribution which would customarily have been paid in January 1998. As permitted under the Merger Agreement, on February 17, 1998, the Horizon Board of Directors declared a distribution of $0.105 per Horizon Common Share.

(2) As permitted under the Merger Agreement, on March 23, 1998, the Horizon Board of Directors declared a distribution of $0.24 per Horizon Common Share payable on May 15, 1998 to holders of record of Horizon Common Shares on April 15, 1998.

    On January 30, 1998, the last full trading day prior to the public announcement of the Transactions, the last reported sale price of Horizon Common Shares on the NYSE was $12.13 per share. On November 12, 1997, the last full trading day prior to the public announcement of the Original Merger Agreement, the last reported sale price of Horizon Common Shares on the NYSE was $12.56 per share. As of March 13, 1998, Horizon's transfer agent reported 745 record holders of Horizon Common Shares.

    BECAUSE THE CORPORATE MERGER CONSIDERATION IS FIXED AND THE MARKET PRICE OF A PRIME SERIES B PREFERRED SHARE AND A PRIME COMMON SHARE IS SUBJECT TO FLUCTUATION, THE MARKET VALUE OF NEW PRIME SERIES B PREFERRED SHARES AND NEW PRIME COMMON SHARES THAT HORIZON COMMON SHAREHOLDERS WILL RECEIVE IN THE CORPORATE MERGER MAY INCREASE OR DECREASE PRIOR TO AND FOLLOWING THE CORPORATE MERGER. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR PRIME SERIES B PREFERRED SHARES, PRIME COMMON SHARES AND HORIZON COMMON SHARES.

                             NEW PRIME RISK FACTORS

    In considering whether to approve the Transactions, the shareholders of Prime and Horizon should consider, in addition to the other information in this Proxy Statement/Prospectus/Information Statement, the matters described in this section.

RISKS TO HORIZON COMMON SHAREHOLDERS

    HORIZON DISTRIBUTIONS. The distribution declared on a Horizon Common Share for each of the first three quarters of 1997 was $0.35 and the distribution declared on the Prime Share Equivalent was $0.07 lower, or $0.28 for each such quarter. There can be no assurance that New Prime will make distributions or, if distributions are made, that they will be equal to or in excess of those historically paid to shareholders of Prime.

    REDUCTION OR ELIMINATION OF DISTRIBUTION IF THE TRANSACTIONS FAIL TO
OCCUR. Due to the decline in Horizon's operating results and its continuing liquidity needs, in the event that the Transactions are not consummated, Horizon plans to reevaluate its distribution policy and may reduce or eliminate its quarterly distribution paid to holders of Horizon Common Shares.

    TERMINATION PAYMENTS IF THE TRANSACTIONS FAIL TO OCCUR. No assurance can be given that the Transactions will be consummated. The Merger Agreement provides for a Break-up Fee payable by Horizon of $20,000,000 plus Break-up Expenses of up to $4,500,000 if the Merger Agreement is terminated by either Prime or Horizon under certain circumstances and within one year after such termination, Horizon enters into an agreement regarding an "Acquisition Proposal" which is consummated. In addition, if the Merger Agreement is terminated for certain other reasons, Prime or Horizon will be required to pay the other party's Break-up Expenses of up to $4,500,000. See "The Corporate Merger--Break-up Fee and Expenses."

    The obligation to pay the Break-up Fee and/or Break-up Expenses may adversely affect the ability of Horizon to engage in another transaction in the event the Transactions are not consummated.

    REDUCTION IN OWNERSHIP AND VOTING. Upon consummation of the Transactions, Horizon Common Shareholders will own approximately 34.53% of the New Prime Common Shares and 61.80% of the New Prime Series B Preferred Shares and will not have separate approval rights with respect to any actions or decisions of New Prime.

POTENTIAL CHANGE IN RELATIVE STOCK PRICES; SHARE PRICE FLUCTUATIONS AFTER THE
  TRANSACTIONS

    In considering whether to approve the Transactions, shareholders of Horizon and Prime should consider the risks associated with (a) a potential change in the relative stock prices of Prime Common Shares, Prime Series B Preferred Shares and Horizon Common Shares prior to the Corporate Merger Effective Time, which would increase or decrease the value of the consideration being received by the various parties and (b) a possible reduction in the market price of New Prime Common Shares and New Prime Series B Preferred Shares following the Transactions, due to future sales of New Prime Common Shares and New Prime Series B Preferred Shares or the availability of such shares for future sales, government regulatory action, tax laws, interest rates, general market conditions and other factors outside the control of New Prime. The market price of a Prime Common Share on the NYSE ranged from $11.88 to $16.50 during 1997. The market price of a Horizon Common Share on the NYSE ranged from $10.00 to $19.50 during 1997.

    The value of the consideration and the distributions payable in respect of a Horizon Common Share and a Horizon Partnership Unit in connection with the Transactions may not be identical. The value of the consideration payable to the Horizon Common Shareholders pursuant to the Corporate Merger will be dependent on the market prices of the Prime Series B Preferred Shares and the Prime Common Shares.

The value of the consideration payable to holders of Horizon Partnership Units pursuant to the Partnership Merger will depend solely on the market price of the Prime Common Shares into which Prime Partnership Common Units issuable to such holders may be exchanged. Depending on the prevailing market prices of such securities, the value of the merger consideration payable in respect of a Horizon Common Share may be more or less than that payable in respect of a Horizon Partnership Unit. In addition, the different forms of consideration payable pursuant to the Mergers to the holders of Horizon Common Shares and Horizon Partnership Units also will result in 0.04181 of an HGP Common Share being distributed in respect of each Horizon Common Share compared to 0.045965 of an HGP Common Unit being distributed in respect of each Horizon Partnership Unit.

ADVERSE EFFECTS OF COMBINING THE COMPANIES

    Prime and Horizon are large enterprises with operations in a number of different states. The Mergers involve the addition of 22 Horizon Properties to the 26 properties Prime is retaining in the Transactions, thereby increasing the GLA under New Prime's management from 7.2 million square feet to 13.4 million square feet. If New Prime is unable to control and manage the integration of these two portfolios effectively, the Mergers could have a material adverse effect on New Prime. There can be no assurance that costs or other factors associated with the integration of the two companies would not adversely affect future combined results of operations or the benefits of expected cost savings.

POSSIBILITY THAT THE EXPECTED BENEFITS OF THE TRANSACTIONS WILL NOT BE REALIZED


    Management has identified approximately $3.9 million of general and administrative expenses which are anticipated to be eliminated or reduced as a result of the Transactions. However, no assurance can be given that these anticipated savings will be realized or that the Transactions will not have a dilutive effect on New Prime's earnings per share. If anticipated savings are not realized or if the Transactions have a dilutive effect, New Prime might be unable to pay expected distributions to shareholders.


CONFLICTS OF INTEREST ARISING FROM BENEFITS TO CERTAIN DIRECTORS AND OFFICERS OF
  HORIZON

    In considering whether to approve the Transactions, shareholders should be aware that certain members of the management of Horizon and the Horizon Board of Directors have certain interests that arise in connection with the Transactions that are in addition to the interests of Horizon shareholders generally and therefore a conflict between the interests of such directors, executive officers and key employees, as individuals, and the interests of the shareholders of Horizon could exist. These interests arise under existing agreements with, and compensation awards from, Horizon, all of which were approved by the Horizon Board of Directors, including the Employment Agreement of James S. Wassel, President and Chief Executive Officer of Horizon dated as of April 24, 1997, as amended by that certain Amendment No. 1 to Employment Agreement dated as of November 12, 1997, which provides, among other things, that upon the consummation of the Transactions, Mr. Wassel shall receive (a) the greater of
(x) his base salary plus the maximum bonus he is entitled to under the terms of the agreement and (y) the amount of base salary and bonus actually paid to Mr. Wassel for the most recently completed twenty-four month period, (b) a payment of the amount required to cover any additional tax liability incurred because any income or compensation paid to Mr. Wassel is treated as an "excess parachute payment" for purposes of the Code, (c) the remaining 35,000 restricted Horizon Common Shares to which Mr. Wassel is entitled under the terms of his Employment Agreement and (d) full vesting of the options under which Mr. Wassel has the right to purchase 200,000 Horizon Common Shares.

    Upon the consummation of the Transactions, Norman Perlmutter, Chairman of the Horizon Board of Directors, will receive the following benefits that are in addition to the interests of Horizon shareholders generally all of which were approved by the Horizon Board of Directors: (i) Norman Perlmutter will resign as Chairman of the Horizon Board of Directors, but will become a member of the New Prime Board of Directors and (ii) pursuant to an Agreement dated as of October 23, 1997 between Norman Perlmutter and Horizon, Norman Perlmutter has agreed, commencing January 1, 1998, to serve as the Chairman of the Horizon Board of Directors, if so elected, for a period equal to the shorter of (a) three years and (b) the date on which the failure of Norman Perlmutter to serve as the Chairman of the Board of Horizon shall not cause a default under that certain loan agreement by and among Third Horizon Group Limited Partnership, a Delaware limited partnership, HGL Outlet Associates, a Delaware general partnership, and Lehman Brothers Realty Corporation, a Delaware corporation and an affiliate of Lehman Brothers, Horizon's financial advisor in connection with the Transactions, dated as of June 30, 1997 (the "Lehman Loan") in consideration for a fee paid in three equal annual installments of $333,333 commencing January 1, 1998, which installments shall be accelerated upon the effectiveness of the Transactions.

    Additional conflicts of interest between certain Directors of the Horizon Board or members of the management of Horizon, as individuals, and the shareholders of Horizon could arise as a result of the following existing agreements with and compensation awards from Horizon, all of which were approved by the Horizon Board of Directors: (i) Robert D. Perlmutter and William P. Dickey, current directors of Horizon, will become members of the New Prime Board of Directors upon consummation of the Transactions; (ii) upon the effectiveness of the Transactions, options to purchase an aggregate of 1,798,266 Horizon Common Shares will be converted into options to acquire the number of New Prime Common Shares equal to 0.9193 times the number of Horizon Common Shares subject to such options at an aggregate exercise price per share equal to the exercise price per share set forth in each such option including: (a) the options to purchase 656,432 Horizon Common Shares under the Horizon Long Term Incentive Plan, (b) the options to purchase 441,834 Horizon Common Shares under the Horizon 1993 Stock Option Plan, (c) the options to purchase 55,000 Horizon Common Shares under the Horizon Director/Stock Option Plan, including the option to purchase 5,000 Horizon Common Shares held by Norman Perlmutter and (d) the options to purchase an aggregate of 645,000 Horizon Common Shares under the Horizon 1997 Stock Option Plan including the options held by Mr. Wassel to purchase 400,000 shares and Norman Perlmutter to purchase 125,000 shares and options held by or to be issued to Paul Comarato, Vice President of Operations of Horizon, to purchase 35,000 shares and Stephen J. Moore, Senior Vice President of Marketing and Communication of Horizon, to purchase 80,000 shares (each option shall continue to be exercisable until its expiration date notwithstanding the termination of employment, death or disability of the optionee); (iii) the award by the Horizon Compensation Committee to Ronald L. Piasecki, Vice Chairman of Horizon, of a bonus in the amount of $150,000 in consideration for his services rendered as Interim Chief Executive Officer and the Chairman of the Executive Committee of Horizon, with such amount to be paid in twelve equal monthly installments commencing in January 1998, with any remaining outstanding payments becoming immediately due and payable to Mr. Piasecki upon the effectiveness of the Transactions; (iv) the agreement by Mr. Piasecki to sell all his shares of First HGI, Inc., HGI Perryville, Inc., MG Third Party Services Corp., HGI Management Corp. and Second HGI, Inc. to Prime for fair market value, but in an aggregate amount not to exceed $50,000; (v) the Second Amendment to the Consulting and Non-Competition Agreement dated as of November 12, 1997 by and among Cheryl McArthur (the former chief executive officer and founder of McArthur/Glen and the wife of Norman Perlmutter) and Horizon and Horizon Partnership which provides that upon the effectiveness of the Transactions, Ms. McArthur's obligation to perform consulting duties thereunder shall be terminated; (vi) the separate agreements each dated as of November 12, 1997 entered into by Horizon and Horizon Partnership with Alan Glen (a former director of Horizon) and Ms. McArthur pursuant to which the parties have agreed to terminate certain prior agreements regarding, among other things, certain outlots owned by Mr. Glen and Ms. McArthur upon the effectiveness of the Transactions; (vii) the separate agreements entered into by Horizon and Horizon Partnership with Mr. Comarato and Mr. Moore pursuant to which Mr. Comarato shall receive a bonus in the amount of $196,875 plus an option to purchase 15,000 Horizon Common Shares and Mr. Moore shall receive a bonus in the amount of $236,250 plus an option to purchase 50,000 Horizon Common Shares in consideration for each officer's agreement to continue his employment with Horizon until the effectiveness of the Transactions; and (viii) the agreement of New Prime to purchase the interest of a pension fund which is advised by Heitman Capital Management

Corporation, an affiliate of Heitman Financial Ltd., of which Norman Perlmutter is Chairman of the Board and Chief Executive Officer, in Horizon's Finger Lakes Outlet Center. See "Interests of Certain Persons in the Transactions."

CONFLICT OF INTEREST RELATING TO LEHMAN BROTHERS

    Shareholders should be aware that the Lehman Loan, which had a balance of approximately $254,000,000 outstanding as of March 31, 1998, will become due by its terms in full upon the closing of the Transactions.

    The Horizon Board of Directors recognized that a conflict of interest existed as a result of Horizon's relationships with Lehman Brothers as Horizon's investment advisor and an affiliate of Lehman Brothers as a major lender to Horizon. After evaluating the situation, the Horizon Board of Directors determined that the benefit derived from Lehman Brothers' knowledge of Horizon gained during the loan process outweighed the potential risks due to such a conflict of interest.

INFLUENCE OF PGI AND MR. RESCHKE

    Upon consummation of the Transactions, PGI will own a 14.7% common equity interest in New Prime assuming PGI's units are converted to common shares. Because of this ownership interest and the fact that Michael W. Reschke, who will serve as Chairman of the Board of New Prime, is a principal owner of PGI, PGI may be in a position to exercise significant influence over the affairs of New Prime. PGI owns substantial interests in income producing properties unrelated to New Prime's operations. Under the terms of his employment agreement with New Prime, Michael W. Reschke is permitted to devote a considerable portion of his time to the management of such interests provided he is able to perform duties customary to his position as Chairman of the Board of Prime, including overseeing the affairs and proceedings of such board. Michael W. Reschke and PGI have agreed that, so long as PGI and/or its affiliates own a 5% or greater economic interest in Prime or Michael W. Reschke is Chairman of the Board of Prime, neither Michael W. Reschke nor PGI will develop or acquire any interest in any retail property that is within the primary business of Prime as determined from time to time by a majority vote of the independent directors of Prime. Excluded from the foregoing restrictions are all properties in which PGI had an interest prior to the Prime IPO, any retail projects developed or acquired by PGI in Spain, and PGI's or Michael W. Reschke's ownership of less than 5% of any class of securities listed on a national securities exchange. In addition, Michael W. Reschke and PGI may, subject to certain limitations, (i) provide mortgage financing or other debt (including in the form of preferred equity positions) in any person which is engaged in the primary business of Prime and (ii) own equity interests in, and engage in the management of, HGP. For so long as Mr. Reschke serves as an executive officer or director of HGP, HGP will be prohibited from acquiring or developing any factory outlet center that is within a 50 mile radius of any outlet center owned or operated by New Prime.

APPRAISAL RIGHTS

    Horizon Common Shareholders, Prime Common Shareholders, Prime Series A Preferred Shareholders and Prime Series B Preferred Shareholders are not entitled to dissenting shareholders' appraisal rights under Maryland or Michigan law. Neither Maryland nor Michigan law provides appraisal rights to shareholders of a corporation in connection with a merger if their shares are listed on a national securities exchange, such as the NYSE, on the record date for determining shareholders entitled to vote on such merger. All of the Prime Common Shares, Prime Series A Preferred Shares, Prime Series B Preferred Shares and Horizon Common Shares outstanding on the record date for determining the shareholders entitled to vote on the Transactions were listed on the NYSE. Such shareholders of Prime and Horizon will not have the ability to demand and receive payment of the fair value of their shares in lieu of the consideration otherwise payable to such shareholders pursuant to the Transactions. The holders of Prime

Series C Preferred Shares have appraisal rights under Maryland law upon compliance with all necessary procedures. See "The Corporate Merger--Limited Appraisal Rights under Maryland Law."

ADVERSE CONSEQUENCES OF DEBT FINANCING

    New Prime is subject to the risks normally associated with debt or preferred equity financing, including the risk that New Prime's cash flow will be insufficient to meet required payments of principal, interest and distributions, the risk that existing indebtedness may not be refinanced or that the terms of such refinancing will not be as favorable as the terms of current indebtedness and the risk that necessary capital expenditures for such purposes as renovations and other improvements may not be financed on favorable terms or at all. Upon the consummation of the Transactions, New Prime will be more leveraged than Prime was before such consummation. As of December 31, 1997, New Prime's pro forma ratio of debt to total market capitalization was 50.5%, as compared to an historical debt to total market capitalization ratio of 42.4% for Prime as of such date. If New Prime were unable to refinance its indebtedness on acceptable terms, or at all, New Prime might be forced to dispose of one or more of the properties on disadvantageous terms, which might result in losses to New Prime and might adversely affect the cash available for distributions to shareholders. If interest rates or other factors at the time of the refinancing result in higher interest rates upon refinancing, New Prime's interest expense would increase, which would affect New Prime's ability to make distributions to its shareholders. Furthermore, if a property is mortgaged to secure payment of indebtedness and New Prime is unable to meet mortgage payments, the mortgagee could foreclose upon the property, appoint a receiver and receive an assignment of rents and leases or pursue other remedies, all with a consequent loss of income and asset value to New Prime. Foreclosures could also create taxable income without accompanying cash proceeds, thereby hindering New Prime's ability to meet the REIT distribution requirements of the Code.


LOSS UPON DISPOSITION OF PRIME TRANSFERRED PROPERTIES



    Upon consummation of the Transactions, New Prime will recognize a loss of $15,000,000 relating to the sale of the New Prime Properties to HGP.



OBLIGATIONS WITH RESPECT TO HGP CREDIT FACILITIES; MODIFICATION OF HGP CREDIT
  FACILITY



    New Prime will guarantee (the "Prime Guarantee") up to $10.0 million of HGP's obligations under the HGP Credit Facility. Accordingly, in the event HGP is unable to make debt service payments under such facility, the lender may require New Prime to make payments under the guarantee. In addition, upon consummation of the Transactions, HGP will assume Horizon's obligations under a $4.0 million revolving credit facility which was fully drawn as of December 31, 1997. New Prime has agreed to lend HGP the funds necessary to repay in full its obligations under this facility upon its maturity on August 1, 1998. Accordingly, if and to the extent HGP is otherwise unable to repay this facility at maturity, New Prime may be required to lend funds to HGP in an amount sufficient to enable HGP to make such repayment. See "Policies of New Prime with Respect to Certain Activities--New Prime's Relationship with HGP."


    There can be no assurance that in connection with the closing of the HGP Credit Facility, and in order to induce Nomura to lend $120 million pursuant to such facility, the terms of such loan and the Prime Guarantee will not be modified in a manner less favorable to HGP and New Prime, respectively. Such modifications may have the effect of (i) increasing the amount of mandatory annual principal payments, or requiring that a larger portion of HGP's operating cash flow be applied to repay obligations, under the facility, (ii) increasing the aggregate amount of indebtedness subject to the Prime Guarantee or (iii) eliminating the provisions relating to the termination of such guarantee prior to the repayment in full of all obligations under the HGP Credit Facility.

STATUS OF THE CORPORATE MERGER AS A TAX-FREE REORGANIZATION


    The Corporate Merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Code, such that neither the shareholders of Prime nor the shareholders of Sky Merger would recognize taxable gain as a result of the Corporate Merger (except to the extent of any cash paid to Sky Merger shareholders for fractional shares). However, in the event that the Corporate Merger did not qualify as a tax-free reorganization under Section 368(a) of the Code, each shareholder of Prime and Sky Merger would recognize gain equal to the amount, if any, by which the value of the stock and other consideration received by such person in the Corporate Merger exceeds such person's adjusted tax basis in its Prime or Sky Merger shares exchanged in the Corporate Merger.


    Further, even if the Corporate Merger does qualify as a tax-free reorganization, to the extent the Prime Special Distribution is treated as part of the Corporate Merger (and not a separate transaction), then the recipients of such distribution would be required, in lieu of treating such distribution as a dividend, to recognize any gain realized by them upon the Corporate Merger, in an amount not in excess of the Prime Special Distribution received. See "The Corporate Merger--Federal Income Tax Consequences."

ADVERSE IMPACT OF NEW PRIME'S FAILURE TO CONTINUE TO QUALIFY AS A REIT

    New Prime intends to qualify as a REIT under the Code. A REIT generally is not subject to federal income tax at the corporate level on income which it currently distributes to its shareholders so long as it distributes at least 95% of its taxable income (excluding any net capital gain) each year.

    No assurance can be given that New Prime will be, or remain, qualified as a REIT. Qualification as a REIT involves the satisfaction of numerous requirements (in certain instances, on an annual and quarterly basis) set forth in highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations, and may be affected by various factual matters and circumstances not entirely within New Prime's control. In the case of a REIT such as New Prime that holds its assets in partnership form, the complexity of these Code provisions and of the applicable Treasury Regulations that have been promulgated thereunder is even greater. Further, no assurance can be given that future legislation, new Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification.

    If New Prime were to fail to maintain qualification as a REIT in any taxable year, New Prime would not be allowed a deduction in computing its taxable income for amounts distributed to its shareholders, and thus would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates. Moreover, unless entitled to relief under certain statutory provisions, New Prime also would be ineligible for qualification as a REIT for the four taxable years following the year during which qualification was lost. Such disqualification would reduce the net earnings of New Prime available for investment or distribution to shareholders due to the additional tax liability of New Prime for the years involved. See "The Corporate Merger--Federal Income Tax Consequences."

EFFECT OF REIT DISTRIBUTION REQUIREMENTS

    To maintain its status as a REIT for federal income tax purposes, New Prime generally will be required each year to distribute to its shareholders at least 95% of its taxable income (excluding any net capital gain). In addition, New Prime will be subject to federal income tax to the extent it distributes less than 100% of its taxable income, including any net capital gain, and to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income plus 95% of its net capital gain income plus 100% of its undistributed income from prior taxable years.

    New Prime intends to pay distributions to its shareholders to comply with the 95% distribution requirement of the Code and to avoid the nondeductible excise tax described above. New Prime also intends to operate such that its cash flow from operations, including its share of distributions from Prime Partnership, will be sufficient to enable it to pay its operating expenses and meet the distribution requirements of a REIT, but no assurance can be given that this will be the case. New Prime may be required from time to time, under certain circumstances, to accrue as income for tax purposes rent or interest earned but not yet received. In such event, or upon the repayment of principal indebtedness, New Prime could have taxable income without sufficient cash to enable New Prime to meet the REIT distribution requirements. Accordingly, New Prime could be required to borrow funds or liquidate investments on adverse terms in order to comply with such requirements. See "The Corporate Merger-- Federal Income Tax Consequences."

PENALTY TAX ON PROHIBITED TRANSACTIONS

    Even if New Prime qualifies as a REIT for federal income tax purposes, it will be subject to a 100% tax on (i.e., the forfeiture of) any net income derived from a prohibited transaction. (Net income derived from a prohibited transaction is not taken into account in applying the 95% and 75% gross income tests necessary to qualify as a REIT.) Net income from a prohibited transaction is defined as the excess of the gain from prohibited transactions over the deductions allowed by federal income tax law which are directly connected with the prohibited transaction. Any loss from a prohibited transaction may not be taken into account in determining the amount of such net income.

    The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property or property that was involuntarily converted) that is held "primarily for sale to customers in the ordinary course of a trade or business." Whether property is held primarily for sale to customers in the ordinary course of a trade or business depends, however, on the facts and circumstances in effect from time to time, including those related to a particular property. To the extent applicable, New Prime will attempt to comply with the terms of safe-harbor provisions of the Code prescribing when asset sales will not be characterized as prohibited transactions.

    Complete assurance cannot be given that New Prime will be able to comply with the safe-harbor provisions of the Code or avoid owning property, the sale of which would be subject to the 100% tax on any gain therefrom as a prohibited transaction.

OWNERSHIP LIMIT NECESSARY TO MAINTAIN REIT QUALIFICATION

    For New Prime to qualify as a REIT and thereafter maintain such qualification, not more than 50% in value of New Prime's outstanding capital stock may be owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain tax-exempt entities, other than, in general, qualified domestic pension funds) at any time during the last half of any taxable year of New Prime other than the first taxable year for which the election to be taxed as a REIT has been made (the "Five or Fewer Requirement"). The New Prime Charter will contain certain restrictions on the ownership and transfer of New Prime's capital stock, described below, which are intended to prevent concentration of stock ownership. These restrictions, however, do not ensure that New Prime will be able to satisfy the Five or Fewer Requirement primarily, though not exclusively, as a result of fluctuations in values among the different classes of New Prime's capital stock. If New Prime fails to satisfy the Five or Fewer Requirement, New Prime's status as a REIT will terminate, and New Prime will not be able to prevent such termination.

    If New Prime were to fail to qualify as a REIT in any taxable year, New Prime would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, and would not be allowed a deduction in computing its taxable income for amounts distributed to its shareholders. Moreover, unless entitled to relief under certain statutory provisions, New

Prime also would be ineligible for qualification as a REIT for the four taxable years following the year during which qualification was lost. Such disqualification would reduce the net earnings of New Prime available for investment or distribution to its shareholders due to the additional tax liability of New Prime for the years involved.

    The New Prime Charter will prohibit ownership, either directly or under the applicable attribution rules of the Code, of New Prime Series A Preferred Shares, New Prime Series B Preferred Shares, New Prime Series C Preferred Shares or New Prime Common Shares that, if effective, would result in (i) New Prime being "closely held" within the meaning of Section 856(h) of the Code, (ii) the outstanding shares of the capital stock of New Prime being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution), or (iii) New Prime otherwise failing to qualify as a REIT (including, but not limited to, a transfer or other event that would result in New Prime owning (directly or under the applicable attribution rules) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by New Prime from such tenant would cause New Prime to fail to satisfy any of the gross income requirements of Section 856(c) of the Code) (such restrictions constitute the "New Prime Stock Ownership Limit"). Any attempted transfer of shares to a person who, as a result of such transfer, would violate the ownership limitations set forth in the New Prime Charter will be deemed void and the shares purportedly transferred would be converted into shares of a separate class of capital stock with no voting rights and no rights to distributions. In addition, ownership, either directly or under the applicable attribution rules of the Code, of the capital stock in excess of the ownership limitations set forth in the New Prime Charter generally will result in the conversion of those shares into shares of a separate class of capital stock with no voting rights and no rights to distributions.

    The New Prime Board of Directors may, subject to the receipt of certain representations as required by the New Prime Charter and a ruling from the Internal Revenue Service (the "IRS" or "Service") or an opinion of counsel satisfactory to it, waive the ownership restrictions with respect to a holder if such waiver will not jeopardize New Prime's status as a REIT.

    The New Prime Stock Ownership Limit (and the limitation upon the ownership of more than 10% of the outstanding New Prime Series A Preferred Shares by certain shareholders, which is also provided for in the New Prime Charter) may
(i) discourage a change of control of New Prime, (ii) deter tender offers for such shares, which offers may be attractive to New Prime's shareholders, or
(iii) limit the opportunity for stockholders to receive a premium for their shares that might otherwise exist if an investor attempted either to assemble a block of stock in excess of the New Prime Stock Ownership Limit or 10% of the outstanding New Prime Series A Preferred Shares or to effect a change of control of New Prime.

THE BRIEF HISTORY OF THE OUTLET CENTER INDUSTRY; DECLINE IN DEVELOPMENT OF NEW
  CENTERS; COMPETITION WITHIN THE INDUSTRY

    THE BRIEF HISTORY OF THE OUTLET CENTER INDUSTRY. The outlet center business is a relatively young segment of the retailing industry. As this segment of the retailing industry matures, there can be no assurance that the advantages offered by this business to consumers and manufacturers will continue. The outlet center business depends, in part, on the pricing differential between goods sold in the outlet centers and similar or identical goods sold in traditional department stores or retail establishments. While this pricing differential results in part because of lower operating costs resulting from the elimination of distribution channels and the reduced rent and overhead at outlet centers, there can be no assurance that traditional retailers will not compete aggressively to regain sales nor can there be any assurance that the outlet center business will not be adversely affected by other changes in the distribution and sale of retail goods.

    DECLINE IN DEVELOPMENT OF NEW CENTERS. In recent years, the rate of growth in the development of new factory outlet centers has declined significantly. According to VALUE RETAIL NEWS, the number of new centers opened in the United States decreased from 27 grand openings in 1994 to 22, 13 and seven grand openings in 1995, 1996 and 1997, respectively. There can be no assurance that this trend in declining development will not continue, or that the development of newer factory outlet centers will increase in the future.

    COMPETITION FROM OTHER OUTLET CENTERS. There are numerous developers and real estate companies that are engaged in the development or ownership of outlet centers and are expected to compete with New Prime in seeking merchants for outlet centers. This results in competition for prime locations and for merchants who operate outlet center stores, particularly for those manufacturers featuring quality and designer brand name merchandise with proven customer drawing power.

    Because a number of New Prime's outlet centers are located in relatively undeveloped areas, there are often other potential sites near New Prime's outlet centers that may be developed into outlet centers by competitors. As of December 31, 1997, 13 projects in New Prime's portfolio were located within approximately 12 miles of competing outlet centers and thus are subject to existing competition. The development of an outlet center with a more convenient location or lower rents may attract New Prime's merchants or cause them to seek more favorable lease terms at or prior to renewal of their leases and, accordingly, may affect adversely the business, revenues and/or sales volume of New Prime's outlet centers.

    COMPETITION FROM TRADITIONAL FULL PRICE RETAILERS AND OTHERS. Most of the merchandise produced by manufacturers is sold through traditional full price retail channels, such as large department stores and other mass merchandisers. Manufacturers generally do not wish to jeopardize retail relationships by locating their outlet stores in locations that directly compete with traditional retailers. As a result, New Prime's outlet centers are typically constructed at least 20 miles from the nearest regional mall. These locations are generally less attractive to consumers because they tend to require more travel time. A reduction of pricing discounts by manufacturers, increased competition by traditional retailers or a perception by consumers that such pricing differentials are not significant would reduce the competitive advantage offered by outlet stores to consumers and, consequently, adversely affect the business, revenues and/or sales volume of New Prime's outlet centers. There can be no assurance that the outlet center business will not be adversely affected by other changes in the distribution and sale of retail goods, such as discount shopping clubs, "off-price" retailers, direct mail and telemarketing.

    GENERAL RETAIL INDUSTRY RISKS. The outlet center market is a component of the retail industry. The retail industry is subject to external factors such as inflation, consumer confidence, unemployment rates and consumer tastes and preferences. In the event that the retail industry experiences down cycles, manufacturers and merchants of retail merchandise may experience economic difficulties and/or may be less likely to renew existing leases at outlet centers or to expand distribution channels into new outlet centers.

SHAREHOLDER LITIGATION


    On December 10, 1997, a shareholder of Horizon filed a purported class action lawsuit in the Circuit Court for Muskegon County, Michigan (the "Court") against Horizon, Prime and certain directors and former directors of Horizon. The substantive allegations claim that Horizon's directors breached their fiduciary duties to Horizon's shareholders in approving the Corporate Merger and that the consideration to be paid to Horizon's shareholders in connection with the Corporate Merger is unfair and inadequate. The lawsuit requests that such merger be enjoined or, in the event that the purported transaction is consummated, that it be rescinded or damages be awarded to the class members. On January 16, 1998, the defendants answered the complaint, denying that the Horizon Board of Directors breached its fiduciary duties and denying that such consideration is unfair or inadequate. On May 4, 1998, the Court approved a class action settlement the terms of which are contained in a Memorandum of Understanding among counsel for the parties dated as of May 7, 1998. Such settlement is subject to certain conditions which may not be satisfied. See "The Corporate Merger--Shareholder Litigation."

RISKS OF ACQUISITION ACTIVITIES

    New Prime intends to pursue acquisitions of factory outlet centers in the United States. New Prime can provide no assurance as to whether any of the potential acquisitions it is presently exploring will be consummated nor as to the final terms or conditions upon which any such transactions may be completed. Acquisitions of factory outlet centers, like that of commercial real estate, entail risks that the investment will fail to perform in accordance with expectations. The success of New Prime's acquisition strategy will be determined by numerous factors, including New Prime's ability to identify suitable acquisition opportunities, the degree of competition for such acquisitions, New Prime's ability to finance such acquisitions on acceptable terms, the financial performance of the properties following acquisition and the ability of New Prime to effectively integrate the operations of acquired properties. The failure by New Prime to achieve its acquisition plans or to integrate or operate acquired facilities effectively may have a material adverse effect on New Prime's business, financial condition and results of operations, and such failure may adversely affect the ability of New Prime to pay expected distributions to shareholders.

ADVERSE EFFECT OF INABILITY TO PURSUE DEVELOPMENT ACTIVITIES; DEVELOPMENTS MAY
  NOT BE PROFITABLE

    New Prime intends to pursue development activities as opportunities arise. New Prime will incur risks in connection with such development activities in addition to those applicable to the ownership and operation of the New Prime Properties. These risks include the risks that development opportunities explored by New Prime may be abandoned or delayed, that construction costs of a project may exceed original estimates, that occupancy rates and rents at a completed project will not be sufficient to make the project profitable, and that New Prime may be unable to obtain any required governmental approvals or permits. The occurrence of any of the foregoing may adversely affect the ability of New Prime to pay expected distributions to shareholders.

NO LIMITATION IN ORGANIZATIONAL DOCUMENTS ON INCURRENCE OF DEBT

    Following the Prime IPO, Prime established a policy of not incurring debt that would result in a ratio of debt to total market capitalization of more than 50%. In 1995, Prime modified this policy to increase such limit to 60%. Such increase responded primarily to the substantial decline in the market prices of Prime's publicly traded equity securities and the significant increase in Prime's total debt related to its property development activities. New Prime intends to continue Prime's existing policy. There can be no assurance, however, that this policy will not be further modified to enable New Prime to become more highly leveraged. Moreover, the organizational documents of New Prime will not contain any limitation on the amount of indebtedness New Prime might incur. If New Prime were to become more highly leveraged, the resulting increase in New Prime's debt service obligations could adversely affect New Prime's available cash flow and ability to make expected distributions to shareholders and increase the risk of default on New Prime's obligations, including financial covenants contained in New Prime's debt instruments.

GENERAL REAL ESTATE INVESTMENT RISKS

    GENERAL. Investments in New Prime will be subject to the risks incident to the ownership and operation of commercial retail real estate. These include the risks normally associated with changes in national economic or local market conditions, competition for merchants from other retail properties, including other outlet centers, changes in market rental rates, and the need to periodically renovate, repair and relet space and to pay the costs thereof.

    Equity real estate investments are relatively illiquid compared to most financial assets and, therefore, tend to limit the ability of New Prime to vary its portfolio promptly in response to changes in economic or other conditions. Substantially all of the New Prime Properties are outlet centers. In addition, certain significant expenditures associated with each equity investment (such as debt service, real estate taxes and operating and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investment. If any of New Prime's outlet centers fails to succeed, either because the concept of the outlet center has lost favor or because of poor results at an individual center, the ability of New Prime to convert the center to an attractive alternative use or to sell the center to recoup New Prime's investment may be limited. Should such an event occur, New Prime's income and available cash flow would be adversely affected.

    BANKRUPTCY OF MERCHANTS. Because rental income will be a principal source of operating revenue for New Prime, New Prime's financial condition and results of operations would be adversely affected if a significant number of New Prime's merchants were unable to meet their lease obligations and if, following such defaults, New Prime were unable to relet the space to new merchants on economically favorable terms. Moreover, the bankruptcy or insolvency of a single major merchant may have an adverse effect on the income produced by certain New Prime Properties. In the event of default by a lessee, New Prime may experience delays in enforcing its rights as landlord and may incur substantial costs in protecting its investment and reletting such space in the New Prime Properties.

    RENEWAL OF LEASES AND RELETTING OF SPACE. New Prime will be subject to the risks that, upon expiration of leases for space located in New Prime Properties, the leases may not be renewed, the space may not be relet or the terms of renewal or reletting (including the cost of required renovations or concessions to merchants) may be less favorable than current lease terms. In general, the leases relating to New Prime's outlet centers have a term of five to seven years with an option to renew for a period equal to the length of the initial term. Because substantially all of New Prime's outlet centers have been constructed or assumed during the past five years, New Prime does not have an extensive history of lease renewals with respect to its current portfolio of leases. As of December 31, 1997, leases will expire prior to 2003 on a total of approximately 64.2% of the GLA in New Prime's outlet centers. If New Prime was unable to promptly relet or renew its leases for all or a substantial portion of the space currently leased, or if the rental rates upon such renewal or reletting were significantly lower than expected rates, or if New Prime's reserves for renovations and concessions proved inadequate, then New Prime's cash flow and, consequently, New Prime's ability to make expected distributions to shareholders may be adversely affected.

    UNINSURED LOSS. New Prime intends to carry comprehensive liability, fire, flood, extended coverage and rental loss insurance with respect to the New Prime Properties with policy specifications and insured limits customarily carried for similar properties. There are, however, certain types of losses (from wars or, in certain locations, earthquakes) that may be either uninsurable or not insurable on economically viable terms. Should an uninsured loss occur, New Prime could lose its capital investment and/or the anticipated profits and cash flow from one or more New Prime Properties.

LIMITS ON CHANGES IN CONTROL

    OWNERSHIP LIMIT. The New Prime Stock Ownership Limit, as well as the ability of New Prime to issue additional New Prime Common Shares or other shares (which may have rights and preferences senior to the New Prime Common Shares), may discourage a change of control of New Prime and may also (i) deter tender offers for New Prime Common Shares, New Prime Series A Preferred Shares and New Prime Series B Preferred Shares, which offers may be advantageous to shareholders and (ii) limit the opportunity for shareholders to receive a premium for their New Prime Common Shares, New Prime Series A Preferred Shares and New Prime Series B Preferred Shares that might otherwise exist if an investor were attempting to assemble a block of New Prime Common Shares, New Prime Series A Preferred Shares and New Prime Series B Preferred Shares in excess of the New Prime Stock Ownership Limit or otherwise effect a change of control of New Prime.

    STAGGERED BOARD. The New Prime Board of Directors will be divided into three classes of directors. The terms of the classes will expire in 1999, 2000 and 2001, respectively. As the term of each class expires, directors for that class will be elected for a three-year term and the directors in the other two classes will continue in office. The staggered terms for directors may impede the shareholders' ability to change control of New Prime even if a change in control were in the shareholders' interest.

    PREFERRED SHARES. The New Prime Charter will authorize the New Prime Board of Directors to issue up to 24,315,000 New Prime Preferred Shares and to establish the preferences and rights (including the right to vote and the right to convert into New Prime Common Shares) of any New Prime Preferred Shares issued. The power to issue New Prime Preferred Shares could have the effect of delaying or preventing a change in control of New Prime even if a change in control were in the shareholders' interest.

    MARYLAND BUSINESS COMBINATION LAW. Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation subject to Section 3-601 et. seq. of the MGCL and (i) any person who (a) beneficially owns 10% or more of the voting power of the corporation's shares after the date on which the corporation had 100 or more beneficial owners of its stock or (b) is an affiliate or associate of the corporation and beneficially owned 10% or more of the voting power of the corporation's shares at any time within the two-year period immediately prior to the date in question, and after the date on which the corporation had 100 or more beneficial owners of its stock (an "Interested Stockholder"), or (ii) an affiliate of such Interested Stockholder, are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder unless an exemption is available. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting shares of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected (unless, among other conditions, the holders of the common shares of the corporation receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares). Such provisions could have the effect of inhibiting a change in control even if a change in control were in the shareholders' interest. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder.

POSSIBLE LIABILITY RELATING TO ENVIRONMENTAL MATTERS

    Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous or toxic substances released on or under its property. These laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous or toxic substances. The cost of any required remediation and the owner's liability therefor as to any property is generally not limited under such enactments and could exceed the value of the property and/or the aggregate assets of the owner. The presence of environmentally hazardous substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Moreover, such laws are subject to change and any such change may result in significant unanticipated expenditures, which could adversely affect New Prime's ability to pay distributions to shareholders.

    Substantially all of the New Prime Properties have been subject to Phase I or similar environmental assessments by independent environmental consultants within the past five years. Phase I assessments are intended to discover information regarding, and to evaluate the environmental condition of, the surveyed property and surrounding properties. Phase I assessments generally include an historical review, a public records review, an investigation of the surveyed site and surrounding properties, and preparation and issuance of a written report, but do not include soil sampling or subsurface investigations. Generally, the environmental assessments revealed no significant environmental conditions. However, certain properties had historic or neighboring uses which might have impacted the properties, contained underground storage tanks, or included wetlands, which could affect future development. Neither Prime nor Horizon has been notified by any governmental authority of any non-compliance, liability or other claim in connection with any of the New Prime Properties, and neither Prime nor Horizon is aware of any other environmental condition with respect to any of the New Prime Properties that could materially adversely affect New Prime's financial condition or results of operations. Nonetheless, it is possible that New Prime's assessments do not reveal all environmental liabilities or that there are material liabilities of which New Prime is unaware. Moreover, there can be no assurance that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the New Prime Properties will not be affected by tenants, by the condition of land or operations in the vicinity of the New Prime Properties (such as the presence of underground storage tanks) or by third parties unrelated to New Prime. If compliance with the various laws and regulations, now existing or hereafter adopted, exceeds New Prime's budget for such items, New Prime's ability to make expected distributions to shareholders could be adversely affected.

TAX TERMINATION OF PRIME PARTNERSHIP

    Pursuant to Section 708(b)(1)(B) of the Code, if within a twelve-month period, there is a sale or exchange of 50% or more of the total interest in a partnership's capital and profits, the partnership terminates for federal income tax purposes. Treasury Regulations under Code Section 708(b)(1)(B) (the "Section 708 Regulations") provide that if a partnership is deemed terminated by a sale or exchange of an interest, the following is deemed to occur: (a) the partnership transfers all of its assets and liabilities to a new partnership in exchange for an interest in the new partnership; and (b) immediately thereafter, the terminated partnership distributes all of the interests in the new partnership to the purchasing partner and the other remaining partners in liquidation of the terminated partnership. Under the Section 708 Regulations, the deemed termination of a partnership will result in the closing of the partnership's taxable year and the voiding of any tax elections made by the partnership. In addition, the deemed termination requires the partnership to depreciate its assets as if they were newly acquired by the partnership at the time of termination. As a result, such assets must be depreciated over each asset's depreciable life beginning as of the date of the deemed termination.


    The Corporate Merger should result in the termination of Prime Partnership (and each Prime Property Partnership) under Code Section 708(b)(1)(B). Accordingly, under the Section 708 Regulations, all of the assets of Prime Partnership (and each Prime Property Partnership) will be deemed to be contributed to a new partnership in return for interests in such new partnership, and the partners of Prime Partnership, including New Prime (and each Prime Property Partnership), would be deemed to be distributed interests in such new partnership in exchange for their present interests in Prime Partnership (or such Prime Property Partnership).



    Although this termination would cause the taxable year of Prime Partnership to end, to the extent that the taxable years of both Prime Partnership and a Prime Partnership unitholder (including New Prime) generally end on the same date (i.e., December 31), as does New Prime's taxable year, the closing of Prime Partnership's taxable year should have no adverse tax consequences to such Prime Partnership unitholder. However, the termination of Prime Partnership would cause the Prime Properties to be depreciated as if they were newly acquired, probably resulting in lower annual depreciation deductions to Prime Partnership unitholders (including New Prime) for federal income tax purposes after the Mergers. See "The Corporate Merger--Federal Income Tax Consequences."

                                HGP RISK FACTORS

    Ownership of HGP Common Shares involves various risks. In addition to general risks of ownership of HGP Common Shares and those factors set forth elsewhere in this Joint Proxy Statement/Prospectus/ Information Statement, holders of HGP Common Shares should be aware of, among other things, the following factors:

LACK OF OPERATING HISTORY AS SEPARATE ENTITY; LIMITED RELEVANCE OF HISTORICAL
  FINANCIAL INFORMATION

    Upon consummation of the Transactions, HGP will own and operate the HGP Properties. HGP does not have an operating history as a separate company, and management has historically been able to rely on the earnings, assets and cash flow of Prime or Horizon in managing the HGP Properties. In addition, HGP has not operated as an independent public company, and following consummation of the Transactions will incur costs and expenses associated with the management of a public company. Furthermore, HGP will be a substantially smaller company than either Horizon or Prime was prior to consummation of the Transactions. Also, the Transactions may result in some temporary dislocation and inefficiencies to the business operations, as well as the organization and personnel structure, of HGP. As a result of the foregoing, historical and pro forma results for HGP contained elsewhere in this Joint Proxy Statement/ Prospectus/Information Statement may not be indicative of its results for future periods. With the exception of the Prime Guarantee, neither New Prime nor Prime Partnership is required or intends to provide assistance or services to HGP or HGP LP after the consummation of the Transactions.

DECLINING OPERATING RESULTS OF HGP PROPERTIES

    The initial assets of HGP consist of Horizon and Prime properties which have performed poorly relative to other properties owned by Horizon and Prime prior to the Transactions and have, as a whole, generated declining operating results in recent periods. As of December 31, 1997, the HGP Properties were 80.5% leased, while the properties to be contained in New Prime's portfolio were 92.7% leased. In addition, HGP's net income before gain on sale of real estate, extraordinary charge and losses on impairment on an historical basis was $5,943,000 for the year ended December 31, 1996 compared to a loss of $3,347,000 for the year ended December 31, 1997. Although the management of HGP believes that the performance of these properties can be improved over time through increased focus on leasing the properties, remerchandising with nonoutlet merchants, cost-cutting measures and selective expansion of the HGP Properties, there can be no assurance that the performance of the properties will improve or not continue to deteriorate. See "Horizon Group Properties, Inc."

ADVERSE CONSEQUENCES OF DEBT FINANCING

    Upon consummation of the Transactions and after making expected borrowings under the HGP Credit Facility (as hereinafter defined), HGP will have substantial indebtedness and debt service obligations. On a pro forma basis, HGP's total indebtedness of $127,387,000 would represent approximately 75.8% of its total capitalization as of December 31, 1997. In addition, subject to restrictions in its debt instruments, HGP may incur additional indebtedness (including additional secured indebtedness and senior indebtedness) from time to time.

    HGP's ability to make required payments under the HGP Credit Facility and any other debt instruments and required distributions to its shareholders will be dependent upon HGP's ability to generate cash from operations sufficient for such purposes. In turn, HGP's future operating performance and ability to make planned expenditures will be subject to future economic conditions and to financial, business and other factors, many of which are beyond its control. There can be no assurance that HGP will be able to generate funds in a manner that will be sufficient to meet its debt repayment obligations or required distributions.

    The degree to which HGP is leveraged could have important consequences to holders of HGP Common Shares, including the following: (i) HGP's ability to obtain additional financing in the future for working capital, capital expenditures, debt service requirements, general corporate or other purposes may be materially limited or impaired; (ii) a substantial portion of HGP's cash flow from operations is expected to be required to be dedicated to the payment of principal and interest on indebtedness, thereby reducing the funds available to HGP for other purposes, including operations and future business opportunities;
(iii) HGP's debt instruments could impose significant financial and operating restrictions on HGP and its subsidiaries which, if violated, could permit HGP's creditors to accelerate payments thereunder and foreclose on the collateral securing such debt instruments; (iv) HGP's flexibility to adjust to changing market conditions and to withstand competitive pressures could be limited by its leveraged position and the covenants contained in its debt instruments, thus putting HGP at a competitive disadvantage; (v) HGP may be vulnerable to a downturn in general economic conditions or in its business or be unable to carry out spending that is important to the maintenance of its business; (vi) borrowings under certain of HGP's debt instruments are at variable rates of interest, exposing HGP to the risk of increased interest rates; and (vii) HGP's ability to make distributions.


    The HGP Credit Facility requires monthly payments of interest, as well as principal payments totaling $1.5 million, $1.5 million and $2.0 million during the first, second and third years, respectively, following the Closing Date, payable in equal monthly installments. The HGP Credit Facility will mature on the third anniversary of the Closing Date. HGP does not expect that it will generate cash flow from operations sufficient to cover repayment of the HGP Credit Facility when it matures. HGP's ability to repay the HGP Credit Facility at maturity will be dependent on developing one or more sources of cash prior to the maturity of the HGP Credit Facility. If HGP is unable to develop such sources of cash in the future to repay its obligation under the HGP Credit Facility and to meet its other commitments, it may be required to (i) seek to refinance all or a portion of the HGP Credit Facility at maturity, (ii) reduce or delay required or planned expenditures or (iii) seek to sell all or a portion of its interests in one or more of the HGP Properties. The HGP Credit Facility will restrict HGP's ability to sell assets and use the proceeds therefrom. HGP's ability to refinance the HGP Credit Facility or to obtain additional financing will depend upon HGP's operating performance, as well as prevailing economic and market conditions, levels of interest rates, refinancing costs and other factors, many of which are beyond HGP's control. There can be no assurance that HGP will be able to refinance the HGP Credit Facility on terms acceptable to the Company, if at all, or to obtain additional financing in a timely manner or that the proceeds therefrom will be sufficient to effect such refinancing. Any failure by HGP to repay the HGP Credit Facility when due would have a material adverse effect on HGP.



    Upon consummation of the Transactions, HGP will assume Horizon's obligations under a $4.0 million credit facility which was fully drawn as of December 31, 1997. New Prime has agreed to lend HGP the funds necessary to repay in full its obligations under this facility upon its maturity on August 1, 1998 in the event HGP is otherwise unable to satisfy such obligations.


    In the event that HGP is unable to generate sufficient cash flow and HGP is otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on its indebtedness (including the HGP Credit Facility), or if HGP otherwise fails to comply with the various covenants in the instruments governing such indebtedness, HGP could be in default under the terms of such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable together with accrued and unpaid interest, the lenders under HGP's debt instruments could elect to terminate their commitments thereunder and HGP could be forced into bankruptcy or liquidation.

    The organizational documents of HGP do not contain any limitation on the amount of indebtedness HGP may incur. Accordingly, HGP could become even more highly leveraged, resulting in an increase in debt service that could increase the risk of default on HGP's indebtedness.

LACK OF WORKING CAPITAL

    HGP will be primarily dependent on cash flow from operations to operate its business. In order to implement its business plan of repositioning the HGP Properties, HGP will be required to make improvements to its properties, including constructing tenant build-outs and redesigning or reconfiguring certain retail space. HGP does not anticipate that it will be able to implement its business plan without obtaining additional financing. HGP's debt instruments, including the HGP Credit Facility, restrict HGP's ability to incur additional indebtedness and may prevent HGP from adequately repositioning the HGP Properties. HGP does not have any commitments for working capital financing and there is no assurance that HGP will have sufficient working capital in the foreseeable future to execute its business plan. The failure by HGP to obtain adequate working capital financing may have a material adverse effect on HGP's business, financial condition and results of operations.

NO PRIOR PUBLIC MARKET; NO ASSURANCE OF VALUE

    Prior to the consummation of the Transactions, there has been no public market for HGP Common Shares. An application will be made to have the HGP Common Shares listed for quotation in Nasdaq. There can be no assurance that HGP will obtain a listing (see "--Nasdaq Maintenance Requirements; Possible Failure to List or Delisting of HGP Common Shares from Nasdaq"). There can also be no assurance that an active trading market for the HGP Common Shares will develop, or if such market does develop, be sustained. The market price of the HGP Common Shares may fluctuate substantially due to a variety of factors, including quarterly fluctuations in results of operations, changes in earnings estimates by securities analysts, changes in accounting principles, sales of HGP Common Shares by existing holders, negative publicity, loss of key personnel and other factors. In addition, broad market fluctuations and general economic and political conditions may adversely affect the market price of the HGP Common Shares regardless of HGP's performance. Furthermore, there is no assurance as to the value of HGP Common Shares in the secondary market.

ABSENCE OF DISTRIBUTIONS

    Subject to the requirements necessary to maintain its status as a REIT, HGP does not anticipate paying distributions to shareholders for the foreseeable future. It is the present intention of HGP to retain all earnings, if any, in order to fund capital expenditures in accordance with its business plan and generally to support its ongoing businesses and make payments on its outstanding indebtedness, including the HGP Credit Facility. Any determination in the future to pay distributions will be dependent upon HGP's results of operations, financial condition, contractual restrictions and other factors deemed relevant at that time by the HGP Board of Directors. HGP's substantial indebtedness and debt service obligations will further restrict its ability to make distributions to its shareholders. The terms of the HGP Credit Facility require that HGP's available cash flow from operations be used first to pay interest payments due on such credit facility before being distributed to securityholders. See "Horizon Group Properties, Inc.--HGP Management's Discussion and Financial Analysis--Liquidity and Capital Resources."

NOVELTY OF TRANSACTION STRUCTURE TO THE FACTORY OUTLET INDUSTRY

    The Transactions represent the first attempt of a REIT in the factory outlet industry to separate its business into two publicly held companies, one to continue its focus on the acquisition, development and ownership of quality factory outlet centers and the other to implement a repositioning strategy with respect to its retail properties. There is no assurance that this strategy can be successfully implemented in the factory outlet industry. See "--Change in Business Strategy."

CHANGE IN BUSINESS STRATEGY

    The initial assets of HGP have historically been operated as factory outlet centers. As part of its business plan, HGP may expand its leasing efforts to include a broader array of tenants, including local, regional and national retailers. See "Horizon Group Properties, Inc.--Business Strategy". This change in business strategy, if implemented, entails numerous risks, including the risk that HGP will be unable to obtain financing to implement the strategy, attract such non-factory outlet tenants, the addition of such non-factory outlet tenants will lead to a loss of HGP's current factory outlet center tenants and tenant sales at HGP's properties could be reduced due to a change in market perception caused by the inclusion of non-factory outlet tenants. In addition, there is no assurance that HGP will be able to acquire additional properties on terms and conditions that would be accretive to its shareholders or suitable for repositioning.

FINANCINGS MAY NOT BE SUCCESSFUL

    In order to obtain financing necessary to execute its business plan, HGP intends to raise additional equity capital through the public or private equity markets. Such financing may be obtained through the sale of common or preferred equity. There can be no assurance that HGP will be successful in obtaining any such financing or that the terms of such financing, including the price at which equity securities are issued and any resulting dilution to existing investors, will be favorable to HGP and the holders of HGP Common Shares. The failure by HGP to obtain additional equity financing on favorable terms may have a material adverse effect on HGP's business, financial condition and results of operations.

LIMITED EXPERIENCE OF HGP'S MANAGEMENT IN FACTORY OUTLET CENTER INDUSTRY

    None of the executive officers of HGP are currently employed by Horizon or Prime. Many of these officers have had limited or no experience in the factory outlet industry. There is no assurance that these executive officers will be able to effectively manage and operate the HGP Properties.

CONFLICTS OF INTERESTS OF COMMON DIRECTORS

    Upon consummation of the Transactions, Michael W. Reschke and Norman Perlmutter will serve as directors of both New Prime and HGP. Messrs. Reschke and Perlmutter may face certain conflicts of interests under Maryland law as a result of their positions as directors of both companies. For so long as Mr. Reschke serves as an executive officer or director of HGP, HGP will be prohibited from acquiring or developing any factory outlet center that is within a 50 mile radius of any outlet center owned or operated by New Prime.

DEPENDENCE ON RENTAL INCOME FROM REAL PROPERTY

    HGP's cash flow, results of operations and value of its assets would be adversely affected if a significant number of tenants of the HGP Properties failed to meet their lease obligations or if HGP was unable to lease a significant amount of space on economically favorable terms. In the event of a default by a lessee, HGP may experience delays in enforcing its rights as lessor and may incur substantial costs in protecting its investment. The bankruptcy or insolvency of a major tenant may have an adverse effect on a property. At any time, a tenant may seek protection under the bankruptcy laws, which could result in rejection and termination of such tenant's lease and thereby cause a reduction in the cash flow of the property. No assurance can be given that the HGP Properties will not experience significant tenant defaults in the future.

    On a pro forma basis as of December 31, 1997, leases representing approximately 41.0% of the GLA in the HGP Properties were scheduled to expire prior to 2001. If HGP is unable to promptly relet or renew its leases for all or a substantial portion of the space currently leased, or if the rental rates upon such renewal or reletting were significantly lower than existing rates, or if HGP's reserves for renovations and concessions proved inadequate, then HGP's cash flow and operations may be adversely affected.

ADVERSE IMPACT OF THE FAILURE TO CONTINUE TO QUALIFY AS A REIT

    HGP intends to qualify, and upon qualification, intends to continue to qualify, as a REIT under the Code. A REIT generally is not subject to federal income tax at the corporate level on income which it currently distributes to its shareholders so long as it distributes to its shareholders at least 95% of its taxable income (excluding any net capital gain) each year.

    No assurance can be given that HGP will remain qualified as a REIT. Qualification as a REIT involves the satisfaction of the numerous requirements (in certain instances, on an annual and quarterly basis) set forth in highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations, and may be affected by various factual matters and circumstances not entirely within HGP's control. In the case of a REIT such as HGP that holds its assets in partnership form, the complexity of these Code provisions and of the applicable Treasury Regulations that have been promulgated thereunder is even greater. Further, no assurance can be given that future legislation, new Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification.


    If HGP were to fail to maintain qualifications as a REIT in any taxable year, HGP would not be allowed a deduction in computing its taxable income for amounts distributed to its shareholders, and thus would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates. Moreover, unless entitled to relief under certain statutory provisions, HGP also would be ineligible for qualification as a REIT for the four taxable years following the year during which qualification was lost. Such disqualification would reduce the net earnings of HGP available for investment or distribution to shareholders due to the additional tax liability of HGP for the years involved. See "Horizon Group Properties, Inc.--Federal Income Tax Consequences."


EFFECT OF REIT DISTRIBUTION REQUIREMENTS

    To maintain its status as a REIT for federal income tax purposes, HGP generally will be required each year to distribute to its shareholders at least 95% of its taxable income (excluding any net capital gain). In addition, HGP will be subject to federal income tax to the extent it distributes less than 100% of its taxable income, including any net capital gain, and to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income plus 95% of its net capital gain income plus 100% of its undistributed income from prior taxable years.


    HGP intends to pay distributions to its shareholders only to the extent necessary to comply with the 95% distribution requirement of the Code and to avoid the nondeductible excise tax described above. HGP anticipates that its cash flow from operations, including its share of distributions from HGP LP, will be sufficient to enable it to pay its current level of operating expenses and meet the distribution requirements of a REIT, but no assurance can be given that this will be the case. HGP may be required from time to time, under certain circumstances, to accrue as income for tax purposes rent or interest earned but not yet received. In such event, or upon the repayment of principal indebtedness, HGP could have taxable income without sufficient cash to enable HGP to meet the REIT distribution requirements. Accordingly, HGP could be required to borrow funds or liquidate investments on adverse terms in order to comply with such requirements. See "Horizon Group Properties, Inc.--Federal Income Tax Consequences."


PENALTY TAX ON PROHIBITED TRANSACTIONS

    Even if HGP qualifies as a REIT for federal income tax purposes, it will be subject to a 100% tax (i.e., the forfeiture of) on any net income derived from a prohibited transaction. (Net income derived from a prohibited transaction is not taken into account in applying the 95% and 75% gross income tests necessary to qualify as a REIT.) Net income from a prohibited transaction is defined as the excess of the gain from prohibited transactions over the deductions allowed by federal income tax law which are directly connected with the prohibited transaction. Any loss from a prohibited transaction may not be taken into account in determining the amount of such net income.

    The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property or property that was involuntarily converted) that is held "primarily for sale to customers in the ordinary course of a trade or business." Whether property is held primarily for sale to customers in the ordinary course of a trade or business depends, however, on the facts and circumstances in effect from time to time, including those related to a particular property. To the extent applicable, HGP will attempt to comply with the terms of safe-harbor provisions of the Code prescribing when asset sales will not be characterized as prohibited transactions.

    Complete assurance cannot be given that HGP will be able to comply with the safe-harbor provisions of the Code or avoid owning property, the sale of which would be subject to the 100% tax on any gain therefrom as a prohibited transaction.

OWNERSHIP LIMIT NECESSARY TO MAINTAIN REIT QUALIFICATION

    For HGP to qualify as a REIT and thereafter maintain such qualification, it must satisfy the Five or Fewer Requirement. The HGP Charter will contain certain restrictions on the ownership and transfer of HGP's capital stock, described below, which are intended to prevent concentration of stock ownership. These restrictions, however, do not ensure that HGP will be able to satisfy the Five or Fewer Requirement primarily, though not exclusively, as a result of fluctuations in values among the different classes of HGP's capital shares. If HGP fails to satisfy the Five or Fewer Requirement, HGP's status as a REIT will terminate, and HGP will not be able to prevent such termination.

    If HGP were to fail to qualify as a REIT in any taxable year, HGP would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, and would not be allowed a deduction in computing its taxable income for amounts distributed to its shareholders. Moreover, unless entitled to relief under certain statutory provisions, HGP also would be ineligible for qualification as a REIT for the four taxable years following the year during which qualification was lost. Such disqualification would reduce the net earnings of HGP available for investment or distribution to its shareholders due to the additional tax liability of HGP for the years involved.

    The HGP Ownership Restrictions include a prohibition of ownership, either directly or under the applicable attribution rules of the Code, of HGP Common Shares that, if effective, would result in (i) HGP being "closely held" within the meaning of Section 856(h) of the Code, (ii) the outstanding shares of beneficial interest of HGP being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution), or (iii) HGP otherwise failing to qualify as a REIT (including, but not limited to, a transfer or other event that would result in HGP owning (directly or under the applicable attribution rules) an interest in a tenant that is described in
Section 856(d)(2)(B) of the Code if the income derived by HGP from such tenant would cause HGP to fail to satisfy any of the gross income requirements of
Section 856(c) of the Code). Any attempted transfer of shares to a person who, as a result of such transfer, would violate the ownership limitations set forth in the HGP Charter will be deemed void and the shares purportedly transferred would be converted into shares of a separate class with no voting rights and no rights to distributions. In addition, ownership, either directly or under the applicable attribution rules of the Code, of the shares in excess of the ownership limitations set forth in the HGP Charter generally will result in the conversion of those shares of a separate class of shares with no voting rights and no rights to distributions.

    The HGP Board of Directors may, subject to the receipt of certain representations as required by the HGP Charter and a ruling from the IRS or any opinion of counsel satisfactory to it, waive the ownership restrictions with respect to a holder if such waiver will not jeopardize HGP's status as a REIT.

    The HGP Ownership Restrictions may (i) discourage a change of control of HGP, (ii) deter tender offers for such stock, which offers may be attractive to HGP's shareholders or (iii) limit the opportunity for shareholders to receive a premium for their shares that might otherwise exist if an investor attempted either to assemble a block of shares in excess of the HGP Ownership Limit or to effect a change of control of HGP.


NASDAQ MAINTENANCE REQUIREMENTS; POSSIBLE DELISTING OF HGP COMMON SHARES FROM
  NASDAQ



    The HGP Common Shares have been authorized for quotation in Nasdaq, and HGP intends to list such shares in Nasdaq. If, after listing the HGP Common Shares in Nasdaq, HGP is unable to satisfy Nasdaq's maintenance criteria in the future, the HGP Common Shares will be subject to delisting. As a consequence of such delisting, trading in the HGP Common Shares would henceforth be conducted in the over-the-counter market on an electronic bulletin board established for securities that do not meet the listing requirements for Nasdaq, or in what are commonly referred to as the "pink sheets." As a result, the holder of HGP Common Shares could find it more difficult to dispose of, or to obtain accurate quotations of the price of, the HGP Common Shares.


SEC PENNY STOCK REGULATIONS


    If the HGP Common Shares are not quoted in Nasdaq and have a market price of less than $5.00 per share, they may be classified as a "penny stock." SEC regulations define a "penny stock" to be any non-Nasdaq equity security that has a market price (as therein defined) of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and to provide current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.



    The foregoing required penny stock restrictions will not apply to HGP Common Shares if such securities are quoted in Nasdaq and have certain price and volume information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. There can be no assurance that HGP Common Shares will qualify for exemption from these restrictions. In any event, even if HGP Common Shares were exempt from such restrictions, it would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the SEC finds that such a restriction would be in the public interest. If HGP Common Shares were subject to the rules on penny stocks, the market liquidity for HGP Common Shares could be severely adversely affected.



    In addition, if the HGP Common Shares are not quoted in Nasdaq (see "--Nasdaq Maintenance Requirements; Possible Delisting of HGP Common Shares from Nasdaq"), they could become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worths in excess of $1,000,000 or annual incomes exceeding $200,000 or $300,000 together with their spouses). For transactions covered by such rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, such rule may adversely affect the ability of broker-dealers to sell HGP Common Shares and may adversely affect the ability of the holders of HGP Common Shares to sell in the secondary market any of such securities.

TAXABLE NATURE OF THE HGP COMMON SHARE DISTRIBUTION


    The distribution of HGP Common Shares to holders of New Prime Common Shares, New Prime Series B Preferred Shares and New Prime Series C Preferred Shares immediately following the Mergers will be reported as a taxable distribution and not a tax-free spin-off, and, as such, the HGP Common Share Distribution will be a fully taxable dividend to such shareholders in an amount equal to the fair market value of such HGP Common Shares, to the extent that New Prime has current or accumulated earnings and profits allocable to such distribution in respect of such class of shares of New Prime. This dividend income will be taxed as ordinary income.



    To the extent that New Prime has current or accumulated earnings and profits allocable to such distribution in respect of such class of New Prime shares which is less than the full fair market value of such HGP Common Shares distributed to such class of New Prime shares (and respecting the treatment of such distribution as a taxable distribution and not a tax-free spin-off), then such portion of the HGP Common Share Distribution that is not taxed as a dividend will be treated first as a return of the recipient holder's adjusted tax basis in its New Prime Common Shares, New Prime Series B Preferred Shares and New Prime Series C Preferred Shares, as applicable, and then the balance of the HGP Common Share Distribution will be recognized as capital gain to such holder.



    The aggregate initial tax basis of the HGP Common Shares received by any New Prime shareholder should be equal to the fair market value of such HGP Common Shares at the time of the HGP Common Share Distribution, and the holding period for HGP Common Shares received by any New Prime shareholder should begin upon such shareholder's receipt of such HGP Common Shares (respecting the treatment of the HGP Common Share Distribution as a taxable distribution and not a tax-free spin-off). See "Horizon Group Properties, Inc.--Federal Income Tax Consequences."


LIMITS ON CHANGES IN CONTROL

    OWNERSHIP LIMIT. The HGP Share Ownership Limit, as well as the ability of HGP to issue additional HGP Common Shares or other shares (which may have rights and preferences senior to the HGP Common Shares), may discourage a change of control of HGP and may also (i) deter tender offers for the HGP Common Shares, which offers may be advantageous to shareholders and (ii) limit the opportunity for shareholders to receive a premium for their HGP Common Shares that might otherwise exist if an investor were attempting to assemble a block of HGP Common Shares in excess of the HGP Share Ownership Limit or otherwise effect a change of control of HGP.

    STAGGERED BOARD. The HGP Board of Directors will be divided into three classes of directors. The terms of the classes will expire in 1999, 2000 and 2001, respectively. As the term of each class expires, directors for that class will be elected for a three-year term and the directors in the other two classes will continue in office. The staggered terms for directors may impede the shareholders' ability to change control of HGP even if a change in control were in the shareholders' interest.

    PREFERRED SHARES. The HGP Charter will authorize the HGP Board of Directors to issue up to 50,000,000 preferred shares of HGP and to establish the preferences and rights (including the right to vote and the right to convert into HGP Common Shares) of any preferred shares of HGP issued. The power to issue preferred shares of HGP could have the effect of delaying or preventing a change in control of HGP even if a change in control were in the shareholders' interest.

    MARYLAND BUSINESS COMBINATION LAW. Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation subject to Section 3-601 et. seq. of the MGCL and any Interested Stockholder or an affiliate of such Interested Stockholder, are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder unless an exemption is available. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting shares of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected (unless, among other conditions, the holders of the common shares of the corporation received a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its common shares). Such provisions could have the effect of inhibiting a change in control even if a change in control were in the shareholders' interest. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder.

CHANGES IN POLICIES WITHOUT SHAREHOLDER APPROVAL

    The investment, financing, borrowing and distribution policies of HGP and its policies with respect to all other activities, growth, debt, capitalization and operations, will be determined by the Board of Directors of HGP (the "HGP Board of Directors"). Although it has no present intention to do so, the HGP Board of Directors may amend or revise these policies at any time and from time to time at its discretion without a vote of the stockholders of HGP. A change in these policies could adversely affect HGP's financial condition, results of operations and the market price of HGP Common Shares. See "Horizon Group Properties, Inc.--Policies with Respect to Certain Activities."

GENERAL REAL ESTATE RISKS

    If the HGP Properties do not generate revenue sufficient to meet operating expenses, including debt service and capital expenditures, the financial condition and results of operations of HGP may be adversely affected. HGP's financial condition and results of operations may be adversely affected by a number of factors, including the international and domestic general economic climate and local real estate conditions (such as oversupply of or reduced demand for space and changes in market rental rates); the perceptions by prospective tenants of the safety, convenience and attractiveness of HGP Properties; the ability of the owner to provide adequate management, maintenance and insurance; energy and supply shortages; the ability to collect on a timely basis all rent from tenants and interest from borrowers; the expense of periodically renovating, repairing and reletting spaces; and increasing operating costs (including real estate taxes and utilities) which may not be passed through to tenants. Certain significant expenditures associated with investments in real estate (such as mortgage payments, real estate taxes, insurance and maintenance costs) are generally not reduced when circumstances cause a reduction in rental revenues from the investment. If an HGP Property is mortgaged to secure the payment of indebtedness and if HGP or the entity in which HGP invests or to which it lends is unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on the property or the exercise of other remedies by the mortgagee. In addition, real estate values and income from properties are also affected by such factors as compliance with laws, including tax laws, interest rate levels and the availability of financing.

OPERATING RISKS

    The HGP Properties are subject to operating risks common to the particular types of property, any and all of which may adversely affect occupancy or rental rates. Such properties are subject to increases in operating expenses such as cleaning; electricity; heating, ventilation and air-conditioning; elevator repair and maintenance; insurance and administrative costs; and other general costs associated with security, landscaping, repairs and maintenance. While commercial tenants are often obligated to pay a portion of these escalating costs, there can be no assurance that they will agree to pay such costs or that the portion that they agree to pay will fully cover such costs. If operating expenses increase, the local rental market may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates. To the extent rents cannot be increased or costs controlled, the cash flow of HGP and its financial condition may be adversely affected.

UNINSURED LOSS

    HGP will carry comprehensive liability, fire, extended coverage and rental loss insurance with respect to all of the properties that it owns, with policy specifications, insured limits and deductibles customarily carried for similar properties. There are, however, certain types of losses (such as losses arising from acts of war or relating to pollution) that are not generally insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, HGP could lose its capital invested in a property, as well as the anticipated future revenue from such property and would continue to be obligated on any mortgage indebtedness or other obligations related to the property. Any such loss would adversely affect the financial condition and results of operations of HGP.

POTENTIAL ENVIRONMENTAL LIABILITY RELATED TO THE HGP PROPERTIES

    Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate may become liable for the costs of removal or remediation of certain hazardous or toxic substances released on or under its property. These laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous or toxic substances. The cost of any required remediation and the owner's liability therefor as to any property is generally not limited under such enactments and could exceed the value of the property and/or the aggregate assets of the owner. The presence of environmentally hazardous substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Moreover, such laws are subject to change and any such change may result in significant unanticipated expenditures, which could adversely affect HGP's performance.

    Substantially all of the HGP Properties have been subject to Phase I or similar environmental assessments by independent environmental consultants within the past five years. Phase I assessments are intended to discover information regarding, and to evaluate the environmental condition of, the surveyed property and surrounding properties. Phase I assessments generally include an historical review, a public records review, an investigation of the surveyed site and surrounding properties, and preparation and issuance of a written report, but do not include soil sampling or subsurface investigations. Generally, the environmental assessments revealed no significant environmental conditions. However, certain properties had historic uses which might have impacted the properties, or included wetlands, which could affect future development. Neither Prime nor Horizon have been notified by any governmental authority of any non-compliance, liability or other claim in connection with any of the HGP Properties, and neither Prime nor Horizon is aware of any other environmental condition with respect to any of the HGP Properties that could materially adversely affect HGP's financial condition or results of operations. Nonetheless, it is possible that HGP's assessments do not reveal all environmental liabilities or that there are material liabilities of which HGP is unaware. Moreover, there can be no assurance that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the HGP Properties will not be affected by tenants, by the condition of land or operations in the vicinity of the HGP Properties (such as the presence of underground storage tanks) or by third parties unrelated to HGP. If compliance with the various laws and regulations, now existing or hereafter adopted, exceeds HGP's budget for such items, HGP's ability to make distributions to shareholders could be adversely affected.

COSTS OF COMPLIANCE WITH THE AMERICANS WITH DISABILITIES ACT AND SIMILAR LAWS

    Under the Americans with Disabilities Act of 1990 (the "ADA"), places of public accommodations and commercial facilities are required to meet certain federal requirements related to access and use by disabled persons. Compliance with ADA requirements could require both structural and non-structural changes to the HGP Properties and noncompliance could result in imposition of fines by the United States government or an award of damages to private litigants. Although HGP's management believes that its properties are substantially in compliance with present requirements of the ADA, HGP may incur additional costs of compliance in the future. A number of additional federal, state and local laws exist which impose further burdens or restrictions on owners with respect to access by disabled persons and may require modifications to the HGP Properties, or restrict certain further renovations thereof, with respect to access by disabled persons. Final regulations under the ADA have not yet been promulgated and the ultimate amount of the cost of compliance with the ADA or other such laws is not currently ascertainable. While such costs are not expected to have a material effect on HGP, they could be substantial. If required changes involve greater expense than HGP currently anticipates, HGP's financial condition and results of operations could be adversely affected.

OTHER LAWS

    Real estate properties are also subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. HGP believes that its properties are currently in material compliance with all such regulatory requirements. However, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by HGP and could have an adverse effect on HGP's results of operations.

                            MEETINGS OF SHAREHOLDERS

PRIME


    The Prime Shareholders Meeting has been called to consider and vote on (i) the approval of the Corporate Merger and the other transactions contemplated by the Merger Agreement; (ii) the election of three directors of the Prime Board of Directors; (iii) the approval and adoption of the Prime Retail, Inc. Nonemployee Director Stock Plan; (iv) the approval and adoption of the Prime Retail, Inc. 1998 Long-Term Stock Incentive Plan; (v) the ratification of the appointment of Prime's independent accountants; and (vi) the transaction of such other business as may properly come before the Prime Shareholders Meeting or any adjournment(s) or postponement(s) thereof, including an adjournment to solicit additional proxies in the event that a quorum is not present at the meeting or in the event sufficient proxies voted in favor of the approval of the proposals have not been received. Proxies voted against the proposals will not be voted in favor of any such adjournment. The Prime Shareholders Meeting will be held on June 12, 1998 at 11:00 a.m., local time, at 100 East Pratt Street, 19th Floor, Baltimore, Maryland.


    Only holders of record of Prime Common Shares and Prime Series C Preferred Shares at the close of business on the Prime Record Date will be entitled to vote at the Prime Shareholders Meeting. Each holder of Prime Common Shares and Prime Series C Preferred Shares is entitled to one vote per share. Holders of Prime Common Shares will be entitled to vote with respect to all matters to be acted upon at the Prime Shareholders Meeting. Holders of Prime Series C Preferred Shares will be entitled to vote only with respect to the approval and adoption of the Corporate Merger and the other transactions contemplated by the Merger Agreement. As of the close of business on April 24, 1998, Prime had outstanding (i) 27,294,951 Prime Common Shares and (ii) 3,636,363 Prime Series C Preferred Shares. Approval of the Corporate Merger and the other transactions contemplated by the Merger Agreement requires the affirmative vote of Prime shareholders owning two-thirds of the outstanding Prime Series C Preferred Shares and the outstanding Prime Common Shares, each voting separately as a class. Approval of the election of directors of the Prime Board of Directors requires the majority of votes cast by holders of Prime Common Shares entitled to vote at the Prime Shareholders Meeting. Approval of the Prime Retail, Inc. Nonemployee Director Stock Plan and the Prime Retail, Inc. 1998 Long-Term Stock Incentive Plan and the appointment of independent auditors of Prime requires the affirmative vote of a majority of the votes cast on such matters by holders of Prime Common Shares.

    If the accompanying proxy form is signed and returned, the shares represented thereby will be voted in accordance with any direction on the proxy form, or in the absence of a direction, they will be voted FOR the Corporate Merger and the other transactions contemplated by the Merger Agreement and FOR the other matters described in this Joint Proxy Statement/Prospectus/Information Statement to be considered and voted on at the Prime Shareholders Meeting. A Prime shareholder may revoke the proxy at any time prior to the voting thereof by giving written notice of such revocation to Prime, by executing and delivering a proxy bearing a later date, or by attending the Prime Shareholders Meeting and voting in person.

    The expenses of the solicitation of Prime Common Shareholders and Prime Series C Preferred Shareholders will be paid by Prime. In addition to the use of the mail, proxies may be solicited by trustees, officers, or regular employees of Prime in person, by telecopy or by telephone. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of Prime Common Shares and Prime Series C Preferred Shares held of record by such persons, and Prime will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. Prime has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies. The fee of such firm is estimated to be $7,500, plus reimbursement for out-of-pocket costs and expenses.

    The presence at the Prime Shareholders Meeting, in person or by proxy, of the holders of a majority of the outstanding Prime Common Shares and Prime Series C Preferred Shares is necessary to constitute a quorum under Maryland law and the Amended and Restated Bylaws of Prime (the "Prime Bylaws"). Votes cast by proxy or in person at the meeting will be tabulated by election inspectors appointed for the meeting and will determine whether or not a quorum is present. Under Maryland law, Prime's Amended and Restated Articles of Incorporation (as amended, the "Prime Charter") and the Prime Bylaws, the affirmative vote of the holders of two-thirds of the outstanding Prime Common Shares and two-thirds of the outstanding Prime Series C Preferred Shares is required to approve the Transactions.

    Prime Common Shareholders and Prime Series C Preferred Shareholders may mark the accompanying Prime proxy to vote their shares FOR or AGAINST, or to ABSTAIN with respect to, the Corporate Merger and the other transactions contemplated by the Merger Agreement and the other matters to be considered and voted on at the Prime Shareholders Meeting. Abstentions and broker non-votes will have the effect of a vote against approval of the Corporate Merger and the other transactions contemplated by the Merger Agreement but will not be considered votes cast for purposes of the other matters to be considered and voted on at the Prime Shareholders Meeting.

    THE PRIME DIRECTORS UNANIMOUSLY APPROVED THE CORPORATE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND RECOMMEND THAT THE PRIME COMMON SHAREHOLDERS AND PRIME SERIES C PREFERRED SHAREHOLDERS VOTE FOR THE CORPORATE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. THE PRIME DIRECTORS ALSO UNANIMOUSLY APPROVED AND RECOMMEND THAT THE PRIME COMMON SHAREHOLDERS VOTE FOR EACH OF THE OTHER MATTERS DESCRIBED IN THIS JOINT PROXY STATEMENT/ PROSPECTUS/INFORMATION STATEMENT TO BE CONSIDERED AND VOTED ON AT THE PRIME SPECIAL MEETING. SEE "OTHER PRIME SHAREHOLDERS MEETING MATTERS."

    Pursuant to the Prime Bylaws, no business may be transacted at the Prime Shareholders Meeting except that referred to in the accompanying notice of the Prime Shareholders Meeting.

HORIZON


    The Horizon Special Meeting has been called to consider and vote on the approval of the Merger Agreement and the transactions contemplated thereby, including the Reincorporation Merger. The Horizon Special Meeting will be held on June 12, 1998, at 10:00 a.m., local time, at Rudnick & Wolfe, 203 N. LaSalle, Suite 1800, Chicago, Illinois. Only holders of record of Horizon Common Shares on the Horizon Record Date will be entitled to notice of and to vote at the Horizon Special Meeting. Each holder of Horizon Common Shares is entitled to one vote per share. As of the close of business on April 24, 1998, Horizon had outstanding 24,177,506 Horizon Common Shares. Approval of the Merger Agreement and the other transactions contemplated thereby, including the Reincorporation Merger, require the affirmative vote of the record holders of at least two-thirds of the Horizon Common Shares entitled to vote.


    If the accompanying proxy form is signed and returned, the shares represented thereby will be voted in accordance with any direction on the proxy form, or in the absence of a direction, they will be voted FOR the proposal. The proxy form grants authority to the attorneys-in-fact to vote in their discretion with respect to any other matter which may properly come before the meeting including any adjournment thereto. The attorneys-in-fact may vote their proxies to adjourn the Horizon Special Meeting for any purpose including an adjournment to solicit additional proxies in the event that a quorum is not present at the meeting or in the event sufficient proxies voted in favor of the approval of the proposal have not been received. Proxies voted against the proposal will not be voted in favor of any such adjournment. The Horizon shareholder may revoke the proxy at any time prior to the voting thereof by giving written notice of such revocation to Horizon, by executing and delivering a proxy bearing a later date, or by attending the Horizon Special Meeting and voting in person.

    The expenses of the solicitation of Horizon Common Shareholders will be paid by Horizon. In addition to the use of the mail, proxies may be solicited by trustees, officers, or regular employees of Horizon in person, by telecopy or by telephone. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of

Horizon Common Shares held of record by such persons, and Horizon will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. Horizon has retained MacKenzie Partners to assist in the solicitation of proxies. The fee of such firm is estimated to be $7,500, plus reimbursement for out-of-pocket costs and expenses.

    The presence at the Horizon Special Meeting, in person or by proxy, of the holders of a majority of the outstanding Horizon Common Shares is necessary to constitute a quorum under Michigan law and the Amended and Restated Bylaws of Horizon (the "Horizon Bylaws"). Votes cast by proxy or in person at the meeting will be tabulated by election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions and "broker non-votes" (i.e., proxies of brokers who have limited authority to vote on specified proposals) as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting.

    Horizon Common Shareholders may mark the accompanying Horizon proxy to vote their shares FOR or AGAINST, or to ABSTAIN with respect to the proposal. Abstentions and broker non-votes will have the effect of a vote against approval of the Merger Agreement and the other transactions contemplated thereby, including the Reincorporation Merger.

    THE HORIZON DIRECTORS WHO VOTED ON THE MERGER AGREEMENT AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE REINCORPORATION MERGER, UNANIMOUSLY RECOMMEND THAT HORIZON COMMON SHAREHOLDERS VOTE FOR THE MERGER AGREEMENT AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE REINCORPORATION MERGER.

    Mr. David H. Murdock and certain of his affiliates have agreed, pursuant to the Murdock Agreement, to vote their Horizon Common Shares in favor of the Transactions. As of February 1, 1998, Mr. Murdock and such affiliates represented in the Murdock Agreement that they own 1,099,800, or approximately 4.6%, of the outstanding Horizon Common Shares.

    Pursuant to the Horizon Bylaws, no business may be transacted at the Horizon Special Meeting except that referred to in the accompanying notice of the Horizon Special Meeting.

                                THE TRANSACTIONS

PARTIES TO THE TRANSACTIONS

    PRIME AND PRIME PARTNERSHIP. Prime is a self-administered and self-managed REIT engaged in the ownership, development, and management of factory outlet centers in the United States. Prime believes it is one of the largest owners and operators of factory outlet centers in the United States based on aggregate GLA and total revenue. As of December 31, 1997, Prime's portfolio consisted of 28 factory outlet centers in 20 states which totaled approximately 7,217,000 square feet of GLA. As a fully-integrated real estate firm, Prime provides development, construction, finance, leasing, marketing and management services for all of the Prime Properties. The Prime Properties are held and all of Prime's business and operations are conducted through Prime Partnership. Prime controls Prime Partnership as its sole general partner and is dependent upon the distributions or other payments from Prime Partnership in order to meet its financial obligations. Prime is a Maryland corporation that was incorporated in July 1993 and commenced operations as a publicly traded company on March 22, 1994 upon the completion of the Prime IPO. Prime's executive offices are located at 100 East Pratt Street, Nineteenth Floor, Baltimore, Maryland 21202 and its telephone number is (410) 234-0782.

    HORIZON AND HORIZON PARTNERSHIP. Horizon is a self-administered and self-managed REIT engaged in the ownership, development and management of factory outlet centers in the United States. Horizon believes it is one of the largest owners and operators of factory outlet centers in the United States based on aggregate GLA and total revenue. As of December 31, 1997, Horizon's portfolio consisted of 37 factory outlet centers (including one power center) in 21 states which totaled approximately 9,907,000 square feet of GLA. On April 1, 1998, Horizon and Horizon Partnership consummated the C&C Contribution Agreement which provided for the contribution of Horizon's interests in Dole Cannery Center and Lake Elsinore Center to Horizon/C&C LLC. As a result, Horizon's portfolio consists of 35 factory outlet centers in 20 states which totals approximately 9,283,000 square feet of GLA. As a fully integrated real estate firm, Horizon provides development, construction, finance, leasing, marketing and management services for all of the Horizon Properties. The Horizon Properties are held and all of Horizon's business and operations are conducted through Horizon Partnership. Horizon controls Horizon Partnership as its sole general partner and is dependent on the distributions or other payments from Horizon Partnership in order to meet its financial obligations. Horizon is a Michigan corporation that was incorporated in October, 1984 and commenced operations as a publicly traded company on November 8, 1993 upon the completion of the Horizon IPO. Horizon's executive offices are located at 5000 Hakes Drive, Norton Shores, Michigan 49441 and its telephone number is (616) 798-9100.

    CASTLE & COOKE. On April 1, 1998, Horizon Partnership consummated a Contribution Agreement (the "C&C Contribution Agreement") with certain affiliates of Castle & Cooke that provided, among other things, for the formation of a limited liability company by such parties ("Horizon/C&C LLC"). Pursuant to the C&C Contribution Agreement, Horizon Partnership contributed to Horizon/C&C LLC (i) all of its rights and obligations under the long-term lease relating to Horizon's Dole Cannery Outlet Center in Honolulu, Hawaii (the "Dole Cannery Lease") and certain related assets and liabilities, (ii) a limited partnership interest (the "Lake Elsinore Partnership Interest") in the partnership (the "Second Horizon Partnership") that owns Horizon's outlet center in Lake Elsinore, California (the "Lake Elsinore Center") and (iii) certain vacant property located adjacent to the Lake Elsinore Center. In connection with this contribution, Horizon/C&C LLC assumed Horizon Partnership's obligations under the Dole Cannery Lease arising following the closing. As a result, Horizon Partnership was released from any obligations under the Dole Cannery Lease arising following the closing.

    The Lake Elsinore Partnership Interest represents substantially all of Horizon's economic interest in the Lake Elsinore Center and entitles the holder to receive the available cash flow from such property. In this regard, the Lake Elsinore Center (together with four other outlet centers owned by Second Horizon Partnership) is mortgaged to secure the non-recourse obligations of Second Horizon Partnership under a securitized loan facility (the "Securitized Financing"). As of December 31, 1997, aggregate borrowings under the Securitized Financing totaled $98,668,990. For purposes of the C&C Contribution Agreement, $29,312,540 of the indebtedness outstanding under the Securitized Financing at December 31, 1997 was allocated to the Lake Elsinore Center (the "Allocated Debt") and any cash flow generated by such property will be applied first to pay interest and principal obligations in respect of the Allocated Debt. The parties have further agreed that Castle & Cooke or an affiliate of Castle & Cooke will reimburse Horizon to the extent such cash flow is insufficient to cover debt service with respect to Allocated Debt and other operating expenses relating to the Lake Elsinore Center. Alternatively, Horizon Partnership will reimburse Horizon/C&C LLC in the event the cash flow from the Lake Elsinore Center is applied to pay debt service under the Securitized Financing that is not attributable to the Allocated Debt or other operating expenses not related to the Lake Elsinore Center. Upon repayment of the Allocated Debt in full and the related release of the Lake Elsinore Center as collateral under the Securitized Financing, the Lake Elsinore Partnership Interest will be redeemed for fee title to the Lake Elsinore Center.

    Under the terms of the C&C Contribution Agreement, Horizon Partnership acquired an interest in Horizon/C&C LLC. Horizon Partnership will have no obligation with respect to the operations of Horizon/ C&C LLC nor will it have any commitment to make any additional capital contributions. It is not anticipated that any material distributions will be made in respect of Horizon Partnership's interest in Horizon/C&C LLC or that any redemption price paid for such interest will be material.

    The C&C Contribution Agreement contains provisions that are customary for transactions of this type, including representations and warranties by Horizon Partnership relating to the operation and financial condition of the Dole Cannery Center and the Lake Elsinore Center and indemnities with respect to breaches of such representations and warranties. Horizon presently manages and leases the Lake Elsinore Center for a fee. Horizon Partnership, in its capacity as manager of the Lake Elsinore Center, may subcontract the performance of certain management services to Horizon/C&C LLC.

    NEW PRIME. Upon consummation of the Transactions, New Prime will be a self-administered and self-managed REIT engaged in the ownership, development, and management of factory outlet centers in the United States. New Prime believes that, immediately following the consummation of the Transactions, it will be the largest owner and operator of factory outlet centers in the United States. Upon the consummation of the Transactions, New Prime's portfolio will consist of 48 factory outlet centers in 26 states totaling approximately 13,400,000 square feet of GLA. As a fully-integrated real estate firm, New Prime will provide development, construction, finance, leasing, marketing and management services for all of the New Prime Properties. The New Prime Properties will be held and all of New Prime's business and operations will be conducted through Prime Partnership. New Prime will control Prime Partnership as its sole general partner and will be dependent upon the distributions or other payments from Prime Partnership in order to meet its financial obligations. New Prime is a Maryland corporation that was incorporated on November 12, 1997, and will commence operations as a publicly traded company under the name "Prime Retail, Inc." New Prime's executive offices will be located at 100 East Pratt Street, Nineteenth Floor, Baltimore, Maryland 21202 and its telephone number will be (410) 234-0782.

    HGP. HGP was recently formed by Horizon in connection with the Transactions. Upon consummation of the Transactions, HGP will be a self-administered and self-managed REIT. HGP's portfolio initially will consist of 14 factory outlet centers and one power center in 12 states totaling approximately 3,092,000 square feet of GLA. The HGP Properties will be held and all of HGP's business and operations will be conducted through HGP LP. HGP will control HGP LP as its sole general partner and will be dependent upon the distributions or other payments from HGP LP in order to meet its financial obligations. HGP is a Maryland corporation that was incorporated on January 21, 1998, and expects to commence operations as a publicly traded company upon consummation of the Transactions. HGP's executive offices will be located at 5000 Hakes Drive, Norton Shores, Michigan 49441 and its telephone number will be
(616) 798-9100.

SUMMARY OF THE TRANSACTIONS

    The purpose of the Transactions is to allow Prime and Horizon to merge and to execute a new business strategy with respect to their factory outlet centers. The Transactions are designed to enable Prime to acquire 22 of Horizon's best performing factory outlet centers and to spin off 15 underperforming properties of Horizon and Prime to a separate public company owned by the shareholders of New Prime.

    The Transactions are intended to maximize long-term value for shareholders by concentrating Prime's and Horizon's higher quality, more upscale factory outlet centers in one company and transferring their underperforming assets, in this case the HGP Properties, to a newly created company with a management team dedicated to the development and implementation of a business strategy tailored to address the specific issues posed by such assets. The Transactions are designed to benefit New Prime by establishing it as the largest outlet center owner/operator in the United States and enabling it, through its increased size and market capitalization, to achieve greater economies of scale and improved access to capital. Prime and Horizon believe that the HGP Properties, which have performed poorly relative to the New Prime Properties in recent periods, present challenges that are different from those involved in the management of outlet centers with strong operating histories and established positions in their local markets. These challenges include exploring the remerchandising of properties with non-outlet center tenants. In Prime's and Horizon's view, the HGP Properties also involve fundamentally different growth opportunities, investment returns, and financing requirements than the New Prime Properties. Accordingly, Prime and Horizon have concluded that their long term interests are best served through the creation of an independent, more narrowly focused corporation to manage, lease and operate the HGP Properties.

    The Transactions consist of the following steps:

    - Horizon will contribute 13 of its 35 centers from Horizon Partnership to HGP LP, a newly-formed limited partnership of which HGP is the sole general partner.

    - HGP will purchase two factory outlet centers from Prime Partnership.

    - Prime will make a special cash distribution of $0.60 per share to the Prime Series B Preferred Shareholders and $0.50 per share/unit to the holders of Prime Common Shares, Prime Common Units, Prime Partnership Series C Preferred Units and Prime Series C Preferred Shares (neither Horizon Common Shareholders nor Horizon Partnership Unitholders will participate in such distribution).

    - Horizon Partnership will merge into Prime Partnership and Horizon Partnership Unitholders will receive Prime Partnership Common Units.

    - Horizon will reincorporate in Maryland by merging into Sky Merger.

    - Prime will merge into Sky Merger and Sky Merger will change its name to "Prime Retail, Inc." In this merger, each Horizon Common Shareholder will receive New Prime Common Shares and New Prime Series B Preferred Shares and outstanding shares of Prime will become shares of New Prime having substantially identical rights and preferences.

    - HGP Common Shares will be distributed to the holders of New Prime Series C Preferred Shares, New Prime Series B Preferred Shares and New Prime Common Shares. Limited partnership interests in HGP LP will be distributed to the limited partners of Horizon Partnership and Prime Partnership.

    The Transactions, and the order in which they will be consummated, are set forth in steps 1-12 contained on the following diagrams.

                           PRE-TRANSACTIONS STRUCTURE

    THE DIAGRAM BELOW SETS FORTH THE ORGANIZATIONAL STRUCTURES OF PRIME AND HORIZON PRIOR TO THE CONSUMMATION OF THE TRANSACTIONS AS WELL AS THE PERCENTAGE OWNERSHIP INTERESTS OF THEIR RESPECTIVE SHAREHOLDERS AND PARTNERS.

                                   [DIAGRAM]

Notes:

(1) Before the conversion of Prime Partnership Common Units, Prime Partnership Series C Preferred Units, Prime Series B Preferred Shares and Prime Series C Preferred Shares to Prime Common Shares.

(2) After the conversion of Prime Partnership Common Units, Prime Partnership Series C Preferred Units, Prime Series B Preferred Shares and Prime Series C Preferred Shares to Prime Common Shares.

(3) Before the conversion of Horizon Partnership Units to Horizon Common Shares.

(4) After the conversion of Horizon Partnership Units to Horizon Common Shares.

(5) Before the conversion of Prime Partnership Common Units to Prime Common Shares.

(6) After the conversion of Prime Partnership Common Units and Prime Series C Preferred Units to Prime Common Shares.

(7) Before the conversion of Horizon Partnership Units to Horizon Common Shares.

(8) After the conversion of Horizon Partnership Units to Horizon Common Shares.

                    FORMATION OF SKY MERGER, HGP AND HGP LP

    HORIZON HAS FORMED HGP WHICH, THROUGH HGP LP, WILL OWN AND OPERATE THE HGP PROPERTIES AS AN INDEPENDENT PUBLICLY TRADED COMPANY. IN ADDITION, HORIZON HAS FORMED SKY MERGER CORP. WHICH WILL BECOME NEW PRIME FOLLOWING THE CORPORATE MERGER.

 1. FORMATION OF SKY MERGER AND HGP. Each of Sky Merger and HGP was recently formed by Horizon as a wholly owned subsidiary in connection with the Transactions. Neither Sky Merger nor HGP currently holds any assets or businesses.

 2. FORMATION OF HGP LP. HGP LP, the general partnership interests and limited partnership interests of which are held by HGP and Horizon Partnership, respectively, was recently formed in connection with the Transactions. HGP LP currently holds no assets or businesses.

                                [DIAGRAM]

                        HORIZON PARTNERSHIP CONTRIBUTION

    IN ORDER TO SEPARATE CERTAIN OF THE HGP PROPERTIES FROM THE NEW PRIME PROPERTIES, HORIZON PARTNERSHIP WILL CONTRIBUTE 13 OF ITS 35 OUTLET CENTERS TO HGP LP.

 3. HORIZON PARTNERSHIP CONTRIBUTION. In accordance with the terms of the Contribution Agreement, Horizon Partnership will contribute to HGP LP substantially all of the assets relating to 13 of the 35 centers currently operated by Horizon Partnership which will ultimately be owned and operated by HGP (the "Horizon Contributed Properties" and, collectively with the Prime Transferred Properties, the "HGP Properties") and HGP LP will assume certain obligations of Horizon Partnership (collectively, the "Horizon Partnership Contribution"). See "The Contribution Agreement."

                                [DIAGRAM]

                     PRIME PARTNERSHIP SPECIAL DISTRIBUTION
                         AND PRIME SPECIAL DISTRIBUTION

    AS PART OF THE NEGOTIATED TERMS OF THE TRANSACTIONS PAYABLE IN CONNECTION WITH THE TRANSACTIONS, CERTAIN SHAREHOLDERS AND UNITHOLDERS OF PRIME AND PRIME PARTNERSHIP ARE ENTITLED TO RECEIVE THE CASH DISTRIBUTIONS DESCRIBED BELOW.

 4. PRIME PARTNERSHIP SPECIAL DISTRIBUTION. Prior to the Closing, Prime Partnership will declare a special cash distribution of $0.60 per Series B preferred unit (each, a "Prime Partnership Series B Preferred Unit") and $0.50 per Prime Partnership Series C Preferred Unit and Prime Partnership Common Unit to the record holders of such interests immediately prior to the Partnership Merger (collectively, the "Prime Partnership Special Distribution"). The payment date for the Prime Partnership Special Distribution will be on the Closing Date.

 5. PRIME SPECIAL DISTRIBUTION. Prior to the Closing, Prime will declare a special cash distribution of $0.60 per Prime Series B Preferred Share and $0.50 per Prime Series C Preferred Share and Prime Common Share to the record holders of such securities immediately prior to the Partnership Merger (collectively, the "Prime Special Distribution"). The payment date for the Prime Special Distribution will be on the Closing Date.

                                [DIAGRAM]

                               PARTNERSHIP MERGER

    HORIZON PARTNERSHIP WILL MERGE INTO PRIME PARTNERSHIP TO ENABLE PRIME PARTNERSHIP TO ACQUIRE 22 OF HORIZON PARTNERSHIP'S BEST PROPERTIES.

 6. PARTNERSHIP MERGER. Horizon Partnership will merge with and into Prime Partnership with Prime Partnership as the surviving partnership. In the Partnership Merger, limited partners of Horizon Partnership will receive in exchange for each Horizon Partnership Unit 0.9193 of a Prime Partnership Common Unit.

                                [DIAGRAM]

                           REINCORPORATION MERGER AND
                                CORPORATE MERGER

    THE REINCORPORATION MERGER WILL BE EFFECTED TO CHANGE THE STATE OF INCORPORATION OF HORIZON FROM MICHIGAN TO MARYLAND. THIS WILL PERMIT NEW PRIME TO BE A MARYLAND CORPORATION. THE CORPORATE MERGER WILL BE EFFECTED TO MERGE PRIME AND HORIZON INTO NEW PRIME.

 7. REINCORPORATION MERGER. Horizon and Sky Merger will effectuate the Reincorporation Merger pursuant to which Sky Merger will survive as a Maryland corporation. In the Reincorporation Merger, each Horizon Common Share shall be converted into one Sky Merger Common Share.

 8. CORPORATE MERGER. Prime and Sky Merger will effectuate the Corporate Merger pursuant to which Sky Merger will survive as a Maryland corporation and the name of Sky Merger will be changed to Prime Retail, Inc. In the Corporate Merger each holder of a Sky Merger Common Share shall receive 0.597 of a New Prime Common Share and 0.20 of a New Prime Series B Preferred Share for each outstanding Sky Merger Common Share. In the Corporate Merger each outstanding Prime Common Share, Prime Series A Preferred Share, Prime Series B Preferred Share and Prime Series C Preferred Share shall be converted into one New Prime Common Share, one New Prime Series A Preferred Share, one New Prime Series B Preferred Share, and one New Prime Series C Preferred Share, respectively.

                                [DIAGRAM]

                        HGP LP COMMON UNIT DISTRIBUTION

    IN ORDER TO SEPARATE OWNERSHIP OF HGP LP FROM PRIME PARTNERSHIP, PRIME PARTNERSHIP WILL DISTRIBUTE HGP LP COMMON UNITS TO ITS PARTNERS.

 9. PRIME PARTNERSHIP DISTRIBUTION OF HGP LP COMMON UNITS AND HGP COMMON SHARES. Prime Partnership will declare and distibute all of its HGP LP Common Units to the recordholders of Prime Partnership Common Units, Prime Partnership Series B Preferred Units and Prime Partnership Series C Preferred Units such that 1.19617 HGP LP Common Units will be distributed for every 20 Prime Series B Preferred Unit and one HGP LP Common Unit will be distributed in respect of every 20 Prime Partnership Common Unit and Prime Partnership Series C Preferred Unit, respectively (the "HGP LP Common Unit Distribution"). Such distribution shall occur 15 days after the Closing Date or on such other date as determined in the sole discretion of Prime Partnership.

                                     [DIAGRAM]

                    NEW PRIME CONTRIBUTION AND DISTRIBUTION
     HGP COMMON SHARE DISTRIBUTION AND NEBRASKA/INDIANA PROPERTY TRANSFERS

    TO ESTABLISH HGP AS AN INDEPENDENT COMPANY, THE COMMON STOCK OF HGP WILL BE DISTRIBUTED TO CERTAIN SHAREHOLDERS OF NEW PRIME. IN ORDER TO COMPLETE THE SEGREGATION OF THE HGP PROPERTIES, PRIME'S FACTORY OUTLET CENTERS IN GRETNA, NEBRASKA AND DALEVILLE, INDIANA WILL BE SOLD TO HGP IN EXCHANGE FOR CASH.

 10. NEW PRIME CONTRIBUTION. New Prime will contribute to HGP all of its HGP LP Common Units in exchange for HGP Common Shares (the "New Prime Contribution").

 11. COMMON SHARE DISTRIBUTION. New Prime will declare a distribution of the HGP Common Shares that it acquires as a result of the New Prime Contribution to the record holders of New Prime Common Shares, New Prime Series B Preferred Shares and New Prime Series C Preferred Shares immediately following the Corporate Merger such that 1.19617 HGP Common Shares will be distributed for every 20 New Prime Series B Preferred Shares and one HGP Common Share will be distributed for every 20 New Prime Common Shares of New Prime Series C Preferred Shares, respectively (collectively, the "HGP Common Share Distribution"). The payment date for the Common Share Distribution shall occur 15 days after the Closing Date or on such other date as determined in the sole discretion of New Prime.

 12. NEBRASKA/INDIANA PROPERTY TRANSFERS. Nebraska Crossing Factory Shops Limited Partnership will contribute its interest in the factory outlet center in Gretna, Nebraska (the "Nebraska Prime Transferred Property") to a wholly-owned limited liability company and will sell its interest in such limited liability company to HGP for approximately $8 million in cash. Indianapolis Factory Shops Limited Partnership will contribute its interest in the factory outlet center in Daleville, Indiana (the "Indiana Prime Transferred Property" and, together with the Nebraska Prime Transferred Property, the "Prime Transferred Properties") to a wholly-owned limited liability company and will sell its interest in such limited liability company to HGP for approximately $18 million in cash. Such transfers together are referred to herein as the "Nebraska/Indiana Property Transfers."

                                     [DIAGRAM]

                          POST-TRANSACTIONS STRUCTURE

    THE DIAGRAM BELOW SETS FORTH THE ORGANIZATIONAL STRUCTURES OF NEW PRIME AND HGP IMMEDIATELY FOLLOWING THE CONSUMMATION OF THE TRANSACTIONS AS WELL AS THE PERCENTAGE OWNERSHIP INTERESTS OF THEIR RESPECTIVE SHAREHOLDERS AND PARTNERS.

                                   [DIAGRAM]

Notes:

(1) Before the conversion of Prime Partnership Common Units, New Prime Series B Preferred Shares and New Prime Series C Preferred Securities to New Prime Common Shares.

(2) After the conversion of Prime Partnership Common Units, New Prime Series B Preferred Shares (including New Prime Series B Preferred Shares issued to Horizon Common Shareholders pursuant to the Corporate Merger) and New Prime Series C Preferred Securities to New Prime Common Shares.

(3) Before the conversion of HGP LP Common Units to HGP Common Shares.

(4) After the conversion of HGP LP Common Units to HGP Common Shares.

(5) Before the conversion of Prime Partnership Common Units to New Prime Common Shares.

(6) After the conversion of Prime Partnership Common Units and Prime Partnership Series C Preferred Units to New Prime Common Shares.

(7) Before the conversion of HGP LP Common Units to HGP Common Shares.

(8) After the conversion of HGP LP Common Units to HGP Common Shares.

                           THE CONTRIBUTION AGREEMENT

    THE DESCRIPTION OF THE HORIZON PARTNERSHIP CONTRIBUTION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CONTRIBUTION AGREEMENT (THE "CONTRIBUTION AGREEMENT"), THE FULL TEXT OF WHICH IS ATTACHED AS APPENDIX E, AND IS INCORPORATED HEREIN BY REFERENCE.

BACKGROUND

    Horizon, Horizon Partnership, Sky Merger, HGP and HGP LP have entered into the Contribution Agreement providing for, among other things, the principal corporate transactions required to effect the Horizon Partnership Contribution. The purpose of the Horizon Partnership Contribution is to facilitate the Mergers by providing for the transfer to HGP LP of the Horizon Contributed Properties and certain other assets which Prime will not acquire pursuant to the Merger Agreement.

CONTRIBUTED ASSETS


    To effect the Horizon Partnership Contribution, Horizon Partnership will, and will cause its subsidiaries prior to giving effect to the Horizon Partnership Contribution (Horizon Partnership and its subsidiaries prior to giving effect to the Horizon Partnership Contribution are collectively referred to herein as the "Initial Horizon Partnership Group") to, transfer, assign and convey to HGP LP as a capital contribution (collectively, the "Contributed Assets") all of their respective right, title and interest in and to (i) all capital stock, partnership interests and membership interests of Initial Horizon Partnership Group in Third Horizon Group Limited Partnership, MG Long Island Limited Partnership, MG Patchogue Limited Partnership, MG Patchogue II Limited Partnership, Third HGI, L.L.C. and Algondones Outlet L.L.C.; (ii) certain proprietary name rights; (iii) Horizon's administrative offices located at 5000 Hakes Drive, Norton Shores, Michigan and equipment and computer software used therein; (iv) the capital stock of HGI Management Corp. and the rights to acquire the capital stock of such entity; and (v) all business, assets, including cash, cash equivalents and other capital items, properties, interests in property and rights of Initial Horizon Partnership Group primarily related to the ownership and operation of the retail properties listed immediately below (See "Horizon Group Properties, Inc.--Properties"):


           Bellport Outlet Center in Patchogue, New York
           Dry Ridge Outlet Center in Dry Ridge, Kentucky
           Horizon Outlet Center--Holland in Holland, Michigan
           Horizon Outlet Center--Laughlin in Laughlin, Nevada
           Horizon Outlet Center--Monroe in Monroe, Michigan
           Horizon Outlet Center--Somerset in Somerset, Pennsylvania Horizon Outlet Center--Traverse City in Traverse City, Michigan Horizon Outlet Center--Tulare in Tulare, California
           Lakeshore Marketplace in Norton Shores, Michigan
           Medford Outlet Center in Medford, Minnesota
           New Mexico Outlet Center in Algondones, New Mexico
           Sealy Outlet Center in Sealy, Texas
           Warrenton Outlet Center in Warrenton, Missouri

RETAINED ASSETS

    The Retained Assets will include the following assets (collectively, the "Retained Assets"): all business, assets, properties, interests in property, and rights of Initial Horizon Partnership Group, except for the Contributed Assets, and shall include, without limitation, (i) all membership and other interests in Finger Lakes Outlet Center, L.L.C. and (ii) any and all of the business, assets, properties, interests in property and rights, whether tangible or intangible, relating to the ownership and operation of each of the retail outlet centers listed below:

           Berkeley Commons Outlet Center in Williamsburg, Virginia Berkshire Outlet Village in Lee, Massachusetts Burlington Outlet Center in Burlington, Washington Calhoun Outlet Center in Calhoun, Georgia
           Chesapeake Village Outlet Center in Queenstown, Maryland Conroe Outlet Center in Conroe, Texas
           Finger Lakes Outlet Center in Finger Lakes, New York Hillsboro Outlet Center in Hillsboro, Texas
           Horizon Outlet Center--Edinburgh in Edinburgh, Indiana Horizon Outlet Center--Fremont in Fremont, Indiana Horizon Outlet Center--Oshkosh in Oshkosh, Wisconsin Horizon Outlet Center--Vero Beach in Vero Beach, Florida Horizon Outlet Center--Woodbury in Woodbury, Minnesota Jeffersonville Outlet Center in Jeffersonville, Ohio Lakeside Marketplace in Kenosha, Wisconsin
           Lighthouse Place in Michigan City, Indiana
           Outlets at Birch Run in Birch Run, Michigan
           Outlets at Gilroy in Gilroy, California
           Perryville Outlet Center in Perryville, Maryland
           Pismo Beach Outlet Center in Pismo Beach, California Silverthorne Factory Stores in Silverthorne, Colorado Tracy Outlet Center in Tracy, California

ASSUMED AND RETAINED LIABILITIES


    In connection with the Horizon Partnership Contribution, HGP LP will assume, undertake to pay, satisfy and discharge when due in accordance with their terms certain assumed liabilities (the "Assumed Liabilities"), which are defined to include all liabilities of Initial Horizon Partnership Group and which arise from the ownership and operation of the Contributed Assets, other than the Retained Liabilities, and will include, without limitation, (i) all obligations to indemnify present and former officers and directors of Initial Horizon Partnership Group under certificates or articles of incorporation, by-laws, partnership agreements, employment agreements, indemnification agreements or otherwise, for any matter existing or occurring after the Partnership Merger Effective Time, (ii) all leases (whether as lessor, lessee, sublessee, sublessor or otherwise) and related contracts, and service contracts, relating to any Contributed Asset and (iii) certain other specified obligations. "Retained Liabilities" will mean all liabilities of Initial Horizon Partnership Group other than the Assumed Liabilities and will include, without limitation, (i) all obligations to indemnify present and former officers and directors of Initial Horizon Partnership Group under certificates or articles of incorporation, by-laws, partnership agreements, employment agreements, indemnification agreements or otherwise arising from any matter at or prior to the Partnership Merger Effective Time, (ii) all liabilities relating to any indebtedness for borrowed money not assumed by HGP LP, (iii) all leases (whether as lessor, lessee, sublessee, sublessor or otherwise) and related contracts, and (iv) service contracts, relating to the outlet centers listed as Retained Assets above.


INDEMNIFICATION

    Pursuant to the Contribution Agreement, HGP LP will indemnify and hold Horizon Partnership harmless from and against Horizon Partnership losses arising out of or related to the Assumed Liabilities, and Horizon Partnership will indemnify and hold HGP LP harmless from and against HGP LP losses arising out of or related to the Retained Liabilities, in each case in accordance with the terms of the Contribution Agreement.

                             THE PARTNERSHIP MERGER

    THE DESCRIPTION OF THE PARTNERSHIP MERGER CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, THE FULL TEXT OF WHICH IS ATTACHED AS APPENDIX A, AND IS INCORPORATED HEREIN BY REFERENCE.

PROXY SOLICITATION; VOTE REQUIRED

    By separate Joint Consent Solicitation Statement/Prospectus/Information Statement, the Prime Board of Directors, on behalf of Prime as the sole general partner of Prime Partnership, is soliciting consents from the Prime Partnership Consenting Unitholders. In addition, the Horizon Board of Directors, on behalf of Horizon as the sole general partner of Horizon Partnership, is soliciting consents from the Horizon Partnership Unitholders. The Prime Partnership Consenting Unitholders and Horizon Partnership Unitholders are being asked to consider and consent to the Transactions. The Transactions must receive the affirmative consent of (i) a majority of the outstanding Prime Partnership Common Units, (ii) two-thirds of the outstanding Prime Partnership Series C Preferred Units and (iii) a majority of the outstanding Horizon Partnership Units. As of December 31, 1997, Prime owned approximately 76.2% of the Prime Partnership Common Units. Prime intends to consent to the Transactions in its capacity as the holder of such interests. The Corporate Merger will not be consummated if the Transactions do not receive the required consents of the Prime Partnership Consenting Unitholders and the Horizon Partnership Unitholders.

PARTNERSHIP MERGER CONSIDERATION

    Each of the issued and outstanding Horizon Partnership Units (other than units held by Horizon or any Horizon Subsidiary) shall be converted pursuant to the Partnership Merger into the right to receive 0.9193 of a Prime Partnership Common Unit. As of the Partnership Merger Effective Time, all such Horizon Partnership Units shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of record of Horizon Partnership Units shall cease to have any rights thereto, except the right to receive the Partnership Merger Consideration, any dividend or other distribution to which such holder is entitled pursuant to the Merger Agreement and any cash in lieu of fractional units to be issued or paid in consideration therefor upon surrender of such Horizon Partnership Units without interest.

PARTNERSHIP MERGER EFFECTIVE TIME

    Assuming the Prime Partnership Consenting Unitholders and Horizon Partnership Unitholders consent to the Transactions, immediately following the declaration of the Prime Special Distribution and immediately prior to the declaration of the HGP LP Common Unit Distribution, Horizon Partnership and Prime Partnership shall consummate the Partnership Merger with Prime Partnership as the surviving partnership. As soon as practicable after satisfaction of all conditions to consummation of the Mergers (see "The Corporate Merger--Representations and Warranties; Conditions to the Mergers"), Prime Partnership and Horizon Partnership shall file the Delaware Certificate of Merger with the Delaware Secretary. The Partnership Merger shall become effective (the "Partnership Merger Effective Time") at such time as shall be specified in the Delaware Certificate of Merger.

FEDERAL INCOME TAX CONSEQUENCES OF THE PARTNERSHIP MERGER

    The Partnership Merger will constitute a merger of Horizon Partnership with and into Prime Partnership for purposes of Code Section 708 with Prime Partnership being considered the surviving partnership. Thus, as a result of the Partnership Merger, Horizon Partnership will be treated for federal income tax purposes as if it had directly contributed all of its assets (subject to all of its liabilities) to Prime Partnership in exchange for Prime Partnership Common Units and subsequently liquidated, distributing all of such Prime Partnership Common Units to Horizon Partnership Unitholders.

    Generally, under Code Section 721(a), no gain or loss will be recognized by Horizon Partnership, Prime Partnership, Horizon Partnership Unitholders or the pre-Partnership Merger holders of Prime Partnership units upon such deemed contribution of the assets (subject to liabilities) of Horizon Partnership to Prime Partnership in consideration for Prime Partnership units. However, the federal income tax consequences to any specific holder of Prime Partnership units or Horizon Partnership Units will be determined by the specific tax attributes of such holder's interest in Prime Partnership and Horizon Partnership, respectively. Such holders are strongly urged to consult with their own tax advisor to determine whether they would recognize any taxable income despite the general rule of nonrecognition.


                           THE REINCORPORATION MERGER

    THE DESCRIPTION OF THE REINCORPORATION MERGER CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS/ INFORMATION STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, THE FULL TEXT OF WHICH IS ATTACHED AS APPENDIX A, AND IS INCORPORATED HEREIN BY REFERENCE.

TERMS OF THE REINCORPORATION MERGER


    Immediately following consummation of the Partnership Merger, Horizon and Sky Merger shall file (i) the Reincorporation Articles of Merger with the Maryland Department and (ii) the Reincorporation Certificate of Merger with the Michigan Department, in each case to effectuate the Reincorporation Merger pursuant to which Sky Merger shall survive as a Maryland corporation. If the Reincorporation Merger is approved by the requisite vote of shareholders of Horizon and by Horizon as the sole shareholder of Sky Merger, and the other conditions to the Reincorporation Merger are satisfied or waived, the Reincorporation Merger will become effective (the "Reincorporation Merger Effective Time") immediately following the Partnership Merger Effective Time and upon the later of (i) the issuance of the Reincorporation Articles of Merger by the Maryland Department, (ii) the endorsement of the Reincorporation Certificate of Merger by the Michigan Department or (iii) at a different time established in either the Reincorporation Articles of Merger or the Reincorporation Certificate of Merger, not to exceed 30 days after the Reincorporation Articles of Merger or the Reincorporation Certificate of Merger are accepted for record by the Maryland Department or the Michigan Department, respectively. It is presently anticipated that such filing and acceptance will be made on or about June 15, 1998, and that the Reincorporation Merger Effective Time will occur on such date unless a different date is specified in the Reincorporation Articles of Merger or the Reincorporation Certificate of Merger, although there can be no assurance as to whether or when the Reincorporation Merger will occur. Following the Reincorporation Merger, the separate corporate existence of Horizon shall cease, and Sky Merger shall succeed to all the rights and obligations of Horizon in accordance with the MGCL and the MBCA. The New Prime Charter and the New Prime Bylaws shall continue in full force and effect thereafter until further amended in accordance with applicable Maryland law. Such New Prime Charter and New Prime Bylaws shall be identical in all material respects to the Prime Charter and Prime Bylaws, respectively, as in effect immediately prior to the Reincorporation Merger. The purpose of the Reincorporation Merger is to enable New Prime to continue as a Maryland corporation.


REINCORPORATION MERGER CONSIDERATION; TREATMENT OF STOCK OPTIONS

    Upon the Reincorporation Merger Effective Time, each issued and outstanding Sky Merger Common Share held by Horizon shall be canceled, and each issued and outstanding Horizon Common Share (other than Horizon Common Shares owned by Horizon or any subsidiary of Horizon, which shall automatically be canceled and retired and all rights with respect thereto shall cease to exist), shall be converted into one Sky Merger Common Share. Each certificate representing issued and outstanding Horizon Common Shares shall upon consummation of the Reincorporation Merger be deemed to represent the same number of Sky Merger Common Shares until consummation of the Corporate Merger (as discussed below), and each holder of a certificate of Horizon Common Shares shall otherwise cease to have any rights to such Horizon Common Shares, except the right to receive any dividends or other distributions with a record date prior to the Reincorporation Merger Effective Time which may have been declared or made by Horizon on such Horizon Common Shares which remain unpaid at the Reincorporation Merger Effective Time. There shall be no further registration of transfers on the stock transfer books of Horizon of the Horizon Common Shares which were outstanding immediately prior to the Reincorporation Merger Effective Time. If, after the Reincorporation Merger Effective Time, Certificates are presented to New Prime for any reason, they shall be canceled and exchanged. See "The Corporate Merger--Exchange of Certificates." As of the Reincorporation Merger Effective Time, each outstanding Horizon Stock Option (as defined in the section entitled "Interests of Certain Persons in the Transactions") shall be assumed by Sky Merger and shall be deemed to constitute an option to acquire (each, a "Sky Merger Stock Option"), on the same terms and conditions applicable under such Horizon Stock Option, the same number of Sky Merger Common Shares as the holder of such Horizon Stock Option would have been entitled to receive pursuant to the Reincorporation Merger had such holder exercised such Horizon Stock Option in full immediately prior to the Reincorporation Merger Effective Time at a price per share equal to the aggregate exercise price for the shares subject to such Horizon Stock Option divided by the number of full Sky Merger Common Shares deemed to be purchasable pursuant to such Horizon Stock Option.

FEDERAL INCOME TAX CONSEQUENCES

    The following is a general summary of the material United States federal income tax consequences of the Reincorporation Merger to Horizon and Horizon Common Shareholders and to Prime and Prime Shareholders. The following discussions were prepared based on consultation with Rudnick & Wolfe, special counsel to Horizon and Sky Merger, and Winston & Strawn, special counsel to Prime, in connection with the Reincorporation Merger. In the opinion of each of Rudnick & Wolfe and Winston & Strawn, the following discussion, to the extent it constitutes matters of law or legal conclusions, is accurate in all material respects. Opinions of counsel are not binding on the IRS. Thus, there can be no assurance that the IRS will agree with the following discussion and positions described therein, or that the IRS will not seek to challenge such positions, which challenge may be sustained by the courts.


    The tax discussion set forth below is included for general information only. It is not intended to be, nor should it be construed to be, legal or tax advice to any particular Horizon Common Shareholder or Prime Shareholder. The following summary is based upon current provisions of the Code, existing, temporary and final regulations thereunder and current administrative rulings and court decisions, all of which are subject to change (possibly on a retroactive basis). No attempt has been made to comment on all United States federal income tax consequences of the Reincorporation Merger that may be relevant to particular Horizon Common Shareholders or Prime Shareholders, including holders that are subject to special tax rules such as dealers in securities, mutual funds, insurance companies, tax-exempt entities, holders who do not hold their Horizon Common Shares or Prime shares as capital assets and holders that, for United States federal income tax purposes, are non-resident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts. Accordingly, Horizon Common Shareholders and Prime Shareholders are urged to consult with their own legal and tax advisers regarding the United States federal income tax consequences of the Reincorporation Merger and any other consequences to them of the Reincorporation Merger under state, local and foreign tax laws.


    Rudnick & Wolfe, counsel to Horizon and Sky Merger in connection with the Transactions, has rendered an opinion to Sky Merger that on the basis of the factual representations and assumptions set forth in such opinion:

        (i) the Reincorporation Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and Horizon and Sky Merger will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

        (ii) no gain or loss for federal income tax purposes will be recognized by either Horizon or Sky Merger as a result of the Reincorporation Merger;

       (iii) no gain or loss will be recognized by the shareholders of Horizon upon the exchange of their Horizon Common Shares solely for Sky Merger Common Shares pursuant to the Reincorporation Merger;

        (iv) the tax basis of the Sky Merger Common Shares received by any holder of Horizon Common Shares in exchange for Horizon Common Shares pursuant to the Reincorporation Merger will be the same as the tax basis of such Horizon Common Shares exchanged therefor; and

        (v) the holding period for Sky Merger Common Shares received in exchange for Horizon Common Shares pursuant to the Reincorporation Merger will include the period that such shares of Horizon Common Shares were held by the holder.

    Winston & Strawn, counsel to Prime in connection with the Transactions, has rendered an opinion to Prime in respect of the Corporate Merger on the basis of the factual representations and assumptions set forth in such opinion, including those relating to the Reincorporation Merger. See "The Corporate Merger--Federal Income Tax Consequences."

LIMITED APPRAISAL RIGHTS UNDER MICHIGAN LAW

    Shareholders of a Michigan corporation have the right to dissent from and obtain payment of the fair value of their shares in the event of certain mergers, acquisitions, share exchanges, sales or exchanges of the corporation's assets, or if the corporation amends its articles of incorporation in such a manner that it either materially alters or abolishes a preferential right of the shares having preferences or creates, alters or abolishes a material provision or right in respect of the redemption of the shares or a sinking fund for the redemption or purchase of the shares, subject to certain exceptions. However, the MBCA does not provide appraisal rights for shares listed on a national securities exchange or shares held of record by not less than 2,000 persons on the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders at which the corporate action is to be acted upon.

    All of the Horizon Common Shares outstanding on the record date for determining the shareholders entitled to vote on the Merger Agreement and the transactions contemplated thereby were listed or were entitled to receive shares that were listed on the NYSE. Therefore, Horizon Common Shareholders are not entitled to dissenting shareholders' appraisal rights under Michigan law.

                              THE CORPORATE MERGER

    THE DESCRIPTION OF THE CORPORATE MERGER CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, THE FULL TEXT OF WHICH IS ATTACHED AS APPENDIX A, AND IS INCORPORATED HEREIN BY REFERENCE.

TERMS OF THE CORPORATE MERGER

    Immediately following consummation of the Reincorporation Merger, Prime and Sky Merger shall file the Corporate Articles of Merger with the Maryland Department in order to effectuate the Corporate Merger, pursuant to which Sky Merger shall survive as a Maryland corporation. The Corporate Merger Effective Time shall be as specified in the Corporate Articles of Merger. See "--Effective Time of the Corporate Merger." The New Prime Charter and New Prime Bylaws in effect immediately after the Reincorporation Merger shall continue in full force and effect after the Corporate Merger until further amended in accordance with applicable Maryland law. Following the Corporate Merger, the separate corporate existence of Prime shall cease, and Sky Merger as New Prime shall continue and shall succeed to assume all the rights and obligations in accordance with the MGCL. The name of New Prime shall be "Prime Retail, Inc."

    The Corporate Merger Consideration shall consist of the conversion of (i) each outstanding Horizon Common Share (other than shares held by Horizon or any subsidiary of Horizon) into 0.20 of a New Prime Series B Preferred Share and
0.597 of a New Prime Common Share, (ii) each outstanding Prime Common Share into one New Prime Common Share and (iii) each outstanding Prime Series A Preferred Share, Prime Series B Preferred Share and Prime Series C Preferred Share into one New Prime Series A Preferred Share, one New Prime Series B Preferred Share, and one New Prime Series C Preferred Share, respectively. As of the Corporate Merger Effective Time, all such Sky Merger Common Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Sky Merger Common Shares shall cease to have any rights thereto, except the right to receive the Corporate Merger Consideration, any dividend or other distribution to which such holder is entitled and any cash in lieu of fractional shares to be issued or paid in consideration therefor upon surrender of such certificate without interest.

BACKGROUND OF THE TRANSACTIONS

    On October 30, 1996, Horizon engaged Lehman Brothers and Smith Barney Inc. to consider the strategic alternatives of Horizon. At a Horizon Board of Directors meeting held on November 25, 1996, Lehman Brothers and Smith Barney Inc. presented the strategic alternatives available to Horizon which included
(i) continuing to implement Horizon's current business plan, (ii) strategic acquisitions and combinations, and (iii) strategic merger combinations. The members of the Horizon Board of Directors engaged in detailed discussions with Lehman Brothers and Smith Barney Inc., during which the members of management were excluded for portions thereof. Horizon's Chairman of the Board, President and Chief Executive Officer, Jeffrey A. Kerr then presented management's expectations for 1996. Horizon's independent auditor reported that they had reviewed Horizon's accounting procedures and did not anticipate any year-end accounting adjustments which would significantly affect earnings other than adjustments considered necessary by management. Horizon's management then presented their business plan for 1997 and responded to detailed questions by the Horizon Board of Directors. Based upon these presentations and management's expectations of improvement, the Horizon Board of Directors decided that the best strategic alternative to follow at that point in time was to terminate the engagement of Lehman Brothers and Smith Barney Inc., and to allow Horizon's management to continue with its plan to revitalize the company. A key element of the plan was to augment management by hiring a highly skilled and experienced Chief Financial Officer and Chief Operating Officer. The Horizon Board of Directors decided to immediately focus on hiring a Chief Operating Officer and engaged Fergeson Associates to assist in the search.

    On February 8, 1997, following two months of operations with no improvement, the Horizon Board of Directors expressed its concern that management's plan to revitalize the company was not being successfully implemented. As a result, the Horizon Board of Directors accepted the resignation of Mr. Kerr as Chairman of the Board, President and Chief Executive Officer and appointed Norman Perlmutter, a non-management director, as the non-executive Chairman of the Board and Ronald L. Piasecki, a non-management director, as Interim President and Chief Executive Officer while Fergeson Associates conducted an executive search to identify the successor Chief Executive Officer.

    In March of 1997, Michael W. Reschke, Chairman of the Prime Board of Directors, and Mr. Perlmutter, Chairman of the Horizon Board of Directors, met at the request of Mr. Reschke and discussed the status of the outlet center industry. Mr. Reschke suggested the possibility of a business combination. The discussion concluded with no encouragement of a combination by Mr. Perlmutter.

    On March 25, 1997, Prime's management distributed to the Prime Board of Directors certain information relating to Prime management's proposal that Prime consider a possible business combination with Horizon, including publicly available information pertaining to Horizon's business and properties and certain historical and pro forma information. On March 28, 1997, the Prime Board of Directors held a special telephonic meeting. All of Prime's directors participated in the meeting. At the meeting, Prime's management made a presentation regarding a business combination with Horizon. Following the presentation, and after discussion, the Prime Board of Directors authorized Prime's management to pursue discussions with Horizon concerning a business combination.

    On April 1, 1997, Mr. Reschke sent a letter to Mr. Perlmutter expressing an interest in a possible acquisition of Horizon by Prime for an aggregate consideration of approximately $14.00 per outstanding Horizon Common Share payable in a combination of cash and securities of Prime. Horizon responded to the Prime proposal in a letter dated April 2, 1997, explaining that the Horizon Board of Directors had not made a decision to sell Horizon, but that the proposal would be reviewed by the Horizon Board of Directors. The Prime proposal was discussed at the April 3, 1997 meeting of the Horizon Board of Directors. After consideration, the Horizon Board of Directors decided that it was not in the best interests of the shareholders to pursue a transaction with Prime at that time as the Horizon Board of Directors believed that shareholder value would be enhanced if Horizon could solve the problems identified by the Board of Directors, including the hiring of a new Chief Executive Officer.

    After an extensive search, James S. Wassel was hired as the President and Chief Operating Officer of Horizon, effective as of April 24, 1997. The Horizon Board of Directors considered that Mr. Wassel had significant experience in asset management and strategic planning and implementation in the commercial real estate industry and Mr. Wassel was then Senior Vice President of Asset Management with Crescent Real Estate Equities of Fort Worth, Texas. On June 19, 1997, Mr. Wassel was elected as a director of Horizon and appointed Horizon's Chief Executive Officer.

    In early September 1997, Mr. Reschke contacted Mr. Perlmutter to reassess the status of the outlet center industry and the possibility of a transaction between Prime and Horizon. During the week of September 1, 1997, Messrs. Reschke and Perlmutter met to further discuss the possibility of a transaction between the two companies. On September 9, 1997, Mr. Wassel met with Mr. Reschke to discuss the possibility of a transaction between Prime and Horizon.

    At a meeting of the Horizon Board of Directors held on September 10, 1997, Mr. Perlmutter discussed with the Horizon Board of Directors his meeting with Mr. Reschke and Prime's interest in merging with Horizon.

    On September 18, 1997, a confidentiality agreement was signed by Horizon and Prime, pursuant to which the parties agreed to share information regarding their respective companies.

    On September 19, 1997, Mr. Wassel had a telephone conversation with Mr. Reschke during which Mr. Wassel advised Mr. Reschke that Horizon was considering making a public disclosure that Horizon would begin to consider strategic alternatives. On September 19, 1997, at a meeting of the Horizon Board of Directors, the Horizon directors discussed Horizon's performance and the capital issues facing the company and considered the payment of the third quarter distribution. In addition, the Horizon Board of Directors discussed the Prime inquiries, the engagement of Lehman Brothers and the advantages and disadvantages of making an announcement relating to the decision to explore strategic alternatives. The meeting was adjourned until the following week to allow the directors to consider the issues discussed.

    On September 22, 1997, at a meeting of the Horizon Board of Directors, the Horizon Board of Directors decided to declare a third quarter distribution in the amount of $0.35 per share. In addition, the Horizon Board of Directors decided to engage Lehman Brothers to evaluate Horizon's strategic alternatives and to issue a press release announcing such decision to engage Lehman Brothers. The Horizon Board of Directors concluded that if Horizon was going to continue its discussions with Prime, Horizon's investment bankers should consider all alternatives and a press release should be issued to encourage potential bidders to contact Horizon. The Horizon Board of Directors also authorized Messrs. Perlmutter and Wassel to meet with Michael J. DeMarco, Senior Vice President of Lehman Brothers, and representatives from Prime on September 26, 1997, to discuss further the possibility of a transaction between the companies. At such time the Board of Directors determined to explore the strategic alternatives, including a transaction with Prime, despite the progress made by the company's new Chief Executive Officer, since the Board of Directors believed that it would take longer to correct Horizon's problems than they originally estimated in November 1996 when the Board considered its strategic alternatives and in April 1997 when the Board considered the initial indication of interest from Prime.

    During the week of September 22, 1997, Messrs. Perlmutter, Wassel and Reschke met and had several discussions. Messrs. Wassel, Perlmutter and DeMarco met on September 26, 1997 and discussed the companies' portfolios, general trends in the outlet center industry, the available structures of a possible transaction and the range of possible exchange ratios.

    Between October 2, 1997 and October 15, 1997, Lehman Brothers approached approximately 12 additional parties that it believed might have an interest in a possible transaction with Horizon, based upon the parties' familiarity with the outlet center industry and ability to meet Horizon's capital and liquidity needs. Such companies included REITs in the outlet center industry and companies involved in other sectors of the real estate industry. Separate confidentiality agreements were signed by Horizon and seven companies in addition to Prime, pursuant to which Horizon's investment bankers provided information relating to Horizon. Four companies other than Prime expressed an interest in a possible transaction, two of which did not make a specific proposal for a transaction to be completed within the immediate future. The other two companies did not contemplate the acquisition of all of Horizon's assets. The Board of Directors of Horizon preferred the pursuit of the Prime proposal because, in the opinion of the Horizon Board of Directors, the Prime proposal was the best proposal to maximize shareholder value. The factors considered by the Horizon Board of Directors when analyzing the various proposals included that the Prime proposal was the only firm offer which contemplated acquiring all of Horizon's assets and was not subject to any material contingencies, other than the completion of customary due diligence prior to execution of the agreement, in the near future. The Horizon Board of Directors believed that the consummation of a transaction in the near future was important to the stabilization of Horizon's business. In addition, the Horizon Board of Directors believed that any transaction which did not include all of Horizon's assets would materially decrease the value of the consideration to be received by the shareholders of Horizon. All merger-related negotiations were conducted by Lehman Brothers and not directly by Horizon, except the negotiations between Horizon and Prime.

    On October 6, 1997, Prime sent a written proposal to Horizon detailing the proposed terms of a merger between the companies, including (i) Prime's plan to separate Horizon's properties into two groups, (ii) a proposed total purchase price of $14.00 per outstanding Horizon Common Share payable solely in the form of equity securities of Prime or payable solely in the form of equity securities of Prime and HGP, and (iii) a distribution to the Horizon Partnership Unitholders of (a) $13.00 per Horizon Partnership Unit in cash or (b) the same consideration being offered to the Horizon Common Shareholders.

    On October 8, 1997, a meeting was held in Chicago, Illinois, attended by Messrs. Perlmutter, Wassel, Reschke and Abraham Rosenthal, Chief Executive Officer of Prime, and legal counsel and investment advisors for both parties. The parties discussed numerous issues, including pricing, the timing of a possible transaction and issues relating to the Dole Cannery Lease, such as Horizon's ability to meet its long-term obligations under the Dole Cannery Lease. The decision to proceed with structuring a transaction between Horizon and Prime was made at this meeting.

    Subsequent to the meeting on October 8, 1997, Messrs. William H. Carpenter, Jr., President and Chief Operating Officer of Prime, Reschke and Rosenthal updated the Prime Board of Directors regarding Prime's discussions with Horizon. Members of the Prime Board of Directors encouraged Prime management to continue these discussions.

    On October 10, 1997, a conference call was held among Messrs. DeMarco, Perlmutter, Reschke, Rosenthal, Carpenter and legal counsel for each of the parties during which the parties discussed the terms outlined in Prime's proposal, the process of structuring a transaction acceptable to both parties, and the delivery of due diligence materials to the respective parties.

    A meeting of the Horizon Board of Directors was held on October 13, 1997, at which time the terms of a potential transaction with Prime, including potential exchange ratios, procedures to determine an exchange ratio and the contribution and/or retention of certain assets of Horizon were discussed. In addition, to induce Prime to continue its due diligence and to negotiate a definitive agreement while Horizon explored other strategic alternatives, including transactions with other parties, the Horizon Board of Directors authorized the payment of Prime's out-of-pocket expenses in the event that Horizon undertook a transaction with another party.

    From October 14, 1997 through November 12, 1997, numerous meetings and telephone conferences occurred between the management of Horizon and Prime and each company's respective legal counsel and investment bankers regarding the various legal and business issues and the parties engaged in reciprocal due diligence.

    On October 31, 1997, Prime's management distributed to the Prime Board of Directors certain information that was prepared by Prime's management relating to the proposed business combination with Horizon, including a description of the proposed transactions, information pertaining to Horizon's business and properties and certain historical and pro forma financial information.

    On November 3, 1997, a meeting attended by Mr. Wassel, Mr. Rosenthal and C. Alan Schroeder, General Counsel of Prime, was held in Baltimore, Maryland to address operational issues and remaining structural issues relating to HGP.

    On November 4, 1997, a meeting was held in Chicago, Illinois that was attended by Messrs. Wassel, Perlmutter, Reschke, Rosenthal and Robert P. Mulreaney, Chief Financial Officer and Treasurer of Prime, and each company's respective legal counsel and investment bankers to address the remaining major business issues, including the potential exchange ratio, distribution rates and the amount of the break-up fee. At the conclusion of the meeting, Horizon and Prime arrived at a preliminary business understanding of most major issues and agreed to continue to work diligently towards a final resolution of the outstanding items.

    On November 8, 1997, Horizon's management distributed to the Horizon Board of Directors certain information relating to the proposed business combination with Prime, including a description of the proposed transaction, information pertaining to Prime's business and properties and certain historical and pro forma information.

    On November 8, 1997, Prime's management distributed to the Prime Board of Directors additional information that was prepared by Prime's management relating to the proposed business combination with Horizon, including a summary of the proposed transaction structure and a summary of the Original Merger Agreement.

    On November 12, 1997, Messrs. Reschke and Perlmutter discussed by telephone certain issues relating to the transactions, including the consideration payable in connection with the Partnership Merger.

    On November 12, 1997, the Horizon Board of Directors held a special meeting at which members of management, representatives of Lehman Brothers and legal counsel were present. At the meeting, representatives of Lehman Brothers made a detailed presentation regarding the proposed merger with Prime. Lehman's written opinion confirming its oral opinion was delivered on November 12, 1997.

    Following the presentation by Lehman Brothers, and after extensive discussion, the Horizon Board of Directors concluded that the advantages of the Original Merger Agreement and the transactions contemplated thereby outweighed the potential benefits of other strategic alternatives, and unanimously approved the Original Merger Agreement and the related agreements contemplated thereby, and authorized Horizon's management to enter into such agreements. Lehman Brothers rendered its opinion to the effect that, as of the date and subject to the assumptions made, procedures followed, matters considered and limits of its review, the consideration to be paid in connection with the merger agreement and the transactions contemplated thereby was fair, from a financial point of view, to Horizon's shareholders and the limited partners of Horizon Partnership.

    On November 12, 1997, a meeting of the Prime Board of Directors was held at which members of management and representatives of Prime's financial and legal advisors were present. All of Prime's directors were present with the exception of Mr. Golden. Mr. Reschke and other members of management provided the Prime Board of Directors with a review of the background and events leading up to the proposed business combination with Horizon and set forth in detail the potential benefits and detriments of the proposed transaction. Prime's legal counsel presented and explained the terms of the Original Merger Agreement to the Prime Board of Directors including the closing conditions, termination rights and break-up fee and expense reimbursement provisions, and advised the Prime Board of Directors of its fiduciary obligations. In addition, the directors discussed with management and Prime's advisors the current operations of Prime and Horizon, the structure of the proposed transaction, the form of consideration payable in the transactions contemplated by the Original Merger Agreement, the potential synergies expected by management to result from such transactions and certain governance, tax and due diligence matters.

    At the November 12, 1997 meeting of the Prime Board of Directors, representatives of FBR made a presentation regarding the Original Merger Agreement and the transactions contemplated thereby. Following FBR's presentation, and after extensive discussion, the Prime Board of Directors concluded that the advantages of the transactions contemplated by the Original Merger Agreement outweighed the potential risks and the Prime directors present unanimously approved the Original Merger Agreement and the transactions contemplated thereby, and authorized Prime's management to enter into such agreement. FBR rendered its oral opinion to the effect that, as of the date and subject to the assumptions made, procedures followed, matters considered and limits of its review, the consideration to be paid by Prime in connection with the Original Merger Agreement and the transactions contemplated thereby was fair, from a financial point of view to Prime's shareholders and the limited partners of Prime Partnership. FBR's written opinion confirming its oral opinion was delivered on November 16, 1997.

    On November 12, 1997, the Original Merger Agreement was executed as of November 12, 1997, and a press release announcing such execution was made on November 13, 1997, prior to the opening of trading on the NYSE.

    Following the execution of the Original Merger Agreement, representatives of Prime, Horizon and each company's respective legal counsel, investment bankers and accountants commenced preparation of this Joint Proxy/Prospectus/Information Statement.

    By letter dated November 14, 1997, David H. Murdock requested information from Horizon with respect to the Original Merger Agreement in his capacity as a shareholder of Horizon. As of February 1, 1998, Mr. Murdock and certain of his affiliates have represented that they owned 1,099,800, or approximately 4.6%, of the outstanding Horizon Common Shares. By letter dated November 18, 1997, Castle & Cooke Properties, Inc. ("CCPI"), the landlord under the Dole Cannery Lease and an affiliate of Mr. Murdock, alleged that the consummation of the Original Merger Agreement would violate the terms of the Dole Cannery Lease unless its prior consent to the transactions contemplated by the Original Merger Agreement was obtained.

    A meeting was held on November 26, 1997 in Snowmass, Colorado attended by Messrs. Murdock, Perlmutter, Wassel and Reschke. Mr. Murdock stated that he believed that the transactions contemplated by the Original Merger Agreement were not in the best interests of Horizon and its shareholders. He also confirmed the position of CCPI that the proposed merger would constitute a default under the Dole Cannery Lease unless its consent was obtained. During the course of the meeting, Mr. Murdock indicated that both he and CCPI would consider appropriate legal action to assert their respective rights.

    By a letter dated December 5, 1997, addressed to Messrs. Perlmutter, Wassel and Reschke, Mr. Murdock again expressed the belief that the terms of the transactions contemplated by the Original Merger Agreement were not adequate for the Horizon Shareholders. In a letter also dated December 5, 1997, CCPI confirmed that the transactions contemplated by the Original Merger Agreement required its consent, expressed CCPI's willingness to consider proposals for resolving issues relating to the Dole Cannery Lease and outlined general economic and business terms for such a resolution. After consideration of the proposals made by Mr. Murdock and by CCPI, Horizon and Prime jointly responded in a letter dated December 9, 1997. Such letter made three alternate proposals for resolving the issues relating to the merger and to the Dole Cannery Lease: a buyout of the lease, a joint venture and a restructuring of the lease. Horizon and Prime believed that it would be in the best interests of New Prime if the burden of the Dole Cannery Lease could be eliminated as part of the Transactions due to the uncertainty of the future costs to New Prime relating to the Dole Cannery Lease and the time and resources that would otherwise be required of management of New Prime in addressing issues relating to the Dole Cannery Lease.

    On December 15, 1997, Messrs. Reschke, Wassel and Murdock met in Los Angeles, California. After a lengthy discussion, the parties reached an agreement in principle to structure a transaction whereby (i) CCPI would consent to the assignment of the Dole Cannery Lease to a new entity which would assume liability thereunder, (ii) Horizon would be released from further liability under the Dole Cannery Lease and (iii) Horizon would contribute to such new entity an interest in a factory outlet center or centers with a current cash flow approximating the cash flow CCPI currently receives from the Dole Cannery Lease. Mr. Murdock agreed to vote the Horizon Common Shares that he controls in favor of the Merger Agreement if it was amended as currently contemplated.

    From December 15, 1997 through February 1, 1998, numerous meetings and telephone conferences occurred among the management of Horizon, Prime, Castle & Cooke and each company's respective legal counsel regarding the various alternatives relating to the formation of the new entity, the release of Horizon Partnership from further liability under the Dole Cannery Lease, the identification of the property or properties to be contributed to the new entity and reciprocal legal and financial due diligence.

    In addition, from December 15, 1997 through February 1, 1998, numerous meetings and telephone conferences occurred between the management of Prime and Horizon and each company's legal counsel to discuss certain amendments to the Original Merger Agreement. These amendments included: (i) revising the terms of the Partnership Merger to eliminate the ability of the holders of Horizon Partnership Units to receive partial cash; (ii) the elimination of the proposed distribution of preferred stock of HGP to certain Prime shareholders and providing for the Prime Special Distribution; (iii) the issuance of HGP Common Shares to the shareholders of both Prime and Horizon; and (iv) changing the portfolios of both New Prime and HGP.

    On January 24, 1998, Prime's management distributed to the Prime Board of Directors a description of, and certain information related to, the revisions to the Original Merger Agreement and the proposed C&C Contribution Agreement and the Murdock Agreement.

    On January 25, 1998, Horizon's management distributed to the Horizon Board of Directors a description of, and certain information related to, the revisions to the Original Merger Agreement and the proposed C&C Contribution Agreement and the Murdock Agreement.

    On January 29, 1998, the Horizon Board of Directors held a special meeting by video and telephone conference at which members of management, representatives of Lehman Brothers and legal counsel were present. At the meeting, representatives of Lehman Brothers made a detailed presentation regarding the Merger Agreement, which included a discussion of the changes proposed with respect to the Original Merger Agreement.

    Following the presentation by Lehman Brothers, and after extensive discussion, the Horizon Board of Directors unanimously approved the Merger Agreement concluding that the advantages of the Transactions as proposed to be amended outweighed the benefits of other strategic alternatives and outweighed the potential risks. Lehman Brothers rendered its opinion to the effect that, as of the date and subject to the assumptions made, procedures followed, matters considered and the limits of its review, the consideration to be paid in connection with the Transactions were fair, from a financial point of view, to Horizon's shareholders and the limited partners of Horizon Partnership. The Horizon Board of Directors discussed the fact that, although the market value of the securities to be received by Horizon Common Shareholders and the Horizon Partnership Unitholders was approximately the same as of the date of the meeting (based on the closing prices at January 28, 1998, the day preceding the board action, the value to the common shareholders was $14.00 and the value to the unitholders was $13.90), the form of consideration to be received by the Horizon Common Shareholders and the Horizon Partnership Unitholders was not the same and, consequently, the value of such consideration might differ more substantially in the future based upon fluctuations in the market prices of Prime's securities. The Horizon Board of Directors determined that in order to increase the likelihood that the Horizon Partnership Unitholders would vote favorably on the Transactions, the consideration payable pursuant to the Partnership Merger would be required to be only in the form of Prime Partnership Common Units.

    In addition, members of management of Horizon and Horizon's legal counsel presented and explained the terms of the C&C Contribution Agreement and the Murdock Agreements. Following such presentation, the Horizon Board of Directors unanimously approved the C&C Contribution Agreement and the Murdock Agreements, and authorized Horizon management to enter into such agreements.

    On January 30, 1998, a meeting of the Prime Board of Directors was held at which members of management were present and representatives of Prime's financial and legal advisors were present by telephone. Mr. Reschke and other members of management described the revised transaction structure and provided the Prime Board of Directors with a review of the events leading up to the revised transaction structure. Prime's legal counsel presented and explained the terms of the Merger Agreement to the Prime Board of Directors. FBR's presentation included a discussion of (i) the fairness from a financial point of view to Prime and its shareholders and partners of the consideration to be paid by Prime in the Transactions, (ii) a summary of the financial terms of the Transactions, and (iii) a discussion of the impact of the proposed Transactions on Prime. Also included in FBR's oral presentation was an outline of FBR's fairness opinion process.

    Following FBR's presentation, the Prime Board of Directors concluded that the advantages of the Transactions as proposed to be amended outweighed the potential risks and unanimously approved the Merger Agreement. FBR rendered its oral opinion to the effect that, as of the date and subject to the assumptions made, procedures followed, matters considered and limits of its review, the consideration to be paid by Prime in connection with the Transaction was fair, from a financial point of view, to Prime's shareholders and the limited partners of Prime Partnership. FBR's written opinion confirming its oral opinion was delivered on February 1, 1998.

    In addition, members of management of Prime and Prime's legal counsel presented and explained the terms of the C&C Contribution Agreement and the Murdock Agreement. Following such presentation, the Prime Board of Directors unanimously approved the C&C Contribution Agreement and the Murdock Agreement, and authorized Prime management to enter into such agreements to which Prime was a party.

    From January 30, 1998 through February 1, 1998, representatives of Horizon and Prime and their respective legal counsel negotiated the remaining terms of the Merger Agreement. The Merger Agreement was executed as of February 1, 1998.

    From January 30, 1998 through February 1, 1998, representatives of Horizon, Prime, Mr. Murdock and Castle & Cooke and their respective legal counsel negotiated the remaining terms of the C&C

Contribution Agreement and the Murdock Agreement. The C&C Contribution Agreement and the Murdock Agreement were executed as of February 1, 1998.

    On February 2, 1998, Prime and Horizon issued a press release announcing the execution of the Merger Agreement and the C&C Contribution Agreement and the Murdock Agreement.

ADVANTAGES AND DISADVANTAGES OF THE TRANSACTIONS; RECOMMENDATION OF THE PRIME
  BOARD OF DIRECTORS

    The Prime Board of Directors believes that the Transactions, including the consideration to be paid by Prime, is fair to and in the best interests of Prime and its shareholders. Accordingly, the Prime Board of Directors unanimously approved the Corporate Merger and the other transactions contemplated by the Merger Agreement and unanimously recommends that the Prime Common Shareholders and Prime Series C Preferred Shareholders approve the Corporate Merger and the other transactions contemplated by the Merger Agreement.

    ADVANTAGES

    In reaching this determination, the Prime Board of Directors consulted with Prime's management as well as its financial advisor and legal counsel, and considered the short-term and long-term interests of Prime and its shareholders. The Prime Board of Directors reviewed and relied upon, although it did not specifically adopt, the conclusions of the opinion of its financial advisor. See "--Opinion of Financial Advisor--Prime." The material factors that the Prime Board of Directors considered in approving the Transactions, which it deemed favorable, are as follows:

        1. BENEFITS OF BEING THE LARGEST OUTLET CENTER OWNER/OPERATOR IN THE UNITED STATES. The Prime Board of Directors believes that the Transactions would establish New Prime as the largest outlet center owner/operator in the United States. New Prime would own and operate 48 outlet centers containing approximately 13,400,000 square feet of GLA as compared to Prime's existing outlet center portfolio containing 28 properties with approximately 7,217,000 square feet. The Prime Board of Directors believe that by virtue of its larger size New Prime should be better positioned to attract and retain tenants and to develop and implement marketing and advertising programs, among other things. New Prime should also have improved access to capital markets which should enable it to obtain debt or other financing upon more favorable terms.

        2. INCREASED MARKET CAPITALIZATION AND LIQUIDITY. Based on the closing prices of Prime Common Shares and Prime Series B Preferred Shares on September 30, 1997, New Prime would have a pro forma total market capitalization of approximately $2.3 billion as compared to Prime's pro forma total market capitalization before the Transactions of $1.3 billion on such date. The Prime Board of Directors believes that this larger total market capitalization would likely result in higher trading volumes for the New Prime Common Shares and Series B Preferred Shares and enhanced liquidity for the holders of such securities.


        3. COST SAVINGS AND OPERATING EFFICIENCIES. The Prime Board of Directors believes that the Transactions will result in opportunities to achieve economies of sale and operating efficiencies. The Prime Board of Directors based this belief on management's estimate that New Prime would realize a decrease in general and administrative expenses. Management has identified approximately $3.9 million of general and administrative expenses which are anticipated to be eliminated or reduced as a result of the Transactions.


        4. ACCRETIVE IMPACT OF TRANSACTIONS ON PRO FORMA NET INCOME (LOSS) PER COMMON SHARE. The Unaudited Pro Forma Consolidated Statements of Operations for the nine months ended September 30, 1997 demonstrate the positive impact of the Transactions on New Prime's net income (loss) per common share. On a pro forma basis giving effect to the Transactions, New Prime's net income per common share for the nine months ended September 30, 1997 was $0.01 compared to a loss per Prime Common Share of ($0.43) on a pre-Transactions pro forma basis during the same period.

        5. USE OF EQUITY RATHER THAN CASH. The Prime Board of Directors viewed as favorable the fact that the Corporate Merger could be effected through the issuance of new equity valued at approximately $389.0 million (based upon the closing prices of Prime Common Shares and Prime Series B Preferred Shares on January 30, 1998) rather than the use of available cash or cash raised from debt offerings.

        6. FBR FAIRNESS OPINION. FBR delivered an oral opinion on January 30, 1998 to the effect that, as of such date and based upon and subject to certain matters stated therein, the consideration to be paid by Prime in connection with the Transactions was fair, from a financial point of view, to Prime and its shareholders. The Prime Board of Directors viewed such opinion as favorable not only because of the conclusion reached by FBR, but also because such conclusion was consistent with the opinion of Prime's management.

        7. TERMS OF THE MERGER AGREEMENT. The Prime Board of Directors reviewed the terms of the Merger Agreement with Prime's management, its legal counsel and financial advisors. Based on that review, the Prime Board of Directors believes the terms of the Merger Agreement to be fair to Prime.

        8. TAX-FREE NATURE OF THE CORPORATE MERGER. For federal income tax purposes the Corporate Merger will be a tax-free transaction for Prime, which the Prime Board of Directors viewed as favorable because, no gain or loss will be recognized by Prime in connection with the Corporate Merger.

        9. DISTRIBUTIONS OF HGP COMMON SHARES. In connection with the Transactions, the common and convertible preferred shareholders of Prime will receive shares of HGP Common Shares. Although the Prime Board of Directors did not assign a particular value to such shares, it viewed as favorable the fact that such shares would be distributed as a dividend and enable such Prime shareholders to benefit from the continuing operations of HGP.

        10. SPECIAL CASH DISTRIBUTIONS. The Prime Board of Directors viewed as favorable the fact that in connection with the Transactions, holders of common and convertible preferred shares/units of Prime and Prime Partnership will receive the Prime Special Distribution and Prime Partnership Special Distribution, as applicable.

    DISADVANTAGES

    The Prime Board of Directors also considered the following potentially negative factors which could arise from the Transactions: (1) the significant costs involved in connection with consummating the Transactions; (2) the substantial management time and effort required to effectuate the Transactions and integrate the Prime Acquired Properties with Prime's existing properties and operations; and (3) the Transactions would increase by approximately $572.0 million the total debt of New Prime as of September 30, 1997. In addition, New Prime's ratio of debt to total market capitalization would increase to 48.8% on a pro forma basis as of September 30, 1997 after the Transactions compared to a ratio of 41.3% for Prime on a pro forma basis before the Transactions. The Prime Board of Directors recognized that such increase could adversely affect the ability of New Prime to obtain debt financing for additional growth and would subject Prime's operations (after the Corporate Merger) to the risks of higher leverage. Overall, however, the Prime Board of Directors concluded that the increase in debt would be within Prime's policies with respect to the incurrence of debt. In addition, the Prime Board of Directors considered the possible adverse effects upon the market for Prime Common Shares and Prime Series B Preferred Shares and upon Prime's ability to raise capital and issue equity in the capital markets which might result if the Transactions were not consummated. Finally, the Prime Board of Directors considered the risk that the anticipated benefits of the Transactions might not be fully realized and the capacity of New Prime to effectively merge its expanded portfolio of properties. The Prime Board of Directors did not believe that these negative factors were sufficient, either individually or collectively, to outweigh the advantages of the Transactions.

    OTHER CONSIDERATIONS

    The Prime Board of Directors viewed as adequate the conditions to the closing in the Merger Agreement, including the condition that no change in the financial condition, business or operations of Horizon will have occurred that would have a Horizon Material Adverse Effect (as defined in the Merger Agreement). The Prime Board of Directors acknowledged the indemnification provisions relating to directors and officers of Horizon as a continuing obligation of New Prime and approved such provisions as part of the overall transaction.

    In view of the wide variety of factors considered in connection with its evaluation of the Transactions, the Prime Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to the specific factors considered in reaching its determination. Further, the Prime Board of Directors did not obtain independent appraisals of the market value of the properties or other assets involved in the Transactions.

    RECOMMENDATION

    The Prime Board of Directors believes that the proposed transaction is fair to and in the best interests of Prime and its shareholders. The Prime Board of Directors unanimously approved the Corporate Merger and the other transactions contemplated by the Merger Agreement and unanimously recommends that the Prime Series C Preferred Shareholders and Prime Common Shareholders vote FOR the Corporate Merger and the other transactions contemplated by the Merger Agreement.

    In the event the Transactions are not consummated for any reason, Prime will continue to pursue its business objectives.

ADVANTAGES AND DISADVANTAGES OF THE TRANSACTIONS; RECOMMENDATION OF THE HORIZON
  BOARD OF DIRECTORS

    The Horizon Board of Directors believes that the Transactions, including the consideration to be paid by Prime, are fair and in the best interests of Horizon and its shareholders. Accordingly, Horizon's Board of Directors has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Reincorporation Merger and unanimously recommends approval of the Merger Agreement and the transactions contemplated thereby, including the Reincorporation Merger by the shareholders of Horizon. In reaching its determination, the Horizon Board of Directors consulted with Horizon management, as well as financial advisors, legal counsel and accountants, and considered a number of factors. The Horizon Board of Directors reviewed and relied upon, although it did not specifically adopt, the conclusions of the opinions of its financial advisor. See "--Opinion of Financial Advisor--Horizon."

    ADVANTAGES

    The material factors that the Horizon Board of Directors considered in approving the Transactions and unanimously recommending approval of the Transactions are that:

        1. BENEFITS OF BEING THE LARGEST OUTLET CENTER OWNER/OPERATOR IN THE UNITED STATES. As a result of the Transactions, New Prime would be better positioned to compete in the outlet shopping center industry.

        2. INCREASED LIQUIDITY. The Transactions would enhance New Prime's ability to meet its continuing need for liquidity.

        3. INCREASED ACCESS TO EQUITY AND DEBT MARKETS. The Transactions would provide greater access to the public equity and debt markets and would increase New Prime's ability to raise capital at reasonable rates.

        4. STRONGER CAPITAL BASE. Prime is deemed to have a stronger capital base with which to support the Horizon properties to be acquired by Prime.

        5. SUPERIOR PROPOSAL. After reviewing Horizon's strategic alternatives, which included maintaining the status quo, raising capital through a debt or equity offering, liquidating the company's assets, acquiring a competitor and merging with another company, the Horizon Board of Directors determined that the Transactions were the best alternative reasonably available to Horizon's shareholders to maximize Horizon shareholder value. The Horizon Board of Directors believed that, after management's discussions with its investment bankers and after discussions with other REITs which requested and received information about Horizon, no other prospective purchasers were reasonably expected to make a proposal superior to that made by Prime.

        6. POSSIBLE REDUCTION OR ELIMINATION OF HORIZON DISTRIBUTION. Based upon management's analysis of Horizon's performance during 1997 and Horizon's liquidity, the Horizon Board of Directors believed that it would be necessary to reevaluate its distribution policy and consider the possible reduction or elimination of future distributions.

        7. LEHMAN FAIRNESS OPINION. The consideration to be paid to Horizon shareholders is fair to such shareholders. In reaching its determination, the Horizon Board of Directors considered the investigation performed by Horizon and its advisors as to the financial conditions and business of Prime, as well as the opinion, analyses and presentations of Lehman Brothers with respect to the strategic alternatives available to Horizon, including the opinion that, subject to certain factors, the consideration to be received in the Transactions by Horizon is fair from a financial point of view to the shareholders.

        8. TAX-FREE NATURE OF THE CORPORATE MERGER. The Corporate Merger will be tax-free for federal income tax purposes with respect to the Horizon Common Shareholders, which the Horizon Board of Directors viewed as favorable because no gain or loss would be recognized by a shareholder of Horizon (except with respect to any cash received by a shareholder of Horizon in lieu of a fractional interest in a New Prime Common Share or New Prime Preferred Share).

        9. DISTRIBUTIONS OF HGP COMMON SHARES. In connection with the Transactions, the Horizon Shareholders will receive HGP Common Shares. Although the Horizon Board of Directors did not assign a particular value to such shares, it is viewed as favorable the fact that such shares would be distributed as a dividend and enable such Horizon Common Shareholders to benefit from the continuing operations of HGP.

    DISADVANTAGES

    The Horizon Board of Directors also considered the following potentially negative factors, which could arise from the Transactions:

        1. BENEFITS NOT FULLY REALIZED. The risk that the anticipated benefits from the Transactions may not be fully realized.

        2. LOWER DISTRIBUTION. For each of the first three quarters of 1997, the distribution declared on a Horizon Common Share was $0.35 and the distribution declared on the Prime Share Equivalent was $0.07 lower, or $0.28, for each such quarter.

        3. DECREASE IN MARKET PRICE. The possibility that the market price of Prime's shares, and thus the consideration to be paid to the Horizon Common Shareholders, may decrease in value prior to the time the Corporate Merger becomes effective.

        4. COSTS OF THE TRANSACTIONS. The significant costs involved in connection with the consummation of the Transactions.

        5. MANAGEMENT TIME AND EFFORT. The substantial management time and effort required to effectuate the Transactions.

        6. BREAK-UP FEES AND BREAK-UP EXPENSES. Under certain circumstances Horizon may be required to pay Prime a Break-up Fee of $20,000,000 and Break-up Expenses of up to $4,500,000 if the Merger Agreement is terminated.

    OTHER CONSIDERATIONS

    Furthermore, the Horizon Board of Directors considered the actual and potential conflicts of interest of certain members of Horizon's management. See "Interests of Certain Persons in the Transactions."

    In view of the wide variety of factors considered in connection with its evaluation of the Transactions, the Horizon Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to the specific factors considered in reaching its determination. Further, the Horizon Board of Directors did not obtain independent appraisals of the market value of properties or other assets involved in the Transactions.

    The Horizon Board of Directors relied on the Lehman Brothers' fairness opinion as one of the factors that it examined in making its determination that the Transactions are fair and in the best interests of Horizon and its shareholders.

    RECOMMENDATION

    The Horizon Board of Directors believes that the proposed transaction is fair and in the best interest of Horizon and its shareholders. Accordingly, the Horizon Board of Directors has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Reincorporation Merger, and unanimously recommends that the shareholders of Horizon vote FOR the Merger Agreement and the transactions contemplated thereby, including the Reincorporation Merger.

    In the event that the Transactions are not consummated for any reason, Horizon will continue to pursue its business objectives of (i) maximizing funds from operations available for distribution to holders of Horizon Common Shares,
(ii) increasing the value of its properties by continuing its growth through the active management and expansion of existing factory outlet centers and selective development and acquisition of new factory outlet centers, (iii) holding its properties for long-term investment and (iv) continuing its disposition of poorly performing centers. In addition, Horizon intends to seek additional debt or equity financing and may seek other strategic alternatives, including the sale of Horizon. Horizon has no commitment for any additional financing and there is no assurance that any such financing will be available or that Horizon's continuing business plan will be successfully implemented. Furthermore, the Horizon Board of Directors will reevaluate its distribution policy.

OPINION OF FINANCIAL ADVISOR--PRIME

    At the meeting of the Prime Board of Directors on January 30, 1998, FBR rendered its oral opinion to the Prime Board of Directors that, as of such date, the consideration to be paid by Prime in connection with the proposed Transactions was fair from a financial point of view to Prime. FBR has confirmed its January 30, 1998 oral opinion by delivering its written opinion to the Prime Board of Directors, dated February 1, 1998, that, as of such date, the consideration to be paid by Prime in connection with the proposed Transactions was fair from a financial point of view to Prime. FBR has not been requested to, and will not update its opinion prior to the Closing. FBR did not make a recommendation to Prime with respect to the amount of consideration to be paid by Prime in connection with the proposed Transactions. No limitations were imposed by the Prime Board of Directors upon FBR with respect to the investigations made or procedures followed in rendering its opinion. In the opinion of Prime, no events or significant changes in information have occurred that would alter the opinion of FBR and there were no specific factors which did not support the opinion of FBR. However, if such an event or change does occur, including, without limitation, an amendment to the Merger Agreement which materially affects the financial terms of such agreement, a revised fairness opinion will be requested. No limitations were imposed by the Prime Board of Directors upon FBR, and no instructions were given by the Prime Board of Directors to FBR with respect to the investigations made or procedures followed by it in rendering its opinion.

    THE FULL TEXT OF THE WRITTEN OPINION OF FBR, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX F TO THIS JOINT PROXY STATEMENT/PROSPECTUS/ INFORMATION STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. PRIME COMMON SHAREHOLDERS AND PRIME SERIES C PREFERRED SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY. FBR'S WRITTEN OPINION IS ADDRESSED TO THE PRIME BOARD OF DIRECTORS, IS DIRECTED ONLY TO THE CONSIDERATION TO BE PAID IN CONNECTION WITH THE TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY PRIME VOTING SHAREHOLDER AS TO HOW SUCH PRIME VOTING SHAREHOLDER SHOULD VOTE AT THE PRIME SPECIAL MEETING. THE OPINION DOES NOT ADDRESS THE RELATIVE MERITS OF THE TRANSACTIONS AND ANY OTHER TRANSACTIONS OR BUSINESS STRATEGIES DISCUSSED BY THE PRIME BOARD OF DIRECTORS AS ALTERNATIVES TO THE TRANSACTIONS, OR THE DECISION OF THE PRIME BOARD OF DIRECTORS TO PROCEED WITH THE TRANSACTIONS. THE SUMMARY OF THE OPINION OF FBR SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    In arriving at its opinion, FBR, among other things, (i) reviewed Horizon's Annual Reports, Forms 10-K and related financial information for the two fiscal years ended December 31, 1996, and December 31, 1995, and Horizon's Forms 10-Q and the related unaudited financial information for the periods ended June 30, 1997, March 31, 1997, and September 30, 1997; (ii) reviewed Prime's Forms 10-K and related financial information for the two fiscal years ended December 31, 1996, and December 31, 1995, Prime's unaudited financial information for the period ended September 20, 1997, released October 28, 1997, and Prime's Forms 10-Q and the related unaudited financial information for the periods ended June 30, 1997, and March 31, 1997; (iii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of Horizon and Prime, furnished to FBR by the management of Horizon and Prime, respectively, including forecasts of Horizon's financial performance prepared by Prime's management; (iv) participated in discussions with certain members of senior management of Prime and Horizon concerning their business and prospects; (v) reviewed the historical market prices and trading activity for Horizon Common Shares and Prime Series B Preferred Shares and Prime Common Shares and compared them with those of certain publicly traded companies which FBR deemed to be reasonably comparable to Horizon and Prime, respectively; (vi) compared the results of operations of Horizon and Prime with that of certain companies which FBR deemed to be reasonably comparable to Horizon and Prime, respectively; (vii) reviewed the pro forma effect of the Transactions on New Prime's capitalization ratios, FFO and future cash flows; (viii) reviewed the Merger Agreement and certain related documents; and (ix) performed such other analyses and reviewed such other information as FBR deemed appropriate. FBR also held discussions with certain members of the managements of Prime and Horizon with respect to certain aspects of the Transactions, and the past and current business operations of Prime and Horizon, the financial condition and future prospects and operations of Prime and Horizon, and certain other matters believed necessary or appropriate to FBR's inquiry. In addition, FBR reviewed such other financial studies and analyses and considered such other information as it deemed appropriate for the purposes of its opinion.

    FBR relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by Prime and Horizon or otherwise reviewed by FBR, and FBR has not assumed any responsibility of liability therefor. FBR has not conducted any independent valuation or appraisal of any assets or liabilities of Horizon or Prime, nor have any valuations or appraisals been provided to FBR. In relying on financial analyses and forecasts provided to FBR, FBR has assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and good faith judgments of the management of Prime as to the expected future results of operations and financial condition of Horizon and its properties. FBR has also assumed that the Transactions will have the tax consequences described in discussions with, and materials furnished to FBR, by representatives of Prime and Prime Partnership, and that the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement.

    No representation or warranty was made by FBR, Prime or Horizon or any of their respective affiliates to any of such other parties with respect to these projections. Financial projections are subject to contingencies beyond management's control, and realization of the projections depends on numerous factors, including among other things, the cost of integrating the companies, the completion of pending developments, the actual cost in relation to such projects and decisions by management to modify business plans to address changing needs and a changing operating environment. All material events and circumstances cannot be predicted and unanticipated events and circumstances are likely to occur. Accordingly, there may be differences between the projected results of operations and the actual results of operations of the respective companies, and such differences could be material. In the event that the financial projections prove to be materially different, the conclusions reached in the opinion of FBR could be materially affected.

    FBR's opinions are based on regulatory, economic, monetary, market, and other conditions as in effect on, and the information made available to FBR as of, the date of such opinions. Such developments may affect the written opinion dated February 1, 1998, and FBR does not have any obligation to update, revise, or reaffirm such opinion. FBR expressed no opinion as to the price at which the shares to be issued in the Transactions to the shareholders of New Prime may trade at any time.

    In accordance with customary investment banking practice, FBR informed Prime that FBR employed generally accepted valuation methods in reaching its opinion. At the meeting of the Prime Board of Directors held on January 30, 1998, FBR orally presented certain financial analyses in connection with the delivery of its opinion. Such oral opinion was not accompanied with written materials. The following is a summary of the material analyses utilized by FBR in connection with providing its opinion.

    PRO FORMA MERGER ANALYSIS. FBR analyzed the effect of the Transactions on, among other things, estimates of FFO per Prime Common Share for the year ended December 31, 1998. FBR combined the estimated 1998 operating results for Horizon and Prime and assumed certain savings in accounting adjustments and savings in general and administrative expense per estimates.

    FBR also analyzed the effect of the Transactions on Prime's pro forma equity market capitalization and total capitalization, and 1998 pro forma leverage ratios and distribution payout ratio. In this regard, FBR noted that the pro forma equity market capitalization for Prime would be approximately $1.12 billion, assuming (1) a share price for Prime Common Shares of $14.81 and 35.80 million Prime Common Shares outstanding after completion of the Transactions;
(2) a share price for Prime Series A Preferred Shares of $26.00 and 2.30 million Prime Series A Preferred Shares outstanding; (3) a share price for Prime Series B Preferred Shares of $24.50 and 2.98 million Prime Series B Preferred Shares outstanding; (4) a share price for Prime Series C Preferred Shares of $14.81 and
4.36 million shares outstanding; and (5) a share price for Horizon Common Shares of $11.88 and 28.29 million shares outstanding. Share price assumptions are based on the respective closing share prices on January 30, 1998, for each equity share. FBR further noted that (i) Prime's ratio of debt to total capitalization would increase slightly, upon completion of the Transactions, from 40.20% prior to the Transactions to 49.69% after the assumption of Horizon's outstanding debt plus the incremental debt incurred from the payment of certain transaction costs and (ii) the ratio of debt plus preferred stock to total capitalization would increase from 56.43% to 63.91%.

Assuming a post-transaction annual distribution for Prime of $1.18 per share, its pro forma distribution payout ratio would be 78.85%, as compared to 89.95% prior to the Mergers.

    PUBLIC TRADING MULTIPLES ANALYSIS. Using publicly available information, FBR compared selected financial and stock market data of Horizon with similar data for selected publicly traded companies (each, a "Comparable Company" and, collectively, the "Comparable Companies") engaged in business which FBR judged to be analogous to Horizon's. The companies selected by FBR were: (a) Chelsea GCA Realty, Inc.; (b) FAC Realty Trust, Inc.; (c) Tanger Factory Outlet Centers, Inc.; (d) Horizon (when comparing comparable companies to Prime); and (e) Prime (when comparing comparable companies to Horizon).

    For each Comparable Company, publicly available financial performance data through the twelve months ended December 31, 1997 was measured. FBR calculated the multiples of current stock price, averaged across calendar year 1997, to analysts' estimates for 1998 consensus FFO as reported by Nelson Information, Inc. ("Nelson's") for each of the Comparable Companies to determine the 1998 FFO trading multiples. Nelson's is an on-line data service available to subscribers which compiles earnings estimates by research analysts. FBR's calculations resulted in a range of 1998 FFO multiples from 5.72x to 10.67x. These multiples were then applied to Horizon's 1998 FFO per share consensus estimate as reported by Nelson's, yielding a range of implied trading values of approximately $9.49 to $17.71 per Horizon Common Share compared to an implied transaction price per Horizon Common Share of $13.74 as of February 2, 1997.

    SELECTED TRANSACTION ANALYSIS. Using publicly available information, FBR examined selected transactions with respect to purchase price per share to calculate FFO transaction multiples. Specifically, FBR reviewed the following nine transactions: (i) Equity Office Properties Trust with Beacon Properties Corporation; (ii) Equity Residential Properties Trust with Evans Withycombe Residential, Inc.; (iii) The Meditrust Companies with Santa Anita Realty Enterprises; (iv) Post Properties, Inc. with Columbus Realty Trust; (v) Equity Residential Properties Trust with Wellsford Residential Properties Trust; (vi) Camden Property Trust with Paragon Group, Inc.; (vii) United Dominion Realty Trust, Inc. with South West Property Trust, Inc.; (viii) Chateau Communities, Inc. with ROC Communities, Inc.; and (ix) Horizon Outlet Centers, Inc. with McArthur/Glen Realty Corp. FBR observed a range of transaction multiples from 6.09x to 15.17x based on consensus FFO estimates for the acquired companies. This range was then applied to Horizon's 1998 FFO per share consensus estimate as reported by Nelson's, resulting in a range of equity values for Horizon Common Shares of between $10.12 and $25.18 per share. FBR noted that the implied price for Horizon Common Shares was within this range.

    AVERAGE TRANSACTION PREMIUM ANALYSIS. FBR reviewed mergers and acquisitions of U.S. public REITs in negotiated transactions with values over $50 million, utilizing publicly available data and data provided by NAREIT, to derive a range of premiums paid over the public trading prices per share five trading days prior to the announcement of such transactions for the periods from 1995 to 1997. FBR noted that the reasons for, and circumstances surrounding, each of the transactions analyzed were diverse and that premiums fluctuate among different industry sectors based on perceived growth, synergies, strategic value and the type of consideration utilized in the transaction.

    The analyses indicated that the average of premiums paid over the public trading prices adjusted for deviations was 11.20% in the period from 1995 to 1997 (the premiums ranged from -3.99% to 21.01%). FBR applied the median premium to Horizon's closing price of $13.1875 on November 6, 1997 (five trading days prior to the announcement of the merger), to derive an implied price per Horizon Common Share of $14.66.

    HISTORICAL EXCHANGE RATIO ANALYSIS. FBR reviewed the historical exchange ratio of the daily closing price per Horizon Common Share to the daily closing price per Prime Common Share and per Prime Series B Preferred Share for the 365-day period from January 29, 1997, to January 29, 1998. FBR noted a low to high range of between $11.88 to $16.18 (with an average price of $13.83) for the Prime Common Shares, between $22.75 and $24.89 (with an average price of $23.72) for the Prime Series B Preferred Shares; and an average exchange ratio of 0.597 for the Prime Common Shares and 0.200 for the Prime Series B Preferred Shares, in the stated 365-day period. In addition, such analysis implied a one-year historical share price value range for Horizon Common Shares of $11.54 to $14.59 (with an average price of $13.00), as calculated by multiplying the daily 1997 Prime Common Share and Prime Series B Preferred Share closing prices by their respective exchange ratios.

    DISCOUNTED CASH FLOW ANALYSIS. FBR performed discounted cash flow analysis (i.e., an analysis of the present value of the projected levered cash flows for the periods using a range of discount rates) of Horizon based upon projections of Horizon's cash flow for the years 1998 to 2000, inclusive. A range of terminal value capitalization rates from 8.5% to 12.5% was applied to year 2000 cash flows to determine a terminal value. This value, and the intervening annual cash flows from year 1998 through 2000 were discounted at a range of discount rates from 10% to 12% (the range of capitalization and discount rates selected is representative of similar real estate properties). The present value of developments was added to the discounted cash flow value. This sum was then divided by the total Horizon Common Shares outstanding to arrive at an implied value of $13.58 to $19.59 per Horizon Common Share.

    CONTRIBUTION ANALYSIS. FBR reviewed certain estimated future operating and financial information (including, among other things, total rental revenues, NOI, EBITDA, and FFO) for Prime and Horizon for 1998. Based upon 1998 contribution, including synergies and accounting adjustments, Horizon would contribute 43% of NOI, 38% of EBITDA, and 57% of FFO, while maintaining a 42% equity ownership in the combined entity.

    As a part of its investment banking business, FBR and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate, and other purposes. FBR was selected to deliver an opinion to the Prime Board of Directors with respect to the Transactions on the basis of such experience and its familiarity with Prime.

    FBR will receive a fee of $3,000,000 from Prime, which is contingent and payable upon consummation of the Transactions, for the delivery of its opinion and related advisory work. Prime reimbursed FBR for its reasonable expenses incurred in connection with its services, including the fees and disbursements of counsel, and agreed to indemnify FBR against certain liabilities, including liabilities arising under federal securities laws. In the event the Transactions are not consummated, Prime will reimburse FBR for any additional reasonable out of pocket expenses, including costs of travel and reasonable legal fees, incurred in connection with its services.

    FBR and its affiliates maintain banking and other business relationships with Prime and its affiliates pursuant to which FBR has received an aggregate of approximately $13,009,329 in fees over the past two years. Of this amount, approximately $7,773,925 was earned in connection with the underwriting of Prime Series B Preferred Shares and secondary offerings of Prime Common Shares; approximately $5,235,404 was earned in connection with the initial public offerings and secondary offerings of the common stock of Prime's affiliates. In the ordinary course of their businesses, FBR and its affiliates may actively trade the equity securities of Prime or Horizon for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

OPINION OF FINANCIAL ADVISOR--HORIZON

    On September 25, 1997, Horizon and Horizon Partnership engaged Lehman Brothers to act as its financial advisor to assist in the Horizon Board of Directors' study of strategic alternatives available to Horizon and Horizon Partnership. As part of its role as financial advisor, Lehman Brothers rendered its opinion as to the fairness, from a financial point of view, to the Horizon Common Shareholders and the Horizon Partnership Unitholders of the consideration to be received by such parties in the Transactions.

    On January 29, 1998, Lehman Brothers delivered its oral opinion, which opinion was subsequently confirmed in writing, that, as of such date, and subject to assumptions, factors and limitations as described in that opinion, the consideration to be received by the shareholders and limited partners of Horizon and Horizon Partnership, respectively, was fair to such securityholders from a financial point of view. Lehman Brothers has not been requested to, and, unless requested, will not, update its opinion prior to Closing.

    THE FULL TEXT OF THE WRITTEN OPINION OF LEHMAN BROTHERS IS ATTACHED AS APPENDIX G TO THIS JOINT PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS AND LIMITED PARTNERS ARE URGED TO READ SUCH OPINION FOR A DISCUSSION OF THE ASSUMPTIONS MADE, FACTORS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS IN RENDERING ITS OPINION. THE SUMMARY OF THE OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    In the opinion of Horizon, no event or significant changes in information have occurred that would alter the opinion of Lehman Brothers. However, if such an event or change does occur, including, without limitation, an amendment to the Merger Agreement which materially affects the financial terms of such agreement, a revised fairness opinion will be requested.

    No limitations were imposed by, and no instructions were given by, Horizon or Horizon Partnership on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion. Lehman Brothers was not requested to and did not make any recommendation to the Horizon Board of Directors as to the form or amount of the consideration to be received by the Horizon shareholders and limited partners in the Transactions, which was determined through arms-length negotiations between Horizon and Prime. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of values to Horizon, but made its determination as to the fairness, from a financial point of view, of the consideration to be received by the shareholders and limited partners on the basis of the financial and comparative analyses described below. Lehman Brothers' opinion is for the use and benefit of the Horizon Board of Directors and was rendered to the Horizon Board of Directors in connection with its consideration of the Transactions and is not intended to be and does not constitute a recommendation to any shareholder or limited partner as to how such shareholder or limited partner should vote with respect to the Transactions at the Horizon Special Meeting. Lehman Brothers was not requested to opine as to, and its opinion does not in any manner address, Horizon's underlying business decision to proceed with or effect the Transactions.

    In arriving at its opinion, Lehman Brothers reviewed and analyzed: (1) the Merger Agreement and the specific terms of the Transactions, (2) publicly available information concerning Horizon and Prime which Lehman Brothers believed to be relevant to its analysis, (3) financial and operating information with respect to the business, operations and prospects of Horizon and Prime furnished to Lehman Brothers by Horizon and Prime, (4) a trading history of Horizon Common Shares from November 3, 1993 to the present and a comparison of that trading history with those of other companies which Lehman Brothers deemed relevant, (5) a comparison of the historical financial results and present financial condition of Horizon and Horizon Partnership with those of other companies which Lehman Brothers deemed relevant, (6) a trading history of Prime Common Shares from March 15, 1994 to the present and a comparison of that trading history with those of other companies which Lehman Brothers deemed relevant and the terms of, and a trading history of Prime Series B Preferred Shares from March 15, 1994 to the present and a comparison of that trading history with those of other securities that Lehman Brothers deemed relevant, (7) a comparison of the historical financial results and present financial condition of Prime with those of other companies which Lehman Brothers deemed relevant,
(8) potential liquidation values of the properties of Horizon furnished to Lehman Brothers by Horizon, (9) the results of Lehman Brothers' efforts to solicit indications of interest and proposals from third parties with respect to a purchase of all or a portion of the business and/or properties of Horizon which efforts produced preliminary indications of interest from two parties other than Prime however, because Prime was the only party to make a firm offer for all of Horizon's properties, without any material contingencies, it was not possible to compare from a financial point of view the relative value of other indications of interest, (10) alternatives available to Horizon on a stand-alone basis to fund their on-going capital and operating requirements and (11) the potential pro forma financial effects of the Transactions on Prime (including, without limitation, the formation of HGP and HGP LP). In addition, Lehman Brothers had discussions with the managements of Horizon and Prime concerning their respective business, operations, assets, financial condition and prospects and the cost savings, operating synergies and strategic benefits expected to result from a combination of certain of the businesses and properties of Horizon and Prime and have undertaken such other studies, analyses and investigations as Lehman Brothers deemed appropriate. Lehman Brothers did not identify any specific material factors which did not support its fairness opinion.

    In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information given to Lehman Brothers without assuming any responsibility for independent verification of such information and further relied upon the assurances of the managements of Horizon and Prime that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of New Prime, upon advice of Horizon and Prime, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Horizon and Prime as to the future financial performance of Horizon, Prime and New Prime and that Horizon, Prime and New Prime will perform substantially in accordance with such projections. Lehman Brothers was not provided with, and did not have access to, financial projections for Prime or New Prime for any period subsequent to their 1998 fiscal year. In arriving at its opinion, Lehman Brothers conducted only a limited physical inspection of the properties of Horizon and Prime and did not make or obtain any evaluations or appraisals of the assets or liabilities of Horizon or Prime. Upon advice of Horizon, Lehman Brothers assumed that the Transactions will qualify as tax-free reorganizations within the meaning of Section 368(a) of the Code and therefore as a tax-free transaction to the shareholders of Horizon except to the extent that they receive a taxable dividend of shares of HGP. In addition, Lehman Brothers assumed that the Transactions will generally be tax-free to the limited partners of Horizon Partnership. Lehman Brothers' opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of its opinion.

    In connection with the preparation and delivery of its opinion, Lehman Brothers performed a variety of financial and comparative analyses, as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis and factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses without considering all analyses and considered factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business, economic conditions, the competitive environment in the markets in which Horizon and Prime operate and other matters. Many of these assumptions are beyond the control of Horizon and Prime. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to reflect the prices at which such businesses or assets actually may be sold.

    STOCK TRADING HISTORY. Lehman Brothers considered various historical data concerning the history of the trading prices for Horizon Common Shares for the period from November 3, 1993, the date of Horizon's initial public offering, to January 22, 1998 and the relationship between the price movements of the common stock and the relative price performance of Horizon as compared to the Horizon Peer Group (as defined below) for the period January 1, 1996 to January 22, 1998. Lehman Brothers reviewed the historical trading prices for the Horizon Common Shares and noted that the mean daily closing price of the Horizon Common Shares from its initial public offering through January 22, 1998 was $20.83, with a low of

$10.33 on April 23, 1997 and a high of $28.75 on both February 23, 1994 and June 7, 1994. Horizon's one month stock price performance, one quarter stock price performance, one year stock price performance and 24.7-month stock price performance (January 1, 1996 - January 22, 1998) was 8.5%, (18.3%), (35.6%) and
(47.5%), respectively. Lehman Brothers also reviewed the stock trading history of the Prime Peer Group (as defined below) for the same period. The mean of the Prime Peer Group's one month stock price performance, one quarter stock price performance, one year stock price performance and 24.7-month stock price performance (January 1, 1996 - January 22, 1998) was 1.8%, (1.3%), 15.0%, and
9.6%, respectively. Additionally, Lehman Brothers reviewed the performance of the S&P 500 and the "Lehman Brothers' REIT Index" for the same period. The "Lehman Brothers' REIT Index" is defined as a market capitalization weighted index of 103 real estate investment trusts across nine real estate sectors indexed to January 1, 1996. The one-month, one-quarter, one-year and 24.7-month performance of the S&P 500 was 1.0%, (0.6%), 22.5%, and 56.4%, respectively, while the performance of the Lehman Brothers REIT Index for the same periods was 1.9%, 3.3%, 17.0%, and 51.2%, respectively.

    Lehman Brothers considered various historical data concerning the trading prices for Prime Common Shares for the period from March 15, 1994, the date of the Prime IPO to January 22, 1998 and the relationship between the price movements of the Prime Common Shares and the relative performance of Prime as compared to the Prime Peer Group for the same period. Lehman Brothers reviewed the historical trading prices for Prime Common Shares and noted that the mean daily closing price of Prime Common Shares from the Prime IPO through January 22, 1998 was $13.72, with a low of $11.00 on twenty-two different dates in 1996 (the latest was August 6, 1996) and a high of $20.00 on March 18, 21 and 22, 1994 and April 11, 1994. Prime's one month stock price performance, one quarter stock price performance, one year stock price performance and 24.7-month stock price performance (January 1, 1996 - January 22, 1998) was 6.4%, 1.6%, 22.8%, and 30.5%, respectively. Lehman Brothers also reviewed the stock trading history of the Prime Peer Group (as defined below) for the same period. The mean of the Prime Peer Group's one month stock price performance, one quarter stock price performance, one year stock price performance and 24.7-month stock performance (January 1, 1996 - January 22, 1998) was 2.3%, (6.2%), 0.4%, and (9.9%).
Additionally, Lehman Brothers reviewed the performance of the S&P 500 and the Lehman Brothers' REIT Index for the same period. The one-month, one-quarter, one-year and 24.7-month performance of the S&P 500 was 1.0%, (0.6%), 22.5%, and 56.4%, respectively, while the performance of the Lehman Brothers REIT Index for the same periods was 1.9%, 3.3%, 17.0%, and 51.2%, respectively.

    ANALYSES OF SELECTED RELEVANT PUBLICLY TRADED COMPANIES. Using publicly available information, Lehman Brothers compared selected financial data of Horizon with similar data of selected publicly-traded REITs engaged in businesses considered by Lehman Brothers to be relevant. Specifically, Lehman Brothers included in its review Prime, Tanger Factory Outlet Centers, Inc., Chelsea GCA Realty, Inc., and FAC Realty Trust, Inc., (the "Horizon Peer Group"). Lehman Brothers reviewed and compared selected financial statistics and ratios for Horizon with those of the Horizon Peer Group. In the analysis, Lehman Brothers reviewed debt-to-total market capitalization ratios, latest twelve months' ("LTM") FFO multiples, and 1997 and 1998 estimated FFO multiples. The LTM, 1997 estimated and 1998 estimated FFO multiples were calculated as a ratio of current market price divided by the LTM FFO per share and estimated 1997 and 1998 estimated FFO per share for each of the comparable companies. The 1997 and 1998 FFO per share estimates were based upon the mean of publicly-available earnings estimates published by research analysts as available by First Call Investor Services. Lehman Brothers divided the comparable companies into two different comparable groups and then analyzed Horizon with respect to each of them. The first group, (the "Well-Capitalized Owners"), is comprised of Chelsea GCA Realty, Inc. and Prime. Both of these companies have higher 1998 FFO multiples than the second group, (the "Highly-Leveraged Owners"), comprised of FAC Realty Trust, Inc. and Tanger Factory Outlet Centers, Inc.

    Lehman Brothers compared Horizon Common Shares to those of the Horizon Peer Group based on the financial statistics and ratios described above. The mean debt-to-total market capitalization ratio for the Well-Capitalized Owners was 36.5% while the mean debt-to-total market capitalization for the Highly-

Leveraged Owners was 54.7%. Horizon's debt-to-total market capitalization was 64.4%, or 76.4% higher than the Well-Capitalized Owners and 17.7% higher than the Highly-Leveraged Owners. The mean LTM FFO multiple for the Well-Capitalized Owners was 12.4x while the mean LTM FFO multiple for the Highly-Leveraged Owners was 8.0x. Horizon's LTM FFO multiple was 7.3x or 41.1% lower than the Well-Capitalized Owners and 8.8% lower than the Highly-Leveraged Owners. The mean 1997 estimated FFO multiple for the Well-Capitalized Owners was 12.3x while the mean 1997 estimated FFO multiple for the Highly-Leveraged Owners was 7.9x. Horizon's 1997 estimated FFO multiple was 7.9x or 35.8% lower than the Well-Capitalized Owners and equal to the Highly-Leveraged Owners. The mean 1998 estimated FFO multiple for the Well-Capitalized Owners was 10.7x while the mean 1998 estimated FFO multiple for the Highly-Leveraged Owners was 7.3x. Horizon's 1998 estimated FFO multiple was 7.3x or 31.8% lower than the Well-Capitalized Owners and equal to the Highly-Leveraged Owners.

    Lehman Brothers also compared selected financial data of Prime with similar data of selected publicly traded REITs engaged in businesses considered by Lehman Brothers to be relevant. Specifically, Lehman Brothers included in its review Horizon, Tanger Factory Outlet Centers, Inc., Chelsea GCA Realty, Inc., and FAC Realty Trust, Inc. ("Prime Peer Group"). Lehman Brothers compared the Prime Common Shares to those of the Prime Peer Group based on the financial statistics and ratios described above. In this analysis, Chelsea GCA Realty, Inc. comprises the Well-Capitalized Owners and FAC Realty Trust, Inc., Tanger Factory Outlet Centers, Inc. and Horizon comprise the Highly-Leveraged Owners. The mean debt-to-total market capitalization ratio for the Well-Capitalized Owners was 27.5% while the mean debt-to-total market capitalization ratio for the Highly-Leveraged Owners was 57.9%. Prime's debt-to-total market capitalization ratio was 45.5%, or 65.5% higher than the Well-Capitalized Owners and 21.4% lower than the Highly-Leveraged Owners. The mean LTM FFO multiple for the Well-Capitalized Owners was 12.7x while the mean LTM FFO multiple for the Highly-Leveraged Owners was 7.8x. Prime's LTM FFO multiple was 12.1x or 4.7% lower than the Well-Capitalized Owners and 55.1% higher than the Highly-Leveraged Owners. The mean 1997 estimated FFO multiple for the Well-Capitalized Owners was 12.5x while the mean 1997 estimated FFO multiple for the Highly-Leveraged Owners was 7.9x. Prime's 1997 estimated FFO multiple was 12.1x or 3.2% lower than the Well-Capitalized Owners and 53.2% higher than the Highly-Leveraged Owners. The mean 1998 estimated FFO multiple for the Well-Capitalized Owners was 11.1x while the mean 1998 estimated FFO multiple for the Highly-Leveraged Owners was 7.3x. Prime Inc.'s 1998 estimated FFO multiple was 10.4x or 6.3% lower than the Well-Capitalized Owners and 42.5% higher than the Highly-Leveraged Owners.

    VALUATION ANALYSIS OF PRIME SERIES B PREFERRED SHARES. Lehman reviewed the historical trading prices for the Prime Series B Preferred Shares and noted that the mean daily closing price of the Prime Series B Preferred Shares from its issue date of March 15, 1994 through January 22, 1998 was $21.06, with a low of $16.25 on March 15, 1996 and a high of $26.25 on March 19, 1994. Prime Series B Preferred Shares' one month stock price performance, one quarter stock price performance, one year stock price performance and 24.7-month stock price performance (January 1, 1996 - January 22, 1998) was 2.1%, (1.5%), 8.2%, and
(3.4%), respectively. Lehman Brothers analyzed the stock trading history of the Prime Series B Preferred Shares against the Prime Common Shares and the inverted 30 Year Treasury Bond. Lehman Brothers observed that the Prime Series B Preferred Shares' trading pattern closely tracked that of the Prime Common Shares and not that of the inverted 30 Year Treasury Bond. Lehman Brothers also evaluated the Prime Series B Preferred Shares utilizing a convertible preferred derivative model. The derivative model takes into account the particular characteristics of the issue including the credit rating, the number of years before the issue is callable, the price at call, the coupon rate, and the present value of all future coupon payments assuming a discount rate of 9.95% which was based upon a spread of 400 basis points over the 30 year Treasury Bond on January 23, 1998. According to this analysis, a Prime Series B Preferred Share is valued at $24.59 which is determined by the simple bond value of the issue ($21.94) plus the value of the investor call option ($4.05) minus the value of the issuer call option ($1.40).

    ASSET LIQUIDATION ANALYSIS. Lehman Brothers analyzed the liquidation values provided by Horizon for each of Horizon's 35 properties after taking into account the transactions contemplated by the C&C Contribution Agreement. Lehman Brothers used Horizon's estimates of stabilized NOI and applied a cap rate to determine value. The cap rates are based on the overall quality of the centers, tenant mix at each center, physical condition of each center and future growth potential.

    The analysis produced an aggregate liquidation value for all of Horizon's properties of $10.62 - $12.17 per share. This represented a cap rate of 10.7% - 11.2%, respectively, on the portfolio. The cap rates on the individual centers ranged from a low of 9.0% to a high of 15.5%.

    PRO FORMA MERGER ANALYSIS. Lehman Brothers performed an analysis of the effect of the Transactions on Prime's pro forma FFO per share based on Horizon's and Prime's projected operating results. Lehman Brothers combined the projected operating results of Horizon and Prime to arrive at a pro forma FFO for New Prime. Lehman Brothers' analysis was based on an assumed exchange ratio of 0.597 of a Prime Common Share and 0.20 of a Prime Series B Preferred Share for each share of Horizon Common Stock and an assumed exchange rate of 0.9193 share of limited partnership unit of Prime Partnership for each Horizon Partnership Unit. Based on this analysis, Lehman Brothers concluded that the Transactions would be accretive to Prime's FFO in 1998. In addition, managements of both Horizon and Prime believe that the Transactions will be accretive to Prime's FFO in 1998.

    Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Horizon Board of Directors selected Lehman Brothers because of its expertise, reputation and familiarity with the real estate industry.

    As compensation for its services in connection with the Transactions, Horizon has agreed to pay Lehman Brothers a fee contingent upon consummation of the Transactions of $6,000,000, as well as to reimburse Lehman Brothers for reasonable expenses. In the event the Transactions are not consummated, Lehman Brothers would be entitled to reimbursement of such expenses. In addition, Horizon has agreed to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by Horizon and the rendering of its opinion.

    Lehman Brothers is acting as financial advisor to Horizon in connection with the Transactions. Lehman Brothers has also performed various investment banking services for Horizon in the past and has received customary fees for such services. In the ordinary course of its business, Lehman Brothers may trade in the shares of Horizon and Prime for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Lehman Brothers Holdings Inc., an affiliate of Lehman Brothers, has outstanding a first mortgage loan to Horizon secured by 16 of Horizon's properties which had a balance outstanding as of January 27, 1998 of approximately $254,000,000 and such loan is due in full upon the closing of the Transactions.

EFFECTIVE TIME OF THE CORPORATE MERGER


    If the Transactions are approved by the requisite vote of the Horizon Common Shareholders and the Prime Shareholders, and the other conditions to the Transactions are satisfied or waived, the Corporate Merger will become effective immediately following the effectiveness of the Partnership Merger and upon the later of (i) the acceptance for record of the Corporate Articles of Merger by the Maryland Department, or (ii) at a different time established in the Corporate Articles of Merger, not to exceed 30 days after the Corporate Articles of Merger are accepted for record by the Maryland Department. It is presently anticipated that such filing and acceptance will be made on or about June 15, 1998, and that the Corporate Merger Effective Time will occur on such date unless a different date is specified in the Corporate Articles of Merger, as discussed above, although there can be no assurance as to whether or when the Corporate Merger will occur. See "--Representations and Warranties; Conditions to the Mergers."

REPRESENTATIONS AND WARRANTIES; CONDITIONS TO THE MERGERS

    The Merger Agreement contains representations and warranties by Prime and Horizon regarding, among other things, their organization and good standing, capitalization, ownership and capitalization of their subsidiaries, qualification to do business, authority to enter into the Merger Agreement and related agreements, filings with the Commission, reliability of financial statements, compliance with applicable laws and regulations, taxation and qualification as a REIT, properties, development rights, environmental matters, contracts, debt instruments, employee benefit plans, undisclosed liabilities and the absence of certain legal proceedings and other events, including material adverse changes in the parties' businesses, financial condition or results of operations. These representations and warranties in the Merger Agreement will not survive the Corporate Merger Effective Time.

    The respective obligations of Prime and Horizon to effect the Mergers are subject to the following conditions: (i) approval of the Transactions by the limited partners and shareholders, as the case may be, of Horizon Partnership, Prime Partnership, Horizon and Prime, (ii) approval by the NYSE of the listing of the New Prime Common Shares and New Prime Series B Preferred Shares to be issued in the Corporate Merger and the New Prime Common Shares reserved for issuance upon exchange of Prime Partnership Common Units issued in the Partnership Merger, (iii) the Registration Statement shall be effective and shall not be the subject of any stop order or proceeding by the Commission seeking a stop order, (iv) no injunctions or restraints shall have been issued by any court of competent jurisdiction preventing the consummation of the Mergers, (v) all state securities or "blue sky" laws shall have been complied with, and (vi) all material actions by or in respect of filings with any governmental entity required for the consummation of the Mergers shall have been obtained.

    The respective obligations of Horizon and Prime to effect the Mergers are also subject to the following additional conditions: (i) all representations and warranties made by the parties shall be true and correct as of the Closing Date, which shall be deemed the case unless the aggregate economic losses caused by the breach of such representations and warranties exceeds $50,000,000, (ii) each party shall have performed in all material respects its obligations under the Merger Agreement, (iii) as of the Closing Date, since February 1, 1998, neither party, nor any of their subsidiaries, will have suffered a material adverse change in its business, financial condition or results of operations taken as a whole that have resulted or would result individually, or in the aggregate, in economic losses equal to or greater than $50,000,000 or more (a "Material Adverse Change"), (iv) each party shall have received an opinion of counsel from counsel to the other party stating that its client was organized and has operated in conformity with the requirements for qualification as a REIT under the Code, (v) each party shall have received an opinion of counsel dated as of the closing date, to the effect that the Mergers will qualify as a reorganization under the provisions of Section 368(a) of the Code and (vi) each party shall have received a "comfort letter" from the other party's accountants.

    The obligations of Prime to effect the Mergers are subject to the following conditions: (i) the Contribution Agreement and all of the conditions to the consummation of the transactions contemplated by the Contribution Agreement shall have been satisfied and each of the transactions contemplated thereby shall have been completed to the extent required to be completed thereunder as of such time; and (ii) all of the voting shares of First HGI, Inc., HGI Perryville, Inc., MG Third Party Services Corp., HGI Management Corp. and Second HGI, Inc. (other than any such shares owned by Horizon Partnership) shall have been transferred to Prime Retail Services, Inc., or its designees or assigns, in accordance with the terms of the Amended and Restated Stock Purchase Agreement entered into by Ronald Piasecki dated as of February 1, 1998 relating to the voting capital stock of each of First HGI, Inc., HGI Perryville, Inc., MG Third Party Services Corp., HGI Management Corp. and Second HGI, Inc. (as amended, the "Stock Purchase Agreement").

LIMITED APPRAISAL RIGHTS UNDER MARYLAND LAW

    Shareholders of a Maryland corporation have the right to demand and receive payment of the fair value of their stock in the event of certain mergers, consolidations, share exchanges or transfers of assets or if the corporation amends its charter in a way that substantially adversely affects the stockholder's rights unless such right is reserved in the corporation's charter, subject to certain exceptions. However, except as otherwise provided by the MGCL, shareholders do not have appraisal rights if, among other things, (i) such stockholder's stock is listed on a national securities exchange or is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) such shareholder's stock is that of the surviving corporation in the merger unless (a) the merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to so alter the rights of the stock or (b) the stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor (the "Appraisal Rights Exceptions").

    All of the Prime Common Shares, Prime Series A Preferred Shares and Prime Series B Preferred Shares outstanding on the record date for determining the shareholders entitled to vote on the Transactions were listed on the NYSE. As a result, holders of such shares are not entitled to dissenting shareholders' appraisal rights under Maryland law. Prime Series C Preferred Shareholders have appraisal rights under Maryland law upon compliance with all necessary procedures.

REGULATORY MATTERS

    Prime and Horizon believe that the Transactions may be consummated without notification being given or certain information being furnished to the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), and that no waiting period requirements under the HSR Act are applicable to the Transactions. However, at any time before or after the Corporate Merger Effective Time, either the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, or certain other persons could take action under the antitrust laws, including seeking to enjoin the Transactions. Prime and Horizon believe that consummation of the Transactions would not violate any antitrust laws. However, there can be no assurance that a challenge to the Transactions on antitrust grounds will not be made or, if a challenge is made, what the result will be.

TERMINATION PROVISIONS

    The Merger Agreement provides that it may be terminated at any time prior to the filing of the Delaware Certificate of Merger with the Delaware Secretary in connection with the Partnership Merger, whether before or after the Horizon or Prime shareholder approvals necessary to consummate the transactions contemplated in the Merger Agreement are obtained, by mutual written consent duly authorized by the Boards of Directors of Prime and Horizon. In addition, the Merger Agreement may be terminated by Prime or Horizon (i) if the Mergers have not been consummated by July 31, 1998 (provided the terminating party will not have breached in any material respect its obligations under the Merger Agreement in any manner that will have proximately contributed to the occurrence of such failure), (ii) upon a breach of any representation, warranty, covenant, obligation or agreement, on the part of the non-terminating party set forth in the Merger Agreement, such that certain conditions set forth in the Merger Agreement would be incapable of being satisfied by July 31, 1998, (iii) if the requisite vote of the shareholders of Prime or Horizon will not have been obtained at the meeting of such shareholders, or (iv) if a judgment, injunction, order, decree, ruling or action by any competent governmental authority preventing the consummation of any of the Mergers shall have become final and non-appealable.

    The Merger Agreement may be terminated by Horizon upon payments to Prime of the Break-up Fee and Break-up Expenses, if prior to the Horizon Shareholders Meeting, the Horizon Board of Directors withdraws or modifies its approval or recommendation of the Mergers in connection with, or approves or recommends, a Superior Acquisition Proposal. The Merger Agreement may be terminated by Prime if (i) prior to the Horizon Shareholders Meeting, the Horizon Board of Directors withdraws or modifies in any manner adverse to Prime its approval or recommendation of the Mergers in connection with, or approves or recommends, a Superior Acquisition Proposal, (ii) Horizon enters into any agreement for any Acquisition Proposal, or (iii) the Horizon Board of Directors or any committee thereof shall have resolved to do any of the foregoing.

    The Merger Agreement defines an "Acquisition Proposal" as any proposal or offer, that constitutes or may reasonably be expected to lead to, or otherwise with respect to, (i) a merger, acquisition, consolidation, share exchange, business combination or similar transaction, (ii) any tender offer or exchange offer for 10% or more of the outstanding Horizon Common Shares or the filing of a registration statement under the Securities Act in connection therewith, (iii) a transaction resulting in the issuance of securities representing 10% or more of the outstanding equity securities of Horizon, (iv) the sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets or equity securities (including, without limitation, partnership interests and units) of Horizon or Horizon Partnership or (v) any public announcements of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, other than the transactions contemplated by the Merger Agreement.

    The Merger Agreement defines a "Superior Acquisition Proposal" as a bona fide Acquisition Proposal made by a third party which a majority of the members of the Horizon Board of Directors resolves in good faith to be in the best interests of and more favorable to the Horizon Shareholders than the Mergers and which the Horizon Board of Directors determines is reasonably capable of being consummated.

BREAK-UP FEE AND EXPENSES

    Except as described below, each party shall bear its own fees and expenses in connection with the transactions contemplated by the Merger Agreement.

    Horizon and Horizon Partnership are obligated to pay Prime Partnership Break-up Expenses (as defined below) and a fee (a "Break-up Fee") equal to the lesser of (A) $20,000,000 and (B) the maximum amount which Prime Partnership can receive without causing Prime to be disqualified as a REIT under the Code, under the following circumstances:

        (i) if the Merger Agreement is terminated by Horizon as a result of the Horizon Board of Directors having, prior to the Horizon Shareholders Meeting, withdrawn or modified in any manner adverse to Prime its approval or recommendation of the Transactions in connection with, or approved or recommended, a Superior Acquisition Proposal; provided, however, that Horizon and Horizon Partnership will have no obligation to pay the Break-up Fee if, at the time of such termination of the Merger Agreement, Horizon was also entitled to terminate the Merger Agreement as a result of a breach of any representation, warranty, covenant, obligation or agreement on the part of Prime or Prime Partnership;

        (ii) if the Merger Agreement is terminated by Prime as a result of (A) the Horizon Board of Directors having, prior to the Horizon Shareholders Meeting, withdrawn or modified in any manner adverse to Prime its approval or recommendation of the Transactions in connection with, or having approved or recommended, any Superior Acquisition Proposal, (B) Horizon having entered into any agreement for any Acquisition Proposal, or (C) the Horizon Board of Directors or any committee thereof having resolved to do any of the foregoing; provided, however, that Horizon and Horizon Partnership will have no obligation to pay the Break-up Fee if, at the time of such termination of the Merger Agreement, Horizon was also entitled to terminate the Merger Agreement as a result of a breach of any representation, warranty, covenant, obligation or agreement on the part of Prime or Prime Partnership; or

       (iii) if the Merger Agreement is terminated by Prime as a result of (A) a breach of any representation, warranty, covenant, obligation or agreement on the part of Horizon or Horizon Partnership, (B) if any representation or warranty of Horizon or Horizon Partnership shall become untrue such that certain conditions precedent to the Mergers are unfulfilled, (C) the existence of a final and non-appealable judgment, injunction, order, decree or action by any governmental entity of competent authority preventing the consummation of the Mergers (if primarily resulting from any action or inaction of Horizon of any Horizon subsidiary), (D) the Mergers not being consummated before July 31, 1998 (or as otherwise extended), (E) the failure of the Mergers to be approved by the requisite vote at the Horizon Shareholders Meeting or any adjournment thereof or as a result of failure to obtain the requisite approvals of the partners of Horizon Partnership and HGP LP and, prior to the time of such termination, an Acquisition Proposal has been received by Horizon or any Horizon subsidiary, and either prior to the termination of the Merger Agreement or within 12 months thereafter, Horizon or any Horizon subsidiary enters into any written Acquisition Proposal which is subsequently consummated (whether or not any such Acquisition Proposal is the same Acquisition Proposal which had been received at the time of the termination of the Merger Agreement).

    Horizon and Horizon Partnership are obligated to pay Prime Partnership a Break-up Fee if, prior to the Horizon Shareholders Meeting, the Horizon Board of Directors shall have withdrawn or modified in any manner adverse to Prime its approval or recommendation of the Mergers and, within 12 months after termination of the Merger Agreement, Horizon or Horizon Partnership enters into any written Acquisition Proposal which is subsequently consummated (whether or not any Acquisition Proposal had been received prior to the time of the termination of the Merger Agreement).

    Horizon and Horizon Partnership are obligated to pay Prime Partnership an amount ("Break-up Expenses") equal to the lesser of (A) $4,500,000, (B) Prime Partnership's out-of-pocket expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby (including, without limitation, all attorneys', accountants' and investment bankers' fees and expenses) and (C) the maximum amount which Prime Partnership can receive without causing it to be disqualified as a REIT under the Code, under the following circumstances, unless, at the time of termination of the Merger Agreement, Horizon was also entitled to terminate the Merger Agreement as a result of a breach of any representation, warranty, covenant, obligation or agreement on the part of Prime or Prime Partnership:

        (i) if the Merger Agreement is terminated by Prime as a result of a breach of any representation, warranty, covenant, obligation or agreement on the part of Horizon or Horizon Partnership or if any representation or warranty of Horizon or Horizon Partnership shall become untrue, such that certain conditions precedent to the Mergers would be incapable of being satisfied by July 31, 1998; or

        (ii) if the Merger Agreement is terminated by Prime or Horizon as a result of the failure of the Mergers to be approved by the requisite vote at the Horizon Shareholders Meeting or any adjournment thereof or as a result of failure to obtain the requisite approvals of the partners of Horizon Partnership and HGP LP.

    Prime and Prime Partnership shall be obligated to pay Horizon Partnership Break-up Expenses equal to the lesser of (A) $4,500,000, (B) Horizon Partnership's out-of-pocket expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby (including, without limitation, all attorneys', accountants' and investment bankers' fees and expenses) and (C) the maximum amount which Horizon Partnership can receive without causing it to be disqualified as a REIT under the Code, under the following circumstances, unless, at the time of termination of the Merger Agreement, Prime was also entitled to terminate the Merger Agreement as a result of a breach of any representation, warranty, covenant, obligation or agreement on the part of Horizon or Horizon Partnership:

        (i) if the Merger Agreement is terminated by Horizon as a result of a breach of any representation, warranty, covenant, obligation or agreement on the part of Prime or Prime Partnership or if any representation or warranty of Prime or Prime Partnership shall become untrue, such that certain conditions precedent to the Mergers would be incapable of being satisfied by July 31, 1998; or

        (ii) if the Merger Agreement is terminated by Prime or Horizon as a result of the failure of the Mergers to be approved by the requisite vote at the Prime Shareholders Meeting or any adjournment thereof or as a result of failure to obtain the requisite approvals of the partners of Prime Partnership.

NO SOLICITATION OF OTHER TRANSACTIONS

    Horizon has agreed, for itself and in its capacity as general partner of Horizon Partnership, that neither it nor any of the Horizon subsidiaries will, nor will any of them permit any of its officers, directors, employees, affiliates, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders or other representatives to invite, initiate, solicit or encourage directly or indirectly, any inquiries, proposals, discussions or negotiations or the making or implementation of, any Acquisition Proposal or engage in any discussions or negotiations concerning, or provide any confidential or non-public information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal, provided that nothing in the Merger Agreement prohibits the Horizon Board of Directors (including with respect to Horizon's capacity as general partner of the Horizon Partnership) from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal, if, and only to the extent that, (A) a majority of the members of the Horizon Board of Directors determines in good faith that such action is required for the Horizon Board of Directors to comply with its duties to shareholders imposed by applicable law and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity Horizon provides written notice to Prime to the effect that it is furnishing information to, or entering into discussions with, such person or entity; and (ii) making any disclosure required by applicable law with regard to an Acquisition Proposal. The foregoing provisions are not to be construed to (i) permit Horizon to terminate the Merger Agreement (except as specifically described in the Merger Agreement, (ii) permit Horizon to enter into an agreement for an Acquisition Proposal during the term of the Merger Agreement or (iii) affect any other obligation of Horizon under the Merger Agreement; provided however, that a majority of the Horizon Board of Directors may approve and recommend a Superior Acquisition Proposal and, in connection therewith, withdraw or modify its approval or recommendation of the Merger Agreement and the Mergers if such majority determines in good faith, based upon the advice of outside counsel, that such action is required for the Horizon Board of Directors to comply with its duties to shareholders imposed by applicable law.

CONVERSION OF SHARES

    Upon the Reincorporation Merger Effective Time, each certificate representing Horizon Common Shares shall, without any action on the part of the holder thereof, be deemed to represent a certificate evidencing the same number of Sky Merger Common Shares.

    Upon the Corporate Merger Effective Time, each certificate representing outstanding Prime Common Shares, Prime Series A Preferred Shares, Prime Series B Preferred Shares or Prime Series C Preferred Shares will, without any action on the part of the holder thereof, thereafter represent the same number of New Prime Common Shares, New Prime Series A Preferred Shares, New Prime Series B Preferred Shares or New Prime Series C Preferred Shares, as the case may be.

    Upon the Corporate Merger Effective Time, each Horizon Common Share outstanding immediately prior to the Corporate Merger Effective Time (other than any Horizon Common Shares held by Horizon or any Horizon subsidiary, which in each case shall be automatically canceled and retired and all rights with respect thereto shall cease to exist) shall be converted into the right to receive 0.20 of a New Prime Series B Preferred Share and 0.597 of a New Prime Common Share. As of the Corporate Merger Effective Time, no Horizon Common Shares shall be outstanding, and all Horizon Common Shares shall automatically be canceled and retired and all rights with respect thereto shall cease to exist, and each holder of a certificate representing any Horizon Common Shares shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such certificate in accordance with the applicable provision of the Merger Agreement, certificates representing the New Prime Common Shares and New Prime Series B Preferred Shares required to be delivered under the Corporate Articles of Merger and any dividends or other distributions with a record date prior to the Corporate Merger Effective Time which may have been declared or made by Horizon on such Horizon Common Shares which remain unpaid at the Corporate Merger Effective Time and any cash in lieu of fractional shares to be issued or paid in consideration therefor upon surrender of such certificate, without interest.

    The issuance, terms and conditions of the New Prime Common Shares, New Prime Series A Preferred Shares, New Prime Series B Preferred Shares and New Prime Series C Preferred Shares will be governed by the New Prime Charter. For a detailed description of certain provisions of the New Prime Charter, see "Certain Provisions of Maryland Law and New Prime's Charter and Bylaws" and "Comparison of Rights of Shareholders."

APPOINTMENT OF EXCHANGE AGENT

    Prior to the Closing Date, Prime shall appoint American Stock Transfer & Trust Company to act as Exchange Agent for the exchange of the Corporate Merger Consideration upon surrender of certificates representing issued and outstanding Horizon Common Shares and the exchange of the Partnership Merger Consideration in connection with the Partnership Merger.

EXCHANGE OF CERTIFICATES

    As soon as reasonably practicable after the Corporate Merger Effective Time, the Exchange Agent shall mail, to each holder of record of a certificate or certificates which immediately prior to the Corporate Merger Effective Time represented outstanding Horizon Common Shares (the "Certificates") whose shares were converted into the right to receive the Corporate Merger Consideration pursuant to the Merger Agreement, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as New Prime may reasonably specify) and (ii) instructions for surrendering the Certificates in exchange for the Corporate Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive the Corporate Merger Consideration relating to the Horizon Common Shares represented by such Certificate, as well as any dividends, other distributions or cash in lieu of fractional shares to which such holder is entitled pursuant to the Merger Agreement, and the Certificate so surrendered shall be canceled. In the event of a transfer of ownership of Horizon Common Shares which is not registered in the transfer records of Horizon, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered upon compliance with certain requirements as to endorsement and the payment of taxes. Until surrendered, each Certificate shall be deemed after the Corporate Merger Effective Time to represent only the right to receive upon surrender the Corporate Merger Consideration, without interest, relating to the Horizon Common Shares represented by such Certificate, and any dividends, other distributions or fractional shares to which such holder is entitled pursuant to the Merger Agreement. No interest will be paid or will accrue on the Corporate Merger Consideration upon the surrender of any Certificate or on any dividends, other distributions or cash in lieu of fractional shares pursuant to the Merger Agreement.

CONDUCT OF BUSINESS PENDING THE MERGERS

    During the period from the date of the Merger Agreement to the Corporate Merger Effective Time, except as consented to in writing by Prime or as expressly provided for in the Merger Agreement, the C&C Contribution Agreement or the Murdock Agreement, Horizon and Horizon Partnership shall, and shall cause (or, in the case of Horizon subsidiaries that Horizon or Horizon Partnership do not control, shall use reasonable best efforts to cause) each of the Horizon subsidiaries to:

    (a) conduct its business only in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted;

    (b) use commercially reasonable efforts to preserve intact its business organizations, goodwill and ongoing businesses and keep available the services of its officers and employees;

    (c) confer on a regular basis with one or more representatives of Prime to report operational matters of materiality and any proposals to engage in material transactions (except with respect to Acquisition Proposals, as to which the no solicitation provisions of the Merger Agreement shall apply);

    (d) promptly notify Prime of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities or the normal course of its businesses or in the operation of its properties, or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

    (e) promptly deliver to Prime true and correct copies of any report, statement or schedule filed with the Commission subsequent to the date of the Merger Agreement;

    (f) maintain its books and records in accordance with GAAP consistently applied and not change in any material manner any of its methods, principles or practices of accounting in effect at the Horizon Financial Statement Date (as defined in the Merger Agreement), except as may be required by the Commission, applicable law or GAAP;

    (g) duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided Horizon notifies Prime that it is availing itself of such extensions and provided such extensions do not adversely affect Horizon's status as a qualified REIT under the Code;

    (h) not make any tax election (unless required by law or necessary to preserve Horizon's status as a REIT or the status of any Horizon subsidiary as a partnership for federal income tax purposes, as the case may be) and not make or rescind any express or deemed election relative to taxes;

    (i) make all capital expenditures, and expenditures relating to leasing, in accordance with a capital budget of Horizon delivered to Prime prior to the date of the Merger Agreement (the "Horizon Capital Budget") and will not (A) acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any other commitment or contractual obligation (each, a "Commitment") for the acquisition of any real property or other transaction involving in excess of $100,000 which is not included in the Horizon Capital Budget approved by Prime, encumber assets or commence construction of, or enter into any Commitment to develop or construct other real estate projects, except in the ordinary course of its retail property business or (B) incur or enter into any Commitment to incur additional indebtedness (secured or unsecured) except for working capital under its revolving line(s) of credit and Commitments for indebtedness disclosed to Prime;

    (j) not (1) amend its articles of incorporation, or its bylaws, or the articles or certificate of incorporation, bylaws, code of regulations, partnership agreement, operating agreement or joint venture agreement or comparable charter or organization document of any Horizon subsidiary or (2) amend or otherwise modify or waive any rights under either of the C&C Contribution Agreement or the Murdock Agreement to which it is a party;

    (k) not split, combine or reclassify any capital stock, partnership or other ownership interests and make no change in the number of shares of capital stock, membership interests or units of limited partnership interest issued and outstanding, other than pursuant to the redemption of Horizon Partnership Units pursuant to the Horizon Partnership Agreement or the exercise of Horizon Stock Options (as defined and further described in the section entitled "Interests of Certain Persons in the Transactions");

    (l) grant no options or other right or commitment relating to its shares of capital stock, membership interests or units of limited partnership interest or any security convertible into its shares of capital stock, membership interests or units of limited partnership interest, or any security the value of which is measured by shares of capital stock, or any security subordinated to the claim of its general creditors and, except as contemplated by the Merger Agreement, not amend or waive any rights under any of the Horizon Stock Options;

    (m) except as provided in the Merger Agreement (see "--Dividends and Distributions") and in connection with the use of Horizon Common Shares to pay the exercise price or tax withholding in connection with equity-based employee benefit plans by the participants therein, not (i) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any Horizon Common Shares or Horizon Partnership Units or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of capital stock, membership interests, or units of partnership interest of Horizon, except for
(A) exchanges of Horizon Common Shares required under Section 5.4 of the Horizon Charter in order to preserve the status of Horizon as a REIT under the Code and
(B) redemptions of Horizon Partnership Units, whether or not outstanding on the date of this Agreement, under the Horizon Partnership Agreement in which Horizon Common Shares are utilized;

    (n) not sell, lease, mortgage, subject to lien or otherwise dispose of any of the Horizon Properties, except in connection with a transaction that is made in the ordinary course of business and is the subject of a binding contract in existence on the date of the Merger Agreement and disclosed to Prime; provided, however, without the prior written consent of Prime, leases of space in all Horizon Properties which are to be contributed to HGP LP pursuant to the Horizon Partnership Contribution may be made in accordance with the leasing plans or parameters which shall be agreed from time to time between Horizon Partnership and Prime (notwithstanding any provision of the Merger Agreement to the contrary, a Horizon subsidiary shall be permitted to enter into any lease for any space in any property owned by it if such Horizon subsidiary provides written notice to Prime with respect to the terms of a proposed lease and Prime does not object in writing by notice to such Horizon subsidiary to the terms of such lease within one business day after the receipt of the aforesaid notice from such Horizon subsidiary);

    (o) not sell, lease, mortgage, subject to lien or otherwise dispose of any of its personal property or intangible property, except in connection with a transaction that is permitted by the Merger Agreement or that is made in the ordinary course of business and is not material, individually or in the aggregate;

    (p) not make any loans, advances or capital contributions to, or investments in, any other person (whether by the purchase, redemption or other acquisition of the equity or debt of such person or otherwise), other than loans, advances and capital contributions to Horizon subsidiaries in existence on the date hereof and advances to employees in the ordinary course of business consistent with past practice;

    (q) not incur, pay, discharge, satisfy or settle any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) furnished to Prime or incurred in the ordinary course of business consistent with past practice;

    (r) not guarantee the indebtedness of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing;

    (s) not enter into any Commitment with any officer, director or affiliate of Horizon or any of the Horizon subsidiaries or any material Commitment with any consultant;

    (t) except as disclosed to Prime, not increase any compensation or enter into or amend any employment agreement disclosed to Prime with any of its officers, directors or employees, other than as required by any contract or plan or in accordance with waivers by employees of benefits under such agreements and other than normal year end bonuses in keeping consistent with past practice and annual salary increases not exceeding 5%; provided, however, that for any officer or employee earning an annual salary in excess of $75,000, Horizon may provide such employee with an annual salary increase only after consulting with Prime before effecting such increase;

    (u) not adopt any new employee benefit plan, incentive plan, severance plan, stock option or similar plan or amend any existing plans or rights, except for changes to severance benefits to provide that an employee whose position is transferred to a location outside the standard metropolitan statistical area in which such employee is currently employed shall not forfeit severance benefits by reason of failure to accept such transfer, and changes which are required by law;

    (v) not settle any shareholder derivative, class action claims or other suit or claims arising out of or in connection with any of the transactions contemplated by the Merger Agreement;

    (w) not change the ownership of any of its subsidiaries, except changes which arise as a result of the acquisition of Horizon Partnership Units in exchange for Horizon Common Shares pursuant to exercise of the Horizon Partnership Units redemption right under the Horizon Partnership Agreement;

    (x) not accept a promissory note in payment of the exercise price payable under any option to purchase Horizon Common Shares;

    (y) not enter into or amend or otherwise modify or waive any rights under any agreement or arrangement for the persons that are affiliates, or as of the date hereof, all officers, directors or employees, of Horizon, Horizon Partnership or any Horizon subsidiary not approved by a majority of the "independent" members of the Horizon Board of Directors;

    (z) not directly or indirectly or through a subsidiary, merge or consolidate with, acquire all or substantially all of the assets of, or acquire the beneficial ownership of a majority of the outstanding capital stock or other equity interest in any person or entity unless such transaction has been approved by Prime.

    Notwithstanding any provision of the Merger Agreement to the contrary, (i) on or prior to the Closing, Horizon or Horizon Partnership shall be permitted to make any or all of certain payments previously disclosed to Prime without the consent of Prime and (ii) Horizon and Horizon Partnership shall be permitted to take any and all actions expressly set forth in a quarterly operating budget, prepared by Horizon and approved by Prime in writing prior to the commencement of each quarter.

    During the period from the date of the Merger Agreement to the Corporate Merger Effective Time, except as (i) contemplated by the Merger Agreement including as contemplated by the Contribution and Distribution Agreement or (ii) consented to in writing by Horizon, Prime and Prime Partnership shall, and shall cause (or, in the case of Prime subsidiaries that Prime or Prime Partnership do not control, use reasonable best efforts to cause) each of the Prime subsidiaries to:

    (a) use commercially reasonable efforts to preserve intact its business organizations and goodwill and keep available the services of its officers and employees;

    (b) confer on a regular basis with one or more representatives of Horizon to report operational matters of materiality which would have a Prime Material Adverse Effect (as defined in the Merger Agreement);

    (c) promptly notify Horizon of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of its businesses or in the operation of its properties, or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

    (d) promptly deliver to Horizon true and correct copies of any report, statement or schedule filed with the Commission subsequent to the date of the Merger Agreement;

    (e) maintain its books and records in accordance with GAAP consistently applied and not change in any material manner any of its methods, principles or practices of accounting in effect at the Prime Financial Statement Date (as defined in the Merger Agreement), except as may be required by the Commission, applicable law or GAAP;

    (f) duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided such extensions do not adversely affect Prime's status as a qualified REIT under the Code;

    (g) not make or rescind any express or deemed election relative to taxes (unless required by law or necessary to preserve Prime's status as a REIT or the status of any Prime subsidiary as a partnership for federal income tax purposes or as a qualified REIT subsidiary under Section 856(i) of the Code, as the case may be);

    (h) not amend the Prime Charter or the Prime Bylaws, or the articles or certificate of incorporation, bylaws, code of regulations, partnership agreement, operating agreement or joint venture agreement or comparable charter or organization document of any Prime subsidiary, including the Prime Partnership Agreement (except to the extent necessary to reflect the admission of additional limited partners and other amendments in connection therewith that can be made by Prime without a vote of limited partners and that will not, individually or in the aggregate, materially adversely affect the rights or obligations of holders of Prime Partnership Common Units);

    (i) except as provided in the Merger Agreement (see "--Dividends and Distributions") and in connection with the use of Prime Common Shares to pay the exercise price or tax withholding in connection with equity-based employee benefit plans by the participants therein, not (A) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any Prime Common Shares or Prime Partnership Common Units or (B) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of capital stock, membership interests, or units of partnership interest of Prime, except for (1) conversions of Prime Common Shares required under Section 4.9.5 or Section 4.5.7, respectively, of the Prime Charter in order to preserve the status of Prime as a REIT under the Code and (2) exchanges of Prime Partnership Common Units, whether or not outstanding on the date of the Merger Agreement, under the Prime Partnership Agreement in which Prime Common Shares are utilized;

    (j) not sell, lease, mortgage, subject to lien or otherwise dispose of any of the Prime Properties, except in connection with a transaction that would not reasonably be expected to have a Prime Material Adverse Effect;

    (k) not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) if it would reasonably be expected to have a Prime Material Adverse Effect; and

    (l) except as contemplated by the Merger Agreement, not directly or indirectly through a subsidiary, merge or consolidate with, or acquire all or substantially all of the assets of, or the beneficial ownership of a majority of the outstanding capital stock or other equity interests in any person or entity whose securities are registered under the Exchange Act unless such transaction has been approved by Horizon.

DIVIDENDS AND DISTRIBUTIONS

    The Merger Agreement provides that from and after February 1, 1998, Horizon and Horizon Partnership, on the one hand, and Prime and Prime Partnership, on the other hand, are restricted from declaring or paying any dividend or distribution to its shareholders or partners, as the case may be, without the prior written consent of Prime or Horizon, respectively; provided, however, that such written consent is not required for the declaration and payment of (i) (a) a distribution of $0.295 per Prime Common Share, $0.65625 per Prime Series A Preferred Share, $0.53125 per Prime Series B Preferred Shares, $0.295 per Prime Series C Preferred Share, $0.295 per Prime Series C Preferred Unit and $0.295 per Prime Common Unit, each payable on February 17, 1998 to shareholders/unitholders of record as of February 2, 1998 and (b) a distribution with respect to each Horizon Common Share or Horizon Partnership Unit in the first quarter of 1998 in an amount equal to $0.105, (ii) a quarterly distribution with respect to each Horizon Common Share or Horizon Partnership Unit in any quarterly period ending after March 31, 1998 in an amount up to the product of (A) 0.9193 times (B) the dividend or distribution declared in respect of each Prime Common Share or Prime Partnership Common Unit in such quarterly period, (iii) Prime regular quarterly distributions in the amount of $0.295 per Prime Series C Preferred Share and $0.295 per Prime Common Share, (iv) any distribution contemplated by the Contribution Agreement and (v) any distribution contemplated by Section 1.14(d), Section 1.16 or Section 1.17 of the Merger Agreement; provided, however, that, except for distributions described in the foregoing clauses (i) and (iv), the record date for each distribution with respect to the Horizon Common Shares and the Horizon Partnership Units, on the one hand, shall be the same date as the record date for the quarterly distributions for the Prime Common Shares and the Prime Partnership Units, on the other hand. The foregoing restrictions do not apply to the extent a distribution by Horizon or Prime is necessary for Horizon or Prime, as applicable, to maintain REIT status.

WAIVER AND AMENDMENT

    The Merger Agreement provides that, at any time prior to the Corporate Merger Effective Time, either party may, in writing, (i) extend the time for the performance of any of the obligations or other acts of the other party contained in the Merger Agreement or in any document delivered pursuant thereto, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto or (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained in the Merger Agreement.

    The Merger Agreement provides that it may be amended by the parties in writing by action taken by the Boards of Directors of Prime and Horizon, at any time before or after approval of the Merger Agreement by the shareholders of Prime or Horizon and prior to the filing of the Delaware Certificate of Merger with the Delaware Secretary. After any such approval by the shareholders of Prime or Horizon or the partners of Prime Partnership or Horizon Partnership, no amendment, modification or supplement may be made which by law requires the further approval of shareholders or partners without obtaining such further approval. If Prime or Horizon waives a material condition to the consummation of the Mergers, such company will resolicit the approval of its limited partners and shareholders.

STOCK EXCHANGE LISTING

    New Prime will apply to list the New Prime Common Shares, New Prime Series A Preferred Shares and New Prime Series B Preferred Shares on the NYSE. Approval of the listing of the New Prime Series B Preferred Shares and the New Prime Common Shares on the NYSE, subject to official notice of issuance, is a condition to the respective obligations of the parties to consummate the Transactions.

ANTICIPATED ACCOUNTING TREATMENT

    The Corporate Merger will be treated as a purchase in accordance with Accounting Principles Board Opinion No. 16. Purchase accounting treatment of a merger is the same as the accounting treatment used for the acquisition of any group of assets. The fair market value of the consideration given by New Prime in the Corporate Merger will be used as the valuation basis of the combination. The assets acquired and liabilities assumed of Sky Merger will be recorded at the relative fair market values as of the Corporate Merger Effective Date. The financial statements of New Prime will reflect the combined operations of Prime and Sky Merger from the date of the Corporate Merger.

SHARES AVAILABLE FOR RESALE

    The issuance of New Prime Common Shares and New Prime Series B Preferred Shares upon consummation of the Corporate Merger will be registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Horizon or Prime as that term is defined in the rules and regulations promulgated pursuant to the Securities Act. "Affiliates" are generally defined as persons who control, are controlled by or are under common control with an issuer. This Joint Proxy Statement/Prospectus/Information Statement does not cover any resales of New Prime Common Shares and New Prime Series B Preferred Shares received by affiliates of Horizon or Prime. See "--Registration Rights Agreement."

FEDERAL INCOME TAX CONSEQUENCES

    The following is a general summary of the material United States federal income tax consequences of the Corporate Merger, the Prime Special Distribution, the HGP Common Share Distribution and continuing ownership of New Prime Shares to Prime, Horizon, New Prime and their respective shareholders. The following discussions were prepared based on consultation with Winston & Strawn, special counsel to Prime, and Rudnick & Wolfe, special counsel to Horizon, in connection with the Corporate Merger. In the opinion of each of Rudnick & Wolfe and Winston & Strawn, the following discussion, to the extent it constitutes matters of law or legal conclusions, is accurate in all material respects. Opinions of counsel are not binding on the IRS. Thus, there can be no assurance that the IRS will agree with the following discussion and positions described therein, or that the IRS will not seek to challenge such positions, which challenge may be sustained by the courts.


    The tax discussion set forth below is included for general information only. It is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder of Horizon Common Shares or Prime Shares. The following summary is based upon current provisions of the Code, existing, temporary and final regulations thereunder and current administrative rulings and court decisions, all of which are subject to change (possibly on a retroactive basis). No attempt has been made to comment on all United States federal income tax consequences of the Corporate Merger, the Prime Special Distribution, the HGP Common Share Distribution or continuing to hold New Prime Shares that may be relevant to particular holders of Horizon Common Shares and Prime Shares, including holders that are subject to special tax rules such as dealers in securities, mutual funds, insurance companies, tax-exempt entities, holders who do not hold their Horizon Common Shares or Prime Shares as capital assets and holders that, for United States federal income tax purposes, are non-resident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts. Accordingly, Horizon Common Shareholders and Prime Shareholders are urged to consult with their own legal and tax advisors regarding the United States federal income tax consequences of the Corporate Merger, the Prime Special Distribution, the HGP Common Share Distribution, continuing to hold New Prime Shares and any other consequences to them of such transactions under state, local and foreign tax laws.


    TAX CONSEQUENCES OF THE PRIME SPECIAL DISTRIBUTION AND THE HGP COMMON SHARE
     DISTRIBUTION.


    The Prime Special Distribution in respect of a class of Prime shares should be respected as a separate transaction from the Corporate Merger, and, as such, will constitute a fully taxable dividend to such class of Prime Shareholders to the extent that Prime has current or accumulated earnings and profits allocable to such class of Prime shares. As a separate transaction, such income will be taxed as ordinary income.

    As a separate transaction, to the extent that Prime has current or accumulated earnings and profits allocable to the Prime Special Distribution to a class of Prime Shares which are less than the full amount of such distribution to such class of Prime Shares (and respecting such distribution as separate from the Corporate Merger), then such portion of the Prime Special Distribution that is not taxed as a dividend will be treated first as a return of the recipient Prime Shareholder's tax basis in its Prime Series B Preferred Shares, Prime Series C Preferred Shares and Prime Common Shares, as applicable, and then the balance of the Prime Special Distribution will be recognized as capital gain to such Prime Shareholder.


    It is currently anticipated that, at the time of the Prime Special Distribution, Prime will have sufficient current earnings and profits allocable to such distribution in respect of the Prime Series B Preferred Shares and Prime Series C Preferred Shares to cause such portion of the Prime Special Distribution to be treated as a dividend and taxed as ordinary income. It is further anticipated that following this allocation, no, or a relatively small amount of, current earnings and profits (and no accumulated earnings and profits) will remain to be allocated to the Prime Special Distribution made in respect of the Prime Common Shares. Accordingly, it is expected that all or substantially all of the Prime Special Distribution in respect of the Prime Common Shares will first represent a recovery of each Prime Common Shareholder's adjusted tax basis in such shares, and that the balance of such distribution, if any, will be recognized by such shareholders as capital gain.

    Each of Prime and Horizon believe, and Winston & Strawn opines that, the Prime Special Distribution should be respected as a distribution by Prime in respect of its shares. Prime will report the Prime Special Distribution as such a distribution because, among other reasons, the Prime Special Distribution is being paid only to Prime Shareholders as of the record date for such distribution, which will occur before the Closing.


    However, it is possible, although not very likely, that the Prime Special Distribution will be treated as taxable "boot," i.e., other property or money received by the Prime Common Shareholders, Prime Series B Preferred Shareholders and Prime Series C Preferred Shareholders in the Corporate Merger under Code
Section 356(a)(1)(B). In such case, then in lieu of the distribution treatment described above, each Prime Common Shareholder, Prime Series B Preferred Shareholder and Prime Series C Preferred Shareholder would be required to recognize any gain realized from the Corporate Merger in an amount up to the Prime Special Distribution so received. This gain realized would be the excess of the sum of the fair market value of the New Prime Common Shares, New Prime Series B Preferred Shares or New Prime Series C Preferred Shares received in the Corporate Merger and the amount of the Prime Special Distribution received, over the adjusted tax basis that such Prime Shareholder had in its Prime Common Shares, Prime Series B Preferred Shares or Prime Series C Preferred Shares, respectively, immediately before the Corporate Merger. This recognized gain generally would be capital gain; provided, however, that, if the Prime Special Distribution and Corporate Merger have the effect of the distribution of a dividend to a Prime Common Shareholder, Prime Series B Preferred Shareholder or Prime Series C Preferred Shareholder, then such Prime Shareholder would treat such gain as ordinary income.



    Assuming that the Prime Special Distribution is treated as taxable boot in the Corporate Merger, the treatment of such distribution as a dividend or capital gain will depend on the factual circumstances of each Prime Shareholder. This determination, however, will be made under the assumption that the sole consideration payable in the Corporate Merger to Prime Shareholders consists of New Prime Shares, and that a portion of such shares is redeemed by New Prime with the cash distributed in the Prime Special Distribution. If this deemed redemption has the effect of reducing any Prime Shareholder's ownership of New Prime Common Shares and any other of New Prime voting shares by 20%, the Prime Special Distribution will not, to the extent taxable, be treated as a dividend to such Prime Shareholder and instead, to the extent taxable, will be taxed as capital gain.


    Even if the deemed redemption does not have this effect with respect to a Prime Shareholder, it should still not be treated, to the extent taxable as boot, as a dividend if it is "not essentially equivalent of a dividend". Whether this deemed redemption is not essentially equivalent of a dividend is a factual determination made with respect to each Prime Shareholder. However, if following the Corporate Merger, a Prime Shareholder holds only New Prime Series B Preferred Shares or New Prime Series C Preferred Shares or the Prime Shareholder holds a very small percentage of New Prime Common Shares (including, in each instance, stock constructively held under the Code), the Prime Special Distribution should be treated, to the extent taxable as boot, as capital gain rather than dividend to such Prime Shareholder.

    Finally, to the extent that Prime does not have cumulative earnings and profits to the Closing Date such that, if Prime had distributed the Prime Special Distribution, such distribution would not be taxable as a dividend with respect to a class of Prime Shares, the Prime Special Distribution should, to the extent taxable as boot, be treated as capital gain to Prime Shareholders in respect of such class of Prime Shares, irrespective of such Prime Shareholder's ownership of New Prime Shares. Therefore based upon Prime's anticipated earnings and profits, the Prime Special Distribution in respect of the Prime Common Shares generally will, to the extent taxable as boot, be taxable as capital gain.


    It is not entirely clear whether the HGP Common Share Distribution of HGP Common Shares to a class of New Prime Shareholders should be respected as a taxable distribution, or should be treated as a tax-free spin-off. New Prime will report the HGP Common Share Distribution as a taxable distribution. As such, the HGP Common Share Distribution will be a fully taxable dividend to such class of shareholders in an amount equal to the fair market value of HGP Common Shares to the extent New Prime has current or accumulated earnings and profits allocable to such class of New Prime Shares held by such New Prime Shareholders. This dividend income will be taxed as ordinary income.



    To the extent that New Prime has current or accumulated earnings and profits allocable to a class of New Prime shares less than the full fair market value of HGP Common Shares distributed in respect of such class (and respecting the treatment of such distribution as a taxable distribution, and not a tax-free spin-off), then the portion of the HGP Common Share Distribution that is not taxed as a dividend will be treated first as a return of the recipient holder's adjusted tax basis in its New Prime Common Shares, New Prime Series B Preferred Shares and New Prime Series C Preferred Shares, as applicable, and then the balance of the HGP Common Share Distribution will be recognized as capital gain to such holder.



    The aggregate initial tax basis of the HGP Common Shares received by any New Prime Shareholder should be equal to the fair market value of such HGP Common Shares at the time of the HGP Common Share Distribution (respecting the treatment of the HGP Common Share Distribution as a taxable distribution and not a tax-free spin-off). The holding period for HGP Common Shares received by any New Prime Shareholder should begin upon such shareholder's receipt of such HGP Common Shares (respecting the treatment of the HGP Common Share Distribution as a taxable distribution, and not a tax-free spin-off).



    Each of Prime and Horizon believes that the most appropriate treatment of the HGP Common Share Distribution is as a taxable distribution made in respect of New Prime Shares, and not as a spin-off by Horizon under Code Section 355. Accordingly, New Prime will report the HGP Common Share Distribution as such a distribution. However, if the HGP Common Share Distribution instead was treated as a spin-off by Horizon under Code Section 355, the receipt by New Prime Shareholders of the HGP Common Shares would be tax-free, and such New Prime Shareholder's initial tax basis in the HGP Common Shares would be the allocable portion, based upon relative fair market values of the HGP Common Shares and the New Prime Shares held by such New Prime Shareholder, of such shareholder's adjusted tax basis in its New Prime Shares immediately after receipt of the HGP Common Shares. The holding period in respect of HGP Common Shares then would include the holding period that such New Prime Shareholder had in the New Prime Shares in respect of which the distribution of HGP Common Shares was made. Finally, in such case, the HGP Common Share Distribution would not result in a dividends paid deduction to New Prime, and a portion of New Prime's earnings and profits would be allocated to HGP, in each case, possibly causing New Prime and HGP to have to distribute a greater amount in order to avoid the corporate level tax under the REIT rules.

    Any net capital gain (i.e., generally, capital gain in excess of capital loss) recognized by a Prime Shareholder or New Prime Shareholder that is an individual from either the Prime Special Distribution or the HGP Common Share Distribution in respect of Prime Shares or New Prime Shares that have a holding period of more than 18 months will generally be subject to tax at a rate not to exceed 20%. Net capital gain recognized by such an individual Prime Shareholder or New Prime Shareholder in respect of Prime Shares or New Prime Shares that have a holding period of more than 12 months but not more than 18 months, will be subject to tax at a rate not to exceed 28% and net capital gain recognized in respect of Prime Shares or New Prime Shares that have a holding period of 12 months or less will be subject to tax at ordinary income tax rates.


    TAX CONSEQUENCES OF THE CORPORATE MERGER. Each of Winston & Strawn, counsel to Prime in connection with the Corporate Merger, and Rudnick & Wolfe, counsel to Horizon in connection with the Corporate Merger, has rendered its opinion to Prime and Horizon, respectively, that on the basis of the factual representations and assumptions set forth in such opinions the Corporate Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and Prime and Horizon will each be a party to such reorganization within the meaning of Section 368(b) of the Code.



    In addition, Winston & Strawn, counsel to Prime in connection with the Corporate Merger, has rendered its opinion to Prime that on the basis of the factual representations and assumptions set forth in such opinion:



        (i) no gain or loss will be recognized by Prime as a result of the Corporate Merger;



        (ii) no gain or loss will be recognized by the Prime Common Shareholders upon the exchange of their Prime Common Shares solely for New Prime Common Shares pursuant to the Corporate Merger;



       (iii) no gain or loss will be recognized by the Prime Series A Preferred Shareholders upon the exchange of their Prime Series A Preferred Shares solely for New Prime Series A Preferred Shares pursuant to the Corporate Merger;



        (iv) no gain or loss will be recognized by the Prime Series B Preferred Shareholders upon the exchange of their Prime Series B Preferred Shares solely for New Prime Series B Preferred Shares pursuant to the Corporate Merger;



        (v) no gain or loss will be recognized by the Prime Series C Preferred Shareholders upon the exchange of their Prime Series C Preferred Shares solely for New Prime Series C Preferred Shares pursuant to the Corporate Merger;



        (vi) the Prime Special Distribution should be respected as a distribution made by Prime in respect of Prime Common Shares, Prime Series B Preferred Shares and Prime Series C Preferred Shares, and should not be treated as other property or money received in the Corporate Merger under Code Section 356(a)(1)(B) for which either Prime Common Shareholders, Prime Series B Preferred Shareholders or Prime Series C Preferred Shareholders would be required to recognize any gain realized from the Corporate Merger, including the receipt of the Prime Special Distribution (see "-- Tax Consequences of the Prime Special Distribution and the HGP Common Share Distribution");



       (vii) subject to the conclusion in paragraph (vi) above, the initial tax basis of the New Prime Common Shares received by any Prime Common Shareholder in exchange for Prime Common Shares pursuant to the Corporate Merger will be the same as the adjusted tax basis of such Prime Common Shares exchanged therefor;



      (viii) the initial tax basis of the New Prime Series A Preferred Shares received by any Prime Series A Preferred Shareholder in exchange for Prime Series A Preferred Shares pursuant to the Corporate Merger will be the same as the adjusted tax basis of such Prime Series A Preferred Shares exchanged therefor;

        (ix) subject to the conclusion in paragraph (vi) above, the initial tax basis of the New Prime Series B Preferred Shares received by any Prime Series B Preferred Shareholder in exchange for Prime Series B Preferred Shares pursuant to the Corporate Merger will be the same as the adjusted tax basis of such Prime Series B Preferred Shares exchanged therefor;



        (x) subject to the conclusion in paragraph (vi) above, the initial tax basis of the New Prime Series C Preferred Shares received by any Prime Series C Preferred Shareholder in exchange for Prime Series C Preferred Shares pursuant to the Corporate Merger will be the same as the adjusted tax basis of such Prime Series C Preferred Shares exchanged therefor; and



        (xi) the holding period for New Prime Common Shares, New Prime Series A Preferred Shares, New Prime Series B Preferred Shares and New Prime Series C Preferred Shares received in exchange for Prime Common Shares, Prime Series A Preferred Shares, Prime Series B Preferred Shares and Prime Series C Preferred Shares, respectively, pursuant to the Corporate Merger will include the period that such Prime Common Shares, Prime Series A Preferred Shares, Prime Series B Preferred Shares and Prime Series C Preferred Shares, respectively, were held by the holder.



    Finally, Rudnick & Wolfe, counsel to Horizon in connection with the Corporate Merger, has rendered its opinion to Horizon that on the basis of the factual representations and assumptions set forth in such opinion:



        (i) No gain or loss will be recognized by Sky Merger as a result of the Corporate Merger;



        (ii) no gain or loss will be recognized by the Horizon Common Shareholders upon the exchange of the Horizon Common Shares solely for New Prime Common Shares and New Prime Series B Preferred Shares pursuant to the Corporate Merger;



       (iii) holders of fractional Horizon Common Shares will recognize gain or loss upon the exchange of such fractional shares for cash to the extent such cash is greater than or less than such holder's adjusted tax basis in such fractional shares;



        (iv) the aggregate initial tax basis of the New Prime Common Shares and New Prime Series B Shares received by any Horizon Common Shareholder solely in exchange for such Horizon Common Shares pursuant to the Corporate Merger will be the same as the adjusted tax basis of Horizon Common Shares exchanged therefor; this aggregate initial tax basis will be allocated to the New Prime Common Shares and New Prime Series B Shares received in proportion to such shares' relative fair market values; and



        (v) the holding period for New Prime Common Shares and New Prime Series B Shares received solely in exchange for Horizon Common Shares pursuant to the Corporate Merger will include the period that such Horizon Common Shares were held by the holder.


    QUALIFICATION OF NEW PRIME AS A REIT.


    GENERAL. Horizon elected REIT status commencing with its taxable year ending December 31, 1994. In the opinion of Rudnick & Wolfe, which has acted as counsel to Horizon, Horizon was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for its taxable years ending on or before December 31, 1997. Winston & Strawn has opined that, subsequent to the Corporate Merger, New Prime's proposed method of operation, as described in this Joint Proxy Statement/Prospectus/Information Statement and as represented by Prime and Horizon with respect to certain factual matters, will enable New Prime to meet the requirements for qualification and taxation as a REIT for federal income tax purposes. It must be emphasized that this opinion is based on various assumptions relating to the organization and operation of New Prime and its subsidiaries, and is conditioned upon certain representations made by Prime, Prime Partnership and Horizon as to certain relevant factual matters, including matters related to the organization, expected operation, and assets of New Prime and its subsidiaries. New Prime's qualification and taxation as a REIT depend upon New Prime's ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code and described in the Joint Proxy Statement/Prospectus/Information Statement with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its dividends to shareholders, and the diversity of its share ownership. Neither Winston & Strawn nor Rudnick & Wolfe will review New Prime's compliance with these requirements on a continuing basis. No assurance can be given that the actual results of the operations of New Prime and its subsidiaries, the sources of their income, the nature of their assets, the level of New Prime's dividends to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

    In any year in which New Prime qualifies as a REIT, generally it will not be subject to federal income tax on that portion of its REIT taxable income or capital gain which is distributed to shareholders. This treatment substantially eliminates the "double taxation" (at both the corporate and shareholder levels) that generally results from the use of corporate investment vehicles. New Prime may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed. If New Prime should fail to satisfy either the 75% or the 95% gross income test (as discussed below), and nonetheless maintains its qualification as a REIT because certain other requirements are met, it will be subject to a 100% tax on the greater of the amount by which it fails the 75% or the 95% test, multiplied by a fraction intended to reflect its profitability. New Prime will also be subject to a 100% tax on net income derived from any "prohibited transaction," as described below. In addition, if New Prime should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, New Prime would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. New Prime may also be subject to the corporate "alternative minimum tax," as well as tax in certain situations and on certain transactions not presently contemplated. New Prime will use the calendar year both for federal income tax purposes and for financial reporting purposes.

    In order to qualify as a REIT, New Prime must meet, among others, the following requirements:

    SHARE OWNERSHIP TEST. Shares of beneficial interest of New Prime must be held by a minimum of 100 persons for at least 335 days of a taxable year that is 12 months, or during a proportionate part of a taxable year of less than 12 months. In addition, no more than 50% in value of the shares of beneficial interest of New Prime may be owned, directly or indirectly and by applying certain constructive ownership rules, by five or fewer individuals during the last half of each taxable year. Prime and Horizon believe that they have each satisfied both of these tests, and that New Prime will continue to do so. In order to help comply with the second of these tests, New Prime has placed certain restrictions on the transfer of the New Prime Common Shares, the New Prime Series A Preferred Shares, the New Prime Series B Preferred Shares and the New Prime Series C Preferred Shares that are intended to prevent further concentration of share ownership. See "Description of the Capital Stock of New Prime--Restrictions on Ownership and Transfer."

    ASSET TESTS. At the close of each quarter of New Prime's taxable year, New Prime must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of New Prime's total assets must be represented by any combination of interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items and certain government securities. Second, although the remaining 25% of New Prime's assets generally may be invested without restriction, securities in this class may not exceed either (i) 5% of the value of New Prime's total assets as to any one issuer, or
(ii) 10% of the outstanding voting securities of any one issuer. Where New Prime invests in a partnership, it will be deemed to own a proportionate share of the partnership's assets. New Prime's investment in properties through its interest in Prime Partnership and other subsidiaries which are partnerships for federal income tax purposes will constitute qualified assets for purposes of the 75% asset test.

    GROSS INCOME TESTS. There are two separate percentage tests relating to the sources of New Prime's gross income which must be satisfied for each taxable year. For purposes of these tests, where New Prime invests in a partnership, New Prime will be treated as receiving its share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of New Prime as it has in the hands of the partnership.


    1. THE 75% TEST. At least 75% of New Prime's gross income for each taxable year must be "qualifying income." Qualifying income generally includes (i) rents from real property (except as modified below); (ii) interest on obligations collateralized by mortgages on, or interests in, real property; (iii) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of New Prime's trade or business ("dealer property"); (iv) distributions on shares in other REITs, as well as gain from the sale of such shares; (v) abatements and refunds of real property taxes; (vi) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of a mortgage collateralized by such property ("foreclosure property"); (vii) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property; and (viii) certain qualified temporary investment income attributable to the investment of new capital received by New Prime in exchange for its shares during the one-year period following the receipt of such new capital.


    Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% test (or the 95% gross income test described below) if New Prime, or an owner of 10% or more of New Prime, directly or constructively owns 10% or more of such tenant. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property (or as interest income) for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person. Finally, for rents received to qualify as rents from real property, New Prime generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom New Prime derives no revenue. The "independent contractor" requirement, however, does not apply to the extent that the services provided by New Prime are "usually or customarily rendered" in connection with the rental of space for occupancy only, and are not otherwise considered "rendered to the occupant."

    New Prime, through certain of its subsidiaries, will provide certain services with respect to the properties of Horizon and Prime and any newly acquired properties. Prime and Horizon each believe that the services provided by such subsidiaries are usually or customarily rendered in connection with the rental of space for occupancy only, and therefore that the provision of such services has not caused, and will not in the future cause the rents received with respect to the Properties to fail to qualify as rents from real property for purposes of the 75% and 95% gross income tests.

    2. THE 95% TEST. At least 95% of New Prime's gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends including New Prime's share of dividends paid by Prime Services Corp (which will own all of the voting shares of First HGI, Inc., HGI Perryville, Inc., MG Third Party Services Corp., HGI Management Corp. and Second HGI, Inc. (other than any such shares owned by Horizon Partnership)), Prime Retail Finance, Inc., Prime Retail Finance II, Inc., Prime Retail Finance IV, Inc., Prime Retail Finance V, Inc. and Prime Retail Stores, Inc. (collectively, the "Prime Finance Corporations"), which are corporations for federal income tax purposes, and interest on any obligations not collateralized by an interest in real property and any payments made on behalf of New Prime by a financial institution pursuant to a rate protection agreement will be included as qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% test. For purposes of determining whether New Prime complies with the 75% and 95% income tests, qualifying income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property, excluding certain dealer property held by New Prime for at least four years and excluding foreclosure property.

    New Prime's investment in the New Prime Properties, through Prime Partnership, in major part will give rise to rental income qualifying under the 75% and 95% gross income tests. Gains on sales of the New Prime Properties or of New Prime's interest in Prime Partnership will generally qualify under the 75% and 95% gross income tests. Each of Prime and Horizon believes that the income on its other investments will not cause New Prime to fail the 75% or 95% gross income test for any year, and each of Prime and Horizon anticipates that this will continue to be the case for New Prime.

    Even if New Prime fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if: (i) New Prime's failure to comply was due to reasonable cause and not to willful neglect; (ii) New Prime reports the nature and amount of each item of its income included in the tests on a schedule attached to its tax return; and (iii) any incorrect information on this schedule is not due to fraud with intent to evade tax. If these relief provisions apply, New Prime, however, will still be subject to a 100% tax based upon the greater of the amount by which it fails either the 75% or 95% gross income test for that year, less certain adjustments.

    New Prime, through Prime Services Corp (which will own all of the voting shares of First HGI, Inc., HGI Perryville, Inc., MG Third Party Services Corp., HGI Management Corp. and Second HGI, Inc. (other than any such shares owned by Horizon Partnership)) will provide certain services with respect to the properties of New Prime and any newly acquired properties. Prime believes that the services provided by Prime Services Corp and its subsidiaries are usually or customarily rendered in connection with the rental of space for occupancy only, and therefore the provision of such services has not caused, and will not in the future cause, the rents received with respect to the properties to fail to qualify as rents from real property for purposes of the 75% and 95% gross income tests.

    ANNUAL DISTRIBUTION REQUIREMENTS. New Prime, in order to qualify as a REIT, is required to make dividend distributions (other than capital gain dividends) to its shareholders each year in an amount at least equal to (A) the sum of (i) 95% of New Prime's REIT taxable income (computed without regard to the dividends paid deduction and New Prime's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before New Prime timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that New Prime does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be.

    Each of Prime and Horizon has made and intends to continue, and intends for New Prime, to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the partnership agreement of Prime Partnership authorizes New Prime, as general partner, to take such steps as may be necessary to cause Prime Partnership to distribute to its partners an amount sufficient to permit New Prime to meet these distribution requirements. It is possible that New Prime may not have sufficient cash or other liquid assets to meet the 95% dividend requirement, due to the payment of principal on debt or to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing New Prime's REIT taxable income on the other hand. To avoid any problem with the 95% distribution requirement, New Prime will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary, will borrow funds (or cause Prime Partnership or other of its subsidiaries to borrow funds) in order to satisfy the distribution requirement.

    FAILURE TO QUALIFY. If New Prime fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, New Prime will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which New Prime fails to qualify will not be required and, if made, will not be deductible by New Prime. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, New Prime also will be ineligible for qualification as a REIT for the four taxable years following the year during which qualification was lost.

    TAX ASPECTS OF NEW PRIME'S INVESTMENTS IN PARTNERSHIPS.

    GENERAL. New Prime will hold direct or indirect interests in Prime Partnership and other subsidiaries which have been treated as partnerships for federal income tax purposes (each individually a "Partnership" and, collectively, the "Partnerships"). New Prime believes that each of the Partnerships qualifies as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If any of the Partnerships were to be treated as an association, it would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of New Prime's assets and items of gross income would change, which would preclude New Prime from satisfying the asset tests and possibly the income tests (see "--Federal Income Tax Consequences--Qualification of New Prime as a REIT--Asset Tests" and "--Gross Income Tests"), and in turn would prevent New Prime from qualifying as a REIT.

    TAX TERMINATION OF PRIME PARTNERSHIP. Pursuant to Section 708(b)(1)(B) of the Code, if within a twelve-month period, there is a sale or exchange of 50% or more of the total interest in a partnership's capital and profits, the partnership terminates for federal income tax purposes. The Section 708 Regulations provide that if a partnership is deemed terminated by a sale or exchange of an interest, the following is deemed to occur: (a) the partnership transfers all of its assets and liabilities to a new partnership in exchange for an interest in the new partnership; and (b) immediately thereafter, the terminated partnership distributes all of the interests in the new partnership to the purchasing partner and the other remaining partners in liquidation of the terminated partnership. Under the Section 708 Regulations, the deemed termination of a partnership will result in the closing of the partnership's taxable year. In addition, the deemed termination requires the partnership to depreciate its assets as if they were newly acquired by the partnership at the time of termination. As a result, such assets must be depreciated over each asset's depreciable life beginning as of the date of the deemed termination.


    The Corporate Merger should result in the termination of Prime Partnership (and each Prime Property Partnership) under Code Section 708(b)(1)(B). Accordingly, under the Section 708 Regulations, all of the assets of Prime Partnership (and each Prime Property Partnership) will be deemed to be contributed to a new partnership in return for interests in such new partnership, and the partners of Prime Partnership, including New Prime (and each Prime Property Partnership), would be deemed to be distributed interests in such new partnership in exchange for their present interests in Prime Partnership (or such Prime Property Partnership). Further, the taxable year of the Prime Partnership (and each Prime Property Partnership) would end; however, because the taxable years of both Prime Partnership and New Prime end on the same date, the closing of Prime Partnership's taxable year should have no adverse tax consequences to New Prime. The termination of Prime Partnership (and each Prime Property Partnership) also will cause the Prime Properties to be depreciated as if they were newly acquired, probably resulting in lower annual depreciation deductions to New Prime for federal income tax purposes than if such termination had not occurred.


    SALE OF THE PROPERTIES. New Prime's share of any gain realized by Prime Partnership on the sale of any dealer property generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "--Federal Income Tax Consequences--Qualification of New Prime as a REIT--Gross Income Tests--The 95% Test." Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Partnerships have held and intend to continue to hold the New Prime Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the New Prime Properties and other properties and to make such occasional sales of the New Prime Properties as are consistent with New Prime's investment objectives. Based upon such investment objectives, each of Prime and Horizon believes that in general the New Prime Properties should not be considered dealer property and that the amount of income from prohibited transactions, if any, will not be material.

    TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS.

    As long as New Prime qualifies as a REIT, distributions made to New Prime's taxable domestic shareholders with respect to their shares out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for New Prime Shareholders that are corporations. For purposes of determining whether distributions on New Prime shares are out of current or accumulated earnings and profits, the earnings and profits of New Prime will be allocated first to the New Prime Series A Preferred Shares, second to the New Prime Series B Preferred Shares, third to the New Prime Series C Preferred Shares, and fourth to New Prime Common Shares. There can be no assurance, however, that New Prime will not have sufficient earnings and profits to cover all distributions on any New Prime Shares. Dividends that are designated as capital gain dividends generally will be taxed as long-term capital gains (to the extent that they do not exceed New Prime's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its New Prime Shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. On November 10, 1997, the IRS released Notice 97-64 describing forthcoming temporary regulations that would permit a REIT to designate different classes of capital gain dividends. Notice 97-64 serves as guidance until such regulations are issued and applies to taxable years ending on or after May 7, 1997. In general, under Notice 97-64, if a REIT (including Prime, Horizon and New Prime) designates a dividend as a capital gain dividend for such a taxable year, it may further designate such dividend as a 20% rate gain distribution, an unrecaptured Section 1250 gain distribution (subject to a 25% rate) or a 28% gain distribution. If no designation is made regarding a capital gain dividend, it will be regarded as a 28% rate gain distribution.


    To the extent that New Prime makes distributions in excess of its current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the New Prime Shareholder, reducing the tax basis of such shareholder's New Prime Shares by the amount of such distribution (but not below zero), with distributions in excess of the shareholder's tax basis taxable as capital gains (if the New Prime Shares are held as a capital asset). In addition, any dividend declared by New Prime in October, November or December of any year and payable to a shareholder of record on a specific date in any such month will be treated as both paid by New Prime and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by New Prime during January of the following calendar year. New Prime Shareholders may not include in their individual income tax returns any net operating losses or capital losses of New Prime.


    In general, any loss upon a sale or exchange of securities by a shareholder who has held such securities for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions from New Prime received by such shareholder are required to be treated by such New Prime Shareholder as long-term capital gains.

    ELECTION TO RETAIN NET LONG-TERM CAPITAL GAIN.

    Pursuant to the Taxpayer Relief Act of 1997 (the "Act"), for taxable years of New Prime that begin on or after January 1, 1998, New Prime may elect to retain and pay income tax on its net long-term capital gain attributable to such taxable year. If New Prime makes this election, its shareholders will be required to include in their income as long-term capital gain their proportionate share of such amount so designated by Prime. A New Prime Shareholder will be treated as having paid his or her share of the tax paid by New Prime in respect of such amount so designated by New Prime, for which such New Prime Shareholder will be entitled to a credit or refund. Additionally, each New Prime Shareholder's adjusted basis in New Prime shares will be increased by the excess of the amount so includible in income over the tax deemed paid on such amount. New Prime must pay tax on its designated long-term capital gain within 30 days of the close of any taxable year in which it designates long-term capital gain pursuant to this rule, and it must mail a written notice of its designation to its shareholders within 60 days of the close of the taxable year.

    TAXATION OF TAX-EXEMPT SHAREHOLDERS.


    Most tax-exempt employees' pension trusts are not subject to federal income tax except to the extent of their receipt of "unrelated business taxable income" as defined in Section 512(a) of the Code ("UBTI"). Distributions by New Prime to a New Prime Shareholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its securities with "acquisition indebtedness" within the meaning of the Code and the securities are not otherwise used in an unrelated trade or business of the tax-exempt entity. In addition, certain pension trusts that own more than 10% of a "pension-held REIT" must report a portion of the distribution that they receive from such a REIT as UBTI. Neither Prime nor Horizon has been treated, and each of Prime and Horizon does not expect New Prime to be treated, as a pension-held REIT for purposes of this rule.


    TAXATION OF FOREIGN SHAREHOLDERS.

    The following is a discussion of certain anticipated U.S. federal income tax consequences of the ownership and disposition of securities applicable to Non-U.S. Holders of such securities. The discussion is based on current law and is for general information only. Non-U.S. Holders are urged to consult with their own legal and tax advisors regarding the United States Federal income tax consequences of continuing to hold their New Prime Shares.

    DISTRIBUTIONS FROM NEW PRIME.


    1. ORDINARY DIVIDENDS. The portion of dividends received by Non-U.S. Holders that is payable out of New Prime's earnings and profits which are not attributable to capital gains of New Prime and which are not effectively connected with a U.S. trade or business of the Non-U.S. Holder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by an applicable treaty). In general, Non-U.S. Holders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of securities. In cases where the dividend income from a Non-U.S. Holder's investment in securities is (or is treated as) effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a foreign corporation).


    Non-U.S. Holders are encouraged to consult their tax advisors particularly in light of recent changes in the United States' position regarding the treatment of REIT investors under the U.S. Model Treaty and under certain recently negotiated treaties.

    2. NON-DIVIDEND DISTRIBUTIONS. Distributions by New Prime which are not dividends out of the earnings and profits of New Prime will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of New Prime's current and accumulated earnings and profits, the entire distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Holder may seek a refund of such amounts from the Service if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of New Prime.

    3. CAPITAL GAIN DIVIDENDS. Under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), a distribution made by New Prime to a Non-U.S. Holder, to the extent attributable to gains from dispositions of United States Real Property Interests ("USRPIs") such as the New Prime Properties will be considered effectively connected with a U.S. trade or business of the Non-U.S. Holder and subject to U.S. income tax at the rate applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, New Prime will be required to withhold tax equal to 35% of the amount of dividends to the extent such dividends constitute gains from any USRPI. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder that is not entitled to treaty exemption or reduction.


    DISPOSITIONS OF SECURITIES. Unless securities constitute a USRPI, a sale of securities by a Non-U.S. Holder generally will not be subject to U.S. taxation under FIRPTA. The securities will not constitute a USRPI if New Prime is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its securities is held directly or indirectly by Non-U.S. Holders. Each of Prime and Horizon believes that it has been and anticipates that New Prime will be a domestically controlled REIT, and therefore that the sale of securities will not be subject to taxation under FIRPTA. Because the securities will be publicly traded, however, no assurance can be given New Prime will continue to be a domestically controlled REIT. If New Prime does not constitute a domestically controlled REIT, a Non-U.S. Holder's sale of securities generally will still not be subject to tax under FIRPTA as a sale of a USRPI provided that (i) the securities are "regularly traded" (as defined by applicable Treasury regulations) on an established securities market and (ii) the selling Non-U.S. Holder held 5% or less of New Prime's outstanding securities at all times during a specified testing period.

    If gain on the sale of securities were subject to taxation under FIRPTA, the Non-U.S. Holder would be subject to the same treatment as a U.S. shareholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of securities could be required to withhold 10% of the purchase price and remit such amount to the Service. Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Holder in two cases: (i) if the Non-U.S. Holder's investment in securities is effectively connected with a U.S. trade or business conducted by such Non-U.S. Holder, the Non-U.S. Holder will be subject to the same treatment as a U.S. shareholder with respect to such gain, or (ii) if the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

    OTHER TAX CONSIDERATIONS.

    PRIME CORPORATE SUBSIDIARIES. A portion of the cash to be used by Prime Partnership to fund distributions to its partners, including New Prime, is expected to come from its preferred stock in Prime Services Corp (which will own all of the voting shares of First HGI, Inc., HGI Perryville, Inc., MG Third Party Services Corp., HGI Management Corp. and Second HGI, Inc. (other than any such shares owned by Horizon Partnership) and Prime Retail Stores, Inc. These corporations will pay United States federal and state income tax at the full applicable corporate rates on their taxable income. To the extent that such companies are required to pay Federal, state or local taxes, the cash available for distribution by New Prime to its shareholders will be reduced accordingly.

    STATE AND LOCAL TAXES. New Prime and its shareholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of New Prime and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the shares of beneficial interest of New Prime.

REGISTRATION RIGHTS AGREEMENT

    On the Closing Date, New Prime will enter into the registration rights agreement (the "Registration Rights Agreement") for the benefit of certain holders of New Prime Series B Preferred Shares, New Prime Common Shares, Prime Partnership Series B Preferred Units and Prime Partnership Common Units (collectively, the "Registration Rights Holders"). Pursuant to the Registration Rights Agreement, New Prime has agreed to cause a registration statement on Form S-3 to be filed within thirty (30) days from the Closing Date for the sale of New Prime Series B Preferred Shares and New Prime Common Shares

(i) issuable upon the exchange of units in Prime Partnership or (ii) held by certain affiliates of Prime and Horizon. New Prime shall use its reasonable efforts to cause such registration statement to be declared effective by the Commission as soon as reasonably practicable and once effective, to keep the registration statement continuously effective under the Securities Act until such date as there are no longer any Registration Rights Holders with registrable securities outstanding.

STOCK PURCHASE AGREEMENT

    Pursuant to the Merger Agreement, Prime Services Corp and Ronald Piasecki entered into the Stock Purchase Agreement. Upon consummation of the Transactions and pursuant to such Stock Purchase Agreement, Mr. Piasecki shall transfer to Prime Services Corp or such person or persons as Prime Services Corp shall designate all of the shares of First HGI, Inc., HGI Perryville, Inc., MG Third Party Services Corp., HGI Management Corp. and Second HGI, Inc. owned by him, constituting all the outstanding shares of such companies which are not owned by Horizon Partnership, for fair market value in an amount up to $50,000.


SHAREHOLDER LITIGATION



    On December 10, 1997, a shareholder of Horizon filed a purported class action lawsuit in the Circuit Court for Muskegon County, Michigan (the "Court") against Horizon, Prime and certain directors and former directors of Horizon. The substantive allegations claim that Horizon's directors breached their fiduciary duties to Horizon's shareholders in approving the Corporate Merger and that the consideration to be paid to Horizon's shareholders in connection with the Corporate Merger is unfair and inadequate. The lawsuit requests that such merger be enjoined or, in the event that the purported transaction is consummated, that it be rescinded or damages be awarded to the class members. On January 16, 1998, the defendants answered the complaint, denying that the Horizon Board of Directors breached its fiduciary duties and denying that such consideration is unfair or inadequate.



    On May 4, 1998, counsel for the parties appeared before the Honorable James
M. Graves, Judge for the Circuit Court of Muskegon County in Muskegon, Michigan for the purpose of reporting that a settlement of the case had been reached subject to the satisfaction of several conditions. At the hearing the Court, after being advised of the proposed settlement, agreed to enter an order conditionally approving the proposed class action settlement and certifying a class of Horizon security holders for purposes of a class settlement. The Court also scheduled a fairness hearing on the proposed settlement for July 13, 1998. The general terms of the settlement are contained in a Memorandum of Understanding (the "Memorandum") among counsel for the parties dated as of May 7, 1998.



    Among other things, the Memorandum provides that, in full settlement of any and all claims which have been or could have been made in the lawsuit, (a) Prime and Horizon will proceed with the transactions contemplated by the Merger Agreement, including among other things, the Corporate Merger, and that, as a result of the Transactions, the holders of HGI Common Shares will (i) continue to receive shares of New Prime in accordance with the Corporate Merger Consideration, and (ii) receive HGP Common Shares based on the ownership of capital stock of New Prime after giving effect to the Mergers; and (b) the parties to the lawsuit agree that the consideration and distributions to be received by the holders of the Horizon Common Shares in accordance with the Merger Agreement constitute fair, adequate and reasonable consideration for the settlement of all claims which were raised or could have been raised by plaintiffs or any members of the class in the lawsuit.



    The Memorandum further provides that the parties will use their best efforts to complete the discovery contemplated by the Memorandum and to execute and present to the court, as soon as practicable, a stipulation of settlement which will provide (a) for the conditional certification, for settlement purposes only, as a class action; (b) for the complete release of any and all claims which have been or could have been asserted in the lawsuit; (c) that the defendants have denied and continue to deny that any of them have committed any violations of law or breaches of duty; (d) that the defendants are entering into the settlement solely because the settlement would eliminate the distraction, burden and expense of further litigation and because defendants have addressed the plaintiff's claims in the Merger Agreement and the transactions contemplated thereby; and (e) that, pending final determination of whether to approve the settlement, the plaintiff and all members of the class are enjoined from commencing or prosecuting any lawsuit asserting the settled claims by plaintiff in the lawsuit.



    The consummation of the settlement contemplated by the Memorandum is subject to (i) the completion by the plaintiff of such discovery as is reasonably requested by him and agreed by the party from whom discovery is requested; (ii) execution of a formal Stipulation of Settlement; (iii) the consummation of the Merger Agreement and the Transactions contemplated therein, including the Mergers; and (iv) final approval by the Court of the settlement and the dismissal of the lawsuit by the Court with prejudice and the entry by the Court of a final order and judgment containing such release language as is negotiated by the parties and contained in the Stipulation of Settlement.



    Under the Memorandum, subject to the terms of the Stipulation of Settlement, the defendants will pay to class counsel $350,000 for their fees and expenses, subject to approval by the Court.

                INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS

    Certain executive officers, directors and key employees of Horizon have been granted stock options and/or have entered agreements providing them with cash payments and/or certain rights upon the occurrence of Specified Events. The Transactions are a Specified Event within the meaning of the aforementioned agreements. The following sets forth the cash payments and/or other benefits which will be provided to key executives, directors and key employees of Horizon in connection with the consummation of the Transactions.

BENEFITS TO CERTAIN DIRECTORS AND OFFICERS

    James S. Wassel, President and Chief Executive Officer of Horizon, has entered into an amendment dated as of November 12, 1997 to his employment agreement with Horizon pursuant to which the parties agreed to the following:
(i) upon the occurrence of a Specified Event, the Board of Directors will make every commercially reasonable effort to have Mr. Wassel's Horizon stock options substituted upon appropriate and equitable terms; (ii) if Mr. Wassel's employment with Horizon is terminated as the result of a Specified Event, Horizon shall pay Mr. Wassel the amounts payable to him under the terms and conditions of the employment agreement had he remained employed for the entire term of the employment agreement and the ownership of the life insurance policy established thereunder shall be transferred to Mr. Wassel; (iii) if Mr. Wassel's employment is terminated as the result of a Specified Event he shall also be entitled to certain amounts payable in connection with his relocation expenses;
(iv) a provision pursuant to which Mr. Wassel shall receive an additional payment in an amount equal to Mr. Wassel's tax liability on any compensation he receives from Horizon which is treated as an "excess parachute payment" within the meaning of the Code; and (v) to amend the definition of Specified Event to include a merger with another entity if on any date within the twelve month period immediately following the merger the members of Horizon's Board of Directors as of the date immediately preceding the merger no longer constitute a majority of the members of Horizon's Board of Directors.

    Under the terms of Mr. Wassel's employment agreement, as amended, upon the occurrence of a Specified Event, Mr. Wassel shall receive the greater of (x) his base salary plus the maximum bonus he is entitled to under the terms of the agreement and (y) the amount of base salary and bonus actually paid to Mr. Wassel for the most recently completed twenty-four month period. In addition, upon the occurrence of a Specified Event, Mr. Wassel shall receive a payment of the amount required to cover any additional tax liability incurred because any income or compensation paid to Mr. Wassel is treated as an "excess parachute payment" for purposes of the Code. The issuance of 35,000 restricted Horizon Common Shares which Mr. Wassel is entitled to receive under the terms of his Employment Agreement, (15,000 shares on April 15, 1999 and 20,000 on April 15,
2000) will be accelerated so that all of such shares will be issued Mr. Wassel as of the effectiveness of the Transactions. In addition, the vesting under Mr. Wassel's options of his right to purchase 100,000 Horizon Common Shares on the earlier of (i) the date on which the reported closing price of a Horizon Common Share on the NYSE exceeds $16 per share for twenty consecutive trading sessions and (ii) the seventh anniversary of the approval of Horizon's 1997 Stock Option Plan shall be accelerated to occur as of the effectiveness of the Transactions and the vesting under Mr. Wassel's option of the right to purchase 100,000 Horizon Common Shares on the earlier of (x) the date on which the reported closing price of a Horizon Common Share on the NYSE exceeds $20 per share for twenty consecutive trading sessions and (y) the seventh anniversary of the approval of Horizon's 1997 Stock Option Plan shall be accelerated and occur as of the effectiveness of the Transactions.

    Norman Perlmutter will resign as Chairman of the Board of Horizon, but will become a member of the Prime Board of Directors. In addition, Robert D. Perlmutter and William P. Dickey, current directors of Horizon, will become Directors of Prime. Norman Perlmutter shall continue to serve on the Board of Directors of HGP. Mr. N. Perlmutter, the Chairman of the Horizon Board of Directors, has entered into an agreement dated as of October 23, 1997, pursuant to which Mr. N. Perlmutter has agreed, commencing on January 1, 1998, to serve as the Chairman of the Board of Horizon, if so elected, for a period equal to the shorter of (i) three (3) years and (ii) the date on which the failure of Mr.
N. Perlmutter to serve as the Chairman of the Board of Horizon shall not cause a default under the Lehman Loan. Under the terms of the agreement by and among Mr.
N. Perlmutter, Horizon and Horizon Partnership, Mr. N. Perlmutter shall receive three equal annual installments of $333,333, commencing January 1, 1998. The amounts payable to Mr. N. Perlmutter shall be accelerated in the event that his failure to serve as Chairman of the Board of Horizon shall not cause a default under the Lehman Loan prior to January 1, 2000.

    The Horizon Compensation Committee awarded Ronald L. Piasecki, Vice Chairman of Horizon, a bonus in the amount of $150,000 in consideration for his services rendered as the former Interim Chief Executive Officer and the Chairman of the Executive Committee of Horizon with such amount to be paid in twelve equal monthly installments commencing in January, 1998. Any remaining outstanding payments shall become immediately due and payable to Mr. Piasecki upon the consummation of a Specified Event of Horizon.

    Pursuant to the Stock Purchase Agreement, Mr. Piasecki has agreed to sell all his shares of First HGI, Inc., HGI Perryville, Inc., MG Third Party Services Corp., HGI Management Corp., and Second HGI, Inc. to Prime Services Corp for fair market value up to $50,000.

    Upon consummation of the Transactions, certain options to purchase an aggregate of 1,798,266 Horizon Common Shares (each a "Horizon Stock Option") will be converted into options to acquire the number of New Prime Common Shares equal to 0.9193 times the number of Horizon Common Shares subject to such options at an aggregate exercise price per share equal to the exercise price per share set forth in each such option including: (a) the options to purchase 656,432 Horizon Common Shares under the Horizon Long Term Incentive Plan, (b) the options to purchase 441,834 Horizon Common Shares under the Horizon 1993 Stock Option Plan, (c) the options to purchase 55,000 Horizon Common Shares under the Horizon Director/Stock Option Plan, including the option to purchase 5,000 Horizon Common Shares held by Norman Perlmutter, and (d) the options to purchase an aggregate of 645,000 Horizon Common Shares under the Horizon 1997 Stock Option Plan including the options held by Mr. Wassel to purchase 400,000 shares and Norman Perlmutter to purchase 125,000 shares and the options held or to be acquired by Paul Comarato to purchase 35,000 shares and Stephen J. Moore to purchase 80,000 shares. Each option shall continue to be exercisable until its expiration date notwithstanding the termination of employment, death or disability of the optionee.

AMENDMENTS TO AGREEMENTS WITH CERTAIN SHAREHOLDERS

    The Consulting and Non-Competition Agreement dated March 13, 1995 by and among Cheryl McArthur, Horizon and Horizon Partnership has been amended to provide that upon the effectiveness of a Specified Event of Horizon or Horizon Partnership, Ms. McArthur's obligation to perform consulting duties thereunder shall be terminated. Ms. McArthur is the former chief executive officer and founder of McArthur/Glen and the wife of Norman Perlmutter.

    Horizon and Horizon Partnership have entered into separate agreements with Alan Glen and Cheryl McArthur pursuant to which the parties have agreed to terminate certain prior agreements regarding, among other things, certain outlots owned by Mr. Glen and Ms. McArthur upon the occurrence of a Specified Event of Horizon or Horizon Partnership. Mr. Glen is a former director of Horizon.

AGREEMENTS WITH CERTAIN EXECUTIVE OFFICERS AND KEY EMPLOYEES

    Horizon and Horizon Partnership have entered into separate agreements with Paul Comarato, Vice President of Operations, Stephen J. Moore, Senior Vice President of Marketing and Communication and a key employee, pursuant to which each individual has agreed to continue such person's employment with Horizon until the occurrence of a Specified Event of Horizon or Horizon Partnership. The terms of the agreements provide that (i) Mr. Moore shall receive a bonus in the amount of $236,250 and an option to purchase 50,000 Horizon Common Shares, (ii) Mr. Comarato shall receive a bonus in the amount of

$196,875 and an option to purchase 15,000 Horizon Common Shares, and (iii) a key employee shall receive a bonus in the amount of $54,000 and an option to purchase 5,000 Horizon Common Shares.

AGREEMENTS RELATING TO FINGER LAKES

    As of April 3, 1998, Prime Partnership entered into an agreement to purchase all of the outstanding membership interests of FLOC, L.L.C. (other than such interests held by Horizon Partnership) of Horizon's Finger Lakes Outlet Center, L.L.C. for a purchase price of $46,100,000. The purchase price is payable in cash, or at the option of FLOC, L.L.C., in Prime equity securities based on the average closing price of such securities during the ten days prior to closing. In the event this option is exercised the amount of the purchase price will be increased by 2.5%. Closing of the transaction is expected to occur simultaneously with, and is conditioned upon, consummation of the Mergers. FLOC, L.L.C. is owned by a pension fund which is advised by Heitman Capital Management Corporation, an affiliate of Heitman Financial Ltd., of which Norman Perlmutter is Chairman of the Board and Chief Executive Officer.

RETENTION PROGRAM

    Horizon has implemented a retention program for key employees pursuant to which up to an aggregate of $990,000 may be paid to such key employees who continue to be employed through a specified period or who are terminated without cause prior to such date.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Pursuant to the terms of the Merger Agreement, New Prime will indemnify each officer, director and employee of Horizon or any Horizon subsidiary against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement in connection with, any claim, action, suit, proceeding or investigation to the extent related to, or to the extent arising out of the fact that such person is or was a director, officer or employee of Horizon or any Horizon subsidiary. The directors, officers and employees of Horizon will be indemnified by New Prime against claims asserted prior to, or at or after the consummation of the Transactions to the full extent permitted under the MGCL. In addition, New Prime will obtain and maintain in effect upon the consummation of the Transactions and continuing until the sixth anniversary thereof "run-off" directors and officers liability insurance with a coverage amount and other terms and conditions comparable to Horizon's existing insurance policy covering the directors and officers of Horizon with respect to their service as such prior to the consummation of the Transactions.

                               NEW PRIME AND HGP
                          SELECTED UNAUDITED PRO FORMA
                                 FINANCIAL DATA

    The following table sets forth the selected unaudited pro forma financial data for New Prime and HGP after their giving effect to the Transactions as if it had occurred on the dates indicated herein and the other pro forma adjustments described in the notes to the unaudited pro forma financial statements included elsewhere in the Joint Proxy
Statement/Prospectus/Information Statement.

    The selected unaudited pro forma operating data are presented as if the Transactions had been consummated at the beginning of the earliest period presented.

    The selected unaudited pro forma balance sheet data is presented as if the Transactions had occurred on December 31, 1997. The Transactions have been accounted for under the purchase method of accounting in accordance with the Accounting Principles Board Opinion No. 16. In the opinion of management, all significant adjustments necessary to reflect the effects of the Transactions have been made.

    The selected pro forma financial information should be read in conjunction with, and is qualified in its entirety by, the respective historical audited financial statements and notes thereto of Prime and Horizon incorporated by reference into this Joint Proxy Statement/Prospectus/Information Statement and the unaudited pro forma financial statements and notes thereto included elsewhere in the Joint Proxy Statement/Prospectus/Information Statement.

    The selected unaudited pro forma operating and balance sheet data are presented for comparative purposes only and are not necessarily indicative of what the actual results of Prime and Horizon would have been for the period and dates presented nor does such data purport to represent the results of future periods.

                               NEW PRIME AND HGP

                  SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

                                                                                             PRO FORMA
                                                                                    ---------------------------
                                                                                      YEAR ENDED DECEMBER 31,
                                                                                               1997
                                                                                    ---------------------------
                                                                                      NEW PRIME        HGP
                                                                                    -------------  ------------
                                                                                     (IN THOUSANDS, EXCEPT PER
                                                                                        SHARE INFORMATION)
OPERATING DATA:
REVENUES
Base rents........................................................................   $   175,545    $   27,416
Percentage rents..................................................................         8,140           151
Tenant reimbursements.............................................................        66,732         9,341
Income from investment partnerships...............................................           243            --
Interest and other................................................................        15,634         2,638
                                                                                    -------------  ------------
    Total revenues................................................................       266,294        39,546
EXPENSES
Property operating................................................................        51,261         7,862
Real estate taxes.................................................................        19,655         3,782
Depreciation and amortization.....................................................        61,649         4,489
General and administrative........................................................        13,523         3,500
Interest..........................................................................        81,210        10,034
Impairment and severance..........................................................            --         6,949
Other charges.....................................................................         7,112         2,696
                                                                                    -------------  ------------
    Total expenses................................................................       234,410        39,312
                                                                                    -------------  ------------
INCOME BEFORE MINORITY INTERESTS AND EXTRAORDINARY ITEM...........................        31,884           234
Income allocated to minority interests............................................        (3,247)           43
                                                                                    -------------  ------------
INCOME BEFORE EXTRAORDINARY ITEM..................................................        28,637           191
Income allocated to preferred shareholders........................................        22,976            --
                                                                                    -------------  ------------
INCOME BEFORE EXTRAORDINARY ITEM APPLICABLE TO COMMON SHARES......................   $     5,661    $      191
                                                                                    -------------  ------------
                                                                                    -------------  ------------
INCOME BEFORE EXTRAORDINARY ITEM PER COMMON SHARE--BASIC AND DILUTED..............   $      0.17    $     0.07
                                                                                    -------------  ------------
                                                                                    -------------  ------------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING........................................        33,587         2,770
                                                                                    -------------  ------------
                                                                                    -------------  ------------


                                                                                         DECEMBER 31, 1997
BALANCE SHEET DATA:                                                                 ---------------------------
 (at end of period)                                                                   NEW PRIME        HGP
----------------------------------------------------------------------------------  -------------  ------------
Investment in rental property, net................................................   $ 1,736,493    $  157,099
Total assets......................................................................     1,844,368       176,749
Total debt........................................................................     1,095,841       127,387
Minority interests................................................................        65,300         7,409
Shareholders' equity..............................................................       628,578        33,156

                               PRIME RETAIL, INC.
                       SELECTED HISTORICAL FINANCIAL DATA

    The following summary historical financial data for the three years ended December 31, 1997, 1996 and 1995, the periods from January 1, 1994 to March 21, 1994 and March 22, 1994 to December 31, 1994 and the year ended December 31, 1993 are derived from the consolidated financial statements of Prime and the combined financial statements of Prime Predecessor. Combined financial statements for the year ended December 31, 1993 and the period January 1, 1994 to March 21, 1994 are included for Prime Predecessor. The combined financial statements for Prime Predecessor combine the balance sheet data and results of operations of eleven predecessor partnerships, the 40% equity interest in two predecessor partnerships that previously owned properties, and the management and development operations acquired by Prime from PGI in connection with the Prime IPO. Because of the Prime IPO and the related transactions pertaining to the formation of Prime, results of operations for Prime after March 21, 1994 are not comparable to results for prior periods. The following financial information should be read in conjunction with the financial statements, notes thereto and other financial information included elsewhere in this Joint Proxy Statement/Prospectus/Information Statement.

                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                          PRIME RETAIL, INC.                     PRIME PREDECESSOR
                                            ----------------------------------------------  ----------------------------
                                                                              PERIOD FROM    PERIOD FROM
                                                      YEAR ENDED               MARCH 22       JANUARY 1
                                                      DECEMBER 31                 TO             TO         YEAR ENDED
                                            -------------------------------  DECEMBER 31,     MARCH 21,    DECEMBER 31,
                                              1997       1996       1995         1994           1994           1993
                                            ---------  ---------  ---------  -------------  -------------  -------------
Total revenue.............................  $ 129,130  $  89,040  $  77,398    $  45,369      $   6,330      $  21,800
Total expenses............................    110,583     82,054     64,592       35,915          8,738         25,673
                                            ---------  ---------  ---------  -------------  -------------  -------------
INCOME (LOSS) BEFORE MINORITY INTERESTS...     18,547      6,986     12,806        9,454         (2,408)        (3,873)
(Income) loss allocated to minority
  interests...............................    (10,581)     2,092      5,364        5,204         --             --
                                            ---------  ---------  ---------  -------------  -------------  -------------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM...      7,966      9,078     18,170       14,658         (2,408)        (3,873)
Extraordinary item........................     (2,061)    (1,017)    --           --             --             --
                                            ---------  ---------  ---------  -------------  -------------  -------------
NET INCOME (LOSS).........................      5,905      8,061     18,170       14,658      $  (2,408)     $  (3,873)
                                                                                            -------------  -------------
                                                                                            -------------  -------------
Income allocated to preferred
  shareholders............................     12,726     14,236     20,944       16,290
                                            ---------  ---------  ---------  -------------
NET LOSS APPLICABLE TO COMMON SHARES......  $  (6,821) $  (6,175) $  (2,774)   $  (1,632)
                                            ---------  ---------  ---------  -------------
                                            ---------  ---------  ---------  -------------
PER COMMON SHARE--BASIC AND DILUTED:
  Loss before extraordinary item..........  $   (0.25) $   (0.63) $   (0.96)   $   (0.57)
  Extraordinary item......................      (0.11)     (0.12)    --           --
                                            ---------  ---------  ---------  -------------
  Net loss................................  $   (0.36) $   (0.75) $   (0.96)   $   (0.57)
                                            ---------  ---------  ---------  -------------
                                            ---------  ---------  ---------  -------------
WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING.............................     19,189      8,221      2,875        2,850
                                            ---------  ---------  ---------  -------------
                                            ---------  ---------  ---------  -------------

                                                                   PRIME RETAIL, INC.                 PRIME PREDECESSOR
                                                             -------------------------------  ---------------------------------
                                                                      DECEMBER 31,                             DECEMBER 31,
                                                             -------------------------------   MARCH 21,   --------------------
                                                               1997       1996       1995        1994        1994       1993
                                                             ---------  ---------  ---------  -----------  ---------  ---------
Balance Sheet Data
Rental property (before accumulated depreciation)..........  $ 904,782  $ 640,759  $ 454,480   $ 376,181   $ 180,170  $ 185,394
Net investment in rental property..........................    822,749    583,085    414,290     349,513     164,159    169,674
Total assets...............................................    904,183    666,803    462,405     385,930     186,034    190,685
Bonds and notes payable....................................    515,265    499,523    305,954     214,025     188,378    184,037
Total liabilities..........................................    549,730    527,594    326,465     233,236     198,244    197,400
Shareholders' equity (deficit).............................    344,528    139,209    121,484     127,651     (12,210)    (6,715)


                                                                  PRIME RETAIL, INC.                  PRIME PREDECESSOR
                                                     --------------------------------------------  ------------------------
                                                                                        PERIOD       PERIOD
                                                                                       MARCH 22      JAN. 1
                                                           YEAR ENDED DEC. 31,            TO           TO       YEAR ENDED
                                                     -------------------------------   DEC. 31,     MARCH 21,    DEC. 31,
                                                       1997       1996       1995        1994         1994         1993
                                                     ---------  ---------  ---------  -----------  -----------  -----------
Supplemental Data:
Funds from operations (1)..........................  $  46,718  $  33,768  $  27,996   $  21,476    $     139    $   4,351
Ratio of earnings to combined fixed charges and
  preferred stock dividends (4)....................      1.04x     --         --          --           --           --
Excess of combined fixed charges and preferred
  stock dividends over earnings (2)................  $  --      $ (10,629) $ (11,312)  $  (8,185)   $  (2,366)   $  (4,423)
Net cash (used in) provided by operating
  activities.......................................     49,856     45,191     36,399      17,458       (1,873)      14,450
Net cash used in investing activities..............   (229,956)  (232,290)   (81,978)   (149,435)      (1,239)     (54,210)
Net cash provided by financing activities..........    182,549    176,096     57,547     134,936        4,087       39,907
Distributions declared per common share............       1.18       1.18(3)      1.18      0.623      --           --
Factory outlet GLA (sq. ft.).......................      7,217      5,780      4,331       3,382        1,839        1,839

------------------------

NOTES:

(1) Prime's management believes that in order to facilitate a clear understanding of the consolidated historical operating results of Prime, FFO should be considered in conjunction with net income (loss) as presented in the financial statements included in this Joint Proxy Statement/Prospectus/Information Statement. Management believes that FFO is an important and widely used measure of the operating performance of REITs which provides a relevant basis for comparison to other REITs. Therefore, FFO is presented to assist investors in analyzing the performance of Prime. In March 1995, NAREIT issued a clarification of its definition of FFO. Although Prime has adopted the NAREIT definition of FFO, Prime cautions that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by Prime may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent cash flow from operating activities in accordance with GAAP and is not indicative of cash available to fund all of Prime's cash needs. FFO should not be considered as an alternative to net income or any other GAAP measure as an indicator of performance and should not be considered as an alternative to cash flow as a measure of liquidity or the ability to service debt or to pay dividends. A reconciliation of income (loss) before allocation to minority interests and preferred shareholders to FFO is as follows:

                                                      PRIME RETAIL, INC.                  PRIME PREDECESSOR
                                         --------------------------------------------  ------------------------
                                                                            PERIOD       PERIOD
                                                                           MARCH 22      JAN. 1
                                               YEAR ENDED DEC. 31,            TO           TO       YEAR ENDED
                                         -------------------------------   DEC. 31,     MARCH 21,    DEC. 31,
                                           1997       1996       1995        1994         1994         1993
                                         ---------  ---------  ---------  -----------  -----------  -----------
Income (loss) before allocations to
  minority interests and preferred
  shareholders.........................  $  18,547  $  13,117(i) $  12,806  $   9,454   $  (2,408)   $  (3,873)
FFO ADJUSTMENTS
Depreciation and amortization..........     26,413     18,703     14,884       9,508        2,173        7,504
Unconsolidated joint venture
  adjustments (ii).....................      1,758      1,948        306       2,514          374          720
                                         ---------  ---------  ---------  -----------  -----------  -----------
FFO before allocation to minority
  interests and preferred
  shareholders.........................  $  46,718  $  33,768  $  27,996   $  21,476    $     139    $   4,351
                                         ---------  ---------  ---------  -----------  -----------  -----------
                                         ---------  ---------  ---------  -----------  -----------  -----------

------------------------

     NOTES:

    (i) Excludes a nonrecurring charge of $6,131 related to the prepayment of long-term debt during 1996.

    (ii) Amounts include net preferential partner distributions from a joint venture partnership of $81, $162 and $2,538 for the three months ended March 31, 1995, the year ended December 31, 1995 and the period from March 22, 1994 to December 31, 1994, respectively.

 (2) For purposes of these computations, earnings consist of income (loss) less income from unconsolidated investment partnerships, plus fixed charges (excluding capitalized interest). Combined fixed charges and preferred stock dividends consist of interest costs whether expensed or capitalized and amortization of debt issuance costs and preferred stock dividends.

    For the years ended December 31, 1996, 1995, 1994 and 1993, Prime's earnings were inadequate to cover fixed charges and preferred stock distributions. A reconciliation of income (loss) before minority interests to excess of combined fixed charges and preferred stock distributions and dividends over earnings is as follows:


                                                PRIME RETAIL, INC.                           PRIME PREDECESSOR
                            ----------------------------------------------------------  ----------------------------
                                                                          PERIOD FROM    PERIOD FROM
                                      YEAR ENDED DECEMBER 31,             MARCH 22 TO   JANUARY 1 TO    YEAR ENDED
                            -------------------------------------------  DECEMBER 31,     MARCH 21,    DECEMBER 31,
                                1997           1996           1995           1994           1994           1993
                            -------------  -------------  -------------  -------------  -------------  -------------
Income (loss) before
  minority interests......    $  18,547      $   6,986      $  12,806      $   9,454      $  (2,408)     $  (3,873)
Interest incurred.........       39,078         26,806         22,394          8,491          2,585          9,277
Amortization of
  capitalized interest....          343            284            222            152             42            161
Amortization of debt
  issuance costs..........        2,330          2,407          3,309          2,160            695            362
Amortization of interest
  rate protection
  contracts...............        1,390          1,383          1,276            797         --             --
Less interest earned on
  interest rate protection
  contracts...............         (115)          (201)          (721)          (224)        --             --
Less capitalized
  interest................       (3,818)        (3,462)        (2,675)        (1,277)        --               (711)
                            -------------  -------------  -------------  -------------  -------------  -------------
  Earnings................       57,755         34,203         36,611         19,553            914          5,216
                            -------------  -------------  -------------  -------------  -------------  -------------
Interest incurred.........       39,078         26,806         22,394          8,491          2,585          9,277
Amortization of debt
  issuance costs..........        2,330          2,407          3,309          2,160            695            362
Amortization of interest
  rate protection
  contracts...............        1,390          1,383          1,276            797         --             --
Preferred stock
  distributions and
  dividends...............       12,726         14,236         20,944         16,290         --             --
                            -------------  -------------  -------------  -------------  -------------  -------------
  Combined Fixed Charges
    and Preferred Stock
    Distributions and
    Dividends.............       55,524         44,832         47,923         27,738          3,280          9,639
                            -------------  -------------  -------------  -------------  -------------  -------------
Excess of Combined Fixed
  Charges and Preferred
  Stock Distributions and
  Dividends over
  Earnings................    $  --          $ (10,629)     $ (11,312)     $  (8,185)     $  (2,366)     $  (4,423)
                            -------------  -------------  -------------  -------------  -------------  -------------
                            -------------  -------------  -------------  -------------  -------------  -------------
Ratio of Earnings to
  Combined Fixed Charges
  and Preferred Stock
  Distributions and
  Dividends...............         1.04x        --             --             --             --             --
                            -------------  -------------  -------------  -------------  -------------  -------------
                            -------------  -------------  -------------  -------------  -------------  -------------


 (3) Excludes a special cash distribution of $0.145 per common share paid in July 1996.

                              HORIZON GROUP, INC.
                       SELECTED HISTORICAL FINANCIAL DATA

    The following tables set forth selected historical financial data for Horizon. The selected historical financial data for each of the years ended December 31, 1993, 1994, 1995, 1996 and 1997 are derived from the audited financial statements of Horizon as reported in its Annual Reports on Form 10-K. The selected historical financial data should be read in conjunction with, and is qualified in its entirety by, the historical financial statements and notes thereto of Horizon incorporated by reference into this Joint Proxy Statement/Prospectus/Information Statement. Certain reclassifications have been made to Horizon's historical financial data to conform to Prime's presentation.

                                                                       AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------------------------
                                                                 1997         1996         1995        1994      1993(1)
                                                              -----------  -----------  -----------  ---------  ---------

                                                                         (THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
Revenue.....................................................  $   155,726  $   153,786  $    93,929  $  43,267  $  22,247
Expenses....................................................      153,220      123,929       66,558     26,073     19,274
Impairment and severance....................................        7,798       65,355      --          --         --
                                                              -----------  -----------  -----------  ---------  ---------
Income (loss) before gain on sale of real estate, minority
  interests and extraordinary charge........................       (5,292)     (35,498)      27,371     17,194      2,973
Gain on sale of real estate.................................            8          563          776        287        272
                                                              -----------  -----------  -----------  ---------  ---------
Net income (loss) before minority interests and
  extraordinary charge......................................       (5,284)     (34,935)      28,147     17,481      3,245
Minority interests..........................................          993        8,080       (6,776)    (2,940)    (2,702)
Extraordinary charge........................................       (3,293)        (419)     --          --         --
                                                              -----------  -----------  -----------  ---------  ---------
Net income (loss)...........................................  $    (7,584) $   (27,274) $    21,371  $  14,541  $     543
                                                              -----------  -----------  -----------  ---------  ---------
                                                              -----------  -----------  -----------  ---------  ---------
Net income (loss) per common share before extraordinary
  charge and gain on sale of real estate (2)................  $     (0.18) $     (1.34) $      1.47  $    1.39  $    0.03
Net income (loss) per common share (2)......................  $     (0.32) $     (1.34) $      1.52  $    1.42  $    0.06
Dividends declared per common share (3).....................  $     1.050  $     2.095  $     2.131  $   1.755  $   0.247
BALANCE SHEET DATA:
Real estate, net of accumulated depreciation................  $ 1,009,599  $   972,334  $ 1,023,745  $ 287,833  $ 176,512
Total assets................................................    1,072,666    1,059,539    1,059,090    300,043    218,146
Total mortgages and other debt..............................      626,097      557,672      503,246     96,929     24,888
Total shareholders' equity..................................      351,234      363,881      341,896    148,849    152,165
OTHER DATA:
Funds from operations before minority interests (4) (5).....  $    43,406  $    66,258  $    47,549  $  25,656  $   6,860
Cash flows provided by (used in):
  Operating activities......................................  $    46,010  $    29,947  $    35,719  $  26,713  $   9,557
  Investing activities (5)..................................      (75,126)     (59,535)    (150,916)  (114,330)   (93,663)
  Financing activities......................................       24,743       39,485      117,592     56,105    118,965
Total gross leasable area (square feet).....................        9,907        9,369        8,464      3,124      2,215


------------------------------

NOTES:

(1) The selected financial data includes: for the period up to and including November 7, 1993, the combined financial statements of Horizon and certain affiliated partnerships, the impact of the Horizon IPO and related transactions as of November 8, 1993 and for the period subsequent to November 8, 1993, the consolidated financial statements of Horizon.

(2) The earnings per share amounts prior to 1997 have been restated as required to comply with Statement of Financial Accounting Standards No. 128. See the accompanying notes to consolidated financial statements of Horizon. There is no difference between basic and diluted earnings per share.

(3) Included in 1995 is a special one-time dividend of $0.111 per common share declared in connection with the merger with McArthur/Glen.

(4) Horizon's management believes that in order to facilitate a clear understanding of the consolidated historical operating results of Horizon, FFO should be considered in conjunction with net income (loss) as presented in the financial statements included in this Joint Proxy Statement/Prospectus/Information Statement. Management believes that FFO is an important and widely used measure of the operating performance of REITs which provides a relevant basis for comparison to other REITs. Therefore, FFO is presented to assist investors in analyzing the performance of Horizon. In March 1995, NAREIT issued a clarification of its definition of FFO. Although Horizon has adopted the NAREIT definition of FFO, Horizon cautions that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by Horizon may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent cash flow from operating activities in accordance with GAAP and is not indicative of cash available to fund all of Horizon's cash needs. FFO should not be considered as an alternative to net income or any other GAAP measure as an indicator of performance and should not be considered as an alternative to cash flow as a measure of liquidity or the ability to service debt or to pay dividends. A reconciliation of income (loss) before allocation to minority interests to FFO is as follows:

(5) Certain reclassifications have been made to previously reported balances in order to provide comparability to the current year amounts. These reclassifications have not changed previously reported results or shareholders' equity.


                                                                        FOR THE YEAR ENDED DECEMBER 31,
                                                            -------------------------------------------------------
                                                              1997       1996       1995       1994        1993
                                                            ---------  ---------  ---------  ---------  -----------
Net income (loss) before minority interests and
  extraordinary charge....................................  $  (5,284) $ (34,935) $  28,147  $  17,481   $   3,245
FFO ADJUSTMENTS:
Depreciation and amortization.............................     39,634     36,367     20,178      8,462       3,887
Impairment and severance..................................      7,798     65,355     --         --          --
Merger expenses...........................................      1,001     --         --         --          --
Gain on sale of assets....................................         (8)      (563)      (776)      (287)       (272)
Joint venture adjustments.................................        265         34     --         --          --
                                                            ---------  ---------  ---------  ---------  -----------
  Total FFO adjustments...................................     48,690    101,193     19,402      8,175       3,615
                                                            ---------  ---------  ---------  ---------  -----------
FFO.......................................................  $  43,406  $  66,258  $  47,549  $  25,656   $   6,860
                                                            ---------  ---------  ---------  ---------  -----------
                                                            ---------  ---------  ---------  ---------  -----------

                             POLICIES OF NEW PRIME
                       WITH RESPECT TO CERTAIN ACTIVITIES

    The following section sets forth the policies expected to be implemented by New Prime upon the effectiveness of the Transactions with respect to certain matters. These policies may be amended or revised from time to time at the discretion of the New Prime Board of Directors without a vote of the stockholders of New Prime.

INVESTMENT OBJECTIVES AND POLICIES

    New Prime's investment objectives will be to provide regular quarterly cash dividends to its stockholders and achieve long-term capital appreciation through increases in cash flow of the New Prime Properties. New Prime will seek to accomplish these objectives through the ownership and the enhanced operation of the New Prime Properties, the selective development and acquisition of additional retail properties, particularly outlet centers, and, where appropriate, renovations and expansions of these properties. New Prime will seek opportunities to develop factory outlet centers throughout the United States and abroad. All of New Prime's investment activities will be conducted through Prime Partnership, the Prime Finance Corporations, the partnerships of New Prime which hold the New Prime Properties (collectively, the "New Prime Partnerships") and its subsidiaries, although New Prime also may hold temporary cash investments from time to time pending investment or distribution to stockholders. New Prime's investments will not be restricted to any geographic area or any specific type of property. New Prime will not have any limit on the amount or percentage of assets invested in any property.

    New Prime will be able to purchase or lease New Prime Properties for long-term investment, expand and improve the New Prime Properties owned at the time of the Transactions, or sell such New Prime Properties, in whole or in part, when circumstances warrant. New Prime will also be able to participate with other entities in property ownership, through partnerships or other types of co-ownership arrangements. Equity investments may be subject to existing mortgage financing and other indebtedness which will have priority over the equity interest of New Prime.

    While New Prime's investment policy will emphasize equity real estate investments, it may, in its discretion, invest in mortgages, stock of other real estate investment trusts and other real estate interests. New Prime will not plan on investing in the securities of other issuers except in connection with New Prime's acquisitions of indirect interests in New Prime Properties (normally through partnership interests in special purpose partnerships owning title to New Prime Properties) and investments in short-term income producing investments such as overnight repurchase agreements and 30-day commercial paper. Any such investments in the securities of other issuers will be subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification. In any event, New Prime will not intend for its investment in securities to require it to register as an "investment company" under the Investment Company Act of 1940, and New Prime will intend to divest securities before any such registration would be required.

DISTRIBUTION AND DIVIDEND POLICY

    New Prime's dividend policy with respect to the New Prime Series A Preferred Shares, New Prime Series B Preferred Shares, New Prime Series C Preferred Shares and New Prime Common Shares will be to continue to pay $2.625, $2.125, $1.18 and $1.18 per annum per share, respectively, or such greater amount as may be required by the New Prime Charter. Distributions and dividends will be determined by the New Prime Board of Directors and will be dependent on a number of factors, including continuing favorable operations at the New Prime Properties. No assurance will be given that distributions or dividends will continue to be paid or as to the amount of such distributions or dividends.

FINANCING POLICIES

    New Prime will have a policy of not incurring debt if at such time it would result in a ratio of debt-to-total market capitalization of more than 60%. Such policy will allow New Prime to incur more debt as a ratio of its total market capitalization. The organizational documents of New Prime, however, will not limit the amount or percentage of indebtedness that New Prime may incur. New Prime may from time to time modify its debt policy in light of then current economic conditions, relative costs of debt and equity capital, the market values of its New Prime Properties, general conditions in the market for debt and equity securities, fluctuations in the fair market prices of the New Prime Common Shares, growth and acquisition opportunities and other factors. Accordingly, New Prime will be able to increase or decrease its debt-to-total market capitalization ratio above or below the limit described above. If the New Prime Board of Directors determines that additional funding is required, New Prime may be authorized to raise such funds through additional equity offerings, debt financing or retention of cash flow (subject to provisions in the Code concerning taxability of undistributed REIT taxable income), or a combination of these methods.

    In the event that the New Prime Board of Directors determines to raise additional equity capital, it will have the authority, without stockholder approval (except for the issuance of New Prime Preferred Shares senior to or on parity with the New Prime Series A Preferred Shares or senior to the New Prime Series B Preferred Shares or New Prime Series C Preferred Shares) to issue additional shares of the New Prime Common Shares or Preferred Shares of New Prime in any manner and on such terms and for such consideration it deems appropriate, including in exchange for property. Existing stockholders would have no preemptive right to purchase shares issued in any offering and any such offering might cause a dilution of a stockholder's investment in New Prime.

    Any additional borrowings will be made through Prime Partnership, the Prime Finance Corporations, the New Prime Property Partnerships or any additional New Prime Property Partnership, although New Prime also may incur indebtedness which may be re-loaned to Prime Partnership. Indebtedness incurred by New Prime may be in the form of bank borrowings, secured and unsecured, and publicly and privately placed debt instruments. Indebtedness to be incurred by Prime Partnership, the Prime Finance Corporations, the New Prime Property Partnerships or any additional New Prime Property Partnership may be in the form of purchase money obligations to the sellers of New Prime Properties, publicly or privately placed debt instruments, financing from banks, institutional investors or other lenders, any of which indebtedness may be unsecured or may be secured by mortgages or other interests in the property owned by Prime Partnership, the Prime Finance Corporations, the New Prime Property Partnerships or any new property partnership. Such indebtedness may be recourse to all or any part of the property of New Prime, Prime Partnership, the Prime Finance Corporations, the New Prime Property Partnership or any new property partnership, or may be limited to the particular property to which the indebtedness relates. The proceeds from any borrowings by New Prime, Prime Partnership, the Prime Finance Corporations, any New Prime Property Partnership or any new property partnership may be used for the payment of distributions, for working capital, to refinance existing indebtedness or to finance acquisitions, expansions or development of additional New Prime Properties; provided that New Prime will not be able to borrow to pay distributions to stockholders except through Prime Partnership.

CONFLICT OF INTEREST POLICIES

    New Prime will adopt certain policies and enter into various agreements designed to reduce conflicts of interest involving the owners and management of New Prime.

    Michael W. Reschke, the Chairman of the Board of New Prime and the principal stockholder of PGI, will continue to devote a considerable portion of his time to the management of PGI's continuing commercial real estate operations provided he is able to perform duties customary to his position as Chairman of the Board of Prime, including overseeing the affairs and proceedings of such board. Mr. Reschke and PGI have agreed that, so long as PGI and/or its affiliates own a 5% or greater economic interest in New Prime or Mr. Reschke is Chairman of the Board of New Prime, neither Mr. Reschke nor PGI (including its affiliates) will develop or acquire any interest in any retail property that is within the primary business of New Prime as determined from time to time by a majority vote of the independent directors of New Prime. Excluded from the foregoing restrictions are all properties in which PGI had an interest prior to the Prime IPO, any retail projects developed or acquired by PGI in Spain and PGI's or Mr. Reschke's ownership of less than 5% of any class of securities listed on a national securities exchange. In addition, Michael W. Reschke and PGI may, subject to certain limitations, (i) provide mortgage financing or other debt financing (including in the form of preferred equity positions) to any person which is engaged in the primary business of Prime and (ii) own equity interests in, and engage in the management of, HGP. For so long as Mr. Reschke serves as an executive officer or director of HGP, HGP will be prohibited from acquiring or developing any factory outlet center that is within a 50 mile radius of any factory outlet center owned or operated by New Prime.

    Messrs. Rosenthal and Carpenter have entered into employment agreements that contain noncompetition provisions designed to reduce potential conflicts of interest. These provisions prohibit Messrs. Rosenthal and Carpenter from engaging directly or indirectly in the primary business of Prime (as described above) during the period each is employed with New Prime and for an additional 24-month period following any termination of such employment either by New Prime for cause or by the officer voluntarily.

    New Prime will form the Independent Directors Committee to consider and take such actions and make such approvals as are appropriate to reduce or eliminate any potential or apparent conflict of interest which may arise in connection with any proposed action or transaction involving New Prime.

    As holders of Prime Partnership Common Units, the limited partners of Prime Partnership may suffer different and more adverse tax consequences than New Prime upon the sale or refinancing of certain of the New Prime Properties that were contributed to Prime in connection with the Prime IPO and therefore the limited partners of Prime Partnership and New Prime may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of certain of the New Prime Properties. The decision to proceed with any such sale or refinancing will be made by the New Prime Board of Directors. The Prime Partnership Agreement will provide that New Prime has no obligation to consider the separate interests of the limited partners of Prime Partnership, including tax consequences to limited partners, in deciding whether to sell a property.

    In addition, pursuant to Maryland law (the jurisdiction under which New Prime will be incorporated) and the bylaws of New Prime, each of the directors will be obligated to offer to New Prime any opportunity which comes to such director and which New Prime could reasonably be expected to have an interest in pursuing. In addition, under Maryland law, any contract or transaction between New Prime and any director or any entity in which the director has a material financial interest will be voidable unless (a) it is approved after disclosure of the interest, by an affirmative vote of a majority of disinterested directors or by the affirmative vote of a majority of the votes cast by disinterested stockholders, or (b) it is fair and reasonable to New Prime.

WORKING CAPITAL RESERVES

    New Prime will maintain working capital reserves (and when not sufficient, access to borrowings) in amounts the Executive Committee of the New Prime Board of Directors determines to be adequate to meet normal contingencies in connection with the operation of New Prime's business.

NEW PRIME'S RELATIONSHIP WITH HGP

    Neither New Prime nor Prime Partnership is required or intends to provide assistance or services to HGP other than as required pursuant to the terms of the Prime Guarantee. In order to assist HGP to obtain financing, Prime Partnership has agreed to guarantee $10,000,000 in indebtedness under the HGP

Credit Facility. The Prime Guarantee will terminate if HGP raises at least $50.0 million in equity and uses no less than $50.0 million of such proceeds to repay outstanding principal under the HGP Credit Facility pursuant to the Prime Guarantee. In connection with the Prime Guarantee, HGP has agreed to pay New Prime a fee of $400,000 per annum until the HGP Credit Facility has been paid in full. In addition, upon consummation of the Transactions, HGP will assume Horizon's obligations under a $4.0 million credit facility which was fully drawn as of December 31, 1997. New Prime has agreed to lend HGP the funds necessary to repay in full its obligations under this facility upon its maturity on August 1, 1998. Accordingly, if and to the extent HGP is otherwise unable to repay this facility at maturity, New Prime will be required to lend funds to HGP in an amount sufficient to enable HGP to make such repayment. See "Horizon Group Properties, Inc.--HGP Management's Discussion and Financial Analysis--Liquidity and Capital Resources."


POLICIES WITH RESPECT TO OTHER ACTIVITIES

    New Prime will have the authority to offer its shares or other equity or debt securities in exchange for property and to repurchase or otherwise reacquire its shares or any other securities. Similarly, New Prime may offer additional interests in Prime Partnership that are exchangeable into New Prime Common Shares or, at New Prime's option, cash in exchange for property. New Prime also may make loans to Prime Partnership. New Prime will expect to issue New Prime Common Shares to holders of interests in Prime Partnership upon exchange thereof, subject to certain restrictions and limitations. Any such election by New Prime with respect to Prime Partnership Common Units held by PGI, Messrs. Rosenthal and Carpenter or any other officer or director of New Prime or certain other parties will be made with the approval of the independent directors. New Prime will have no formal policy with respect to loans to other persons. New Prime will expect to make loans to its employees from time to time in the ordinary course of its business which either singly or in the aggregate, will not be material to New Prime. New Prime will not intend to engage in trading, underwriting or agency distribution or sale of securities of other issuers. At all times, New Prime will intend to make investments in such manner as to be consistent with the requirements of the Code for New Prime to continue to qualify as a REIT unless, because of changing circumstances or changes in the Code (or in Treasury Regulations), the New Prime Board of Directors with the consent of the holders of the majority of the votes entitled to be cast on such matter, determine that it is no longer in the best interests of New Prime to continue to be qualified as a REIT.

    LIQUIDITY AND CAPITAL RESOURCES OF NEW PRIME FOLLOWING THE TRANSACTIONS

PLANNED DEVELOPMENT

    Management believes that there is sufficient demand for continued development of new factory outlet centers and expansions of certain existing factory outlet centers. New Prime expects to open approximately 751,000 square feet of GLA during 1998 including two new factory outlet centers currently under construction. At December 31, 1997, the budgeted remaining capital expenditures for 1998 planned developments aggregated approximately $78.2 million, while anticipated capital expenditures related to the completion of expansions of existing factory outlet centers opened during 1997 (aggregating 224,000 square feet of GLA) approximated $5.2 million.

    Management believes that New Prime has sufficient capital and capital commitments to fund the remaining capital expenditures associated with its 1997 and 1998 development activities. These funding requirements are expected to be met, in large part, with the proceeds from various loan facilities, including the financing of certain unencumbered properties (See "--Debt Transactions"). If adequate financing for such development and expansion is not available, New Prime may not be able to develop new centers or expand existing centers at currently planned levels.

    New Prime currently plans to open one new factory outlet center and several expansions in 1999 that are expected to contain approximately 775,000 square feet of GLA, in the aggregate, and have a total expected development cost of approximately $98.0 million. New Prime expects to fund the development cost of these projects from (i) certain line of credit facilities, (ii) joint venture partners, (iii) retained cash flow from operations, (iv) construction loans, and (v) the potential sale of common or preferred equity in the public or private capital markets. As of December 31, 1997, there were no material commitments with regard to the construction of the new factory outlet centers and expansions scheduled to open in 1999. There can be no assurance that New Prime will be successful in obtaining the required amount of equity capital or debt financing for the 1999 planned openings or that the terms of such capital raising activities will be as favorable as New Prime has experienced in prior periods.

NOMURA LOAN FACILITIES

    New Prime has obtained a loan commitment from Nomura Asset Capital Corporation to provide $305.0 million of debt financing under various debt facilities (collectively, the "Nomura Loan Facilities").

    The $305.0 million loan commitment to New Prime contemplates (i) a $180.0 million nonrecourse permanent loan (the "Permanent Loan"), (ii) an $85.0 million full recourse bridge loan (the "Bridge Loan"), and (iii) a $40.0 million full recourse unsecured corporate line of credit (the "Unsecured Corporate Line"). The Permanent Loan will (i) be collateralized by first mortgages on four factory outlet centers, (ii) bear a fixed rate of interest equal to the yield on the 10-year U.S. Treasury plus 1.50%, and (iii) require monthly principal and interest payments pursuant to a 27-year amortization schedule. The Bridge Loan will (i) be collateralized by first mortgages on six factory outlet centers,
(ii) bear a variable rate of interest equal to 30-day LIBOR plus 1.25%, (iii) mature in three years, and (iv) require monthly interest-only payments. The Unsecured Corporate Line will (i) bear a variable rate of interest equal to 30-day LIBOR plus 1.75%, (ii) mature in three years, and (iii) require monthly interest-only payments.

    The proceeds from the Permanent Loan, the Bridge Loan, and the Unsecured Corporate Line will be used (i) to repay $144.7 million of debt outstanding,
(ii) for the payment of loan fees and closing costs of approximately $2.2 million, (iii) for the purchase of Horizon's joint venture partner's minority interest in the Finger Lakes Center for $46.1 million, (iv) for the payment of the merger transaction costs of approximately $18.7 million, (v) for the payment of the Prime Special Distribution and Prime Partnership Special Distribution of $21.8 million, (vi) for development and acquisition activities, and (vii) for general corporate purposes.

DEBT REPAYMENTS AND PREFERRED STOCK DIVIDENDS

    New Prime's aggregate indebtedness was $1.1 billion at December 31, 1997. At December 31, 1997, such indebtedness had a weighted average maturity of 7.0 years and bore interest at a weighted average interest rate of 7.8% per annum. At December 31, 1997, $575.1 million, or 52.5%, of such indebtedness bore interest at fixed rates and $520.7 million, or 47.5%, of such indebtedness, including $28.3 million of tax-exempt bonds, bore interest at variable rates. Of the variable rate indebtedness outstanding at December 31, 1997, $356.0 million is scheduled to convert to a fixed rate of 7.782% in November 1998 for the remaining five-year term of such indebtedness.

    At December 31, 1997, New Prime held interest rate protection contracts on $28.3 million of its floating rate tax-exempt indebtedness which expire in 1999 and approximately $356.0 million of other floating rate indebtedness which expire in November 1998 (or approximately 73.8% of its total floating rate indebtedness). In addition, New Prime held additional interest rate protection contracts on $43.9 million (of which $22.0 million expires in July 1998 and $21.9 million expires in April 1999) of the $356.0 million floating rate indebtedness to further reduce New Prime's exposure to increases in interest rates.

    New Prime's ratio of debt to total market capitalization at December 31, 1997 (defined as total long-term debt divided by the sum of: (a) the aggregate market value of the outstanding shares of New Prime Common Shares, assuming the full exchange of Prime Partnership Common Units, Prime Partnership Series C Preferred Units and New Prime Series C Preferred Shares into New Prime Common Shares;

(b) the aggregate market value of the outstanding New Prime Series B Preferred Shares; (c) the aggregate liquidation preference of the New Prime Series A Preferred Shares at $25.00 per share; and (d) the total long-term debt of New Prime) was 50.5%.

    New Prime is obligated to repay $19.6 million and $58.1 million of mortgage indebtedness during 1998 and 1999, respectively. Annualized cumulative dividends on New Prime Senior Preferred Shares, New Prime Series B Preferred Shares, and New Prime Series C Preferred Securities outstanding as of December 31, 1997 are $6.0 million, $16.6 million, and $5.1 million, respectively. These dividends are paid quarterly, in arrears.

SHORT-TERM AND LONG-TERM LIQUIDITY REQUIREMENTS

    New Prime anticipates that cash flow from operations, together with cash available from the Nomura Loan Facilities will be sufficient to satisfy its debt service obligations, expected distribution and dividend requirements and operating cash needs for the next year. New Prime expects to meet its long-term liquidity requirements for the funding of property development, property acquisitions and other non-recurring capital improvements from (i) certain line of credit facilities (including the Nomura Loan Facilities), (ii) retained cash flow from operations, (iii) construction loans, and (iv) the potential sale of common or preferred equity in the public or private capital markets.

YEAR 2000

    The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of New Prime's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

    New Prime does not believe that the impact of the recognition of the year 2000 by its information and operating technology systems will have a material adverse effect on New Prime's financial condition and results of operations. The majority of any necessary system changes will be upgraded in the normal course of business. New Prime has initiated formal communications with all of its significant suppliers to determine the extent to which New Prime's interface systems are vulnerable to those third parties' failure to remediate their own year 2000 issues. There can be no guarantee that the systems of other companies, on which New Prime's systems rely, will be timely converted and would not have an adverse effect on New Prime's systems.

                          MANAGEMENT AND OPERATION OF
                        NEW PRIME AFTER THE TRANSACTIONS

GENERAL

    The New Prime Board of Directors will consist of the following persons:
Michael W. Reschke, Abraham Rosenthal, William H. Carpenter, Jr., Glenn D. Reschke, Terence C. Golden, Kenneth A. Randall, James R. Thompson, Marvin S. Traub, Sharon Sharp, Norman Perlmutter, Robert D. Perlmutter and William P. Dickey. The Board of Directors of New Prime will be divided into three equally numbered classes serving staggered three-year terms. One class will serve as directors until the 1999 annual meeting of shareholders, one class will serve as directors until the 2000 annual meeting of shareholders, and one class will serve as directors until the 2001 annual meeting of shareholders.

    Senior management of New Prime will be drawn from the present management of Prime. See "Interests of Certain Persons in the Transactions."

    After the Transactions, management and control of Prime Partnership will be vested in New Prime, which will serve as its sole general partner.

    The Merger Agreement also contains provisions relating to, among other things, employee benefits and indemnification and liability coverage of former directors and officers of Horizon after the Transactions. See "Interests of Certain Persons in the Transactions."

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the names, positions and, as of December 31, 1997, ages of the executive officers and directors of New Prime.

            NAME                                                POSITION                                       AGE
----------------------------  ----------------------------------------------------------------------------  ---------
Michael W. Reschke            Chairman of the Board, Director (term expires 2000)                                  42
Abraham Rosenthal             Chief Executive Officer, Director (term expires 1999)                                48
William H. Carpenter, Jr.     President, Chief Operating Officer, Director (term expires 2001)                     46
Glenn D. Reschke              Executive Vice President--Development and Acquisitions, Director (term
                                expires 2000)                                                                      46
David G. Phillips             Executive Vice President--Operations and Marketing                                   36
Robert P. Mulreaney           Executive Vice President--Chief Financial Officer and Treasurer                      39
C. Alan Schroeder             Executive Vice President--General Counsel and Secretary                              40
R. Bruce Armiger              Senior Vice President--Development and Construction Management Services              52
Steven S. Gothelf             Senior Vice President--Finance                                                       37
Steven M. McGhee              Senior Vice President--Operations                                                    43
John S. Mastin                Senior Vice President--Leasing                                                       51
Anya T. Harris                Senior Vice President--Marketing and Communications                                  31
Terence C. Golden             Director (term expires 2000)                                                         53
Kenneth A. Randall            Director (term expires 2001)                                                         70
James R. Thompson             Director (term expires 1999)                                                         61
Marvin S. Traub               Director (term expires 1999)                                                         72
Sharon Sharp                  Director (term expires 2001)                                                         58
Norman Perlmutter             Director (term expires 2001)                                                         63
Robert D. Perlmutter          Director (term expires 1999)                                                         36
William P. Dickey             Director (term expires 2000)                                                         54

    The following is a biographical summary as of December 31, 1997 of the experience of the executive officers and directors of New Prime.


    MICHAEL W. RESCHKE. Michael W. Reschke has been the Chairman of the Board of Directors of Prime since Prime's inception. Mr. Reschke founded PGI in 1981 and, since that time, has acted as PGI's Chairman, Chief Executive Officer, and President. For the last seventeen years, Mr. Reschke has directed and managed the development, finance, construction, leasing, marketing, acquisition, renovation, and property management activities of PGI. Mr. Reschke is Chairman of the Board of Brookdale Living Communities, Inc., Prime Capital Holding, L.L.C. and Prime Group Realty Trust and will become a member of the Board of Directors of HGP. Mr. Reschke received a Juris Doctorate degree (summa cum laude) from the University of Illinois after having received a B.A. degree (summa cum laude) in Accounting from Northern Illinois University. Mr. Reschke is licensed to practice law in the State of Illinois and is a certified public accountant. Mr. Reschke is a member of the Chairman's Roundtable and the Executive Committee of the National Realty Committee, as well as a full member of the Urban Land Institute. Mr. Reschke is the brother of Glenn D. Reschke, an executive officer and director of New Prime.



    ABRAHAM ROSENTHAL. Abraham Rosenthal has been the Chief Executive Officer and a Director of Prime since Prime's inception. Mr. Rosenthal joined PGI in 1988, serving as Vice President, Senior Vice President and, immediately prior to joining Prime, as Executive Vice President. Mr. Rosenthal's responsibilities with Prime include strategic planning, new business development, investor relations, capital markets, financing, pre-development activities and building designs. Mr. Rosenthal has been involved in retail design and development for the past 20 years. Prior to joining PGI, Mr. Rosenthal was Vice President--Design and Construction of Cordish/Embry and Associates. Mr. Rosenthal received a Bachelor of Architecture degree from the University of Maryland School of Architecture, is a registered architect in the State of Maryland and is certified by the National Council of Architectural Registration Board. Mr. Rosenthal is a full member of the International Council of Shopping Centers and NAREIT. Mr. Rosenthal is on the executive committee of the Baltimore Museum of Art and chairs the organization's Development Committee. Mr. Rosenthal is also a member of the Maryland/Israel Development Center and is on the board of Baltimore's Downtown Partnership. Mr. Rosenthal is also a board member of Sinai Hospital and Bryn Mawr School. Mr. Rosenthal was the recipent of the 1995 Entrepreneur of the Year Award for Maryland Real Estate.



    WILLIAM H. CARPENTER, JR. William H. Carpenter, Jr. has been President, Chief Operating Officer and a Director of Prime since Prime's inception. Mr. Carpenter joined PGI in 1989, serving as Senior Vice President and, immediately prior to joining Prime, as Executive Vice President. Mr Carpenter's responsibilities with Prime include leasing, marketing, operations and management, development, and construction for Prime's retail projects. Prior to joining PGI, Mr. Carpenter was President of D.I. Realty, Inc. (a division of Design International) from 1988 to 1989 and in such capacity managed all aspects of retail leasing and development for D.I. Realty, Inc., including property management, construction, and merchant coordination. Mr. Carpenter previously was senior regional leasing director with The Rouse Company and a partner with Cordish/Embry and Associates in Baltimore, Maryland. In these positions, Mr. Carpenter directed the development and leasing of a number of major urban projects in cooperation with city governments. Over the last 23 years, Mr. Carpenter has been involved in over 57 major urban, suburban and outlet projects throughout the United States. Mr. Carpenter attended the University of Baltimore and is a member of the International Council of Shopping Centers, a member of Developers of Outlet Centers, and a full member of the Urban Land Institute. Mr. Carpenter sits on the Board and Executive Committee of the Baltimore Symphony Orchestra, the Board of Governors for the National Aquarium of Baltimore and also sits on the International Counsel of Shopping Centers/Value Retail News Executive Committee and on the Board for Severn School. Mr. Carpenter was the recipient of the 1995 Entrepreneur of the Year Award for Maryland Real Estate.

    GLENN D. RESCHKE. Glenn D. Reschke is Executive Vice President of Development and Acquisitions and a Director of Prime, where he is responsible for site selection, design and construction for Prime's new retail projects, as well as the acquisition of existing outlet centers nationwide. Mr. Reschke joined PGI in 1983 and, since that time, served as Vice President, Senior Vice President and Executive Vice President of PGI, and was responsible for PGI's multi-family, senior housing, single family and land development divisions. Prior to that, Mr. Reschke was the Director of the EPA's Automotive Emission Testing Laboratory in Ann Arbor, Michigan where he managed the nation's automotive emission certification and fuel economy testing programs for the Federal Government. Mr. Reschke received a Masters in Business Administration from Eastern Michigan University with a specialization in finance after receiving a Bachelor of Science degree with honors in Chemical Engineering from Rose Hulman Institute of Technology in Terre Haute, Indiana. Mr. Reschke also serves as a director of PGI. Mr. Reschke is the brother of Michael W. Reschke, New Prime's Chairman of the Board.



    DAVID G. PHILLIPS. David G. Phillips is Executive Vice President--Operations and Marketing of Prime. Mr. Phillips joined PGI in 1989 and served as Vice President, Senior Vice President and Executive Vice President--Leasing. Mr. Phillips' responsibilities with Prime include the management and supervision of Prime's operations, marketing and advertising efforts for all of Prime's outlet centers. Prior to joining PGI, Mr. Phillips was a leasing representative at D.I. Realty, Inc., leasing a variety of retail projects including outlet centers and traditional specialty malls. Prior to joining D.I. Realty, Inc., Mr. Phillips owned and operated Bowdoin Street Contracting in Boston, Massachusetts. Mr. Phillips received a Masters of Science in Real Estate Development at Johns Hopkins University and received a Bachelor of Science degree in Business Administration from the University of Vermont. Mr. Phillips is a member of the International Council of Shopping Centers with a Certified Leasing Specialist designation and the Urban Land Institute.


    ROBERT P. MULREANEY. Robert P. Mulreaney is Executive Vice President--Chief Financial Officer and Treasurer of Prime. Mr. Mulreaney joined Prime in 1994. Mr. Mulreaney's responsibilities with Prime include capital market activities, corporate budgeting, financial reporting, investor relations, accounting, taxation, treasury and management information systems. Prior to joining Prime, Mr. Mulreaney was associated for 14 years with Ernst & Young LLP, where he specialized in accounting and consulting issues related to real estate and financial institutions. Mr. Mulreaney received a Bachelor of Business Administration in Accounting in 1980 from Marshall University. Mr. Mulreaney is a member of the American Institute of Certified Public Accountants, the Maryland Association of Certified Public Accountants and the West Virginia Society of Certified Public Accountants.

    C. ALAN SCHROEDER. C. Alan Schroeder is Executive Vice President--General Counsel and Secretary of Prime. He has been General Counsel since 1994. From 1990 to 1994, Mr. Schroeder was an Assistant General Counsel of PGI, responsible for legal matters relating to the retail division. Prior to joining PGI, Mr. Schroeder was associated with Hopkins & Sutter, a Chicago, Illinois based law firm. Mr. Schroeder received a Juris Doctorate degree from The University of Chicago Law School and an A.B. degree from Bowdoin College in Brunswick, Maine. Mr. Schroeder is licensed to practice law in Illinois.

    R. BRUCE ARMIGER. R. Bruce Armiger is Senior Vice President--Development and Construction Management Services of Prime. Mr. Armiger's responsibilities with Prime include supervision of project development and construction for all of Prime's outlet centers. Mr. Armiger joined PGI in 1992, and since that time, acted as Vice President of the Retail Division of PGI. Prior to joining PGI, Mr. Armiger was Vice President and Director of Construction and Engineering of The Rouse Company for a period of 15 years. At The Rouse Company, Mr. Armiger was responsible for all of the construction activities of the company consisting of over 5 million square feet of GLA during his tenure. Mr. Armiger has a Bachelor of Arts degree and Masters of Business Administration from Loyola College, Baltimore, Maryland.

    STEVEN S. GOTHELF. Steven Gothelf is Senior Vice President--Finance of Prime. Mr. Gothelf joined PGI in 1990 and, since that time, served as Vice President of Asset and Development Management.

Mr. Gothelf's responsibilities with Prime include financing, capital market activities, asset management and the review and analysis of potential outlet center acquisitions. For two years prior to joining PGI, Mr. Gothelf was Vice President of Finance and Administration of Clarion Development Inc. Before joining Clarion Development Inc., Mr. Gothelf was a Market Maker for financial futures at the Chicago Board of Trade and prior to that was a Manager of Real Estate Tax and Consulting for KPMG Peat Marwick LLP. Mr. Gothelf received his B.S. degree in Accounting from the University of Illinois and is a certified public accountant.


    STEVEN M. MCGHEE. Steven McGhee is Senior Vice President--Operations of Prime. Mr. McGhee has been affiliated with PGI since October 1989, most recently as Vice President and Director of Operations. Prior to joining PGI, Mr. McGhee was General Manager for CBL and Associates for two years where he marketed and managed a portfolio of 1,500,000 square feet of retail properties. Prior to serving in such position, Mr. McGhee spent fifteen years with the Melville Corporation, a specialty retail chain where he was eventually responsible for the operations of approximately 140 stores nationwide. Mr. McGhee attended the University of Tennessee majoring in Business Administration. Mr. McGhee is a member of the International Council of Shopping Centers (ICSC), Value Retail News and Building Owners and Managers Association (BOMA) and is an honorary Editorial board member for Specialty Retail Report. Mr. McGhee received designation as a CSM (certified shopping center manager) from the ICSC in October 1995.

    JOHN S. MASTIN. John S. Mastin is Senior Vice President--Leasing of Prime. Mr. Mastin's responsibilities with Prime include supervision of leasing and merchandising for all of Prime's outlet centers. Mr. Mastin joined Prime in June of 1996. Prior to joining Prime, Mr. Mastin spent twenty-four years with The Rouse Company. At The Rouse Company, Mr. Mastin began his career as a Junior Leasing Representative and was promoted up to Vice President and Assistant Director of Leasing. Mr. Mastin led the leasing effort for The Rouse Company with numerous regional malls as well as inner-city festival market places to include Bayside in Miami, Florida, and the redevelopment of Underground Atlanta in Atlanta, Georgia. Mr. Mastin was involved in the releasing and remerchandising effort for the operating properties division of The Rouse Company. Prior to The Rouse Company, Mr. Mastin was a Naval Aviator for four years. Mr. Mastin received his Bachelor of Arts in English from Niagara University. Mr. Mastin is a member of the International Council of Shopping Centers (ICSC).


    ANYA T. HARRIS. Anya T. Harris is Senior Vice President--Marketing and Communications of Prime. Ms. Harris began her tenure at Prime in September 1994 as Director of Public Relations, responsible for media relations and community outreach programs for Prime's various outlet centers nationwide. In her present position, Ms. Harris oversees all aspects of Prime's center marketing, advertising, public relations and corporate communications programs in order to increase Prime's marketing power. Prior to joining Prime, Ms. Harris served as Senior Account Executive for Trahan, Burden & Charles, Inc., an advertising and public relations firm in Baltimore. In this capacity, Ms. Harris managed advertising, public relations and marketing campaigns for numerous clients, including Prime. Formerly, she was Senior Account Executive for New York-based Edelman Public Relations. Ms. Harris received her Bachelor of Arts in Political Science and Sociology from Goucher College in Baltimore.



    TERENCE C. GOLDEN. Terence C. Golden, a Director of Prime since the Prime IPO, has been Chief Executive Officer, President and director of Host Marriott Corporation, Bethesda, Maryland since September 1995 as well as Chairman of the Board of Bailey Realty Corporation (BRC) in Washington, D.C. since 1991. Prior to forming BRC, Mr. Golden held the position of Chief Financial Officer of The Oliver Carr Company from 1989 to 1991. From 1985 to 1988, Mr. Golden was appointed by President Reagan and confirmed by the U.S. Senate to the office of Administrator of General Services Administration. From 1984 through 1985, Mr. Golden was Assistant Secretary at the U.S. Department of Treasury. Mr. Golden was one of the founding partners of Trammell Crow Residential Companies and was its Managing Partner from 1976 through 1984. Mr. Golden also serves as a director of the CaFritz Foundation and Cousins Properties, Inc. Mr. Golden received an M.B.A. degree from Harvard Business School (1970), an M.S. degree in Nuclear Engineering at the Massachusetts Institute of Technology (1967), and a B.S. degree in Mechanical Engineering from the University of Notre Dame (1966).


    KENNETH A. RANDALL. Kenneth A. Randall, a Director of Prime since the Prime IPO, was the Chairman of ICL Inc. from 1980 to 1982, Vice Chairman of Northeast Bancorp, Inc. from 1977 to 1987, the Chairman and Chief Executive Officer of United Virginia Bankshares Incorporated from 1970 to 1976 and the Chairman of the FDIC from 1965 to 1970. Mr. Randall was President and Chief Executive Officer of The Conference Board, Inc. from 1976 to 1982. Mr. Randall currently serves on the Board of Directors of Dominion Resources, Inc., Dominion Energy, Inc., Lumbermans Mutual Casualty Company, American Motorist Insurance Company, American Manufacturers Mutual Insurance Company and Virginia Electric and Power Company. Mr. Randall also serves as trustee of the principal Oppenheimer mutual funds. Mr. Randall attended Weber State University and received a B.A. degree and an M.S. degree from Brigham Young University.


    GOVERNOR JAMES R. THOMPSON. James R. Thompson, a Director of Prime since the Prime IPO, is the Chairman of the law firm of Winston & Strawn and has been a partner with the firm since 1991. Prior to joining Winston & Strawn, Governor Thompson served as the Governor of Illinois from 1977-1991. Governor Thompson serves on the Board of Directors of FMC Corporation, the Chicago Board of Trade, Jefferson Smurfit Group plc, Pechiney International, Wackenhut Corrections Corporation, Union Pacific Resources Company, Prime Group Realty Trust and Hollinger International, Inc. Governor Thompson received his Juris Doctorate degree from the Northwestern University Law School.

    MARVIN S. TRAUB. Marvin S. Traub, a Director of Prime since the Prime IPO, has been President of Marvin Traub Associates, Inc. since 1992. In addition, Mr. Traub joined Financo, Inc. in 1994 as Senior Advisor. Prior to establishing Marvin Traub Associates, Inc., Mr. Traub was Chairman of Bloomingdales from 1978-1992 and was Vice Chairman of Federated Department Stores from 1988-1992. Mr. Traub was a director and Chairman of the Executive Committee of The Conran Stores, Inc. The Conran Stores, Inc. filed a petition for protection under U.S. bankruptcy laws on January 10, 1994. Mr. Traub received an M.B.A. degree (with distinction) from Harvard Business School after receiving a B.A. degree (magna cum laude) from Harvard University.


    SHARON SHARP. Sharon Sharp, a Director of Prime since November 1997, currently is a director of the Public Gaming Research Institute ("PGRI"), where she serves as publisher of Public Gaming International, the leading magazine of the worldwide lottery industry and manages their international career placement service specializing in lottery and gaming personnel. Prior to joining PGRI, Ms. Sharp served as director of the Illinois and California Lotteries from 1987-1993. Ms. Sharp attended Holy Cross Central School of Nursing, and received an A.A.S. in Journalism from Harper College.


    NORMAN PERLMUTTER. Mr. Perlmutter has been, and continues to serve as, the Chairman of the Board of Directors of Horizon since February 8, 1997. Since 1966 Mr. Perlmutter has served as Chairman of the Board and Chief Executive Officer of Heitman Financial Ltd., one of the largest full service real estate companies and real estate investment managers for employee benefit plans in the U.S. Mr. Perlmutter is also a director of Chris-Craft Industries, Inc., Heitman/PRA Securities Advisors, Inc., United Television, Inc. and HGP. Mr. Perlmutter previously served on the boards of United Asset Management Corporation and Warner Communications. He holds a B.S. degree from the University of Illinois.

    ROBERT D. PERLMUTTER. Since 1990, Mr. Perlmutter has been President and Chief Executive Officer of Heitman Retail Properties, a subsidiary of Heitman Properties, Ltd., which as asset manager, is listed by Shopping Center World as the fourth largest owner of regional mall shopping centers in the United States. Mr. Perlmutter is a member of the International Council of Shopping Centers
(ICSC), the Illinois ICSC Committee and NAREIT. Mr. Perlmutter received a Bachelor of Science degree from the University of Colorado in Boulder. Mr. Perlmutter is the son of Norman Perlmutter.

    WILLIAM P. DICKEY. Mr. Dickey is the owner and President of the Dermot Company, Inc., a California real estate investment and advisory firm. Prior to forming the Dermot Company, Inc. in October 1991, Mr. Dickey was a Managing Director at The First Boston Corporation, a New York investment banking firm (now CS First Boston) from February 1986 to November 1990. Prior to joining First Boston, Mr. Dickey was a partner with the New York law firm of Cravath, Swaine & Moore from May 1980 to February 1986. From 1964 to 1970, Mr. Dickey was an officer in the U.S. Air Force and during that time served tours in the Philippines and Vietnam as an intelligence officer, and at the U.S. Air Force Academy as an instructor. Mr. Dickey is a Trustee of the Retail Property Trust, an institutionally-owned REIT with investments in regional shopping centers. Mr. Dickey is a Director of Price Enterprises, Inc., Mezzanine Capital Property Investors, Inc. and Kilroy Realty Corporation. Mr. Dickey holds a J.D. degree from Columbia Law School, an M.A. degree in International Affairs from Georgetown University, and a B.S. degree from the U.S. Air Force Academy.

COMMITTEES OF THE NEW PRIME BOARD OF DIRECTORS

    There will be four standing committees of the New Prime Board of Directors: the Audit Committee, the Executive Committee, the Executive Compensation and Stock Incentive Plan Committee and the Independent Directors Committee, which are described further below.

    AUDIT COMMITTEE. The functions of the Audit Committee, which will be comprised of Messrs. Golden and Randall, will include making recommendations concerning the engagement of independent public accountants, reviewing with the independent accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees, and reviewing the adequacy of New Prime's internal accounting controls.

    EXECUTIVE COMMITTEE.  The Executive Committee will be comprised of Messrs.
M. Reschke, Rosenthal and Carpenter and will be granted certain authority to acquire and dispose of real property and the power to authorize, on behalf of the New Prime Board of Directors, the execution of certain contracts and agreements, including those related to certain borrowings by New Prime. The Executive Committee will meet monthly (or more frequently if necessary) and all actions by the committee will be reported at the next meeting of the New Prime Board of Directors.

    EXECUTIVE COMPENSATION AND STOCK INCENTIVE PLAN COMMITTEE. The Executive Compensation and Stock Incentive Plan Committee will be comprised of Messrs. Golden and Randall and Ms. Sharp and will have the responsibility for determining the compensation for New Prime's executive officers and implementing and administering New Prime's Stock Option Plans.

    COMPENSATION COMMITTEE. The Compensation Committee will be comprised of Messrs. Golden, Randall and Traub and Governor Thompson and Ms. Sharp and will have the responsibility for determining the compensation for New Prime's employees.

    INDEPENDENT DIRECTORS COMMITTEE. The Independent Directors Committee will be comprised of Messrs. Golden, Randall and Traub and Governor Thompson and Ms. Sharp and will have the responsibility to (i) consider and approve any proposed action or transaction involving New Prime and PGI; (ii) consider and take such actions and make such approvals and recommendations as are required to be considered, taken or made by New Prime's independent directors under either the Prime Partnership Agreement or corporate governance documents relating to New Prime, or otherwise; and (iii) consider and take such actions and make such approvals as are appropriate to reduce or eliminate any potential or apparent conflict of interest which may arise in connection with any proposed action or transaction involving New Prime.

COMPENSATION OF DIRECTORS

    Directors who are not employees of New Prime or affiliated with PGI or New Prime will receive a fee for their services as directors. Such persons will receive annual compensation of $35,000 plus a fee of $1,000 for attendance in person at each meeting of the New Prime Board of Directors, a fee of $500 for participating by telephone in each substantial meeting of the New Prime Board of Directors or of any committee of the New Prime Board of Directors, a fee of $500 for attending any meeting of any committee of the New Prime Board of Directors, and an annual fee of $1,000 for each committee on which such member serves. Such persons also will receive reimbursement of all travel and lodging expenses related to their attendance at both board and committee meetings. In the event the Prime Retail, Inc. Nonemployee Director Stock Plan is approved by Prime shareholders, each nonemployee director who has served on the New Prime Board of Directors for at least three months will receive an automatic grant of options to purchase 10,000 Prime Common Shares.

HEADQUARTERS

    After consummation of the Transactions, the headquarters of New Prime shall be 100 East Pratt Street, Nineteenth Floor, Baltimore, Maryland 21202, the current headquarters of Prime.

                 DESCRIPTION OF THE CAPITAL STOCK OF NEW PRIME

    THE FOLLOWING SUMMARY OF THE TERMS OF NEW PRIME SERIES A PREFERRED SHARES, NEW PRIME SERIES B PREFERRED SHARES, NEW PRIME SERIES C PREFERRED SHARES AND NEW PRIME COMMON SHARES DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PERTINENT SECTIONS OF THE NEW PRIME CHARTER, WHICH IS FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS JOINT PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT IS A PART. THE TERMS OF THE NEW PRIME EXCESS SHARES RELATED TO NEW PRIME SERIES A PREFERRED SHARES, NEW PRIME SERIES B PREFERRED SHARES, NEW PRIME SERIES C PREFERRED SHARES AND NEW PRIME COMMON SHARES ARE SET FORTH UNDER "--RESTRICTIONS ON OWNERSHIP AND TRANSFER."

    New Prime is incorporated in the State of Maryland. Rights of stockholders are governed by the MGCL and by the New Prime Charter and New Prime Bylaws.

AUTHORIZED SHARES

    The total number of shares of all classes of stock that New Prime shall have authority to issue is 262,815,000 consisting of (i) 150,000,000 New Prime Common Shares, (ii) 24,315,000 shares of preferred stock, $0.01 par value per share, of New Prime (the "New Prime Preferred Shares"), of which certain shares shall be designated as New Prime Series A Preferred Shares, New Prime Series B Preferred Shares and New Prime Series C Preferred Shares and (iii) 88,500,000 shares of excess stock, $0.01 par value per share, of New Prime (the "New Prime Excess Shares"), of which certain shares shall be designated New Prime Excess Common Shares (the "New Prime Excess Common Shares"), New Prime Excess Series A Preferred Shares (the "New Prime Excess Series A Preferred Shares"), New Prime Excess Series B Preferred Shares (the "New Prime Excess Series B Preferred Shares") and New Prime Excess Preferred Shares (the "New Prime Excess Preferred Shares").

    The New Prime Board of Directors has the authority to issue additional shares of New Prime Preferred Shares in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series without further vote or action by the stockholders, subject to the rights of the holders of New Prime Series A Preferred Shares, New Prime Series B Preferred Shares and New Prime Series C Preferred

Shares. The New Prime Board of Directors could authorize the issuance of New Prime Preferred Shares with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of New Prime Common Shares might believe to be in their interests or in which holders of some, or a majority, of New Prime Common Shares might receive a premium for their shares over the then market price of such shares. As of the date hereof, New Prime has no plans to issue any New Prime Preferred Shares other than New Prime Series A Preferred Shares, New Prime Series B Preferred Shares and New Prime Series C Preferred Shares.

NEW PRIME SERIES A PREFERRED SHARES

    DISTRIBUTIONS

    Subject to the preferential rights of any series of New Prime Preferred Shares ranking senior as to distributions to New Prime Series A Preferred Shares and to the provisions of the New Prime Charter regarding New Prime Excess Shares, holders of New Prime Series A Preferred Shares are entitled to receive, when and as declared by the New Prime Board of Directors, out of funds legally available for the payment of distributions, cumulative preferential cash distributions in an amount per share of New Prime Series A Preferred Shares equal to $2.625 per annum.

    Distributions with respect to New Prime Series A Preferred Shares are cumulative from the date of original issuance and are payable quarterly in arrears on the fifteenth day of each May, August, November, and February, or, if such day is not a business day, on the next succeeding business day (each, a "New Prime Series A Preferred Distribution Payment Date"). Such distribution and any distribution payable on New Prime Series A Preferred Shares for any partial distribution period are computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions payable on New Prime Series A Preferred Shares for each full distribution period are computed by dividing the annual distribution rate by four. Distributions are payable to holders of record as they appear in the stock records of New Prime at the close of business on the applicable record date, which is the first day of the calendar month in which the applicable New Prime Series A Preferred Distribution Payment Date falls or such other date designated by the New Prime Board of Directors for the payment of distributions that is no more than thirty (30) nor less than ten (10) days prior to such New Prime Series A Preferred Distribution Payment Date (each, a "New Prime Series A Preferred Distribution Record Date").

    No distributions on New Prime Series A Preferred Shares will be declared by the New Prime Board of Directors or paid or set apart for payment by New Prime at such time as, and to the extent that, the terms and provisions of any agreement of New Prime, including any agreement relating to its indebtedness, or any provisions of the New Prime Charter relating to any series of New Prime Preferred Shares ranking senior to New Prime Series A Preferred Shares as to distributions, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment would be restricted or prohibited by law. Notwithstanding the foregoing, distributions on New Prime Series A Preferred Shares accrue whether or not New Prime has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are declared. Holders of New Prime Series A Preferred Shares are not entitled to any distributions in excess of full cumulative distributions as described above.

    If any New Prime Series A Preferred Shares are outstanding, no full distributions will be declared or paid or set apart for payment on the capital stock of New Prime of any other series ranking, as to distributions, on a parity with or junior to New Prime Series A Preferred Shares for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the New Prime Series A Preferred Shares for all past distribution periods and the then current distribution period. When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon New Prime Series A Preferred Shares and the shares of any other series of New Prime Preferred Shares ranking on a parity as to distributions with New Prime Series A Preferred Shares, all distributions declared upon New Prime Series A Preferred Shares and any other series of New Prime Preferred Shares ranking on a parity as to distributions with New Prime Series A Preferred Shares will be declared pro rata so that the amount of distributions declared per share on New Prime Series A Preferred Shares and such other series of New Prime Preferred Shares will in all cases bear to each other the same ratio that accrued and unpaid distributions per share on New Prime Series A Preferred Shares and such other series of New Prime Preferred Shares bear to each other. No interest, or sum of money in lieu of interest, is payable in respect of any distribution payment or payments on New Prime Series A Preferred Shares which may be in arrears.

    Except as provided in the immediately preceding paragraph, unless full cumulative distributions on New Prime Series A Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no distributions (other than distributions payable in New Prime Common Shares or other capital stock ranking junior to New Prime Series A Preferred Shares as to distributions and upon liquidation, dissolution or winding up) will be declared or paid or set aside for payment, and no other distribution will be declared or made, upon New Prime Common Shares or any other capital stock of New Prime ranking junior to or on a parity with New Prime Series A Preferred Shares as to distributions, nor will any New Prime Common Shares or any other capital stock of New Prime ranking junior to or on a parity with New Prime Series A Preferred Shares as to distributions or upon liquidation, dissolution or winding up be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by New Prime (except by conversion into or exchange for other capital stock of New Prime ranking junior to New Prime Series A Preferred Shares as to distributions and upon liquidation, dissolution or winding up).

    Any distribution payment made on New Prime Series A Preferred Shares is first credited against the earliest accrued but unpaid distribution due with respect to such New Prime Series A Preferred Shares which remains payable.

    If, for any taxable year, New Prime elects to designate as "capital gain distributions" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the distributions (within the meaning of the Code) paid or made available for the year to holders of all classes of stock (the "Total Distributions"), then the portion of the Capital Gains Amount that will be allocable to the holders of New Prime Series A Preferred Shares will be the Capital Gains Amount multiplied by a fraction, the numerator of which shall be the total distributions (within the meaning of the Code) paid or made available to the holders of the New Prime Series A Preferred Shares for the year and the denominator of which shall be the Total Distributions.

    LIQUIDATION RIGHTS

    In the event of any liquidation, dissolution or winding up of New Prime, subject to the prior rights of any series of capital stock ranking senior to New Prime Series A Preferred Shares, the holders of New Prime Series A Preferred Shares will be entitled to be paid out of the assets of New Prime legally available for distribution to its stockholders a liquidation preference equal to the sum of $25.00 per share plus an amount equal to any accrued and unpaid distributions thereon (whether or not earned or declared) to the date of payment (the "New Prime Series A Preferred Liquidation Preference Amount"), before any distribution of assets is made to holders of New Prime Series B Preferred Shares, New Prime Common Shares or any other capital stock that ranks junior to New Prime Series A Preferred Shares as to liquidation rights. After payment of the full amount of the liquidating distributions to which they areentitled, the holders of New Prime Series A Preferred Shares will have no right or claim to any of the remaining assets of New Prime.

    In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of New Prime are insufficient to pay the New Prime Series A Preferred Liquidation Preference Amount on all outstanding New Prime Series A Preferred Shares and the corresponding amounts payable on all shares of other classes or series of capital stock of New Prime ranking on a parity with New Prime Series A Preferred Shares in the distribution of assets upon liquidation, dissolution or winding up, then the holders of New Prime Series A Preferred Shares and all other such classes or series of capital stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

    If liquidating distributions have been made in full to all holders of New Prime Series A Preferred Shares, the remaining assets of New Prime will be distributed among the holders of any other classes or series of capital stock ranking junior to New Prime Series A Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares.

    The consolidation or merger of New Prime with or into any other corporation, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of New Prime, will not be deemed to constitute a liquidation, dissolution or winding up of New Prime for these purposes.

    REDEMPTION

    New Prime Series A Preferred Shares will not be redeemable at the option of New Prime prior to March 31, 1999. On and after March 31, 1999, New Prime Series A Preferred Shares may be redeemed for cash at the option of New Prime, in whole or in part, initially at a redemption price of $26.75 per share and thereafter at prices declining ratably to $25.00 per share on and after March 31, 2004, plus in each case accrued and unpaid distributions, if any, to the redemption date. New Prime Series A Preferred Shares have no stated maturity and will not be entitled to the benefit of any sinking fund.

    VOTING RIGHTS

    Holders of New Prime Series A Preferred Shares do not have any voting rights, except as set forth below or as otherwise from time to time required by law. Subject to the provisions in the New Prime Charter regarding New Prime Excess Shares, in any matter in which New Prime Series A Preferred Shares may vote, including any action by written consent, each New Prime Series A Preferred Share is entitled to one vote. The holders of each New Prime Series A Preferred Share may separately designate a proxy for the vote to which that New Prime Series A Preferred Share is entitled.

    Whenever distributions on any of the New Prime Series A Preferred Shares have been in arrears for six or more consecutive quarterly periods, the holders of such New Prime Series A Preferred Shares (voting separately as a class with all other series of New Prime Preferred Shares (including New Prime Series B Preferred Shares) upon which rights to vote on such matter with New Prime Series A Preferred Shares have been conferred and are then exercisable) will be entitled to vote for the election of two additional directors of New Prime at a special meeting called by the holders of record of at least 10% of New Prime Series A Preferred Shares and such other New Prime Preferred Shares, if any (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all distributions accumulated on such New Prime Series A Preferred Shares for the past distribution periods and the then current distribution period have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such event, the entire New Prime Board of Directors will be increased by two directors. Each of such two directors will be elected to serve until the earlier of (i) the election and qualification of such director's successor or (ii) payment of the distribution arrearage for New Prime Series A Preferred Shares.

    So long as New Prime Series A Preferred Shares remain outstanding, New Prime will not, without the affirmative vote or consent of the holders of at least two-thirds of New Prime Series A Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create or increase the authorized or issued amount of, any class or series of capital stock ranking senior to or on a parity with New Prime Series A Preferred Shares with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up or New Prime Excess Series A Preferred Shares with respect to distributions upon liquidation, dissolution or winding up, or reclassify any authorized capital stock of New Prime into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the New Prime Charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of New Prime Series A Preferred Shares or the holders thereof; provided, however, that any increase in the amount of the authorized New Prime Preferred Shares or the creation or issuance of any other series of New Prime Preferred Shares, or any increase in the amount of authorized New Prime Series B Preferred Shares or any other series of New Prime Preferred Shares, in each case ranking junior to New Prime Series A Preferred Shares with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers. In addition, so long as any shares of New Prime Series A Preferred Shares remain outstanding, New Prime will not terminate New Prime's status as a REIT without the affirmative vote or consent of the holders of at least a majority of New Prime Series A Preferred Shares, New Prime Series B Preferred Shares, New Prime Series C Preferred Shares and New Prime Common Shares outstanding at the time, voting together as a single class, given in person or by proxy, either in writing or at a meeting.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required is effected, all outstanding New Prime Series A Preferred Shares have been redeemed or called for redemption upon proper notice and sufficient funds have been deposited in trust to effect such redemption.

    RANK

    New Prime Series A Preferred Shares, with respect to distribution rights and distributions upon liquidation, dissolution, and winding up, rank (i) senior to New Prime Common Shares, all other shares of New Prime Common Shares of all classes and series, all classes of New Prime Excess Shares (other than New Prime Excess Series A Preferred Shares, as to which New Prime Series A Preferred Shares are senior only as to distributions), New Prime Series B Preferred Shares, New Prime Series C Preferred Shares and shares of all other series of capital stock issued by New Prime other than any series of capital stock the terms of which specifically provide that the capital stock of such series rank senior to or on a parity with such New Prime Series A Preferred Shares with respect to distribution rights or distributions upon liquidation, dissolution, or winding up of New Prime; (ii) on a parity with New Prime Excess Series A Preferred Shares (upon liquidation, dissolution and winding up) and the shares of all other capital stock issued by New Prime the terms of which specifically provide that the shares rank on a parity with New Prime Series A Preferred Shares with respect to distributions upon liquidation, dissolution, or winding up of New Prime (the issuance of which must have been approved by a vote of at least a majority of the outstanding New Prime Series A Preferred Shares); and
(iii) junior to all other capital stock issued by New Prime the terms of which specifically provide that the shares rank senior to New Prime Series A Preferred Shares with respect to dividends and distributions upon liquidation, dissolution, or winding up of New Prime (the issuance of which must have been approved by a vote of at least a majority of the outstanding New Prime Series A Preferred Shares).

    TRANSFER AGENT

    The transfer agent for New Prime Series A Preferred Shares is American Stock Transfer & Trust Company.

    LISTING

    The New Prime Series A Preferred Shares will be listed on the NYSE under the trading symbol "PRT pra."

NEW PRIME SERIES B PREFERRED SHARES

    DISTRIBUTIONS

    Subject to the preferential rights of New Prime Series A Preferred Shares and any other series of New Prime Preferred Shares ranking senior as to distributions to New Prime Series B Preferred Shares and to the provisions of the New Prime Charter regarding New Prime Excess Shares, holders of New Prime Series B Preferred Shares are entitled to receive, when and as declared by the New Prime Board of Directors, out of funds legally available for the payment of distributions and dividends, cumulative preferential cash distributions in an amount per New Prime Series B Preferred Share equal to the greater of (i) $2.125 per annum or (ii) the distributions (determined on each of the quarterly New Prime Series B Preferred Distribution Payment Dates referred to below) on the number of New Prime Common Shares (or fraction thereof) into which New Prime Series B Preferred Shares are convertible on or after March 31, 1997. The amount referred to in clause (ii) above will equal the number of New Prime Common Shares, or fraction thereof, into which New Prime Series B Preferred Shares are convertible on or after March 31, 1997, multiplied by the quarterly distribution declared or paid with respect to a New Prime Common Share on or most recently prior to the applicable New Prime Series B Preferred Distribution Payment Date.

    Distributions with respect to New Prime Series B Preferred Shares are cumulative from the date of original issuance and are payable quarterly in arrears on the fifteenth day of each May, August, November, and February, or, if such day is not a business day, on the next succeeding business day (each, a "New Prime Series B Preferred Distribution Payment Date"). Such distribution and any distribution payable on New Prime Series B Preferred Shares for any partial distribution period are computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions payable on New Prime Series B Preferred Shares for each full distribution period are computed by dividing the annual distribution rate by four. Distributions are payable to holders of record as they appear in the stock records of New Prime at the close of business on the applicable record date, which is the first day of the calendar month in which the applicable New Prime Series B Preferred Distribution Payment Date falls or such other date designated by the New Prime Board of Directors for the payment of distributions that is no more than thirty (30) nor less than ten (10) days prior to such New Prime Series B Preferred Distribution Payment Date (each, a "New Prime Series B Preferred Distribution Record Date").

    No distributions on New Prime Series B Preferred Shares will be declared by the New Prime Board of Directors or paid or set apart for payment by New Prime at such time as, and to the extent that, the terms and provisions of any agreement of New Prime, including any agreement relating to its indebtedness, or any provisions of the New Prime Charter relating to any series of New Prime Preferred Shares ranking senior to New Prime Series B Preferred Shares as to distributions (including New Prime Series A Preferred Shares), prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment would be restricted or prohibited by law. Notwithstanding the foregoing, distributions on New Prime Series B Preferred Shares accrue whether or not New Prime has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are declared. Holders of New Prime Series B Preferred Shares will not be entitled to any distributions in excess of full cumulative distributions as described above.

    If any New Prime Series B Preferred Shares are outstanding, no full distributions will be declared or paid or set apart for payment on the capital stock of New Prime of any other series ranking, as to distributions, on a parity with or junior to New Prime Series B Preferred Shares for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on New Prime Series B Preferred Shares for all past distribution periods and the then current distribution period. When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon New Prime Series B Preferred Shares and the shares of any other series of New Prime Preferred Shares ranking on a parity as to distributions with New Prime Series B Preferred Shares, all distributions declared upon New Prime

Series B Preferred Shares and any other series of New Prime Preferred Shares ranking on a parity as to distributions with New Prime Series B Preferred Shares will be declared pro rata so that the amount of distributions declared per share on New Prime Series B Preferred Shares and such other series of New Prime Preferred Shares will in all cases bear to each other the same ratio that accrued and unpaid distributions per share on New Prime Series B Preferred Shares and such other series of New Prime Preferred Shares bear to each other. No interest, or sum of money in lieu of interest, is payable in respect of any distribution payment or payments on New Prime Series B Preferred Shares which may be in arrears.

    Except as provided in the immediately preceding paragraph, unless full cumulative distributions on New Prime Series B Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no distributions (other than distributions payable in New Prime Common Shares or other capital stock ranking junior to New Prime Series B Preferred Shares as to distributions and upon liquidation, dissolution or winding up) will be declared or paid or set aside for payment, and no other distribution will be declared or made, upon New Prime Common Shares or any other capital stock of New Prime ranking junior to or on a parity with New Prime Series B Preferred Shares as to distributions, nor will any New Prime Common Shares or any other capital stock of New Prime ranking junior to or on a parity with New Prime Series B Preferred Shares as to distributions or upon liquidation, dissolution or winding up be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by New Prime (except by conversion into or exchange for other capital stock of New Prime ranking junior to New Prime Series B Preferred Shares as to distributions and upon liquidation, dissolution and winding up).

    Any distribution payment made on New Prime Series B Preferred Shares is first credited against the earliest accrued but unpaid distribution due with respect to such New Prime Series B Preferred Shares which remains payable.

    If, for any taxable year, New Prime elects to designate the Capital Gains Amount of the Total Distributions, then the portion of the Capital Gains Amount that will be allocable to the holders of New Prime Series B Preferred Shares will be the Capital Gains Amount multiplied by a fraction, the numerator of which shall be the total distributions (within the meaning of the Code) paid or made available to the holders of the New Prime Series B Preferred Shares for the year and the denominator of which shall be the Total Distributions.

    LIQUIDATION RIGHTS

    In the event of any liquidation, dissolution or winding up of New Prime, subject to the prior rights of any series of capital stock ranking senior to New Prime Series B Preferred Shares, the holders of New Prime Series B Preferred Shares will be entitled to be paid out of the assets of New Prime legally available for distribution to its stockholders a liquidation preference equal to the sum of $25.00 per share plus an amount equal to any accrued and unpaid distributions thereon (whether or not earned or declared) to the date of payment (the "New Prime Series B Preferred Liquidation Preference Amount"), before any distribution of assets is made to holders of New Prime Common Shares or any other capital stock that ranks junior to New Prime Series B Preferred Shares as to liquidation rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of New Prime Series B Preferred Shares will have no right or claim to any of the remaining assets of New Prime.

    In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of New Prime are insufficient to pay the New Prime Series B Preferred Liquidation Preference Amount on all outstanding New Prime Series B Preferred Shares and the corresponding amounts payable on all shares of other classes or series of capital stock of New Prime ranking on a parity with New Prime Series B Preferred Shares in the distribution of assets upon liquidation, dissolution or winding up, then the holders of New Prime Series B Preferred Shares and all other such classes or series of capital stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

    If liquidating distributions have been made in full to all holders of New Prime Series B Preferred Shares, the remaining assets of New Prime will be distributed among the holders of any other classes or series of capital stock ranking junior to New Prime Series B Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares.

    The consolidation or merger of New Prime with or into any other corporation, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of New Prime, will not be deemed to constitute a liquidation, dissolution or winding up of New Prime for these purposes.

    REDEMPTION

    New Prime Series B Preferred Shares will not be redeemable at the option of New Prime prior to March 31, 1999. On and after March 31, 1999, New Prime Series B Preferred Shares may be redeemed for cash at the option of New Prime, in whole or in part, initially at a redemption price of $27.125 per share and thereafter at prices declining ratably to $25.00 per share on and after March 31, 2004, plus in each case accrued and unpaid distributions, if any, to the redemption date. New Prime Series B Preferred Shares have no stated maturity and will not be entitled to the benefit of any sinking fund.

    VOTING RIGHTS

    Holders of New Prime Series B Preferred Shares do not have any voting rights, except as set forth below or as otherwise from time to time required by law. Subject to the provisions in the New Prime Charter regarding New Prime Excess Shares, in any matter in which New Prime Series B Preferred Shares may vote, including any action by written consent, each New Prime Series B Preferred Share is entitled to one vote. The holders of each New Prime Series B Preferred Share may separately designate a proxy for the vote to which that New Prime Series B Preferred Share is entitled.

    Whenever distributions on any New Prime Series B Preferred Shares have been in arrears for six or more consecutive quarterly periods, the holders of such New Prime Series B Preferred Shares (voting separately as a class with all other series of New Prime Preferred Shares (including New Prime Series A Preferred Shares) upon which rights to vote on such matter with New Prime Series B Preferred Shares have been conferred and are then exercisable) will be entitled to vote for the election of two additional directors of New Prime at a special meeting called by the holders of record of at least 10% of New Prime Series B Preferred Shares and such other New Prime Preferred Shares, if any (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all distributions accumulated on such New Prime Series B Preferred Shares for the past distribution periods and the then current distribution period have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such event, the entire New Prime Board of Directors will be increased by two directors. Each of such two directors will be elected to serve until the earlier of (i) the election and qualification of such director's successor or (ii) payment of the distribution arrearage for New Prime Series B Preferred Shares.

    So long as any New Prime Series B Preferred Shares remain outstanding, New Prime will not, without the affirmative vote or consent of the holders of at least two-thirds of the New Prime Series B Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to New Prime Series B Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or New Prime Excess Series B Preferred Shares with respect to distributions upon liquidation, dissolution or winding up or reclassify any authorized capital stock of New Prime into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the New Prime Charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of New Prime Series B Preferred Shares or the holders thereof; provided, however, that any increase in the amount of the authorized New Prime Preferred Shares or the creation or issuance of any other series of New Prime Preferred Shares, or any increase in the amount of authorized New Prime Series B Preferred Shares or any other series of New Prime Preferred Shares, in each case ranking on a parity with or junior to New Prime Series B Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers. In addition, so long as any New Prime Series B Preferred Shares remain outstanding, New Prime will not terminate New Prime's status as a REIT without the affirmative vote or consent of the holders of at least a majority of New Prime Series A Preferred Shares, New Prime Series B Preferred Shares, New Prime Series C Preferred Shares and New Prime Common Shares outstanding at the time, voting together as a single class, given in person or by proxy, either in writing or at a meeting.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required is effected, all outstanding shares of New Prime Series B Preferred Shares have been redeemed or called for redemption upon proper notice and sufficient funds have been deposited in trust to effect such redemption.

    CONVERSION

    Subject to the exceptions described under "--Restrictions on Ownership and Transfer," holders of New Prime Series B Preferred Shares have the right, as provided in the New Prime Charter, except in the case of New Prime Series B Preferred Shares called for redemption, to convert all or any of the New Prime Series B Preferred Shares (based upon the New Prime Series B Preferred Liquidation Preference Amount determined immediately following the most recent New Prime Series B Preferred Distribution Payment Date) into New Prime Common Shares at the conversion price of $20.90 per New Prime Common Share, subject to adjustment upon the occurrence of certain events, as described below. The conversion price of $20.90 represents 110% of the price to the public of Prime Common Shares issued in the Prime IPO. In the case of New Prime Series B Preferred Shares called for redemption, conversion rights will expire at the close of business on the third business day immediately preceding the date fixed for redemption.

    New Prime Series B Preferred Shares will be deemed to have been converted immediately prior to the close of business on the date such shares are surrendered for conversion and notice of election to convert the same is received by New Prime. Upon conversion, no adjustment or prepayment will be made for distributions or dividends, but if any holder surrenders New Prime Series B Preferred Shares for conversion after the close of business on a New Prime Series B Preferred Distribution Record Date and prior to the opening of business on the related New Prime Series B Preferred Distribution Payment Date, then, notwithstanding such conversion, the distribution or dividend payable on such New Prime Series B Preferred Distribution Payment Date will be paid on such New Prime Series B Preferred Distribution Payment Date to the registered holder of such shares on such New Prime Series B Preferred Distribution Record Date. New Prime Series B Preferred Shares surrendered for conversion during the period from the close of business on a New Prime Series B Preferred Distribution Record Date to New Prime Series B Preferred Distribution Payment Date must also pay the amount of the distribution or dividend which is payable. No fractional New Prime Common Shares will be issued upon conversion and, if the conversion results in a fractional interest, an amount will be paid in cash equal to the value of such fractional interest based on the market price of New Prime Common Shares on the last trading day prior to the date of conversion.

    The number of New Prime Common Shares or other assets issuable upon conversion and the conversion price are subject to adjustment upon the occurrence of the following events: (i) the issuance of New Prime Common Shares as a dividend or distribution on New Prime Common Shares; (ii) the subdivision, combination or reclassification of the outstanding New Prime Common Shares,
(iii) the issuance to all holders of New Prime Common Shares of rights or warrants to subscribe for or purchase New Prime Common Shares (or securities convertible into New Prime Common Shares) at a price per share less than the then current market price per share, as determined in accordance with the provisions of the New Prime Charter; (iv) the distribution to all holders of New Prime Common Shares of evidences of indebtedness or assets (including securities, but excluding ordinary cash distributions, as defined below, and those distributions, rights or warrants referred to above); and (v) the distribution to all holders of New Prime Common Shares of rights or warrants to subscribe for securities (other than those referred to in clause (iii) above).

    The adjustments to be made in each such event are set forth in the New Prime Charter. In the event of a distribution of evidence of indebtedness or other assets (as described in clause (iv)) or a distribution to all holders of New Prime Common Shares of rights to subscribe for additional shares of New Prime's capital stock (other than those referred to in clause (iii) above), New Prime may, instead of making an adjustment of the conversion price, make proper provision so that each holder who converts such shares will be entitled to receive upon such conversion, in addition to New Prime Common Shares, an appropriate number of such rights, warrants, evidences of indebtedness or other assets. No adjustment will be made for ordinary cash distributions (defined as distributions to holders of New Prime Common Shares in an amount not exceeding Prime Partnership's accumulated FFO since the Prime IPO, after deducting dividends or other distributions (i) paid in respect of all classes of capital stock of New Prime and Prime Partnership Common Units held by persons other than New Prime or (ii) accrued in respect of New Prime Series B Preferred Shares, New Prime Series A Preferred Shares and any other New Prime Preferred Shares New Prime ranking on a parity with or senior to New Prime Series B Preferred Shares as to distributions). In addition, no adjustment of the conversion price will be made until cumulative adjustments amount to one percent or more of the conversion price as last adjusted. Any adjustments not so required to be made will be carried forward and taken into account in subsequent adjustments.

    Whenever the number of New Prime Common Shares or other assets issuable upon conversion and the conversion price are adjusted as herein provided, New Prime
(i) will promptly make available at the office of the transfer agent a statement describing in reasonable detail such adjustment, and (ii) will cause to be mailed by first class mail, postage prepaid, as soon as practicable, to each holder of record of New Prime Series B Preferred Shares, a notice stating that certain adjustments have been made and stating the adjusted conversion price.

    In the event of any capital reorganization or reclassification of the capital stock of New Prime, or consolidation or merger of New Prime with another corporation, or the sale, transfer or lease of all or substantially all of its assets to another corporation, is effected in such a way that holders of New Prime Common Shares will be entitled to receive stock, securities or other assets with respect to or in exchange for New Prime Common Shares, then, as a condition of such reorganization, reclassification, consolidation, merger, sale, transfer or lease, the holder of New Prime Series B Preferred Shares shall have the right immediately to convert such share into the kind and amount of stock, securities or other assets which the holders of such shares would have owned or been entitled to receive immediately after the transaction if such holders had converted such shares immediately before the effective date of the transaction, subject to further adjustment upon the occurrence of the events described above.

    RANK

    New Prime Series B Preferred Shares, with respect to dividend rights and distributions upon liquidation, dissolution, and winding up, rank (i) senior to New Prime Common Shares, all other New Prime Common Shares, all classes of New Prime Excess Shares (other than New Prime Excess Series A Preferred Shares and New Prime Excess Series B Preferred Shares, as to which New Prime Series B Preferred Shares are senior only as to distributions), and shares of all other series of capital stock issued by New Prime other than any series of capital stock the terms of which specifically provide that the capital stock of such series rank senior to or on a parity with such New Prime Series B Preferred Shares with respect to dividend rights or distributions upon liquidation, dissolution, or winding up of New Prime; (ii) on a parity with New Prime Excess Series B Preferred Shares (upon liquidation, dissolution and winding up) and the shares of all other capital stock issued by New Prime the terms of which specifically provide that the shares rank on a parity with New Prime Series B Preferred Shares with respect to dividends and distributions upon liquidation, dissolution, or winding up of New Prime or make no specific provision as to their ranking; and (iii) junior to New Prime Series A Preferred Shares, New Prime Excess Series A Preferred Shares (only upon liquidation, dissolution or winding up) and all other capital stock issued by New Prime the terms of which specifically provide that the shares rank senior to New Prime Series B Preferred Shares with respect to dividends and distributions upon liquidation, dissolution, or winding up of New Prime (the issuance of which must have been approved by a vote of at least a majority of the outstanding New Prime Series B Preferred Shares).

    TRANSFER AGENT

    The transfer agent and registrar for New Prime Series B Preferred Shares is American Stock Transfer & Trust Company.

    LISTING

    The New Prime Series B Preferred Shares will be listed on the NYSE under the trading symbol "PRT prb."

NEW PRIME SERIES C PREFERRED SHARES

    DISTRIBUTIONS

    Subject to the preferential rights of New Prime Series A Preferred Shares, New Prime Series B Preferred Shares and any other New Prime Preferred Shares that rank senior in the payment of distributions to New Prime Series C Preferred Shares, the holders of New Prime Series C Preferred Shares shall be entitled to receive, when, as and if declared by the New Prime Board of Directors, out of funds legally available for the payment of distributions, cumulative preferential distributions payable in cash in an amount per share equal to the greater of (i) the rate of $1.18 per annum per share or (ii) the regular cash distributions (determined on each New Prime Series C Preferred Distribution Payment Date referred to below) on New Prime Common Shares, or portion thereof, into which a New Prime Series C Preferred Share is convertible. The distributions referred to in clause (ii) of the preceding sentence shall equal the number of New Prime Common Shares, or portion thereof, into which a share of New Prime Series C Preferred Shares will be convertible on or after the New Prime Series C Conversion Date, multiplied by the most current quarterly distribution on a share of New Prime Common Shares on or before the applicable New Prime Series C Preferred Distribution Payment Date. If New Prime pays a regular cash distribution on New Prime Common Shares with respect to a New Prime Series C Preferred Dividend Period after the date on which the New Prime Series C Preferred Distribution Payment Date is declared and the distribution calculated with respect to such New Prime Series C Preferred Distribution Period is greater than the distribution previously declared on New Prime Series C Preferred Shares with respect to such New Prime Series C Preferred Distribution Period, New Prime shall pay an additional distribution to the holders of New Prime Series C Preferred Shares on the date on which the distribution on New Prime Common Shares is paid, in an amount equal to the difference between (y) the distribution calculated pursuant to clause (ii) above and (z) the amount of distributions previously declared on New Prime Series C Preferred Shares with respect to such New Prime Series C Preferred Distribution Period.

    Distributions with respect to New Prime Series C Preferred Shares are cumulative from the date of original issuance and begin to accrue from the first day of the applicable New Prime Series C Preferred Distribution Period (each, a "New Prime Series C Preferred Distribution Payment Date"), whether or not in any New Prime Series C Preferred Distribution Period or Periods there shall be funds of New Prime legally available for the payment of such distributions, and shall be payable quarterly, when, as and if declared by the New Prime Board of Directors, in arrears on New Prime Series C Preferred Distribution Payment Dates. Each such distribution shall be payable in arrears to the holders of record of New Prime Series C Preferred Shares as they appear in the records of New Prime at the close of business on such record dates, not less than 10 nor more than 50 days preceding such New Prime Series C Preferred Distribution Payment Dates thereof, as shall be fixed by the New Prime Board of Directors. Accrued and unpaid distributions for any past New Prime Series C Distribution Periods may be declared and paid at any time and for such interim periods, without reference to any regular New Prime Series C Distribution Payment Date, to holders of record on such date, not less than 10 nor more than 50 days preceding the payment date thereof, as may be fixed by the New Prime Board of Directors. Any distribution payment made on New Prime Series C Preferred Shares shall first be credited against the earliest accrued but unpaid distribution due with respect to New Prime Series C Preferred Shares which remains payable.

    Distributions payable on New Prime Series C Preferred Shares for each full distribution period are computed by dividing the annual distribution rate by four. The initial New Prime Series C Preferred Distribution Period for any New Prime Series C Preferred Shares will include a partial distribution for the period from the applicable initial issue date until the last day of the calendar quarter immediately following such initial issue date. The amount of distributions payable for such period, or any other period shorter than a full New Prime Series C Preferred Distribution Period, on the Series C New Prime Preferred Shares shall be computed by dividing the number of days in such period by 365. Holders of New Prime Series C Preferred Shares shall not be entitled to any distributions, whether payable in cash, property or shares, in excess of cumulative distributions, as herein provided, on New Prime Series C Preferred Shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on New Prime Series C Preferred Shares which may be in arrears.

    So long as any New Prime Series C Preferred Shares are outstanding, no distributions, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any class or series ranking on a parity as to distributions with New Prime Series C Preferred Shares for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on New Prime Series C Preferred Shares for all New Prime Series C Preferred Distribution Periods terminating on or prior to the New Prime Series C Preferred Distribution Payment Date on such class or series of ranking on a parity to New Prime Series C Preferred Shares. When distributions are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all distributions declared upon New Prime Series C Preferred Shares and all distributions declared upon any other class or series ranking on a parity to New Prime Series C Preferred Shares shall be declared ratably in proportion to the respective amounts of distributions accumulated and unpaid on New Prime Series C Preferred Shares and accumulated and unpaid on such other shares.

    So long as any New Prime Series C Preferred Shares are outstanding, no distributions (other than distributions paid solely in shares of, or options, warrants or rights to subscribe for or purchase shares of, fully junior shares shall be declared or paid or set apart for payment or other distribution shall be declared or made or set apart for payment upon junior shares, nor shall any junior shares be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of New Prime Common Shares made for purposes of an employee incentive or benefit plan of New Prime or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any junior shares) by New Prime, directly or indirectly (except by conversion into or exchange for fully junior shares), unless in each case (i) the full cumulative distributions on all outstanding New Prime Series C Preferred Shares and any other shares ranking, as to distributions, on a parity with or junior to New Prime Series C Preferred Shares shall have been or contemporaneously are declared and paid or declared and set apart for payment for all past New Prime Series C Preferred Distribution Periods with respect to New Prime Series C Preferred Shares and all past New Prime Series C Preferred Distribution Periods with respect to such parity shares and (ii) sufficient funds shall have been or contemporaneously are declared and paid or declared and set apart for the payment of the distribution for the current New Prime Series C Preferred Distribution Period with respect to New Prime Series C Preferred Shares and the current distribution period with respect to such parity shares.

    No distributions on New Prime Series C Preferred Shares shall be declared by the New Prime Board of Directors or paid or set apart for payment by New Prime at such time as the terms and provisions of any agreement of New Prime, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

    LIQUIDATION RIGHTS

    In the event of any liquidation, dissolution or winding up of New Prime, whether voluntary or involuntary, subject to the prior preferences and other rights of any series of capital stock ranking senior to New Prime Series C Preferred Shares upon liquidation, distribution or winding up of New Prime (including New Prime Series A Preferred Shares and New Prime Series B Preferred Shares) before any payment or distribution of the assets of New Prime (whether capital or surplus) shall be made to or set apart for the holders of junior shares, the holders of the New Prime Series C Preferred Shares shall be entitled to receive Thirteen Dollars and Seventy-Five Cents ($13.75) (the "New Prime Series C Preferred Liquidation Preference Amount") per share of New Prime Series C Preferred Shares plus an amount equal to all distributions (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment; provided, that the distribution payable with respect to the New Prime Series C Preferred Distribution Period containing the date of final distribution shall be equal to the greater of (i) the rate of $1.18 per annum per share or (ii) the regular cash distributions on the New Prime Common Shares, or portion thereof, into which a New Prime Series C Preferred Share is convertible for the preceding New Prime Series C Preferred Distribution Period. If, upon any liquidation, dissolution or winding up of New Prime, the assets of New Prime, or proceeds thereof, distributable among the holders of New Prime Series C Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series ranking, as to distributions, on a parity with or junior to New Prime Series C Preferred Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of New Prime Series C Preferred Shares and any such other parity shares ratably in accordance with the respective amounts that would be payable on such New Prime Series C Preferred Shares and any such other parity shares if all amounts payable thereon were paid in full. A consolidation or merger of New Prime with one or more corporations, real estate investment trusts or other entities, (ii) a sale, lease or conveyance of all or substantially all of New Prime's property or business or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of New Prime.

    Subject to the rights of the holders of shares of any series or class or classes of shares of capital stock ranking on a parity with or prior to New Prime Series C Preferred Shares upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of New Prime, after payment shall have been made in full to the holders of New Prime Series C Preferred Shares, the holders of New Prime Series C Preferred Shares shall have no other claim to the remaining assets of New Prime and any other series or class or classes of junior shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of New Prime Series C Preferred Shares shall not be entitled to share therein.

    REDEMPTION

    New Prime Series C Preferred Shares will not be redeemable by New Prime prior to August 8, 2007. On and after August 8, 2007, New Prime, at its option, may redeem New Prime Series C Preferred Shares, in whole at any time or from time to time in part out of funds legally available therefor at a redemption price payable in cash equal to 100% of the New Prime Series C Preferred Liquidation Preference Amount per New Prime Series C Preferred Share (plus all accumulated, accrued and unpaid distributions as provided below). New Prime Series C Preferred Shares have no stated maturity and will not be entitled to the benefit of any sinking fund.

    VOTING

    Holders of New Prime Series C Preferred Shares do not have any voting rights, except as set forth below or as otherwise from time to time required by law.

    Whenever (i) distributions on any New Prime Series C Preferred Shares have been in arrears for two consecutive quarters or any series or class of shares on a parity as to dividends or distributions have been in arrears, whether or not earned or declared, or (ii) for two consecutive quarters, New Prime fails to pay distributions on the New Prime Common Shares in an amount per share at least equal to $0.25 (subject to adjustment), the number of directors then constituting the New Prime Board of Directors shall be increased by one (unless the then current New Prime Board of Directors consists of more than 10 directors in which case it shall be increased by two) and the holders of New Prime Series C Preferred Shares, together with the holders of shares of every other series or class of shares on a parity as to dividends or distributions with New Prime Series C Preferred Shares (any such other series, the "New Prime Voting Preferred Shares"), voting as a single class regardless of series, shall be entitled to elect the one or two additional directors to serve on the New Prime Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of New Prime Series C Preferred Shares and New Prime Voting Preferred Shares. Each of such two directors will be elected to serve until the earlier of (i) the election and qualification of such director's successor or (ii) payment of the distribution arrearage for New Prime Series C Preferred Shares and New Prime Voting Preferred Shares.

    So long as any New Prime Series C Preferred Shares are outstanding, in addition to any other vote or consent of shareholders required by law or by the New Prime Charter, the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of New Prime Series C Preferred Shares given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
(i) any amendment, alteration or repeal of any of the provisions of the New Prime Charter or the New Prime Bylaws that materially and adversely affects the voting powers, rights or preferences of the holders of New Prime Series C Preferred Shares; provided, however, that the amendment of the provisions of the New Prime Charter so as to authorize or create or to increase the authorized amount of, any shares junior to or on a parity with New Prime Series C Preferred Shares as to distributions, shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of New Prime Series C Preferred Shares; (ii) a share exchange that affects New Prime Series C Preferred Shares, a consolidation with or merger of New Prime into another entity, or a consolidation with or merger of another entity into New Prime, unless in each such case each share of New Prime Series C Preferred Shares (a) shall remain outstanding without a material and adverse change to its terms and rights or (b) shall be converted into or exchanged for convertible preferred shares of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption thereof identical to that of a share of New Prime Series C Preferred Shares (except for changes that do not materially and adversely affect the holders of New Prime Series C Preferred Shares); or (iii) the authorization, reclassification or creation of, or the increase in the authorized amount of, any shares of any class or any security convertible into shares of any class ranking prior to New Prime Series C Preferred Shares in the distribution of assets on any liquidation, dissolution or winding up of New Prime or in the payment of distributions; provided, however, that no such vote of the holders of New Prime Series C Preferred Shares shall be required (x) for New Prime in order to sell up to 57,000,000 (before deducting underwriting discounts or commissions) of its New Prime Series B Preferred Shares at a price equal to or greater than $22 per share (before deducting underwriting discounts or commissions) as long as no modification has been made to the New Prime Charter affecting the rights or privileges of such New Prime Series B Preferred Shares, or (y) if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such prior shares or convertible security is to be made, as the case may be, provision is made for the redemption of all New Prime Series C Preferred Shares at the time outstanding to the extent such redemption is authorized by the New Prime Charter.

    Each share of New Prime Series C Preferred Shares shall have one (1) vote per share, except that when any other series of Preferred Shares shall have the right to vote with New Prime Series C Preferred Shares as a single class on any matter, then New Prime Series C Preferred Shares and such other series shall have with respect to such matters one (1) vote per $13.75 (or in some cases less) of stated liquidation preference. Except as otherwise required by applicable law or as set forth herein, the New Prime Series C Preferred Shares shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of action by New Prime.

    CONVERSION

    Subject to certain exceptions as set forth in the New Prime Charter, holders of New Prime Series C Preferred Shares shall have the right, as provided in the New Prime Charter, exercisable upon the earliest to occur of (i) August 8, 1998,
(ii) the first day on which a "change of control" occurs (as defined in the New Prime Charter), (iii) the occurrence of a "REIT Termination Event" (as defined in the New Prime Charter), or (iv) such date as determined by New Prime (the "New Prime Series C Conversion Date") to convert all or a portion of such shares into the number of fully paid and non-assessable New Prime Common Shares obtained by dividing the aggregate liquidation preference of such shares (inclusive of accrued but unpaid distributions) by the Series C Conversion Price (as in effect at the time) by surrendering such shares to be converted. The initial conversion price of the New Prime Series C Preferred Shares is equal to $13.75 which represents the initial purchase price of such shares. In the case of New Prime Series C Preferred Shares called for redemption, conversion rights will expire at the close of business on the fifth business day immediately preceding the date fixed for redemption.

    In order to exercise the conversion right, the holder of each New Prime Series C Preferred Share to be converted shall surrender the certificate representing such share, duly endorsed or assigned to New Prime or in blank, at the office of the transfer agent, accompanied by written notice to New Prime that the holder thereof irrevocably elects to convert such New Prime Series C Preferred Shares. Unless the shares issuable on conversion are to be issued in the same name as the name in which such New Prime Series C Preferred Share is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to New Prime, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to New Prime demonstrating that such taxes have been paid).

    Holders of New Prime Series C Preferred Shares at the close of business on a distribution payment record date shall be entitled to receive the distribution payable on such shares on the corresponding New Prime Series C Preferred Distribution Payment Date notwithstanding the conversion thereof following such distribution payment record date and prior to such New Prime Series C Preferred Distribution Payment Date. However, New Prime Series C Preferred Shares surrendered for conversion during the period between the close of business on any distribution payment record date and the opening of business on the corresponding New Prime Series C Preferred Distribution Payment Date (except shares converted after the issuance of notice of redemption with respect to a "call date" (as defined in the New Prime Charter) during such period, such New Prime Series C Preferred Shares being entitled to such distribution on New Prime Series C Preferred Distribution Payment Date) must be accompanied by payment of an amount equal to the distribution payable on such shares on such New Prime Series C Preferred Distribution Payment Date. A holder of New Prime Series C Preferred Shares on a distribution payment record date who (or whose transferee) tenders any such shares for conversion into New Prime Common Shares on the corresponding New Prime Series C Preferred Distribution Payment Date will receive the distribution payable by New Prime on such New Prime Series C Preferred Shares on such date, and the converting holder need not include payment of the amount of such distribution upon surrender of New Prime Series C Preferred Shares for conversion. Except as provided above, New Prime shall make no payment or allowance for unpaid distributions, whether or not in arrears, on converted shares or for distributions on New Prime Common Shares issued upon such conversion.

    As promptly as practicable after the surrender of certificates for New Prime Series C Preferred Shares as aforesaid, New Prime shall issue and shall deliver at such office to such holder, or on his or her written order, a certificate or certificates for the number of full New Prime Common Shares issuable upon the conversion of such shares in accordance the New Prime Charter, and any fractional interest in respect of a New Prime Common Share arising upon such conversion shall be settled as provided below.

    Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for New Prime Series C Preferred Shares shall have been surrendered and such notice shall have been received by New Prime as aforesaid (and if applicable, payment of an amount equal to the distribution payable on such shares shall have been received by New Prime as described above), and the person or persons in whose name or names any certificate or certificates for New Prime Common Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date and such conversion shall be at the New Prime Series C Conversion Price in effect at such time on such date unless the share transfer books of New Prime shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such share transfer books are open, but such conversion shall be at the New Prime Series C Conversion Price in effect on the date on which such shares shall have been surrendered and such notice received by New Prime.

    No fractional shares or scrip representing fractions of New Prime Common Shares shall be issued upon conversion of New Prime Series C Preferred Shares. Instead of any fractional interest in a share of New Prime Common Shares that would otherwise be deliverable upon the conversion of a share of New Prime Series C Preferred Shares, New Prime shall pay to the holder of such share an amount in cash based upon the current market price of New Prime Common Shares on the trading day immediately preceding the date of conversion. If more than one share shall be surrendered for conversion at one time by the same holder, the number of full New Prime Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of New Prime Series C Preferred Shares so surrendered.

    The number of New Prime Series C Preferred Shares or other assets issuable upon conversion and the conversion price are subject to adjustment upon the occurrence of, among other things, the following events: (i) the issuance of New Prime Common Shares as a distribution on New Prime Common Shares; (ii) the subdivision, combination or reclassification of the outstanding New Prime Common Shares,

(iii) the issuance to all holders of New Prime Common Shares of rights or warrants to subscribe for or purchase New Prime Common Shares (or securities convertible into New Prime Common Shares) at a price per share less than the then current market price per share, as determined in accordance with the provisions of the New Prime Charter; (iv) the distribution to all holders of New Prime Common Shares of evidences of indebtedness or assets (including securities, but excluding ordinary cash distributions, as defined below, and those dividends, distributions, rights or warrants referred to above); and (v) the distribution to all holders of New Prime Common Shares of rights or warrants to subscribe for securities (other than those referred to in clause (iii) above).

    In the event of any capital reorganization or reclassification of the capital stock of New Prime, or consolidation or merger of New Prime with another corporation, or the sale, transfer or lease of all or substantially all of its assets to another corporation, is effected in such a way that holders of New Prime Common Shares will be entitled to receive stock, securities or other assets with respect to or in exchange for New Prime Common Shares, then, as a condition of such reorganization, reclassification, consolidation, merger, sale, transfer or lease, the holder of New Prime Series C Preferred Shares shall have the right immediately to convert such share into the kind and amount of stock, securities or other assets which the holders of such shares would have owned or been entitled to receive immediately after the transaction if such holders had converted such shares immediately before the effective date of the transaction, subject to further adjustment upon the occurrence of the events described above.

    FIXED CHARGE COVERAGE; LIMITATION ON ISSUANCE OF ADDITIONAL NEW PRIME
     PREFERRED SHARES AND INDEBTEDNESS

    Without the written consent of the holders of two-thirds of the issued and outstanding New Prime Series C Preferred Shares and New Prime Series C Preferred Units, collectively, none of New Prime, Prime Partnership, or any of their subsidiaries may issue any additional preferred securities of any such entity or incur any indebtedness (other than trade payables or accrued expenses incurred in the ordinary course of business) if, immediately following such issuance and after giving effect to such issuance and the application of the net proceeds therefrom, such entity would be reasonably expected to not satisfy one or both of the following ratios: (i) total debt and liquidation value of non-convertible New Prime Preferred Shares to total market capitalization of less than .65 to 1.0, or (ii) consolidated EBITDA to consolidated fixed charges of at least 1.4 to 1.0. In the event that New Prime fails to satisfy one or both of the above tests for two consecutive quarters, the holders of New Prime Series C Preferred Shares and New Prime Series C Preferred Units shall have the right to require that New Prime, to the extent that New Prime shall have funds legally available therefor, repurchase any or all of each holder's New Prime Series C Preferred Shares and New Prime Series C Preferred Units at a repurchase price payable in cash in an amount equal to 100% of the liquidation preference thereof, plus accrued and unpaid distributions whether or not declared, if any (the "Repurchase Payment"), to the date of repurchase or the date payment is made available (the "Repurchase Date"), pursuant to the offer described below (the "Repurchase Offer").

    Within 15 days following the second consecutive quarter that the New Prime fails to satisfy one or both of the tests set forth above, the New Prime shall mail by first class mail or overnight courier a notice to all holders of New Prime Series C Preferred Shares and New Prime Series C Preferred Units stating
(i) that the New Prime failed to satisfy one or both of the tests (naming the test(s) failed), (ii) that the holders of New Prime Series C Preferred Shares and New Prime Series C Preferred Units have the right to require the New Prime to repurchase any or all New Prime Series C Preferred Shares and New Prime Series C Preferred Units then held by such holder in cash, (iii) the date of repurchase (which shall be a business day, no earlier than 120 days and no later than 150 days from the date such notice is mailed, or such later date as may be necessary to comply with the requirements of the Exchange Act), (iv) the repurchase price for the repurchase and (v) the instructions determined by the New Prime, consistent with this subsection, that the holder must follow in order to have its New Prime Series C Preferred Shares and New Prime Series C Preferred Units repurchased.

    On the Repurchase Date, New Prime will, to the extent lawful, accept for payment New Prime Series C Preferred Shares and New Prime Series C Preferred Units or portions thereof tendered pursuant to the Repurchase Offer and promptly mail by first class mail or overnight courier or by wire transfer of immediately available funds to the holder of New Prime Series C Preferred Shares and New Prime Series C Preferred Units, as directed by such holder, payment in an amount equal to the Repurchase Payment in respect of all New Prime Series C Preferred Shares and New Prime Series C Preferred Units or portions thereof so tendered.

    Notwithstanding anything else herein, to the extent they are applicable to any Repurchase Offer, New Prime will comply with any federal and state securities laws, rules and regulations and all time periods and requirements shall be adjusted accordingly.

    RANKING

    Any class or series of shares of capital stock of New Prime shall be deemed to rank: (a) prior to the New Prime Series C Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of New Prime Series C Preferred Shares; (b) on a parity with the New Prime Series C Preferred Shares, as to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per share thereof shall be different from those of the New Prime Series C Preferred Shares, if the holders of such class or series and the New Prime Series C Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid distributions per share or liquidation preferences, without preference or priority one over the other; (c) junior to the New Prime Series C Preferred Shares, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be junior shares; and
(d) junior to the New Prime Series C Preferred Shares, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be junior shares.

    TRANSFER AGENT

    The transfer agent and registrar for New Prime Series C Preferred Shares is New Prime.

NEW PRIME COMMON SHARES

    All of the New Prime Common Shares offered hereby are duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares or series of shares and to the provisions of the New Prime Charter regarding New Prime Preferred Shares, including New Prime Series A Preferred Shares, New Prime Series B Preferred Shares, New Prime Series C Preferred Shares and New Prime Excess Shares, holders of New Prime Common Shares are entitled to receive distributions on such shares if, as and when authorized and declared by the New Prime Board of Directors out of assets legally available therefor and to share ratably in the assets of New Prime legally available for distribution to the stockholders in the event of the liquidation, dissolution or winding-up of New Prime after payment of, or adequate provision for, all known debts and liabilities of New Prime. New Prime intends to continue to pay quarterly distributions. Subject to the payment in full of all current and any accumulated distributions in respect of Prime Partnership Series A Preferred Units, Prime Partnership Series B Preferred Units and New Prime Series C Preferred Shares, up to $0.295 will be distributed quarterly by Prime Partnership in respect of Prime Partnership Common Units held by the Prime Partnership limited partners. Any further amounts distributed in such quarter will be distributed ratably among all holders of Prime Partnership Common Units. If Prime Partnership has not distributed to New Prime the amount specified above in any quarter, then the deficit will accumulate and be distributable on a preferential basis in subsequent quarters. Distributions not paid on Prime Partnership Common Units held by Prime Partnership limited partners for any quarter will not accumulate. Distributions in respect of Prime Partnership Common Units will be made pro rata to the holders thereof.

    New Prime Series B Preferred Shares are entitled to payment of distributions and dividends at the rate declared on New Prime Common Shares if such rate is greater than the stated distribution rate on New Prime Series B Preferred Shares. Accordingly, at such time as the distribution or dividend rate on New Prime Common Shares is greater than the stated rate on New Prime Series B Preferred Shares, holders of New Prime Series B Preferred Shares will be entitled to participate in any further growth of FFO together with the holders of New Prime Common Shares.

    New Prime will not terminate New Prime's status as a REIT without the affirmative vote or consent of the holders of at least a majority of the shares of New Prime Series A Preferred Shares, New Prime Series B Preferred Shares and New Prime Common Shares outstanding at the time, voting together as a single class, given in person or by proxy, either in writing or at a meeting.

    Subject to the provisions of the New Prime Charter regarding New Prime Excess Shares, New Prime Series A Preferred Shares, New Prime Series B Preferred Shares and New Prime Series C Preferred Shares, each outstanding New Prime Common Share entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as otherwise required by law or except as provided with respect to any other class or series of shares, the holders of such shares will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding New Prime Common Shares can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

    Holders of New Prime Common Shares have no conversion, sinking fund, redemption rights or preemptive rights to subscribe for any securities of New Prime.

    Subject to the provisions of the New Prime Charter regarding New Prime Excess Shares, shares of a particular class of issued New Prime Common Shares have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights.

    The transfer agent and registrar for New Prime Common Shares is American Stock Transfer & Trust Company.

    The New Prime Common Shares will be listed on the NYSE under the trading symbol "PRT."

RESTRICTIONS ON OWNERSHIP AND TRANSFER

    The New Prime Charter contains certain restrictions on the number of shares of capital stock, defined to include all classes of capital stock that New Prime shall have authority to issue, including New Prime Series A Preferred Shares, New Prime Series B Preferred Shares, New Prime Preferred Shares and New Prime Common Shares, that shareholders may own. For New Prime to continue to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain tax-exempt entities other than, in general, qualified domestic pension funds) at any time during the last half of a taxable year (other than the first taxable year for which the election to be taxed as a REIT has been made). The capital stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Because New Prime intends to continue to qualify as a REIT, the New Prime Charter contains restrictions on the ownership and transfer of capital stock.

    Subject to certain exceptions specified in the New Prime Charter, no holder may own, either directly or constructively under the applicable attribution rules of the Code, more than 9.9% of the outstanding New Prime Common Shares (the "New Prime Common Ownership Limit"). The New Prime Common

Ownership Limit will not apply, however, to holders of New Prime Common Shares who acquire New Prime Common Shares in excess of the New Prime Common Ownership Limit solely by reason of the conversion of New Prime Series B Preferred Shares owned by such holder into New Prime Common Shares; provided, however, that no such holder may own an interest in any tenant under any lease of real property owned, in whole or in part, directly or indirectly by New Prime, which exceeds, in the case of a tenant that is a corporation, 9.9% of the total voting stock of such tenant or 9.9% of the total number of shares of all classes of stock of such tenant, or, in the case of a tenant that is not a corporation, a 9.9% interest in the assets or net profits of such tenant.

    Subject to certain exceptions specified in the New Prime Charter, no holder may acquire, either directly or constructively under the applicable attribution rules of the Code, or beneficially own New Prime Series B Preferred Shares if, as a result of such acquisition or beneficial ownership, such holder beneficially owns shares of capital stock (including all classes) of New Prime in excess of 9.9% of the value of New Prime's outstanding capital stock (the "New Prime Series B Preferred Ownership Limit"). There are no restrictions on the ability of a holder of New Prime Series B Preferred Shares to convert such shares into New Prime Common Shares even if, as a result of such conversion, the holder will own New Prime Common Shares in excess of the New Prime Common Ownership Limit. However, no person may acquire or own shares of New Prime Series B Preferred Shares or New Prime Common Shares to the extent that the aggregate of the New Prime Common Shares owned by such holder and the New Prime Common Shares that would be issued to such holder upon conversion of all the New Prime Series B Preferred Shares then owned by such holder, assuming that all of the outstanding New Prime Series B Preferred Shares were converted into New Prime Common Shares at such time, exceeds 9.9% of the total New Prime Common Shares on a fully diluted basis (taking into account New Prime Common Shares actually outstanding and New Prime Common Shares that would be issued if all of the outstanding New Prime Series B Preferred Shares were converted into New Prime Common Shares, but without regard to New Prime Common Shares issuable in exchange for New Prime Common Units).

    Subject to certain exceptions specified in the New Prime Charter, no holder may own, either directly or constructively under the applicable attribution rules of the Code, more than 10.0% of the outstanding New Prime Series A Preferred Shares, and no holder that owns an interest in any tenant under any lease of real property owned, in whole or in part, directly or indirectly by New Prime, which exceeds, in the case of a tenant that is a corporation, 9.9% of the total voting stock of such tenant or 9.9% of the total number of shares of all classes of stock of such tenant, or in the case of a tenant that is not a corporation, a 9.9% interest in the assets or net profits of such tenant, may own, directly or constructively under the applicable attribution rules of the Code, more than 9.9% of the outstanding New Prime Series A Preferred Shares (the "New Prime Series A Preferred Ownership Limit"). The New Prime Series A Preferred Ownership Limit does not apply, however, to holders who acquired New Prime Series A Preferred Shares in excess of the New Prime Series A Preferred Ownership Limit directly from FBR in connection with the Prime IPO ("Initial New Prime Series A Preferred Holders"), provided, however, that (i) such holder may not own an interest in any tenant under any lease of real property owned, in whole or in part, directly or indirectly by New Prime, which exceeds, in the case of a tenant that is a corporation, 9.9% of the total voting stock of such tenant or 9.9% of the total number of shares of all classes of stock of such tenant, or, in the case of a tenant that is not a corporation, a 9.9% interest in the assets or net profits of such tenant and (ii) such holder's ownership of New Prime Series A Preferred Shares does not cause any "individual" (within the meaning of the Code) to beneficially or constructively own New Prime Series A Preferred Shares in excess of the Series A Preferred Ownership Limit. Initial New Prime Series A Preferred Holders will not be able to acquire additional New Prime Series A Preferred Shares in excess of the New Prime Series A Preferred Ownership Limit.

    Notwithstanding any of the foregoing ownership limits, no holder may own or acquire, either directly or constructively under the applicable attribution rules of the Code, any shares of any class of New Prime's capital stock if such ownership or acquisition (i) would cause more than 50% in value of New Prime's outstanding stock to be owned, either directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain tax-exempt entities, other than, in general, qualified domestic pension funds), (ii) would result in New Prime's shares being beneficially owned by less than 100 persons (determined without reference to any rules of attribution), or (iii) would otherwise result in New Prime failing to qualify as a REIT.

    The New Prime Board of Directors may, subject to the receipt of certain representations as required by the New Prime Charter and a ruling from the IRS or an opinion of counsel satisfactory to it, waive the ownership restrictions with respect to a holder if such waiver will not jeopardize New Prime's status as a REIT. In addition, under the New Prime Charter, certain parties will not be subject to the New Prime Common Ownership Limit in the event such parties (i) deliver to New Prime either a ruling from the IRS or an opinion from nationally recognized tax counsel that such ownership will result in no individual (as defined in the Code) beneficially or constructively owning in excess of 9.9% of the outstanding New Prime Common Shares and (ii) represent to New Prime that it does not and will not own more than a 9.9% interest in any tenant of New Prime.

    If any shareholder purports to transfer capital stock to a person and either the transfer would result in New Prime failing to qualify as a REIT, or such transfer would cause the transferee to hold capital stock in excess of an applicable ownership restriction, the purported transfer shall be null and void, the intended transferee will acquire no rights or economic interest in the capital stock, and the stockholder will be deemed to have transferred the capital stock to New Prime in exchange for New Prime Excess Shares of the same class or classes as were purportedly transferred, which New Prime Excess Shares will be deemed to be held by New Prime as trustee of a trust for the exclusive benefit of the person or persons to whom the shares can be transferred without violating the ownership restrictions. In addition, if any person owns, either directly or under the applicable attribution rules of the Code, shares of capital stock in excess of an applicable ownership restriction, such person will be deemed to have exchanged the shares of capital stock that cause the applicable ownership restriction to be exceeded for an equal number of New Prime Excess Shares of the appropriate class, which will be deemed to be held by New Prime as trustee of a trust for the exclusive benefit of the person or persons to whom the shares can be transferred without violating the ownership restrictions. A person who holds or transfers shares such that shares of capital stock shall have been deemed to be exchanged for New Prime Excess Shares will not be entitled to vote New Prime Excess Shares and will not be entitled to receive any dividends or distributions (any dividend or distribution paid on shares of capital stock prior to the discovery by New Prime that such shares have been exchanged for New Prime Excess Shares shall be repaid to New Prime upon demand, and any dividend or distribution declared but unpaid shall be rescinded). Such person shall have the right to designate a transferee of such New Prime Excess Shares so long as consideration received for designating such transferee does not exceed a price (the "Limitation Price") that is equal to the lesser of (i) in the case of a deemed exchange for New Prime Excess Shares resulting from a transfer, the price paid for the shares in such transfer or, in the case of a deemed exchange for New Prime Excess Shares resulting from some other event, the fair market value, on the date of the deemed exchange, of the shares deemed exchanged, or (ii) the fair market value of the shares for which such New Prime Excess Shares will be deemed to be exchanged on the date of the designation of the transferee (or, in the case of a purchase by New Prime, on the date New Prime accepts the offer to sell). For these purposes, fair market value on a given date is determined by reference to the average closing price for the five preceding days. New Prime Excess Shares so transferred will automatically be deemed reexchanged for the appropriate shares of capital stock. In addition, New Prime will have the right to purchase New Prime Excess Shares for a period of 90 days at a price equal to the Limitation Price.

    An automatic redemption will occur to prevent any violation of the New Prime Series B Preferred Ownership Limit that would not have occurred but for a conversion of New Prime Series B Preferred Shares, or a redemption or open market purchase of New Prime Series B Preferred Shares by New Prime (each a "Company Induced Event"). In the event of any such automatic redemption, the redemption price of each share of New Prime Series B Preferred Shares redeemed will be (x) if a purported acquisition of New Prime Series B Preferred Shares in which full value was paid for such New Prime Series B Preferred Shares caused the redemption, the price per share paid for the New Prime Series B Preferred Shares, or (y) if the transaction that resulted in the redemption was not an acquisition in which the full value was paid for such New Prime Series B Preferred Shares (e.g., a gift or Company Induced Event relating to stock held by others), a price per share equal to the market price on the date of the purported transfer that resulted in the redemption. Any dividend or other distribution paid to a holder of redeemed New Prime Series B Preferred Shares (prior to the discovery by New Prime that such shares have been automatically redeemed by New Prime as described above) will be required to be repaid to New Prime upon demand. An automatic redemption also will occur with respect to New Prime Series A Preferred Shares under similar circumstances as those described above. The New Prime Board of Directors shall have authority at any time to waive the requirements that New Prime Excess Shares be issued or deemed outstanding in accordance with the provisions of the New Prime Charter or that New Prime redeem New Prime Series B Preferred Shares or New Prime Series A Preferred Shares as a result of a Company Induced Event if the issuance of such New Prime Excess Shares or the fact that such New Prime Excess Shares is deemed to be outstanding, or any such redemption would in the opinion of nationally recognized tax counsel jeopardize the status of New Prime as a REIT for federal income tax purposes.

    If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decisions, statute, rule or regulation, then the intended transferee of any New Prime Excess Shares may be deemed, at the option of New Prime, to have acted as an agent on behalf of New Prime in acquiring such New Prime Excess Shares and to hold such New Prime Excess Shares on behalf of New Prime.

    All certificates representing shares of capital stock will bear a legend referring to the restrictions described above.

    Every owner of more than 5% (or such lower percentage as required by the Code or regulations thereunder) of the issued and outstanding New Prime Series A Preferred Shares, New Prime Series B Preferred Shares or New Prime Common Shares must file a written notice with the New Prime containing the information specified in the New Prime Charter no later than January 30 of each year. Furthermore, each stockholder shall upon demand be required to disclose to New Prime in writing such information as New Prime may request in order to determine the effect of such shareholder's direct, indirect and constructive ownership of such capital stock on New Prime's status as a REIT.

    The foregoing ownership limitations may have the effect of precluding acquisition of control of New Prime without the consent of the New Prime Board of Directors, and consequently, stockholders may be unable to realize a premium for their shares over the then prevailing market price which is customarily associated with such acquisitions.

                      COMPARISON OF RIGHTS OF SHAREHOLDERS

    The following discussion summarizes certain signifcant differences between the rights of the shareholders under the MBCA, the Horizon Articles and the Horizon Bylaws and the MGCL, the New Prime Charter and the New Prime Bylaws.

PRIME SHAREHOLDERS AND NEW PRIME SHAREHOLDERS

    The New Prime Charter and New Prime Bylaws will be substantially similar to the Prime Charter and Prime Bylaws except as follows: (1) the Prime Charter authorizes 75,000,000 Prime Common Shares and the New Prime Charter authorizes 150,000,000 New Prime Common Shares, (2) the Prime Charter authorizes 51,000,000 Excess Shares and the New Prime Charter authorizes 88,500,000 New Prime Excess Shares, (3) to authorize, create or increase the authorized or issued amount of any class or series of capital stock ranking senior to or on a parity with the Prime Series A Preferred Shares or amend, alter or repeal the provisions of the Prime Charter so as to materially and adversely affect any right, preference, privilege or voting power of such shares requires the vote of the holders of a majority of such shares, voting separately as a class, while the New Prime Charter requires, with respect to any similar authorization or amendment relating to the New Prime Series A Preferred Shares, the vote of the holders of two-thirds of such shares and (4) the Prime Charter provides that to authorize, create or increase the authorized or issued amount of any class or series of capital stock ranking senior to the Prime Series B Preferred Shares or amend, alter or repeal the provisions of the Prime Charter so as to materially and adversely affect any right, preference, privilege or voting power of such shares requires the vote of the holders of a majority of such shares, voting separately as a class, while the New Prime Charter requires, with respect to any similar authorization or amendment relating to the New Prime Series B Preferred Shares, the vote of the holders of two-thirds of such shares.

AUTHORIZED AND ISSUED SHARES

    The Horizon Articles authorize the issuance of 60,000,000 Horizon Common Shares. The designation of authorized Horizon Common Shares as of February 1, 1998, was as follows: (i) 47,000,000 Horizon Common Shares, of which 24,066,635 were issued and outstanding; (ii) 3,000,000 Horizon preferred shares, none of which were issued and outstanding; and (iii) 10,000,000 excess Horizon Common Shares, none of which were issued and outstanding.

    The New Prime Charter authorizes the issuance of 150,000,000 New Prime Common Shares. The designation of authorized New Prime Common Shares as of February 1, 1998, was as follows: (i) 150,000,000 New Prime Common Shares, 27,294,951 of which were issued and outstanding; (ii) 24,315,000 New Prime Preferred Shares, (a) 2,300,000 of which were issued and outstanding New Prime Series A Preferred Shares, (b) 2,981,800 of which were issued and outstanding New Prime Series B Preferred Shares, and (c) 727,273 of which were issued and outstanding New Prime Series C Preferred Shares; and (iii) 88,500,000 shares of New Prime Excess Stock, none of which were issued or outstanding.

AMENDMENT TO ARTICLES AND BYLAWS

    The Horizon Articles provide that Horizon may amend, alter, change or repeal any provision of the Horizon Articles with the approval of the record holders of a majority of the outstanding Horizon Common Shares, except that, Horizon shall not have any right, power or authority to amend, alter, change or repeal any of the provisions of the Horizon Articles relating to the characteristics of the excess shares of Horizon Common Shares (each, a "Horizon Excess Share"), the restrictions on ownership and transfer of Horizon Common Shares, restrictions on related party transactions, the election and removal of directors, indemnification by Horizon, liability of Horizon's directors, amendments of the Horizon Articles, merger, consolidation, dissolution, the sale of substantially all of Horizon's assets, restrictions on business combinations, and legends and certificates evidencing Horizon Common Shares, unless such action is first approved by the affirmative vote of the record holders of at least two-thirds of the outstanding Horizon Common Shares entitled to vote thereon voting at a meeting Horizon Shareholders duly called for the purpose of considering the approval of such action.


    Under the New Prime Charter, the affirmative vote of a majority of the aggregate number of votes entitled to be cast generally in the election of directors is required to amend, alter or repeal any provision contained in the New Prime Charter upon (i) adoption by the New Prime Board of Directors of a resolution recommending such amendment, alteration or repeal, and (ii) presentation by the New Prime Board of Directors to the stockholders of a resolution at an annual or special meeting, except that, subject to the voting rights of the New Prime Series A Preferred Shareholders, the New Prime Series B Preferred Shareholders and the New Prime Series C Preferred Shareholders, which the affirmative vote of the holders of two-thirds of the aggregate number of votes then entitled to be cast generally in election of directors, shall be required to amend Sections 4.10.3(b), 6.0.3 and 6.0.5 and Article X.


    The Horizon Articles provide that the Horizon Bylaws may be altered or repealed and made by the affirmative vote of the holders of at least two-thirds of the combined voting power of all the shares of all classes of capital stock of Horizon then entitled to vote generally in the election of directors or by the affirmative vote of a majority of the members of the Horizon Board of Directors then in office.

    The New Prime Charter provides that no amendment, alteration, change or repeal of any provision of the New Prime Bylaws relating to the amendment or repeal of the New Prime Bylaws shall be effected without the vote of two-thirds of the aggregate number of votes then entitled to be cast generally in the election of at least two-thirds of the combined voting power of all the shares of all classes of capital stock of New Prime then entitled to vote generally in the election of directors. Accordingly, the same vote of stockholders is required to amend the Horizon Bylaws as the New Prime Bylaws, but a higher vote of the directors is required to amend certain sections of the Horizon Bylaws than the New Prime Bylaws.

VOTING RIGHTS

    The MBCA, the Horizon Articles and the Horizon Bylaws provide that if an action, other than the election of directors, is to be taken by a vote of the shareholders, it shall be authorized by a majority of the votes cast by the holders of shares entitled to vote thereon, unless a greater vote is required by the MBCA, the Horizon Articles or the Horizon Bylaws. The Horizon Articles provide that directors of Horizon are required to be elected by a plurality of the votes cast at an election. Horizon Shareholders do not have the right to take action without a meeting except by unanimous written consent.

    Except as provided in the MGCL or New Prime Charter, a majority of the holders of New Prime Series B Preferred Shares outstanding is required to: (i) authorize, create or increase the authorized or issued amount of any class or series of capital stock ranking on a parity with the New Prime Series B Preferred Shares as to distributions or upon liquidation, dissolution or winding up or the excess shares of New Prime Series B Preferred Shares upon liquidation, dissolution or winding up or reclassify any authorized capital stock into any senior stock or parity stock or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any senior stock or parity stock; or (ii) amend, alter or repeal the provisions of the New Prime Charter; provided that the rights, preferences, privileges or voting powers of the New Prime Series B Preferred Shareholders are not materially and adversely affected.

    Whenever distributions payable on New Prime Series B Preferred Shares shall be in arrears for six or more consecutive quarterly periods, then the New Prime Series B Preferred Shareholders shall be entitled to elect two additional directors at the next annual or special meeting of the shareholders.

    The right of New Prime Series B Preferred Shareholders to elect directors may be exercised until all distributions to which New Prime Series B Preferred Shareholders shall have been entitled for previous distribution periods and the current distribution period shall have been paid in full or declared.

    At any time when the voting right shall become exercisable in the New Prime Series B Preferred Shareholders, and if such right shall not already have been initially exercised, a proper officer of New Prime shall, upon the written request of holders of record of at least ten percent (10%) of the New Prime Series B Preferred Shareholders, and of any other series of preferred stock entitled to vote on such matter then outstanding, addressed to the Secretary of New Prime, call a special meeting of New Prime Series B Preferred Shareholders. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of New Prime or, if none, at a place designated by the Secretary of New Prime. If such meeting shall not be called by the proper officers of New Prime within thirty (30) days after the personal service of such written request upon the Secretary of New Prime, or within thirty (30) days after mailing the same within the United States, by registered mail, addressed to the Secretary of New Prime at its principal office, then the holders of record of at least ten percent (10%) of the New Prime Series B Preferred Shares, and of any other series of preferred shares entitled to vote on such matter then outstanding, may designate in writing a New Prime Series B Preferred Shareholder or such other preferred stock to call such meeting at the expense of New Prime. No such special meeting shall be called if any such request is received less than 90 days before the date fixed for the next ensuing annual or special meeting of shareholders.

    If any director so elected by the New Prime Series B Preferred Shareholders shall cease to serve as a director before such director's terms shall expire, the New Prime Series B Preferred Shareholders then outstanding may, at a special meeting of the holders called as provided above, elect a successor to hold office for the unexpired term of the director whose place shall be vacant.

    If, at any time when the New Prime Series B Preferred Shareholders are entitled to elect directors pursuant to the foregoing provisions, the holder of any one or more additional series of New Prime Series B Preferred Shares are entitled to elect directors by reason of any default or event specified in the New Prime Charter, as in effect at the time, or the articles supplementary for such series, and if the terms for such other additional series so permit, then the voting rights of the two or more series then entitled to vote shall be combined (with each series having a number of votes proportional to the aggregate liquidation preference of its outstanding shares). In such case, the New Prime Series B Preferred Shareholders and of all such other series then entitled so to vote, voting as a class, shall elect such directors. If the holders of any such other series have elected such directors prior to the happening of the default or event permitting the New Prime Series B Preferred Shareholders to elect directors, or prior to a written request for the holding of a special meeting being received by the Secretary of New Prime as elsewhere required, then a new election shall be held with all such other series of preferred shares and New Prime Series B Preferred Shares voting together as a single class for such directors, resulting in the termination of the term of such previously elected directors upon the election of such new directors. If the holders of any such other series are entitled to elect in excess of two directors, New Prime Series B Preferred Shares shall not participate in the election of more than two such directors, and those directors whose terms first expire shall be deemed to be the directors elected by the New Prime Series B Preferred Shareholders; provided that, if at the expiration of such terms of New Prime Series B Preferred Shareholders are entitled to vote in the election of directors, then the Secretary of New Prime shall call a meeting to be held at or prior to the time of expiration of the expiring terms referred to above.

    The holders of record of New Prime Series B Preferred Shares, then outstanding, shall be entitled to vote, together with any other class or series of shares entitled to vote, then outstanding, on any resolution presented by the New Prime Board of Directors.

    In any matter in which the New Prime Series B Preferred Shares may vote, including any action by written consent, each New Prime Series B Preferred Share shall be entitled to one (1) vote. Except as required by the MGCL, holders of New Prime Excess Series B Preferred Shares shall not be entitled to vote on any matters.

    Except as required by law, the foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding New Prime Series B Preferred Shares shall have been redeemed or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

    Except as provided in the MGCL or New Prime Charter, each New Prime Common Shareholder shall be entitled to notice of and the right to vote at any meeting of the shareholders of New Prime. The holders of New Prime Excess Shares shall not be entitled to vote or any matters.

    The New Prime Charter will provide for its amendment in substantially the same manner as the Prime Charter.

SPECIAL MEETINGS

    The Horizon Bylaws provide that special meetings of the Horizon Shareholders may be called by the Horizon Board of Directors pursuant to a resolution adopted by a majority of the members of the Horizon Board of Directors then in office or by the Chairman of the Horizon Board of Directors, the Co-Chairman of the Horizon Board of Directors, the President or the Secretary upon the receipt by Horizon of a written demand duly executed by shareholders of record of not less than twenty-five percent (25%) of all of the outstanding shares of Horizon entitled to vote at such meeting.

    The New Prime Charter provides that special meetings of shareholders may be called only by the New Prime Board of Directors and shall be called by the Chairman of the New Prime Board of Directors or the Secretary at the request in writing of the New Prime Board of Directors. Except as may otherwise be provided in the New Prime Charter, special meetings of the shareholders shall also be called by the Secretary upon the request in writing of the holders of shares entitled to cast twenty-five percent (25%) or more of all the votes entitled to be cast at the meeting. Such a request shall state the purpose or purposes of the proposed meeting and the shareholders who make the request shall pay the reasonably estimated cost of preparing and mailing of the notice of the meeting prior to its being sent, pursuant to a resolution adopted by a majority of the members of the New Prime Board of Directors then in office.

BOARDS OF DIRECTORS

    NUMBER OF DIRECTORS. Horizon's Bylaws provide that the number of directors of Horizon which constitute the Horizon Board of Directors will be nine (9). No amendment to the Horizon Bylaws can increase the number of directors by fifty percent (50%) or more in any 12-month period without the unanimous approval of the members of the Horizon Board of Directors then in office. The Horizon directors are divided into three classes, designated Class I, Class II and Class III, with each class to be as nearly equal in number as possible. At each annual meeting of shareholders, beginning with the 1996 annual meeting, successors to each class of directors whose terms expire at that annual meeting, will be elected for a term expiring at the third succeeding annual meeting of shareholders after their election. The Horizon Articles provide that the Horizon Board of Directors will take such action as it may deem necessary or appropriate from time to time such that at least a majority of the directors of Horizon shall be "Independent". An individual will be deemed to be "Independent" under the Horizon Articles if such individual is not an affiliate of Horizon and is not an employee of Horizon or of any affiliate of Horizon.

    The New Prime Charter provides that the number of directors of New Prime shall consist of that number of members determined by the New Prime Board of Directors, but in no event less than three (3). The term of office of a directors shall not be affected by any decrease in the authorized number of directors. The New Prime Board of Directors shall be classified, with respect to the time for which they severally hold office, into three (3) classes as nearly equal in number as possible.

GENERAL

    REMOVAL. The Horizon Articles and Bylaws provide that any director may be removed only for cause and only by the vote of a majority of the voting power of all shares of capital stock of Horizon then entitled to vote generally in the election of directors, voting together as a single class, at a special meeting of the shareholders of Horizon called for the purpose of removing such director.

    The New Prime Charter provides that any director may be removed for cause by the affirmative vote of two-thirds of the aggregate number of votes entitled to be cast generally in the election of directors. Accordingly, the Horizon Articles and Horizon Bylaws require a lower vote than the New Prime Charter and New Prime Bylaws to remove a director for cause.

    VACANCIES. The Horizon Articles and Horizon Bylaws provide that vacancies on the Horizon Board of Directors that result for any reason shall only be filled by the Horizon Board of Directors by the affirmative vote of a majority of the directors then in office.

    The New Prime Charter and New Prime Bylaws provide that vacancies shall be filled by the majority vote of the New Prime Board of Directors, and any vacancies on the New Prime Board of Directors resulting from death, resignation, removal or other causes shall be filled by the affirmative vote of a majority of the remaining directors then in office even if less than a quorum of the New Prime Board of Directors, or, if applicable by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office until the next New Prime annual meeting.

SHAREHOLDER INSPECTION RIGHTS

    The Horizon Articles provide that the Horizon Board of Directors is expressly authorized to determine whether and to what extent and at what times and places, and under what conditions and regulations, the accounts and books of Horizon will be open to inspection of Horizon Shareholders. Except as so determined, Horizon Shareholders do not have any rights to inspect any account, book or document of Horizon other than such rights as may be conferred by the MBCA. The MBCA provides that any shareholder of record, in person or by attorney or other agent, has a right during the usual hours of business to inspect for any proper purpose Horizon's stock ledger, a list of its shareholders, and its other books and records, if the shareholder gives Horizon written demand describing with reasonable particularity his or her purpose and the records he or she desires to inspect, and the records sought are directly connected with the purpose.

    The New Prime Charter is silent with respect to shareholder inspection rights. The MGCL provides that any shareholder, holder of a voting trust certificate in a corporation, or his agent may inspect and copy during usual business hours any of the following documents: (i) bylaws; (ii) minutes of the proceedings of shareholders; (iii) annual statements of affairs; and (iv) voting trust agreements on file at the corporations principal office.

    The MGCL also provides that one or more persons who together are and for at least six months have been stockholders of record or holders of voting trust certificates of at least five percent (5%) of the outstanding stock of any class of a corporation may: (i) in person or by agent, on written request, inspect and copy during usual business hours New Prime's books of account and New Prime's stock ledger; (ii) present to any officer or resident agent of New Prime a written request for a statement of its affairs; and (iii) New Prime does not maintain the original or a duplicate stock ledger at its principal office, present to any officer or resident agent of the corporation a written request for a list of its shareholders.

MERGERS, CONSOLIDATIONS, DISSOLUTION AND SALE OF SUBSTANTIALLY ALL ASSETS

    The Horizon Articles require any action to merge or consolidate with or into any other corporation, to dissolve and liquidate, or to sell or transfer all or substantially all of Horizon's assets to be approved by the affirmative vote of the record holders of at least two-thirds of Horizon Common Shares entitled to vote thereon voting at a meeting of Horizon Shareholders duly called for such purpose. Notwithstanding the above, the Horizon Articles also provide that Horizon has the right, power and authority to cause the organization of an entity, to either merge or consolidate Horizon with or into such entity or sell all or substantially all of Horizon's assets to such entity and to dissolve and liquidate Horizon if such action is first approved by the affirmative vote of the record holders of a majority of Horizon Common Shares entitled to vote thereon at a meeting of Horizon Shareholders duly called for such purpose, and such action results in the continuation of Horizon's business and activities by such entity in substantially the same manner as such business and activities were previously conducted by Horizon.

    The New Prime Charter does not discuss mergers, consolidations, dissolution and sales of assets. The MGCL requires that a consolidation, merger, share exchange or transfer of assets be approved by the shareholders of New Prime by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter. A share exchange need be approved by a Maryland successor only by the New Prime Board of Directors and by any other action required by its charter. A transfer of assets need be approved by a Maryland transferee corporation only by the New Prime Board of Directors and by any other action required by its charter. A merger need be approved by a Maryland successor corporation only by a majority of the entire New Prime Board of Directors if, (i) the merger does not reclassify or change its outstanding stock or otherwise amend its charter and the number of its shares of stock to be issued or delivered in the merger is not more than 20 percent (20%) of the number of its shares of the same class or series outstanding immediately before the merger becomes effective; or (ii) there is no stock outstanding or subscribed for and entitled to vote on the merger.

RESTRICTIONS ON THE OWNERSHIP TRANSFER OR THE ISSUANCE OF SHARES

    For Horizon to qualify as a REIT for all years after the first taxable year in which it elects to be taxed as such (i) not more than 50% in number or value of its outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code) during the last half of a taxable year, and
(ii) the stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. The Horizon Articles impose restrictions on transfer and ownership of its stock in order to meet these requirements.

    The Horizon Articles generally prohibit any shareholder from having beneficial ownership, either directly or by virtue of the Code's applicable attribution rules, of more than 7% in value of the Company's outstanding shares ownership limit. Subject to certain limitations, the directors may increase the ownership limit from time to time. Certain persons including Mr. Kerr, Mr. Glen, Ms. McArthur and their respective affiliates have been designated "Existing Holders," and the directors may designate additional persons as "Existing Holders" from time to time. An Existing Holder is not subject to the ownership limit. Instead, the Horizon Articles establish rules for determining the maximum percentage of outstanding stock, in number or value, of which any particular Existing Holder may have beneficial ownership, either directly or by virtue of the Code's applicable attribution rules, at any particular time (the "Existing Holder Limit"). The Existing Holder Limit applicable to Mr. Kerr, his family and affiliates will be 21.9%. The Existing Holder Limit applicable to Mr. Glen, Ms. McArthur and their respective families and affiliates as well as any transferee receiving stock in excess of the ownership limit from an Existing Holder in a private transaction is the percentage of the outstanding stock owned by the transferee at the time such transferee becomes an Existing Holder, but no more than the highest percentage, in value, of stock which could be owned by such holder without creating the possibility that five or fewer persons could beneficially own 49.9%, in value, of the outstanding stock.

    The ownership restrictions contained in the Horizon Articles (i) prohibit any person who is not an Existing Holder from having beneficial ownership of Horizon Common Shares, either directly or by virtue of the applicable attribution rules, in excess of the ownership limit, (ii) prohibit any Existing Holder from having beneficial ownership of Horizon Common Shares, either directly or by virtue of the applicable attribution rules, in excess of the applicable Existing Holder Limit, (iii) prohibit Horizon Common Shares from being owned by less than 100 persons, and (iv) prohibit Horizon from being "closely held" within the meaning of Section 856(h) of the Code (collectively, "Horizon Ownership Restrictions"). If the Horizon Ownership Restrictions are violated by a sale or transfer, such sale or transfer is void AB INITIO unless Horizon determines such sale or transfer will not jeopardize Horizon's status as a REIT or agrees to increase the applicable ownership limit or Existing Holder Limit, but in no event will such limits be increased if such increase would create the possibility that five or fewer persons could own more than 49.9% of the outstanding shares. Any person who purports to transfer or proposes to transfer shares in violation of the Horizon Ownership Restrictions is required to immediately give written notice to Horizon of such event or proposed event in order for Horizon to determine the effect of such event or proposed event on Horizon's status as a REIT.

    In the absence of appropriate safeguards, certain events could result in a violation of the Horizon Ownership Restrictions ("Triggering Events"). Thus, the Horizon Articles provide that, upon the occurrence of a Triggering Event, certain shares of Horizon Common Shares or Horizon Preferred Shares may automatically be converted into Horizon Excess Shares. All Horizon Excess Shares will be deemed to be owned by Horizon as trustee for the exclusive benefit of the person to whom they are ultimately transferred, and the person who would otherwise be the owner of the shares converted into such Horizon Excess Shares shall have no rights in such Horizon Excess Shares other than the right, subject to certain limitations, to designate the person to whom such Horizon Excess Shares is to be transferred. All Horizon Excess Shares shall be deemed to have been offered for sale to Horizon or its designee at a price per share equal to the lesser of (i) the price in the transaction that results in the exchange of Horizon Common Shares into such Horizon Excess Shares, or (ii) the Fair Market Value (which is defined in the Horizon Articles by reference to the average closing sale price of Horizon Common Shares as reported on the NYSE) for the five trading days immediately prior to the date upon which Horizon or its designee accepts such offer. Unless and until any Horizon Excess Shares shall have been so transferred or redeemed, such Horizon Excess Shares shall remain Horizon Excess Shares, and shall not confer upon any person any voting rights, dividend rights or other distribution rights. Limitations are imposed on the amount of consideration which a person may receive for designating the third party to whom Horizon Excess Shares is to be transferred. Any person who engages in a Triggering Event is required to immediately give written notice of such event to Horizon.

    All certificates representing shares of Horizon Common Shares will bear a legend referring to the Horizon Ownership Restrictions.

    All persons who have beneficial ownership, directly or by virtue of the attribution provisions of the Code, of more than 2.5% of the outstanding Horizon Common Shares are required to file an affidavit with Horizon containing the information specified in the Horizon Articles within 30 days after January 1 of each year. In addition, each shareholder shall upon demand be required to disclose to Horizon such information as the Horizon Board of Directors deems necessary to comply with the provisions of the Code applicable to a real estate investment trust or to comply with the requirements of any taxing authority or government agency.

    The Horizon Ownership Restrictions will not automatically be removed from the Horizon Articles even if the real estate investment trust provisions of the code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above, any change in the Horizon Ownership Restrictions would require an amendment to the Horizon Articles. Such an amendment to the Horizon Articles would require the affirmative vote of holders owning not less than two-thirds of the Horizon Common Shares then outstanding and entitled to vote thereon. In addition to preserving Horizon's status as a REIT, the Horizon Ownership Restrictions may have the effect of precluding an acquisition of control of Horizon without the approval of the directors.

    The Horizon Articles contain ownership restrictions, provisions with respect to the conversion of certain shares into Horizon Common Shares, provisions with respect to a legend and disclosure of ownership which are substantially the same as those set forth in the Horizon Articles, except Mr. Glen and his family and affiliates are not designated as Existing Holders and a transferee from an Existing Holder in a public offering could become an Existing Holder.

    No person shall acquire any New Prime Common Shares if, as a result of such acquisition, the outstanding shares of the New Prime Common Shares would be owned by beneficially and not of record by less than one hundred (100) persons determined without reference to any rules of attribution. No person shall acquire or beneficially own any New Prime Common Shares if, as a result of such acquisition or beneficial ownership, New Prime would be "closely held" within the meaning of Section 856(h) of the Code. No person shall acquire or beneficially own any New Prime Common Shares if, as a result of such acquisition or beneficial ownership, New Prime would fail to qualify as a REIT including, but not limited to a transfer or other event that would result in New Prime owning an interest in a tenant that is described in Section 856 of the Code if the income derived by New Prime from such tenant would cause New Prime to fail to satisfy any of the gross income requirements of Section 856(c) of the Code.

    No person other than a conversion holder shall acquire or beneficially own any New Prime Common Shares if, as the result of such acquisition or beneficial ownership, such person shall beneficially own New Prime Common Shares in excess of the common stock ownership limit.

    No conversion holder shall acquire or beneficially own any additional New Prime Common Shares to the extent that as a result of such acquisition or beneficial ownership the aggregate of the New Prime Common Shares beneficially owned by such New Prime Common Shareholder that would be issued to such holder upon conversion of all the New Prime Series B Preferred Shares then beneficially owned by such holder, assuming that all the outstanding shares of New Prime Series B Preferred Shares were converted into New Prime Common Shares at such time would exceed 9.9% of the total shares of New Prime Common Shares that would be outstanding assuming the conversion of all of the outstanding shares of New Prime Series B Preferred Shares but without giving effect to the exchange of New Prime Common Units for New Prime Common Shares.

    Any transfer of New Prime Common Shares that, if effective, would result in a violation of any of the restrictions in the New Prime Charter shall be void AB INITIO as to the transfer of that number of New Prime Common Shares that would cause the violation of the applicable restriction, and the intended transferee shall acquire no rights in such excess number of New Prime Common Shares.

    Any transfer of New Prime Common Shares or other event that, if effective, would result in (i) New Prime being "closely held" within the meaning of Section 856(h) of the Code; (ii) the outstanding New Prime Common Shares being beneficially owned by less than one hundred (100) persons determined without reference to any rules of attribution, or (iii) New Prime otherwise failing to qualify as a REIT, including, but not limited to, a transfer or other event that would result in New Prime owning (directly or constructively, an interest in a tenant that is described in Section 856(d)(2)(B) of the Code of the income derived by New Prime from such tenant would cause New Prime to fail to satisfy any of the gross income requirements of Section 856(c) of the Code, shall be void AB INITIO as to the transfer of that number of New Prime Common Shares (rounding up to the nearest whole share) or other event that would cause New Prime to be "closely held" within the meaning of Section 856(h) of the Code, would result in the outstanding New Prime Common Shares being beneficially owned by less than one hundred (100) persons determined without reference to any rules of attribution, or would otherwise result in New Prime failing to qualify as a REIT, and the intended transferee shall acquire or the beneficial owner shall retain, as the case may be, no rights in such shares.

    It is expressly intended that the restrictions on ownership and transfer described herein shall apply to the exchange rights provided in the Prime Partnership Agreement. Notwithstanding any of the provisions of the Prime Partnership Agreement to the contrary, a partner of Prime Partnership shall not be entitled to effect an exchange of an interest in the Prime Partnership into New Prime Common Shares if the beneficial ownership of such New Prime Common Shares would be prohibited under the New Prime Charter.

    If the New Prime Board of Directors or any duly authorized committee thereof shall at any time determine in good faith that a transfer or other event has taken place that results in a violation of the sale of transfer of New Prime Common Shares or that a person intends to acquire or has attempted to acquire beneficial ownership of any New Prime Common Shares in violation of the sale of transfer of New Prime Common Shares, the New Prime Board of Directors or a committee thereof shall take such action as it or they deem advisable to refuse to give effect to or to prevent such transfer or other event.

    New Prime Excess Shares shall not be transferrable. A purported record transferee or, in the case of New Prime Excess Shares resulting from an event other than a transfer, a purported record holder, may freely designate a beneficiary of its interest in the trust (representing the number of shares of New Prime Excess Shares held by the trust attributable to the purported transfer or other event that resulted in the issuance of such New Prime Excess Shares, if
(i) the New Prime Excess Shares held in the trust would not be New Prime Excess Shares in the hands of such beneficiary; and (ii) the purported beneficial transferee or, in the case of New Prime Excess Shares resulting from an event other than a transfer, the purported beneficial holder, does not receive consideration for the designation of such beneficiary that reflects a price per share for such New Prime Excess Shares that exceeds the "New Prime Excess Shares Limitation Price."

    No person shall acquire any New Prime Series B Preferred Shares if, as the result of such acquisition, such person shall beneficially own New Prime Series B Preferred Shares in excess of the New Prime Series B Preferred Share ownership limit; and (ii) no person may acquire or beneficially own New Prime Series B Preferred Shares to the extent that as a result of such acquisition or beneficial ownership the aggregate of New Prime Common Shares beneficially owned by such holder and the New Prime Common Shares that would be issued to such holder upon conversion of all the New Prime Series B Preferred Shares then beneficially owned by such holder, assuming that all of the outstanding New Prime Series B Preferred Shares were converted into New Prime Common Shares at such time, would exceed 9.9% of the total New Prime Common Shares that would be outstanding, assuming all of the outstanding New Prime Series B Preferred Shares were converted into New Prime Common Shares and without giving effect to the exchange of any units for New Prime Shares.

    If the New Prime Board of Directors or any duly authorized committee thereof shall at any time determine in good faith that a transfer or other event has taken place that results in a violation of any the restrictions in the New Prime Charter or that a person intends to acquire or has attempted to acquire beneficial ownership of any New Prime Series B Preferred Shares in violation of any of the restrictions in the New Prime Charter, the New Prime Board of Directors or a committee thereof shall take such action as it or they deem advisable.

    Any person who acquires or attempts or intends to acquire New Prime Series B Preferred Shares in violation of any of the restrictions in the New Prime Charter or any person who is a transferee in a transfer or is otherwise affected by an event other than a transfer that results in the issuance of New Prime Excess Series B Preferred Shares, shall immediately give written notice to New Prime of such transfer or other event and shall provide to New Prime such other information New Prime may request in order to determine the effect, if any, of such transfer of attempted, intended or purported transfer or other event on New Prime's status as a REIT.

    Every beneficial owner of more than 5% or such lower percentage as required by the Code and the regulations promulgated thereunder of the outstanding New Prime Series B Preferred Shares shall, within 30 days after December 31 of each year, give written notice to New Prime stating the name and address of such beneficial owner, the number of shares of New Prime Series B Preferred Shares and other shares of the capital stock of New Prime beneficially owned, and a description of the manner in which shares are held. Each such beneficial owner shall provide to New Prime such additional information as New Prime may request an order to determine the effect, if any, of such beneficial ownership on New Prime's status as a REIT and to ensure compliance with the New Prime Series B Preferred Share ownership limit, and each person who is a beneficial owner of New Prime Series B Preferred Shares and each person, including the stockholder of record, who is holding New Prime Series B Preferred Shares for a beneficial owner shall provide to New Prime such information that New Prime may request, in good faith, in order to determine New Prime's status as a REIT.

    New Prime Excess Series B Preferred Shares shall not be transferrable. A purported record transferee or, in the case of New Prime Excess Series B Preferred Shares resulting from an event other than a transfer, a purported record holder, may freely designate a beneficiary of its interest in the trust, representing the number of shares of New Prime Excess Series B Preferred Shares held by the trust attributable to the purported transfer or other event that resulted in the issuance of such New Prime Excess Series B Preferred Shares, if
(i) the New Prime Excess Series B Preferred Shares held in the trust would not be New Prime Excess Series B Preferred Shares in the hands of such beneficiary, and (ii) the purported beneficial transferee or, in the case of New Prime Excess Series B Preferred Shares resulting from an event other than a transfer, the purported beneficial holder, does not receive consideration for the designation of such beneficiary that reflects a price per share for such New Prime Excess Series B Preferred Shares that exceeds the "New Prime Series B Preferred Shares Limitation Price."

APPRAISAL OR DISSENTER'S RIGHTS

    Neither the MCBA nor the MGCL provide appraisal rights for shares listed on a national securities exchange. Accordingly, shareholders of Horizon and shareholders of New Prime have the same appraisal rights under the Horizon Articles and Horizon Bylaws as they have under the New Prime Charter and the New Prime Bylaws, respectively.

ADVANCE NOTICE PROVISION FOR SHAREHOLDER NOMINATION AND SHAREHOLDER PROPOSALS

    The Horizon Bylaws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of shareholders of Horizon (the "Shareholder Notice Procedure").

    The Shareholder Notice Procedure provides that (i) only persons who are nominated by, or at the direction of, the Horizon Board of Directors, or by a shareholder who has given timely written notice containing specified information to the Secretary of Horizon prior to the meeting at which directors are to be elected, will be eligible for election as directors of Horizon, and (ii) at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Horizon Board of Directors or by a shareholder who has given timely written notice to the Secretary of Horizon of such shareholder's intention to bring such business before the meeting. Except for shareholder proposals submitted in accordance with the federal proxy rules as to which the requirement specified therein shall control, notice of shareholder nominations or business to be conducted at a meeting must be received by Horizon not less than 60 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting if the notice is to be submitted at an annual meeting, or not later than 10 days following the day on which notice of the date of a special meeting was given if the notice is to be submitted at a special meeting.

    Neither the New Prime Charter nor the New Prime Bylaws specifically provide for a shareholder notice procedure for shareholder nominations or shareholder proposals.

TRANSACTIONS WITH DIRECTORS AND OFFICERS

    The MBCA provides a safe harbor for certain transactions between a corporation and one or more of its directors or officers. Such a transaction with a conflicting interest may not be set aside, enjoined or give rise to damages in a proceeding by a shareholder or by or in the right of the corporation if the person interested in the transaction establishes any of the following: (i) the transaction is fair to the corporation at the time entered into, (ii) the material facts of the transaction and the directors or officers' interests were disclosed or known to the board, a committee of the board, or the independent director or directors, and the board, committee or independent director or directors authorize, approve or ratify the transaction, or (iii) the material facts of the transaction and the directors or officers' interests were disclosed or known to the shareholders entitled to vote and they authorized, approved or ratified the transaction. For purposes of this provision, a transaction is authorized, approved or ratified if it received the affirmative vote of the majority of the directors on the board or committee who had no interest in the transaction, though less than a quorum, or all independent directors who had no interest in the transaction, or have received the majority of votes cast by the holders of shares who did not have an interest in the transaction.

    The Horizon Articles provide that the Horizon Board of Directors has no authority to cause Horizon to enter into any agreement or transaction with Jeffrey A. Kerr or any of his affiliates or Alan Glen or any of his affiliates, unless such agreement or transaction is approved by the affirmative vote of a majority of the directors of Horizon who are Independent.

    The MGCL provides that a contract or other transaction between a corporation and any of its directors or between a corporation and any other corporation, firm, or other entity in which any of its director(s) is a director or has a material financial interest is not void or voidable solely because; (i) the common directorship or interest; (ii) the presence of the director at the meeting of the board or a committee of the board which authorizes, approves, or ratifies the contract or transaction; or the counting of the vote of the director for the authorization, approval or ratification of the contract or transaction.

                       CERTAIN PROVISIONS OF MARYLAND LAW
                      AND THE NEW PRIME CHARTER AND BYLAWS

    THE FOLLOWING PARAGRAPHS SUMMARIZE CERTAIN PROVISIONS OF THE MGCL, THE NEW PRIME CHARTER AND NEW PRIME BYLAWS. THE SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MGCL, THE NEW PRIME CHARTER AND NEW PRIME BYLAWS FOR COMPLETE INFORMATION.

CLASSIFICATION OF THE NEW PRIME BOARD OF DIRECTORS

    The New Prime Bylaws provide that the number of directors of New Prime may be established by the New Prime Board of Directors but in no case shall be less than three directors. Subject to the right of the holders of New Prime Series A Preferred Shares, New Prime Series B Preferred Shares and New Prime Series C Preferred Shares to elect directors under certain circumstances, any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors will be filled by a majority of the entire New Prime Board of Directors. Pursuant to the terms of the New Prime Charter, the directors are divided into three classes. One class will hold office for a term expiring at the annual meeting of stockholders to be held in 1999, another class will hold office for a term expiring at the annual meeting of stockholders to be held in 2000 and another class will hold office for a term expiring at the annual meeting of stockholders to be held in 2001. As the term of each class expires, directors in that class will be elected for a term of three years and until their successors are duly elected and qualified. New Prime believes that classification of the New Prime Board of Directors will help to assure the continuity and stability of New Prime's business strategies and policies as determined by the New Prime Board of Directors.

    The classified director provision could have the effect of making the removal of incumbent directors more time-consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of New Prime, even though such an attempt might be beneficial to New Prime and its stockholders. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the New Prime Board of Directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. Holders of New Prime Common Shares will have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of New Prime Common Shares will be able to elect all of the successors of the class of directors whose term expires at that meeting.

REMOVAL OF DIRECTORS

    Subject to the right of the holders of New Prime Series A Preferred Shares, New Prime Series B Preferred Shares and New Prime Series C Preferred Shares to elect directors under certain circumstances, the New Prime Charter provides that a director may be removed only for cause and only by the affirmative vote of at least two-thirds of the aggregate number of votes then entitled to be cast generally in the election of directors. This provision, when coupled with the provision in the New Prime Bylaws authorizing the New Prime Board of Directors to fill directorships, precludes stockholders from removing incumbent directors except upon an affirmative vote and filling the vacancies created by such removal with their own nominees.

BUSINESS COMBINATIONS

    Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares after the date on which the corporation had 100 or more beneficial owners of its stock or an affiliate of the corporation which was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation, at any time within the two-year period immediately prior to the date in question, and after the date on which the corporation had 100 or more beneficial owners of its stock (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless, among other things, the corporation's stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the corporation becomes subject to the "business combination" statute or the Interested Stockholder becomes an Interested Stockholder. The New Prime Board of Directors has exempted from these provisions of the MGCL any business combination involving the issuance of New Prime Common Shares to PGI and certain other entities, or any of their respective affiliates, upon the exchange of Prime Partnership Common Units acquired by such entities in connection with the Prime IPO.

CONTROL SHARE ACQUISITIONS

    The MGCL provides that "control shares" of a Maryland corporation acquired in a "control shares acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control Shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority of all voting power. Control Shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of Control Shares, subject to certain exceptions.

    A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivery of an "acquiring person statement"), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

    If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the Control Shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the Control Shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares were considered and not approved. If voting rights for Control Shares are approved at a stockholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

    The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the New Prime Charter or New Prime Bylaws.

    The New Prime Charter contains a provision exempting from the control shares acquisition statute any and all acquisitions by any person of New Prime's shares of capital stock. There can be no assurance that such provision will not be amended or eliminated at any point in the future.

    The business combination statute and, if the foregoing exemption in the New Prime Charter is rescinded, the control share acquisition statute could have the effect of discouraging offers to acquire New Prime and of increasing the difficulty of consummating any such offer.

AMENDMENT TO THE NEW PRIME CHARTER

    The New Prime Charter, with certain limited exceptions, may be amended by the affirmative vote of the holders of not less than a majority of the aggregate number of votes then entitled to be cast generally in the election of directors.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

    The New Prime Bylaws provide that (a) with respect to an annual meeting of stockholders, nominations of persons for election to the New Prime Board of Directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to New Prime's notice of the meeting, (ii) by the New Prime Board of Directors, or (iii) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the New Prime Charter, with respect to the election of directors by the holders of New Prime Series A Preferred Shares, New Prime Series B Preferred Shares and New Prime Series C Preferred Shares in certain circumstances, or the New Prime Bylaws, and (b) with respect to special meetings of stockholders, only the business specified in New Prime's notice of meeting may be brought before the meeting of stockholders, and nominations of persons for election to the New Prime Board of Directors may be made only (i) pursuant to New Prime's notice of the meeting, (ii) by the New Prime Board of Directors, or (iii) provided that the New Prime Board of Directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Charter, with respect to the election of directors by the holders of New Prime Series A Preferred Shares, New Prime Series B Preferred Shares and New Prime Series C Preferred Shares in certain circumstances, or the New Prime Bylaws.

    The provisions in the New Prime Charter on classification of the New Prime Board of Directors and removal of directors, the business combination statute and, if the applicable provision in the New Prime Charter is revoked, control shares acquisition provisions of the MGCL, and the advance notice provisions of the New Prime Bylaws could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of New Prime Common Shares might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

                               PRIME PARTNERSHIP
                                   AGREEMENT

    THE FOLLOWING SUMMARY OF THE SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF PRIME PARTNERSHIP (THE "PRIME PARTNERSHIP AGREEMENT") IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PRIME PARTNERSHIP AGREEMENT WHICH IS FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS JOINT PROXY STATEMENT/ PROSPECTUS/INFORMATION STATEMENT IS A PART.

FORMATION

    Prime Partnership was formed on March 22, 1994 as a limited partnership under the DRUPLA with Prime as the sole general partner. Upon consummation of the Partnership Merger, the limited partnership agreement of Prime Partnership will be amended and restated and the unitholders of Horizon will be admitted as limited partners of Prime Partnership. Following the consummation of the Transactions, New Prime will be the sole general partner of Prime Partnership.

CAPITALIZATION

    Pursuant to the Prime Partnership Agreement, Prime Partnership has designated Prime Partnership Common Units and Prime Partnership Preferred Units ("Prime Partnership Preferred Units"). In addition, the Prime Partnership Agreement has designated the following classes of Prime Partnership Preferred
Units: (i) Series A preferred units of Prime Partnership (each, a "Prime Partnership Series A Preferred Unit"), (ii) Prime Partnership Series B Preferred Units and (iii) Prime Partnership Series C Preferred Units.

MANAGEMENT

    The Prime Partnership Agreement generally provides that New Prime, as the sole general partner of Prime Partnership, has full, exclusive and complete responsibility and discretion in the management and control of Prime Partnership. The limited partners of Prime Partnership (the "Prime Partnership Limited Partners") have no authority to transact business for, or participate in the management activities or decisions of, Prime Partnership. However, any decision for Prime Partnership to make certain amendments to the Prime Partnership Agreement, to take title to any property other than in the name of Prime Partnership, or to dissolve prior to December 31, 2050 (which is the expiration of Prime Partnership's term) or prior to the occurrence of certain liquidating events would require the consent of a majority in interest of Prime Partnership Common Units. Prime Partnership Limited Partners have no right to remove New Prime as general partner of Prime Partnership.

TRANSFERABILITY OF INTERESTS

    The Prime Partnership Agreement provides that New Prime may not voluntarily withdraw from Prime Partnership, or transfer or assign its interest in Prime Partnership, without the unanimous consent of Prime Partnership Limited Partners. Prime Partnership Limited Partners may transfer their interests in Prime Partnership to a transferee subject to certain conditions, including that such transferee assumes all obligations of the transferor Prime Partnership Limited Partner and provided further that such transfer does not cause a termination of Prime Partnership for federal income tax purposes, may not reasonably cause Prime Partnership to be treated as other than a partnership for federal income tax purposes or as a publicly traded partnership under Code
Section 7704 and may not reasonably cause New Prime to cease to comply with requirements under the Code for qualification as a REIT.

ADDITIONAL FUNDS

    The Prime Partnership Agreement provides that if Prime Partnership requires additional funds at any time or from time to time in excess of funds available to Prime Partnership from operations or prior capital contributions, New Prime may borrow such funds and lend the funds to Prime Partnership on the same terms and conditions as are applicable to New Prime's borrowing of such funds. The Prime Partnership Agreement further provides that in the event New Prime issues additional shares of capital stock, New Prime shall be required to contribute to Prime Partnership as an additional capital contribution any net proceeds from such issuance in exchange for additional partnership interests with preferences and rights corresponding to the capital stock so issued.

REGISTRATION RIGHTS

    For a description of certain registration rights to be held by Prime Partnership Limited Partners and certain of their affiliates, see "The Corporate Merger--Registration Rights Agreement."

TAX MATTERS

    The taxable income or taxable loss of Prime Partnership generally has and will continue to be allocated to New Prime and Prime Partnership Limited Partners in accordance with the distribution priority among the holders of Prime Partnership Preferred Units and Prime Partnership Common Units and in compliance with the provisions of Sections 704(b) and 704(c) of the Code and the regulations promulgated thereunder.


    Pursuant to the Prime Partnership Agreement, New Prime has been and will continue to be the "tax matters partner" of Prime Partnership and, as such, has had, and will continue to have, the authority to generally control any contest involving the taxable income or loss of Prime Partnership, including how the taxable income or taxable loss of Prime Partnership is allocated to the Prime Partnership Limited Partners. Further, New Prime will have the authority to make tax elections under the Code on behalf of Prime Partnership.


OPERATIONS

    The Prime Partnership Agreement requires that Prime Partnership be operated in a manner that will enable New Prime to satisfy the requirements for being classified as a REIT and to avoid any federal income tax liability. Pursuant to the Prime Partnership Agreement, Prime Partnership also will assume and pay when due, or reimburse New Prime for payment of, all administrative and operating expenses of any partnership or other entity in which Prime Partnership, directly or indirectly, is or becomes a partner or other equity participant and which is formed for the purpose of acquiring, developing or owning a property or a proposed property (the "Prime Property Partnerships"), will distribute cash to New Prime to enable New Prime to pay all of the costs and expenses relating to the operations of New Prime to the extent New Prime does not otherwise have sufficient funds to satisfy such costs and expenses. Prime Partnership will indemnify New Prime, as its general partner, for liabilities incurred in connection with debt financing for Prime Partnership or as general partner of Prime Partnership.

DISTRIBUTIONS

    The Prime Partnership Agreement sets forth the manner in which the net cash flow of Prime Partnership (which includes operating revenues and proceeds from sales or refinancings less certain expenditures) will be distributed with respect to Prime Partnership Preferred Units and Prime Partnership Common Units.

    PRIME PARTNERSHIP SERIES A PREFERRED UNITS. Pursuant to the Prime Partnership Agreement, each Prime Partnership Series A Preferred Unit held by New Prime entitles it to receive a cash distribution in an amount equal to the distribution declared or paid in respect of a New Prime Partnership Series A Preferred Share prior to the payment by Prime Partnership of any distributions in respect of Prime Partnership Series B Preferred Units, Prime Partnership Series C Preferred Units and Prime Partnership Common Units.

    PRIME PARTNERSHIP SERIES B PREFERRED UNITS. Each Prime Partnership Series B Preferred Unit held by New Prime entitles it to receive, prior to the payment by Prime Partnership of distributions with respect to Prime Partnership Series C Preferred Units and Prime Partnership Common Units, a cash distribution in an amount equal to the distribution or distribution declared or paid in respect of a New Prime Series B Preferred Share.

    PRIME PARTNERSHIP SERIES C PREFERRED UNITS. Each Prime Partnership Series C Preferred Unit entitles the holder thereof to receive, prior to the payment by Prime Partnership of distributions with respect to Prime Partnership Common Units, a cash distribution in an amount equal to the distribution or distribution declared or paid in respect of a New Prime Series C Preferred Share.

    PRIME PARTNERSHIP COMMON UNITS. The Prime Partnership Common Units entitle the holders thereof to receive a cash distribution in an amount equal to the balance of any net cash flow of Prime Partnership after payment of the distributions to the holders of Prime Partnership Series A Preferred Units, Prime Partnership Series B Preferred Units and Prime Partnership Series C Preferred Units, as set forth above.

PRIME PARTNERSHIP LIMITED PARTNER EXCHANGE RIGHTS

    PRIME PARTNERSHIP SERIES A PREFERRED UNITS. The holders of Prime Partnership Series A Preferred Units have no exchange rights.

    PRIME PARTNERSHIP SERIES B PREFERRED UNITS. The holders of Prime Partnership Series B Preferred Units have no exchange rights.

    PRIME PARTNERSHIP SERIES C PREFERRED UNITS. Subject to certain conditions, each Prime Partnership Series C Preferred Unit held by a Prime Partnership Limited Partner may be exchanged for one New Prime Series C Preferred Share (subject to adjustment) or, at the option of such Prime Partnership Limited Partner, one New Prime Common Share (subject to adjustment). The Prime Partnership Series C Preferred Units may not be exchanged until August 8, 1998 (or, if earlier, on the first day a "change of control" or a "REIT termination event" occurs (each as defined in the Prime Partnership Agreement)) and from time to time thereafter. Such Prime Partnership Series C Preferred Units may not be exchanged for New Prime Series C Preferred Shares or New Prime Common Shares, as the case may be, unless Prime Partnership receives an opinion of counsel reasonably satisfactory to New Prime that, upon such exchange, Prime Partnership would not cease to qualify as a partnership for federal income taxes.

    PRIME PARTNERSHIP COMMON UNITS. Subject to certain conditions, each Prime Partnership Common Unit held by a Prime Partnership Limited Partner may be exchanged for one New Prime Common Share (subject to adjustment) or, at the option of New Prime, cash equal to the fair market value of a New Prime Common Share at the time of exchange. Such Prime Partnership Common Units may not be exchanged for New Prime Common Shares unless Prime Partnership receives an opinion of counsel reasonably satisfactory to New Prime that, upon such exchange, Prime Partnership would not cease to qualify as a partnership for federal income taxes.

CONVERSION

    If holders of New Prime Series B Preferred Shares or New Prime Series C Preferred Shares exercise their rights under the New Prime Charter to convert their shares to New Prime Common Stock, in whole or in part, then simultaneously with such conversion, an equal number of Prime Partnership Series B Preferred Units or Prime Partnership Series C Preferred Units, as the case may be, shall be automatically converted into a number of Prime Partnership Common Units as set forth in the Prime Partnership Agreement.

REDEMPTION

    If at any time New Prime Preferred Shares are redeemed pursuant to the New Prime Charter or purchased by New Prime, Prime Partnership shall redeem an equal number of Prime Partnership Preferred Units of the same series by payment to New Prime of the redemption amount set forth in the Prime Partnership Agreement with respect to such series of New Prime Preferred Shares.

    On and after March 31, 1999, Prime Partnership, at the option of New Prime, may redeem the Prime Partnership Series B Preferred Units, in whole or in part, at a price equal to the redemption amount set forth in the Prime Partnership Agreement with respect to such units.

    On and after August 8, 2007, Prime Partnership, at the option of New Prime, may redeem the Prime Partnership Series C Preferred Units, in whole or in part, at a price equal to the redemption amount set forth in the Prime Partnership Agreement with respect to such units.

INDEMNIFICATION

    The Prime Partnership Agreement provides for indemnification solely out of the assets of Prime Partnership of the partners and their affiliates for losses incurred because of the operations of Prime Partnership unless (i) the partner or other person acted or failed to act due to bad faith or through active and deliberate dishonesty, (ii) actually received an improper personal benefit, or
(iii) in the case of any criminal proceeding, the partner or other person had reasonable cause to believe that the action or omission was unlawful.

    New Prime, as general partner of Prime Partnership, is indemnified by Prime Partnership from any loss incurred by New Prime as general partner by reason of
(i) the incurrence of indebtedness in compliance with the Prime Partnership Agreement or indebtedness of Prime Partnership that is guaranteed by New Prime as general partner or (ii) vicarious liability by reason of its status as general partner.

    Prime Partnership Limited Partners expressly acknowledge that New Prime, as general partner, is acting on behalf of Prime Partnership and New Prime's shareholders, collectively, that New Prime is under no obligation to consider the separate interests of the Prime Partnership Limited Partners (including, without limitation, the tax consequences to the Prime Partnership Limited Partners or their assignees) in deciding whether to cause Prime Partnership to take (or decline to take) any actions and that New Prime shall not be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by the Prime Partnership Limited Partners in connection with such decisions; provided that New Prime has acted in good faith.

DUTIES AND CONFLICTS

    The Prime Partnership Agreement provides that all business activities of New Prime, including all activities pertaining to the acquisition and operation of New Prime's outlet centers, must be conducted through Prime Partnership. The Prime Partnership Agreement prohibits New Prime from borrowing for the purpose of making a distribution to shareholders except if it arranges such borrowing through Prime Partnership.

TERM

    Prime Partnership will continue in full force and effect until December 31, 2050, unless sooner dissolved and terminated upon the dissolution, bankruptcy, insolvency or termination of New Prime (unless the Prime Partnership Limited Partners elect to continue Prime Partnership), the election of New Prime with the consent of a majority in interest of Prime Partnership Common Units, the sale or other disposition of all or substantially all the assets of Prime Partnership or by operation of law.

VOTING

    The consent of partners owning a majority in interest of Prime Partnership Common Units in the aggregate is required (i) to take title to any personal or real property, other than in the name of Prime Partnership, a Prime Property Partnership or pursuant to certain provisions in the Prime Partnership Agreement, (ii) to dissolve Prime Partnership prior to the occurrence of any "liquidating event" (as defined in the Prime Partnership Agreement) or (iii) for the matters discussed under "--Amendment" below.

AMENDMENT

    Generally, amendments to the Prime Partnership Agreement may be proposed by the general partner and must be approved by at least a majority of the general partner's board of directors who are not affiliates of any of the limited partners and with the consent of partners owning a majority in interest of Prime Partnership Common Units. Certain amendments that would materially and adversely alter the rights, preferences and terms of the Prime Partnership Common Units held by the limited partners would require the consent of limited partners holding a majority in interest of the Prime Partnership Common Units. Certain amendments that would materially and adversely alter the rights, preferences and terms of the Prime Partnership Series B Preferred Units or Prime Partnership Series C Preferred Units held by limited partners or increase the authorized amount of partnership interests that rank prior to the Prime Partnership Series B Preferred Units or Prime Partnership Series C Preferred Units in the distribution of assets or the payment of distributions would require the consent of limited partners holding two-thirds of the Prime Partnership Series B Preferred Units or Prime Partnership Series C Preferred Units, as the case may be.

BOOKS AND REPORTS

    New Prime is required to keep the books and records of Prime Partnership at the offices of Prime Partnership, and each partner has the right, subject to certain limitations, to have access to and inspect such books and records of account.

    New Prime will furnish to each limited partner promptly upon receipt of the same but in no event later than April 1 of each year, copies of audited financial statements prepared on a consolidated basis for Prime Partnership and each Prime Property Partnership.

    The general partner will use reasonable efforts to furnish to each limited partner by March 1 of each fiscal year the tax information reasonably required by the limited partners for federal income tax reporting purposes for the preceding year. The general partner is authorized to withhold from otherwise distributable net cash flow any tax that the general partner determines that Prime Partnership is required to withhold or pay with respect to any amount distributable or allocable to any partner.

POWER OF ATTORNEY

    Pursuant to the terms of the Prime Partnership Agreement, each limited partner and each assignee will appoint and empower the general partner, any liquidator and the authorized officers and attorneys-in-fact of each, as such limited partner's or assignees's true and lawful agent and attorney-in-fact to make, execute, acknowledge, deliver, publish and file, in the appropriate public offices, various certificates, documents and other instruments (including, without limitation, the Prime Partnership Agreement and the certificate of limited partnership of Prime Partnership and all amendments or restatements thereof) that the general partner deems appropriate or necessary to effectuate the terms or intent of the Prime Partnership Agreement. The Prime Partnership Agreement provides that such power of attorney is irrevocable, will survive the involuntary withdrawal of any limited partner and the transfer of all or any portion of such limited partner's or assignee's Prime Partnership Units and will extend to such limited partner's or assignee's heirs, successors, assigns and personal representatives.

                         HORIZON GROUP PROPERTIES, INC.

GENERAL

    Upon consummation of the Transactions, HGP will be a self-administered and self-managed REIT that will conduct its operations through HGP LP. HGP's portfolio will consist of 14 factory outlet centers and one power center located in 12 states containing an aggregate of approximately 3,092,000 square feet of GLA. As of December 31, 1997, the HGP Properties (excluding the New Mexico Center) were 80.1% leased. HGP's factory outlet centers feature a variety of manufacturers of widely recognized, traditional brand name merchandise such as Bass, Van Heusen, Corning/Revere, Carter's Childrenware, Big Dog Sportswear, OshKosh B'Gosh, Jones New York, London Fog, Levi's, Jockey, J. Crew, Springmaid-Wamsutta, Nike, Bugle Boy, Polo/Ralph Lauren, Reebok, The Gap, Liz Claiborne, Nautica and Mikasa, as well as value or traditional retailers such as Dress Barn, Linen Barn and Casual Corner.

    HGP will control HGP LP as its sole general partner and the owner of 81.4% of the partnership interests therein. Units of partnership interest in HGP LP are exchangeable for HGP Common Shares on a one-for-one basis. HGP will be dependent upon the distributions or other payments from HGP LP in order to meet its financial obligations. HGP is a Maryland corporation that was incorporated on January 21, 1998 and expects to commence operations as a publicly traded company upon consummation of the Transactions. HGP's executive offices will be located at 5000 Hakes Drive, Norton Shores, Michigan 49441.

    HGP currently intends to elect to be treated as a REIT for Federal income tax purposes and to operate in the manner required to maintain its REIT status. For a general discussion of these requirements, see "HGP Risk Factors--Ownership Limit Necessary to Maintain REIT Qualification" and "HGP Risk Factors--Effect of REIT Distribution Requirements."

BUSINESS STRATEGY

    HGP's management plans to create and maximize shareholder value by concentrating on remerchandising and increasing the occupancy levels at its existing centers, enhancing the operating performance of its properties through intensive property management and selectively expanding its centers in response to tenant demand and changes in local market conditions. HGP will also explore selective opportunities to acquire and reposition underperforming properties that offer significant potential for cash flow growth and capital appreciation. The following is a brief description of HGP's current business strategy and philosophy.

    REMERCHANDISING AND LEASING EXISTING CENTERS. Before the consummation of the Transactions, the HGP Properties operated almost exclusively in the factory outlet sector. After consummation of the Transactions, HGP will consider alternate retail and entertainment concepts for each of its properties. HGP intends to pursue a remerchandising strategy which will focus on attracting new tenants to its portfolio to offer a wider range of merchandise and amenities that complement its existing tenant base. For example, HGP's management believes that the Laughlin, Nevada Center, which has been an outlet center since its inception, may have substantially greater potential serving a broader range of retail and service needs of the nearly 6,000,000 tourists visiting its market annually.

    ACTIVE PROPERTY MANAGEMENT. HGP's management believes that the company's operating performance can be improved by increasing focus on asset management. HGP's asset management team, which includes professionals experienced in development, leasing, marketing, finance and property management, will continually evaluate potential opportunities at its existing centers for capital improvements and renovation that increase property values and offer attractive investment returns. HGP also will closely monitor each center's sales, occupancy and overall performance.

    TARGETED LOCAL MARKETING. Historically, Horizon has employed a centralized marketing strategy that has included national and regional promotions. HGP believes that its existing properties can benefit from marketing and advertising programs that are specifically targeted to local customers. To implement this strategy, HGP intends to hire on-site marketing managers to develop retail marketing programs designed to highlight each center's merchandising strengths.

    EXPANSION OF EXISTING CENTERS. HGP's philosophy is to expand or improve its existing centers only in response to tenant demand for additional retail space. For example, HGP may, among other things, construct tenant build-outs and redesign or reconfigure retail space for tenants. HGP believes that selective expansion will allow it to take advantage of management's development experience and tenant demand and relationships. Management has no plans at present to expand any of the HGP Properties.

    ALTERNATIVE USES FOR EXISTING CENTERS. A strategy for each existing center will be formulated following an evaluation of property operations, market potential, and real estate considerations. The selected strategy may involve continuation as a factory outlet center, the addition of traditional retail tenants, alternative uses, or some combination thereof. Alternative uses for an existing property will be considered only when HGP's management believes that a non-retail use will generate higher returns, relative to the returns available from factory outlet and traditional retail strategies for HGP's shareholders.

    ACQUISITION OF UNDERPERFORMING PROPERTIES. In addition to seeking to improve the performance of its existing properties, HGP will pursue opportunities to acquire underperforming properties that offer the potential for significantly higher cash flow through strategic repositioning. HGP intends to focus its acquisition activities on retail properties, including both factory outlet centers and more traditional retail sites, that may be purchased at prices well below estimated replacement cost and generate returns in excess of HGP's weighted cost of capital after taking into account estimated repositioning costs, including expenses associated with capital improvements, renovation and tenant turnover. HGP's ability to complete such acquisitions will be subject to its ability to obtain adequate financing from third party sources.

    POSSIBLE SALE OF PROPERTIES. Management plans to evaluate all of HGP's properties on a regular basis in accordance with its business objectives. In the future HGP may dispose of certain of the HGP Properties in order to obtain higher returns through alternative investments. At present, HGP has not entered into any agreements or arrangements with respect to the sale or disposition of any of the HGP Properties.

HGP DISTRIBUTION POLICY

    Unless required to maintain its status as a REIT under the Code, HGP does not currently contemplate paying distributions on HGP Common Shares. Earnings from the operations of HGP are currently expected to be used by HGP to support its ongoing business and make payments on its outstanding indebtedness, including the HGP Credit Facility. The terms of the HGP Credit Facility require that HGP's available cash flow from operations be used first to pay interest payments due on such credit facility before being distributed to securityholders. After making any payments required under the HGP Credit Facility, the HGP Board of Directors may determine in its discretion to pay distributions on HGP Common Shares in the future, and any such determination will be dependent upon HGP's results of operations, financial condition, contractual restrictions, REIT qualification requirements and other factors deemed relevant at that time by the HGP Board of Directors. See "HGP Risk Factors--Absence of Distributions."

HGP CAPITALIZATION


    The following table sets forth the capitalization of HGP as of December 31, 1997 on an historical basis and as adjusted to give effect to the Transactions. The information set forth in the table should be read in conjunction with the HGP financial statements and notes thereto, the HGP pro forma financial information and notes thereto and "--HGP Management's Discussion and Analysis of Results of Operations and Financial Condition-Liquidity and Capital Resources" included elsewhere in this Joint Proxy Statement/ Prospectus/Information Statement.


                                                                                              DECEMBER 31, 1997
                                                                                           -----------------------
                                                                                           HISTORICAL  AS ADJUSTED
                                                                                           ----------  -----------
                                                                                               (IN THOUSANDS)
Mortgages and other debt.................................................................  $  146,846   $ 127,387
Predecessor owners' capital..............................................................      83,162          --
Minority interests.......................................................................          --       7,409
Shareholders' equity:
  Common Shares, 50,000,000 shares authorized, $.01 par value, 2,770,000 shares issued
    and outstanding......................................................................          --          28
  Preferred Shares, 50,000,000 shares authorized, none issued and outstanding............          --          --
  Additional paid-in capital.............................................................          --      33,128
                                                                                           ----------  -----------
Total shareholders' equity...............................................................          --      33,156
                                                                                           ----------  -----------
Total capitalization.....................................................................  $  230,008   $ 167,952
                                                                                           ----------  -----------
                                                                                           ----------  -----------

HORIZON GROUP PROPERTIES, INC. SELECTED FINANCIAL DATA


    The following table presents selected historical financial data of HGP. The information set forth below should be read in conjunction with "Pro Forma Condensed Financial Statements," "--HGP Management's Discussion and Analysis of Results of Operations and Financial Condition" and the historical financial statements and notes thereto included elsewhere in this Joint Proxy Statement/ Prospectus/Information Statement. The combined statement of operations data set forth below for each of the four years ended December 31, 1997 and the combined balance sheet data at December 31, 1997, 1996 and 1995 are derived from, audited combined financial statements. The audited financial statements of HGP as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 are included elsewhere in this Joint Proxy Statement/Prospectus/Information Statement. The HGP selected financial data should be read in conjunction with those financial statements and the notes thereto. The combined operating data for the year ended December 31, 1993 and the combined balance sheet data at December 31, 1994 and 1993 are derived from unaudited combined financial statements not included in this Joint Proxy Statement/Prospectus/Information Statement.


    HGP's historical financial information has been derived from the operations and historical basis of 13 of Horizon's 35 outlet centers (including one power center) that will be contributed to HGP by Horizon in connection with the Transactions. As historically HGP was not a separate legal entity with its own capital structure, per share data for net income and dividends have not been presented. The historical financial information may not be indicative of HGP's future performance and does not necessarily reflect what the financial position and results of operations of HGP would have been had HGP operated as a separate, stand-alone entity during the periods presented. The selected financial data set forth below does not include the operating results or financial position of the Prime Transferred Properties. See

"HGP Risk Factors--Limited Relevance of Historical Financial Information."

                                                                        AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                                                  -----------------------------------------------------
                          (THOUSANDS)                               1997       1996       1995       1994       1993
----------------------------------------------------------------  ---------  ---------  ---------  ---------  ---------
Operating Data:
Revenue.........................................................  $  32,543  $  29,992  $  16,507  $   9,832  $   6,765
Expenses........................................................     35,890     24,049     12,711      6,165      5,929
Impairment (1)..................................................      6,949     24,631         --         --         --
                                                                  ---------  ---------  ---------  ---------  ---------
Income (loss) before gain on sale of real estate and
  extraordinary charge..........................................    (10,296)   (18,688)     3,796      3,667        836
Gain on sale of real estate.....................................         --         73          3         --         --
                                                                  ---------  ---------  ---------  ---------  ---------
Income (loss) before extraordinary charge.......................    (10,296)   (18,615)     3,799      3,667        836
Extraordinary charge............................................       (808)      (155)        --         --         --
                                                                  ---------  ---------  ---------  ---------  ---------
Net income (loss)...............................................  $ (11,104) $ (18,770) $   3,799  $   3,667  $     836
                                                                  ---------  ---------  ---------  ---------  ---------
                                                                  ---------  ---------  ---------  ---------  ---------
Balance Sheet Data:
Real estate, net of accumulated depreciation....................  $ 213,190  $ 211,957  $ 214,839  $  49,520  $  48,656
Total assets....................................................    237,336    249,660    224,182     52,147     57,366
Debt allocated from Horizon.....................................    146,846    132,513    105,138     13,151     10,635
Net assets......................................................     83,162    107,360    105,248     36,419     44,213

Other Data:
FFO (2).........................................................  $   6,016  $  11,544  $   7,468  $   5,625  $   2,137
Cash flows provided by (used in):
  Operating activities..........................................  $   8,325  $  (4,990) $   9,575  $   5,362  $   2,369
  Investing activities..........................................     (9.793)   (37,870)   (72,303)    (3,093)   (18,752)
  Financing activities..........................................        557     46,175     63,314     (8,677)    23,386
Total gross leasable area (square feet).........................      2,370      2,592      2,061        652        452

------------------------------
NOTES:

(1) In 1997, represents a $6.0 million charge to reduce the carrying value of four centers subject to a sales agreement to their estimated sales value less costs to dispose and a $.9 million impairment charge related to development projects that will not be pursued. In addition, the impairment expense includes a $1.8 million charge related to development projects, which will not be pursued. In 1996, represents a $22.8 million charge to reduce the carrying value of four centers that resulted from management's effort to market one center for sale and revised occupancy estimates on three centers that indicated a permanent impairment in their value. See Note 4--"Impairment" in the Notes to Combined Financial Statements for HGP.

(2) HGP's management believes that in order to facilitate a clear understanding of the combined historical operating results of HGP, FFO should be considered in conjunction with net income (loss) as presented in the financial statements included in this Joint Proxy Statement/Prospectus/Information Statement. Management believes that FFO is an important and widely used measure of the operating performance of REITs which provides a relevant basis for comparison to other REITs. Therefore, FFO is presented to assist investors in analyzing the performance of HGP. In March 1995, NAREIT issued a clarification of its definition of FFO. Although HGP has adopted the NAREIT definition of FFO, HGP cautions that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by HGP may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent cash flow from operating activities in accordance with GAAP and is not indicative of cash available to fund all of HGP's cash needs. FFO should not be considered as an alternative to net income or any other GAAP measure as an indicator of performance and should not be considered as an alternative to cash flow as a measure of liquidity or the ability to service debt or to pay dividends. A reconciliation of income (loss) before extraordinary charge to FFO is as follows:

                                                                     FOR THE YEAR ENDED DECEMBER 31,
                                                         -------------------------------------------------------
                                                            1997        1996       1995       1994       1993
                                                         ----------  ----------  ---------  ---------  ---------
Income (loss) before extraordinary charge..............  $  (10,296) $  (18,615) $   3,799  $   3,666  $     836
FFO ADJUSTMENTS
  Depreciation and amortization........................       9,363       5,601      3,672      1,959      1,301
  Impairment charges...................................       6,949      24,631     --         --         --
  Gain on sale of assets...............................          --         (73)        (3)    --         --
                                                         ----------  ----------  ---------  ---------  ---------
    Total FFO adjustments..............................      16,312      30,159      3,669      1,959      1,301
                                                         ----------  ----------  ---------  ---------  ---------
FFO....................................................  $    6,016  $   11,544  $   7,468  $   5,625  $   2,137
                                                         ----------  ----------  ---------  ---------  ---------
                                                         ----------  ----------  ---------  ---------  ---------

HGP MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL
  CONDITION

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE "--HORIZON GROUP PROPERTIES, INC. SELECTED FINANCIAL DATA" AND HGP COMBINED FINANCIAL STATEMENTS AND NOTES THERETO, EACH APPEARING ELSEWHERE IN THIS JOINT PROXY/PROSPECTUS/INFORMATION STATEMENT. HISTORICAL RESULTS AS SET FORTH HEREIN ARE NOT NECESSARILY INDICATIVE OF FUTURE RESULTS FROM OPERATIONS.

OVERVIEW

    HGP's historical financial information has been derived from the operations and historical basis of 13 of Horizon's 35 centers that will be contributed to HGP as a result of the Transactions. The combined financial statements of HGP are not currently those of a separate legal entity. Accordingly, the combined financial statements of HGP have been derived from the historical results of operations and historical basis of the assets and liabilities of such operations. Due to the fact that HGP was not historically operated as a separate component of Horizon, but in an integrated manner with the remaining net assets of Horizon, HGP is not insulated from the obligations and commitments of Horizon. In addition, the historical results of operations and financial condition of HGP have been presented as the net assets that were managed by Horizon because HGP did not have separate employees or business practices from Horizon.

    As set forth in the financial information included herein, debt, interest and general and administrative expenses of HGP are allocations of Horizon's balances. The balance sheet of HGP includes an allocation of the aggregate debt balance of Horizon (which has historically been secured by a pool of Horizon assets) based upon the proportionate use of debt proceeds by the HGP Properties for development and expansion compared to the Horizon Properties. The allocation was made in this manner because management believes it best represents the use of funds borrowed during the periods as presented and because allocating debt in this manner results in the statements of operations reflecting the interest cost of doing business. Financing costs were allocated based upon the same proportionate ratio. Interest expense has been estimated based upon the aforementioned proportionate debt balances and the weighted average interest rates incurred by Horizon on its debt balances.

    General and administrative corporate overhead of Horizon has been allocated to HGP based upon the ratio of GLA of the HGP Properties compared to the Horizon Properties. This allocation of Horizon's corporate overhead expense may not reflect HGP's actual general corporate overhead expense as a separate entity. Cash and cash equivalents have been included in the combined financial statements of HGP based upon the respective periods' ratio of GLA of HGP's portfolio compared to Horizon's total historical portfolio.

    Horizon's management believes the assumptions underlying HGP's financial statements to be reasonable. However, the financial information included herein may not necessarily reflect the results of operations, financial position and cash flows of HGP in the future or what results of operations, financial position and cash flows would have been had HGP been a separate stand-alone entity during the periods presented.

    Horizon has grown by developing new factory outlet centers, expanding existing factory outlet centers, acquiring factory outlet centers and increasing rental revenue at its existing factory outlet centers. On July 14, 1995, Horizon expanded its operations by merging with McArthur/Glen, an owner, operator and developer of factory outlet centers. Six of the factory outlet centers included in HGP were acquired as a result of this merger. See Note 3 in the accompanying combined financial statements of HGP for further information. The above mentioned factors and the resulting increase in the total GLA contained in HGP's properties are collectively referred to as the "Portfolio Expansion."

    HGP receives rental revenue through base rent, percentage rent and expense recoveries from tenants. Base rent represents a minimum amount for which tenants are contractually obligated. Percentage rent represents an amount tenants are obligated to pay as additional rent based on a percentage of the tenant's gross sales in excess of a "breakpoint." Expense recoveries from tenants relate to the portion of the operating expenses for which the tenants are obligated to reimburse HGP, including real estate taxes, insurance, utilities and common area maintenance charges.

COMBINED RESULTS OF OPERATIONS

    1997 COMPARED TO 1996

    Loss before extraordinary charge was $10.3 million in 1997 compared to loss before extraordinary charge of $18.6 million in 1996. Included in the net loss for 1997 is a $0.8 million extraordinary charge resulting from an early prepayment of debt. Horizon refinanced its outstanding short-term debt during the second quarter of 1997 and the extraordinary charge represents HGP's proportionate share of Horizon's expense.

    Total revenues increased 8.5% to $32.5 million in 1997 from $30.0 million in 1996. Base rent increased $2.9 million, or 14.6%, for the year ended December 31, 1997 compared to the corresponding period in 1996 primarily due to $3.0 million of prepaid rent on the Algodones, New Mexico property that was recognized in 1997 due to the early termination of the lease. Percentage rent increased in the same period due to higher tenant sales. Decreases in expense recoveries from tenants in 1997 compared to 1996 resulted principally from lower average occupancy. For the year ended December 31, 1997 and 1996, expense recoveries covered 77.4% and 91.7% of property operating and real estate tax expenses, respectively.

    Other income increased in 1997 compared to the prior year from higher temporary tenant income.

    Property operating and real estate tax expenses have increased as a result of the Portfolio Expansion. General and administrative expense increased from $2.3 million in 1996 to $2.8 million in the corresponding period in 1997 primarily due to $0.4 million in increased professional fees and a larger percentage of overhead costs that were expensed as a result of lower development activity. As a result, general and administrative expenses, as a percentage of total revenues, increased to 8.6% in 1997 compared to 7.6% in 1996.

    Depreciation and amortization increased $4.3 million or 71.2% during 1997 when compared to 1996. Interest expense increased $4.8 million or 72.1% between the comparable periods. The increases are primarily a result of the inclusion of interest and depreciation expense associated with HGP's outlet center in Laughlin, Nevada after it reached stabilization in July 1997.

    In 1997, Horizon's management entered into an agreement, subject to certain contingencies, to sell four outlet centers that have been included in the net assets of HGP for $17.0 million. A charge for asset impairment of $6.0 million was recorded in the results of operations of HGP in the year ended December 31, 1997 to reduce the carrying value of these outlet centers to their estimated fair values less cost to dispose. Subsequently, the sales agreement was terminated and management decided to then pursue the sale of only one of the properties, the New Mexico Outlet Center. The remaining three properties were reclassified to real estate assets at their fair values as of the date of the decision not to sell. In addition, the 1997 expense included a $0.9 million impairment charge related to development projects, which will not be pursued.

1996 COMPARED TO 1995

    The loss before extraordinary charge was $18.6 million in 1996 compared to income before extraordinary charge of $3.8 million in 1995. The net loss in 1996 resulted primarily from a $24.6 million charge for asset impairment. Loss in 1996 before extraordinary charge, excluding the $24.6 million write-down, improved $2.2 million, or 58.4%, in 1996 compared to 1995. The improvement resulted principally from the Portfolio Expansion.

    Total revenues increased $13.5 million, or 81.7% to $30.0 million for the year ended December 31, 1996 compared to the prior year. Base rents increased $8.4 million, or 71.0%, in 1996 compared to 1995. These increases resulted from increased GLA due to the Portfolio Expansion. Tenant expense recoveries increased $3.9 million, or 104.7%, in 1996 compared to 1995 as a result of additional leased space. For the twelve months ended December 31, 1996, expense recoveries covered 91.7% of property operating and real estate tax expenses, compared to 96.8% in 1995.

    Other income increased in 1996 compared to 1995 from higher lease termination income and income related to marketing.

    Property operating and real estate tax expenses increased $4.5 million, or 116.1%, as a result of the Portfolio Expansion. General and administrative expenses increased $1.3 million in 1996, or 140.9%, compared to 1995 resulting from the inclusion of a full year of additional expense in 1996 resulting from the merger of Horizon with McArthur/Glen and increased leasing costs. As a result, general and administrative expenses, as a percentage of total revenues, increased to 7.6% in 1996 compared to 5.7% in 1995.

    Depreciation and amortization increased $1.5 million, or 34.6%, to $6.0 million during 1996 when compared to 1995. Interest expense increased $3.6 million or 118.2% to $6.7 million during 1996 when compared to 1995. These increases were due to the Portfolio Expansion.

    The charge for impairment in 1996 resulted from Horizon's review of the carrying value of its long-lived assets. The financial statements of HGP reflect write-downs totaling $22.8 million in 1996 primarily pursuant to the provisions of SFAS No. 121 "IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF" as follows:

    - The decision to market for sale one center that, based on the expected net proceeds, required a write-down of the carrying value of such center to its estimated fair value less cost to sell. This property was reclassified to real estate as of December 31, 1997.

    - Revised occupancy expectations that indicated a permanent impairment of value of three other centers. These centers were written-down to estimated fair value.

    In addition, 1996 results reflect a charge of $1.8 million related to HGP's development projects which will not be pursued.

LIQUIDITY AND CAPITAL RESOURCES

    The combined financial statements of HGP are not currently those of a separate legal entity, and have been derived from the historical results of operations and historical basis of the assets and liabilities of Horizon. Because HGP was historically not operated as a separate company of Horizon, but in an integrated manner with the net assets of Horizon, HGP is not insulated from the obligations and commitments of Horizon. HGP's liquidity and capital resources set forth in the financial information herein represent amounts allocated from Horizon as the majority of the properties comprising HGP's assets were dependent on Horizon to fund cash flow requirements that could not be satisfied by cash flows from operations.

    Debt allocated from Horizon as of December 31, 1997 and 1996 reflects an allocation of debt from Horizon that is based upon the proportionate use of debt proceeds by HGP's portfolio of properties for development and expansion compared to Horizon's total portfolio. The allocation was made in this manner because management believes it best represents the use of funds borrowed during the period as presented and because allocating the debt in this manner results in the Statements of Operations reflecting the interest cost of doing business. The net proceeds from borrowings from Horizon were $14.3 million and $27.4 million for the years ended December 31, 1997 and 1996, respectively. The net proceeds from borrowings from Horizon for the years ended December 31, 1997 and 1996 were primarily used for the

Portfolio Expansion. In 1995, the increase in borrowings from Horizon included an allocation of $53.5 million associated with the six outlet centers obtained from McArthur/Glen.

    Net contributions (distributions) from (to) Horizon represent the net amounts advanced from and repaid to Horizon that were necessary to fund development or were excess cash flows remitted back to Horizon. For the years ended December 31, 1997, 1996 and 1995, net contributions (distributions) were $(13.1) million, $20.9 million and $25.5 million, respectively.

    Cash flows from operations were $8.3 million for the year ended December 31, 1997, an increase of $13.3 million compared to the corresponding 1996 period. The increase is due to a $4.0 million prepayment on a master lease of the Algodones, New Mexico outlet center (see Note 8 to the accompanying Notes to Combined Financial Statements) and decreased advances to HGP's joint venture. In 1996, cash flows used in operations were $5.0 million, a $14.6 million decrease primarily resulting from advances to HGP's joint venture.

    Nomura Asset Capital Corporation ("Nomura") has entered into a commitment letter pursuant to which Nomura will provide the HGP Credit Facility to the entities which own the HGP Properties. The aggregate principal amount of the HGP Credit Facility will be determined based on various factors, including the historical cash flows of the HGP Properties. HGP presently anticipates that the HGP Credit Facility will provide for initial borrowings of $120,000,000. The HGP Credit Facility will be fully and unconditionally guaranteed by HGP and HGP LP. The HGP Credit Facility will have a term of three years and will bear interest at the 30-day LIBOR Rate (as defined in the HGP Credit Facility) plus 1.90% per annum. The HGP Credit Facility will be cross collateralized by mortgages on each of the HGP Properties as well as a security interest in substantially all the other assets of HGP and its affiliates. The HGP Credit Facility requires monthly payments of interest. In addition, the HGP Credit Facility requires principal payments totaling $1.5 million, $1.5 million and $2.0 million during the first, second and third years, respectively, following the Closing Date, payable in equal monthly installments. The HGP Credit Facility will mature on the third anniversary of the Closing Date. The HGP Credit Facility has a prepayment penalty of 1% of amounts repaid during the first loan year and 2% of amounts repaid in the second and third loan years. The HGP Credit Facility contains restrictions on the ability of HGP and HGP LP to incur additional indebtedness, and under certain circumstances, requires the interest rate of the HGP Credit Facility to be hedged to a fixed rate. All of the proceeds from the HGP Credit Facility will be used to repay outstanding debt.


    Prime Partnership has agreed to guarantee $10.0 million of indebtedness under the HGP Credit Facility. In connection with the Prime Guarantee, HGP has agreed to pay New Prime a fee of $400,000 per annum until the HGP Credit Facility has been paid in full. The guarantee will terminate if HGP raises at least $50.0 million in capital contributions and uses at least $50.0 million of the proceeds from such capital contributions to repay the HGP Credit Facility.



    Upon consummation of the Transactions, HGP will assume a $4.0 million revolving credit facility from Horizon which expires on August 1, 1998. The outstanding balance on this facility was $4.0 million at December 31, 1997. Pursuant to the Contribution Agreement, if HGP is otherwise unable to repay in full its obligations under such facility, New Prime has agreed to lend HGP sufficient funds, at a rate of 10% per annum, to enable HGP to effect such repayment on terms substantially similar to the existing facility.


    HGP expects to meet its short-term liquidity requirements generally through its working capital and cash flow provided by operating activities. HGP expects to meet its long-term liquidity requirements such as tenant allowances for new leases and capital improvements through a combination of its working capital, the issuance of long-term debt and/or the potential offering of additional equity securities in the private or public capital markets. Subsequent to the Transactions, HGP will have approximately $130 million of outstanding debt. As a result of HGP's leverage and the covenants related to the debt, HGP's ability to obtain additional financing sources will be limited. There can be no assurance that HGP will be able to successfully obtain funding from such sources. Furthermore, HGP's business plan calls for the repositioning of certain of the HGP Properties, which will require HGP to obtain additional capital. See "Risk Factors--Lack of Working Capital."

    Horizon elected to be taxed as a REIT under the Code commencing with the taxable year ending December 31, 1994. Accordingly, no tax expense has been allocated from Horizon to HGP. In order to qualify as a REIT for federal income tax purposes, Horizon is required to pay dividends to its shareholders of at least 95% of its REIT taxable income in addition to satisfying other requirements.

    On a going forward basis, HGP intends to elect to be taxed as a REIT and make distributions to its shareholders only to the extent necessary to comply with the requirements of the Code. There can be no assurance that HGP will generate taxable income, or pay distributions in the forseeable future. HGP also intends to retain such amounts as it considers necessary from time to time for the acquisition or development of new properties as suitable opportunities arise, for the expansion and renovation of its existing factory outlet centers, and for the retirement of debt.

YEAR 2000

    The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of HGP's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

    HGP does not believe that the impact of the recognition of the year 2000 by its information and operating technology systems will have a material adverse effect on HGP's financial condition and results of operations. The majority of any necessary system changes will be upgraded in the normal course of business. HGP has initiated formal communications with all of its significant suppliers to determine the extent to which HGP's interface systems are vulnerable to those third parties' failure to remediate their own year 2000 issues. There can be no guarantee that the systems of other companies, on which HGP's systems rely, will be timely converted and would not have an adverse effect on HGP's systems.

FUNDS FROM OPERATIONS

    HGP's management believes that to facilitate a clear understanding of the consolidated historical operating results of HGP, FFO should be considered in conjunction with net income (loss) as presented in the financial statements included in this Joint Proxy Statement/Prospectus/Information Statement. Management believes that FFO is an important and widely used measure of the operating performance of REITs which provides a relevant basis for comparison to other REITs. Therefore, FFO is presented to assist investors in analyzing the performance of HGP. In March 1995, NAREIT issued a clarification of its definition of FFO. Although HGP has adopted the NAREIT definition of FFO, HGP cautions that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by HGP may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent cash flow from operating activities in accordance with GAAP and is not indicative of cash available to fund all of HGP's cash needs. FFO should not be considered as an alternative to net income or any other GAAP measure as an indicator of performance and should not be considered as an alternative to cash flow as a measure of liquidity or the ability to service debt or to pay dividends.

    FFO included herein may not necessarily reflect the FFO of HGP in future projects or what FFO would have been had HGP been a separate stand-alone entity during the periods presented. FFO decreased $5.5 million, or 47.9%, to $6.0 million in the year ended December 31, 1997 compared to the year ended December 31, 1996. The decrease is primarily due to increased interest expense on the Laughlin, Nevada property and declining occupancy in 1997 as compared to 1996. FFO in 1996 increased $4.1 million, or 54.6%, to $11.5 million compared to 1995. FFO increased $1.8 million, or 32.8%, to $7.5 million in 1995 compared to 1994. These increases resulted from the Portfolio Expansion.

INFLATION

    HGP's leases with the majority of its tenants require the tenants to reimburse HGP for most operating expenses and increases in common area maintenance expenses, which reduces HGP's exposure to increases in costs and operating expenses resulting from inflation.

PROPERTIES

    The following table presents information regarding the HGP Properties:

                               YEAR OF
                               OPENING/
                                 MOST        TOTAL
                                RECENT    APPROXIMATE   PERCENTAGE
                              EXPANSION/   GLA AS OF    GLA LEASED
                                NO. OF     12/31/97        AS OF         CERTAIN TENANTS AS OF
NAME AND LOCATION OF CENTER     PHASES     (SQ. FT.)     12/31/97               12/31/97

Bellport Outlet Center        1992/1997      291,248          79.5%   Bass, Carter's
Patchogue, New York(1)         3 Phases                                 Childrenswear, Dress Barn,
                                                                        The Gap, Liz Claiborne,
                                                                        London Fog, Nike, OshKosh
                                                                        B'Gosh, Pendleton, Reebok,
                                                                        Springmaid-Wamsutta, Van
                                                                        Heusen, Vanity Fair

Dry Ridge Outlet Center       1991/1994      117,980          71.3%   Bass, Dress Barn, Guess?,
Dry Ridge, Kentucky            2 Phases                                 Jones New York, Liz
                                                                        Claiborne, Mikasa, Nike,
                                                                        Nine West, Van Heusen,
                                                                        Westport

Horizon Outlet Center--       1988/1990      185,769          72.8%   Bass, Bugle Boy, Carter's
  Holland                      2 Phases                                 Childrenswear, Casual
Holland, Michigan                                                       Corner, Dress Barn, Eddie
                                                                        Bauer, Florsheim, Hush
                                                                        Puppies, Oneida,
                                                                        Pfaltzgraff, Reebok, Van
                                                                        Heusen

Horizon Outlet Center--          1996        258,312          79.2%   Big Dog Sportswear, Carter's
  Laughlin                     1 Phase                                  Childrenswear, Corning/
Laughlin, Nevada                                                        Revere, Dress Barn, Linen
                                                                        Barn, Mikasa, OshKosh
                                                                        B'Gosh, Polo/Ralph Lauren,
                                                                        Reebok

Horizon Outlet Center--       1987/1989      230,139          87.3%   Bass, Bugle Boy, Carter's
  Monroe                       2 Phases                                 Childrenswear, Casual
Monroe, Michigan                                                        Corner, Corning/Revere,
                                                                        Dress Barn, Hit or Miss,
                                                                        Levi's, Mikasa, Nike,
                                                                        WestPoint Stevens

Horizon Outlet Center--          1990        199,962          80.0%   Bass, Brooks Brothers,
  Somerset                     1 Phase                                  Casual Corner,
Somerset, Pennsylvania                                                  Corning/Revere, Dress
                                                                        Barn, Evan Picone, Jones
                                                                        New York, Levi's, Mikasa,
                                                                        Polo/Ralph Lauren, Van
                                                                        Heusen

                               YEAR OF
                               OPENING/
                                 MOST        TOTAL
                                RECENT    APPROXIMATE   PERCENTAGE
                              EXPANSION/   GLA AS OF    GLA LEASED
                                NO. OF     12/31/97        AS OF         CERTAIN TENANTS AS OF
NAME AND LOCATION OF CENTER     PHASES     (SQ. FT.)     12/31/97               12/31/97

Horizon Outlet Center--       1990/1996      147,455          71.5%   Bass, Carter's
  Traverse City                2 Phases                                 Childrenswear,
Traverse City, Michigan                                                 Corning/Revere, Dansk,
                                                                        Hush Puppies, Lechters,
                                                                        Levi's, London Fog

Horizon Outlet Center--          1995        139,433          83.7%   Bass, Big Dog Sportswear,
  Tulare                       1 Phase                                  Bugle Boy, Corning/Revere,
Tulare, California                                                      Jones New York, Linen
                                                                        Barn, Mikasa, OshKosh
                                                                        B'Gosh, Polo/Ralph Lauren,
                                                                        Reebok, Van Heusen

Indiana Factory Shops         1994/1996      234,149          85.4%   Bass, Big Dog Sportswear,
Daleville, Indiana             2 Phases                                 Bugle Boy, Carter's
                                                                        Childrenswear, Casual
                                                                        Corner, Corning/Revere,
                                                                        London Fog, Mikasa,
                                                                        OshKosh B'Gosh, Paul
                                                                        Harris, Polo/Ralph Lauren,
                                                                        Springmaid-Wamsutta, Van
                                                                        Heusen, Westport Ltd.

Lakeshore Marketplace            1995        360,592          74.3%   Barnes & Noble, Ben
Norton Shores, Michigan        1 Phase                                  Franklin, Di's Hallmark,
(Power Center)                                                          Dunham's Sporting Goods,
                                                                        Elder-Beerman, Famous
                                                                        Footwear, Great Party, Old
                                                                        Navy, Toys "R" Us, TJ Maxx

Medford Outlet Center         1991/1995      188,060          80.3%   American Eagle, Bass, Bugle
Medford, Minnesota             2 Phases                                 Boy, Casual Corner,
                                                                        Columbia Sportswear,
                                                                        Corning/Revere, County
                                                                        Seat, Dress Barn, Guess?,
                                                                        Levi's, Liz Claiborne,
                                                                        Mikasa, Nike, Van Heusen,
                                                                        Westport Woman

Nebraska Crossing Factory        1993        191,525          88.5%   Bass, Boston Traders, Bugle
Shops                          1 Phase                                  Boy, Carter's
Gretna, Nebraska                                                        Childrenswear, Casual
                                                                        Corner, Corning/ Revere,
                                                                        Dress Barn, OshKosh
                                                                        B'Gosh, Jockey, Levi's,
                                                                        Mikasa, Westport Ltd.

                               YEAR OF
                               OPENING/
                                 MOST        TOTAL
                                RECENT    APPROXIMATE   PERCENTAGE
                              EXPANSION/   GLA AS OF    GLA LEASED
                                NO. OF     12/31/97        AS OF         CERTAIN TENANTS AS OF
NAME AND LOCATION OF CENTER     PHASES     (SQ. FT.)     12/31/97               12/31/97

Sealy Outlet Center           1995/1996      191,865          90.1%   Bass, Bugle Boy, Casual
Sealy, Texas                   2 Phases                                 Corner, Dress Barn, J.
                                                                        Crew, Jockey, Liz
                                                                        Claiborne, Mikasa, Nine
                                                                        West, OshKosh B'Gosh,
                                                                        Reebok, Spiegel,
                                                                        Springmaid-Wamsutta, Van
                                                                        Heusen

Warrenton Outlet Center       1993/1995      200,363          81.7%   Bass, Corning/Revere, Dress
Warrenton, Missouri            2 Phases                                 Barn, Easy Spirit, Levi's,
                                                                        Linen Barn, Liz Claiborne,
                                                                        Mikasa, Naturalizer, Nike,
                                                                        Nine West, Van Heusen
New Mexico Outlet Center         1993        155,170        --  (2)
Algondones, New Mexico         1 Phase

------------------------

NOTES:

(1) HGP has a 50% joint venture partnership interest in Phase I of this property representing 94,940 square feet of GLA and a 45% joint venture partnership interest in Phases II and III representing 196,308 square feet of GLA.


(2) As of January 31, 1998, this center was unoccupied and held for sale. See
    Note 8 to Notes to Combined Financial Statements of Horizon Group Properties, Inc.


    In the opinion of HGP's management, all of the properties described above are adequately covered by insurance.

    On a pro forma basis, no HGP Property accounted for more than 10% of the book value or gross revenues of HGP as of or for the year ended December 31, 1997.

LEASE INFORMATION

    In general, the leases relating to the HGP Properties have initial terms of five to ten years. Most leases provide for the payment of percentage rent for annual sales in excess of certain thresholds. In addition, HGP's typical leases provide for the recovery of all of a merchant's proportionate share of actual common area maintenance, refuse removal, insurance, and real estate taxes as well as a collection for advertising and promotion and an administrative fee. Common area maintenance includes such items as common area utilities, security, parking lot cleaning, maintenance and repair of common areas, capital replacement reserves, landscaping, seasonal decorations, public restroom maintenance and certain administrative expenses.

    The following table shows lease expirations for the next ten years at the HGP Properties (as of December 31, 1997 and assuming no lease renewals or extensions):

                                                                         NET RENTABLE
                                                                         AREA SUBJECT      ANNUAL       % OF TOTAL ANNUAL
                                                                         TO EXPIRING      BASE RENT         BASE RENT
                                                           NUMBER OF        LEASES     REPRESENTED BY    REPRESENTED BY
YEAR                                                    LEASES EXPIRING   (SQ. FT.)    EXPIRING LEASES   EXPIRING LEASES
------------------------------------------------------  ---------------  ------------  ---------------  -----------------
1998..................................................            82         274,350    $   2,747,673            12.8%
1999..................................................            90         326,502        4,029,728            15.2
2000..................................................            86         287,513        3,946,077            13.4
2001..................................................            79         287,399        4,121,310            13.4
2002..................................................            56         246,054        3,077,671            11.5
2003..................................................            19          76,463          981,969             3.6
2004..................................................            10          59,187          868,873             2.8
2005..................................................            12          73,719          860,247             3.4
2006..................................................            18         178,041        1,541,521             8.3
2007..................................................             5          56,576          502,166             2.6

TENANT INFORMATION

    HGP's factory outlet centers feature a variety of manufacturers of widely recognized, traditional brand name merchandise. The following table sets forth information as to HGP's lead tenants as of and for the nine months ended December 31, 1997.

                                                                              OCCUPIED    PERCENTAGE OF
                                                                 NUMBER         GLA        BASE RENTAL      PERCENTAGE OF
TENANT                                                          OF STORES    (SQ. FT.)       INCOME         GLA OCCUPIED
------------------------------------------------------------  -------------  ----------  ---------------  -----------------
Phillips-Van Heusen Retail Division.........................           34       168,159           7.9%              7.3%
Dress Barn, Inc.............................................           15        93,930           4.9%              4.1%
Brown Retail Group, Inc.....................................           16        77,611           3.8%              3.4%
Sara Lee Corporation........................................           10        76,304           3.3%              3.3%
Mikasa, Inc.................................................           18        69,862           3.2%              3.0%
The William Carter Company..................................           10        49,860           2.4%              2.2%
The U.S. Shoe Corporation...................................           12        46,568           2.3%              2.0%
Bugle Boy Industries, Inc...................................           11        64,662           2.2%              2.8%
Other Tenants...............................................          386     1,653,075          70.1%             71.9%

COMPETITION

    HGP's factory outlet centers compete for customers primarily with factory outlet centers built and operated by other developers, traditional shopping malls and off-price retailers. HGP believes that the majority of its customers visit factory outlet centers because they are intent on buying first-quality, name-brand goods at discounted prices. Traditional full- and off- price retailers are often unable to provide such a variety of products at attractive prices at a single location every day.

    Numerous developers and real estate companies are engaged in the development or ownership of factory outlet centers and other retail complexes that compete with HGP in seeking tenants for its centers. Management believes that HGP competes with many large national and small developers of factory outlet centers. This results in competition for tenants to lease space in the factory outlet centers that HGP and its competitors own or operate. The development of a new, competing factory outlet center with a more convenient location or more favorable rental terms may attract HGP's tenants or cause them to renegotiate their leases at or prior to renewal.

    As HGP seeks to implement its business plan to enhance the value of its real estate assets by exploring alternative retail and non-retail uses, it will compete directly with a broader array of national and regional real estate management and development companies, many of which are large and have greater financial resources than HGP.

LEGAL PROCEEDINGS

    Neither HGP nor any of the HGP Properties is subject to any material litigation.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

    The following supplements the discussion of HGP's primary management, portfolio diversification, expansion and improvements, development, financing, marketing and operations strategies set forth elsewhere in this Joint Proxy Statement/Prospectus/Information Statement. HGP's policies with respect to those activities and the matters discussed below have been determined by the HGP Board of Directors and may be amended or revised from time to time at the discretion of the HGP Board of Directors without a vote of the shareholders of HGP. No assurance can be given that HGP's investment objectives will be attained or that the value of HGP will not decrease.


    FINANCING. HGP's policy is to finance any acquisitions, expansions and developments with the source of capital believed by management to be most appropriate, which may include undistributed cash flow, borrowings from institutional lenders, newly-issued equity securities, and debt securities on a secured or unsecured basis. There can be no assurance that any such financing will be obtained. HGP's debt instruments may limit its ability to pay dividends in the future. For a description of HGP's initial sources of financing, see "--HGP Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources."


    Any additional debt financing, including additional lines of credit, may be secured by mortgages on the HGP Properties. Such mortgages may be recourse or non-recourse or cross-collateralized or may contain cross-default provisions. HGP does not have a policy limiting the number of mortgages that may be placed on, or the amount of indebtedness that may be secured by, any particular property; however, mortgage financing instruments usually limit additional indebtedness on the mortgaged properties.

    INVESTMENT POLICIES. HGP may expand existing properties, develop new properties, purchase or lease income-producing properties for long-term investment, expand and improve the properties it owns or sell such properties, in whole or in part, when circumstances warrant. HGP also may participate with other entities in property ownership through joint ventures or other types of co-ownership. Equity investments may be subject to existing mortgage financing and other indebtedness which have priority over the equity interest of HGP. While HGP intends to emphasize equity real estate investments, it may, in its discretion, invest in mortgages and other real estate interests. HGP does not presently intend to invest in mortgages or deeds of trust, but it may invest in such instruments if management concludes that HGP may benefit from the cash flow or appreciation of the subject property. Subject to the percentage of ownership limitations and gross income tests which must be satisfied to qualify as a REIT, HGP also may invest in securities of concerns engaged in real estate activities or in securities of other issuers. HGP does not intend to invest in the securities of any other issuer for the purpose of exercising control; however, HGP may in the future acquire all or substantially all of the securities or assets of other REITs, management companies or similar entities where such investments would be consistent with HGP's investment policies. In any event, HGP does not intend that its investments in securities would require HGP to register as an investment company under the Investment Company Act of 1940, and HGP would divest securities before any such registration would be required.

    CERTAIN OTHER ACTIVITIES. HGP may make investments other than as previously described but has no present intention to do so. HGP has authority to offer HGP Common Shares or other securities in exchange for property, to repurchase or otherwise reacquire outstanding HGP Common Shares or other securities and may engage in such activities in the future. At all times HGP intends to make investments in such a manner as to be consistent with the requirements of the Code to qualify as a REIT unless, because of changed circumstances, the HGP Board of Directors determines that it is no longer in the best interests of HGP to qualify as a REIT.

MANAGEMENT

    The executive officers and directors of HGP will be, and their ages and positions as of December 31, 1997 were, as follows:

NAME                                   AGE                          POSITION
----------------------------------     ---     ---------------------------------------------------

Gary J. Skoien                             43  Chairman of the Board, President, Chief Executive
                                               Officer (term expires 2001)
David R. Tinkham                           42  Chief Financial Officer
Rege S. Eisaman                            30  Senior Vice President of Finance
John R. Terrell                            48  Senior Vice President of Development
Michael W. Reschke                         42  Director (term expires 2001)
Norman Perlmutter                          63  Director (term expires 2000)
Margaret A. Gilliam                        59  Director (term expires 1999)
E. Thomas Thilman                          56  Director (term expires 1999)

    GARY J. SKOIEN. Gary J. Skoien will serve as Chairman of the Board, President, Chief Executive Officer and a Director of HGP. Prior to his employment by HGP, Mr. Skoien served as Executive Vice President and Chief Operating Officer of PGI since 1994 where he was responsible for managing the industrial land development and build-to-suit divisions. Prior to this role, Mr. Skoien served as Senior Vice President and Chief Operating Officer of the Retail Division of PGI (currently Prime) from 1992 to 1993. In this role, he oversaw strategic planning, development and management of the rapidly growing division. He oversaw the development of nearly one million square feet of factory outlets shopping centers. From 1983 to 1991, Mr. Skoien was the Executive Director of The Illinois Capital Development Board and from 1980 to 1983, Mr. Skoien was an Assistant to Illinois Governor James R. Thompson. Mr. Skoien is on the Boards of Directors of the Chicagoland Chamber of Commerce and the Civic Federation. Mr. Skoien received his A.B. CUM LAUDE from Colgate University and received his Master of Public Policy from the University of Michigan.

    DAVID R. TINKHAM. David R. Tinkham will serve as Chief Financial Officer of HGP. For fifteen years prior to his employment with HGP, Mr. Tinkham was responsible for capital markets access, treasury, accounting, tax, insurance, investor relations, information technology and SEC compliance at the Chicago Dock and Canal Trust where he served as Chief Financial Officer. Prior to joining the Chicago Dock and Canal Trust, Mr. Tinkham was a Senior Tax Accountant at Arthur Andersen & Co. where he directed a seven-person team in corporate partnership and individual transaction structuring, planning and compliance. Mr. Tinkham received his Masters of Management degree from Northwestern University and a Bachelors of Business Administration in Accounting from The University of Michigan. Mr. Tinkham is a member of the American Institute of Certified Public Accountants, Economic Club of Chicago, Executives' Club of Chicago and the Realty Club of Chicago and an associate member of the Urban Land Institute and NAREIT.

    REGE S. EISAMAN. Rege Eisaman will serve as Senior Vice President of Finance of HGP. Mr. Eisaman's responsibilities with HGP will include financing, capital markets activities, and the review and analysis of potential acquisitions. For three years prior to joining HGP, Mr. Eisaman served as a Vice President for Bank of America's ("BofA") Global Private Bank and BofA's Global Capital Markets Group. From 1993 to 1995, Mr. Eisaman was a Portfolio Manager for Investment Counselors Incorporated, and from 1991 to 1993, he was a Senior Analyst for PGI. Mr. Eisaman received his M.B.A. from Northern Illinois University and a B.S. SUMMA CUM LAUDE from Eastern Illinois University. Mr. Eisaman is a Chartered Financial Analyst (CFA), a member of the Association for Investment Management and Research (AIMR), and a member of Investment Analysts Society of Chicago.


    JOHN R. TERRELL. John R. Terrell will serve as Senior Vice President and Director of Development for HGP. Prior to his employment by HGP, Mr. Terrell founded in 1988 and managed for ten years his own real estate development and consulting firm, Terrell Associates in Boston, Massachusetts. Prior to forming his own firm, Mr. Terrell was associated with the Prudential Property Company, Inc. in Newark, New Jersey and Urban Investment & Development Corporation in Chicago, Illinois. Mr Terrell filed a petition for protection under Chapter 13 of the U.S. bankruptcy laws on November 26, 1991 which was converted into a Chapter 7 proceeding on January 18, 1996 and discharged as of July 15, 1996. Mr. Terrell received a Bachelors of Architecture from the University of Illinois at Chicago.



    MICHAEL W. RESCHKE. Michael W. Reschke has agreed to serve as a Director of HGP. Mr. Reschke has been the Chairman of the Board of Directors of Prime since Prime's inception. Mr. Reschke founded PGI in 1981 and, since that time, has acted as PGI's Chairman, Chief Executive Officer, and President. For the last seventeen years, Mr. Reschke has directed and managed the development, finance, construction, leasing, marketing, acquisition, renovation, and property management activities of PGI. Mr. Reschke is Chairman of the Board of Brookdale Living Communities, Inc., Prime Capital Holding, L.L.C. and Prime Group Realty Trust. Mr. Reschke received a Juris Doctorate degree (summa cum laude) from the University of Illinois after having received a B.A. degree (summa cum laude) in Accounting from Northern Illinois University. Mr. Reschke is licensed to practice law in the State of Illinois and is a certified public accountant. Mr. Reschke is a member of the Chairman's Roundtable and the Executive Committee of the National Realty Committee, as well as a full member of the Urban Land Institute.


    NORMAN PERLMUTTER. Norman Perlmutter has agreed to serve as a Director of HGP. Mr. Perlmutter has served as the Chairman of the Board of Directors of Horizon since February 8, 1997. Since 1966 Mr. Perlmutter has served as Chairman of the Board and Chief Executive Officer of Heitman Financial Ltd., one of the largest full service real estate companies and real estate investment managers for employee benefit plans in the United States. Mr. Perlmutter is also a director of Chris-Craft Industries, Inc., Heitman/PRA Securities Advisors, Inc., and United Television, Inc. Mr. Perlmutter previously served on the boards of United Asset Management Corporation and Warner Communications. He holds a B.S. degree from the University of Illinois.

    MARGARET A. GILLIAM. Margaret A. Gilliam has agreed to serve as a Director of HGP. Ms. Gilliam is President of Gilliam & Co., which she founded in 1997. Gilliam & Co. advises potential investors in both public and private situations, and individual businesses on strategic initiatives. From 1975 to 1997, Ms. Gilliam oversaw investment research in retail and soft goods industries where her most recent title was Director - Equity Research for Credit Suisse First Boston.

    E. THOMAS THILMAN. E. Thomas Thilman has agreed to serve as a Director of HGP. Since the founding of Thilman & Filippini in 1980, Mr. Thilman has been a partner. Thilman & Filippini is a Chicago-based insurance brokerage and consulting agency. Mr. Thilman received his M.B.A. from the University of Chicago and a bachelors in Business from the University of Notre Dame. Mr. Thilman has earned designations as a Certified Public Accountant (CPA) and a Chartered Property Casualty Underwriter (CPCU).


COMMITTEES OF THE HGP BOARD OF DIRECTORS



    There will be two standing committees of the HGP Board of Directors: the Audit Committee and the Compensation Committee, which are described further below.



    AUDIT COMMITTEE. The functions of the Audit Committee, which will be comprised of Mr. Thilman and Ms. Gilliam, will include making recommendations concerning the engagement of independent public accountants, reviewing with the independent accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, concerning the independence of the independent public accountants, considering the range of audit and non-audit fees, and reviewing the adequacy of HGP's internal accounting controls.



    COMPENSATION COMMITTEE. The Compensation Committee will be comprised of Mr. Thilman and Ms. Gilliam and will have the responsibility for determining the compensation for HGP's employees.

COMPENSATION OF DIRECTORS


    HGP intends to pay its directors who are not employees of HGP or affiliated with HGP a fee for their services as directors. They will receive annual compensation of $15,000 plus a fee of $1,000 for attendance at each meeting of the HGP Board of Directors and $500 for attendance at each committee meeting, and will receive reimbursement of all travel and lodging expenses related to their attendance at both board and committee meetings. Each non-employee director also will be eligible to receive a grant of options to purchase HGP Common Shares under HGP's 1998 Long-Term Stock Incentive Plan. See "--The HGP 1998 Long-Term Stock Incentive Plan."


INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The HGP Charter contains a provision permitted under Maryland law eliminating (with limited exceptions) each director's personal liability for monetary damages for breach of any duty as a director. In addition, the HGP Charter and HGP Bylaws authorize HGP to indemnify its present and former directors and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time under Maryland law. Maryland law provides that indemnification of a person who is a party, or threatened to be made a party, to legal proceedings by reason of the fact that such a person is or was a trustee, officer, employee or agent of a corporation, or is or was serving as a trustee, officer, employee or agent of a corporation or other firm at the request of a corporation, against expenses, judgments, fines and amounts paid in settlement, is mandatory in certain circumstances and permissive in others, subject to authorization by the HGP Board of Directors.

    HGP intends to enter into indemnification agreements with each of HGP's directors and certain of its executive officers. The indemnification agreements will require, among other things, that HGP indemnify such directors and officers to the fullest extent permitted by law, and advance to the directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. HGP also must indemnify and advance all expenses incurred by directors and officers under HGP's directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the HGP Charter and HGP Bylaws, it provides greater assurance to directors and officers that indemnification will be available, because as a contract, it cannot be unilaterally modified by the HGP Board of Directors or by the shareholders to eliminate the rights it provides.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, HGP has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by HGP of expenses incurred or paid by a director, officer or controlling person of HGP in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

PRINCIPAL SHAREHOLDERS OF HGP


    The following table sets forth information regarding the beneficial ownership of HGP Common Shares (i) by each beneficial owner of more than 5.0% of HGP Common Shares, (ii) by each director or proposed director of HGP, (iii) by certain executive officers of HGP and (iv) by all directors, proposed directors and executive officers of HGP as a group after giving effect to the Transactions. Each person named in the table has sole voting and investment power with respect to all HGP Common Shares shown as beneficially owned by such person.


                                                                                                     PERCENTAGE
                                                                                                    OWNERSHIP OF
                                                                                 PERCENTAGE        OUTSTANDING HGP
                                                                                OWNERSHIP OF        COMMON SHARES
                                                         NUMBER OF SHARES      OUTSTANDING HGP    AFTER EXCHANGE OF
NAME(1)                                                 BENEFICIALLY OWNED    COMMON SHARES(2)        UNITS(3)
-----------------------------------------------------  --------------------  -------------------  -----------------
The Prime Group, Inc.(4).............................           379,731                11.2%               10.5%
Gary J. Skoien(5)....................................            90,035                 3.3%                2.3%
David R. Tinkham(6)..................................            35,000                 1.3%              *
Rege S. Eisaman(7)...................................            30,000                 1.1%              *
John R. Terrell(8)...................................             25,000            *                   *
Michael W. Reschke(9)................................            397,937                11.4    %           11.0   %
Norman Perlmutter(10)................................             62,061                 2.2    %            1.6   %
Margaret A. Gilliam(11)..............................             10,000            *                   *
E. Thomas Thilman(12)................................             10,000            *                   *
All directors and executive officers as a group (8
  persons)...........................................            660,033                19.3    %           14.9   %


------------------------

NOTES:

*   Less than 1.0%

 (1) Except as otherwise indicated, all of the directors and the named executive officers may be contacted c/o Horizon Group Properties, Inc., 5000 Hakes Drive, Norton Shores, Michigan 49441.


 (2) Information presented assumes exchange or conversion only of HGP LP Common Units owned by such beneficial owner for shares of HGP Common Shares. Information presented also includes HGP Common Shares issuable upon exercise of HGP Stock Awards of such beneficial owner.



 (3) Information presented assumes exchange or conversion of all outstanding HGP LP Common Units for HGP Common Shares and also includes HGP Common Shares issuable upon exercise of HGP Stock Awards. The HGP LP Common Units may be exchanged on a one-for-one basis for HGP Common Shares (or, at HGP's election, cash of an equivalent value) at any time.



 (4) Information presented includes 367,231 HGP LP Common Units and 12,500 HGP Common Shares owned by PGI and certain limited partnerships affiliated with PGI. The address of PGI is 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601. Certain of the HGP LP Common Units and HGP Common Shares held by PGI have been pledged to certain unaffiliated third parties to secure certain indebtedness of PGI and its affiliates (collectively, the "Pledgees"). Unless and until the Pledgees foreclose on the pledged HGP LP Common Units or have given notice of an event of default under the operative pledge or loan agreement, such entities will not have the direct or indirect power to vote or dispose of the HGP LP Common Units so pledged. The Pledgees disclaim beneficial ownership of these pledged HGP LP Common Units.



 (5) Includes 90,000 HGP Common Shares issuable upon the exercise of all options, all of which will be issued upon consummation of the Transactions, and none of which will be exercisable as of the Closing.



 (6) Includes 35,000 HGP Common Shares issuable upon the exercise of all options, all of which will be issued upon consummation of the Transactions, and none of which will be exercisable as of the Closing.



 (7) Includes 30,000 HGP Common Shares issuable upon the exercise of all options, all of which will be issued upon consummation of the Transactions, and none of which will be exercisable as of the Closing.

 (8) Includes 25,000 HGP Common Shares issuable upon the exercise of all options, all of which will be issued upon consummation of the Transactions, and none of which will be exercisable as of the Closing.



 (9) The business address of Michael W. Reschke is c/o The Prime Group, Inc., 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601. Information presented (i) includes 10,000 HGP Common Shares issuable upon the exercise of options, all of which will be issued upon consummation of the Transactions, and none of which will be exercisable as of the Closing and
     (ii) includes 367,231 HGP LP Common Units and 12,500 HGP Common Shares held by PGI (Mr. M. Reschke is the Chairman and Chief Executive Officer of PGI) and certain limited partnerships affiliated with PGI and 8,206 HGP Common Shares owned by Mr. M. Reschke.



 (10) Information presented (i) includes 10,000 HGP Common Shares issuable upon the exercise of options, all of which will be issued upon consummation of the Transactions, and none of which are exercisable as of the Closing and
      (ii) includes 46,117 HGP LP Common Units beneficially owned by Norman Perlmutter which are immediately exchangeable for HGP Common Shares on a one-for-one basis.



 (11) Includes 10,000 HGP Common Shares issuable upon the exercise of all options, all of which will be issued upon consummation of the Transactions, and none of which will be exercisable as of the Closing.



 (12) Includes 10,000 HGP Common Shares issuable upon the exercise of all options, all of which will be issued upon consummation of the Transactions, and none of which will be exercisable as of the Closing.


DESCRIPTION OF CAPITAL STOCK OF HGP

    THE FOLLOWING SUMMARY OF THE TERMS OF HGP'S STOCK DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO MARYLAND LAW AND TO HGP'S CHARTER AND BYLAWS, COPIES OF WHICH ARE ATTACHED AS EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS JOINT PROXY
STATEMENT/PROSPECTUS/INFORMATION STATEMENT IS A PART.

GENERAL

    The HGP Charter authorizes up to 50,000,000 HGP Common Shares. The HGP Board of Directors may reclassify any unissued shares of stock in one or more classes or series of stock. There are currently 1,000 HGP Common Shares issued and outstanding. Upon completion of the Transactions and based on the number of outstanding number of Prime Series B Preferred Shares, Prime Series C Preferred Shares, Prime Common Shares and Horizon Common Shares as of April 15, 1998, there will be issued and outstanding 2,770,000 HGP Common Shares. The HGP Charter also authorizes up to 50,000,000 preferred shares and 50,000,000 shares of excess stock.


    At present, there is no established trading market for HGP Common Shares. American Stock Transfer & Trust Company will act as transfer agent and registrar of the HGP Common Shares. HGP Common Shares will be quoted in Nasdaq under the trading symbol "HGPI."


    Under Maryland law, stockholders generally are not liable for a corporation's debts and obligations. HGP intends to furnish to its stockholders an annual report containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm.

HGP COMMON SHARES

    All HGP Common Shares to be issued in connection with the HGP Common Share Distribution have been duly authorized, and will be fully paid, validly issued and nonassessable. Subject to the preferential rights of any other class or series of stock, holders of HGP Common Shares are entitled to receive dividends on such stock if, as and when authorized and declared by the HGP Board of Directors out of assets legally available therefor and to share ratably in the assets of HGP legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of HGP and payment of liquidation preferences to holders of preferred stock.

    Each outstanding HGP Common Share entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of HGP Common Shares will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that, the holders of a majority of the outstanding HGP Common Shares can elect all of the directors then standing for election.

    Holders of HGP Common Shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of HGP.

    Under the MGCL, a Maryland corporation generally may not dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. The HGP Charter contains no such provision reducing this two-thirds approval requirement.

PREFERRED STOCK

    The HGP Charter authorizes the HGP Board of Directors to issue preferred stock in one or more series. Thus, the HGP Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of HGP that might involve a premium price for holders of HGP Common Shares or otherwise be in their best interest. Currently no preferred shares have been authorized by HGP.

CLASSIFICATION OR RECLASSIFICATION OF COMMON STOCK OR PREFERRED STOCK

    The HGP Charter authorizes the HGP Board of Directors to classify or reclassify any unissued stock by setting or changing the numbers, designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of any of such shares.

POWER TO ISSUE ADDITIONAL SHARES OF COMMON STOCK AND PREFERRED STOCK

    HGP believes that the power of the HGP Board of Directors to issue additional authorized but unissued shares of HGP Common Shares and to reclassify any unissued shares of HGP stock and thereafter to cause HGP to issue such reclassified shares of stock will provide HGP with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the HGP Common Shares, will be available for issuance without further action by HGP's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which HGP's securities may be listed or traded. Although the HGP Board of Directors has no intention at the present time of doing so, it could authorize HGP to issue a class or series that could, depending on the terms of such class or series, delay, defer or prevent a transaction or a change of control of HGP that might involve a premium price for holders of common stock or otherwise be in their best interest.

LISTING AND TRADING OF HGP COMMON SHARES


    HGP Common Shares will be quoted in Nasdaq under the trading symbol "HGPI." Initially, HGP will have approximately 971 holders of record of the HGP Common Shares. There is currently no trading market for the HGP Common Shares. Prices at which the HGP Common Shares may trade after issuance cannot be predicted. Until the HGP Common Shares are fully distributed and an orderly market develops, the prices at which trading in such stock occurs may fluctuate significantly. The prices at which the HGP Common Shares trade will be determined by the marketplace and may be influenced by many factors, including, among others, the depth and liquidity of the market for the HGP Common Shares, investor perception of HGP and its businesses, HGP's dividend policy, interest rates and general economic and market conditions.

    HGP Common Shares distributed to shareholders of New Prime will be freely transferable, except for shares received by persons who may be deemed to be "affiliates" of HGP under the Securities Act. Persons who may be deemed affiliates of HGP generally include individuals or entities that control, are controlled by, or are under common control with, HGP, and may include certain officers and directors of HGP as well as certain principal stockholders of HGP, if any. Persons who are affiliates of HGP will be permitted to sell their HGP Common Shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act.

RESTRICTIONS ON OWNERSHIP AND TRANSFER OF CAPITAL STOCK OF HGP

    See "--Certain Provisions of Maryland Law and of HGP's Charter and Bylaws--Restrictions on the Ownership and Transfer or the Issuance of Shares."

EXECUTIVE COMPENSATION OF HGP MANAGEMENT

    HGP's executive officers will not receive a salary or other cash compensation from HGP for any period prior to the consummation of the Transactions.

    The following table sets forth certain information with respect to the Chief Executive Officer and each of the other executive officers of HGP (collectively, the "Executive Officers") whose salary is expected to exceed $100,000 on an annualized basis during the fiscal year ending December 31, 1998, and all executive officers as a group.

NAME OF INDIVIDUAL                                      POSITION                    SALARY(1)
-------------------------------------  -------------------------------------------  ----------
Gary J. Skoien.......................  Chairman of the Board, President and Chief
                                       Executive Officer                            $  225,000
David R. Tinkham.....................  Chief Financial Officer                      $  140,000
Rege Eisaman.........................  Senior Vice President of Finance             $  120,000
John R. Terrell......................  Senior Vice President of Development         $  150,000
All executive officers as a group (consisting of the 4 persons named above).......
                                                                                    $  635,000

------------------------
NOTE:
(1) Exclusive of bonus. HGP will also institute a cash bonus plan.

THE HGP 1998 LONG-TERM STOCK INCENTIVE PLAN


    Prior to the consummation of the Transactions, the HGP Board of Directors plans to adopt the HGP 1998 Long-Term Stock Incentive Plan (the "HGP Stock Plan"). The purpose of the HGP Stock Plan is to advance the interests of HGP and its subsidiaries by encouraging and enabling the acquisition of a financial interest in HGP by key employees and officers of HGP and its subsidiaries through equity awards. The HGP Stock Plan will be administered by the HGP compensation committee or another committee (the "HGP Committee") appointed by the HGP Board of Directors.


    The HGP Stock Plan provides for the grant of incentive and non-qualified stock options and restricted stock (individually, an "HGP Stock Award," or collectively, "HGP Stock Awards") The terms of the HGP Stock Awards will be set forth in award agreements ("HGP Stock Award Agreements"). The HGP Committee, in its sole discretion, will select the employees to whom HGP Stock Awards will be granted ("HGP Participants") and will determine the type, size and terms and conditions applicable to each HGP Stock Award. The HGP Committee also will have the authority to interpret, construe and implement the provisions of the HGP Stock Plan, and its decisions will be binding.

    The total number of HGP Common Shares that may be issued under the HGP Stock Plan pursuant to HGP Stock Awards is 338,900. The maximum number of shares that may be granted during any calendar year to any one person under the HGP Stock Plan shall be 100,000 shares (on an aggregate basis for all such types of HGP Stock Awards), which limit shall apply regardless of whether such compensation is paid in shares or in cash. The HGP Committee will make adjustments to the maximum number of HGP Common Shares that may be subject to HGP Stock Awards under the HGP Stock Plan and to outstanding HGP Stock Awards to reflect stock dividends, stock splits, reverse stock splits, share combinations, stock rights offerings, or similar events of or by HGP.

    TYPES OF AWARDS

    Set forth below is a brief description of the HGP Stock Awards that may be granted under the HGP Stock Plan:

    STOCK OPTIONS. The HGP Committee may grant options to purchase HGP Common Shares, which may be incentive or non-qualified stock options ("HGP Stock Options"). Each HGP Stock Option represents the right to purchase one HGP Common Share at the specified Exercise Price. The HGP Committee will determine the exercise price (the "Exercise Price") of the HGP Stock Options in its sole discretion, provided that the Exercise Price may not be less than 100% of the average of the high and the low trading prices of HGP Common Shares on the national securities exchange on which the shares are traded on the date of grant ("Fair Market Value"). If an incentive option is issued to an employee who owns more than 10% of the total combined voting power of all classes of HGP's outstanding capital stock, the Exercise Price will be at least 110% of the Fair Market Value of HGP Common Shares on the date of grant.

    HGP Stock Options will expire no later than ten years after the date on which they were granted and will become vested and exercisable at such times and in such installments as determined by the HGP Committee and specified in the applicable HGP Stock Award Agreement. The HGP Participant must pay the Exercise Price, and any related withholding taxes, in full at the time of exercise, in cash or by check. The HGP Committee may specify in the applicable HGP Stock Award Agreement that the HGP Participant may pay the Exercise Price in full or in part, by tendering previously acquired shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, by HGP's withholding a portion of the shares otherwise distributable to the HGP Participant having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, or by simultaneous sales through a broker of shares of HGP Common Shares acquired on exercise, or through any combination of such methods.

    RESTRICTED STOCK. The HGP Committee may award HGP Common Shares that are subject to such restrictions as it deems appropriate, including forfeiture conditions and restrictions against transfer for a period the HGP Committee specifies ("HGP Restricted Stock"). Restrictions on HGP Restricted Stock lapse according to a schedule and/or based on factors selected by the HGP Committee. Prior to the expiration of the restricted period, an HGP Participant who has received an HGP Restricted Stock Award generally has the rights of a shareholder of HGP, including the right to vote and to receive cash dividends on the shares subject to the HGP Stock Award, as provided by the HGP Committee. Stock dividends issued with respect to an HGP Restricted Stock Award may be treated as additional shares under such HGP Stock Award with respect to which such dividends are issued.

    CHANGE IN CONTROL. Upon a Change in Control (as defined in the HGP Stock Plan document), all outstanding HGP Stock Options will become immediately exercisable and any restrictions imposed on HGP Restricted Stock will lapse.

    AMENDMENT OF THE HGP STOCK PLAN

    The HGP Board of Directors may from time to time in its discretion amend or modify the HGP Stock Plan without the approval of the shareholders. No amendment shall become effective without shareholder approval if such shareholder approval is required by law, rule or regulation. No amendment may materially and adversely affect any right of an HGP Participant with respect to any HGP Stock Awards theretofore granted under the HGP Stock Plan without such HGP Participant's written consent, except for modifications required to maintain compliance with any federal or state statute or regulations.

    The HGP Stock Plan shall terminate ten years from the date of its adoption by HGP's shareholders, or at such earlier time as the HGP Board of Directors may determine. Any termination, whether in whole or in part, shall not materially and adversely affect any award then outstanding under the HGP Stock Plan without the consent of the affected Participant.

    TAX IMPLICATIONS

    OPTIONS. A Participant who is awarded an incentive option will not recognize taxable income at the time of the grant of the HGP Stock Option and HGP will not be entitled to a deduction at that time. Upon the exercise of such an HGP Stock Option during employment, or within three months thereafter, the HGP Participant will not recognize any income and HGP will not be entitled to a deduction. If any HGP Common Shares acquired upon the exercise of such a HGP Stock Option are disposed of within two years of the date of grant or within one year of the transfer of such shares to the HGP Participant, the HGP Participant will recognize ordinary income in the year of disposition equal to the excess of the fair market value of the shares at exercise over the Exercise Price. HGP will be entitled to a deduction in the same amount as the ordinary income recognized by the HGP Participant.

    An HGP Participant will not recognize any taxable income at the time of grant of a non-qualified HGP Stock Option. Upon exercise of a non-qualified HGP Stock Option, the HGP Participant will recognize ordinary income for tax purposes measured by the excess of the Fair Market Value of the shares on such date over the Exercise Price. HGP will be entitled to a deduction equal to the ordinary income recognized by an HGP Participant. The ordinary income recognized by an HGP Participant will be subject to tax withholding. Upon resale of HGP Common Shares by an HGP Participant, any difference between the sale price and the Exercise Price, to the extent not recognized as ordinary income upon exercise as provided above, will be treated as either short-term or long-term capital gain or loss (depending on the holding period).

    RESTRICTED STOCK.  Generally, absent an election to be taxed currently under
Section 83(b) of the Code (a "Section 83(b) Election"), there will be no federal income tax consequences to either the HGP Participant or HGP upon the grant of HGP Restricted Stock. At the expiration of the restricted period and the satisfaction of any other restrictions applicable to the HGP Restricted Stock, the HGP Participant will recognize ordinary compensation income and HGP generally will be entitled to a corresponding federal income tax deduction equal to the Fair Market Value of the HGP Common Shares at that time (subject to satisfying applicable withholding requirements). If the HGP Participant makes a
Section 83(b) Election within 30 days after receiving the HGP Restricted Stock, the HGP Participant will recognize an amount of ordinary compensation income at the time of the receipt of the HGP Restricted Stock and HGP will be entitled to a corresponding federal income tax deduction equal to the Fair Market Value (determined without regard to applicable restrictions) of the shares at such time. If a Section 83(b) Election is made, no additional income will be recognized by the HGP Participant upon the lapse of restrictions on the shares, but, if the shares are subsequently forfeited, the HGP Participant may not deduct the income that was recognized pursuant to the Section 83(b) Election at the time of the receipt of the shares.

EMPLOYMENT AGREEMENTS


    HGP plans to enter into employment agreements with Mr. Skoien and Mr. Tinkham commencing as of the effectiveness of the Mergers. Mr. Skoien's employment agreement will provide that he will serve as Chairman of the Board, President and Chief Executive Officer of HGP for three years, and that he will receive cash compensation of $225,000 per annum plus annual performance bonuses determined by the HGP compensation committee and other employee benefits. Mr. Tinkham's employment agreement will provide that he will serve as Chief Financial Officer for three years, and that he will receive cash compensation of $140,000 per annum plus annual performance bonuses determined by the HGP compensation committee and other employee benefits. Both Mr. Skoien's and Mr. Tinkham's employment agreements will provide for termination payments if the executive is terminated by HGP without cause or by the executive for good reason, including certain termination payments if the executive is terminated other than for cause or resigns with good reason within 24 months following a change in control of HGP, and gross-up payments for excess parachute payment excise taxes.



CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS



    HGP presently anticipates entering into an agreement with Thilman & Filippini to provide HGP with insurance brokerage and consulting services. Mr. Thilman, who has agreed to serve as a Director of HGP, is a founder and partner of Thilman & Filippini. Any agreement entered into between HGP and Thilman & Filippini will be on terms no less favorable than those which could be obtained from an independent party.



    Pursuant to the Prime Guarantee, Prime Partnership will guarantee up to $10.0 million of HGP's obligations under the HGP Credit Facility. In connection with the Prime Guarantee, HGP has agreed to pay New Prime a fee of $400,000 per annum until the HGP Credit Facility has been paid in full. In addition, upon consummation of the Transactions, HGP will assume Horizon's obligations under a $4.0 million revolving credit facility which was fully drawn as of December 31, 1997. New Prime has agreed to lend HGP the funds necessary to repay in full its obligations under this facility upon its maturity on August 1, 1998. Accordingly, if and to the extent HGP is unable to repay this facility at maturity, New Prime may be required to lend funds to HGP at a rate of 10% per annum in an amount sufficient to enable HGP to make such repayment. See "Policies of New Prime with Respect to Certain Activities--New Prime's Relationship with HGP" and "Horizon Group Properties, Inc.--HGP Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources." Upon consummation of the Transactions, Mr. M. Reschke and Mr. N. Perlmutter will serve as members of the HGP Board of Directors and the New Prime Board of Directors. In addition, upon consummation of the Transactions, Mr. M. Reschke will own approximately 11.0% of the outstanding HGP Common Shares on a fully diluted basis.


CERTAIN PROVISIONS OF MARYLAND LAW AND OF HGP'S CHARTER AND BYLAWS

    THE FOLLOWING SUMMARY OF CERTAIN PROVISIONS OF MARYLAND LAW AND THE HGP CHARTER AND THE HGP BYLAWS DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO MARYLAND LAW AND TO THE HGP CHARTER AND THE HGP BYLAWS, COPIES OF WHICH ARE ATTACHED AS EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS JOINT PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT IS A PART.

CLASSIFICATION OF THE HGP BOARD OF DIRECTORS


    The HGP Bylaws provide that the number of directors of HGP may be established by the HGP Board of Directors but may not be fewer than the minimum number required by Maryland law, which is three, nor more than 15. The HGP Board of Directors shall initially consist of five directors. Any vacancy on the HGP Board of Directors shall be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors. A vacancy resulting from an increase in the number of directors must be filled by a majority of the entire HGP Board of Directors.



    Pursuant to the HGP Charter, the HGP Board of Directors is divided into three classes of directors, with each class being as nearly equal in number as possible. The initial terms of the directors will expire at the annual meetings of stockholders to be held in 1999, 2000 and 2001, respectively. Beginning in 1999, directors of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by the stockholders. The members of each such class will hold office until their successors are duly elected and qualified. HGP believes that classification of the HGP Board of Directors will help to assure the continuity and stability of HGP's business strategies and policies as determined by the HGP Board of Directors. Holders of HGP Common Shares have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of HGP Common Shares are able to elect all of the successors of the class of directors whose terms expire at that meeting.

    Classification of the HGP Board of Directors could have the effect of making the removal of incumbent directors more time-consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of HGP, even though such an attempt might be beneficial to HGP and its stockholders. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the HGP Board of Directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions.

REMOVAL OF DIRECTORS


    The HGP Charter provides that a director may be removed only for cause and by the affirmative vote of two-thirds of the votes entitled to be cast for the election of directors (I.E., the votes attributable to all outstanding shares of HGP Common Shares).


BUSINESS COMBINATIONS

    Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation subject to Section 3-601 et. seq. of the MGCL and (i) an Interested Stockholder, or (ii) an affiliate of such Interested Stockholder, are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder unless an exemption is available. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting shares of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected (unless, among other conditions, the holders of the common shares of the corporation receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form previously paid by the Interested Stockholder for its shares). Such provisions could have the effect of inhibiting a change in control even if a change in control were in the shareholders' interest. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder.

AMENDMENT TO THE CHARTER AND BYLAWS


    The HGP Charter provides that HGP may amend, alter, change or repeal any provision of the HGP Charter with the approval of the record holders of a majority of the outstanding HGP Common Shares, except that, HGP shall not have any right, power or authority to amend, alter, change or repeal any of the provisions of the HGP Charter relating to the characteristics of HGP Excess Shares (as defined herein), the restrictions on ownership and transfer of HGP Common Shares, the election and removal of directors, indemnification by HGP, liability of HGP's directors, amendments of the HGP Charter, unless such action is first approved by the affirmative vote of the record holders of at least two-thirds of the outstanding HGP Common Shares entitled to vote thereon voting at a meeting of HGP shareholders duly called for the purpose of considering the approval of such action.


    The HGP Charter provides that the HGP Bylaws may be altered or repealed and made by the affirmative vote of the holders of at least two-thirds of HGP Common Shares or by the affirmative vote of a majority of the members of the HGP Board of Directors then in office.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

    The HGP Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of shareholders of HGP (the "Shareholder Notice Procedure").

    The Shareholder Notice Procedure provides that (i) only persons who are nominated by, or at the direction of, the HGP Board of Directors, or by a shareholder who has given timely written notice containing specified information to the Secretary of HGP prior to the meeting at which directors are to be elected, will be eligible for election as directors of HGP, and (ii) at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the HGP Board of Directors or by a shareholder who has given timely written notice to the Secretary of HGP of such shareholder's intention to bring such business before the meeting. Except for shareholder proposals submitted in accordance with the federal proxy rules as to which the requirement specified therein shall control, notice of shareholder nominations or business to be conducted at a meeting must be received by HGP not less than 60 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting if the notice is to be submitted at an annual meeting, or not later than 10 days following the day on which notice of the date of a special meeting was given if the notice is to be submitted at a special meeting.

MEETINGS OF SHAREHOLDERS

    HGP's Bylaws provide that annual meetings of shareholders shall be held at the time set by the HGP Board of Directors on the second Tuesday in May, unless otherwise specified in a resolution adopted by the HGP Board of Directors. The HGP Bylaws provide that special meetings of the shareholders of HGP may be called by the HGP Board of Directors, pursuant to a resolution adopted by a majority of the members of the HGP Board of Directors, the President of HGP, or the Secretary of HGP upon the receipt by HGP of a written demand duly executed by shareholders of record of not less than twenty-five percent (25.0%) of all outstanding HGP Common Shares entitled to vote at such meeting.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The HGP Charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.


    The HGP Charter and HGP Bylaws (i) obligate HGP, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former director or officer and (ii) authorize HGP, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any individual as determined to be appropriate by the HGP Board of Directors, the majority of stockholders entitled to vote thereon, or special legal counsel appointed by the HGP Board of Directors.


    The MGCL requires a corporation (unless its charter provides otherwise, which the HGP Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or
(c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires HGP, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by HGP as authorized by the HGP Bylaws and
(b) a written statement by or on his behalf to repay the amount paid or reimbursed by HGP if it shall ultimately be determined that the standard of conduct was not met.

RESTRICTIONS ON THE OWNERSHIP AND TRANSFER OR THE ISSUANCE OF SHARES

    For HGP to qualify as a REIT for all years after the first taxable year in which it elects to be taxed as such, (i) not more than 50% in number or value of its outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code) during the last half of a taxable year, and
(ii) the stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. The HGP Charter imposes restrictions on transfer and ownership of its stock in order to meet these requirements.


    The HGP Charter generally prohibits any shareholder from having beneficial ownership, either directly or by virtue of the Code's applicable attribution rules, of more than 9.9% in value of HGP's outstanding stock (the "HGP Ownership Limit"). Subject to certain limitations, the directors may increase the HGP Ownership Limit from time to time.



    The ownership restrictions contained in the HGP Charter (i) prohibit any person from having beneficial ownership of HGP equity stock, either directly or by virtue of the applicable attribution rules, in excess of the HGP Ownership Limit, (ii) prohibit HGP stock from being owned by less than 100 persons, and
(iii) prohibit HGP from being "closely held" within the meaning of Section 856(h) of the Code (collectively, "HGP Ownership Restrictions"). If the HGP Ownership Restrictions are violated by a sale or transfer, such sale or transfer is void AB INITIO unless HGP determines such sale or transfer will not jeopardize HGP's status as a REIT or agrees to increase the applicable HGP Ownership Limit, but in no event will such limits be increased if such increase would create the possibility that five or fewer persons could own more than 49.9% of the outstanding shares. Any person who purports to transfer or proposes to transfer shares in violation of the HGP Ownership Restrictions is required to immediately give written notice to HGP of such event or proposed event in order for HGP to determine the effect of such event or proposed event on HGP's status as a REIT.



    In the absence of appropriate safeguards, certain events could result in a violation of the HGP Ownership Restrictions ("HGP Triggering Events"). Thus, the HGP Charter provides that, upon the occurrence of an HGP Triggering Event, certain HGP Common Shares may automatically be converted into HGP Excess Shares. All HGP Excess Shares will be deemed to be owned by HGP, as a trustee for the exclusive benefit of the person to whom they are ultimately transferred, and the person who would otherwise be the owner of the shares converted into such HGP Excess Shares shall have no rights in such shares of HGP Excess Shares other than the right, subject to certain limitations, to designate the person to whom such HGP Excess Shares is to be transferred. All HGP Excess Shares shall be deemed to have been offered for sale to HGP or its designee at a price per share equal to the lesser of (i) the price in the transaction that results in the exchange of HGP stock into such HGP Excess Shares, or (ii) the Fair Market Value (which is defined in the HGP Charter by reference to the average closing sale price of HGP Common Shares as reported in Nasdaq) for the five trading days immediately prior to the date upon which HGP or its designee accepts such offer. Unless and until any HGP Excess Shares shall have been so transferred or redeemed, such HGP Excess Shares shall remain HGP Excess Shares, and shall not confer upon any person any voting rights, dividend rights or other distribution rights. Limitations are imposed on the amount of consideration which a person may receive for designating the third party to whom HGP

Excess Shares are to be transferred. Any person who engages in an HGP Triggering Event is required to immediately give written notice of such event to HGP. All certificates representing HGP Common Shares will bear a legend referring to the HGP Ownership Restrictions.


    All persons who have beneficial ownership, directly or by virtue of the attribution provisions of the Code, of more than 2.5% of outstanding HGP stock are required to file an affidavit with HGP containing the information specified in the HGP Charter within 30 days after January 1 of each year. In addition, each shareholder shall upon demand be required to disclose to HGP such information as the HGP Board of Directors deems necessary to comply with the provisions of the Code applicable to a real estate investment trust.


    The HGP Ownership Restrictions will not automatically be removed from the HGP Charter if the real estate investment trust provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above, any change in the HGP Ownership Restrictions would require an amendment to the HGP Charter. Such an amendment to the HGP Charter would require the affirmative vote of holders owning not less than two-thirds of HGP Common Shares then outstanding and entitled to vote thereon. In addition to preserving HGP's status as a REIT, the HGP Ownership Restrictions may have the effect or precluding an acquisition of control of HGP without the approval of the directors.

FEDERAL INCOME TAX CONSEQUENCES

    The following is a general summary of the material United States federal income tax consequences of the continuing ownership of HGP Shares to New Prime Shareholders. The following discussions were prepared based on consultation with Winston & Strawn, special counsel to Prime, and Rudnick & Wolfe, special counsel to Horizon. In the opinion of each of Rudnick & Wolfe and Winston & Strawn, the following discussion, to the extent it constitutes matters of law or legal conclusions, is accurate in all material respects. Opinions of counsel are not binding on the IRS. Thus, there can be no assurance that the IRS will agree with the following discussion and positions described therein, or that the IRS will not seek to challenge such positions, which challenge may be sustained by the courts.

    The tax discussion set forth below is included for general information only. It is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder of HGP Common Shares. The following summary is based upon current provisions of the Code, existing, temporary and final regulations thereunder and current administrative rulings and court decisions, all of which are subject to change (possibly on a retroactive basis). No attempt has been made to comment on all United States federal income tax consequences that may be relevant to particular holders of HGP Common Shares, including holders that are subject to special tax rules such as dealers in securities, mutual funds, insurance companies, tax-exempt entities, holders who do not hold their HGP Common Shares as capital assets and holders that, for United States federal income tax purposes, are non-resident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts. Accordingly, New Prime Shareholders are urged to consult with their own legal and tax advisors regarding the United States federal income tax consequences of continuing to hold their HGP Common Shares and any other consequences to them of such transactions under state, local and foreign tax laws.

    QUALIFICATION OF HGP AS A REIT.

    GENERAL. Winston & Strawn has opined that, subsequent to the HGP Common Share Distribution, HGP's proposed method of operation described in this Joint Proxy Statement/Prospectus/Information Statement and as represented by HGP with respect to certain factual matters will enable HGP to meet the requirements for qualification and taxation as a REIT for federal income tax purposes. It must be emphasized that this opinion is based on various factual assumptions relating to the organization and operation of HGP and its subsidiaries, and is conditioned upon certain representations made by Prime,

HGP Partnership, HGP and Horizon as to certain relevant factual matters, including matters related to the organization, expected operation, and assets of HGP and its subsidiaries. HGP's qualification and taxation as a REIT depend upon HGP's ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code and described in the Joint Proxy Statement/ Prospectus/Information Statement with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its dividends to shareholders, and the diversity of its share ownership. Neither Winston & Strawn nor Rudnick & Wolfe will review HGP's compliance with these requirements on a continuing basis. No assurance can be given that the actual results of the operations of HGP and its subsidiaries, the sources of their income, the nature of their assets, the level of HGP's dividends to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

    In any year in which HGP qualifies as a REIT, generally it will not be subject to federal income tax on that portion of its REIT taxable income or capital gain which is distributed to shareholders. This treatment substantially eliminates the "double taxation" (at both the corporate and shareholder levels) that generally results from the use of corporate investment vehicles. HGP may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed. If HGP should fail to satisfy either the 75% or the 95% gross income test (as discussed below), and nonetheless maintains its qualification as a REIT because certain other requirements are met, it will be subject to a 100% tax on the greater of the amount by which it fails the 75% or the 95% test, multiplied by a fraction intended to reflect its profitability. HGP will also be subject to a 100% tax on net income derived from any "prohibited transaction," as described below. In addition, if HGP should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, HGP would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. HGP may also be subject to the corporate "alternative minimum tax," as well as tax in certain situations and on certain transactions not presently contemplated. New Prime will use the calendar year both for federal income tax purposes and for financial reporting purposes.

    In order to qualify as a REIT, HGP must meet, among others, the following requirements:

    SHARE OWNERSHIP TEST. Shares of beneficial interest of HGP must be held by a minimum of 100 persons for at least 335 days of a taxable year that is 12 months, or during a proportionate part of a taxable year of less than 12 months. In addition, no more than 50% in value of the shares of beneficial interest of New Prime may be owned, directly or indirectly and by applying certain constructive ownership rules, by five or fewer individuals during the last half of each taxable year. Prime and Horizon believe that they have each satisfied both of these tests, and that HGP will do so after the HGP Common Share Distribution.

    ASSET TESTS. At the close of each quarter of HGP's taxable year, HGP must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of HGP's total assets must be represented by any combination of interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items and certain government securities. Second, although the remaining 25% of HGP's assets generally may be invested without restriction, securities in this class may not exceed either (i) 5% of the value of HGP's total assets as to any one issuer, or (ii) 10% of the outstanding voting securities of any one issuer. Where HGP invests in a partnership, it will be deemed to own a proportionate share of the partnership's assets. HGP's investment in properties through its interest in HGP Partnership and other subsidiaries which are partnerships for federal income tax purposes will constitute qualified assets for purposes of the 75% asset test.

    GROSS INCOME TESTS. There are two separate percentage tests relating to the sources of HGP's gross income which must be satisfied for each taxable year. For purposes of these tests, where HGP invests in a partnership, HGP will be treated as receiving its share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of HGP as it has in the hands of the partnership.

    1. THE 75% TEST. At least 75% of HGP's gross income for each taxable year must be "qualifying income." Qualifying income generally includes (i) rents from real property (except as modified below); (ii) interest on obligations collateralized by mortgages on, or interests in, real property; (iii) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of HGP's trade or business ("dealer property"); (iv) distributions on shares in other REITs, as well as gain from the sale of such shares; (v) abatements and refunds of real property taxes; (vi) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of a mortgage collateralized by such property ("foreclosure property"); (vii) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property; and (viii) certain qualified temporary investment income attributable to the investment of new capital received by HGP in exchange for its shares (including the securities offered hereby) during the one-year period following the receipt of such new capital.

    Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% test (or the 95% gross income test described below) if HGP, or an owner of 10% or more of HGP, directly or constructively owns 10% or more of such tenant. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property (or as interest income) for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person. Finally, for rents received to qualify as rents from real property, HGP generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom HGP derives no revenue. The "independent contractor" requirement, however, does not apply to the extent that the services provided by HGP are "usually or customarily rendered" in connection with the rental of space for occupancy only, and are not otherwise considered "rendered to the occupant."

    HGP will provide certain services with respect to its properties and any newly acquired properties. HGP believes, that the services provided will be usually or customarily rendered in connection with the rental of space for occupancy only, and therefore that the provision of such services will not cause the rents received with respect to the HGP Properties to fail to qualify as rents from real property for purposes of the 75% and 95% gross income tests.

    2. THE 95% TEST. At least 95% of HGP's gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends and interest on any obligations not collateralized by an interest in real property and any payments made on behalf of HGP by a financial institution pursuant to a rate protection agreement will be included as qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% test. For purposes of determining whether HGP complies with the 75% and 95% income tests, qualifying income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property, excluding certain dealer property held by HGP for at least four years and excluding foreclosure property.

    HGP's investment in the HGP Properties directly and through HGP LP, in major part will give rise to rental income qualifying under the 75% and 95% gross income tests. Gains on sales of the HGP Properties or of HGP's interest in HGP LP will generally qualify under the 75% and 95% gross income tests. HGP believes that the income on HGP's other investments will not cause HGP to fail the 75% or 95% gross income test for any year, and HGP anticipates that this will continue to be the case for HGP.

    Even if HGP fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code.

These relief provisions will generally be available if: (i) HGP's failure to comply was due to reasonable cause and not to willful neglect; (ii) HGP reports the nature and amount of each item of its income included in the tests on a schedule attached to its tax return; and (iii) any incorrect information on this schedule is not due to fraud with intent to evade tax. If these relief provisions apply, HGP, however, will still be subject to a 100% tax based upon the greater of the amount by which it fails either the 75% or 95% gross income test for that year, less certain adjustments.

    ANNUAL DISTRIBUTION REQUIREMENTS. HGP, in order to qualify as a REIT, is required to make dividend distributions (other than capital gain dividends) to its shareholders each year in an amount at least equal to (A) the sum of (i) 95% of HGP's REIT taxable income (computed without regard to the dividends paid deduction and HGP's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before HGP timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that HGP does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be.

    HGP intends to continue, and intends to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the partnership agreement of HGP LP authorizes HGP, as general partner, to take such steps as may be necessary to cause HGP LP to distribute to its partners an amount sufficient to permit HGP to meet these distribution requirements. It is possible that HGP may not have sufficient cash or other liquid assets to meet the 95% dividend requirement, due to the payment of principal on debt or to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing HGP REIT taxable income on the other hand. To avoid any problem with the 95% distribution requirement, HGP will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary, will borrow funds (or cause HGP LP or other of its subsidiaries to borrow funds) in order to satisfy the distribution requirement.

    FAILURE TO QUALIFY. If HGP fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, HGP will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which HGP fails to qualify will not be required and, if made, will not be deductible by HGP. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, HGP also will be ineligible for qualification as a REIT for the four taxable years following the year during which qualification was lost.

    TAX ASPECTS OF HGP'S INVESTMENTS IN PARTNERSHIPS.

    GENERAL. HGP will hold direct interests in HGP LP. HGP believes that the HGP LP qualifies as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If HGP LP were to be treated as an association, it would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of HGP's assets and items of gross income would change, which would preclude HGP from satisfying the asset tests and possibly the income tests (see "--Federal Income Tax Consequences--Qualification of HGP as a REIT--Asset Tests" and "--Gross Income Tests"), and in turn would prevent HGP from qualifying as a REIT.

    SALE OF THE PROPERTIES. HGP's share of any gain realized by HGP LP on the sale of any dealer property generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "--Federal Income Tax Consequences--Qualification of HGP as a REIT--Gross Income Tests-- The 95% Test." Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. HGP LP intends to hold the HGP Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the HGP Properties and other properties and to make such occasional sales of the HGP Properties as are consistent with HGP's investment objectives. Based upon such investment objectives, HGP believes that in general the HGP Properties should not be considered dealer property and that the amount of income from prohibited transactions, if any, will not be material.

    TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS.


    As long as HGP qualifies as a REIT, distributions made to HGP's taxable domestic shareholders with respect to their shares out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for such shareholders that are corporations. There can be no assurance, however, that HGP will not have sufficient earnings and profits to cover all distributions on any HGP Common Shares. Dividends that are designated as capital gain dividends generally will be taxed as long-term capital gains (to the extent that they do not exceed HGP's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its HGP Shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. On November 10, 1997, the IRS released Notice 97-64 describing forthcoming temporary regulations that would permit a REIT to designate different classes of capital gain dividends. Notice 97-64 serves as guidance until such regulations are issued and applies to taxable years ending on or after May 7, 1997. In general, under Notice 97-64, if a REIT (such as HGP) designates a dividend as a capital gain dividend for such a taxable year, it may further designate such dividend as a 20% rate gain distribution, an unrecaptured
Section 1250 gain distribution (subject to a 25% rate) or a 28% gain distribution. If no designation is made regarding a capital gain dividend, it will be regarded as a 28% rate gain distribution.


    To the extent that HGP makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the HGP Common Shareholder, reducing the tax basis of such shareholder's securities by the amount of such distribution (but not below zero), with distributions in excess of the shareholder's tax basis taxable as capital gains (if the securities are held as a capital asset). In addition, any dividend declared by HGP in October, November or December of any year and payable to a shareholder of record on a specific date in any such month will be treated as both paid by HGP and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by HGP during January of the following calendar year. HGP Common Shareholders may not include in their individual income tax returns any net operating losses or capital losses of HGP.

    In general, any loss upon a sale or exchange of securities by a shareholder who has held such securities for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions from HGP received by such shareholder are required to be treated by such HGP Common Shareholder as long-term capital gains.

    ELECTION TO RETAIN NET LONG-TERM CAPITAL GAIN.

    Pursuant to the Taxpayer Relief Act of 1997 (the "Act"), for taxable years of HGP that begin on or after January 1, 1998, HGP may elect to retain and pay income tax on its net long-term capital gain attributable to such taxable year. If HGP makes this election, its shareholders will be required to include in their income as long-term capital gain their proportionate share of such amount so designated by HGP. A HGP Common Shareholder will be treated as having paid his or her share of the tax paid by HGP in respect of such amount so designated by HGP, for which such HGP Shareholder will be entitled to a credit or refund. Additionally, each New Prime shareholder's adjusted basis in its HGP Shares will be increased by the excess of the amount so includible in income over the tax deemed paid on such amount. HGP must pay tax on its designated long-term capital gain within 30 days of the close of any taxable year in which it designates long-term capital gain pursuant to this rule, and it must mail a written notice of its designation to its shareholders within 60 days of the close of the taxable year.

    TAXATION OF TAX-EXEMPT SHAREHOLDERS.


    Most tax-exempt employees' pension trusts are not subject to federal income tax except to the extent of their receipt of "unrelated business taxable income" as defined in Section 512(a) of the Code ("UBTI"). Distributions by HGP to a HGP Common Shareholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its securities with "acquisition indebtedness" within the meaning of the Code and the securities are not otherwise used in an unrelated trade or business of the tax-exempt entity. In addition, certain pension trusts that own more than 10% of a "pension-held REIT" must report a portion of the distribution that they receive from such a REIT as UBTI. HGP does not expect HGP to be treated as a pension-held REIT for purposes of this rule.


    TAXATION OF FOREIGN SHAREHOLDERS.

    The following is a discussion of certain anticipated U.S. federal income tax consequences of the ownership and disposition of securities applicable to Non-U.S. Holders of such securities. The discussion is based on current law and is for general information only. Non-U.S. Holders are urged to consult with their own legal and tax advisors regarding the United States Federal income tax consequences of continuing to hold their HGP Shares.

    DISTRIBUTIONS FROM HGP.


    1. ORDINARY DIVIDENDS. The portion of dividends received by Non-U.S. Holders that is payable out of HGP's earnings and profits which are not attributable to capital gains of HGP and which are not effectively connected with a U.S. trade or business of the Non-U.S. Holder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by an applicable treaty). In general, Non-U.S. Holders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of securities. In cases where the dividend income from a Non-U.S. Holder's investment in securities is (or is treated as) effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a foreign corporation).


    Non-U.S. Holders are encouraged to consult their tax advisors particularly in light of recent changes in the United States' position regarding the treatment of REIT investors under the U.S. Model Treaty and under certain recently negotiated treaties.

    2. NON-DIVIDEND DISTRIBUTIONS. Distributions by HGP which are not dividends out of the earnings and profits of HGP will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of HGP's current and accumulated earnings and profits, the entire distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Holder may seek a refund of such amounts from the Service if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of HGP.


    3. CAPITAL GAIN DIVIDENDS. Under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), a distribution made by HGP to a Non-U.S. Holder, to the extent attributable to gains from dispositions of United States Real Property Interests ("USRPIs") such as the HGP Properties will be considered effectively connected with a U.S. trade or business of the Non-U.S. Holder and subject to U.S. income tax at the rate applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, HGP will be required to withhold tax equal to 35% of the amount of dividends to the extent such dividends constitute gains from any USRPI. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder that is not entitled to treaty exemption or reduction.


    DISPOSITIONS OF SECURITIES. Unless securities constitute a USRPI, a sale of securities by a Non-U.S. Holder generally will not be subject to U.S. taxation under FIRPTA. The securities will not constitute a USRPI if HGP is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its securities is held directly or indirectly by Non-U.S. Holders. HGP believes that it will be a domestically controlled REIT, and therefore that the sale of securities will not be subject to taxation under FIRPTA. Because the securities will be publicly traded, however, no assurance can be given HGP will continue to be a domestically controlled REIT. If HGP does not constitute a domestically controlled REIT, a Non-U.S. Holder's sale of securities generally will still not be subject to tax under FIRPTA as a sale of a USRPI provided that (i) the securities are "regularly traded" (as defined by applicable Treasury regulations) on an established securities market and (ii) the selling Non-U.S. Holder held 5% or less of New Prime's outstanding securities at all times during a specified testing period.

    If gain on the sale of securities were subject to taxation under FIRPTA, the Non-U.S. Holder would be subject to the same treatment as a U.S. shareholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of securities could be required to withhold 10% of the purchase price and remit such amount to the Service. Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Holder in two cases: (i) if the Non-U.S. Holder's investment in securities is effectively connected with a U.S. trade or business conducted by such Non-U.S. Holder, the Non-U.S. Holder will be subject to the same treatment as a U.S. shareholder with respect to such gain, or (ii) if the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

    STATE AND LOCAL TAXES. HGP and its shareholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of HGP and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the shares of beneficial interest of HGP.

DESCRIPTION OF HGP LP PARTNERSHIP AGREEMENT


    THE FOLLOWING SUMMARY OF THE AGREEMENT OF LIMITED PARTNERSHIP OF HGP LP (THE "HGP LP PARTNERSHIP AGREEMENT") IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE HGP LP PARTNERSHIP AGREEMENT.



FORMATION



    HGP LP was formed on November 12, 1997 as a limited partnership under DRUPLA.



CAPITALIZATION



    Pursuant to the HGP LP Partnership Agreement, HGP LP has designated HGP LP Common Units and HGP LP Preferred Units.



MANAGEMENT



    The HGP LP Partnership Agreement generally provides that HGP, as the sole general partner of HGP LP, has full, exclusive and complete responsibility and discretion in the management and control of HGP LP. The limited partners of HGP LP (the "HGP LP Limited Partners") have no authority to transact business for, or participate in the management activities or decisions of, HGP LP. However, any decision for HGP LP to make certain amendments to the HGP LP Partnership Agreement would require the consent of a majority in interest of HGP LP Common Units. Certain other amendments to the HPG LP Partnership Agreement require the consent of each partner adversely affected. HGP LP Limited Partners have no right to remove HGP as general partner of HGP LP.

TRANSFERABILITY OF INTERESTS



    The HGP LP Partnership Agreement provides that HGP may not voluntarily withdraw from HGP LP, or transfer or assign its interest in HGP LP, without the consent of a majority in interest of HGP LP Common Units. HGP LP Limited Partners may not transfer their interests in HGP LP without the consent of the general partners except in limited circumstances to affiliates, family members, lenders via a pledge, certain trusts or to an Accredited Investor within the meaning of Rule 501 promulgated under the Securities Act, and subject to certain conditions, including that such transferee assumes all obligations of the transferor HGP LP Limited Partner and provided further that such transfer does not cause a termination of HGP LP for federal income tax purposes, or may not reasonably cause HGP LP to be treated as other than a partnership for federal income tax purposes or as a publicly traded partnership under Code Section 7704 and may not reasonably cause HGP to cease to comply with requirements under the Code for qualification as a REIT.



ADDITIONAL FUNDS



    The HGP LP Partnership Agreement provides that if HGP LP requires additional funds at any time or from time to time in excess of funds available to HGP LP from operations or prior capital contributions, HGP may borrow such funds and lend the net proceeds to HGP LP on comparable terms and conditions as are applicable to HGP's borrowing of such funds. The HGP LP Partnership Agreement further provides that in the event HGP issues additional shares of capital stock, HGP shall be required to contribute to HGP LP as an additional capital contribution any net proceeds from such issuance in exchange for additional partnership interests with preferences and rights corresponding to the capital stock so issued.



REGISTRATION RIGHTS



    On the Closing Date, HGP will enter into a registration rights agreement for the benefit of certain holders of HGP LP Common Units. Pursuant to such registration rights agreement, holders of HGP LP Common Units will have certain "demand" and "piggyback" registration rights (collectively, the "Registration Rights") with respect to the HGP Common Shares acquired by them upon exchange of HGP LP Common Units. Subject to certain conditions, the demand registration rights permit such holders to request up to one demand registration per year. Subject to certain conditions, the piggyback registration rights permit the limited partners to include their HGP Common Shares in the registration by HGP of its HGP Common Shares or other similar equity securities issued by HGP. The holders of HGP LP Common Units may exercise their demand registration rights on or after the 90th day following the Closing Date.



TAX MATTERS



    The taxable income or taxable loss of HGP LP will be allocated to HGP and HGP LP Limited Partners in accordance with the distribution priority among the holders of HGP LP Common Units and in compliance with the provisions of Sections 704(b) and 704(c) of the Code and the regulations promulgated thereunder.



    Pursuant to the HGP LP Partnership Agreement, HGP will be the "tax matters partner" of HGP LP and, as such, will have the authority to generally control any contest involving the taxable income or loss of HGP LP, including how the taxable income or taxable loss of HGP LP is allocated to the HGP LP Common Unitholders. Further, HGP will have the authority to make tax elections under the Code on behalf of HGP LP.



DISTRIBUTIONS



    The HGP LP Partnership Agreement sets forth the manner in which the net cash flow of HGP LP (which includes operating revenues and proceeds from sales or refinancings less certain expenditures) will be distributed. The HGP LP Common Units entitle the holders thereof to receive a cash distribution in an amount equal to the balance of any net cash flow of HGP LP.

HGP LP LIMITED PARTNER EXCHANGE RIGHTS



    Subject to certain conditions, each HGP LP Common Unit held by an HGP LP Limited Partner may be exchanged for one HGP Common Share (subject to adjustment) or, at the option of HGP, cash equal to the fair market value of an HGP Common Share at the time of exchange. However, no HGP LP Limited Partner may exchange any HGP LP Common Units for HGP Common Shares if such entity's actual or constructive ownership of such HGP Common Shares would violate the HPG Ownership Limit with respect to the HGP Common Shares. See "--Description of Capital Stock of HGP."



INDEMNIFICATION



    To the extent permitted by law, the HGP LP Partnership Agreement provides for indemnification of HPG, as general partner, its officers and trustees and such otehr persons as HGP may designate to the same extent indemnification is provided to officers and trustees of HGP in the Declaration of Trust, and limits the liability of HGP and its officers and trustees to HGP LP to the same extent liability of officers and trustees of HGP is limited under the Declaration of Trust.



DUTIES AND CONFLICTS



    The HGP LP Partnership Agreement provides that substantially all business activities of HGP, including all activities pertaining to the acquisition and operation of HGP's outlet centers, must be conducted through HGP LP. Any HGP LP Limited Partner may engage in other business activities outside HPG LP, including business activities that directly compete with HPG LP.



TERM



    HGP LP will continue in full force and effect until December 31, 2050, unless sooner dissolved and terminated in accordance with the HGP LP Partnership Agreement or by operation of law.



BOOKS AND REPORTS



    HGP is required to keep certain books and records of HGP LP at the offices of HGP LP, and each partner has the right, subject to certain limitations, to have access to and inspect such books and records of account.



    HGP will furnish to each limited partner promptly upon receipt of the same but in no event later than 105 days after the close of each year, an annual report containing copies of audited financial statements for HGP LP which may be prepared on a consolidated basis in accordance with GAAP.



    The general partner will use reasonable efforts to furnish to each limited partner within 90 days after the end of each fiscal year the tax information reasonably required by the limited partners for federal income tax reporting purposes for the preceding year. The general partner is authorized to withhold from otherwise distributable net cash flow any tax that the general partner determines that HGP LP is required to withhold or pay with respect to any amount distributable or allocable to any partner.


                    OTHER PRIME SHAREHOLDERS MEETING MATTERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following tables set forth certain information regarding the beneficial ownership of Prime Common Shares and of Prime Partnership Common Units as of April 1, 1998 for (a) each person known by Prime to be the beneficial owner of more than five percent of the voting securities of Prime (b) each named executive officer of Prime listed in the Summary Compensation Table presented below (the "Prime Named Executives"), (c) each director of Prime and (d) the directors and officers of Prime as a group. Unless otherwise indicated in the footnotes, all of such interests are owned directly, and the indicated person or entity has sole voting and investment power. The number of shares represents the number of Prime Common Shares the person holds, the number of Prime Common Shares the person has the right to acquire upon exercise of certain options to purchase Prime Common Shares ("Prime Stock Options"), the number of Prime Common Shares into which Prime Partnership Common Units held by the person are exchangeable (if, as discussed below, Prime elects to issue Prime Common Shares rather than pay cash upon such exchange) and the number of Prime Common Shares into which Prime Series B Preferred Shares, held by the person are convertible. The extent to which a person directly holds Prime Common Shares, Prime Stock Options, Prime Partnership Common Units or Prime Series B Preferred Shares is set forth in the notes.



                                                                                                     PERCENT OF ALL
                                                        NUMBER OF PRIME COMMON                        PRIME COMMON
                                                       SHARES/PRIME PARTNERSHIP     PERCENT OF        SHARES/PRIME
                                                             COMMON UNITS            ALL PRIME         PARTNERSHIP
NAME AND ADDRESS OF                                       BENEFICIALLY OWNED       COMMON SHARES      COMMON UNITS
BENEFICIAL OWNER(1)                                              (2)                    (3)                (4)
-----------------------------------------------------  ------------------------  -----------------  -----------------
The Prime Group, Inc.(5).............................           7,594,629                 21.9%              18.8%

Michael W. Reschke(6)................................           8,008,771                 22.8               19.7

Abraham Rosenthal(7).................................             625,091                  2.2                1.5

William H. Carpenter, Jr.(8).........................             625,375                  2.2                1.5

Glenn D. Reschke(9)..................................             325,217                  1.2                (10)

David G. Phillips(11)................................              72,787                  (10)               (10)

Robert P. Mulreaney(12)..............................              23,441                  (10)               (10)

Terence C. Golden....................................              12,500                  (10)               (10)

Kenneth A. Randall...................................              10,000                  (10)               (10)

James R. Thompson....................................              10,500                  (10)               (10)

Marvin S. Traub(13)..................................              56,293                  (10)               (10)

Sharon J. Sharp......................................             --                    --                 --

Longleaf Partners Realty Fund(14)....................           2,442,100                  8.9                6.0

Merrill Lynch Asset Management(15)...................           1,936,777                  7.1                4.8

Becker Capital Management, Inc.(16)..................           1,730,200                  6.3                4.3

Directors and officers of Prime as a group (21
  persons)...........................................           9,860,551                 26.9               24.4


------------------------

Notes:

 (1) All of the directors of Prime and the Prime Named Executives may be contacted c/o Prime Retail, Inc., 100 East Pratt Street, Baltimore, Maryland 21202.

 (2) The beneficial ownership of Prime Common Shares and Prime Series B Preferred Shares reported herein is based upon filings with the Commission and is subject to confirmation by Prime that such ownership did not violate the ownership restrictions in the Prime Charter. The ownership of Prime Partnership Common Units reported herein is derived from the transfer records maintained by Prime Partnership based on information provided by the Prime Partnership Limited Partners. Information presented includes Prime Shares issuable upon exercise of Prime Stock Options which have vested or will vest within 60 days of April 1, 1998 as follows: Mr. M. Reschke 250,001; Mr. Rosenthal 250,001; Mr. Carpenter 250,001; Mr. Golden 10,000; Mr. Randall 10,000; Governor Thompson 10,000; Mr. Traub, including Marvin Traub Associates, Inc. ("MTA"), 55,000; Mr. G. Reschke 73,917 (2,250 of which are held by Ms. Tina Reschke, wife of Mr. G. Reschke); Mr. Mulreaney 20,000; and Mr. Phillips 71,667.

 (3) Information presented assumes exchange or conversion only of Prime Partnership Common Units and Prime Series B Preferred Shares owned by such beneficial owner for shares of Prime Common Shares. Information presented also includes Prime Common Shares issuable upon exercise of Prime Stock Options of such beneficial owner which have vested or will vest within 60 days of April 1, 1998.

 (4) Information presented assumes exchange or conversion of all outstanding Prime Partnership Common Units and Prime Series B Preferred Shares for Prime Common Shares and also includes Prime Common Shares issuable upon exercise of Prime Stock Options which have vested or will vest within 60 days of April 1, 1998. The Prime Partnership Common Units may be exchanged on a one-for-one basis for Prime Common Shares (or, at Prime's election, cash of an equivalent value) at any time.

 (5) Information presented includes 7,344,629 Prime Partnership Common Units and 250,000 Prime Common Shares owned by PGI and certain limited partnerships affiliated with PGI. The address of PGI is 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601. Certain of the Prime Partnership Common Units and Prime Common Shares held by PGI have been pledged to certain unaffiliated third parties to secure certain indebtedness of PGI and its affiliates (collectively, the "Pledgees"). Unless and until the Pledgees foreclose on the pledged Prime Partnership Common Units or have given notice of an event of default under the operative pledge or loan agreement, such entities will not have the direct or indirect power to vote or dispose of the Prime Partnership Common Units so pledged. The Pledgees disclaim beneficial ownership of these pledged Prime Partnership Common Units.

 (6) Information presented includes 7,344,629 Prime Partnership Common Units and 250,000 shares of Prime Common Shares held by PGI (Mr. M. Reschke is the Chairman and Chief Executive Officer of PGI) and certain limited partnerships affiliated with PGI, 152,717 Prime Common Shares owned by Mr.
     M. Reschke, 11,424 Prime Common Shares issuable to Mr. M. Reschke upon conversion of the 9,552 shares of Prime Series B Preferred Shares owned by him, and 250,001 Prime Common Shares which Mr. M. Reschke has the right to acquire upon exercise of Prime Stock Options. Mr. M. Reschke's address is 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601.

 (7) Information presented includes 371,090 Prime Partnership Common Units, 125,000 of which are held by a limited liability company controlled by Mr. Rosenthal and 18,198 of which are held in trust for Mr. Rosenthal's children, 4,000 Prime Common Shares owned by Mr. Rosenthal, 200,001 Prime Common Shares which Mr. Rosenthal has the right to acquire upon exercise of Prime Stock Options and 50,000 Prime Partnership Common Units which Mr. Rosenthal has the right to acquire upon exercise of certain options granted by PGI.

 (8) Information presented includes 371,090 Prime Partnership Common Units, 125,000 of which are held by a limited liability company controlled by Mr. Carpenter, 4,284 Prime Common Shares owned by Mr. Carpenter's children, 200,001 Prime Common Shares which Mr. Carpenter has the right to acquire upon exercise of Prime Stock Options and 50,000 Prime Partnership Common Units which Mr. Capenter has the right to acquire upon exercise of certain options granted by PGI.

 (9) Information presented includes 251,300 Prime Partnership Common Units which are held by Reschke I LLC, 71,667 Prime Common Shares which Mr. G. Reschke has the right to acquire upon the exercise of Prime Stock Options and 2,250 Prime Common Shares which Ms. Tina M. Reschke, Mr. G. Reschke's wife, has the right to acquire upon the exercise of Prime Stock Options. Mr. G. Reschke disclaims beneficial ownership of such shares pursuant to Section 13d-4 of the Exchange Act.

 (10) Amount represents less than 1%.

 (11) Information presented includes 71,667 Prime Common Shares which Mr. Phillips has the right to acquire upon exercise of Prime Stock Options, 1,000 Prime Common Shares owned by Mr. Phillips and 120 Prime Common Shares issuable to Mr. Phillips upon conversion of the 100 shares of Prime Series B Preferred Shares owned by him.

 (12) Information presented includes 2,425 Prime Common Shares owned by Mr. Mulreaney, 1,016 Prime Common Shares issuable to Mr. Mulreaney upon conversion of the 850 shares of Prime Series B Preferred Shares owned by him, and 20,000 Prime Common Shares which Mr. Mulreaney has the right to acquire upon exercise of Prime Stock Options.

 (13) Information presented includes 45,000 Prime Common Shares which MTA, an affiliate of Mr. Traub, has the right to acquire upon exercise of Prime Stock Options.

 (14) Information presented is based on a Schedule 13G filed with the Commission on February 13, 1998 on behalf of (i) Longleaf Partners Realty Fund, a series of Longleaf Partners Funds Trust, an open-end management investment company registered under the Investment Company Act of 1940 ("Longleaf"),
      (ii) Southeastern Asset Management, Inc., a registered investment adviser ("Southeastern") and (iii) Mr. O. Mason Hawkins, the Chairman of the Board and C.E.O. of Southeastern. The Schedule 13G indicates that all the securities covered by this statement are owned by Longleaf and none are owned directly or indirectly by Southeastern. Southeastern and Mr. Hawkins disclaim beneficial ownership of the Prime Common Shares pursuant to
      Section 13d-4 of the Exchange Act. The address of each of Longleaf, Southeastern and Mr. Hawkins is Southeastern Asset Management, Inc., 6410 Poplar Ave., Suite 900, Memphis, Tennessee 38119.

 (15) Information presented is based on a Schedule 13G filed with the Commission on February 5, 1998 on behalf of Princeton Services, Inc. ("PSI"), Merrill Lynch Asset Management ("MLAM") and Merrill Lynch Global Allocation Fund ("MLGA"). The Schedule 13G indicates that (i) PSI may be deemed to be the beneficial owner of 1,936,777 Prime Common Shares by virtue of its being the general partner of MLAM, (ii) MLAM may be deemed to be the beneficial owner of 1,936,777 Prime Common Shares as a result of acting as investment advisor to one or more investment companies registered under Section 8 of the Investment Company Act of 1940 and/or to one or more private accounts and (iii) MLGA, a registered investment company advised by MLAM, is the beneficial owner of 1,839,825 Prime Common Shares. The Schedule 13G further indicates that PSI disclaims beneficial ownership of the Prime Common Shares pursuant to Section 13d-4 of the Exchange Act. The address of each of PSI, MLAM and MLGA is 800 Scudders Mill Road, Plainsboro, New Jersey 08536.

 (16) Information presented is based on a Schedule 13G filed on February 13, 1998 on behalf of Becker Capital Management, Inc. ("Becker"). All securities reported on this statement are owned by advisory clients of Becker. Becker disclaims beneficial ownership of all such securities.

ELECTION OF DIRECTORS

    The Prime Board of Directors proposes the election of three Class I directors at the Prime Shareholders Meeting, each to hold office for a three year term or until their successors are duly elected and qualified. It is intended that the accompanying form of Proxy will be voted for the nominees set forth below, each of whom is currently a director of Prime. If some unexpected occurrence should make necessary, in the Prime Board of Directors' judgment, the substitution of some other person or persons for any of the nominees, shares will be voted for such other person or persons as the Prime Board of Directors may select. The Prime Board of Directors is not aware that any nominee may be unable or unwilling to serve as a director.

    Set forth below are the names of and certain other information regarding the nominees for the three director positions to be elected by the holders of Prime Common Shares at the Prime Shareholders Meeting.

    A majority of votes is required to elect directors. Abstentions and brokers non-votes will be treated as shares not valid and will have no effect on such voting.

    THE PRIME BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

NOMINEES FOR ELECTION

                                                                                              YEAR TERM OF
                                                                  PRINCIPAL OCCUPATION         OFFICE WILL      SERVED AS A
NAME                                                AGE            AND POSITION HELD             EXPIRE       DIRECTOR SINCE
----------------------------------------------      ---      ------------------------------  ---------------  ---------------
William H. Carpenter, Jr......................          47   President, Chief Operating              2001             1994
                                                               Officer, Director

Kenneth A. Randall............................          70   Director                                2001             1994

Sharon J. Sharp...............................          58   Director                                2001             1997

    For the biographies of Messrs. Carpenter and Randall and Ms. Sharp, see "Management and Operation of New Prime after the Transactions."

INFORMATION REGARDING MEETINGS AND COMMITTEES OF THE PRIME BOARD OF DIRECTORS

    The Prime Board of Directors has established an Audit Committee, an Executive Committee, a Compensation Committee, an Executive Compensation and Stock Incentive Plan Committee and an Independent Directors Committee.

    AUDIT COMMITTEE. The functions of the Audit Committee, which consists of Messrs. Golden and Randall, include making recommendations concerning the engagement of independent public accountants, reviewing with the independent accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees, and reviewing the adequacy of Prime's internal accounting controls.

    EXECUTIVE COMMITTEE. The Executive Committee, which consists of Messrs. M. Reschke, Rosenthal and Carpenter, has certain authority to acquire and dispose of real property and the power to authorize, on behalf of the Prime Board of Directors, the execution of certain contracts and agreements, including those related to certain financings by Prime. The Executive Committee meets monthly (or more frequently if necessary) and all actions by the committee are reported at the next meeting of the Prime Board of Directors.

    COMPENSATION COMMITTEE. The Compensation Committee, which consists of Messrs. Golden, Randall and Traub and Governor Thompson and Ms. Sharp, has responsibility for determining the compensation for Prime's employees.

    EXECUTIVE COMPENSATION AND STOCK INCENTIVE PLAN COMMITTEE. The Executive Compensation and Stock Incentive Plan Committee (the "Executive Compensation Committee"), which consists of Messrs. Golden and Randall and Ms. Sharp, has responsibility for determining the compensation of Prime's executive officers and implementing and administering Prime's Stock Incentive Plans.

    INDEPENDENT DIRECTORS COMMITTEE. The Independent Directors Committee, which consists of Messrs. Golden, Randall, Traub and Governor Thompson and Ms. Sharp has the responsibility to (i) consider and approve any proposed action or transaction involving Prime and PGI; (ii) consider and take such actions and make such approvals and recommendations as are required to be considered, taken or made by Prime's independent directors under either the Prime Partnership Agreement or corporate governance documents relating to Prime, or otherwise; and
(iii) consider and take such actions and make such approvals as are appropriate to reduce or eliminate any potential or apparent conflict of interest which may arise in connection with any proposed action or transaction involving Prime.

    During the fiscal year ended December 31, 1997, the Audit Committee held one meeting, the Compensation Committee held two meetings and the Prime Board of Directors held seven meetings.

APPROVAL OF PRIME RETAIL, INC. NONEMPLOYEE DIRECTOR STOCK PLAN

    On March 18, 1998, the Prime Board of Directors approved for submission to holders of Prime Common Shares for approval at the Prime Meeting the Prime Retail, Inc. Nonemployee Director Stock Plan (the "Prime Director Plan"). If approved by a majority of the votes cast by holders of Prime Common Shares entitled to vote at such meeting, the Prime Director Plan will have an effective date of March 19, 1998 (the "Effective Date"). The Prime Board of Directors believes that the Prime Director Plan will enhance Prime's long-term prospects and serve the interests of Prime's stockholders by giving nonemployee directors of Prime a direct and personal financial stake in Prime and aligning the financial interests of such directors with the interests of Prime's stockholders. If the Prime Director Plan is approved and the Merger is consummated, the Prime Director Plan will be assumed by New Prime.

    The following is a summary description of the Prime Director Plan, which is qualified in its entirety by reference to the Prime Director Plan, a copy of which is attached to this Joint Proxy Statement/Prospectus/ Information Statement as Appendix I.

    ELIGIBILITY. Each director of Prime who is not a current employee of Prime (a "Nonemployee Director") will participate in the Prime Director Plan. Of the three nominees for election as directors of Prime at the Prime Shareholders Meeting, Mr. Randall and Ms. Sharp are Nonemployee Directors.

    ADMINISTRATION. The Prime Board of Directors shall administer the Prime Director Plan. The Prime Board of Directors has the authority to interpret the Prime Director Plan and establish or amend any rules for its administration. However, the Prime Board of Directors does not have any discretion with respect to either the eligibility or selection of Nonemployee Directors to receive stock options pursuant to the Prime Director Plan ("Prime Director Plan Stock Options") or the number, timing or vesting of the Prime Director Plan Stock Option grants.

    SHARES AVAILABLE UNDER THE PRIME DIRECTOR PLAN. A maximum of 285,000 shares of Prime Common Shares will be reserved for issuance under the Prime Director Plan. The Prime Board of Directors is authorized to satisfy grants under the Prime Director Plan from authorized but unissued shares of Prime Common Shares reserved for issuance under the Prime Director Plan or shares previously issued that have been reacquired by Prime. Prime intends to purchase shares in the open market to satisfy grants under the Prime Director Plan, to the extent the Prime Board of Directors deems such purchases to be in Prime's best interests. If a Prime Director Plan Stock Option award expires, terminates or is forfeited for any reason the Prime Common Shares associated with the expired, terminated or forfeited portion of such Prime Director Plan Stock Option shall again become available for awards under the Prime Director Plan. The Prime Board of Directors will make adjustment to the maximum number of Prime Common Shares that may be delivered under the Prime Director Plan and to outstanding Prime Director Plan Stock Option awards to reflect stock dividends, stock splits, reverse stock splits, share combinations, stock rights offerings, or similar events of or by Prime.

    PRIME DIRECTOR PLAN STOCK OPTION GRANTS. Subject to shareholder approval of the Prime Director Plan, the Prime Director Plan will provide for automatic grants of Prime Director Plan Stock Options to purchase 10,000 shares of Prime Common Shares to each Nonemployee Director who has at least three months of service on the Prime Board of Directors on the Prime Director Plan's Effective Date. The Prime Director Plan also will provide for automatic grants of Prime Director Plan Stock Options to purchase 5,000 shares to each Nonemployee Director who is added to the Prime Board of Directors on or after the Prime Director Plan's Effective Date, and an automatic grant of Prime Director Plan Stock Options to purchase 5,000 shares to each Nonemployee Director who completes a year of service on the Prime Board of Directors as of each annual meeting date (beginning with the 1999 annual meeting). Prime Director

Plan Stock Options granted automatically pursuant to the Prime Director Plan will be immediately exercisable.


    The exercise price per Prime Common Share under each Prime Director Plan Stock Option shall be 100% of the Fair Market Value of a Prime Common Share on the date of grant. Such exercise price may be paid by check or in cash, in whole shares of Prime Common Shares valued at Fair Market Value on the date of exercise, by simultaneous sales through a broker of shares of Prime Common Shares acquired on exercise, by Prime's withholding a portion of the Prime Common Shares otherwise distributable on exercise having an aggregate Fair Market Value at the time of exercise equal to such exercise price, or through any combination of such methods.


    Prime Director Plan Stock Options shall not be transferable by a Nonemployee Director other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order. All Prime Director Plan Stock Options will be non-qualified options not entitled to special tax treatment under
Section 422 of the Code, as such Section 422 may be amended from time to time.


    AMENDMENTS AND TERMINATION OF THE PLAN. The Prime Board of Directors may from time to time in its discretion amend or modify the Prime Director Plan without the approval of the shareholders, provided that the Prime Board of Directors may not change the Prime Director Plan to increase the cost to Prime. No amendment shall become effective without shareholder approval if such shareholder approval is required by law, rule or regulation. No amendment may materially and adversely affect any right of a Nonemployee Director with respect to any Prime Director Plan Stock Options or Prime Common Shares theretofore granted under the Prime Director Plan without such Nonemployee Director's written consent, except for modifications required to maintain compliance with any federal or state statute or regulations.



    The Prime Director Plan shall terminate ten years from the date of its adoption by the Prime Board of Directors, or at such earlier time as the Prime Board of Directors may determine. Any termination, whether in whole or in part, shall not materially and adversely affect any award then outstanding under the Prime Director Plan without the consent of the affected Nonemployee Director.


    FEDERAL INCOME TAX CONSEQUENCES. A Nonemployee Director will not recognize any taxable income at the time of grant of a Prime Director Plan Stock Option. Upon exercise of a Prime Director Plan Stock Option, the Nonemployee Director will recognize ordinary income for tax purposes measured by the excess of the Fair Market Value of the Prime Common Shares on such date over the exercise price. Prime will be entitled to a deduction equal to the ordinary income recognized by the Nonemployee Director. Upon resale of Prime Common Shares by the Nonemployee Director, any difference between the sale price and the exercise price, to the extent not recognized as ordinary income upon exercise as provided above, will be treated as either short-term or long-term capital gain or loss (depending on the holding period).

    Generally, if a Nonemployee Director delivers previously acquired Prime Common Shares in payment of all or part of the exercise price of a Prime Director Plan Stock Option, the Nonemployee Director will not, as a result of such delivery, be required to recognize as taxable income or loss any appreciation or depreciation in the value of the previously acquired Prime Common Shares after their acquisition date. The Nonemployee Director's tax basis in, and holding period for, the previously acquired Prime Common Shares surrendered upon exercise of the Prime Director Plan Stock Option carries over to an equal number of Prime Common Shares received, on a share-for-share basis. The Fair Market Value of the Prime Common Shares received in excess of the Prime Common Shares surrendered constitutes compensation taxable to the Nonemployee Director as ordinary income. The tax basis for such Prime Common Shares is equal to their Fair Market Value on the exercise date, and the holding period of such Prime Common Shares begins on that date. Prime may be entitled to a tax deduction equal to the compensation income recognized by the Nonemployee Director, at the time such income is recognized.

    The following table sets forth the number of Prime Director Plan Stock Options that will be issued under the Prime Director Plan during 1998 to each of the nominees for election as directors of Prime at the Prime Special Meeting, assuming their election to the Prime Board of Directors and assuming Prime Shareholders approve the Prime Director Plan, and to all current directors as a group. Additional shares would be issued under the Prime Director Plan in subsequent years.



                                                                                                    NUMBER OF
                                                                                   DOLLAR      PRIME DIRECTOR PLAN
NONEMPLOYEE DIRECTOR                                                              VALUE(1)        STOCK OPTIONS
-----------------------------------------------------------------------------  --------------  -------------------
Terence C. Golden............................................................    $   22,511            10,000
Kenneth A. Randall...........................................................    $   22,511            10,000
James R. Thompson............................................................    $   22,511            10,000
Marvin S. Traub..............................................................    $   22,511            10,000
Sharon J. Sharp..............................................................    $   22,511            10,000
                                                                               --------------          ------
All current nonemployee Directors as a group.................................    $  112,555            50,000


------------------------

(1) The dollar values shown is based on the Black-Scholes option pricing model. The material assumptions incorporated in the Black-Scholes model in estimating the value of Prime Director Plan Stock Options that will be issued under the Prime Director Plan during 1998 include the following: exercise price of $14.00, option term of 10 years; interest rate of 5.5%, volatility of 35.78%; and dividends at the rate of 8.0% per annum. The actual value, if any, an optionee will realize upon exercise of an option will depend upon the excess of the market value of the Prime Common Shares over the exercise price on the date the option is exercised. There is no assurance that the value realized by an optionee will be at or near the value estimated by the Black-Scholes model.

    THE PRIME BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE PRIME DIRECTOR PLAN.

APPROVAL OF THE PRIME RETAIL, INC. 1998 LONG-TERM STOCK INCENTIVE PLAN

    The Executive Compensation Committee has adopted and the Prime Board of Directors has ratified the Prime Retail, Inc. 1998 Long-Term Stock Incentive Plan (the "Prime Stock Incentive Plan") and directed that the Prime Stock Incentive Plan be submitted to the holders of Prime Common Shares for their approval at the Prime Shareholders Meeting. The Prime Stock Incentive Plan will become effective upon the approval by the holders of a majority of Prime Common Shares represented and entitled to vote at the Prime Shareholders Meeting. The purpose of the Prime Stock Incentive Plan is to advance the interests of Prime and its subsidiaries by encouraging and enabling the acquisition of a financial interest in Prime by key employees and officers of Prime and its subsidiaries through equity awards. The Prime Stock Incentive Plan will be administered by the Executive Compensation Committee or another committee appointed by the Prime Board of Directors. If the Prime Stock Incentive Plan is approved and the Merger is consummated, the Prime Stock Incentive Plan will be assumed by New Prime. The following summary description of the Prime Stock Incentive Plan is qualified in its entirety by reference to the full text of the Prime Stock Incentive Plan attached hereto as Appendix J.

    The Prime Stock Incentive Plan provides for the grant of incentive and non-qualified stock options, restricted stock, performance shares and performance units (individually, a "Prime Stock Incentive Award," or collectively, "Prime Stock Incentive Awards"). Prime Stock Incentive Awards may be granted to key employees and officers who, as determined by the Executive Compensation Committee, provide substantial and important services to Prime ("Participants"). The terms of the Prime Stock Incentive Awards will be set forth in award agreements ("Prime Stock Incentive Award Agreements"). The Executive Compensation Committee, in its sole discretion, will select the employees to whom Prime Stock Incentive Awards will be granted and will determine the type, size and terms and conditions applicable to each Prime Stock Incentive Award. The Executive Compensation Committee also will have the authority to interpret, construe and implement the provisions of the Prime Stock Incentive Plan, and its decisions will be binding.

    The total number of Prime Common Shares that may be issued under the Prime Stock Incentive Plan pursuant to Prime Stock Incentive Awards is 1,900,000, which represents approximately 5% of the Prime Common Shares outstanding as of December 31, 1997, assuming the conversion of all outstanding Prime Series B Preferred Shares and Prime Series C Preferred Shares and the exchange of all other outstanding Prime Partnership Series C Preferred Units and Prime Partnership Common Units; provided, however, that if the Transactions are consummated, the total number of New Prime Common Shares available under the Prime Stock Incentive Plan will be increased to 3,100,000, which represents approximately 5% of the number of New Prime Common Shares expected to be outstanding on the Closing Date assuming the conversion of all the additional New Prime Series B Preferred Shares and New Prime Series C Preferred Shares and the exchange of all the then outstanding Prime Partnership Series C Preferred Units and Prime Partnership Common Units. The maximum number of shares and share equivalent units that may be granted during any calendar year to any one person under the Prime Stock Incentive Plan shall be 400,000 shares (on an aggregate basis for all such types of Prime Stock Incentive Awards), which limit shall apply regardless of whether the Prime Stock Incentive Awards would be paid in shares or in cash. The maximum numbers of shares that may be issued or transferred to the any person under restricted stock, performance shares and performance units in any year shall be 100,000. The Executive Compensation Committee will make adjustment to the maximum number of Prime Common Shares that may be subject to Prime Stock Incentive Awards under the Prime Stock Incentive Plan and to outstanding Prime Stock Incentive Awards to reflect stock dividends, stock splits, reverse stock splits, share combinations, stock rights offerings, or similar events of or by Prime.

    TYPES OF AWARDS

    Set forth below is a brief description of the Prime Stock Incentive Awards that may be granted under the Prime Stock Incentive Plan:

    STOCK OPTIONS. The Executive Compensation Committee may grant options to purchase Prime Common Shares, which may be incentive or non-qualified stock options ("Prime Incentive Stock Options"). Each Prime Incentive Stock Option represents the right to purchase one Prime Common Share at the specified Exercise Price. The Executive Compensation Committee will determine the exercise price (the "Exercise Price") of the Prime Incentive Stock Options in its sole discretion, provided that the Exercise Price may not be less than 100% of the average of the high and the low trading prices of Prime Common Shares on the national securities exchange on which the shares are traded ("Fair Market Value") on the date of grant. If an incentive option is issued to an employee who owns more than 10% of the total combined voting power of all classes of Prime's outstanding capital stock, the Exercise Price will be at least 110% of the Fair Market Value of Prime Common Shares on the date of grant.

    Prime Incentive Stock Options will expire no later than ten years after the date on which they were granted and will become vested and exercisable at such times and in such installments as determined by the Executive Compensation Committee and specified in the applicable Prime Stock Incentive Award Agreement. The Participant must pay the Exercise Price, and any related withholding taxes, in full at the time of exercise, in cash or by check. The Executive Compensation Committee may specify in the applicable Prime Stock Incentive Award Agreement that the Participant may pay the Exercise Price by check or in cash, by tendering previously acquired shares of Prime Common Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, by Prime's withholding a portion of the Prime Common Shares otherwise distributable on exercise having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, or by simultaneous sales through a broker of shares of Prime Common Shares acquired on exercise, or through any combination of such methods.


    RESTRICTED STOCK. The Executive Compensation Committee may award Prime Common Shares that are subject to such restrictions as it deems appropriate, including forfeiture conditions and restrictions against transfer for a period the Executive Compensation Committee specifies ("Restricted Stock"). The Executive Compensation Committee may award Restricted Stock under the Prime Stock Incentive Plan for services and/or payment of cash. Restrictions on Restricted Stock may lapse in installments based on factors selected by the Executive Compensation Committee. Prior to the expiration of the restricted period, a Participant who has received an award of Restricted Stock generally has the rights of a shareholder of Prime, including the right to vote and to receive cash dividends on the shares of Restricted Stock, except as, and only if, provided by the Executive Compensation Committee. Stock dividends issued with respect to Restricted Stock may be treated as additional shares awarded under such Restricted Stock with respect to which such dividends are issued.

    PERFORMANCE SHARES AND PERFORMANCE UNITS. The Executive Compensation Committee may grant a performance share Prime Stock Incentive Award ("Performance Share") and/or a performance unit Prime Stock Incentive Award (a "Performance Unit") under the Prime Stock Incentive Plan. Each Performance Unit will have an initial value that is established by the Executive Compensation Committee at the time of grant. Each Performance Share will have an initial value equal to the Fair Market Value of one Prime Common Share on the date of grant. Such Prime Stock Incentive Awards may be earned based upon satisfaction of certain performance criteria within a performance period specified in the applicable Prime Stock Incentive Award Agreement, and subject to such other terms and conditions as the Executive Compensation Committee deems appropriate. Prior to the end of a performance period, the Executive Compensation Committee, in its discretion, may adjust the performance conditions or a significant acquisition or disposition of assets or other property by Prime. The extent to which a grantee is entitled to payment in settlement of such a Prime Stock Incentive Award at the end of a performance period will be determined by the Executive Compensation Committee in its sole discretion, based on whether the performance criteria have been met. Prime will make payment in cash or in Prime Common Shares, or some combination thereof, subject to availability of Prime Common Shares to Prime, in accordance with the terms of the applicable Prime Stock Incentive Award Agreement.

    CHANGE IN CONTROL. Upon a Change in Control (as defined in the Prime Stock Incentive Plan document), all outstanding Prime Incentive Stock Options will become immediately exercisable, any restrictions imposed on Restricted Stock will lapse, and the vesting of all Performance Units and Performance Shares shall be accelerated.

    AMENDMENT OF THE PRIME STOCK INCENTIVE PLAN

    The Prime Board of Directors may from time to time in its discretion amend or modify the Prime Stock Incentive Plan without the approval of the shareholders. No amendment shall become effective without shareholder approval if such shareholder approval is required by law, rule or regulation. No amendment may materially and adversely affect any right of a Participant with respect to any Prime Stock Incentive Awards theretofore granted under the Prime Stock Incentive Plan without such Participant's written consent, except for modifications required to maintain compliance with any federal or state statute or regulations.

    The Prime Stock Incentive Plan shall terminate ten years from the date of its adoption by the Prime Board of Directors, or at such earlier time as the Prime Board of Directors may determine. Any termination, whether in whole or in part, shall not materially and adversely affect any award then outstanding under the Prime Stock Incentive Plan without the consent of the affected Participant.


    TAX IMPLICATIONS

    OPTIONS. A Participant who is awarded an incentive option will not recognize taxable income at the time of the grant of the Prime Incentive Stock Option and Prime will not be entitled to a deduction at that time. Upon the exercise of such a Prime Incentive Stock Option during employment, or within three months thereafter, the Participant will not recognize any income and Prime will not be entitled to a deduction. If any Prime Common Shares acquired upon the exercise of such a Prime Incentive Stock Option are disposed of within two years of the date of grant or within one year of the transfer of such shares to the Participant, the Participant will recognize ordinary income in the year of disposition equal to the excess of the fair market value of the shares at exercise over the Exercise Price. Prime will be entitled to a deduction in the same amount as the ordinary income recognized by the Participant.

    A Participant will not recognize any taxable income at the time of grant of a non-qualified Prime Incentive Stock Option. Upon exercise of a non-qualified Prime Incentive Stock Option, the Participant will recognize ordinary income for tax purposes measured by the excess of the Fair Market Value of the shares on such date over the Exercise Price. Prime will be entitled to a deduction equal to the ordinary income recognized by the Participant. The ordinary income recognized by a Participant will be subject to tax withholding. Upon resale of Prime Common Shares by the Participant, any difference between the sale price and the Exercise Price, to the extent not recognized as ordinary income upon exercise as provided above, will be treated as either short-term or long-term capital gain or loss (depending on the holding period).

    RESTRICTED STOCK.  Generally, absent an election to be taxed currently under
Section 83(b) of the Code (a "Section 83(b) Election"), there will be no federal income tax consequences to either the Participant or Prime upon the grant of Restricted Stock. At the expiration of the restricted period and the satisfaction of any other restrictions applicable to the Restricted Stock, the Participant will recognize ordinary compensation income and Prime generally will be entitled to a corresponding federal income tax deduction equal to the Fair Market Value of the Prime Common Shares at that time (subject to satisfying applicable withholding requirements). If the Participant makes a Section 83(b) Election within 30 days after receiving the Restricted Stock, the Participant will recognize an amount of ordinary compensation income at the time of the receipt of the Restricted Stock and Prime will be entitled to a corresponding federal income tax deduction equal to the Fair Market Value (determined without regard to applicable restrictions) of the shares at such time. If a Section 83(b) Election is made, no additional income will be recognized by the Participant upon the lapse of restrictions on the shares of Restricted Stock, but, if the shares are subsequently forfeited, the Participant may not deduct the income that was recognized pursuant to the Section 83(b) Election at the time of the receipt of the shares.

    PERFORMANCE SHARE OR PERFORMANCE UNIT. There will be no federal income tax consequences to either the Participant or Prime upon the grant of a Performance Share or Performance Unit. Generally, the Participant will recognize ordinary income upon the receipt of payment pursuant to a Performance Share or Performance Unit in an amount equal to the Fair Market Value of the Prime Common Shares and the aggregate amount of cash received. Prime generally will be entitled to a corresponding tax deduction equal to the amount includible in the Participant's income, but with respect to a Performance Share or Performance Unit paid in Prime Common Shares, Prime must satisfy applicable withholding requirements in order to be eligible for a corresponding tax deduction.


    The following table sets forth the number of Prime Stock Incentive Awards that Prime has commited to grant pursuant to the Prime Stock Incentive Plan. The grant of such options is subject to appeal of the

Prime Stock Incentive Plan by the Prime Shareholders. Additional awards may be issued during 1998 pursuant to the Prime Stock Incentive Plan.



                                                                                                   NUMBER OF PRIME
                                                                                                   STOCK INCENTIVE
PARTICIPANT                                                                       DOLLAR VALUE(1)      AWARDS
--------------------------------------------------------------------------------  ---------------  ---------------
Michael W. Reschke..............................................................        --              300,000
Abraham Rosenthal...............................................................        --              300,000
William H. Carpenter, Jr........................................................        --              300,000



(1) The dollar value of these options is not ascertainable as the exercise price for such options will be based on the fair market value of a Prime Common Share at the time, if any, that the Prime Stock Incentive Plan is approved by the Prime Shareholders.


    THE PRIME BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE PRIME STOCK INCENTIVE PLAN

RATIFICATION OF INDEPENDENT AUDITORS

    The Prime Board of Directors has selected Ernst & Young LLP as independent auditors of Prime, and in the event the Transactions are consummated, as independent auditors of New Prime, for the year ending December 31, 1998. Ernst & Young LLP served as independent auditors of Prime for the year ended December 31, 1997. A representative of Ernst & Young LLP will attend the Prime Shareholders Meeting and will have an opportunity to make a statement if they desire to do so and, while not intending to make a statement, will respond to appropriate questions directed to Ernst & Young LLP.

    The appointment of auditors is approved annually by the Prime Board of Directors and subsequently submitted to the stockholders for ratification. The decision of the Prime Board of Directors is based on the recommendation of the Audit Committee. The Audit Committee also reviews and approves proposed nonaudit services to ensure that they will not impair the independence of the accountants.

    Before making its recommendation to the Prime Board of Directors for appointment of Ernst & Young LLP, the Audit Committee carefully considered that firm's qualifications as auditors for Prime. This included a review of its performance last year, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with Ernst & Young LLP in all of these respects.

    THE PRIME BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF PRIME FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.

COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth information concerning the compensation for services in all capacities to Prime for the years ended December 31, 1995, 1996 and 1997 with respect to the Chairman of the Prime Board of Directors, the Chief Executive Officer of Prime and the four other persons who are the most highly compensated executive officers of Prime (the "Prime Named Executives").

                           SUMMARY COMPENSATION TABLE


                                                                                          LONG-TERM COMPENSATION
                                                                                       -----------------------------
                                                                                          AWARDS         PAYOUTS
                                                               ANNUAL                  -------------  --------------
                                                            COMPENSATION                SECURITIES         LTIP
                                                            -------------               UNDERLYING       PAYOUTS
NAME AND PRINCIPAL POSITION                        YEAR        SALARY       BONUS(1)     OPTIONS #          $
-----------------------------------------------  ---------  -------------  ----------  -------------  --------------
Michael W. Reschke, ...........................       1997   $   150,000   $  500,000        75,000(3)       --
  Chairman of the Board                               1996       150,000           --(2)       50,000(3)       --
                                                      1995       150,000           --(2)      --

Abraham Rosenthal, ............................       1997       257,420      250,000        75,000(4)    1,261,150(5)
  Chief Executive Officer                             1996       257,420      200,833        50,000(3)       --
                                                      1995       257,385      125,000       --

William H. Carpenter, Jr., ....................       1997       257,420      250,000        75,000(4)    1,261,150(5)
  President, Chief Operating Officer                  1996       257,420      200,833        50,000(3)
                                                      1995       257,385      125,000       --

Glenn D. Reschke ..............................       1997       175,000      175,000        10,000(3)       --
  Executive Vice President-- Development and          1996       168,269      140,583        20,000(3)       --
    Acquisitions                                      1995       150,000      125,000       --

David G. Phillips, ............................       1997       175,000      175,000        10,000(3)       --
  Executive Vice President--Operations and            1996       168,269      140,583        20,000(3)       --
    Marketing                                         1995       150,000      100,000       --              --

Robert P. Mulreaney, ..........................       1997       175,000      175,000        10,000(3)       --
  Executive Vice President--Chief Financial           1996       168,269      140,583        10,000(3)       --
  Officer and Treasurer                               1995       136,539       25,000       --              --


------------------------

Notes:

(1) Reflects bonus paid for performance in year indicated.

(2) At his request, Mr. M. Reschke was not considered for a discretionary bonus for the years ended December 31, 1995 and 1996. See "Report of Compensation Committee."

(3) Options granted pursuant to the 1995 Stock Incentive Plan.


(4) Reflects (i) 25,000 options to purchase Prime Common Shares granted pursuant to the 1995 Stock Incentive Plan and (ii) 50,000 options to purchase Prime Partnership Common Units granted by PGI pursuant to certain indemnification and option agreements (the "Executive Indemnification and Option Agreements"). See "Certain Relationships and Related Transactions--Indemnification and Option Agreements with Messrs. Rosenthal and Carpenter and the Executive LLCs."


(5) Reflects a special distribution from Prime Partnership to certain limited liability companies controlled by Messrs. Rosenthal and Carpenter (the "Executive LLCs"). See "Report of Executive Compensation Committee--Long-Term Compensation" and "Certain Relationships and Related Transactions-- Indemnification and Option Agreements with Messrs. Rosenthal and Carpenter and the Executive LLCs."

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth certain information with respect to options granted in 1997 to the Prime Named Executives by Prime and PGI.

                                                                                                POTENTIAL REALIZABLE
                                                      INDIVIDUAL GRANTS                       VALUE AT ASSUMED ANNUAL
                                 -----------------------------------------------------------    RATES OF STOCK PRICE
                                    NUMBER OF                                                 APPRECIATION FOR OPTION
                                   SECURITIES     PERCENT OF TOTAL  EXERCISE OR               TERM BASED ON GRANT DATE
                                   UNDERLYING     OPTIONS GRANTED   BASE PRICE                      STOCK PRICE
                                   OPTIONS(1)     TO EMPLOYEES IN     ($/SH)     EXPIRATION   ------------------------
NAME                               GRANTED(#)      FISCAL YEAR(2)       (3)         DATE        5%($)        10%($)
-------------------------------  ---------------  ----------------  -----------  -----------  ----------  ------------
Michael W. Reschke.............        75,000            30.0%       $   12.53      5/29/07   $  590,768  $  1,497,122
Abraham Rosenthal..............        75,000(4)         10.0               (5)          (6)     605,705     1,534,974
William H. Carpenter, Jr.......        75,000(4)         10.0               (5)          (6)     605,705     1,534,974
Glenn D. Reschke...............        10,000             4.0            12.53      5/29/07       84,677       214,587
David G. Phillips..............        10,000             4.0            12.53      5/29/07       78,769       199,616
Robert P. Mulreaney............        10,000             4.0            12.53      5/29/07       78,769       199,616

------------------------

Notes:

(1) Options are fully vested. Except as otherwise noted, the exercise price for the options is generally payable in cash or, in certain circumstances, by the surrender, at the fair market value on the date on which the option is exercised, of Prime Common Shares.


(2) Reflects the percent of total options to purchase Prime Common Shares granted to employees in the last fiscal year pursuant to the 1995 Stock Incentive Plan. A total of 246,250 options were granted to employees on May 29, 1997 pursuant to the 1995 Stock Incentive Plan. Excludes options granted by PGI to Messrs. Rosenthal and Carpenter pursuant to the Executive Indemnification and Option Agreements. See "Certain Relationships and Related Transactions--Indemnification and Option Agreements with Messrs. Rosenthal and Carpenter and the Executive LLCs."


(3) Based on average closing price for the five business days preceding the grant date.


(4) Reflects (i) 25,000 options to purchase Prime Common Shares granted pursuant to the 1995 Stock Incentive Plan and (ii) 50,000 options to purchase Prime Partnership Common Units granted by PGI pursuant to the Executive Indemnification and Option Agreements. See "Certain Relationships and Related Transactions--Indemnification and Option Agreements with Messrs. Rosenthal and Carpenter and the Executive LLCs."



(5) Options to purchase Prime Common Shares granted pursuant to the 1995 Stock Incentive Plan have an exercise price of $12.53 per Prime Common Share. Options to purchase Prime Partnership Common Units granted by PGI pursuant to the Executive Indemnification and Option Agreements have an exercise price of $13.00 per Prime Partnership Common Unit. See "Certain Relationships and Related Transactions--Indemnification and Option Agreements with Messrs. Rosenthal and Carpenter and the Executive LLCs."



(6) Options granted pursuant to the 1995 Stock Incentive Plan have an expiration date of May 29, 2007. Options granted by PGI pursuant to the Executive Indemnification and Option Agreements have an expiration date of December 31, 2000.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES

    The following table sets forth information with respect to the number of Prime Common Shares underlying Prime Stock Options held by each of the Prime Named Executives and the value of such officers' exercisable and unexercisable options on December 31, 1997. None of the Prime Named Executives exercised any Prime Stock Options during 1997.


                                                                                                              VALUE OF
                                                                                                             UNEXERCISED
                                                                                                            IN-THE-MONEY
                                                                                            NUMBER OF        OPTIONS AT
                                                                                       UNEXERCISED OPTIONS      1997
                                                                                        AT 1997 YEAR-END      YEAR-END
                                                        SHARES                                 (#)             ($)(1)
                                                      ACQUIRED ON                      -------------------  -------------
                                                       EXERCISE      VALUE REALIZED       EXERCISABLE/      EXERCISABLE/
NAME                                                      (#)              ($)            UNEXERCISABLE     UNEXERCISABLE
---------------------------------------------------  -------------  -----------------  -------------------  -------------
Michael W. Reschke.................................       --               --              237,501/37,499      $240,313/0
Abraham Rosenthal..................................       --               --              237,501/37,499(2)     216,563/0
William H. Carpenter, Jr...........................       --               --              237,501/37,499(2)     216,563/0
Glenn D. Reschke...................................       --               --               68,250/12,500       64,122/ 0
David G. Phillips..................................       --               --               67,500/12,500       62,875/ 0
Robert P. Mulreaney................................       --               --                    20,000/0       39,750/ 0

------------------------

Note:

(1) Based on the market price of $14.19 per share, which was the closing selling price per Prime Common Share on the NYSE on December 31, 1997, less the option exercise price of unexercised, in-the-money options held by the Prime Named Executives at December 31, 1997.


(2) Includes 50,000 options to purchase Prime Partnership Common Units granted by PGI pursuant to the Executive Indemnification and Option Agreements. See "Certain Relationships and Related Transactions--Indemnification and Option Agreements with Messrs. Rosenthal and Carpenter and the Executive LLCs."


EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL AGREEMENTS

    Prime has entered into agreements (the "Employment Agreements") with each of the Prime Named Executives other than Messrs. Mulreaney and G. Reschke. The agreements with Messrs. M. Reschke, Rosenthal, Carpenter and Phillips generally provide that such executive officers shall devote substantially all of their business time to the operation of Prime, except that Mr. M. Reschke is required to devote only such time as he deems necessary to fulfill his duties and obligations to Prime as Chairman of the Prime Board of Directors. The Employment Agreements for each of Mr. M. Reschke and Mr. Phillips provide for terms expiring on March 22, 1999, which terms are automatically extended for successive one year periods unless either Prime or the executive officer provides the other with prior written notice that such term shall not be extended. The Employment Agreements for Messrs. Rosenthal and Carpenter provide for a term expiring on the third anniversary of January 1, 1998, which terms are automatically extended for successive one year periods unless either Prime or the executive officer provides the other with prior written notice that such term shall not be extended.

    The Employment Agreements with Messrs. M. Reschke and Phillips provide that the employees covered thereby are eligible to receive discretionary bonuses based on the achievement of performance goals established by Prime. The Employment Agreements with Messrs. Rosenthal and Carpenter provide for annual performance based bonuses of not more than the executive's base salary determined by a formula based on the following financial factors: annual growth in FFO on a fully diluted per share basis, first year return on total development cost for all new centers and expansions which open during the year, average sales per square foot, percentage of space leased, and a discretionary component of not more than 10% of the total bonus paid based on the executive's participation in the development of new concepts. The Executive Compensation Committee may, in its sole discretion, pay an annual performance bonus that is greater than that indicated by application of the formula.

    If the Employment Agreements are terminated by Prime "without cause" or are terminated by the executive after a "change in control" or for "good reason" (as such terms are defined in the Employment Agreements), the executive will be entitled to a lump sum payment. With regard to Messrs. M. Reschke and Phillips, such payment will be an amount equal to the greater of such executive's annual base salary or 50% of the remaining aggregate base salary due the executive over the remaining term of his Employment Agreement. With regard to Messrs. Rosenthal and Carpenter, such amount for termination by Prime "without cause" or for termination by the executive for "good reason" will be equal to the executive's annual base salary plus the average annual performance bonus paid to the executive for the two years preceding the termination.


    The Employment Agreements with Messrs. Rosenthal and Carpenter provide that if, within twenty-four months following a "change of control" of Prime, Prime terminates the executive's employment "without cause" or the executive terminates his employment with "good reason," such executive will be entitled to receive any bonuses accrued but undistributed, other vested benefits through the effective date of the termination and health and life insurance benefits for a period of two years, plus a termination distribution in the amount of $1.6 million. Additionally, if the Employment Agreements are so terminated, certain restrictions on the transfer of stock held by Messrs. Rosenthal and Carpenter (or obtained by such persons upon exercise of Prime Partnership Common Units) may terminate, and any stock awards under Prime's 1998 Stock Incentive Plan will be vested. Finally, if the Employment Agreements are terminated, Messrs. Rosenthal and Carpenter will be fully vested in any amount accrued on their behalf under any qualified or nonqualified retirement plans of Prime. With regard to Messrs. Rosenthal and Carpenter, the Employment Agreements contain certain non-compete provisions restricting the executives from developing, acquiring or operating retail properties similar to those properties developed or operated by Prime for a period of up to two years following termination of employment, which period may be limited to four quarters by either party at any time prior to 30 days before the end of the fourth quarter. The Employment Agreements provide that if Prime terminates the executive's employment without cause or the executive terminates his employment with good reason then, so long as the executive is in compliance with these non-compete provisions, Prime will pay the executive an amount equal to $66,666.66 per calendar month for a period of 2 years, beginning with the first calendar month after termination of the executive's employment; provided that, either Prime or the executive may elect to limit the non-compete period, and the $66,666.66 monthly payments, to one year.


    The Employment Agreements provide for a base salary of $250,000 for Mr. M. Reschke, $400,000 for Messrs. Rosenthal and Carpenter and $225,000 for Mr. Phillips. The current terms of compensation for Messrs. G. Reschke and Mulreaney include a base salary of $225,000.

EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Executive Compensation Committee of the Prime Board of Directors, which is required to have a majority of outside Directors who are neither employees nor officers of Prime, is charged with determining compensation for Prime's executive officers. Messrs. Terence C. Golden and Kenneth A. Randall and Ms. Sharon Sharp currently serve on the Executive Compensation Committee.

    No executive officer of Prime served as a director or member of (i) the compensation committee of another entity, an executive officer of which entity is a director of Prime or member of Prime's Executive Compensation Committee,
(ii) the Prime Board of Directors of another entity in which one of the executive officers of such entity served on Prime's Executive Compensation Committee, or (iii) the compensation committee of any other entity in which one of the executive officers of such entity served as a member of the Prime Board of Directors, during the year ended December 31, 1997.

REPORT OF EXECUTIVE COMPENSATION COMMITTEE

RESPONSIBILITIES OF THE COMMITTEE

    The Executive Compensation Committee of the Prime Board of Directors consists of three independent, non-employee directors. The Executive Compensation Committee consists of Messrs. Kenneth A. Randall and Terence C. Golden and Ms. Sharon J. Sharp. It is the Executive Compensation Committee's responsibility to:

    - Recommend and report to the Prime Board of Directors concerning matters of compensation relating to Prime's senior executive officers, including the Prime Named Executives;

    - Administer Prime's executive incentive plans; and

    - Monitor the performance and compensation of Prime's senior executive officers.

    The Executive Compensation Committee has retained the services of a nationally recognized compensation and benefits consulting firm (the "Consultant") to assist it in performing these duties, and to obtain access to an extensive database of competitive market practices.

COMPANY PERFORMANCE


    In the Executive Compensation Committee's view, Prime's senior management has contributed significantly to Prime's growth in recent years, measured both in terms of portfolio size and FFO. Prime's senior management also has contributed significantly to Prime's successful efforts to strengthen its financial condition. Since the completion of the Prime IPO in March 1994, Prime's outlet center portfolio has grown from 9 centers with approximately 2.2 million square feet of GLA to 28 centers with approximately 7.2 million square feet of GLA as of December 31, 1997. During 1997, Prime's portfolio of outlet center properties increased in size by 24%, or approximately 1.4 million square feet of GLA. The growth in 1997 reflects the acquisition of seven outlet centers and the expansion of four existing centers. For the year ended December 31, 1997, Prime's FFO before allocations to preferred stockholders and minority interests was $46.7 million, or 38% higher than in 1996 (before giving effect to a non-recurring charge in 1996 relating to a financing transaction). Another significant development highlighting Prime's growth is the proposed merger with Horizon through which Prime will acquire 22 of Horizon's best performing centers and establish itself as the largest owner and operator of outlet centers in the United States.



    In addition, since June 1996, the members of management have played key roles in structuring and implementing transactions designed to strengthen Prime's financial condition. These transactions included: (i) consummating an exchange offer in which Prime issued Prime Common Shares in exchange for Prime Series B Preferred Shares; (ii) completing a $60 million private placement of convertible preferred equity securities to an affiliate of Security Capital Group; (iii) consummating three public equity offerings that generated aggregate net proceeds of approximately $222.7 million; and (iv) closing on $738.0 million in new loan facilities. As a result of these transactions, Prime has substantially increased its level of common equity, reduced its leverage and exposure to refinancing risk and enhanced its financial flexibility to further pursue property acquisition and development activities. In this regard, the Executive Compensation Committee notes that the number of publicly traded Prime Common Shares increased from 2,875,000 on December 31, 1995 to 27,294,951 on December 31, 1997, representing an increase in the public market value of outstanding Prime Common Shares (based on closing prices as of such dates) from $34.1 million to $387.3 million.

THE STRUCTURE AND BASIS OF PRIME'S COMPENSATION PROGRAM

    Prime's compensation programs are based on the following guiding principles:

    - Competitiveness--Offering competitive levels of total compensation, commensurate with performance, to attract critical executive talent.

    - Pay for Performance--Fostering a culture that motivates and rewards high-performing executives and emphasizes incentive based salary compensation.

    - Retention--Retaining exceptional executive talent and promotion management stability for the long-term benefits of Prime and its shareholders.

    - Shareholder Interests--Maintaining a compensation program that rewards the achievement of strategic objectives that enhance shareholder value.

    During 1997, the Consultant found that, in terms of annual incentive and total annual cash compensation, most REITs with the same asset class focus as Prime (i.e., retail) and REITs with a similar market capitalization are providing greater levels than those received by Prime's senior executive officers, including the Chairman of the Board, the Chief Executive Officer, and the President and Chief Operating Officer of Prime.

    Prime's executive compensation programs consists of the following components:

    BASE SALARY

    Prime has entered in to Employment Agreements with Mr. M. Reschke, the Chairman of the Board of Prime, Mr. Rosenthal, the Chief Executive Officer of Prime, Mr. Carpenter, the President and Chief Operating Officer of Prime, and certain other senior executives. Pursuant to such agreements, the base salaries of Messrs. M. Reschke, Rosenthal and Carpenter for the period from January 1, 1997 to December 31, 1997 was $150,000, $250,000 and $250,000, respectively. See
"--Employment Agreements and Change of Control Agreements." Pursuant to the Employment Agreements, the Executive Compensation Committee may increase the senior executive officers' annual base salary based on achievement of individual performance goals as well as other factors.

    Prime has not adjusted the senior executive officers' base salaries since Prime's IPO in 1994. Upon review of the market data for comparable management positions, the Executive Compensation Committee has established new base salaries to be effective in 1998, which are competitive with the practices of other REITs comparable in size and asset class.

    ANNUAL PERFORMANCE BONUS

    Executive officers are eligible to receive annual performance bonuses. Pursuant to the Employment Agreements with Messrs. Rosenthal and Carpenter, 90% of their annual performance bonus is determined by a formula tied to certain financial and operating objectives and the remaining 10% is determined at the discretion of the Executive Compensation Committee based on such executive's participation in the development of new concepts. See "--Employment Agreements and Change of Control Agreements." The annual performance bonus for other senior officers, including Mr. M. Reschke, is determined by the Executive Compensation Committee based on a variety of criteria related to individual and company performance.


    The Executive Compensation Committee awarded Messrs. Rosenthal and Carpenter a performance bonus of $250,000 each for the period from January 1, 1997 to December 31, 1997. In addition to the criteria specified in the Employment Agreements, the Executive Compensation Committee's decision to pay these bonus amounts was based on two other important factors. First, the Consultant advised the Executive Compensation Committee that both the annual compensation paid, and the equity ownership opportunities provided, to Messrs. Rosenthal and Carpenter were below that of similarly situated senior executive officers at REITs with the same asset class focus as Prime (i.e. retail) and REITs with a similar market capitalization. Second, Prime met or exceeded substantially all of the objectives established in its 1997 strategic plan, including: (i) achieving total shareholder return objectives; (ii) reducing the ratio of debt to total market capitalization;
(iii) strengthening the portfolio by leasing vacant space, increasing sales by its tenants, and enticing "key tenants" to lease more space; (iv) acquiring and developing new projects; and (v) developing new businesses.

    The Executive Compensation Committee also decided to award Mr. M. Reschke a bonus of $500,000 for 1997. The Executive Compensation Committee based this decision on several factors. First, Prime pays Mr. Reschke a relatively low base salary. Second, Mr. Reschke, at his request, has not been considered for an annual incentive award since 1994. Finally, Mr. Reschke has played, and will continue to play, a substantial role in various strategic transactions, including the proposed Horizon merger, equity sales, financings, and asset acquisitions.

    STOCK INCENTIVE PLANS


    As of December 31, 1997, only 66,250 authorized shares remained for issuance under the 1995 Stock Incentive Plan. In light of the limited number of available shares, the Executive Compensation Committee approved and the Prime Board of Directors adopted, subject to approval by Prime's shareholders, the Prime Stock Incentive Plan, which authorizes issuance of awards up to 1,900,000 Prime Common Shares, which represents approximately 5% of the Prime Common Shares outstanding as of December 31, 1997, assuming conversions of the then outstanding convertible preferred stock and the exchange of the then outstanding units in the Prime Partnership. In the event the proposed merger with Horizon is consummated, such number of authorized shares will increase to 3,100,000 which represents approximately 5% of the Prime Common Shares anticipated to be outstanding immediately following such transaction under the same assumptions.


    Pursuant to the 1995 Stock Incentive Plan, on May 29, 1997, Prime granted non-qualified stock options to senior executive officers and certain other key employees. Messrs. Rosenthal, Carpenter and M. Reschke were granted options to purchase 25,000, 25,000 and 50,000 Prime Common Shares, respectively, at the fair market value of the Prime Common Shares on the date of grant. The options were fully vested upon the grant. The Executive Compensation Committee made such grants based on its assessment of the long-term contributions such individuals can continue to make to Prime's performance. The Executive Compensation Committee believes the options granted under the 1995 Stock Incentive Plan will continue to align management's interests with those of Prime's stockholders by emphasizing long-term stock ownership and increases in stockholder value.

    LONG-TERM COMPENSATION

    The compensation of Messrs. Rosenthal and Carpenter is, in part, linked to Prime's achievement of certain long-term operating objectives. Pursuant to Special Distribution and Allocation Agreements ("Special Distribution Agreements"), certain limited liability companies controlled by Messrs. Rosenthal and Carpenter may be entitled to receive cash distributions ("Special Distributions") from Prime Partnership of up to 50% of the amount of the full recourse obligations that such LLCs incurred to purchase Prime Partnership Common Units in connection with the Prime IPO. The Special Distributions would be paid by March 31, 1999, if and to the extent that (i) the average annual growth rate of Prime's FFO during the three year period ending December 31, 1998 exceeds 10% and (ii) such individuals remain employed by Prime throughout such period. See "--Certain Relationships and Transactions--Loans to Messrs. Rosenthal and Carpenter."

    Based on what the Executive Compensation Committee believes to be superior performance by the senior executive officers since the Prime IPO and, especially, during 1997, the Executive Compensation

Committee decided to amend the Special Distribution Agreements to waive the performance criteria contained in such agreements and accelerate the payment date by one year, thereby providing a Special Distribution of approximately $1,261,150 to each of The Rosenthal Family LLC and Carpenter Associates LLC in 1998. Upon receipt, The Rosenthal Family LLC and Carpenter Associates LLC each immediately applied the full amount of the Special Distribution to repay their obligations under the full recourse notes.


    POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

    Section 162(m) of the Code, limits the ability of a publicly-held corporation such as Prime to deduct compensation in excess of $1,000,000 per individual, other than performance-based compensation. It is Prime's policy to consider this rule in setting the compensation of its affected executives.

    Currently, the Executive Compensation Committee does not believe that there is a risk of losing deductions under Section 162(m). The 1995 Stock Incentive Plan was structured with the intention that compensation attributable to options granted thereunder would not be subject to the Section 162(m) limitation. However, base salary and bonuses payable to Prime's senior executives under their Employment Agreements would be considered as compensation subject to the
Section 162(m) limitation. Accordingly, it is possible that in some future year some portion of the compensation Prime pays to its senior executives will not be tax deductible under Section 162(m).

    The Executive Compensation Committee intends to consider carefully any benefit plan or compensation arrangement that might result in the disallowance of compensation deductions. The Executive Compensation Committee will use its best judgement, considering all the factors, including the materiality of any deductions that may be lost versus the broader interests of Prime to be served by paying adequate compensation for services rendered, before adopting any plan or compensation arrangement.

            Executive Compensation and Stock Incentive Plan Committee

                               Kenneth A. Randall

                                Terence C. Golden

                                 Sharon J. Sharp

PERFORMANCE GRAPH

    The following performance graph compares Prime's performance to the Prime Peer Group. Share price performance for the period January 1, 1997 through December 31, 1997 is not necessarily indicative of future results. Historical share price information is not necessarily indicative of future results. All stock price performance assumes an initial investment of $100 at the beginning of the period and assumes the reinvestment of any dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             PRIME RETAIL,
                 INC.          S & P 500   SELECTED PEER GROUP
Mar-94                100.00       100.00               100.00
Dec-94                 72.08       105.33                88.07
Dec-95                 70.71       144.75                85.60
Dec-96                 82.20       178.03                89.14
Dec-97                101.70       237.43                89.25

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    CONSULTING AGREEMENTS WITH AFFILIATES OF MR. TRAUB. Prime has entered into a consulting agreement with MTA, an entity owned and controlled by Mr. Traub. The consulting agreement provides that for so long as Mr. Traub remains a director of Prime, MTA will provide consulting and advisory services in connection with Prime's merchant relations and MTA will receive a monthly fee of $8,333 for such services.

    Prime has entered into a consulting agreement with Financo, Inc. ("Financo"), an affiliate of Mr. Traub, pursuant to which Financo will advise and assist Prime in developing certain discount retailing concepts (the "Concepts"). In connection with this agreement, Prime paid Financo a retainer of $50,000. In addition, in the event that Prime either develops or makes an investment in a business relating to the Concepts, Prime will pay Financo a fee of $250,000 and grant Financo options to acquire certain equity interests in such business. This agreement is terminable by either party upon ten days' prior written notice.

    LOANS TO MESSRS. ROSENTHAL AND CARPENTER. In connection with the IPO, Prime Partnership made recourse loans of $2.375 million for the benefit of each of Messrs. Rosenthal and Carpenter. Messrs. Rosenthal and Carpenter used such loan proceeds to acquire 125,000 Prime Partnership Common Units at a price of $19.00 per unit, reflecting the Prime IPO price per Prime Common Share. Each of Messrs. Rosenthal and Carpenter incurred such loans and made such purchases through the Executive LLC that he controls and which is the borrower under each such loan. Each of the loans is secured by a pledge of 125,000 Prime Partnership Common Units acquired with the proceeds thereof (the "Pledged Common Units") and is guaranteed by Messrs. Rosenthal and Carpenter, respectively. On January 1, 1996, Prime and Messrs. Rosenthal and Carpenter, respectively, modified the loans to add accrued and unpaid interest of $187,500 to the principal amount thereof and to amend the interest rate applicable to the loan from 6.55% per annum to the lesser of (i) the amount of the distributions paid by Prime Partnership with respect to such Pledged Common Units or (ii) 6.55% per annum. Interest of $129,443.75 accrued and was paid on the principal balance of each such loan for the year ended December 31, 1996. Each loan matures on the earlier to occur of
(i) March 22, 2004 or (ii) the first anniversary of the termination of the individual's employment with Prime for any reason. The Executive LLCs holding the Pledged Common Units are subject to the same limitations on transfer and exchange applicable to Messrs. Rosenthal and Carpenter personally.


    Pursuant to Special Distribution Agreements entered into between Prime, Prime Partnership and each of the Executive LLCs on January 1, 1996, the Executive LLCs were entitled to receive on or before March 31, 1999, cash distributions ("Special Distributions") from Prime Partnership equal to the product of (a)(i) the average annual growth in Prime's FFO per share (expressed as a percentage) during the three year period ending December 31, 1998 minus 10%
(ii) divided by 5%, and (b) one-half of the outstanding amount of the recourse loans that such Executive LLCs incurred to purchase Prime Partnership Common Units in connection with the Prime IPO, provided that such individuals remained employed by Prime throughout such a period. In 1998, the Special Distribution Agreements were amended with the approval of the Executive Compensation Committee to eliminate the performance criteria contained in such agreements, fix the amount of the Special Distributions at $1,261,150 and accelerate the payment of such distributions to the Executive LLCs to March 19, 1998. Upon receipt, the Executive LLCs each immediately applied the full amount of the Special Distribution to repay, in part, their obligations under the recourse loans.


    INDEMNIFICATION AND OPTION AGREEMENTS WITH MESSRS. ROSENTHAL AND CARPENTER AND THE EXECUTIVE LLCS. On January 1, 1996, PGI entered into the Executive Indemnification and Option Agreements with Messrs. Rosenthal and Carpenter and the Executive LLCs. Pursuant to these agreements, subject to Messrs. Rosenthal and Carpenter's continued employment by Prime and certain other conditions, PGI has agreed to indemnify Messrs. Rosenthal and Carpenter and the Executive LLCs against 50% of any Loss (as hereinafter defined). "Loss" means an amount equal to the Note Balance less the sum of (i) the value of the Pledged Common Units (which shall be deemed to equal the market value of an identical number of

Prime Common Shares on the date at which the Executive LLC must repay the Note Balance, and (ii) any distributions paid in respect of the Pledged Common Units (other than distributions used to pay interest on the Note Balance), including any special distributions received by the Executive LLCs pursuant to the Special Distribution Agreements.

    PGI also agreed, subject to Messrs. Rosenthal and Carpenter's continued employment by Prime, to grant to each of Messrs. Rosenthal and Carpenter options to purchase (i) up to 50,000 Prime Partnership Common Units at $13.00 per Prime Partnership Common Unit upon the first date on which the regular cash distribution for each of four successive calendar quarters of Prime Partnership distributable with respect to Prime Partnership Common Units is equal to or greater than the regularly quarterly (calendar) dividend on a per share basis for the outstanding Prime Common Shares for the same calendar quarters, and (ii) up to 50,000 Prime Partnership Common Units at $13.00 per Prime Partnership Common Unit upon the first date on which the regular quarterly (calendar) dividend per share of Prime Series B Preferred Share exceeds $.53125 based on the ability of such class of stock to participate in dividends declared and paid in respect of the Prime Common Shares. Any options so granted will expire on December 31, 2000. On August 15, 1997, PGI granted each of Messrs. Rosenthal and Carpenter 50,000 options to purchase Prime Partnership Common Units as a result of the satisfaction of the conditions set forth in (i) of this paragraph.


    OBLIGATIONS WITH RESPECT TO HGP CREDIT FACILITIES. Pursuant to the Prime Guarantee, New Prime will guarantee up to $10,000,000 of HGP's obligations under the HGP Credit Facility. Accordingly, in the event HGP is unable to make debt service payments under such facility, the lender may require New Prime to make payments under the guarantee. In addition, upon consummation of the Transactions, HGP will assume a $4.0 million credit facility from Horizon. New Prime has agreed to provide HGP with the funds necessary to pay off this facility upon its maturity on August 1, 1998. Accordingly, if HGP is unable to refinance or pay off this facility at maturity, New Prime may be required to pay off the entire amount outstanding under this facility.


    OTHER TRANSACTIONS. Governor James R. Thompson, a Director of Prime, is Chairman of the law firm of Winston & Strawn, which has provided, and continues to provide, legal services to Prime.

OTHER INFORMATION

    COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Exchange Act requires Prime's officers and directors, and persons who own more than 10% of a registered class of Prime's equity securities, to file reports of the ownership and changes in the ownership with the Commission and the NYSE. Officers, directors and beneficial owners of more than 10% of Prime Common Shares are required by Commission regulation to furnish Prime with copies of all such forms which they file.

    Based solely on Prime's review of the copies of such forms received by it, and/or written representations from certain reporting persons, Prime believes that, during the year ended December 31, 1997, its directors, executive officers and beneficial owners of more than ten percent of Prime Common Shares have complied with all filing requirements applicable to them.

                                 LEGAL MATTERS

    Certain legal matters in connection with the Transactions will be passed upon for Prime by Winston & Strawn, Chicago, Illinois. The Honorable James R. Thompson, a partner in Winston & Strawn, is a director of Prime and will become a director of New Prime. Certain legal matters in connection with the Transactions will be passed upon for Horizon and HGP by Rudnick & Wolfe, Chicago, Illinois. Piper & Marbury L.L.P., Baltimore, Maryland, will pass upon certain matters of Maryland law relating to the Merger Agreement, the Reincorporation Articles of Merger and the Corporate Articles of Merger under Maryland law.

                                    EXPERTS

    The consolidated financial statements of Prime, Horizon and the combined financial statements of HGP and the statements of revenue and certain expenses of Prime Transferred Properties appearing or incorporated by reference in this Joint Proxy/Prospectus/Information Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon also appearing elsewhere herein or incorporated by reference. Such consolidated and combined financial statements and statements of revenue and certain expenses have been included herein or incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    Representatives of Ernst & Young LLP will attend the Prime Shareholders Meeting and the Horizon Special Meeting and will have an opportunity to make a statement if they desire to do so and, while not intending to make a statement, will respond to appropriate questions directed to Ernst & Young LLP.

                             SHAREHOLDER PROPOSALS


    Any proposal which a shareholder of Prime intends to present at the 1998 annual meeting of shareholders of Prime, if the Transactions have not been consummated prior to the date such meeting is to be held, must have been received by the Secretary of Prime no later than January 14, 1999 to have been eligible for inclusion in Prime's proxy statement and proxy form relating to such meeting.


    Any proposal which a shareholder of Horizon intends to present at the 1998 annual meeting of shareholders of Horizon, if the Transactions have not been consummated prior to the date such meeting is to be held, must have been received by Horizon at its principal executive offices at a reasonable time before Horizon's proxy statement for Horizon's 1998 annual meeting is mailed to shareholders, eligible for inclusion in Horizon's proxy statement and proxy form relating to such meeting.

                                    GLOSSARY
FOR PURPOSES OF THIS JOINT PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT, THE
      FOLLOWING CAPITALIZED TERMS SHALL HAVE THE MEANING SET FORTH BELOW:

Acquisition Proposal..............  Any proposal or offer, that constitutes or may reasonably be expected to lead to, or otherwise with
                                    respect to, (i) a merger, acquisition, consolidation,
                                    share exchange, business combination or similar
                                    transaction, (ii) any tender offer or exchange offer for
                                    10.0% or more of the outstanding Horizon Common Shares
                                    or the filing of a registration statement under the
                                    Securities Act in connection therewith, (iii) a
                                    transaction resulting in the issuance of securities
                                    representing 10.0% or more of the outstanding equity
                                    securities of Horizon, (iv) the sale, lease, exchange,
                                    mortgage, pledge, transfer or other disposition of 10.0%
                                    or more of the assets or equity securities (including,
                                    without limitation, partnership interests and units) of
                                    Horizon or Horizon Partnership or (v) any public
                                    announcements of a proposal, plan or intention to do any
                                    of the foregoing or any agreement to engage in any of
                                    the foregoing, other than the transactions contemplated
                                    by the Merger Agreement.

Act...............................  The Taxpayer Relief Act of 1997.

ADA...............................  The Americans with Disabilities Act of 1990.

Affiliates........................  Persons who control, are controlled by or are under common control of an issuer.

Allocated Debt....................  $29,312,540 of the indebtedness outstanding under the
                                    Securitized Financing on December 31, 1997 (subject to
                                    adjustment for prepayments prior to closing) allocated
                                    to the Lake Elsinore Center.

Antitrust Division................  The Antitrust Division of the Department of Justice.

Appraisal Rights Exceptions.......  Stockholders do not have appraisal rights if, among other things, (i) such stockholder's stock is listed on
                                    a national securities exchange or is designated as a
                                    national market system security on an interdealer
                                    quotation system by the National Association of
                                    Securities Dealers, Inc. or (ii) such stockholder's
                                    stock is that of the surviving corporation in the merger
                                    unless (a) the merger alters the contract rights of the
                                    stock as expressly set forth in the charter, and the
                                    charter does not reserve the right to so alter the
                                    rights of the stock, or (b) the stock is to be changed
                                    or converted in whole or in part in the merger into
                                    something other than either stock in the successor or
                                    cash, scrip, or other rights or interests arising out of
                                    provisions for the treatment of fractional shares of
                                    stock in the successor.

Assumed Liabilities...............  Certain liabilities which HGP LP will assume in connection with the Horizon Partnership Contribution.

Break-up Expenses.................  The out-of-pocket expenses incurred in connection with the Merger Agreement and the transactions contemplated
                                    thereunder, and the maximum amount which Horizon

                                    Partnership can receive without causing it to be
                                    disqualified as a REIT under the Code, up to a maximum
                                    of $4,500,000.

Break-up Fee......................  The amount equal to the lesser of $20,000,000 and the maximum amount which Prime Partnership can receive
                                    without causing Prime to be disqualified as a REIT under
                                    the Code.

Bridge Loan.......................  The $85.0 million full recourse bridge loan contemplated by the Nomura Loan Facilities.

Capital Gains Amount..............  Distributions that a corporation elects to designate as capital gains distributions (within the meaning of the
                                    Code).

Castle & Cooke....................  Castle & Cooke, Inc., a Hawaii corporation.

C&C Contribution Agreement........  The Contribution Agreement, dated as of February 1,
                                    1998, entered into by Horizon Partnership with certain
                                    affiliates of Castle & Cooke.

CCPI..............................  Castle & Cooke Properties, Inc., a Hawaii corporation.

Certificates......................  Outstanding Sky Merger Common Shares.

Chelsea...........................  Chelsea GCA Realty Inc.

Closing...........................  The closing of the Corporate Merger.

Closing Date......................  The date to be specified by Prime and Horizon, which will be no later than the third business day after
                                    satisfaction or waiver of the conditions set forth in
                                    the Merger Agreement.

Code..............................  The Internal Revenue Code of 1986, as amended.

Commission........................  The Securities and Exchange Commission.

Commitment........................  Any acquisition, exercise of an option to acquire, exercise of an option or other right or election, or
                                    entering into any other commitment or contractual
                                    obligation.

Company Induced Event.............  An automatic redemption occurring to prevent any violation of the New Prime Series B Preferred Ownership
                                    Limit that would not have occurred but for a conversion
                                    of New Prime Series B Preferred Shares, or a redemption
                                    or open market purchase of New Prime Series B Preferred
                                    Shares by New Prime.

Comparable Company................  Selected publicly traded company engaged in business which FBR judged to be analogous to Horizon's.

Concepts..........................  Certain discount retailing concepts which Financo will advise and assist Prime in developing.

Consultant........................  A nationally recognized compensation and benefits and consulting firm retained by the Executive Compensation
                                    Committee.
Contributed Assets................  The assets contributed pursuant to the Horizon
                                    Partnership Contribution.

Contribution Agreement............  The Contribution Agreement to be entered into by and among Horizon, Horizon Partnership, HGP, HGP LP and Sky
                                    Merger, a copy of which is attached hereto as Appendix
                                    E.

Control Share Acquisition.........  The acquisition of control shares, subject to certain exceptions.

Control Shares....................  Voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the
                                    acquiror, or in respect of which the acquitor is able to
                                    exercise or direct the exercise of voting power, would
                                    entitle the acquiror to exercise voting power in
                                    electing directors within one of the following ranges of
                                    voting power: (i) one-fifth or more but less than
                                    one-third, (ii) one-third or more but less than a
                                    majority, or (iii) a majority of all voting power.

Corporate Articles of Merger......  Articles of merger filed by Prime and Horizon with the
                                    Maryland Department to effectuate the Corporate Merger,
                                    a copy of which is attached hereto as Appendix D.

Corporate Merger..................  The merger of Prime with and into Sky Merger with the surviving corporation being named Prime Retail, Inc.

Corporate Merger Consideration....  Prime Corporate Merger Consideration and Horizon
                                    Corporate Merger Consideration.

Corporate Merger Effective Time...  The time the Maryland Department accepts for record the
                                    Corporate Articles of Merger, or at such time as Prime
                                    and Horizon will agree should be specified in the
                                    Corporate Articles of Merger (not to exceed 30 days
                                    after the Corporate Articles of Merger are accepted for
                                    record by the Maryland Department).

Court.............................  The Circuit Court for Muskegan County, Michigan.

Dealer Property...................  Property held primarily for sale to customers in the ordinary course of New Prime's trade or business.

Delaware Certificate of Merger....  Certificate of merger to be filed by Prime Partnership and Horizon Partnership with the Delaware Secretary.

Delaware Secretary................  The Secretary of State of the State of Delaware.

Distribution Agent................  American Stock Transfer & Trust Company.

Dole Cannery Lease................  The lease of the Dole Cannery Outlet Center.

EBITDA............................  Earnings Before Interest, Taxes, Depreciation and
                                    Amortization.

Effective Date....................  March 19, 1998, the effective date of the Prime Director
                                    Plan.

Election..........................  The recipient of a non-statutory option may satisfy tax obligations in whole or in part by electing to have HGP
                                    withhold HGP Common Shares having a value equal to the
                                    amount required to be withheld under applicable income
                                    tax laws.

Employment Agreements.............  Employment agreements entered into by Prime with each of the Prime Named Executives other than Messrs. Mulreaney
                                    and G. Reschke.

Exchange Act......................  The Securities Exchange Act of 1934, as amended.

Exchange Agent....................  American Stock Transfer & Trust Company.

Executive Compensation Committee..  The Executive Compensation and Stock Incentive Plan
                                    Committee of the Prime Board of Directors.

Executive Indemnification and
  Option Agreements...............  Certain indemnification and option agreements entered into by PGI with Messrs. Rosenthal and Carpenter and the
                                    Executive LLCs.

Executive LLCs....................  Certain limited liability companies controlled by
                                    Messrs. Rosenthal and Carpenter.

Executive Officers................  The executive officers of HGP.

Exercise Price....................  The exercise price of the Prime Stock Options or HGP
                                    Stock Options determined by the Executive Compensation
                                    Committee or the HGP Compensation Committee,
                                    respectively, in its sole discretion, provided that it
                                    may not be less than the Fair Market Value.

Existing Holder Limit.............  The maximum percentage of outstanding stock, in number or value, of which any particular Existing Holder may
                                    have beneficial ownership, either directly or by virtue
                                    of the Code's attribution rules, at any particular time.

Existing Holders..................  Certain persons designated by the Horizon Board of
                                    Directors or HGP Board of Directors as existing holders.

Fair Market Value.................  The average of the high and the low trading prices of
                                    Prime Common Shares or HGP Common Shares on the national
                                    securities exchange on which the shares are traded.

FBR...............................  Friedman, Billings, Ramsey & Co., Inc.

FFO...............................  Net income (loss) (computed in accordance with GAAP), excluding gains or losses from debt restructuring and
                                    sales of property, plus depreciation and amortization
                                    and after adjustments for unconsolidated investment
                                    partnerships and joint ventures.

Financo...........................  Financo, Inc., an affiliate of Marvin Traub.

FIRPTA............................  The Foreign Investment in Real Property Tax Act of 1980.

Five or Fewer Requirement.........  The requirement that a corporation have no more than 50%
                                    in value of such corporation's outstanding capital stock
                                    owned, directly or constructively under the applicable
                                    attribution rules of the Code, by five or fewer
                                    individuals at any time during the last half of any
                                    taxable year of such corporation other than the first
                                    taxable year for which the election to be taxed as a
                                    REIT has been made, in order for such corporation to
                                    qualify as a REIT and thereafter maintain such
                                    qualification.

Foreclosure Property..............  Property acquired at or in lieu of a foreclosure of a mortgage collateralized by such property.

FTC...............................  The Federal Trade Commission.

GAAP..............................  Generally accepted accounting principles.

GLA...............................  Gross leasable area.

HGP...............................  Horizon Group Properties, Inc., a Maryland corporation.

HGP Board of Directors............  The Board of Directors of HGP.

HGP Bonus Plan....................  HGP's cash bonus plan for its executive officers and for certain other key personnel.

HGP Bylaws........................  The bylaws of HGP.

HGP Charter.......................  The charter of HGP.

HGP Common Share Distribution.....  The distribution by New Prime of the HGP Common Shares that it acquires as a result of the New Prime
                                    Contribution to the record holders of New Prime Common
                                    Shares, New Prime Series B Preferred Shares and New
                                    Prime Series C Preferred Shares as of the close of the
                                    transfer books immediately following the Corporate
                                    Merger such that each New Prime Series B Preferred Share
                                    will entitle the holder thereof to receive approximately
                                    1.196 times the number or portion of HGP Common Shares
                                    distributed in respect of each New Prime Common Share
                                    and New Prime Series C Preferred Share.

HGP Common Shares.................  The shares of common stock, $0.01 par value per share, of HGP.

HGP Credit Facility...............  The credit facility provided by Nomura in the aggregate principal amount of up to $120,000,000 to the entities
                                    which own the HGP Properties.

HGP LP............................  Horizon Group Properties, L.P., a Delaware limited partnership.

HGP LP Common Unit Distribution...  The distribution by Prime Partnership of interests in
                                    HGP LP Common Units as declared in the Prime Partnership
                                    Declaration of HGP LP Common Units.

HGP LP Common Units...............  The common units of HGP LP.

HGP LP Partnership Agreement......  The Agreement of Limited Partnership of HGP LP.

HGP Ownership Limit...............  No shareholder may have beneficial ownership either directly or by virtue of the Code's applicable
                                    attribution rules of more than 9.9% in value of HGP's
                                    outstanding stock.

HGP Ownership Restrictions........  The ownership restrictions contained in the HGP Charter that (i) prohibit any person who is not an Existing
                                    Holder from having beneficial ownership of HGP equity
                                    stock, either directly or by virtue of the applicable
                                    attribution rules, in excess of the HGP Ownership Limit,
                                    (ii) prohibit any Existing Holder from having beneficial
                                    ownership of equity stock, either directly or by virtue
                                    of the applicable attribution rules, in excess of the
                                    applicable HGP Existing Holder Limit, (iii) prohibit HGP
                                    stock from being owned by less than 100 persons, and
                                    (iv) prohibit HGP from being "closely held" within the
                                    meaning of Section 856(h) of the Code.

HGP Participants..................  Key employees and officers who, as determined by the HGP
                                    Committee, provide substantial and important services to
                                    HGP and may be granted HGP Stock Awards under the HGP
                                    Stock Plan.

HGP Properties....................  All of the properties owned directly or indirectly by
                                    HGP.

HGP Restricted Stock..............  HGP Common Shares that are subject to such restrictions as the HGP Compensation Committee deems appropriate,
                                    including forfeiture conditions and restrictions against
                                    transfer for a period specified by the HGP Compensation
                                    Committee.

HGP Stock Award...................  The grant of incentive and non-qualified stock options and HGP Restricted Stock provided by the HGP Stock Plan.

HGP Stock Award Agreements........  Award agreements setting forth the terms of the HGP
                                    Stock Awards.

HGP Stock Plan....................  The 1998 Long-Term Stock Incentive Plan of HGP.

HGP Stock Options.................  Incentive or non-qualified stock options to purchase HGP
                                    Common Shares, which may be granted by the HGP
                                    Compensation Committee.

HGP Triggering Events.............  Certain events that could result in a violation of the
                                    HGP Ownership Restrictions.

Horizon...........................  Horizon Group, Inc., a Michigan corporation and its subsidiaries.

Horizon Articles..................  The Horizon Amended and Restated Articles of
                                    Incorporation.

Horizon Board of Directors........  The Board of Directors of Horizon.

Horizon Bylaws....................  The Amended and Restated Bylaws of Horizon.

Horizon Capital Budget............  The capital budget of Horizon delivered to Prime prior to the date of the Merger Agreement.

Horizon/C&C LLC...................  Castle & Cooke Outlet Centers, LLC, a California limited liability company.

Horizon Common Shareholders.......  The holders of Horizon Common Shares.

Horizon Common Shares.............  The shares of common stock, $0.01 par value per share, of Horizon.

Horizon Contributed Properties....  The 13 of the 35 outlet centers currently operated by
                                    Horizon Partnership which will ultimately be owned and
                                    operated by HGP LP.

Horizon Corporate Merger
  Consideration...................  The conversion of each outstanding Horizon Common Share
                                    (other than shares held by Horizon or any subsidiary of
                                    Horizon) into 0.20 of a New Prime Series B Preferred
                                    Share and 0.597 of a New Prime Common Share.

Horizon Excess Shares.............  The excess shares of Horizon Common Shares as described in the Horizon Articles.

Horizon IPO.......................  Horizon's November 8, 1993 initial public offering.

Horizon Ownership Restrictions....  The ownership restrictions contained in the Horizon
                                    Articles that (i) prohibit any person who is not an
                                    Existing Holder from having beneficial ownership of
                                    Horizon Common Shares, either directly or by virtue of
                                    the applicable attribution rules, in excess of the
                                    Horizon Ownership Limit, (ii) prohibit any Existing
                                    Holder from having beneficial ownership of equity stock,
                                    either directly or by virtue of the applicable
                                    attribution rules, in excess of the applicable Horizon
                                    Existing Holder Limit, (iii) prohibit Horizon Common
                                    Shares from being owned by less than 100 persons, and
                                    (iv) prohibit Horizon from being "closely held" within
                                    the meaning of Section 856(h) of the Code.

Horizon Partnership...............  Horizon/Glen Outlet Centers Limited Partnership, a
                                    Delaware limited partnership.

Horizon Partnership
  Contribution....................  The contribution by Horizon Partnership to HGP LP of substantially all of the assets relating to the Horizon
                                    Contributed Properties which will ultimately be owned
                                    and operated by HGP

                                    and the assumption by HGP LP of certain obligations of
                                    Horizon Partnership.

Horizon Partnership Unitholders...  The holders of Horizon Partnership Common Units.

Horizon Partnership Units.........  The limited partnership units of Horizon Partnership.

Horizon Peer Group................  Prime, Tanger Factory Outlet Centers, Inc., Chelsea and
                                    FAC Realty Trust, Inc.

Horizon Properties................  All of the properties owned directly or indirectly by
                                    Horizon.

Horizon Record Date...............  April 24, 1998.

Horizon Special Meeting...........  The meeting of Horizon Common Shareholders to be held on
                                    June 12, 1998 at 10:00 a.m.

Horizon Stock Options.............  Certain options to purchase an aggregate of 1,798,266
                                    Horizon Common Shares.

HSR Act...........................  Hart-Scott-Rodino Antitrust Improvements Act of 1976, as
                                    amended.

Incentive Stock Options...........  Options which are intended to be incentive stock options within the meaning of Section 422 of the Code.

Indiana Prime Transferred
  Property........................  Prime's Indiana Factory Outlet Shops in Daleville,
                                    Indiana.

Initial Horizon Partnership
  Group...........................  Horizon Partnership and its subsidiaries prior to giving effect to the Horizon Partnership Contribution.

Initial New Prime Series A
  Preferred Holders...............  Holders who acquired New Prime Series A Preferred Shares in excess of the New Prime Series A Preferred Ownership
                                    Limit directly from FBR in connection with the Prime
                                    IPO.

Interested Stockholder............  Any person who (a) beneficially owns 10% or more of the voting power of the corporation's shares after the date
                                    on which the corporation had 100 or more beneficial
                                    owners of its stock or (b) is an affiliate or associate
                                    of the corporation and beneficially owned 10% or more of
                                    the voting power of the corporation's shares at any time
                                    within the two-year period immediately prior to the date
                                    in question, and after the date on which the corporation
                                    had 100 or more beneficial owners of its stock.

IRS...............................  The Internal Revenue Service.

Kittery Center....................  Collectively, Prime's Tidewater Outlet Mall,
                                    Manufacturer's Outlet Mall and Kittery Outlet Village.

Lake Elsinore Center..............  Horizon's Lake Elsinore Outlet Center in Lake Elsinore,
                                    California.

Lake Elsinore Partnership
  Interest........................  The limited partnership interest in the Second Horizon
                                    Partnership representing the economic interest of the
                                    Lake Elsinore Center.

Latham Center.....................  Prime's Latham Factory Outlet Center.

Lehman............................  Lehman Brothers.

Lehman Loan.......................  Loan Agreement by and between Third Horizon Group
                                    Limited Partnership, a Delaware limited partnership, HGL
                                    Outlet Associates, a Delaware general partnership, and
                                    Lehman

                                    Brothers Realty Corporation, a Delaware corporation,
                                    dated as of June 30, 1997.

Limitation Price..................  A price that is equal to the lesser of (i) in the case of a deemed exchange for New Prime Excess Shares
                                    resulting from a transfer, the price paid for the shares
                                    in such transfer or, in the case of a deemed exchange
                                    for New Prime Excess Shares resulting from some other
                                    event, the fair market value, on the date of the deemed
                                    exchange, of the shares deemed exchanged, or (ii) the
                                    fair market value of the shares for which such New Prime
                                    Excess Shares will be deemed to be exchanged on the date
                                    of the designation of the transferee (or, in the case of
                                    a purchase by New Prime, on the date New Prime accepts
                                    the offer to sell).

LTM...............................  Latest twelve months.

Maryland Department...............  The State Department of Assessments and Taxation of the
                                    State of Maryland.

Material Adverse Change...........  A material adverse change in the business, financial condition or results of operation taken as a whole that
                                    have resulted or would result, individually, or in the
                                    aggregate economic losses equal to or greater than $50.0
                                    million.

MBCA..............................  The Michigan Business Corporation Act.

McArthur/Glen.....................  McArthur/Glen Realty Corp.

Meetings of Shareholders..........  The Horizon Special Meeting and the Prime Special
                                    Meeting.

Memorandum........................  The Memorandum of Understanding containing the general terms of the settlement of the shareholder litigation
                                    brought by a shareholder of Horizon.

Merger Agreement..................  The Amended and Restated Agreement and Plan of Merger,
                                    dated as of February 1, 1998, among Prime, Prime
                                    Partnership, Horizon, Sky Merger, HGP, HGP LP and
                                    Horizon Partnership, a copy of which is attached hereto
                                    as Appendix A.

Mergers...........................  The Partnership Merger, the Reincorporation Merger, and
                                    the Corporate Merger.

MGCL..............................  The Maryland General Corporation Law, as amended.

Michigan Department...............  The Department of Commerce of the State of Michigan.

MTA...............................  Marvin Traub Associates, Inc.

Murdock Agreement.................  The agreement, dated February 1, 1998, entered into by
                                    Horizon and Prime with Mr. David H. Murdock and certain
                                    of his affiliates, pursuant to which Mr. Murdock and his
                                    affiliates will vote in the Horizon Common Shares in
                                    favor of the Transactions.

NAREIT............................  National Association of Real Estate Investment Trusts.

Nasdaq............................  The Nasdaq Stock Market, Inc.

Nebraska/Indiana Property
  Transfers.......................  Prime's collective sale of Indiana Prime Transferred
                                    Property and Nebraska Prime Transferred Property to HGP
                                    in exchange for cash and HGP Common Shares with an
                                    aggregate value equal to the difference between the
                                    amount of such cash and the fair market value of such
                                    properties.

Nebraska Prime Transferred
  Property........................  Prime's Nebraska Crossing Factory Shops in Gretna,
                                    Nebraska.

New Mexico Center.................  Horizon's New Mexico Outlet Center in Algodones, New
                                    Mexico.

New Prime.........................  The surviving Maryland corporation in the Corporate
                                    Merger, which will be named Prime Retail, Inc.

New Prime Board of Directors......  The Board of Directors of New Prime.

New Prime Bylaws..................  The bylaws of New Prime.

New Prime Charter.................  The articles of incorporation of New Prime.

New Prime Common Ownership
  Limit...........................  No holder may own, either directly or constructively under the applicable attribution rules of the Code, more
                                    than 9.9% of the outstanding New Prime Common Shares.

New Prime Common Shares...........  The shares of common stock, $0.01 par value per share, of New Prime

New Prime Contribution............  The contribution by New Prime to HGP of the HGP LP
                                    Common Units and any HGP Common Shares that it holds in
                                    exchange for HGP Common Shares equal to the number of
                                    HGP LP Common Units so contributed by.

New Prime Excess Common Shares....  The 76,342,500 shares of New Prime Excess Shares designated as such.

New Prime Excess Preferred
  Shares..........................  The 7,412,100 shares of New Prime Excess Shares designated as such.

New Prime Excess Series A
  Preferred Shares................  The 1,150,000 shares of New Prime Excess Shares designated as such.

New Prime Excess Series B
  Preferred Shares................  The 3,595,400 shares of New Prime Excess Shares designated as such.

New Prime Excess Shares...........  The shares of excess stock, $0.01 par value per share, of New Prime.

New Prime Partnerships............  Prime Partnership, the Prime Finance Corporations and
                                    the partnership of New Prime which hold the New Prime
                                    Properties.

New Prime Preferred Shares........  The shares of preferred stock, $0.01 par value per share, of the New Prime.

New Prime Properties..............  All of the properties owned directly or indirectly by
                                    New Prime.

New Prime Series A Preferred
  Distribution Record
  Date............................  The first day of the calendar month in which the applicable New Prime Series A Preferred Distribution
                                    Payment Date falls or such other date designated by the
                                    New Prime Board of Directors for the payment of
                                    distributions that is no more than thirty (30) nor less
                                    than ten (10) days prior to such New Prime Series A
                                    Preferred Dividend Payment Date.

New Prime Series A Preferred
  Distribution Payment Date.......  Distributions payable quarterly in arrears on the fifteenth day of

                                    each May, August, November, and February, or, if such
                                    day is not a business day, on the next succeeding
                                    business day.

New Prime Series A Preferred
  Liquidation Preference Amount...  Holders of New Prime Series A Preferred Shares will be entitled to a liquidation preference equal to the sum of
                                    $25.00 per share plus an amount equal to any accrued and
                                    unpaid distributions thereon, subject to the prior
                                    rights of any series of capital stock ranking senior to
                                    the New Prime Series A Preferred Shares.

New Prime Series A Preferred
  Ownership Limit.................  No holder may own, either directly or constructively under the applicable attribution rules of the Code, more
                                    than 10.0% of the outstanding New Prime Series A
                                    Preferred Shares, and no holder that owns an interest in
                                    any tenant under any lease of real property owned, in
                                    whole or in part, directly or indirectly by New Prime,
                                    which exceeds, in the case of a tenant that is a
                                    corporation, 9.9% of the total voting stock of such
                                    tenant or 9.9% of the total number of shares of all
                                    classes of stock of such tenant, or in the case of a
                                    tenant that is not a corporation, a 9.9% interest in the
                                    assets or net profits of such tenant, may own, directly
                                    or constructively under the applicable attribution rules
                                    of the Code, more than 9.9% of the outstanding New Prime
                                    Series A Preferred Shares.

New Prime Series A Preferred
  Shares..........................  The shares of Series A Preferred Share, $0.01 par value per share, of New Prime.

New Prime Series B Preferred
  Distribution Payment Date.......  Distributions are payable quarterly in arrears on the fifteenth day of each May, August, November, and
                                    February, or, if such day is not a business day, on the
                                    next succeeding business day.

New Prime Series B Preferred
  Distribution Record Date........  The first day of the calendar month in which the applicable New Prime Series B Preferred Distribution
                                    Payment Date falls or such other date designated by the
                                    New Prime Board of Directors for the payment of
                                    distributions that is no more than thirty (30) nor less
                                    than ten (10) days prior to such New Prime Series B
                                    Preferred Distribution Payment Date.

New Prime Series B Preferred
  Liquidation Preference Amount...  Holders of New Prime Series B Preferred Shares will be entitled to a liquidation preference equal to the sum of
                                    $25.00 per share plus an amount equal to any accrued and
                                    unpaid distributions thereon, subject to the prior
                                    rights of any series of capital stock ranking senior to
                                    the New Prime Series B Preferred Shares.

New Prime Series B Preferred
  Ownership Limit.................  No holder may acquire, either directly or constructively under the applicable attribution rules of the Code, or
                                    beneficially own New Prime Series B Preferred Shares if,
                                    as a result of such acquisition or beneficial ownership,
                                    such holder beneficially own shares of capital stock
                                    (including all classes) of New Prime in excess of 9.9%
                                    of the value of the new prime's outstanding capital
                                    stock.

New Prime Series B Preferred
  Shares..........................  The shares of 8.5% Series B Cumulative Participating
                                    Convertible Preferred Share, $0.01 par value per share,
                                    of the New Prime.

New Prime Series C Conversion
  Date............................  Date determined by New Prime to convert New Prime Series
                                    C Preferred Shares to the New Prime Common Shares.

New Prime Series C Preferred
  Distribution Payment Date.......  (i) For any distribution period with respect to which
                                    New Prime pays on the New Prime Common Shares, the date
                                    on which such distribution is paid, or (ii) for any
                                    distribution period with respect to which New Prime does
                                    not pay a distribution on the New Prime Common Shares, a
                                    date to be set by the New Prime Board of Directors,
                                    which date shall not be later than the thirtieth
                                    calendar day after the end of the applicable
                                    distribution period.

New Prime Series C Preferred
  Distribution Periods............  The quarterly distribution periods commencing on January
                                    1, April 1, July 1 and October 1 of each year and ending
                                    on and including the day preceding the first day of the
                                    next succeeding distribution period with respect to any
                                    New Prime Series C Preferred Shares (other than the
                                    initial distribution period, which shall commence on the
                                    initial issue date for such New Prime Series C Preferred
                                    Shares and end on and include the last day of the
                                    calendar quarter immediately following such initial
                                    issue date, and other than the distribution period
                                    during which any New Prime Series C Preferred Shares
                                    shall be redeemed which shall end on and include the
                                    call date with respect to the New Prime Series C
                                    Preferred Shares being redeemed).

New Prime Series C Preferred
  Liquidation Preference Amount...  Holders of New Prime Series C Preferred Shares will be entitled to a liquidation preference equal to the sum of
                                    $13.75 per share plus an amount equal to any accrued and
                                    unpaid distribution thereon, subject to the prior rights
                                    of any series of capital stock ranking senior to the New
                                    Prime Series B Preferred Shares.

New Prime Series C Preferred
  Shares..........................  The shares of Series C Preferred Share $0.01 par value per share, of New Prime.

New Prime Shareholders............  Individually or collectively, any one or a combination of the New Prime Common Shareholders, the New Prime
                                    Series A Preferred Shareholders, the New Prime Series B
                                    Preferred Shareholders and the New Prime Series C
                                    Preferred Shareholders.

New Prime Shares..................  Individually or collectively, any one or a combination of the New Prime Common Shares, the New Prime Series A
                                    Preferred Shares, the New Prime Series B Preferred
                                    Shares and the New Prime Series C Preferred Shares.

New Prime Stock Ownership Limit...  Ownership, either directly or under the applicable attribution rules of the Code, of New Prime Series A
                                    Preferred Stock, New Prime Series B Preferred Stock or
                                    New Prime Common Stock that, if effective, would result
                                    in (i) New Prime being "closely

                                    held" within the meaning of Section 856(H) of the Code,
                                    (ii) the outstanding shares of the capital stock of New
                                    Prime being beneficially owned by less than 100 Persons
                                    (determined without reference to any rules of
                                    attribution), or (iii) New Prime otherwise failing to
                                    qualify as a REIT.

New Prime Voting Preferred
  Shares..........................  Holders of shares of every other series or class of shares on a parity as to distributions with New Prime
                                    Series C Preferred Shares.

Niagara Center....................  Prime's Niagara International Factory Outlets.

NOI...............................  Net Operating Income.

Nomura............................  Nomura Asset Capital Corporation.

Nomura Loan Facilities............  Various debt facilities providing New Prime $305.0 million of debt financing from Nomura.

Nonemployee Director..............  A member of the Prime Board of Directors who is not a current employee of Prime.

Non-Statutory Options.............  Stock options which are not intended to be incentive stock options as defined in the Code.

Non-U.S. Holder...................  Any person other than (i) a citizen or resident of the
                                    United States, (ii) a corporation, partnership, or other
                                    entity created or organized in or under the laws of the
                                    United States or of any political subdivision thereof,
                                    (iii) an estate, the income of which is subject to
                                    United States federal income taxation regardless of its
                                    source or (iv) a trust, if a court within the United
                                    States is able to exercise primary supervision over the
                                    administration of the trust and one or more United
                                    States fiduciaries have the authority to control all
                                    substantial decisions of the trust.

NYSE..............................  The New York Stock Exchange, Inc.

Original Merger Agreement.........  The Agreement and Plan of Merger, dated as of November
                                    12, 1997, among Prime, Prime Partnership, Horizon,
                                    Horizon Partnership, Sky Merger and Sky Merger, L.P.

Participants......................  Key employees and officers who, as determined by the
                                    Executive Compensation Committee, provide substantial
                                    and important services to Prime and may be granted Prime
                                    Stock Incentive Awards under the Prime Stock Incentive
                                    Plan.

Partnership.......................  Prime Partnership, and other subsidiaries which have been treated as partnerships for federal income tax
                                    purposes.

Partnership Merger................  The merger of Horizon Partnership into Prime Partnership with Prime Partnership as the surviving limited
                                    partnership

Partnership Merger
  Consideration...................  The conversion of each issued and outstanding Horizon
                                    Partnership Common Unit (other than units held by
                                    Horizon or any Horizon Subsidiary) by the Partnership
                                    Merger into the right to receive 0.9193 of a Prime
                                    Partnership Common Unit.

Partnership Merger Effective
  Time............................  The Partnership Merger shall be effective at such time specified in the Delaware Certificate of Merger.

Performance Share.................  A performance share Prime Stock Incentive Award granted by the Prime Executive Compensation and Stock Option
                                    Committee under the Prime Stock Incentive Plan.

Performance Unit..................  A performance unit Prime Stock Incentive Award granted by the Prime Executive Compensation and Stock Option
                                    Committee under the Prime Stock Incentive Plan.

Permanent Loan....................  The $180.0 million nonrecourse permanent loan contemplated by the Nomura Loan Facilities.

PGI...............................  The Prime Group, Inc.

Pledged Common Units..............  125,000 Prime Partnership Common Units pledged to secure the loans made to the Executive LLCs for the benefit of
                                    each of Messrs. Rosenthal and Carpenter.

Pledgees..........................  Certain unaffiliated third parties to which PGI has pledged Prime Common Shares and Prime Partnership Common
                                    Units in order to secure certain indebtedness of PGI and
                                    its affiliates.

Port Huron Center.................  The Port Huron, Michigan factory outlet center formerly owned by Horizon.

Prime.............................  Prime Retail, Inc., a Maryland corporation, and its subsidiaries.

Prime Acquired Properties.........  The 22 of Horizon's best performing factory outlet centers that will be added to Prime as a result of the
                                    Transactions.

Prime Board of Directors..........  The Board of Directors of Prime.

Prime Bylaws......................  The Amended and Restated Bylaws of Prime.

Prime Charter.....................  Prime's Amended and Restated Articles of Incorporation.

Prime Common Securities...........  The Prime Common Shares and Prime Common Units.

Prime Common Shareholders.........  The holders of Prime Common Shares.

Prime Common Shares...............  The shares of common stock, $0.01 par value per share, of Prime.

Prime Corporate Merger
  Consideration...................  The conversion of each outstanding Prime Common Share into one New Prime Common Share and each outstanding
                                    Prime Series A Preferred Share, Prime Series B Preferred
                                    Share and Prime Series C Preferred Share into one New
                                    Prime Series A Preferred Share, one New Prime Series B
                                    Preferred Share, and one New Prime Series C Preferred
                                    Share, respectively.

Prime Director Plan...............  The Prime Retail, Inc. Nonemployee Director Stock Plan.

Prime Director Plan Stock
  Options.........................  Stock options pursuant to the Prime Director Plan.

Prime Finance Corporations........  Prime Services Corp, Prime Retail Finance, Inc., Prime
                                    Retail Finance II, Inc., Prime Retail Finance III, Inc.,
                                    Prime Retail Finance IV, Inc., Prime Retail Finance V,
                                    Inc., Prime Retail Finance VI, Inc., Prime Retail
                                    Finance VII, Inc. and Prime Retail Stores, Inc.

Prime Guarantee...................  Prime Partnership's partial guarantee of $10,000,000 of
                                    HGP's obligations under the HGP Credit Facility.

Prime IPO.........................  Prime's March 15, 1994 initial public offering.

Prime Named Executives............  The Chairman of the Prime Board of Directors, the Chief
                                    Executive Officer of Prime and the four other persons
                                    who are the most highly compensated executive officers
                                    of Prime.

Prime Partnership.................  Prime Retail, LP, a Delaware limited partnership.

Prime Partnership Agreement.......  The Second Amended and Restated Agreement of Limited
                                    Partnership of Prime Partnership.

Prime Partnership Common Units....  The common units of Prime Partnership.

Prime Partnership Consenting
  Unitholders.....................  The holders of certain Prime Partnership Common Units and Prime Partnership Series C Preferred Units.

Prime Partnership Limited
  Partners........................  The limited partners of Prime Partnership.

Prime Partnership Preferred
  Units...........................  The Prime Partnership preferred units designated in the
                                    Second Amended and Restated Prime Partnership Agreement.

Prime Partnership Series A
  Preferred Units.................  Series A preferred units of Prime Partnership.

Prime Partnership Series B
  Preferred Units.................  Series B preferred units of Prime Partnership.

Prime Partnership Series C
  Preferred Units.................  Series C preferred units of Prime Partnership.

Prime Partnership Special
  Distribution....................  The special cash distribution by Prime Partnership of
                                    $0.60 per Prime Partnership Series B Preferred Unit and
                                    $0.50 per Prime Partnership Series C Preferred Unit and
                                    Prime Partnership Common Unit to the record holders of
                                    such interests immediately prior to the Partnership
                                    Merger.

Prime Peer Group..................  Horizon, Tanger Factory Outlet Centers, Inc., Chelsea
                                    GCA Realty, Inc. and FAC Realty Trust, Inc.

Prime Predecessor.................  Prime Retail Properties.

Prime Properties..................  All of the properties owned directly or indirectly by
                                    Prime.

Prime Property Partnerships.......  Any partnership or other entity in which Prime
                                    Partnership, directly or indirectly, is or becomes a
                                    partner or other equity participant and which is formed
                                    for the purpose of acquiring, developing or owning a
                                    property or a proposed property.

Prime Record Date.................  April 24, 1998.

Prime Series A Preferred
  Shareholders....................  The holders of Prime Series A Preferred Shares.

Prime Series A Preferred Shares...  The shares of 10.5% Series A Senior Cumulative Preferred
                                    Stock, $0.01 par value per share, of Prime.

Prime Series B Preferred
  Shareholders....................  The holders of Prime Series B Preferred Shares.

Prime Series B Preferred Shares...  The shares of 8.5% Series B Cumulative Participating
                                    Convertible Preferred Stock, $0.01 par value per, share
                                    of Prime.

Prime Series C Preferred
  Shareholders....................  The holders of Prime Series C Preferred Shares.

Prime Series C Preferred Shares...  The shares of Series C Cumulative Convertible Redeemable
                                    Preferred Stock, $0.01 par value per share, of Prime.

Prime Series C Securities.........  The Prime Series C Preferred Shares and Prime Series C
                                    Preferred Units.

Prime Services Corp...............  Prime Retail Services, Inc., a Maryland corporation.

Prime Share Equivalent............  The 0.20 of a Prime Series B Preferred Share and 0.567
                                    of a Prime Common Share, for which one Horizon Common
                                    Share is exchangeable pursuant to the terms of the
                                    Transactions.

Prime Shares......................  Individually or collectively, any one or a combination of the Prime Common Shares, Prime Series A Preferred
                                    Shares, Prime Series B Preferred Shares and Prime Series
                                    C Preferred Shares.

Prime Shareholders................  Individually or collectively, any one or a combination of the Prime Common Shareholders, the Prime Series A
                                    Preferred Shareholders, the Prime Series B Preferred
                                    Shareholders and Prime Series C Preferred Shareholders.

Prime Shareholders Meeting........  The meeting of Prime Shareholders to be held on June 12,
                                    1998, at 11:00 a.m.

Prime Special Distribution........  The special cash distribution of $0.60 per Prime Series
                                    B Preferred Share and $0.50 per Prime Series C Preferred
                                    Share and Prime Common Share to the record holders of
                                    such securities immediately prior to the Partnership
                                    Merger.

Prime Stock Incentive Award.......  The grant of incentive and non-qualified stock options,
                                    Restricted Stock, SARs, Performance Shares and
                                    Performance Units provided by the Prime Stock Incentive
                                    Plan.

Prime Stock Incentive Award
  Agreements......................  Award agreements setting forth the terms of the Prime
                                    Stock Incentive Awards.

Prime Stock Incentive Plan........  The Prime Retail, Inc. 1998 Long-Term Incentive Stock
                                    Plan.

Prime Stock Incentive Stock
  Options.........................  Incentive or non-qualified stock options to purchase
                                    Prime Common Shares which may be granted by the Prime
                                    Executive Compensation and Stock Option Committee.

Prime Stock Options...............  Certain options to purchase Prime Common Shares.

Prime Transferred Properties......  The Indiana Factory Shops and the Nebraska Factory
                                    Shops.

Prime Voting Shareholders.........  The Prime Common Shareholders and the Prime Series C
                                    Preferred Shareholders.

Reform Act........................  The Private Securities Litigation Reform Act of 1995.

Registration Rights Agreement.....  The registration rights agreement, entered into on the
                                    Closing Date by New Prime for the benefit of
                                    Registration Rights Holders.

Registration Rights Holders.......  Holders of New Prime Series B Preferred Shares, New
                                    Prime Common Shares, Prime Partnership Series B
                                    Preferred Units and Prime Partnership Common Units.

Registration Statement............  A registration statement filed by Prime on Form S-4 under the Securities Act.

Reincorporation Articles of
  Merger..........................  Articles of merger to be filed by Horizon and Sky Merger with the Maryland Department to effectuate the
                                    Reincorporation Merger a copy of which is attached
                                    hereto as Appendix B.

Reincorporation Certificate of
  Merger..........................  A certificate of merger between Horizon and Sky Merger filed with the Michigan Department to effectuate the
                                    Reincorporation Merger a copy of which is attached
                                    hereto as Appendix C.

Reincorporation Merger............  The merger of Horizon into Sky Merger.

Reincorporation Merger Effective
  Time............................  Immediately following the Partnership Merger Effective
                                    Date and upon the later of (i) the issuance of the
                                    Reincorporation Articles of Merger by the Maryland
                                    Department, (ii) the endorsement of the Reincorporation
                                    Certificate of Merger by the Michigan Department or
                                    (iii) at a different time established in either the
                                    Reincorporation Articles of Merger or the
                                    Reincorporation Certificate of Merger, not to exceed 30
                                    days after the Reincorporation Articles of Merger or the
                                    Reincorporation Certificate of Merger are accepted for
                                    record by the Maryland Department or the Michigan
                                    Department, respectively.

REIT..............................  Real Estate Investment Trust.

Repurchase Date...................  The date of repurchase or the date payment made available.

Repurchase Offer..................  The offer by New Prime to repurchase New Prime Series C
                                    Preferred Shares and New Prime Series C Preferred Units,
                                    in the event that New Prime fails to satisfy one or both
                                    of the tests set forth in the above text for two
                                    consecutive quarters, at an amount equal to the
                                    Repurchase Payment.

Repurchase Payment................  A repurchase price payable in cash in an amount equal to
                                    100% of New Prime Series C Liquidation Preference, plus
                                    accrued and unpaid dividends.

Restricted Stock..................  Prime Common Shares that are subject to such restrictions as the Prime Executive Compensation and
                                    Stock Option Committee deems appropriate, including
                                    forfeiture conditions and restrictions against transfer
                                    for a period specified by the Prime Executive
                                    Compensation and Stock Option Committee.

Retained Assets...................  The assets of Horizon not included in the Contributed
                                    Assets.

Retained Liabilities..............  All liabilities related to the Retained Assets.

Retained Mortgage Loan
  Deficiency......................  The excess, if any, of (i) an amount equal to
                                    $160,000,000 less the aggregate amount of proceeds from
                                    sales of retail outlet centers included in the
                                    definition of Retained Assets applied between November
                                    12, 1997 and the time of Contribution to reduce the
                                    principal balance of mortgage loans included in the
                                    definition of Retained Liabilities over (ii) the
                                    aggregate unpaid principal balance of mortgage loans
                                    included in the definition of Retained Liabilities and
                                    outstanding at the time of Contribution.

SAR...............................  Stock appreciation right.

Second Horizon Partnership........  Second Horizon Group Limited Partnership, a Delaware
                                    limited partnership, that owns the Lake Elsinore Center.

Section 83(b) Election............  An election to be taxed currently under Section 83(b) of the Code.

Section 162(m)....................  Section 162(m) of the Code.

Section 708 Regulations...........  Treasury Regulations under Code Section 708 (b)(1)(B).

Securities Act....................  The Securities Act of 1933, as amended.

Securitized Financing.............  The securitized loan facility of Second Horizon
                                    Partnership.

Service...........................  The Internal Revenue Service.

SFAS..............................  Statement of Financial Accounting Standards.

Shareholder Notice Procedure......  An advance notice procedure established by the Horizon
                                    Bylaws and HGP Bylaws for shareholders to make
                                    nominations of candidates for election as directors or
                                    to bring other business before an annual meeting of
                                    shareholders of Horizon.

Shasta Center.....................  Prime's Shasta Factory Stores.

Silverthorne Center...............  Horizon's Silverthorne Factory Stores in Silverthorne,
                                    Colorado.

Sky Merger........................  Sky Merger Corp., a Maryland corporation, a wholly owned subsidiary of Horizon.

Sky Merger Common Shares..........  The shares of common stock, $0.01 par value per share, of Sky Merger.

Sky Merger Stock Option...........  An option to acquire, on the same terms and conditions applicable under such Horizon Stock Option, the same
                                    number of Sky Merger Common Shares as the holder of such
                                    Horizon Stock Option would have been entitled to receive
                                    pursuant to the Reincorporation Merger had such holder
                                    exercised such Horizon Stock Option in full immediately
                                    prior to the Reincorporation Merger Effective Time at a
                                    price per share equal to the aggregate exercise price
                                    for the shares subject to such Horizon Stock Option
                                    divided by the number of full Sky Merger Common Shares
                                    deemed to be purchasable pursuant to such Horizon Stock
                                    Option as of the Reincorporation Merger Effective Time.

Special Distribution Agreements...  Certain Special Distribution and Allocation Agreements
                                    pursuant to which Executive LLCs may be entitled to
                                    receive Special Distributions.

Special Distributions.............  Cash distributions to certain Executive LLCs from Prime
                                    Partnership of up to 50% of the amount of the full
                                    recourse obligations that such Executive LLCs incurred
                                    to purchase Prime Partnership Common Units in connection
                                    with the Prime IPO.

Specified Event...................  A merger or consolidation between Horizon and another person, the corporate reorganization of Horizon or the
                                    acquisition of a majority or more of the assets of
                                    Horizon by another person.

Stock Purchase Agreement..........  The Stock Purchase Agreement entered into by Ronald
                                    Piasecki dated November 12, 1997 relating to the voting
                                    capital stock of each of First HGI, Inc., HGI
                                    Perryville, Inc., MG Third Party Services Corp., HGI
                                    Management Corp. and Second HGI, Inc., as amended as of
                                    February 1, 1998.

Superior Acquisition Proposal.....  A bona fide Acquisition Proposal made by a third party which a majority of the members of the Horizon Board of
                                    Directors resolves in good faith to be in the best
                                    interests of and more favorable to the Horizon
                                    Shareholders than the Mergers and which the Horizon
                                    Board of Directors determines is reasonably capable of
                                    being consummated.

Tax Date..........................  The date used to calculate the amount of tax to be withheld relating to the Election.

Total Distributions...............  Distributions paid or made available for the year to holders of all classes of stock.

Transactions......................  The Horizon Partnership Contribution, the New Prime
                                    Contribution, the Prime Partnership Special
                                    Distribution, the Prime Special Distribution, the Prime
                                    Partnership Common Unit Distribution, the Common Share
                                    Distribution, the Prime Partnership/HGP Transfer and the
                                    Mergers.

Triggering Events.................  Certain events that could result in a violation of the
                                    Horizon Ownership Restrictions.

UBTI..............................  "Unrelated business taxable income" as defined in
                                    Section 512(a) of the Code.

Unsecured Corporate Line..........  The $40.0 million full recourse unsecured corporate line of credit.

USRPIs............................  United States Real Property Interests.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                               PAGE
                                                                                                             ---------
NEW PRIME (Prime Retail, Inc.)

  Pro Forma Post-Transactions (Unaudited)

    Basis of Presentation to Pro Forma Consolidated Balance Sheet as of December 31, 1997..................     F-3

    Pro Forma Consolidated Balance Sheet as of December 31, 1997...........................................     F-4

    Notes to Pro Forma Consolidated Balance Sheet..........................................................     F-5

    Basis of Presentation to Pro Forma Consolidated Statement of Operations for the year ended December 31,
     1997..................................................................................................    F-11

    Pro Forma Consolidated Statement of Operations for the year ended December 31, 1997....................    F-12

    Notes to Pro Forma Consolidated Statement of Operations................................................    F-13

PRIME RETAIL, INC.

  Pro Forma Pre-Transactions (Unaudited)

    Basis of Presentation to Pro Forma Consolidated Statement of Operations for the year ended December 31,
     1997..................................................................................................    F-16

    Pro Forma Consolidated Statement of Operations for the year ended December 31, 1997....................    F-17

    Notes to Pro Forma Consolidated Statement of Operations................................................    F-18

HORIZON GROUP, INC.

  Pro Forma Pre-Transactions (Unaudited)

    Basis of Presentation to Pro Forma Consolidated Financial Statements as of and for the year ended
     December 31, 1997.....................................................................................    F-19

    Pro Forma Consolidated Balance Sheet as of December 31, 1997...........................................    F-20

    Notes to Pro Forma Consolidated Balance Sheet..........................................................    F-21

    Pro Forma Consolidated Statement of Operations for the year ended December 31, 1997....................    F-22

    Notes to Pro Forma Consolidated Statement of Operations................................................    F-23

PRIME TRANSFERRED PROPERTIES

  Report of Independent Auditors...........................................................................    F-24

  Statements of Revenue and Certain Expenses for the years ended December 31, 1997, 1996 and 1995..........    F-25

  Notes to Statements of Revenue and Certain Expenses......................................................    F-26

HORIZON GROUP PROPERTIES, INC.

  Report of Independent Auditors...........................................................................    F-27

  Combined Statements of Net Assets as of December 31, 1997 and 1996.......................................    F-28

  Combined Statements of Operations for the years ended December 31, 1997, 1996 and 1995...................    F-29

  Combined Statements of Changes in Net Assets.............................................................    F-30

                                                                                                               PAGE
                                                                                                             ---------
  Combined Statements of Cash Flows for the years ended December 31, 1997, 1996 and 1995...................    F-31

  Notes to Combined Financial Statements...................................................................    F-32

  Schedule III--Real Estate and Accumulated Depreciation...................................................    F-40

  Notes to Schedule III....................................................................................    F-41

  Pro Forma Post-Transactions (Unaudited)

    Basis of Presentation to Pro Forma Combined Financial Statements as of and for the year ended December
     31, 1997..............................................................................................    F-42

    Pro Forma Combined Balance Sheet as of December 31, 1997...............................................    F-43

    Notes to Pro Forma Combined Balance Sheet..............................................................    F-44

    Pro Forma Combined Statement of Operations for the year ended December 31, 1997........................    F-49

    Notes to Pro Forma Combined Statements of Operations...................................................    F-50

                         NEW PRIME (PRIME RETAIL, INC.)
              BASIS OF PRESENTATION TO UNAUDITED POST-TRANSACTIONS
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1997

                                  (UNAUDITED)

    The accompanying Unaudited Post-Transactions Pro Forma Consolidated Balance Sheet gives effect to the proposed Transactions as if the Transactions and certain other transactions which have either occurred or are probable of occurring subsequent to December 31, 1997, had occurred on December 31, 1997. The Unaudited Post-Transactions Pro Forma Consolidated Balance Sheet gives effect to the Transactions under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16. In the opinion of management, all significant adjustments to reflect the effects of the Transactions have been made.

    The accompanying Unaudited Post-Transactions Pro Forma Consolidated Balance Sheet is presented for comparative purposes only and is not necessarily indicative of what the actual consolidated position of Prime and Horizon would have been at December 31, 1997 if the Transactions had been completed as of that date, nor does it purport to represent the future consolidated financial position of Prime and Horizon. The Unaudited Post-Transactions Pro Forma Consolidated Balance Sheet should be read in conjunction with, and is qualified in its entirety by, (a) the historical financial statements and the notes thereto of Prime and Horizon incorporated by reference into this Joint Proxy Statement/Prospectus; and (b) the Unaudited Pre-Transactions Pro Forma Consolidated Balance Sheet as of December 31, 1997 of Horizon and notes thereto, included elsewhere herein.

                      PRO FORMA CONSOLIDATED BALANCE SHEET

                         NEW PRIME (PRIME RETAIL, INC.)

                            AS OF DECEMBER 31, 1997

                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                             TRANSACTIONS ADJUSTMENTS
                                       PRE-TRANSACTIONS ------------------------------------------------------------------
                                           HORIZON                 PRIME TRANSFERRED        PURCHASE OF        FINANCINGS
ASSETS                     PRIME [A]    PRO FORMA [B]    HGP [C]    PROPERTIES [D]    FINGER LAKES CENTER [E]   AND OTHER
                          -----------  ---------------  ---------  -----------------  -----------------------  -----------
Investment in rental
  property, net.........   $ 822,749     $   945,304    $(213,190)     $ (42,058)            $  47,741          $ 216,512[F]
                                                                                                                  (40,565)[H]
Cash and cash
  equivalents...........       6,373          11,279       (3,581)        25,958                   811            (25,300)[I]
Restricted cash.........      41,736             751         (281)                                 919
Accounts receivable,
  net...................       9,745           6,603         (395)          (336)                  315
Deferred charges, net...      16,206          18,233       (4,933)                                                  2,002[J]
                                                                                                                  (13,300)[K],[F]
Due from affiliates,
  net...................       1,052          11,639      (11,639)           (44)
Investment in
  partnerships..........       3,278           2,629         (309)                              (2,320)
Assets held for sale....                       1,933       (1,933)
Other assets............       3,044           8,815       (1,075)
                          -----------  ---------------  ---------       --------              --------         -----------
    Total assets........   $ 904,183     $ 1,007,186    $(237,336)     $ (16,480)            $  47,466          $ 139,349
                          -----------  ---------------  ---------       --------              --------         -----------
                          -----------  ---------------  ---------       --------              --------         -----------
LIABILITIES AND
  SHAREHOLDERS' EQUITY
Mortgages and other
  debt..................   $ 515,265     $   596,784    $(146,846)                           $  46,100          $  45,474[L]
                                                                                                                   21,865[M]
                                                                                                                   21,747[N],[F]
                                                                                                                   18,750[O],[F]
                                                                                                                    2,002[J]
                                                                                                                  (25,300)[I]
Accrued interest........       3,767           3,294         (818)
Real estate taxes
  payable...............       4,639           6,679       (1,322)     $    (375)
Construction costs
  payable...............       5,849           2,807         (417)
Accounts payable and
  other liabilities.....      20,210          14,835       (4,771)        (1,094)                1,366
                          -----------  ---------------  ---------       --------              --------         -----------
    Total liabilities...     549,730         624,399     (154,174)        (1,469)               47,466             84,538
Minority interests......       9,925          61,445                                                               55,375[P],[F]
                                                                                                                  (61,445)[Q],[F]
Commitments and
  contingencies [V]
Shareholders' equity
  [W]:
  Series A preferred
    stock...............          23
  Series B preferred
    stock...............          30                                                                                   48[F],[R]
  Series C preferred
    stock...............          36
  Common stock..........         273             241                                                                  144[F],[S]
                                                                                                                     (241)[T],[F]
  Additional paid-in
    capital.............     398,188         468,593                                                              205,022[S],[F]
                                                                                                                 (468,593)[T],[F]
                                                                                                                  115,712[R],[F]
  Predecessor owners'
    capital.............                                  (83,162)                                                128,636[F],[U]
                                                                                                                  (45,474)[L]
  Distributions in
    excess of net
    income..............     (54,022)       (147,492)                    (15,011)[G]                              (21,865)[M]
                                                                                                                  (40,565)[H]
                                                                                                                  188,057[T],[F]
                          -----------  ---------------  ---------       --------              --------         -----------
    Total shareholders'
      equity............     344,528         321,342      (83,162)       (15,011)                                  60,881
                          -----------  ---------------  ---------       --------              --------         -----------
    Total liabilities
      and shareholders'
      equity............   $ 904,183     $ 1,007,186    $(237,336)     $ (16,480)            $  47,466          $ 139,349
                          -----------  ---------------  ---------       --------              --------         -----------
                          -----------  ---------------  ---------       --------              --------         -----------


                           NEW PRIME
ASSETS                     PRO FORMA
                          -----------
Investment in rental
  property, net.........   $1,736,493

Cash and cash
  equivalents...........      15,540
Restricted cash.........      43,125
Accounts receivable,
  net...................      15,932
Deferred charges, net...      18,208

Due from affiliates,
  net...................       1,008
Investment in
  partnerships..........       3,278
Assets held for sale....
Other assets............      10,784
                          -----------
    Total assets........   $1,844,368
                          -----------
                          -----------
LIABILITIES AND
  SHAREHOLDERS' EQUITY
Mortgages and other
  debt..................   $1,095,841

Accrued interest........       6,243
Real estate taxes
  payable...............       9,621
Construction costs
  payable...............       8,239
Accounts payable and
  other liabilities.....      30,546
                          -----------
    Total liabilities...   1,150,490
Minority interests......      65,300

Commitments and
  contingencies [V]
Shareholders' equity
  [W]:
  Series A preferred
    stock...............          23
  Series B preferred
    stock...............          78
  Series C preferred
    stock...............          36
  Common stock..........         417

  Additional paid-in
    capital.............     718,922

  Predecessor owners'
    capital.............

  Distributions in
    excess of net
    income..............     (90,898)

                          -----------
    Total shareholders'
      equity............     628,578
                          -----------
    Total liabilities
      and shareholders'
      equity............   $1,844,368
                          -----------
                          -----------


   See accompanying Notes to Post-Transactions Pro Forma Consolidated Balance
                                     Sheet.

        NOTES TO POST-TRANSACTIONS PRO FORMA CONSOLIDATED BALANCE SHEET

                         NEW PRIME (PRIME RETAIL, INC.)

                            AS OF DECEMBER 31, 1997
                                  (UNAUDITED)
               (IN THOUSANDS, EXCEPT SHARE AND UNIT INFORMATION)

 [A] Represents Prime's historical balances at December 31, 1997.

 [B] See Pre-Transactions Horizon Pro Forma Consolidated Balance Sheet as of
     December 31, 1997 included elsewhere herein.

 [C] Represents the historical cost of 13 factory outlet centers to be owned and operated by HGP which were previously owned and operated by Horizon. See HGP Pro Forma Combined Balance Sheet included elsewhere herein.


 [D] Represents the historical cost of the Prime Transferred Properties in connection with the sale of such properties to HGP for $26,015 upon consummation of the Transactions as follows (see Note [G]):



                                                                               ELIMINATION OF
                                                                                 HISTORICAL        SALES
                                                                                    COST         PROCEEDS       TOTAL
                                                                               --------------  -------------  ----------
Investment in rental property, net...........................................    $  (42,058)                  $  (42,058)
Cash and cash equivalents....................................................           (57)     $  26,015        25,958
Accounts receivable, net.....................................................          (336)                        (336)
Due from affiliates, net.....................................................           (44)                         (44)
                                                                               --------------  -------------  ----------
    Total assets.............................................................    $  (42,495)     $  26,015    $  (16,480)
                                                                               --------------  -------------  ----------
                                                                               --------------  -------------  ----------

Real estate taxes payable....................................................    $     (375)                  $     (375)
Accounts payable and other liabilities.......................................        (1,094)                      (1,094)
Predecessor owners' capital..................................................       (41,026)     $  41,026            --
Distributions in excess of net income........................................                      (15,011)      (15,011)
                                                                               --------------  -------------  ----------
    Total liabilities and shareholders' equity...............................    $  (42,495)     $  26,015    $  (16,480)
                                                                               --------------  -------------  ----------
                                                                               --------------  -------------  ----------



 [E] Represents the purchase of the remaining 50% interest of the Finger Lakes
     Center for $46,100 from Horizon's joint venture partner upon consummation of the Transactions. The purchase is expected to be 100% debt financed. Pursuant to a mortgage loan commitment expected to be closed simultaneously upon closing of the Transactions, such indebtedness is expected to (i) be collaterized by first mortgages on four factory outlet centers, (ii) bear a fixed rate of interest equal to the yield on the 10-year Treasury plus 1.50%, (iii) mature in 10 years, and (iv) require monthly principal and interest payments pursuant to a 27-year amortization schedule.

                         NEW PRIME (PRIME RETAIL, INC.)

                            AS OF DECEMBER 31, 1997
                                  (UNAUDITED)
               (IN THOUSANDS, EXCEPT SHARE AND UNIT INFORMATION)


 [F] Represents adjustments to record the Transactions in accordance with the purchase method of accounting, asssuming a purchase price of $973,062, based on the March 24, 1998 closing prices of $14.25 and $24.00 per Prime Common Share and Prime Series B Preferred Share, respectively, as follows:



      Issuance of 14,397,631 New Prime Common Shares (i)........................             $ 205,166
      Issuance of 3,885,940 Prime Partnership Common Units based on a 0.9193
        exchange ratio for 4,227,064 Horizon Partnership Common Units...........                55,375
      Issuance of 4,823,327 New Prime Series B Preferred Shares (i).............               115,760
      Assumption of Horizon's liabilities, net of liabilities to be distributed
        to HGP (ii).............................................................               556,264
      Adjustment to increase the assumed Horizon debt to its fair value.........                21,747
      Transactions costs (iii)..................................................                18,750
                                                                                             ---------
        Total purchase price....................................................               973,062
      Less historical basis of net assets acquired (iv):
        Rental property, net....................................................  $(732,114)
        Cash and cash equivalents...............................................     (7,698)
        Restricted cash.........................................................       (470)
        Accounts receivable, net................................................     (6,208)
        Investment in partnerships..............................................     (2,320)
        Other assets............................................................     (7,740)
                                                                                  ---------
          Subtotal..............................................................              (756,550)
                                                                                             ---------

      Step-up to record fair value of rental property...........................             $ 216,512
                                                                                             ---------
                                                                                             ---------
      Components of the step-up adjustment include the following:
        Issuance of 14,397,631 shares of New Prime Common Stock (see Note
          [S])..................................................................             $ 205,166
        Elimination of HGP's Predecessor Owners' Capital (see Note [U]).........               128,636
        Issuance of 4,823,327 New Prime Series B Preferred Stock (see Note
          [R])..................................................................               115,760
        Issuance of 3,885,940 Prime Partnership Common Units (see Note [P]).....                55,375
        Premium required to adjust assumed debt of Horizon to its estimated fair
          value (see Note [N])..................................................                21,747
        Transaction costs (see Note [O])........................................                18,750
        Elimination of Horizon's deferred charges, net of the portion
          attributable to HGP of $4,933 (See Note [K])..........................                13,300
        Elimination of Horizon's Shareholders' Equity, net of the distribution
          of HGP's net assets of $40,565 (see Note [T]).........................              (280,777)
        Elimination of Horizon's Minority Interests (see Notes [E] and [Q]).....               (61,445)
                                                                                             ---------
          Total.................................................................             $ 216,512
                                                                                             ---------
                                                                                             ---------


------------------------

    Notes:

(i) Based on the exchange ratio of 0.5970 of a New Prime Common Share and 0.20 of a New Prime Series B Preferred Share for 24,116,635 Horizon Common Shares.


(ii) Represents primarily long-term debt of $535,977 and other liabilities and accrued expenses of $20,287.

                         NEW PRIME (PRIME RETAIL, INC.)

                            AS OF DECEMBER 31, 1997
                                  (UNAUDITED)
               (IN THOUSANDS, EXCEPT SHARE AND UNIT INFORMATION)

(iii) The following is a calculation of the estimated fees and other expenses related to the Transactions:

      Employee termination costs............................................................  $   4,600
      Advisory fees.........................................................................      9,000
      Legal and accounting fees.............................................................      3,550
      Other, including printing and filing costs............................................      1,600
                                                                                              ---------
        Total...............................................................................  $  18,750
                                                                                              ---------
                                                                                              ---------

(iv) Represents the Pre-Transactions Horizon Pro Forma balances less HGP's historical balances per the New Prime's Pro Forma Consolidated Balance Sheet included herein:


                                                                                   PRE-TRANSACTIONS
                                                                                       HORIZON
                                                                                      PRO FORMA       LESS HGP       TOTAL
                                                                                   ---------------  -------------  ----------
      Rental property, net.......................................................    $   945,304     $  (213,190)  $  732,114
      Cash and cash equivalents..................................................         11,279          (3,581)       7,698
      Restricted cash............................................................            751            (281)         470
      Accounts receivable, net...................................................          6,603            (395)       6,208
      Investment in partnerships.................................................          2,629            (309)       2,320
      Other assets...............................................................          8,815          (1,075)       7,740
                                                                                   ---------------  -------------  ----------
                                                                                     $   975,381     $  (218,831)  $  756,550
                                                                                   ---------------  -------------  ----------
                                                                                   ---------------  -------------  ----------



 [G] In connection with the closing of the Transactions, Prime intends to sell the Prime Transferred Properties to HGP for an aggregate consideration of $26,015 resulting in a loss of $15,011 to New Prime. The loss is included in Distributions in Excess of Net Income since the ultimate disposition of the Prime Transferred Properties is contingent upon the successful completion of the Transactions and, prior to the merger closing date, Prime can elect, at its sole discretion, not to effectuate the sale of the Prime Transferred Properties even if the merger is consummated. While Prime intends to sell the Prime Transferred Properties to HGP, it is not contractually committed to do so. No assurance can be made that the sale of the Prime Transferred Properties will be effectuated.



    If the sale of the Prime Transferred Properties is consummated, New Prime will record a loss of $15,011 in its consolidated statements of operations upon the effective date of the Transactions. Accordingly, the loss on the sale of the Prime Transferred Properties is not reflected in the Post-Transactions Pro Forma Consolidated Statement of Operations because it is nonrecurring.

                         NEW PRIME (PRIME RETAIL, INC.)

                            AS OF DECEMBER 31, 1997
                                  (UNAUDITED)
               (IN THOUSANDS, EXCEPT SHARE AND UNIT INFORMATION)

 [H] Represents the distribution of net assets to HGP calculated as follows:

Estimated fair value of HGP's assets...................................................  $ 176,749
Total liabilities of HGP...............................................................    136,184
                                                                                         ---------
    Purchase price allocated to HGP (see Note (i) below)...............................  $  40,565
                                                                                         ---------
                                                                                         ---------

    The estimated fair value of HGP's operating properties was based upon a direct capitalization of each property's estimated net operating income. Property capitalization rates were based upon various factors including property location, historical operating performance, occupancy rates and industry information relating to sales of factory outlet centers.

------------------------

    Note:

(i) Reflects the difference between HGP's net assets on a historical cost and fair value basis as follows:

Historical basis of HGP net assets......................................................  $  83,162
    Adjustment of HGP's net assets to its fair value....................................    (42,597)
                                                                                          ---------
        Estimated fair value of HGP's net assets........................................  $  40,565
                                                                                          ---------
                                                                                          ---------

 [I] Represents the repayment of the mortgage debt for the Silverthorne Center.

 [J] Represents estimated financing costs associated with the closing of the mortgage loan commitments discussed in Notes [M] and [O].

 [K] Elimination of Horizon's deferred charges in connection with the Transactions, net of the portion attributable to HGP of $4,933.

 [L] To reflect the debt allocated to HGP included in the historical financial statements of HGP of $45,474 based upon the proportionate use of debt methodology (See Note 2 of the historical combined financial statements of HGP, included elsewhere herein).

[M] Reflects the issuance of debt to finance the Prime Cash Distribution.
    Pursuant to a mortgage loan commitment expected to be closed simultaneously upon closing of the Transactions, such indebtedness is expected to (a) be collateralized by first mortgages on four factory outlet centers, (b) bear a fixed rate of interest equal to the yield on the 10-year U.S. Treasury plus 1.50%, (c) mature in 10 years, and (d) require monthly principal and interest payments pursuant to a 27-year amortization schedule.

 [N] Premium required to adjust historical debt of Horizon to its estimated fair value based on an effective interest rate of 7.00%. The effective interest rate represents the prevailing rate charged by lenders for first mortgages on similar property with similar loan terms.

 [O] Issuance of debt to finance the cost of the Transactions. Pursuant to a mortgage loan commitment expected to be closed sumultaneously upon consummation of the Transactions, such indebtedness is expected to (a) be collateralized by first mortgages on six factory outlet centers, (b) bear a variable rate of interest equal to 30-day LIBOR plus 1.25%, (c) mature in three years, and (d) require monthly interest-only payments.

                         NEW PRIME (PRIME RETAIL, INC.)

                            AS OF DECEMBER 31, 1997
                                  (UNAUDITED)
               (IN THOUSANDS, EXCEPT SHARE AND UNIT INFORMATION)

 [P] Reflects the issuance of 3,885,940 Prime Partnership Common Units based on the March 24, 1998 closing price of $14.25 per Prime Common Share as follows (see Note [F] above):

Prime Partnership Common Units issued (in thousands)....................................      3,886
Multiply by market price................................................................  $   14.25
                                                                                          ---------
    Total...............................................................................  $  55,375
                                                                                          ---------
                                                                                          ---------


 [Q] Elimination of Horizon's Minority Interests.


 [R] Reflects the issuance of 4,823,327 New Prime Series B Preferred Shares as follows (see Note [F] above):

Par value of 4,823,327 New Prime Series B Preferred Stock at $0.01 par value...........  $      48
Additional paid-in capital based on the March 24, 1998 closing price of $24.00 per
  Prime Series B Preferred Share.......................................................    115,712
                                                                                         ---------
    Total..............................................................................  $ 115,760
                                                                                         ---------
                                                                                         ---------

 [S] Reflects the issuance of 14,397,631 shares of New Prime Common Stock as follows (see Note [F] above):

Par value of 14,397,631 shares of New Prime Common Stock at $0.01 par value............  $     144
Additional paid-in capital based on the March 24, 1998 closing price of $14.25 per
  Prime Common Share...................................................................    205,022
                                                                                         ---------
    Total..............................................................................  $ 205,166
                                                                                         ---------
                                                                                         ---------

 [T] Reflects the elimination of Horizon's Shareholders' Equity, net of the distribution of HGP's net assets, as follows:

Common stock...........................................................................  $     241
Additional paid-in capital.............................................................    468,593
Distributions in excess of net income, net of distribution of HGP's net assets of
  $40,565..............................................................................   (188,057)
                                                                                         ---------
    Total..............................................................................  $ 280,777
                                                                                         ---------
                                                                                         ---------


 [U] Reflects the elimination of HGP's Predecessor Owners' Capital, including the debt allocated to HGP of $45,474 (see Note [L]).


 [V] In connection with obtaining a first mortgage loan commitment for HGP from a third party lender, New Prime has agreed to guarantee up to $10,000 in principal of HGP's mortgage indebtedness. If HGP completes a public or private equity offering of at least $50,000 and such proceeds are used to repay the mortgage loan, then New Prime will be released from such guaranty.

                         NEW PRIME (PRIME RETAIL, INC.)

                            AS OF DECEMBER 31, 1997
                                  (UNAUDITED)
               (IN THOUSANDS, EXCEPT SHARE AND UNIT INFORMATION)

[W] The number of shares authorized, issued and outstanding on a historical and pro forma basis for each class of equity is as follows:

                                                                                                     HISTORICAL
                                                                                      ----------------------------------------
                                                                                         SHARES        SHARES        SHARES
                                                                                       AUTHORIZED      ISSUED     OUTSTANDING
                                                                                      ------------  ------------  ------------
      Preferred Shares:.............................................................    24,315,000
                                                                                      ------------
                                                                                      ------------
        Prime Series A Preferred Shares.............................................                   2,300,000     2,300,000
        Prime Series B Preferred Shares.............................................                   2,981,800     2,981,800
        Prime Series C Preferred Shares.............................................                   3,636,363     3,636,363
                                                                                                    ------------  ------------
          Total.....................................................................                   8,918,163     8,918,163
                                                                                                    ------------  ------------
                                                                                                    ------------  ------------
      Prime Common Shares...........................................................    75,000,000    27,294,951    27,294,951
                                                                                      ------------  ------------  ------------
                                                                                      ------------  ------------  ------------

                                                                                                    PRO FORMA
                                                                                    -----------------------------------------
                                                                                       SHARES         SHARES        SHARES
                                                                                     AUTHORIZED       ISSUED     OUTSTANDING
                                                                                    -------------  ------------  ------------
      Preferred Shares:...........................................................     24,315,000
                                                                                    -------------
                                                                                    -------------
        New Prime Series A Preferred Shares.......................................                    2,300,000     2,300,000
        New Prime Series B Preferred Shares.......................................                    7,805,127     7,805,127
        New Prime Series C Preferred Shares.......................................                    3,636,363     3,636,363
                                                                                                   ------------  ------------
          Total...................................................................                   13,741,490    13,741,490
                                                                                                   ------------  ------------
                                                                                                   ------------  ------------
      New Prime Common Shares.....................................................    150,000,000    41,692,582    41,692,582
                                                                                    -------------  ------------  ------------
                                                                                    -------------  ------------  ------------

                         NEW PRIME (PRIME RETAIL, INC.)
              BASIS OF PRESENTATION TO UNAUDITED POST-TRANSACTIONS
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

    The accompanying Unaudited Post-Transactions Pro Forma Consolidated Statement of Operations for the year ended December 31, 1997 give effect to the Transactions and certain other transactions which have either occurred or are probable of occurring subsequent to December 31, 1997, as if they had occurred at the beginning of the earliest period presented. The Unaudited Post-Transactions Pro Forma Consolidated Statement of Operations gives effect to the Transactions under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16 with the consolidated entity (a) qualifying as a REIT; (b) distributing at least 95% of its taxable income; and
(c) therefore, incurring no federal income tax liability for the respective periods. In the opinion of management, all significant adjustments to reflect the effects of the Transactions have been made.

    The accompanying Unaudited Post-Transactions Pro Forma Consolidated Statement of Operations is presented for comparative purposes only and is not necessarily indicative of what the actual consolidated results of Prime and Horizon would have been for the year ended December 31, 1997 if the Transactions had been completed at January 1, 1997, nor does it purport to represent the future consolidated results of operations of Prime and Horizon. This Unaudited Post-Transactions Pro Forma Consolidated Statement of Operations should be read in conjunction with, and is qualified in its entirety by, (a) the historical financial statements and the notes thereto of Prime and Horizon incorporated by reference into this Joint Proxy Statement/Prospectus; and (b) the Unaudited Pre-Transactions Pro Forma Consolidated Statement of Operations for the year ended December 31, 1997 of Horizon and notes thereto, included elsewhere herein.

        POST-TRANSACTIONS PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                         NEW PRIME (PRIME RETAIL, INC.)
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)


                                                                          TRANSACTIONS ADJUSTMENTS
                                                            -----------------------------------------------------
                                                                             PRIME
                          PRE-TRANSACTIONS PRE-TRANSACTIONS               TRANSFERRED   PURCHASE OF
                               PRIME           HORIZON                    PROPERTIES    FINGER LAKES  FINANCINGS    NEW PRIME
                           PRO FORMA [A]    PRO FORMA [B]     HGP [C]         [D]        CENTER [E]   AND OTHERS    PRO FORMA
                          ---------------  ---------------  -----------  -------------  ------------  -----------  -----------
REVENUES
Base rents..............     $  91,032        $ 106,753      $ (23,129)    $  (4,287)    $    5,176                 $ 175,545
Percentage rents........         4,020            4,220           (151)                          51                     8,140
Tenant reimbursements...        43,370           31,301         (7,116)       (2,225)         1,402                    66,732
Income (loss) from
  investment
  partnerships..........           243             (108)                                        108                       243
Interest and other......        10,123            8,149         (2,147)         (491)                                  15,634
                          ---------------  ---------------  -----------  -------------  ------------               -----------
  Total revenues........       148,788          150,315        (32,543)       (7,003)         6,737                   266,294
EXPENSES
Property operating......        35,952           22,020         (6,153)       (1,709)         1,151                    51,261
Real estate taxes.......        10,641           12,429         (3,036)         (746)           367                    19,655
Depreciation and
  amortization..........        30,317           39,710        (10,228)       (1,586)         1,624    $   1,812[F]     61,649
General and
  administrative [G]....         5,603           10,521         (2,813)                         212                    13,523
Interest................        43,194           47,004         (7,936)                       3,347       (4,399)[H]     81,210
Impairment and
  severance.............                          6,949         (6,949)
Other charges...........         3,338            6,064         (2,163)         (133)             6                     7,112
                          ---------------  ---------------  -----------  -------------  ------------  -----------  -----------
  Total expenses........       129,045          144,697        (39,278)       (4,174)         6,707       (2,587)     234,410
                          ---------------  ---------------  -----------  -------------  ------------  -----------  -----------
INCOME BEFORE MINORITY
  INTERESTS AND
  EXTRAORDINARY ITEM....        19,743            5,618          6,735        (2,829)            30        2,587       31,884
(Income) loss allocated
  to minority
  interests.............       (10,581)             993                                                    6,341[I]     (3,247)
                          ---------------  ---------------  -----------  -------------  ------------  -----------  -----------
INCOME BEFORE
  EXTRAORDINARY ITEM....         9,162            6,611          6,735        (2,829)            30        8,928       28,637
Income allocated to
  preferred
  shareholders..........        12,726                                                                    10,250[J]     22,976
                          ---------------  ---------------  -----------  -------------  ------------  -----------  -----------
INCOME (LOSS) BEFORE
  EXTRAORDINARY ITEM
  APPLICABLE TO COMMON
  SHARES................     $  (3,564)       $   6,611      $   6,735     $  (2,829)    $       30    $  (1,322)   $   5,661
                          ---------------  ---------------  -----------  -------------  ------------  -----------  -----------
                          ---------------  ---------------  -----------  -------------  ------------  -----------  -----------
INCOME (LOSS) BEFORE
  EXTRAORDINARY ITEM PER
  COMMON SHARE--BASIC
  AND DILUTED...........     $   (0.19)       $    0.28                                                             $    0.17
                          ---------------  ---------------                                                         -----------
                          ---------------  ---------------                                                         -----------
WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING....        19,189           23,848                                                   (9,450)[K]     33,587
                          ---------------  ---------------                                            -----------  -----------
                          ---------------  ---------------                                            -----------  -----------


See accompanying Notes to Post-Transactions Pro Forma Consolidated Statement of
                                  Operations.

   NOTES TO POST-TRANSACTIONS PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                         NEW PRIME (PRIME RETAIL, INC.)
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

                                 (IN THOUSANDS)

[A] See Pre-Transactions Prime Pro Forma Consolidated Statement of Operations for the year ended December 31, 1997 included elsewhere herein.

[B] See Pre-Transactions Horizon Pro Forma Consolidated Statement of Operations for the year ended December 31, 1997 included elsewhere herein.

[C] To eliminate HGP's historical operations for the year ended December 31, 1997. See HGP Combined Financial Statements included elsewhere herein.

    The pro forma adjustment to interest expense reflects the following:

HGP's historical interest expense.................................  $ (11,497)
Adjustment to interest expense allocated to HGP (i)...............      3,561
                                                                    ---------
                                                                    $  (7,936)
                                                                    ---------
                                                                    ---------

    ----------------------------

    Note:

    (i) This adjustment to interest expense results from the elimination of a portion of the debt which was included in the debt allocated to HGP in the historical Combined Financial Statements of HGP based upon the proportionate use of debt methodology (see Note 5--"Debt Allocated From Horizon" of the Notes to Combined Financial Statements of HGP included elsewhere herein). The adjustment to interest expense allocated to HGP is calculated as follows:

Elimination of portion of debt allocated to HGP....................  $  45,474
Weighted average interest rate.....................................       7.83%
                                                                     ---------
                                                                     $   3,561
                                                                     ---------
                                                                     ---------

       The effect of a 1/8% variance in the weighted average interest rate on the debt eliminated would be approximately $57.

[D] To eliminate the historical operations of the Prime Transferred Properties for the year ended December 31, 1997. See Prime Transferred Properties Statements of Revenue and Certain Expenses included elsewhere herein. There is no elimination of interest expense since the debt historically allocated to the Prime Transferred Properties will not be transferred to HGP.


    In connection with the closing of the Transactions, Prime intends to sell the Prime Transferred Properties to HGP for an aggregate consideration of $26,015 resulting in a loss of $15,011 to New Prime. The loss is included in Distributions in Excess of Net Income since the ultimate disposition of the Prime Transferred Properties is contingent upon the successful completion of the Transactions and, prior to the merger closing date, Prime can elect, at its sole discretion, not to effectuate the sale of the Prime Transferred Properties even if the merger is consummated. While Prime intends to sell the Prime Transferred Properties to HGP, it is not contractually committed to do so. No assurance can be made that the sale of the Prime Transferred Properties will be effectuated.



    If the sale of the Prime Transferred Properties is consummated, New Prime will record a loss of $15,011 in its consolidated statements of operations upon the effective date of the Transactions. Accordingly, the loss on the sale of the Prime Transferred Properties is not reflected in the Post-Transactions Pro Forma Consolidated Statement of Operations because it is nonrecurring.

   NOTES TO POST-TRANSACTIONS PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                  (CONTINUED)

                         NEW PRIME (PRIME RETAIL, INC.)
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

                                 (IN THOUSANDS)


[E] To reflect the pending acquisition of Horizon's joint venture partner's 50% partnership interest in the Finger Lakes Center for $46,100. The pro forma adjustments reflect the (i) historical depreciation expense and depreciation expense on the step-up adjustment allocated to rental property and (ii) interest expense on debt issued to finance the acquisition.



    A step-up adjustment to rental property results from recording the purchase of the 50% partnership interest in the Finger Lakes Center at its contract price less the joint venture partner's capital balance. The step-up adjustment was allocated 10.0% to land and 90.0% to depreciable assets. The depreciation expense on the step-up adjustment is computed using the straight-line method over an estimated useful life of 40 years.


    The effect of a 1/8% variance in the interest rate on the debt issued would be approximately $58.

[F] Increase reflects the following:


Depreciation on the pro forma adjustments allocated to depreciable
  rental property..................................................  $   3,959
Elimination of Horizon's historical amortization of deferred
  leasing commissions, net of HGP..................................     (1,980)
Elimination of Horizon's historical amortization of deferred
  charges, net of HGP..............................................       (167)
                                                                     ---------
                                                                     $   1,812
                                                                     ---------
                                                                     ---------



    The pro forma adjustments to rental property result from recording the Horizon real estate at its net purchase price. The pro forma adjustments were allocated 10.0% to land and 90.0% to depreciable assets. The depreciation expense on the pro forma adjustments is computed using the straight-line method over an estimated useful life of 40 years.



[G] Management has forecasted approximately $3,919 of certain general and administrative expenses which are anticipated to be eliminated or reduced as a result of the Transactions. The general and administrative cost savings have not been included in the Post-Transactions Pro Forma Consolidated Statement of Operations. There can be no assurance that New Prime will be successful in realizing such anticipated cost savings. The components of the anticipated cost savings are as follows:


Salaries and related benefits....................................  $   2,327(i)
Public company expenses..........................................        736(ii)
Travel and entertainment expense.................................        711(iii)
Occupancy and other..............................................        145
                                                                      ------
                                                                   $   3,919
                                                                      ------
                                                                      ------

    Notes:
       (i) Reduction is primarily attributable to the expected cost savings associated with net reduction in the number of full-time Horizon employees being retained by New Prime.

   NOTES TO POST-TRANSACTIONS PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                  (CONTINUED)

                         NEW PRIME (PRIME RETAIL, INC.)
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

                                 (IN THOUSANDS)

       (ii) The following summarizes the components of such reduction:

Professional fees, primarily accounting fees................   $     470
D & O insurance.............................................         205
Other.......................................................          61
                                                                   -----
                                                               $     736
                                                                   -----
                                                                   -----

       (iii) The following summarizes the components of such reduction:

        Travel, lodging, meals and entertainment............   $     390
        Conventions and meetings............................         211
        Operating lease expense.............................         110
                                                                   -----
                                                               $     711
                                                                   -----
                                                                   -----

[H] Decrease reflects the following:


Amortization of premium required to record Horizon's debt, net of
  HGP, at its estimated fair value (i).............................  $  (3,708)
Elimination of Horizon's historical amortization of deferred
  financing costs, net of HGP......................................     (1,823)
Interest savings resulting from repayment of the Silverthorne
  Center debt......................................................     (1,885)
Interest savings attributable to debt refinancings.................       (248)
Interest expense on debt issued to finance the Transactions,
  including the Prime Special Distribution.........................      2,888
Amortization of deferred financing costs attributable to debt
  refinancing......................................................        377
                                                                     ---------
                                                                     $  (4,399)
                                                                     ---------
                                                                     ---------


       The effect of a 1/8% variance in the interest rate on the debt issued would be approximately $234.

       Note:

       (i) The premium is being amortized over the remaining terms of the underlying debt instruments in accordance with the effective interest method. The underlying debt instruments have a weighted average remaining term of approximately 6.6 years as of December 31, 1997.

[I] Increase reflects the issuance of additional Prime Partnership Common Units in connection with the consummation of the Transactions. The pro forma allocation to minority interests is based upon the percentage to be owned by the holders of the Prime Partnership Common Units.

[J] Increase reflects additional income allocated to New Prime Series B
    Preferred Shares issued in connection with the consummation of the Transactions at the beginning of the period presented.

[K] Decrease reflects the following:


Elimination of Horizon's historical common shares outstanding.....    (23,848)
Issuance of Prime Common Shares in connection with consummation of
  the Transactions................................................     14,398
                                                                    ---------
                                                                       (9,450)
                                                                    ---------
                                                                    ---------

                               PRIME RETAIL, INC.
                            BASIS OF PRESENTATION TO
        PRE-TRANSACTIONS PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

    The accompanying Unaudited Pre-Transactions Consolidated Statement of Operations for the year ended December 31, 1997 reflects the acquisition of eight factory outlet centers during 1997, including the assumption of certain indebtedness and the assumed issuance of debt to finance the acquisition, as if they had occurred on January 1, 1997.

    The accompanying Unaudited Pre-Transactions Pro Forma Consolidated Statement of Operations has been prepared by management of Prime and does not purport to be indicative of the results which would have been obtained had the transactions described above been completed on the dates indicated or which may be obtained in the future. The Unaudited Pre-Transactions Pro Forma Consolidated Statement of Operations should be read in conjunction with the Notes to the Pre-Transactions Consolidated Statement of Operations.

        PRE-TRANSACTIONS PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                               PRIME RETAIL, INC.

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)


                                                                          1997
                                                                        ACQUIRED                     PRE-TRANSACTIONS
                                                                       PROPERTIES                         PRIME
                                                             PRIME         [A]       FINANCINGS [B]     PRO FORMA
                                                           ---------  -------------  --------------  ---------------
REVENUES
Base rents...............................................  $  78,046    $  12,986                      $    91,032
Percentage rents.........................................      3,277          743                            4,020
Tenant reimbursements....................................     37,519        5,851                           43,370
Income from investment partnerships......................        103          140                              243
Interest and other.......................................     10,185          (62)                          10,123
                                                           ---------  -------------                  ---------------
  Total revenues.........................................    129,130       19,658                          148,788
EXPENSES
Property operating.......................................     29,492        6,460                           35,952
Real estate taxes........................................      9,417        1,224                           10,641
Depreciation and amortization............................     26,715        3,602                           30,317
General and administrative...............................      5,603                                         5,603
Interest.................................................     36,122        2,323      $    4,749           43,194
Other charges............................................      3,234          104                            3,338
                                                           ---------  -------------       -------    ---------------
  Total expenses.........................................    110,583       13,713           4,749          129,045
                                                           ---------  -------------       -------    ---------------
INCOME BEFORE MINORITY INTERESTS AND EXTRAORDINARY
  ITEM...................................................     18,547        5,945          (4,749)          19,743
Income allocated to minority interests...................    (10,581)                                      (10,581)
                                                           ---------  -------------       -------    ---------------
INCOME BEFORE EXTRAORDINARY ITEM.........................      7,966        5,945          (4,749)           9,162
Income allocated to preferred shareholders...............     12,726                                        12,726
                                                           ---------  -------------       -------    ---------------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM APPLICABLE TO
  COMMON SHARES..........................................  $  (4,760)   $   5,945      $   (4,749)     $    (3,564)
                                                           ---------  -------------       -------    ---------------
                                                           ---------  -------------       -------    ---------------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM PER COMMON
  SHARE--BASIC AND DILUTED...............................  $   (0.25)                                  $     (0.19)
                                                           ---------                                 ---------------
                                                           ---------                                 ---------------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING...............     19,189                                        19,189
                                                           ---------                                 ---------------
                                                           ---------                                 ---------------


 See accompanying Notes to Pre-Transactions Pro Forma Consolidated Statement of
                                  Operations.

    NOTES TO PRE-TRANSACTIONS PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                               PRIME RETAIL, INC.

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                  (UNAUDITED)

                                 (IN THOUSANDS)

[A] To reflect the operations and the depreciation expense through the acquisition date for the following properties acquired by Prime in 1997 (the "1997 Acquired Properties"):

1997 ACQUIRED PROPERTIES                                     DATE ACQUIRED
---------------------------------------------------------  -----------------
Oak Creek Factory Stores.................................  February 13, 1997
Bend Factory Outlets.....................................  February 13, 1997
Factory Outlets at Post Falls............................  February 13, 1997
Buckeye Factory Shops....................................  September 2, 1997
Kittery Center...........................................  October 29, 1997
Latham Factory Outlet Center.............................  October 29, 1997
Niagara International Factory Outlets....................  December 2, 1997
Shasta Factory Stores....................................  December 2, 1997

    Depreciation on the 1997 Acquired Properties is computed based upon the contract price of the real estate assets acquired, less amounts allocated to land, over an estimated useful life of 40 years. Depreciation expense is computed using the straight-line method.

[B] To reflect interest expense on debt issued to finance the purchase of the 1997 Acquired Properties. The effect of a 1/8% variance in the interest rate on the debt issued would be approximately $80.

                              HORIZON GROUP, INC.
                            BASIS OF PRESENTATION TO
          PRE-TRANSACTIONS PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                 AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

    The accompanying Unaudited Pre-Transactions Pro Forma Consolidated Balance Sheet as of December 31, 1997 reflects the consummation of the C&C Contribution Agreement.

    The accompanying Unaudited Pre-Transactions Pro Forma Consolidated Statement of Operations for the year ended December 31, 1997 reflects the following transactions, which occurred subsequent to December 31, 1997, as if they had occurred on January 1, 1997: (a) the acquisition of one factory outlet center, including the assumed issuance of debt to finance the acquisition; (b) the sale of one factory outlet center and the application of the net proceeds to repay debt; and (c) the consummation of the C&C Contribution Agreement.

    The accompanying Unaudited Pre-Transactions Pro Forma Consolidated Financial Statements have been prepared by management of Horizon and do not purport to be indicative of the results which would have been obtained had the transactions described above been completed on the dates indicated or which may be obtained in the future. The Unaudited Pro Forma Consolidated Financial Statements should be read in conjunction with the Notes to the Pre-Transactions Consolidated Financial Statements.

             PRE-TRANSACTIONS PRO FORMA CONSOLIDATED BALANCE SHEET
                              HORIZON GROUP, INC.
                            AS OF DECEMBER 31, 1997
                                  (UNAUDITED)
                                 (IN THOUSANDS)


                                                                                                  PRE-TRANSACTIONS
                                                                               C&C CONTRIBUTION       HORIZON
                                                                 HORIZON [A]     AGREEMENT [B]       PRO FORMA
                                                                 ------------  -----------------  ---------------
ASSETS
Investment in rental property, net.............................  $  1,009,599     $   (64,295)     $     945,304
Cash and cash equivalents......................................        12,091            (812)            11,279
Restricted cash................................................           751                                751
Accounts receivable, net.......................................         6,489             114              6,603
Deferred charges, net..........................................        18,708            (475)            18,233
Due from affiliates, net.......................................        11,639                             11,639
Investment in partnerships.....................................         2,629                              2,629
Assets held for sale...........................................         1,933                              1,933
Other assets...................................................         8,827             (12)             8,815
                                                                 ------------        --------     ---------------
        Total assets...........................................  $  1,072,666     $   (65,480)     $   1,007,186
                                                                 ------------        --------     ---------------
                                                                 ------------        --------     ---------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Mortgages and other debt.......................................  $    626,097     $   (29,313)     $     596,784
Accrued interest...............................................         3,487            (193)             3,294
Real estate taxes payable......................................         6,679                              6,679
Construction costs payable.....................................         2,807                              2,807
Accounts payable and other liabilities.........................        20,917          (6,082)            14,835
                                                                 ------------        --------     ---------------
        Total liabilities......................................       659,987         (35,588)           624,399
Minority interests.............................................        61,445                             61,445
Shareholders' equity:
  Common stock.................................................           241                                241
  Additional paid-in capital...................................       468,593                            468,593
  Distributions in excess of net income........................      (117,600)        (29,892)          (147,492)
                                                                 ------------        --------     ---------------
        Total shareholders' equity.............................       351,234         (29,892)           321,342
                                                                 ------------        --------     ---------------
        Total liabilities and shareholders' equity.............  $  1,072,666     $   (65,480)     $   1,007,186
                                                                 ------------        --------     ---------------
                                                                 ------------        --------     ---------------


See accompanying Notes to Pre-Transactions Pro Forma Consolidated Balance Sheet.

         NOTES TO PRE-TRANSACTIONS PRO FORMA CONSOLIDATED BALANCE SHEET
                              HORIZON GROUP, INC.
                            AS OF DECEMBER 31, 1997
                                  (UNAUDITED)
                                 (IN THOUSANDS)

[A] Certain reclassifications have been made to Horizon's balance sheet to conform to Prime's balance sheet presentation.

[B] To reflect the contribution of the Lake Elsinore Center and the contribution of the Dole Cannery Center and release of Horizon's long- term ground lease obligations pursuant to the C&C Contribution Agreement. In connection with the consummation of the C&C Contribution Agreement, Horizon incurred a loss of approximately $29,892 which represents the net assets of such centers.

        PRE-TRANSACTIONS PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                              HORIZON GROUP, INC.
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                                                                  C&C CONTRIBUTION AGREEMENT
                                                               PURCHASE OF          SALE OF      ----------------------------
                                                                 GILROY           PORT HURON     DOLE CANNERY   LAKE ELSINORE
                                              HORIZON [A]      CENTER [B]         CENTER [C]      CENTER [D]     CENTER [E]
                                              -----------  -------------------  ---------------  -------------  -------------
REVENUES
Base rents..................................   $ 110,753        $   3,662          $    (969)      $    (588)     $  (6,105)
Percentage rents............................       3,924              343                 (3)                           (44)
Tenant reimbursements.......................      32,686            1,196               (249)           (371)        (1,961)
Loss from investment partnerships                   (108)
Interest and other..........................       8,479               (3)              (155)           (158)           (14)
                                              -----------          ------            -------     -------------  -------------
  Total revenues............................     155,734            5,198             (1,376)         (1,117)        (8,124)
EXPENSES
Property operating..........................      24,511              850               (301)         (1,658)        (1,382)
Real estate taxes...........................      12,930              499                (68)           (235)          (697)
Depreciation and amortization...............      40,525            1,159                 (4)                        (1,970)
General and administrative..................      11,446               89               (158)           (316)          (540)
Interest....................................      48,889                                (251)         (1,704)        (2,798)
Impairment and severance....................       7,091                                (142)
Other charges...............................      15,626               21                (42)         (9,460)           (81)
                                              -----------          ------            -------     -------------  -------------
  Total expenses............................     161,018            2,618               (966)        (13,373)        (7,468)
                                              -----------          ------            -------     -------------  -------------
INCOME (LOSS) BEFORE MINORITY INTERESTS AND
  EXTRAORDINARY ITEM........................      (5,284)           2,580               (410)         12,256           (656)
Loss allocated to minority interests........         993
                                              -----------          ------            -------     -------------  -------------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM
  APPLICABLE TO COMMON SHARES...............   $  (4,291)       $   2,580          $    (410)      $  12,256      $    (656)
                                              -----------          ------            -------     -------------  -------------
                                              -----------          ------            -------     -------------  -------------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM PER
  COMMON SHARE--BASIC AND DILUTED...........   $   (0.18)
                                              -----------
                                              -----------
WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING...............................      23,848
                                              -----------
                                              -----------


                                                           PRE-TRANSACTIONS
                                                               HORIZON
                                              FINANCINGS      PRO FORMA
                                              -----------  ---------------
REVENUES
Base rents..................................                  $ 106,753
Percentage rents............................                      4,220
Tenant reimbursements.......................                     31,301
Loss from investment partnerships                                  (108)
Interest and other..........................                      8,149
                                                           ---------------
  Total revenues............................                    150,315
EXPENSES
Property operating..........................                     22,020
Real estate taxes...........................                     12,429
Depreciation and amortization...............                     39,710
General and administrative..................                     10,521
Interest....................................   $   2,868[F]       47,004
Impairment and severance....................                      6,949
Other charges...............................                      6,064
                                              -----------  ---------------
  Total expenses............................       2,868        144,697
                                              -----------  ---------------
INCOME (LOSS) BEFORE MINORITY INTERESTS AND
  EXTRAORDINARY ITEM........................      (2,868)         5,618
Loss allocated to minority interests........                        993
                                              -----------  ---------------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM
  APPLICABLE TO COMMON SHARES...............   $  (2,868)     $   6,611
                                              -----------  ---------------
                                              -----------  ---------------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM PER
  COMMON SHARE--BASIC AND DILUTED...........                  $    0.28
                                                           ---------------
                                                           ---------------
WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING...............................                     23,848
                                                           ---------------
                                                           ---------------


 See accompanying Notes to Pre-Transactions Pro Forma Consolidated Statement of
                                  Operations.

          NOTES TO PRE-TRANSACTIONS PRO FORMA CONSOLIDATED STATEMENTS
                              HORIZON GROUP, INC.
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)
                                 (IN THOUSANDS)

[A] Certain reclassifications have been made to Horizon's statement of operations to conform to the presentation of Prime's statement of operations.

[B] To reflect the operations and the depreciation expense for the Gilroy Center acquired by Horizon on December 30, 1997.

   Depreciation of the Gilroy Center is computed based upon the contract price of the real estate assets acquired, less amounts allocated to land, over an estimated useful life of 31 years. Depreciation expense is computed using the straight-line method.

[C] To eliminate the operations of the Port Huron Center which was sold on November 25, 1997.

[D] To eliminate the operations of the Dole Cannery Center resulting from (i)
    Horizon's contribution of such center and (ii) the release of Horizon from its long-term ground lease of such center, pursuant to the C&C Contribution Agreement.

[E] To reflect the contribution of the Lake Elsinore Center, pursuant to the terms of the C&C Contribution Agreement, including (i) the elimination of the operations of the center, and (ii) the recordation of management fees of $324 to be charged to the transferee for Horizon's management and operation of the center after such contribution. Such management fees will be assessed at a rate of 4% of the center's gross operating revenues less interest and other income.

[F] To reflect interest expense on debt issued to finance the acquisition of the Gilroy Center. The effect of a 1/8% variance in the interest rate on the debt issued would be approximately $48.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors

Prime Retail, Inc.

We have audited the accompanying statements of revenue and certain expenses of Prime Transferred Properties (the "Properties") as described in Note 2 for the years ended December 31, 1997, 1996 and 1995. These statements of revenue and certain expenses are the responsibility of the Properties' management. Our responsibility is to express an opinion on these statements of revenue and certain expenses based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of revenue and certain expenses are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the statements of revenue and certain expenses. An audit also includes assessing the basis of accounting used and the significant estimates made by management, as well as evaluating the overall presentation of the statements of revenue and certain expenses. We believe that our audits of the statements of revenue and certain expenses provide a reasonable basis for our opinion.

The accompanying statements of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 2 and are not intended to be a complete presentation of the Properties' revenue and expenses.

In our opinion, the statements of revenue and certain expenses referred to above present fairly, in all material respects, the revenue and certain expenses described in Note 2 of the Properties for the years ended December 31, 1997, 1996 and 1995, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP
                                          --------------------------------------

Baltimore, Maryland
January 23, 1998

                          PRIME TRANSFERRED PROPERTIES
                   STATEMENTS OF REVENUE AND CERTAIN EXPENSES
                                 (IN THOUSANDS)

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                 -----------------------------------
                                                                                     1997         1996       1995
                                                                                 -------------  ---------  ---------
REVENUE
  Base rents...................................................................    $   4,287    $   4,838  $   4,667
  Tenant reimbursements........................................................        2,225        2,197      2,257
  Other revenue................................................................          491           70        160
                                                                                      ------    ---------  ---------
    Total revenue..............................................................        7,003        7,105      7,084
EXPENSES
  Property operating...........................................................        1,709        1,722      1,632
  Real estate taxes............................................................          746          536        732
                                                                                      ------    ---------  ---------
    Total expenses.............................................................        2,455        2,258      2,364
                                                                                      ------    ---------  ---------
REVENUE IN EXCESS OF CERTAIN EXPENSES..........................................    $   4,548    $   4,847  $   4,720
                                                                                      ------    ---------  ---------
                                                                                      ------    ---------  ---------

                            See accompanying notes.

                          PRIME TRANSFERRED PROPERTIES
            NOTES TO THE STATEMENTS OF REVENUE AND CERTAIN EXPENSES
               (IN THOUSANDS, EXCEPT FOR SQUARE FOOT INFORMATION)

1.  BUSINESS

    The accompanying statements of revenue and certain expenses include the combined operations of the following factory outlet center properties (the "Prime Transferred Properties") owned by Prime Retail, Inc.:

PROPERTY NAME                                                   LOCATION        SQUARE FOOTAGE
--------------------------------------------------------  --------------------  --------------
Nebraska Crossing Factory Stores........................      Gretna, Nebraska       192,000
Indiana Factory Shops...................................    Daleville, Indiana       234,000

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The accompanying statements of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Commission. The statements are not representative of the actual operations of the Prime Transferred Properties for the period presented nor indicative of future operations as certain expenses, consisting of interest expense, depreciation, and certain other operating expenses have been excluded.

    A summary of unaudited expenses are as follows:

                                                                       YEAR ENDED DECEMBER 31,
                                                                   -------------------------------
                                                                     1997       1996       1995
                                                                   ---------  ---------  ---------
Interest expense.................................................  $   1,757  $   2,009  $   1,597
Depreciation and amortization....................................      1,586      1,366      1,295
Other............................................................        133        376         74
                                                                   ---------  ---------  ---------
  Total unaudited expenses.......................................  $   3,476  $   3,751  $   2,966
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

REVENUE RECOGNITION

    Rental revenue is recognized as income in the period earned.

USE OF ESTIMATES

    The preparation of the statements of revenue and certain expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting periods. Actual results may differ from those estimates.

3.  RENTALS

    The Prime Transferred Properties have entered into tenant leases with terms from one to ten years. The leases provide for tenants to share in increases in operating expenses and real estate taxes in excess of base amounts, as defined.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors

Horizon Group, Inc.

We have audited the accompanying combined statements of net assets of Horizon Group Properties, Inc., as described in Note 1, as of December 31, 1997 and 1996, and the related combined statements of operations, changes in net assets, and cash flows for each of the three years in the period ended December 31, 1997. Our audits also included the financial statement Schedule III, Real Estate and Accumulated Depreciation. These financial statements and schedule are the responsibility of management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Horizon Group Properties, Inc. at December 31, 1997 and 1996, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

                                          /s/ ERNST & YOUNG LLP
              ------------------------------------------------------------------

                                          Ernst & Young LLP

Chicago, Illinois

April 3, 1998

                         HORIZON GROUP PROPERTIES, INC.
                       COMBINED STATEMENTS OF NET ASSETS
                                 (IN THOUSANDS)

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1997        1996
                                                                                            ----------  ----------
ASSETS
Real estate, at cost:
  Land....................................................................................  $   16,882  $   16,894
  Buildings and improvements..............................................................     178,583     140,704
  Construction in progress................................................................       1,580      39,559
  Furniture, fixtures and equipment.......................................................      36,168      27,157
  Less accumulated depreciation...........................................................     (20,023)    (12,357)
                                                                                            ----------  ----------
    Total real estate.....................................................................     213,190     211,957
  Cash and cash equivalents...............................................................       3,862       4,773
  Tenant accounts receivable..............................................................         395         715
  Due from joint venture..................................................................      11,639      13,764
  Assets held for sale....................................................................       1,933       8,635
  Deferred costs..........................................................................       4,933       5,775
  Other assets............................................................................       1,384       4,041
                                                                                            ----------  ----------
    Total assets..........................................................................     237,336     249,660
                                                                                            ----------  ----------
LIABILITIES
  Debt allocated from Horizon.............................................................     146,846     132,513
  Accounts payable and accrued expenses...................................................       5,005       6,109
  Prepaid rents and other tenant liabilities..............................................        1006       1,229
  Other liabilities.......................................................................       1,317       2,449
                                                                                            ----------  ----------
    Total liabilities.....................................................................     154,174     142,300
                                                                                            ----------  ----------
Net assets................................................................................  $   83,162  $  107,360
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                  See Notes to Combined Financial Statements.

                         HORIZON GROUP PROPERTIES, INC.
                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                 ---------------------------------
                                                                                    1997        1996       1995
                                                                                 ----------  ----------  ---------
REVENUE
  Base rent....................................................................  $   23,129  $   20,182  $  11,803
  Percentage rent..............................................................         151         121        197
  Expense recoveries...........................................................       7,116       7,640      3,732
  Other........................................................................       2,147       2,049        775
                                                                                 ----------  ----------  ---------
    Total revenues.............................................................      32,543      29,992     16,507
EXPENSES
  Property operating...........................................................       6,153       5,537      2,853
  Real estate taxes............................................................       3,036       2,792      1,002
  Land leases and other........................................................       2,163         780        407
  General and administrative...................................................       2,813       2,284        948
  Depreciation and amortization................................................      10,228       5,974      4,439
  Impairment...................................................................       6,949      24,631
  Interest.....................................................................      11,497       6,682      3,062
                                                                                 ----------  ----------  ---------
    Total expenses.............................................................      42,839      48,680     12,711
                                                                                 ----------  ----------  ---------

INCOME (LOSS) BEFORE GAIN ON SALE OF REAL ESTATE AND EXTRAORDINARY CHARGE......     (10,296)    (18,688)     3,796
  Gain on sale of real estate..................................................                      73          3
                                                                                 ----------  ----------  ---------
NET INCOME (LOSS) BEFORE EXTRAORDINARY CHARGE..................................     (10,296)    (18,615)     3,799
  Extraordinary charge on debt prepayment......................................        (808)       (155)
                                                                                 ----------  ----------  ---------
NET INCOME (LOSS)..............................................................  $  (11,104) $  (18,770) $   3,799
                                                                                 ----------  ----------  ---------
                                                                                 ----------  ----------  ---------

                  See Notes to Combined Financial Statements.

                         HORIZON GROUP PROPERTIES, INC.
                  COMBINED STATEMENTS OF CHANGES IN NET ASSETS
                                 (IN THOUSANDS)

Net assets at January 1, 1995....................................................  $  36,419
  Contribution of McArthur/Glen net assets.......................................     39,526
  Net contributions from Horizon.................................................     25,504
  Net income.....................................................................      3,799
                                                                                   ---------
Net assets at December 31, 1995..................................................    105,248
  Net contributions from Horizon.................................................     20,882
  Net loss.......................................................................    (18,770)
                                                                                   ---------
Net assets at December 31, 1996..................................................    107,360
  Net distributions to Horizon...................................................    (13,094)
  Net loss.......................................................................    (11,104)
                                                                                   ---------
Net assets at December 31, 1997..................................................  $  83,162
                                                                                   ---------
                                                                                   ---------

                  See Notes to Combined Financial Statements.

                         HORIZON GROUP PROPERTIES, INC.
                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                 ---------------------------------
                                                                                    1997        1996       1995
                                                                                 ----------  ----------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) before extraordinary charge..................................  $  (10,296) $  (18,615) $   3,799
Adjustments to reconcile net income (loss) before extraordinary charge to net cash provided by (used in) operating activities:
  Depreciation and amortization................................................      10,575       6,437      4,722
  Gain on sale of real estate..................................................                     (73)        (3)
  Impairment charge............................................................       6,949      24,631
Changes in assets and liabilities:
  Tenant accounts receivable...................................................         320         478       (834)
  Due from joint venture.......................................................       2,125     (12,968)      (796)
  Deferred costs and other assets..............................................       1,494      (5,277)    (4,157)
  Accounts payable and accrued expenses........................................      (1,487)     (1,589)     5,923
  Other liabilities............................................................      (1,132)      1,625        660
  Prepaid rents and other tenant liabilities...................................        (223)        361        261
                                                                                 ----------  ----------  ---------
  NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES..........................       8,325      (4,990)     9,575
CASH FLOWS FROM INVESTING ACTIVITIES:
  Expenditures for real estate and improvements................................      (9,793)    (38,104)   (72,306)
  Proceeds from sale of real estate............................................                     234          3
                                                                                 ----------  ----------  ---------
  NET CASH USED IN INVESTING ACTIVITIES........................................      (9,793)    (37,870)   (72,303)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net contributions (distributions) from (to) Horizon..........................     (13,094)     20,882     25,504
  Proceeds from net increase in debt allocated from Horizon....................      14,333      27,375     38,522
  Allocated financing costs....................................................        (682)     (2,082)      (712)
                                                                                 ----------  ----------  ---------
  NET CASH PROVIDED BY FINANCING ACTIVITIES....................................         557      46,175     63,314
                                                                                 ----------  ----------  ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...........................        (911)      3,315        586
CASH AND CASH EQUIVALENTS:
  BEGINNING OF PERIOD..........................................................       4,773       1,458        872
                                                                                 ----------  ----------  ---------
  END OF PERIOD................................................................  $    3,862  $    4,773  $   1,458
                                                                                 ----------  ----------  ---------
                                                                                 ----------  ----------  ---------

                  See Notes to Combined Financial Statements.

                         HORIZON GROUP PROPERTIES, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1 - BACKGROUND AND BASIS OF PRESENTATION

    These footnotes should be read in conjunction with the Joint Proxy Statement/Prospectus/Information Statement.

    BACKGROUND - On February 1, 1998, Prime Retail, Inc. ("Prime") and Horizon Group, Inc. ("Horizon"), two unrelated publicly-held real estate investment trusts, entered into an amended and restated agreement and plan of merger ("Merger Agreement"). Transactions contemplated under the Merger Agreement are designed to enable Prime to acquire 22 of Horizon's best performing outlet centers and to establish Horizon Group Properties, Inc. ("HGP") as a corporation that will elect status as a self-administered and self-managed real estate investment trust ("REIT") which will be the sole general partner of Horizon Group Properties, L.P. ("HGP LP"). HGP LP will own and operate 15 properties including 13 outlet centers currently owned by Horizon and two outlet centers that will be acquired from Prime. The 13 Horizon outlet centers will be spun-off into HGP LP in connection with the Merger Agreement. Following the consummation of the Merger Agreement, Prime Common Shareholders, Prime Series B Preferred Shareholders, Prime Series C Preferred Shareholders and Horizon Common Shareholders will own all of the HGP common shares and the original holders of Prime Partnership common units (other than Prime) and the original holders of Horizon Partnership units will own all of the outstanding common units of HGP LP.

    BASIS OF PRESENTATION - The combined financial statements reflect the results of operations, financial position, changes in net assets and cash flows of the 13 outlet centers that will be spun-off to HGP as if HGP had been a separate entity for all periods presented. The historical results of operations and financial condition of the net assets comprising HGP are based on the manner in which Horizon historically managed such net assets. Accordingly, the combined financial statements of HGP have been prepared using Horizon's historical basis of the assets and liabilities and historical results of operations related to the 13 outlet centers. Due to the fact that HGP has never been a separate legal entity, the net assets of HGP are not insulated from the obligations and commitments of Horizon. Certain assumptions relating to the allocation of cash and cash equivalents, debt and financing costs, interest expense and general and administrative expenses, all of which were historically aggregated by Horizon, have been made in these combined financial statements. See Note 2. These statements have been combined based upon the historical common ownership and management of the outlet centers.

                         HORIZON GROUP PROPERTIES, INC.

NOTE 1 - BACKGROUND AND BASIS OF PRESENTATION (CONTINUED)
    The 13 outlet centers of HGP as of December 31, 1997 were as follows:

                                                                                                 DATE ACQUIRED OR
                              NAME                                          LOCATION            INITIALLY DEVELOPED
----------------------------------------------------------------  ----------------------------  -------------------
Bellport Outlet Center*                                                    Patchogue, New York            1995
Dry Ridge Outlet Center*                                                   Dry Ridge, Kentucky            1995
Horizon Outlet Center - Holland                                              Holland, Michigan            1990
Horizon Outlet Center - Laughlin                                              Laughlin, Nevada            1996
Medford Outlet Center*                                                      Medford, Minnesota            1995
Horizon Outlet Center - Monroe                                                Monroe, Michigan            1989
Lakeshore Market Place                                                 Norton Shores, Michigan            1995
New Mexico Outlet Center*                                                Algodones, New Mexico            1995
Sealy Outlet Center*                                                              Sealy, Texas            1995
Horizon Outlet Center - Somerset                                        Somerset, Pennsylvania            1994
Horizon Outlet Center - Traverse City                                  Traverse City, Michigan            1990
Horizon Outlet Center - Tulare                                              Tulare, California            1995
Warrenton Outlet Center*                                                   Warrenton, Missouri            1995

* Acquired in the merger between Horizon and McArthur/Glen Realty Corp. ("McArthur/Glen") on July 14, 1995. See Note 3.

    Bellport Outlet Center includes an unconsolidated joint venture interest in Phase II and III. See Note 7.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

    USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires Horizon's management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    REAL ESTATE AND DEPRECIATION - Real estate assets consist primarily of outlet centers and are stated at cost, less accumulated depreciation. Costs incurred for the acquisition, development, construction and improvement of properties, as well as significant renovations and betterments to the properties, are capitalized. Maintenance and repairs are charged to expense as incurred. Interest costs incurred with respect to qualified expenditures relating to the construction of assets are capitalized during the construction period.

    At December 31, 1997 and 1996, the Company had an aggregate cost basis of $235.2 million and $231.3 million, respectively, in its real estate assets for federal income tax purposes. The cost of real estate assets are depreciated on the straight-line method over estimated useful lives which are:

Buildings                                      31.5 years
Improvements                                   10 years or lease term, if less
Furniture, fixtures or equipment               3-7 years

    In accordance with FASB Statement No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, the financial statements of HGP reflect impairment losses on long-

                         HORIZON GROUP PROPERTIES, INC.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. Impairment losses are measured as the difference between carrying value and fair value for assets to be held in the portfolio. For assets to be sold, impairment is measured as the difference between carrying value and fair value, less costs to dispose. Fair value is based on estimated cash flows discounted at a risk-adjusted rate of interest or a value derived from comparable sales transactions in the marketplace. During the years ended December 31, 1997 and 1996, events and circumstances occurred which required a $6.9 million and a $24.6 million charge, respectively, for the impairment of assets. See Note 4. It is reasonably possible that the estimate for asset impairment may change in the near term because of the degree of judgment involved in determining fair value.

    Periodically, in the course of reviewing the performance of its outlet centers, management may determine that certain outlet centers no longer meet the parameters set forth for its operating properties and accordingly, such outlet centers will be classified as held for sale. As of December 31, 1996, one such center, Holland, Michigan was classified as held for sale. As of December 31, 1997, the Algodones, New Mexico outlet center was classified as held for sale. See Note 4.

    REVENUE RECOGNITION - Leases with tenants are accounted for as operating leases. Minimum annual rentals are generally recognized on a straight-line basis over the term of the respective lease. As a result of recording rental revenue on a straight-line basis, tenant accounts receivable include, net of reserves, $396,000, and $291,000 as of December 31, 1997 and 1996, respectively, which are expected to be collected over the remaining life of the leases rather than currently. Contingent rentals based on common area maintenance expenses and certain other expenses are accrued in the period in which the related expense is incurred. Percentage rents are accrued on the basis of reported tenant sales. Tenant accounts receivable are reflected net of reserves of $797,000 and $504,000 as of December 31, 1997, and 1996, respectively.

    OTHER REVENUE - Other revenue consists primarily of interest income and income related to marketing services that is recovered from tenants pursuant to lease agreements.

    DEFERRED COSTS AND OTHER ASSETS - Leasing and deferred financing costs are capitalized at cost. Amortization is recorded on the straight-line method over a ten-year lease period or the life of the allocated debt, respectively.

    NET CONTRIBUTIONS (DISTRIBUTIONS) - Net contributions (distributions) are the net amounts advanced from and repaid to Horizon. Excess cash flows have been reflected as being distributed back to Horizon. Net contributions represent Horizon's funding of HGP's development cost needs in excess of cash flows generated from HGP's operations.

    INCOME TAXES - Horizon elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), commencing with the taxable year ending December 31, 1994. A corporate REIT is a legal entity that holds real estate interests, and, through payments of dividends to shareholders, is permitted to reduce or to avoid the payment of federal income taxes at the corporate level. As a REIT, Horizon was not taxed on income since it distributed its REIT taxable income to its shareholders and satisfied certain other requirements as defined in the Code. Accordingly, the combined financial statements of HGP do not include any allocation of tax expense.

    ALLOCATIONS FROM HORIZON - The combined financial statements of HGP include an allocation of the aggregate debt balances of Horizon (which have historically been secured by a pool of Horizon's assets)

                         HORIZON GROUP PROPERTIES, INC.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) based upon the proportionate use of debt proceeds by HGP's portfolio of outlet centers compared to Horizon's total portfolio of outlet centers. Financing costs were allocated based upon the same ratio. Interest expense has been estimated based upon the aforementioned proportionate debt balances and the historical weighted average interest rate incurred by Horizon on its debt balances. The allocation was made in this manner because management believes it best represents the use of funds borrowed during the periods presented and because allocating the debt in this manner results in HGP's statements of operations reflecting the stand-alone interest cost of doing business.

    General and administrative expenses of Horizon have been allocated to HGP based upon the ratio of gross leasable area of HGP's portfolio of outlet centers compared to Horizon's outlet centers.

    Cash and cash equivalents have been included in the combined financial statements of HGP based upon the respective periods' ratio of gross leasable area of HGP's outlet centers compared to Horizon's total historical portfolio of outlet centers. Horizon considers all highly liquid investments with a maturity of three months or less when purchased to be cash and cash equivalents.

    The aforementioned allocations may not reflect actual balances had HGP existed as a separate entity. Management of Horizon believes, however, that such allocations are reasonable.

NOTE 3 - BUSINESS COMBINATIONS

    On July 14, 1995, McArthur/Glen merged with and into Horizon, as the surviving corporation (the "McG Merger"). McArthur/Glen developed, owned and managed outlet centers.

    The McG Merger was accounted for using the purchase method by Horizon in accordance with Accounting Principles Board Opinion No. 16. The accompanying combined financial statements include the results of operations of six McArthur/Glen properties as identified in Note 1 ("McArthur/Glen Properties") from the date of the McG Merger. Based on the relative fair value of the McArthur/Glen Properties, the financial statements of HGP reflect $93.0 million of the total McArthur/Glen purchase price, which was allocated to these six properties including $53.5 million of liabilities which were also allocated.

    The following unaudited pro forma summarized results of operations for the year ended December 31, 1995 assume the McArthur/Glen Properties were contributed to HGP by Horizon as of January 1, 1995.

                                                           PRO FORMA 1995
                                                           ---------------
                                                           (IN THOUSANDS)
Total revenue                                               $      25,691
Net income                                                  $       5,199

    The pro forma information is provided for information purposes only. It is based on historical information and is not necessarily indicative of what actual results of operations of HGP would have been, assuming the six McArthur/Glen Properties had been contributed to HGP as of the beginning of the period presented.

    In 1995, Horizon acquired an outlet center in Holland, MI, adjacent to an existing outlet center owned by Horizon, for a purchase price of $8.7 million, consisting primarily of the assumption of existing

                         HORIZON GROUP PROPERTIES, INC.

NOTE 3 - BUSINESS COMBINATIONS (CONTINUED)

mortgage indebtedness and unpaid real estate tax obligations. This outlet center has been included in the net assets and operating results of HGP from the date of acquisition.

NOTE 4 - IMPAIRMENT

    In 1997, management entered into an agreement, subject to certain contingencies, to sell four outlet centers that have been included in the net assets of HGP. Results of operations in 1997 include a charge for asset impairment of $6.0 million which was recorded by HGP to reduce the carrying value of these outlet centers to their estimated sales value less cost to dispose. In the fourth quarter of 1997, the agreement to sell the four centers was terminated. It was management's decision to then pursue the sale of only one of the properties, the Algodones, New Mexico center, which has been classified as held for sale as of December 31, 1997. The remaining outlet centers were reclassified to real estate assets at their fair values (as of the date of the decision not to sell) in the combined financial statements of HGP. The results of operations for 1997 also include an impairment charge of $0.9 million for development projects that will not be pursued.

    Results of operations for 1996 include a charge of $24.6 million for asset impairment. Included in the expense for impairment was a $22.8 million charge to reduce the carrying value of four centers that resulted from (1) an initiative by Horizon's management to market its Holland, Michigan property for sale and
(2) revised occupancy estimates on the Dry Ridge Outlet Center, the Horizon Outlet Center - Traverse City and the New Mexico Outlet Center that indicated a permanent impairment in their value. In addition, the expense includes $1.8 million related to development projects which will not be pursued. At December 31, 1996, the Holland, Michigan property was classified as held for sale and subsequently reclassified in 1997 to real estate assets as described above.

NOTE 5 - DEBT ALLOCATED FROM HORIZON

    Debt allocated from Horizon, as of December 31, 1997 and 1996, reflects an allocation of debt from Horizon that is based upon the proportionate use of debt proceeds used by HGP's portfolio of outlet center properties for development and expansion compared to Horizon's total portfolio which resulted in an allocation of 23.5% and 23.8% of Horizon's debt to HGP as of December 31, 1997 and 1996, respectively. The weighted average rate of interest was 8.7%, 8.8% and 9.6% for the years ended December 31, 1997, 1996 and 1995, respectively.

    Cash paid for interest was $12.6 million, $11.1 million and $4.8 million for the years ended December 31, 1997, 1996 and 1995, respectively. Capitalized interest was $1.1 million, $4.5 million, and $2.4 million for the years ended December 31, 1997, 1996 and 1995, respectively.

                         HORIZON GROUP PROPERTIES, INC.

NOTE 5 - DEBT ALLOCATED FROM HORIZON (CONTINUED)
    The aggregate amount of all required principal payments for debt allocated from Horizon based upon the proportionate allocation of Horizon's actual debt maturities as of December 31, 1997, were as follows:

                                                                            (IN
                                                                        THOUSANDS)
                                                                       -------------
1998                                                                    $     2,244
1999                                                                         60,977
2000                                                                          6,833
2001                                                                          7,581
2002                                                                         18,930
Thereafter                                                                   50,281
                                                                       -------------
                                                                        $   146,846
                                                                       -------------
                                                                       -------------

    The carrying amounts of the debt allocated from Horizon approximate their fair value. The fair value of HGP's long-term debt allocated from Horizon is estimated using discounted cash flow analyses, based on the incremental borrowing rates for similar types of borrowing arrangements. The carrying value of cash and cash equivalents, receivables and payables approximate their fair value due to their short-term nature.

    An extraordinary charge resulting from the early retirement of debt was allocated from Horizon to HGP based upon the aforementioned debt allocation methodology and equaled $0.8 million and $0.2 million for the years ended December 31, 1997 and 1996, respectively.

NOTE 6 - DEFERRED COSTS AND OTHER ASSETS

                                                                                               DECEMBER 31,
                                                                                         -------------------------
                                                                                             1997          1996
                                                                                         -------------  ----------
                                                                                              (IN THOUSANDS)
Deferred costs consist of the following:

Deferred leasing costs                                                                     $   4,714    $    4,625
Deferred financing costs                                                                       2,446         2,508
                                                                                         -------------  ----------
                                                                                               7,160         7,133
Accumulated amortization                                                                      (2,227)       (1,358)
                                                                                         -------------  ----------
                                                                                           $   4,933    $    5,775
                                                                                         -------------  ----------
                                                                                         -------------  ----------
Other assets consist of the following:
Escrow deposits                                                                            $     281    $    1,239
Future development projects                                                                                    948
Other                                                                                          1,103         1,854
                                                                                         -------------  ----------
                                                                                           $   1,384    $    4,041
                                                                                         -------------  ----------
                                                                                         -------------  ----------

                         HORIZON GROUP PROPERTIES, INC.

NOTE 7 - DUE FROM JOINT VENTURE

    At December 31, 1997 and 1996, HGP's financial statements include $11.6 million and $13.8 million, respectively, due from an unconsolidated joint venture in which Horizon has a 45% interest. The amount due represents cash advances for construction of an expansion to an existing center ("Joint Venture"). Horizon is also a guarantor of a $17.0 million construction loan of the Joint Venture. The outstanding balance of the loan was $11.6 million at December 31, 1997. Cash receipts from debt obtained and net cash flows generated by the Joint Venture are applied to outstanding advances to the Joint Venture from its partners prior to distributions to the partners.

NOTE 8 - LEASES

    Space in the outlet centers is leased to various tenants under operating leases which are generally for 5 to 10 year periods. The leases usually grant tenants renewal options and provide for additional or contingent rents based on certain operating expenses as well as tenants' sales volume. It is expected that expiring leases will be renewed or replaced by other leases in the normal course of business.

    Minimum future rentals to be received under non-cancelable leases for the HGP properties are summarized as follows:

                                                                                    (IN
                                                                             THOUSANDS)
                                                                            -------------
1998                                                                          $  18,527
1999                                                                             16,437
2000                                                                             14,190
2001                                                                             10,380
2002                                                                              7,110
Thereafter                                                                       26,491
                                                                            -------------
Total                                                                         $  93,135
                                                                            -------------
                                                                            -------------

    The above scheduled rentals are subject to the usual business risks associated with collection.

    A land lease for one of the outlet centers included in the HGP properties is an operating lease agreement expiring in the year 2056. At December 31, 1997, minimum cash rental commitments to the expiration date were $30.9 million, of which $527,000 is due in each of the next five years, adjusted biannually for changes in the Consumer Price Index.

    On July 1, 1997, Horizon entered into an agreement with Chelsea GCA Realty Partnership, L.P. ("Chelsea") for lease of the outlet center in Algodones, New Mexico (the "New Mexico Outlet Center"). The term of the lease was two years, but could be terminated by Chelsea upon 30 days written notice at any time after December 31, 1997 (the "Lease Term"). The agreement gave Chelsea the right, during the Lease Term, to relocate any and all of the tenants to Chelsea's outlet center located in Santa Fe, New Mexico. Chelsea was responsible for all costs of operating the New Mexico Outlet Center during the Lease Term. At closing, Chelsea prepaid the non-refundable $4.0 million rent. Rental payments were recognized for financial statement purposes on a straight-line basis over the expected two year Lease Term. On November 25, 1997, Chelsea gave written notice of termination, effective January 2, 1998. Accordingly, HGP recorded $4.0 million of income in 1997 as a result of the revised Lease Term.

                         HORIZON GROUP PROPERTIES, INC.

NOTE 9 - SUPPLEMENTAL CASH FLOW INFORMATION

    Supplemental cash flow information regarding non-cash investing and financing activities are as follows:

                                                                                         1997       1996       1995
                                                                                       ---------  ---------  ---------
                                                                                               (IN THOUSANDS)
Reclassification of assets held for sale to real estate assets.......................  $   6,458
Reclassification of real estate assets to assets held for sale.......................      2,638  $   8,635
Acquisition of property for debt assumed.............................................                        $   8,700

NOTE 10 - CONTINGENCIES

    In December 1997, a purported shareholder of Horizon filed a class action lawsuit naming Horizon and several of its current and former directors as defendants. The lawsuit claims, among other things, that the directors of Horizon breached their fiduciary duties to Horizon's shareholders in approving the merger between Horizon and Prime and that the consideration to be paid to Horizon's shareholders in such a merger is unfair and inadequate. The lawsuit requests that the merger be enjoined or, in the event that the merger is consummated, that the merger be rescinded or damages be awarded to class members. Horizon's management believes the suit is without merit and intends to vigorously defend the action. Horizon's management is unable to predict the likely outcome of the action, but does not believe the ultimate outcome of the pending litigation will have a material adverse impact on HGP's financial position and results of operations.

NOTE 11 - SUBSEQUENT EVENT

    On March 6, 1998, Nomura Asset Capital Corporation ("Nomura") entered into a non-binding commitment letter pursuant to which Nomura will provide a credit facility in the aggregate principal amount of $120,000,000 to the entities which own the HGP properties (the "HGP Credit Facility") upon consummation of the Merger Agreement.

                         HORIZON GROUP PROPERTIES, INC.
                               DECEMBER 31, 1997

SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION

                                                                   COSTS CAPITALIZED
                                                                 SUBSEQUENT TO INITIAL
                                       INITIAL COST TO HGP          DEVELOPMENT OR
                                    -------------------------       ACQUISITION(A)
                                                  BUILDINGS    -------------------------
                                                     AND                   BUILDINGS AND
PROPERTY              ENCUMBRANCE      LAND      IMPROVEMENTS     LAND     IMPROVEMENTS
--------------------  ------------  -----------  ------------  ----------  -------------
Bellport              $ 7,164,800   $   460,700  $16,036,400   $  355,800  $    318,500
Dry Ridge               2,724,400       995,900    8,627,500       (1,700)   (5,567,500)
Holland                 7,772,000       791,600   12,265,800        3,100    (6,841,800)
Laughlin               35,494,600                 43,571,500                      1,600
Medford                 5,047,200       269,600   18,586,100      144,400       356,300
Monroe                                  815,000   17,982,900      225,800     1,936,800
Norton Shores-
  Lakeshore
  Marketplace          21,095,400     3,538,300   22,346,900      225,900     1,094,700
Sealy                   9,424,300       827,400   13,454,700       18,100     4,169,500
Somerset               10,849,700     1,750,000   16,460,300                    237,100
Traverse City           1,909,000       675,600    7,976,000                 (5,000,500)
Tulare                 20,128,400     3,330,900   16,188,000      416,200     1,752,600
Warrenton              12,138,700     1,982,500   14,760,800        8,300     5,750,400
Miscellaneous(b)       13,097,900        42,500    5,445,600        5,700     4,421,100
                      ------------  -----------  ------------  ----------  -------------
  Total               $146,846,400  $15,480,000  $213,702,500  $1,401,600  $  2,628,800
                      ------------  -----------  ------------  ----------  -------------
                      ------------  -----------  ------------  ----------  -------------


                        GROSS AMOUNT AT WHICH CARRIED AT CLOSE OF PERIOD
                      ----------------------------------------------------
                                    BUILDINGS
                                       AND                     ACCUMULATED    DATE OF       DATE OF
PROPERTY                 LAND      IMPROVEMENTS     TOTAL      DEPRECIATION CONSTRUCTION  ACQUISITION
--------------------  -----------  ------------  ------------  -----------  ------------  -----------
Bellport              $   816,500  $16,354,900   $ 17,171,400  $2,072,400       1992         1995
Dry Ridge                 994,200    3,060,000      4,054,200                   1991         1995
Holland                   794,700    5,424,000      6,218,700     297,300       1988         1995
Laughlin                            43,573,100     43,573,100      71,600       1996          --
Medford                   414,000   18,942,400     19,356,400   2,345,600       1991         1995
Monroe                  1,040,800   19,919,700     20,960,500   5,829,800       1987          --
Norton Shores-
  Lakeshore
  Marketplace           3,764,200   23,441,600     27,205,800   1,272,100       1995          --
Sealy                     845,500   17,624,200     18,469,700   1,316,100       1995         1995
Somerset                1,750,000   16,697,400     18,447,400   2,375,900       1990         1993
Traverse City             675,600    2,975,500      3,651,100      29,800       1990          --
Tulare                  3,747,100   17,940,600     21,687,700     658,300       1995          --
Warrenton               1,990,800   20,511,200     22,502,000   1,688,900       1993         1995
Miscellaneous(b)           48,200    9,866,700      9,914,900   2,065,200       1995          --
                      -----------  ------------  ------------  -----------
  Total               $16,881,600  $216,331,300  $233,212,900  $20,023,000
                      -----------  ------------  ------------  -----------
                      -----------  ------------  ------------  -----------

Depreciation of the investment in buildings and improvements reflected in the Statements of Operations is calculated over the estimated useful lives of the assets as follows:

Buildings                       31.5 years
                                Shorter of 10 years or useful
Improvements                    life
Furniture, fixtures and
  equipment                     3-7 years

Notes:

(a) Includes adjustments for the impairment of long-lived assets.

(b) Encumbrance reflects allocated debt from Horizon on assets held for sale at December 31, 1997.

                         HORIZON GROUP PROPERTIES, INC.

                             NOTES TO SCHEDULE III

                               DECEMBER 31, 1997

1. RECONCILIATION OF REAL ESTATE PROPERTIES:

    The following table reconciles the real estate properties from January 1, 1995 to December 31, 1997:

                                                         YEAR ENDED DECEMBER 31,
                                              ----------------------------------------------
                                                   1997            1996            1995
                                              --------------  --------------  --------------
Balance, Beginning of Period................     224,313,900  $  226,086,000  $   56,844,900
  Addition during Period
    Development of New Projects.............       6,209,800      32,329,900      54,061,000
    Improvements of Existing
      Properties............................       3,535,600       1,101,000       3,145,000
    Acquisitions............................                                     112,035,100
    Write down to net book value(1).........                      (4,098,000)
    Transfer of Assets Held for Sale........       3,707,500      (8,376,000)
    Retirements.............................      (1,582,700)
    Write down for impaired
      Properties............................      (2,971,200)    (22,729,000)
                                              --------------  --------------  --------------
Balance, End of Period......................  $  233,212,900  $  224,313,900  $  226,086,000
                                              --------------  --------------  --------------
                                              --------------  --------------  --------------

    The following table reconciles the accumulated depreciation from January 1, 1995 to December 31, 1997:

                                                            YEAR ENDED DECEMBER 31,
                                                  -------------------------------------------
                                                      1997           1996           1995
                                                  -------------  -------------  -------------
Balance, Beginning of Period....................  $  12,356,400  $  11,247,000  $   7,324,600
  Additions during Period
    Depreciation................................      9,249,300      5,207,400      3,922,400
    Retirements.................................     (1,582,700)
    Write down to net book value(1).............                    (4,098,000)
                                                  -------------  -------------  -------------
Balance, End of Period..........................  $  20,023,000  $  12,356,400  $  11,247,000
                                                  -------------  -------------  -------------
                                                  -------------  -------------  -------------

(1) The cost basis of impaired assets and assets for sale have been adjusted to reflect the write-off of accumulated depreciation.

                         HORIZON GROUP PROPERTIES, INC.

                             BASIS OF PRESENTATION
                    PRO FORMA COMBINED FINANCIAL STATEMENTS

                          AS OF AND FOR THE YEAR ENDED
                               DECEMBER 31, 1997

                                  (UNAUDITED)

    The accompanying Unaudited Combined Balance Sheet reflects the following transactions which are expected to occur subsequent to December 31, 1997: (a) the acquisition of the Prime Transferred Properties, including assumed issuance of debt to finance the acquisition; (b) the refinancing of debt; and (c) the issuance of common stock and common units.

    The accompanying Unaudited Combined Statement of Operations for the year ended December 31, 1997 reflects the following transactions, which occurred or are expected to occur subsequent to December 31, 1997, as if they had occurred on January 1, 1997: (a) the acquisition of the Prime Transferred Properties, including assumed issuance of debt to finance the acquisition; (b) the refinancing of debt; and (c) the issuance of common stock and common units.

    The accompanying Unaudited Pro Forma Combined Financial Statements have been prepared by management of Horizon and do not purport to be indicative of the results which would actually have been obtained had the transactions described above been completed on the dates indicated or which may be obtained in the future. The Unaudited Pro Forma Combined Financial Statements should be read in conjunction with the Notes to the Combined Financial Statements.

                        PRO FORMA COMBINED BALANCE SHEET

                         HORIZON GROUP PROPERTIES, INC.

                            AS OF DECEMBER 31, 1997

                                  (UNAUDITED)
                                 (IN THOUSANDS)


                                                                         PRIME
                                                                      TRANSFERRED
                                                                      PROPERTIES     PRO FORMA
                                                          HGP [A]         [B]       ADJUSTMENTS   PRO FORMA
                                                         ----------  -------------  -----------  -----------
ASSETS
Investment in rental property, net.....................  $  213,190    $  27,047     $   4,933[C]  $ 157,099
                                                                                       (45,474)[D]
                                                                                        40,565[E]
                                                                                       (83,162)[F]
Cash and cash equivalents..............................       3,581      (25,958)       26,015[G]      3,638
Restricted cash........................................         281                                     281
Accounts receivable, net...............................         395          336                        731
Deferred charges, net..................................       4,933                     (4,933)[C]         --
Due from affiliates, net...............................      11,639           44                     11,683
Investment in partnerships[H]..........................         309                                     309
Assets held for sale...................................       1,933                                   1,933
Other assets...........................................       1,075                                   1,075
                                                         ----------  -------------  -----------  -----------
    Total assets.......................................  $  237,336    $   1,469     $ (62,056)   $ 176,749
                                                         ----------  -------------  -----------  -----------
                                                         ----------  -------------  -----------  -----------

LIABILITIES AND SHAREHOLDERS' EQUITY
Mortgages and other debt...............................  $  146,846                  $ (26,015)[G]  $ 127,387
                                                                                       (45,474)[D]
Accrued interest.......................................         818                                     818
Real estate taxes payable..............................       1,322    $     375                      1,697
Construction costs payable.............................         417                                     417
Accounts payable and other liabilities.................       4,771        1,094                      5,865
                                                         ----------  -------------  -----------  -----------
    Total liabilities..................................     154,174        1,469       (19,459)     136,184

Minority interests.....................................                                  7,409[I]      7,409
Shareholders' equity[J]:
  Common stock.........................................                                     28[E]         28
  Additional paid-in capital...........................                                 40,537[E]     33,128
                                                                                        (7,409)[I]
  Predecessor owners' capital..........................      83,162                    (83,162)[F]         --
                                                         ----------                 -----------  -----------
    Total shareholders' equity.........................      83,162                    (50,006)      33,156
                                                         ----------  -------------  -----------  -----------
    Total liabilities and shareholders' equity.........  $  237,336    $   1,469     $ (62,056)   $ 176,749
                                                         ----------  -------------  -----------  -----------
                                                         ----------  -------------  -----------  -----------


          See accompanying Notes to Pro Forma Combined Balance Sheet.

                   NOTES TO PRO FORMA COMBINED BALANCE SHEET


                         HORIZON GROUP PROPERTIES, INC.

                            AS OF DECEMBER 31, 1997

                                  (UNAUDITED)
                                 (IN THOUSANDS)

[A] Certain reclassifications have been made to HGP's balance sheet to conform to Prime's balance sheet presentation.

[B] To reflect the purchase of Prime Transferred Properties using the purchase method of accounting. Amounts represent purchase price allocation calculated as follows:

                                                          NEW PRIME    PURCHASE
                                                         HISTORICAL      PRICE
                                                            COST      ADJUSTMENTS    TOTAL
                                                         -----------  -----------  ----------
Investment in rental property, net.....................   $  42,058    $  26,015(i) $   27,047
                                                                         (41,026) ii)
Cash and cash equivalents..............................          57      (26,015)(i)    (25,958)
Accounts receivable, net...............................         336                       336
Due from affiliates, net...............................          44                        44
                                                         -----------  -----------  ----------
  Total assets.........................................   $  42,495    $ (41,026)  $    1,469
                                                         -----------  -----------  ----------
                                                         -----------  -----------  ----------
Real estate taxes payable..............................   $     375                $      375
Accounts payable and other liabilities.................       1,094                     1,094
Predecessor owners' capital............................      41,026    $ (41,026) ii)         --
                                                         -----------  -----------  ----------
  Total liabilities and predecessor owners' capital....   $  42,495    $ (41,026)  $    1,469
                                                         -----------  -----------  ----------
                                                         -----------  -----------  ----------
------------------------

       Notes:

       (i)  To reflect cash purchase price for Prime Transferred
            Properties.

       (ii)  To eliminate predecessor owners' capital.

[C] Reflects the elimination of HGP's historical Deferred Charges in connection with the Transactions.

[D] The pro forma adjustment to Investment in Rental Property and Mortgages and Other Debt reflects the elimination of the portion of the total debt allocated to HGP and included in its historical financial statements based upon the proportionate use of debt methodology (see Note 2 of the historical combined financial statements of HGP, included elsewhere herein) which will not be transferred to HGP in connection with the Transactions. The pro forma adjustment was calculated as follows:

HGP pro forma mortgages and other debt...........................  $ 127,387
Less:
Financing of Prime Transferred Properties (see Note G)...........    (26,015)
Historical mortgages and other debt..............................   (146,846)
                                                                   ---------
Pro forma adjustment.............................................  $ (45,474)
                                                                   ---------
                                                                   ---------

                   NOTES TO PRO FORMA COMBINED BALANCE SHEET


                         HORIZON GROUP PROPERTIES, INC.

                            AS OF DECEMBER 31, 1997

                                  (UNAUDITED)
                                 (IN THOUSANDS)

The following summarizes the terms of HGP's pro forma Mortgages and Other Debt:

                                                 PRO FORMA                                       DEBT
                                               MORTGAGES AND  INTEREST    MATURITY              SERVICE
DESCRIPTION                     COLLATERAL      OTHER DEBT      RATE        DATE              REQUIREMENT
---------------------------  ----------------  -------------  ---------  -----------  ---------------------------
Mortgage debt(i)...........  13                  $ 108,225(iii)     7.60% iv)    (vi) Monthly interest-only,
                             properties(ii)                                           mandatory monthly prin-
                                                                                      cipal payments totaling
                                                                                      $1,500, $1,500 and $2,000
                                                                                      in years 1, 2 and 3,
                                                                                      respectively, after the
                                                                                      loan closing date

Mortgage debt..............  Bellport               10,891       10.25%    7/1/18     25 year amortization,
                                                                                      monthly principal and
                                                                                      interest

Unsecured note.............  None                    4,000        8.50%    6/1/98     Monthly interest-only

Capital lease obligation...  Office building         3,128        8.20%(v)   Various  Various
                             and equipment

Unsecured note.............  None                      811        8.00%    Various    Various

Other capital lease
  obligation...............  Equipment                 332        9.50%    Various    Various
                                               -------------

HGP pro forma mortgages and
  other debt...............                      $ 127,387
                                               -------------
                                               -------------

--------------------------

Notes:

(i) Pursuant to a mortgage loan commitment expected to be closed simultaneously upon closing of the formation of HGP. In connection with the mortgage loan commitment, New Prime will guarantee up to $10,000 in principal. If HGP completes a public or private equity offering of at least $50.0 million and such proceeds are used to repay the mortgage loan, then New Prime will be released from such guaranty.

(ii) The mortgage debt will be collateralized by the following properties:
    Laughlin, Tulare, Medford, Dry Ridge, Warrenton, Monroe, Holland, Somerset, Sealy, Traverse City, Norton Shores, Indiana, and Nebraska.

(iii) Includes $26,015 of mortgage indebtedness on Indiana and Nebraska (see Note G).

(iv) Based on 30-day LIBOR plus 1.9% assuming 30-day LIBOR equals 5.7%.

(v) Based on 30-day LIBOR plus 2.5% assuming 30-day LIBOR equals 5.7%.

(vi) The maturity date will be three years from the initial closing of the mortgage loan commitment.

                   NOTES TO PRO FORMA COMBINED BALANCE SHEET


                         HORIZON GROUP PROPERTIES, INC.

                            AS OF DECEMBER 31, 1997

                                  (UNAUDITED)
                                 (IN THOUSANDS)

[E] The pro forma adjustments reflect the issuance of 2,770 shares of HGP Common
   Stock as follows:

Par value of 2,770 shares of HGP Common Stock at $0.01 par value...........  $      28
Additional paid-in capital.................................................     40,537
                                                                             ---------
  HGP pro forma net assets(i)..............................................  $  40,565
                                                                             ---------
                                                                             ---------
------------------------
Note:
(i)  Represents the estimated fair value of HGP's net assets based upon a direct capitalization of each property's estimated net operating income. Property capitalization rates were based upon various factors including property location, historical operating performance, occupancy rates and industry information relating to sales of factory outlet centers.

[F] Elimination of HGP's historical Predecessor Owners' Capital in connection with the Transactions.

[G] To reflect the financing of the Prime Transferred Properties. See Note D for terms of the financing.

[H] HGP holds a 45% interest in a real estate venture (Bellport Outlet Center
    Phase II & III) that is accounted for using the equity method of accounting. The condensed combined balance sheet of this venture and its condensed statements of operations are summarized as follows:

                                                                                         DECEMBER 31,
                                                                                             1997
                                                                                         ------------
Total assets, primarily rental property................................................   $   26,974
                                                                                         ------------
                                                                                         ------------
Liabilities, primarily long-term debt..................................................   $   24,056(i)
Partners' capital......................................................................        2,918
                                                                                         ------------
Total liabilities and partners' capital................................................   $   26,974
                                                                                         ------------
                                                                                         ------------

                                                                                             YEAR ENDED
                                                                                            DECEMBER 31,
                                                                                                1997
                                                                                            ------------
Revenues..................................................................................   $    2,050
Operating expense.........................................................................          749
Interest expense..........................................................................          650
Depreciation and amortization.............................................................           65
                                                                                            ------------
Net income................................................................................   $      586
                                                                                            ------------
                                                                                            ------------
------------------------
Note:
(i)  Includes mortgages of $11,631 pursuant to a mortgage loan commitment expected to be closed simultaneously upon closing of the formation of HGP and (a) is collateralized by Phase II and III,
     (b) bears interest at 30-day LIBOR plus 1.9%, (c) matures three years from the initial closing of the mortgage loan commitment, and (d) requires monthly interest-only payments. In addition, the amount includes approximately $10,600 due to HGP relating to cash advances to fund construction of
     Phase II and III.

                   NOTES TO PRO FORMA COMBINED BALANCE SHEET


                         HORIZON GROUP PROPERTIES, INC.

                            AS OF DECEMBER 31, 1997

                                  (UNAUDITED)
                                 (IN THOUSANDS)

[I] The pro forma HGP allocation to minority interests is as follows:

HGP pro forma net assets (see Note E)............................  $  40,565
Multiply by minority interests ownership percentage..............      18.26%(i)
                                                                   ---------
  Minority interests allocation..................................  $   7,409
                                                                   ---------
                                                                   ---------

------------------------

Note:

(i) See Note J (HGP ownership summary) for the minority ownership percentage.

[J] Issuance of 2,770 HGP Common Shares at $0.01 par value. Reflects the elimination of predecessor owners' capital and adjusting certain assets to their estimated fair value. The number of authorized shares on a pro forma basis is 50,000 for HGP Common Shares and 50,000 for HGP Preferred Shares.

    The number of shares and units to be issued to the shareholders and unit holders of Prime and Horizon is calculated as follows:

                                                        HORIZON SHAREHOLDERS/HORIZON PARTNERSHIP       PRIME SHAREHOLDERS/
                                                                      UNIT HOLDERS                      PRIME PARTNERSHIP
                                                     ----------------------------------------------        UNIT HOLDERS
                                                       TOTAL                             SERIES B    ------------------------
                                                      SHARES/     COMMON      COMMON     PREFERRED     COMMON       COMMON
                                                       UNITS       UNITS      SHARES      SHARES        UNITS       SHARES
                                                     ---------  -----------  ---------  -----------  -----------  -----------
Total shares/units as of December 31, 1997.........     28,294                                            8,505       35,226(i)
Common Stock award to Horizon executive officer....         50
Units to be exchanged for Prime Partnership Common
  Units............................................     (4,227)      4,227
Exchange ratio.....................................                 0.9193
                                                     ---------  -----------
    Subtotal.......................................                  3,886
Horizon Common Shares to be exchanged for New Prime
  Common Shares and New Prime Series B Preferred
  Shares in the Corporate Merger...................     24,117                  24,117      24,117
                                                     ---------
                                                     ---------
Exchange ratio.....................................                              0.597       0.200
                                                                -----------  ---------  -----------  -----------  -----------
    Subtotal.......................................                  3,886      14,398       4,823        8,505       35,226
Divide by applicable distribution ratio (ii).......                     20          20       16.72           20           20
                                                                -----------  ---------  -----------  -----------  -----------
    HGP Common Shares/HGP LP Common Units..........                    194         720         289          425        1,761
                                                                -----------  ---------  -----------  -----------  -----------
                                                                -----------  ---------  -----------  -----------  -----------

------------------------

Notes:

(i) As adjusted for the conversion of New Prime Series B Preferred Shares and New Prime Series C Preferred Shares to HGP Common Shares at the conversion ratio of approximately 1.196 to 1.0 and 1.0 to 1.0, respectively.

                   NOTES TO PRO FORMA COMBINED BALANCE SHEET


                         HORIZON GROUP PROPERTIES, INC.

                            AS OF DECEMBER 31, 1997

                                  (UNAUDITED)
                                 (IN THOUSANDS)

(ii) Pursuant to the HGP Common Share Distribution, the New Prime will declare a distribution of the HGP Common Shares to the record holders of New Prime Common Shares, New Prime Series B Preferred Shares and New Prime Series C Preferred Shares immediately following the Corporate Merger such that each New Prime Series B Preferred Share will entitle the holder thereof to receive approximately 1.196 times the number or portion of HGP Common Shares distributed in respect of each New Prime Common Share and New Prime Series C Preferred Share.

    Share and Unit Ownership Summary:

                                                                                          HGP OWNERSHIP
                                                                         ------------------------------------------------
                                                                           HGP LP
                                                                           COMMON     HGP COMMON
                                                                            UNITS       SHARES       TOTAL    PERCENTAGE
                                                                         -----------  -----------  ---------  -----------
Prime shareholders/unit holders........................................         425        1,761       2,186      64.50%
Horizon shareholders/unit holders......................................         194        1,009       1,203      35.50%
                                                                         -----------  -----------  ---------  -----------
HGP shares/units.......................................................         619        2,770       3,389     100.00%
                                                                         -----------  -----------  ---------  -----------
                                                                         -----------  -----------  ---------  -----------
Ownership percentage...................................................       18.26%       81.74%     100.00%
                                                                         -----------  -----------  ---------
                                                                         -----------  -----------  ---------

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                         HORIZON GROUP PROPERTIES, INC.

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                  (UNAUDITED)
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)


                                                                              PRIME
                                                                           TRANSFERRED
                                                                           PROPERTIES     PRO FORMA
                                                               HGP [A]         [B]       ADJUSTMENTS   PRO FORMA
                                                              ----------  -------------  -----------  -----------
REVENUES
Base rents..................................................  $   23,129    $   4,287                  $  27,416
Percentage rents............................................         151                                     151
Tenant reimbursements.......................................       7,116        2,225                      9,341
Interest and other..........................................       2,147          491                      2,638
                                                              ----------       ------                 -----------
    Total revenues..........................................      32,543        7,003                     39,546

EXPENSES
Property operating..........................................       6,153        1,709                      7,862
Real estate taxes...........................................       3,036          746                      3,782
Depreciation and amortization...............................      10,228        1,586     $  (7,325)[C]      4,489
General and administrative..................................       2,813                        687[D]      3,500
Interest....................................................      11,497        1,757        (3,220)[E]     10,034
Impairment and severance....................................       6,949                                   6,949
Other charges...............................................       2,163          133           400[F]      2,696
                                                              ----------       ------    -----------  -----------
    Total expenses..........................................      42,839        5,931        (9,458)      39,312
                                                              ----------       ------    -----------  -----------
INCOME (LOSS) BEFORE MINORITY INTERESTS AND EXTRAORDINARY
  ITEM......................................................     (10,296)       1,072         9,458          234
Income allocated to minority interests......................                                     43[G]         43
                                                              ----------       ------    -----------  -----------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM.....................  $  (10,296)   $   1,072     $   9,415    $     191
                                                              ----------       ------    -----------  -----------
                                                              ----------       ------    -----------  -----------
INCOME BEFORE EXTRAORDINARY ITEM PER COMMON
  SHARE -- BASIC AND DILUTED................................                                           $    0.07
                                                                                                      -----------
                                                                                                      -----------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING..................                                               2,770
                                                                                                      -----------
                                                                                                      -----------


     See accompanying Notes to Pro Forma Combined Statement of Operations.

              NOTES TO PRO FORMA COMBINED STATEMENT OF OPERATIONS

                         HORIZON GROUP PROPERTIES, INC.

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

                                 (IN THOUSANDS)

[A] Historical statement of operations of HGP for the year ended December 31, 1997.

[B] To reflect the purchase of Prime Transferred Properties.

[C] Represents the depreciation expense of HGP real estate at fair value compared to historical cost. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets which have a useful life of approximately 31.5 years. The calculation of depreciation of rental property for the year ended December 31, 1997 is as follows:

Pro forma basis of HGP at fair value..............................  $ 157,099
Less: Fair value allocated to land................................    (15,710)
                                                                    ---------
Pro forma basis of HGP depreciable rental property at fair
  value...........................................................    141,389
Divide by 31.5 years..............................................       31.5
                                                                    ---------
Annual pro forma depreciation expense.............................      4,489
Historical depreciation for the year ended December 31, 1997......    (11,814)
                                                                    ---------
Pro forma adjustment to depreciation expense......................  $  (7,325)
                                                                    ---------
                                                                    ---------

[D] Increase results from identified historical costs of certain items, primarily salaries and benefits costs and public reporting expenses which are expected to increase as follows:

Estimated pro forma general and administrative costs for the year
  ended December 31, 1997........................................  $   3,500
Elimination of historical general and administrative costs.......     (2,813)
                                                                   ---------
Pro forma adjustment to general and administrative costs.........  $     687
                                                                   ---------
                                                                   ---------

[E] Interest expense computed as follows:

                                                                              PRO FORMA               PRO FORMA
                                                                            MORTGAGES AND  INTEREST    INTEREST
DESCRIPTION                           COLLATERAL                             OTHER DEBT      RATE      EXPENSE
------------------------------------  ------------------------------------  -------------  ---------  ----------
Mortgage debt.......................  (i)                                    $   108,225       7.60% ii) $    8,225
Mortgage debt.......................  Bellport                                    10,891      10.25%       1,116
Unsecured note......................  None                                         4,000       8.50%         340
Capital lease obligations...........  Office building and equipment                3,128       8.20%  ii)        256
Unsecured note......................  None                                           811       8.00%          65
Other capital lease obligations.....  Equipment                                      332       9.50%          32
                                                                            -------------             ----------
Total...............................                                         $   127,387                  10,034
                                                                            -------------
                                                                            -------------
Historical interest expense for the year ended December 31, 1997....................................     (13,254)
                                                                                                      ----------
Pro forma adjustment to interest expense............................................................  $   (3,220)
                                                                                                      ----------
                                                                                                      ----------

    The effect of a 1/8% variance in the interest rate of the debt issued would be approximately $159.

                         HORIZON GROUP PROPERTIES, INC.

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

                                 (IN THOUSANDS)

------------------------

Notes:

(i) Pursuant to a mortgage loan commitment expected to be closed simultaneously upon the formation of HGP. The mortgage debt will be collateralized by the following properties: Laughlin, Tulare, Medford, Dry Ridge, Warrenton, Monroe, Holland, Somerset, Sealy, Traverse City, Norton Shores, Indiana, and Nebraska.

(ii) Based on 30-day LIBOR plus 1.90% assuming 30-day LIBOR equals 5.7%.

(iii) Based on 30-day LIBOR plus 2.5% assuming 30-day LIBOR equals 5.7%.

[F] Represents the 4.0% annual fee payable to Prime Partnership pursuant to the terms of the Prime Guaranty.

[G] Reflects allocation of income to minority interests as follows:

Total units.................................................        619      18.26%
Total shares................................................      2,770      81.74%
                                                              ---------  ---------
Total shares/units..........................................      3,389     100.00%
                                                              ---------  ---------
                                                              ---------  ---------

Income before minority interests............................             $     234
Minority interest percentage................................                 18.26%
                                                                         ---------
Income allocated to minority interests......................             $      43
                                                                         ---------
                                                                         ---------

                                   APPENDIX A
                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

                             INDEX OF DEFINED TERMS

ACQUISITION PROPOSAL....................................................  4.3(a)
AFFILIATE...............................................................  2.13
AFFILIATES..............................................................  4.4
AGREEMENT...............................................................  PREAMBLE
AICPA STATEMENT.........................................................  5.1(b)
BASE AMOUNT.............................................................  7.2
BREAK-UP EXPENSES.......................................................  7.2
BREAK-UP FEE............................................................  7.2
BREAK-UP FEE TAX OPINION................................................  7.2
C&C RECITAL.............................................................  W
C&C RETAIL..............................................................  RECITAL W
C&C/HORIZON CONTRIBUTION AGREEMENT......................................  RECITAL W
C&C/MURDOCK AGREEMENTS..................................................  RECITAL W
C&C/PRIME LLC...........................................................  RECITAL W
CERTIFICATES............................................................  1.14(c)(i)
CLOSING.................................................................  1.4
CLOSING DATE............................................................  1.4
CODE....................................................................  RECITAL Q
COMMITMENT..............................................................  4.1(i)
CONFIDENTIALITY AGREEMENT...............................................  5.2
CONTRIBUTION AGREEMENT..................................................  RECITAL F
CONTROLLED GROUP MEMBER.................................................  2.14
CORPORATE EXCHANGE FUND.................................................  1.14(b)(i)
DELAWARE CERTIFICATE OF MERGER..........................................  RECITAL J
DELAWARE SECRETARY......................................................  1.5(a)
DESIGNATED PROPERTIES...................................................  1.18
DISSENTING SHARES.......................................................  1.13(b)
DRULPA..................................................................  1.1(a)
EMPLOYEE PLAN...........................................................  2.14
ENCUMBRANCES............................................................  2.9(a)
ENVIRONMENTAL LAWS......................................................  2.12
ERISA...................................................................  2.14
EXCESS SHARES...........................................................  1.14(g)(ii)
EXCHANGE ACT............................................................  1.8
EXCHANGE AGENT..........................................................  1.14(a)
EXCHANGE FUND...........................................................  1.14(b)(ii)
EXCHANGE TRUST..........................................................  1.14(g)(ii)
FINAL COMPANY DIVIDEND..................................................  1.14(d)(i)
GAAP....................................................................  2.6
GOVERNMENTAL ENTITY.....................................................  2.5(d)
HAZARDOUS SUBSTANCES....................................................  2.12
HORIZON.................................................................  PREAMBLE
HORIZON ARTICLES OF INCORPORATION.......................................  2.1
HORIZON BYLAWS..........................................................  2.1
HORIZON CAPITAL BUDGET..................................................  4.1(i)
HORIZON COMMON SHARE....................................................  1.2
HORIZON DIRECTOR STOCK OPTION PLAN......................................  2.3(b)
HORIZON DISCLOSURE LETTER...............................................  2.2(a)
HORIZON ECONOMIC LOSSES.................................................  6.2(a)

                                  Appendix A-i

HORIZON ENVIRONMENTAL REPORTS...........................................  2.12
HORIZON FINANCIAL STATEMENT DATE........................................  2.7
HORIZON LEASES..........................................................  2.10(b)
HORIZON LONG-TERM INCENTIVE PLAN........................................  2.3(b)
HORIZON MATERIAL ADVERSE CHANGE.........................................  2.7
HORIZON MATERIAL ADVERSE EFFECT.........................................  2.1
HORIZON/MERGER ARTICLES OF INCORPORATION................................  1.2
HORIZON/MERGER BYLAWS...................................................  1.2
HORIZON OP UNIT.........................................................  1.11(b)
HORIZON PARTNER APPROVALS...............................................  5.1(g)
HORIZON PARTNERSHIP.....................................................  PREAMBLE
HORIZON PARTNERSHIP CONTRIBUTION........................................  RECITAL F
HORIZON PERMITS.........................................................  2.19
HORIZON PROPERTIES......................................................  2.9(a)
HORIZON SEC DOCUMENTS...................................................  2.6
HORIZON SHAREHOLDER APPROVALS...........................................  2.5(a)
HORIZON SHAREHOLDERS MEETING............................................  5.1(d)
HORIZON STOCK OPTIONS...................................................  2.3(b)
HORIZON SUBSIDIARIES....................................................  2.2(a)
HORIZON/SUBSIDIARY ARTICLES OF MERGER...................................  RECITAL L
HORIZON/SUBSIDIARY CERTIFICATE OF MERGER................................  RECITAL L
HORIZON/SUBSIDIARY MERGER...............................................  RECITAL L
HORIZON/SUBSIDIARY MERGER EFFECTIVE TIME................................  1.5(b)
HORIZON TITLE INSURANCE POLICIES........................................  2.9(b)
HORIZON 1993 STOCK OPTION PLAN..........................................  2.3(b)
HORIZON 1997 STOCK OPTION PLAN..........................................  2.3(b)
INDEBTEDNESS............................................................  2.20(b)
INDEMNIFIED LIABILITIES.................................................  5.9(a)
INDEMNIFIED PARTIES.....................................................  5.9(a)
INTERESTED STOCKHOLDER..................................................  2.24
IRS.....................................................................  2.14(b)
KNOWLEDGE OF PRIME......................................................  3.20
KNOWLEDGE OF HORIZON....................................................  2.28
LAWS....................................................................  2.5(d)
LIENS...................................................................  2.2(b)
MARYLAND DEPARTMENT.....................................................  1.5(b)
MBCA....................................................................  1.2
MERGERS.................................................................  RECITAL C
MERGER CONSIDERATION....................................................  1.11(e)
MGCL....................................................................  1.2
MICHIGAN DEPARTMENT.....................................................  1.5(b)
MURDOCK.................................................................  RECITAL W
MURDOCK/PACIFIC AGREEMENT...............................................  RECITAL W
NEWCO...................................................................  PREAMBLE
NEWCO COMMON SHARES.....................................................  RECITAL O
NEWCO LP................................................................  PREAMBLE
NEWCO LP COMMON UNIT....................................................  1.16(c)
NEWCO PARTNER APPROVALS.................................................  5.1(g)
NYSE....................................................................  1.14(g)(ii)
ORIGINAL MERGER AGREEMENT...............................................  RECITAL A
OUTSIDE PROPERTY MANAGEMENT AGREEMENTS..................................  2.20(f)

                                 Appendix A-ii

PACIFIC.................................................................  RECITAL W
PARTNER APPROVALS.......................................................  5.1(g)
PARTNERSHIP EXCHANGE FUND...............................................  1.14(b)(ii)
PARTNERSHIP MERGER......................................................  RECITAL I
PARTNERSHIP MERGER CONSIDERATION........................................  1.11(c)
PARTNERSHIP MERGER EFFECTIVE TIME.......................................  1.5(a)
PAYOR...................................................................  7.2
PENSION PLAN............................................................  2.14
PERSON..................................................................  2.2(a)
PRIME...................................................................  PREAMBLE
PRIME ARTICLES OF INCORPORATION.........................................  3.1
PRIME BYLAWS............................................................  3.1
PRIME COMMON SHARES.....................................................  3.3(a)
PRIME COMMON UNIT.......................................................  1.11(b)
PRIME CORPORATE COMMON DISTRIBUTION.....................................  RECITAL P
PRIME CORPORATE CONTRIBUTION............................................  RECITAL O
PRIME DISCLOSURE LETTER.................................................  3.2(a)
PRIME ECONOMIC LOSSES...................................................  6.3(a)
PRIME FINANCIAL STATEMENT DATE..........................................  3.7
PRIME/HORIZON ARTICLES OF MERGER........................................  RECITAL M
PRIME/HORIZON MERGER EFFECTIVE TIME.....................................  1.5(c)
PRIME/HORIZON MERGER....................................................  RECITAL M
PRIME/HORIZON MERGER CONSIDERATION......................................  1.11(d)
PRIME LEASES............................................................  3.10(b)
PRIME MATERIAL ADVERSE CHANGE...........................................  3.7
PRIME MATERIAL ADVERSE EFFECT...........................................  3.1
PRIME OP UNITS..........................................................  3.3(e)
PRIME PARTNER APPROVALS.................................................  5.1(g)
PRIME PARTNERSHIP.......................................................  PREAMBLE
PRIME PARTNERSHIP AGREEMENT.............................................  1.14(d)(i)
PRIME PARTNERSHIP COMMON DISTRIBUTION...................................  RECITAL K
PRIME PARTNERSHIP SPECIAL DISTRIBUTION..................................  RECITAL G
PRIME PERMITS...........................................................  3.15
PRIME PREFERRED SHARES..................................................  3.3(a)
PRIME PROPERTIES........................................................  3.9(a)
PRIME REGULAR QUARTERLY DISTRIBUTIONS...................................  3.7
PRIME SEC DOCUMENTS.....................................................  3.6
PRIME SERIES A PREFERRED SHARES.........................................  3.3(a)
PRIME SERIES B PREFERRED SHARES.........................................  3.3(a)
PRIME SERIES C PREFERRED SHARES.........................................  3.3(a)
PRIME SERIES A PREFERRED UNIT...........................................  3.3(e)
PRIME SERIES B PREFERRED UNIT...........................................  1.11(b)
PRIME SERIES C PREFERRED UNIT...........................................  3.3(e)
PRIME SHAREHOLDER APPROVALS.............................................  3.5(a)
PRIME SHAREHOLDERS MEETING..............................................  5.1(c)
PRIME SPECIAL DISTRIBUTION..............................................  RECITAL H
PRIME STOCK OPTIONS.....................................................  3.3(b)
PRIME SUBSIDIARIES......................................................  3.1
PRIME TITLE INSURANCE POLICIES..........................................  3.9(b)
PROHIBITED TRANSACTION..................................................  2.14(c)
PROPERTY RESTRICTIONS...................................................  2.9(a)

                                 Appendix A-iii

PROXY STATEMENT.........................................................  5.1(a)
QUALIFYING INCOME.......................................................  7.2
RECIPIENT...............................................................  7.2
REGISTRATION STATEMENT..................................................  5.1(a)
REIT....................................................................  2.16(b)
REIT REQUIREMENTS.......................................................  7.2
SEC.....................................................................  2.5(d)
SECOND AMENDED AND RESTATED PRIME PARTNERSHIP AGREEMENT.................  1.7
SECURITIES ACT..........................................................  1.8
SHAREHOLDER APPROVALS...................................................  3.5(a)
SKY MERGER..............................................................  PREAMBLE
SKY MERGER ARTICLES OF INCORPORATION....................................  2.1
SKY MERGER BYLAWS.......................................................  2.1
SKY MERGER COMMON SHARE.................................................  1.2
SKY MERGER SHAREHOLDER APPROVALS........................................  2.5(b)
SKY MERGER STOCK OPTION.................................................  1.2
STOCK PURCHASE AGREEMENT................................................  RECITAL V
SUBJECT PRINCIPAL AMOUNT................................................  1.1(b)
SUBSIDIARY..............................................................  2.2(a)
SUPERIOR ACQUISITION PROPOSAL...........................................  4.3(d)
SURVIVING COMPANY.......................................................  1.3
SURVIVING COMPANY COMMON SHARE..........................................  1.11(d)
SURVIVING COMPANY SERIES B PREFERRED SHARE..............................  1.11(d)
SURVIVING PARTNERSHIP...................................................  1.1(a)
TAKEOVER STATUTE........................................................  2.22
TAXES...................................................................  2.16(a)
TAX PROTECTION AGREEMENTS...............................................  2.20(j)
THIRD PARTY PROVISIONS..................................................  8.5
TIER THREE PERCENTAGE...................................................  5.4(c)(ii)
TRANSFER AND GAINS TAXES................................................  5.7
TRANSFERRED PRIME PROPERTIES............................................  1.17
WELFARE PLAN............................................................  2.14
1940 ACT................................................................  2.23

                                 Appendix A-iv

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

    THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of February 1, 1998 by and among PRIME RETAIL, INC., a Maryland corporation ("Prime"), PRIME RETAIL, L.P., a Delaware limited partnership ("Prime Partnership"), HORIZON GROUP, INC., a Michigan corporation ("Horizon"), SKY MERGER CORP., a Maryland corporation ("Sky Merger"), HORIZON GROUP PROPERTIES, INC., a Maryland corporation ("Newco"), HORIZON GROUP PROPERTIES, L.P., a Delaware limited partnership ("Newco LP"), and HORIZON/GLEN OUTLET CENTERS LIMITED PARTNERSHIP, a Delaware limited partnership ("Horizon Partnership").

                                R E C I T A L S:

    A. The parties hereto (other than Newco) are parties to that certain Agreement and Plan of Merger dated as of November 12, 1997 by and among the parties hereto (the "Original Merger Agreement").

    B. The parties hereto wish to amend and restate, supersede and replace the Original Merger Agreement in its entirety by the execution and delivery of this Agreement.

    C. The Board of Directors of each of Prime and Horizon deems it advisable and in the best interests of their respective shareholders that Prime acquire certain of the assets and business of Horizon and operate under the name "Prime Retail, Inc.""; such acquisition to be effected by the consummation of the transactions set forth herein, including without limitation, the Horizon Partnership Contribution, the Prime Partnership Special Distribution, the Prime Special Distribution, the Partnership Merger, the Prime Partnership Common Distribution, the Horizon/Subsidiary Merger, the Prime/Horizon Merger, the Prime Corporate Contribution and the Prime Corporate Common Distribution (each as defined below; the Partnership Merger, the Horizon/Subsidiary Merger and the Prime/Horizon Merger are collectively referred to herein as the "Mergers").

    D. Newco is a Maryland corporation which, prior to the date hereof, was formed by Horizon as its wholly-owned subsidiary.

    E. Newco LP is a Delaware limited partnership, the general partnership interests and limited partnership interests of which are owned by Newco and Horizon Partnership, respectively.

    F. Upon the terms and subject to the conditions set forth herein, immediately prior to the declaration of the Prime Partnership Special
Distribution, it is contemplated that on the Closing Date (as hereinafter defined) Horizon Partnership shall contribute to Newco LP certain of its assets to Newco LP subject to obligations and liabilities relating to such properties (collectively, the "Horizon Partnership Contribution"), all as provided in the Contribution Agreement in substantially the form attached hereto as Exhibit A (the "Contribution Agreement").

    G. Upon the terms and subject to the conditions set forth herein, immediately after the Horizon Partnership Contribution, it is contemplated that on the Closing Date Prime Partnership shall declare a cash distribution (the "Prime Partnership Special Distribution") to the record holders of certain partnership interests in Prime Partnership immediately prior to the consummation of the Partnership Merger, as provided in Section 1.16(a) hereof.

    H. Upon the terms and subject to the conditions set forth herein, on the Closing Date immediately after the declaration of the Prime Partnership
Special Distribution and immediately prior to the consummation of the Partnership Merger, Prime shall declare a cash distribution (the "Prime Special Distribution") to the record holders of Prime Common Shares, Prime Series B Preferred Shares and Prime Series C Preferred Shares (each as defined below) immediately prior to the consummation of the Partnership Merger, as provided in
Section 1.16(b) hereof.

                                  Appendix A-1

    I. Under the terms and subject to the conditions set forth herein, after the declaration of the Prime Special Distribution, Prime, as the sole general partner of Prime Partnership, and Horizon, as the sole general partner of Horizon Partnership, deem it advisable and in the best interests of their respective limited partners, subject to the conditions and other provisions contained herein, that Horizon Partnership shall merge with and into Prime Partnership, with the holders of partnership interests in Horizon Partnership receiving the consideration set forth herein (the "Partnership Merger").

    J. Upon the terms and subject to the conditions set forth herein, Prime Partnership and Horizon Partnership shall execute a Certificate of Merger
(the "Delaware Certificate of Merger") in substantially the form attached hereto as Exhibit B and shall file such Delaware Certificate of Merger in accordance with Delaware law to effectuate the Partnership Merger.

    K. Upon the terms and subject to the conditions set forth herein, on the Closing Date and immediately after the consummation of the Partnership
Merger, Prime Partnership shall declare a distribution of all of the Newco LP Common Units (as defined below) to the record holders of certain partnership interests in Prime Partnership immediately after the consummation of the Partnership Merger (the "Prime Partnership Common Distribution"), as provided in
Section 1.16(c) hereof.

    L. Upon the terms and subject to the conditions set forth herein, immediately following the declaration of the Prime Partnership Common
Distribution, Horizon and Sky Merger shall execute (i) the Articles of Merger (the "Horizon/Subsidiary Articles of Merger") in substantially the form attached hereto as Exhibit C-1 and shall file such Horizon/Subsidiary Articles of Merger in accordance with Maryland law and (ii) the Certificate of Merger (the "Horizon/Subsidiary Certificate of Merger") in substantially the form attached hereto as Exhibit C-2 and file such Horizon/Subsidiary Certificate of Merger in accordance with Michigan law, in each case to effectuate the merger of Horizon into Sky Merger (the "Horizon/Subsidiary Merger") pursuant to which Sky Merger shall survive as a Maryland corporation.

    M. Upon the terms and subject to the conditions set forth herein, immediately following the consummation of the Horizon/Subsidiary Merger,
Prime and Sky Merger shall execute the Articles of Merger (the "Prime/Horizon Articles of Merger") in substantially the form attached hereto as Exhibit D and shall file such Prime/Horizon Articles of Merger in accordance with Maryland law in order to effectuate the merger of Prime and Sky Merger (the "Prime/Horizon Merger") pursuant to which Sky Merger shall survive as a Maryland corporation.

    N. Upon the terms and subject to the conditions set forth herein, after consummation of the Prime/ Horizon Merger, Prime Partnership shall make the Prime Partnership Common Distribution, as provided in Section 1.16(c) hereof.

    O. Upon the terms and subject to the conditions set forth herein, after the consummation of the Prime Partnership Common Distribution, Surviving
Company (as defined below) shall contribute to Newco all of the Newco LP Common Units that it receives pursuant to the Prime Partnership Common Distribution and all of the Newco Common Shares (as defined below) held by Prime as a result of the Prime/Horizon Merger, and Newco shall issue to Prime shares of Newco common stock (each a "Newco Common Share") (collectively, the "Prime Corporate Contribution"), as provided in Section 1.16(d) hereof.

    P. Upon the terms and subject to the conditions set forth herein, after the consummation of the Prime Corporate Contribution, Surviving Company shall declare and make a distribution (the "Prime Corporate Common Distribution") of the Newco Common Shares to the record holders of Prime Common Shares, Prime Series B Preferred Shares and Prime Series C Preferred Shares (each as defined below) immediately after the consummation of the Prime/Horizon Merger, all as provided in Section 1.16(e) hereof.

    Q. For federal income tax purposes, it is intended that the Partnership Merger, regardless of form, be treated as a contribution by Horizon
Partnership of all of its assets to Prime Partnership in exchange for

                                  Appendix A-2
partnership interests in Prime Partnership, as provided for herein, under
Section 721 of the Internal Revenue Code of 1986, as amended (the "Code"), and a liquidating distribution of such partnership interests by Newco LP to its partners under Section 731 of the Code.

    R. For federal income tax purposes, it is intended that the Horizon/Subsidiary Merger shall qualify as a tax-free reorganization under Section 368(a)(1)(F) of the Code, and that this Agreement shall constitute a plan of reorganization under Section 368(a)(1)(F) of the Code.

    S. For federal income tax purposes, it is intended that the Prime/Horizon Merger shall qualify as a tax-free reorganization under Section
368(a)(1)(A) of the Code, and that this Agreement shall constitute a plan of reorganization under Section 368(a)(1)(A) of the Code.

    T. Prime, Prime Partnership, Horizon and Horizon Partnership have each received a fairness opinion relating to the transactions contemplated hereby as more fully described herein.

    U. Prime, Prime Partnership, Horizon and Horizon Partnership desire to make certain representations, warranties and agreements in connection with the
Mergers.

    V. Concurrently with the execution of this Agreement and as an inducement to Prime and Prime Partnership to enter into this Agreement, Ronald Piasecki has entered into the Amended and Restated Stock Purchase Agreement dated as of the date hereof relating to the voting capital stock of each of First HGI, Inc., HGI Perryville, Inc., MG Third Party Services Corp., HGI Management Corp. and Second HGI, Inc. (the "Stock Purchase Agreement"), providing for the sale by Ronald Piasecki of all of the outstanding voting capital stock (other than any such voting capital stock held by Horizon Partnership) of such companies to Prime Retail Services, Inc. or its designees or assigns.

    W. Concurrently with the execution of this Agreement and with the consent of Prime, (i) Castle & Cooke Properties, Inc., a Hawaii corporation ("C&C"),
Castle & Cooke Retail, Inc., a California corporation ("C&C Retail"), and Horizon Partnership have entered into a Contribution Agreement (the "C&C/ Horizon Contribution Agreement"), pursuant to which the parties thereto desire to form Castle & Cooke/ Prime Retail, LLC, a Delaware limited liability company ("C&C/Prime LLC"), and (ii) Prime, Horizon, Mr. David H. Murdock, a resident of the State of California ("Murdock"), and Pacific Holding Company, a sole proprietorship of Murdock ("Pacific"), have entered into an Agreement (the "Murdock/Pacific Agreement") which contains certain obligations of Murdock and Pacific regarding the transactions contemplated hereunder, as more fully described in the Murdock/Pacific Agreement (the C&C/Horizon Contribution Agreement and the Murdock/Pacific Agreement are collectively referred to herein as the "C&C/Murdock Agreements").

    NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                  THE MERGERS

    1.1  THE PARTNERSHIP MERGER.

       (a) Upon the terms and subject to the conditions of this Agreement, and in accordance with Title 6, Chapter 17 of the Delaware Code
    Annotated, as amended (the "DRULPA"), Horizon Partnership shall be merged with and into Prime Partnership with Prime Partnership as the surviving limited partnership (the "Surviving Partnership"), with the holders of partnership interests in Horizon Partnership receiving the consideration set forth in Sections 1.10 and 1.11(c).

       (b) After the Partnership Merger, Newco LP shall issue and distribute to the Surviving Partnership an unsecured negotiable recourse promissory note, payable to the order of the Surviving Partnership on demand, in the Subject Principal Amount (as defined below). The unpaid balance of such note

                                  Appendix A-3
    shall bear interest daily at a rate per annum equal to 10% until paid in full. As used herein, "Subject Principal Amount" shall mean the excess, if any, of (i) the aggregate unpaid principal balance of mortgage loans to which the Contributed Assets (as defined in the Contribution Agreement) are subject immediately prior to the consummation of the Horizon Partnership Contribution, over (ii) the aggregate unpaid principal balance of mortgage loans transferred to and assumed by Newco LP as Assumed Liabilities at the Time of Contribution (each as defined in the Contribution Agreement).

    1.2 THE HORIZON/SUBSIDIARY MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Maryland General Corporation Law ("MGCL") and the Michigan Business Corporation Act ("MBCA"), immediately following the Partnership Merger Effective Time (as defined below), Horizon shall be merged with and into Sky Merger, with Sky Merger as the surviving company. Following the Horizon/Subsidiary Merger, the separate corporate existence of Horizon shall cease, and Sky Merger shall succeed to and assume all the rights and obligations of Horizon in accordance with the MGCL and the MBCA. The articles of incorporation of Sky Merger and the bylaws of Sky Merger shall each be amended and restated pursuant to the Horizon/Subsidiary Merger substantially in the forms attached hereto as Exhibits E and F, respectively (the "Horizon/Merger Articles of Incorporation" and the "Horizon/Merger Bylaws", respectively), and shall continue in full force and effect thereafter until further amended in accordance with applicable Maryland law. In the Horizon/Subsidiary Merger, each outstanding share of common stock of Sky Merger held by Horizon shall be canceled, and each issued and outstanding share of common stock, $0.01 par value per share of Horizon (each, a "Horizon Common Share") (other than Horizon Common Shares owned by Horizon or any Horizon Subsidiary, which shall automatically be canceled and retired and all rights with respect thereto shall cease to exist), shall be converted into one share of common stock, $0.01 par value per share, of Sky Merger (each, a "Sky Merger Common Share"). Each certificate representing issued and outstanding Horizon Common Shares shall upon consummation of the Horizon/Subsidiary be deemed to represent the same number of Sky Merger Common Shares, until consummation of the Prime/Horizon Merger in accordance with Section 1.3. There shall be no further registration of transfers on the stock transfer books of Horizon of the Horizon Common Shares which were outstanding immediately prior to the Horizon/Subsidiary Merger Effective Time (as defined below). If, after the Horizon/Subsidiary Merger Effective Time, Certificates (as defined below) are presented to the Surviving Company (as defined below) for any reason, they shall be canceled and exchanged as provided in Section 1.14. As of the Horizon/Subsidiary Merger Effective Time, each outstanding Horizon Stock Option (as defined in Section 2.3(b)) shall be assumed by Sky Merger and shall be deemed to constitute an option to acquire (each a "Sky Merger Stock Option"), on the same terms and conditions applicable under such Horizon Stock Option, the same number of Sky Merger Common Shares as the holder of such Horizon Stock Option would have been entitled to receive pursuant to the Horizon/Subsidiary Merger had such holder exercised such Horizon Stock Option in full immediately prior to the Horizon/Subsidiary Merger Effective Time at a price per share equal to the aggregate exercise price for the shares subject to such Horizon Stock Option divided by the number of full Sky Merger Common Shares deemed to be purchasable pursuant to such Horizon Stock Option.

    1.3 THE PRIME/HORIZON MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MGCL, immediately following the Horizon/Subsidiary Merger Effective Time, Prime shall be merged with and into Sky Merger with Sky Merger as the surviving company (the "Surviving Company"). Following the Prime/Horizon Merger, the separate corporate existence of Prime shall cease, and Sky Merger as Surving Company shall continue and shall succeed to and assume all the rights and obligations in accordance with the MGCL. The name of the Surviving Company shall be "Prime Retail, Inc."

    1.4 CLOSING OF MERGERS. The closing of the Mergers (the "Closing") will take place at 10:00 a.m., local time on the date to be specified by the parties, which (subject to satisfaction or waiver of the conditions set forth in Article
6) shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Section 6.1(a) (the "Closing Date"), at the offices of Winston & Strawn, 35 West Wacker Drive, Chicago, Illinois 60601, unless another date or place is agreed to in writing by the parties.

                                  Appendix A-4

    1.5 EFFECTIVE TIMES. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article 6:

       (a) Prime Partnership and Horizon Partnership shall execute and file the Delaware Certificate of Merger, executed in accordance with the
    DRULPA, with the Office of the Secretary of State of the State of Delaware (the "Delaware Secretary"). The Partnership Merger shall become effective (the "Partnership Merger Effective Time") at such time as shall be specified in the Delaware Certificate of Merger.

       (b) Immediately following the Partnership Merger Effective Time, Horizon and Sky Merger shall execute and file (i) the Horizon/Subsidiary
    Articles of Merger, executed in accordance with the MGCL, with the State Department of Assessments and Taxation of Maryland (the "Maryland Department"), and (ii) the Horizon/Subsidiary Certificate of Merger, executed in accordance with the MBCA, with the Department of Commerce of the State of Michigan (the "Michigan Department"). The Horizon/ Subsidiary Merger shall become effective (the "Horizon/Subsidiary Merger Effective Time") at such time as shall be specified in the Horizon/Subsidiary Articles of Merger and the Horizon/Subsidiary Certificate of Merger.

       (c) Immediately following the Horizon/Subsidiary Merger Effective Time, Sky Merger and Prime shall execute and file the Prime/Horizon
    Articles of Merger, executed in accordance with the MGCL, with the Maryland Department. The Prime/Horizon Merger shall become effective (the "Prime/Horizon Merger Effective Time") at such time as shall be specified in the Prime/Horizon Articles of Merger.

Prime, Prime Partnership, Horizon, Sky Merger, Newco, Newco LP, Horizon Partnership and the Surviving Company shall execute and file all other filings and recordings required, with respect to the Horizon/ Subsidiary Merger and the Prime/Horizon Merger, under the MGCL or the MBCA or, with respect to the Partnership Merger, under the DRULPA. Unless otherwise agreed, the parties shall cause the each Prime/ Horizon Merger Effective Time, the Horizon Subsidiary Effective Time and the Partnership Merger Effective Time to occur on the Closing Date in the sequence provided for in the Recitals hereto.

    1.6  EFFECT OF PRIME/HORIZON MERGER ON ARTICLES OF INCORPORATION AND
BYLAWS. The Articles of Incorporation and the Bylaws of Sky Merger as in effect immediately after the Horizon/Subsidiary Merger, shall continue in full force and effect after the Prime/Horizon Merger until further amended in accordance with applicable Maryland law.

    1.7 EFFECT OF PARTNERSHIP MERGER ON AGREEMENT OF LIMITED PARTNERSHIP. The Second Amended and Restated Agreement of Limited Partnership of Prime Partnership in substantially the form of Exhibit G attached hereto (the "Second Amended and Restated Prime Partnership Agreement"), shall continue in full force and effect after the Partnership Merger until further amended in accordance with applicable Delaware law.

    1.8 DIRECTORS. At the Prime/Horizon Merger Effective Time, the directors of the Surviving Company shall consist of twelve persons, including those nine persons named in the Prime/Horizon Articles of Merger (or such other persons as shall be designated by Prime prior to the Closing), each of whom shall serve for the terms specified in the Prime/Horizon Articles of Merger or until their earlier death, resignation or removal, as the case may be, together with three persons to be designated by Horizon prior to Closing, each of whom shall, on the third business day after the Prime/Horizon Merger Effective Time (or such earlier time as shall be required in order to comply with applicable disclosure requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), become a director of the Surviving Company with one of such three persons having terms expiring at the third, second and first annual meeting of shareholders of the Surviving Company held following the Prime/ Horizon Merger Effective Time. The names of the three persons designated by Horizon and their respective terms of office shall be furnished to Prime prior to the time the Proxy Statement (as hereinafter defined) is mailed to the shareholders of Prime and Horizon. Prime and Horizon agree to take whatever action may be necessary to accomplish the foregoing.

                                  Appendix A-5

    1.9 EFFECT ON SHARES. The effect of the Horizon/Subsidiary Merger on the shares of capital stock of Horizon and Sky Merger shall be as provided in the Horizon/Subsidiary Articles of Merger and the Horizon/ Subsidiary Certificate of Merger. The effect of the Prime/Horizon Merger on the shares of capital stock of Prime and Sky Merger shall be as provided in Section 1.14 and in the Prime/Horizon Articles of Merger.

    1.10 EFFECT ON PARTNERSHIP INTERESTS. The effect of the Partnership Merger on the partnership interests of Horizon Partnership shall be as provided in
Section 1.11(c) and in the Delaware Certificate of Merger. The Partnership Merger shall not change the partnership interests of Prime Partnership outstanding immediately prior to the Partnership Merger.

    1.11  MERGER CONSIDERATION.

       (a) In connection with the Horizon/Subsidiary Merger, each issued and outstanding Horizon Common Share and each outstanding Horizon Stock
    Option shall be treated as set forth in Section 1.2.

       (b) As of the Prime/Horizon Merger Effective Time, each Horizon Common Share and Sky Merger Common Share that is owned by Horizon or any
    Horizon Subsidiary (as defined below) shall in each case automatically be canceled and retired and all rights with respect thereto shall cease to exist, and no Prime/Horizon Merger Consideration (as defined below) shall be delivered in exchange therefor. As of the Partnership Merger Effective Time, the issued and outstanding common units of Horizon Partnership (each, a "Horizon OP Unit") that are owned by Horizon shall convert into the right to receive, for each such Horizon OP Unit, that number of common units of Prime Partnership (each, a "Prime Common Unit") and convertible Series B preferred units of Prime Partnership (each, a "Prime Series B Preferred Unit") equal to the number of Surviving Company Common Shares and Surviving Company Series B Preferred Shares, respectively, into which each Horizon Common Share is converted pursuant to the Prime/Horizon Merger.

       (c) Subject to Section 1.14(g), each Horizon OP Unit (other than units held by Horizon or any Horizon Subsidiary) shall be converted by the
    Partnership Merger into the right to receive, 0.9193 of a Prime Common Unit (the "Partnership Merger Consideration"). As of the Partnership Merger Effective Time, all such Horizon OP Units shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of record of Horizon OP Units shall cease to have any rights thereto, except the right to receive the Partnership Merger Consideration, any dividend or other distribution to which such holder is entitled pursuant to Section 1.14(d) and any cash in lieu of fractional units to be issued or paid in consideration therefor upon surrender of such Horizon OP Units in accordance with Section 1.14(g), without interest.

       (d) Subject to Section 1.14(g), each issued and outstanding Sky Merger Common Share (other than shares held by Horizon or any Horizon
    Subsidiary) shall be converted by the Prime/Horizon Merger into the right to receive 0.20 of a share of 8.5% Series B Cumulative Participating Convertible Preferred Stock, $.0.01 par value per share, of the Surviving Company (the "Surviving Company Series B Preferred Share") and 0.597 of a share of common stock, $0.01 par value per share, of the Surviving Company (the "Surviving Company Common Share") (the "Prime/Horizon Merger Consideration"). As of the Prime/Horizon Merger Effective Time, all such Sky Merger Common Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Sky Merger Common Shares shall cease to have any rights thereto, except the right to receive the Prime/Horizon Merger Consideration, any dividend or other distribution to which such holder is entitled pursuant to Section 1.14(d) and any cash in lieu of fractional shares to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 1.14(g), without interest.

       (e) "Merger Consideration" shall mean either the Partnership Merger Consideration or the Prime/Horizon Merger Consideration, as the
    context may require.

    1.12 REGISTRATION RIGHTS AGREEMENT. On the Closing Date, the Surviving Company will enter into the Amended and Restated Registration Rights Agreement substantially in the form of Exhibit H attached

                                  Appendix A-6
hereto under which Surviving Company will assume in writing and succeed to all rights and obligations of Horizon and Prime pursuant to the Registration Rights Agreements listed on Schedule 2.3(g) to the Horizon Disclosure Letter and pursuant to the Registration Rights Agreements listed on Schedule 3.3(h) to the Prime Disclosure Letter, respectively.

    1.13  APPRAISAL RIGHTS.

    (a) NO APPRAISAL RIGHTS. The holders of Horizon Common Shares, Prime Common Shares, Prime Series B Preferred Shares, Sky Merger Common Shares, Horizon OP Units and Prime OP Units (as defined below) are not entitled under applicable law to appraisal rights as a result of the Mergers.

    (b) PRIME SERIES A AND SERIES C PREFERRED SHARES. Notwithstanding anything in this Agreement to the contrary, holders of Prime Series A Preferred Shares and Prime Series C Preferred Shares (each as defined in Section 3.3(a)) that have, as of the Effective Time, complied with all procedures necessary to assert appraisal rights in accordance with the MGCL, if applicable, shall have such rights, if any, as they may have pursuant to Section 3-202 of the MGCL and such Prime Series A Preferred Shares and Prime Series C Preferred Shares shall not be converted or be exchangeable as provided in this Article I, but such holders shall be entitled to receive such payment as may be determined to be due to such holders pursuant to the MGCL; PROVIDED, HOWEVER, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the MGCL, such holder's Prime Series A Preferred Shares and Prime Series C Preferred Shares shall thereupon be deemed to have been converted and to have become exchangeable, as of the Prime/Horizon Merger Effective Time, into the Prime/Sky Merger Consideration. The Prime Series A Preferred Shares and Prime Series C Preferred Shares described in this Section 1.13(b) held by holders who exercise and perfect appraisal rights are referred to herein as "Dissenting Shares." Sky Merger shall give Prime prompt notice of any demands for appraisal of shares received by Sky Merger (and shall also give Prime prompt notice of any withdrawals of such demands for appraisal rights) and Prime shall have the opportunity and right to participate in and direct all negotiations with respect to such demands. Sky Merger shall not, except with the prior written consent of Prime, make any payment with respect to, settle or otherwise negotiate or offer to settle any such demand for appraisal rights. Prime agrees that it shall make all payments with respect to appraisal rights and that the funds therefor shall not come, directly or indirectly, from Sky Merger.

    1.14  EXCHANGE OF CERTIFICATES; PRE-CLOSING DIVIDENDS; FRACTIONAL SHARES.

    (a) EXCHANGE AGENT. Prior to the Closing Date, Prime shall appoint American Stock Transfer and Trust Company, or another bank or trust company reasonably acceptable to Horizon, to act as exchange agent (the "Exchange Agent") for the exchange of the Prime/Horizon Merger Consideration upon surrender of certificates representing issued and outstanding Sky Merger Common Shares and the exchange of the Partnership Merger Consideration in connection with the Partnership Merger.

    (b)  MERGER CONSIDERATION.

           (i) The Surviving Company shall provide or cause to be provided to the Exchange Agent on or before the Partnership Merger Effective
       Time, for the benefit of those Persons who are holders of Sky Merger Common Shares after the Horizon/Subsidiary Merger Effective Time, Surviving Company Common Shares and Surviving Company Series B Preferred Shares (the "Corporate Exchange Fund") issuable in exchange for the issued and outstanding Horizon Common Shares pursuant to Section 1.11. Horizon shall provide to the Exchange Agent on or before the Partnership Merger Effective Time, for the benefit of the holders of Horizon Common Shares, cash payable in respect of any dividends required pursuant to
       Section 1.14(d)(i) or (ii).

           (ii)Prime Partnership shall provide to the Exchange Agent, for the benefit of the holders of Horizon OP Units, Prime Common Units
       (the "Partnership Exchange Fund", and together with

                                  Appendix A-7
       the Corporate Exchange Fund, the "Exchange Fund") issuable in exchange for, issued and outstanding Horizon OP Units pursuant to Section 1.11. Horizon shall provide to the Exchange Agent on or before the Partnership Merger Effective Time, for the benefit of the holders of Horizon OP Units, cash payable in respect of any distributions required pursuant to
       Section 1.14(d).

    (c)  EXCHANGE PROCEDURE.

           (i) As soon as reasonably practicable after the Prime/Horizon Merger Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Prime/Horizon Merger Effective Time represented outstanding Sky Merger Common Shares (the "Certificates") whose shares were converted into the right to receive the Prime/Horizon Merger Consideration pursuant to
       Section 1.11 (d) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as the Surviving Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Prime/Horizon Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Surviving Company, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Prime/Horizon Merger Consideration into which the Sky Merger Common Shares theretofore represented by such Certificate shall have been converted pursuant to
       Section 1.11, as well as any dividends or other distributions to which such holder is entitled pursuant to Section 1.14(d), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Sky Merger Common Shares which is not registered in the transfer records of Sky Merger, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment either shall pay any transfer or other taxes required by reason of such payment being made to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Company that such tax or taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 1.14, each Certificate shall be deemed at any time after the Prime/Horizon Merger Effective Time to represent only the right to receive upon such surrender the Prime/Horizon Merger Consideration, without interest, into which the Sky Merger Common Shares theretofore represented by such Certificate shall have been converted pursuant to Section 1.11, and any dividends or other distributions to which such holder is entitled pursuant to Section 1.14(d). No interest will be paid or will accrue on the Prime/Horizon Merger Consideration upon the surrender of any Certificate or on any cash payable pursuant to Section 1.14(d) or Section 1.14(g).

           (ii)Contemporaneous with or as soon as reasonably practicable after the Partnership Merger Effective Time, Prime Partnership shall mail or otherwise make available to each holder of record of Horizon OP Units whose interest in Horizon Partnership was converted into the right to receive the Partnership Merger Consideration a letter of transmittal with instructions for execution and delivery of the Amended and Restated Prime Partnership Agreement which shall specify that delivery of the Partnership Merger Consideration shall be effected only upon execution and delivery of the Amended and Restated Prime Partnership Agreement and such other documentation as Prime Partnership may reasonably specify as necessary in connection with the consummation of the transactions contemplated hereby. Upon execution and delivery of the Amended and Restated Prime Partnership Agreement and such other documentation as is reasonably specified by Prime Partnership in connection with the consummation of the transactions contemplated hereby, each holder of Horizon OP Units shall be entitled to receive from Prime Partnership a copy of the Amended and Restated Prime Partnership Agreement, duly amended to reflect the Partnership Merger Consideration to be received by such holder pursuant to Section 1.11, as well as any dividends or distributions to which such holder is entitled pursuant to Section 1.14(d). Only holders

                                  Appendix A-8
       of record on the books and records of Horizon Partnership shall be entitled to the Partnership Merger Consideration and to become a limited partner in Prime Partnership pursuant to this Agreement. Until the execution and delivery of the Amended and Restated Prime Partnership Agreement by a holder of Horizon OP Units, and the other documentation reasonably specified by Prime, such Horizon OP Units shall be deemed at any time after the Partnership Merger Effective Time to represent only the rights to receive the Partnership Merger Consideration into which such Horizon OP Units shall have been converted pursuant to Section 1.11 hereof, without interest, and any dividends or other distributions to which such holder is entitled pursuant to Section 1.14(d), without interest.

    (d) RECORD DATES FOR FINAL DIVIDENDS; DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES.

           (i) To the extent necessary to satisfy the requirements of Section 857(a)(1) of the Code for the taxable year of Prime ending at the
       Closing Date (and avoid the payment of tax with respect to undistributed income), Prime shall (i) declare a dividend (the "Final Company Dividend") first to holders of Prime Preferred Shares (as defined below) and then, and only to the extent necessary, to holders of Prime Common Shares (as defined below), the record date for which shall be the close of business on the last business day prior to the Closing Date, in an amount equal to the minimum dividend sufficient to permit Prime to satisfy such requirements and (ii) Prime Partnership shall pay a corresponding distribution to holders of Prime OP Units (as defined in Section 3.3(e)) pursuant to Section 6.2 of the Amended and Restated Agreement of Limited Partnership of Prime Retail, L.P. dated as of September 8, 1997, as amended (the "Prime Partnership Agreement"). If Prime determines it necessary to declare a portion of the Final Company Dividend to holders of Prime Common Shares, it shall notify Horizon at least ten (10) days prior to the date for the Prime Shareholders Meeting (as defined in Section 5.1), and Horizon shall (i) declare a dividend per share to holders of Horizon Common Shares, the record date for which shall be the close of business on the last business day prior to the Closing Date, in an amount per Horizon Common Share equal to the product obtained by multiplying (x) the Final Company Dividend per Prime Common Share paid by Prime by (y) 0.9193. Horizon Partnership shall pay a corresponding distribution to the holders of Horizon OP Units pursuant to the Horizon Partnership Agreement. The dividends payable hereunder to holders of Horizon Common Shares shall be paid upon presentation of the certificates of Horizon Common Shares for exchange in accordance with this Section 1.14 and the distributions payable to holders of Horizon OP Units shall be paid upon delivery of the executed Second Amended and Restated Prime Partnership Agreement in accordance with this Section 1.14.

           (ii)(A) No dividends or other distributions with respect to Surviving Company Common Shares or Surviving Company Series B Preferred
       Shares with a record date after the Closing Date shall be paid to the holder of any unsurrendered Certificate with respect to the Surviving Company Common Shares or Surviving Company Series B Preferred Shares represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.14(g), in each case until the surrender of such Certificate in accordance with this
       Section 1.14. Subject to the effect of applicable escheat laws, following surrender of any such Certificate there shall be paid to the holder of such Certificate, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of any fractional Surviving Company Common Shares or Surviving Company Series B Preferred Shares to which such holder is entitled pursuant to Section 1.14(g) and (ii) if such Certificate is exchangeable for one or more whole Surviving Company Common Shares or Surviving Company Series B Preferred Shares, (x) at the time of such surrender the amount of dividends or other distributions with a record date after the Closing Date theretofore paid with respect to such whole Surviving Company Common Shares or Surviving Company Series B Preferred Shares and (y) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Closing Date but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole Surviving Company Common Shares or Surviving Company Series B Preferred Shares.

                                  Appendix A-9

               (B) No dividends or distributions with respect to Surviving
                   Company Common Units or Surviving Company Series B Preferred Units with a record date after the Closing Date shall be paid to any holder of Horizon OP Units, and no cash payable in lieu of fractional units shall be paid to any such holder pursuant to Section 1.14(g), in each case until such holder has executed and delivered the Amended and Restated Prime Partnership Agreement and other documentation in accordance with this Section 1.14. Subject to the effect of the applicable escheat laws, following execution and delivery of requisite documents as contemplated by this Section 1.14, there shall be paid to a holder of Horizon OP Units, without interest, (i) at the time of such delivery, the amount of any cash payable in lieu of any fractional Prime Common Units to which such holder is entitled pursuant to Section 1.14(g) and (ii) if such Horizon OP Units are exchangeable into one or more whole Prime Common Units, (x) the amount of any dividend or other distributions with a record date after the Closing Date theretofore paid with respect to such whole Prime Common Units, and (y) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Closing Date but prior to such date and with a payment date subsequent to such date, which are payable with respect to such whole Prime Common Units.

    (e) NO FURTHER OWNERSHIP RIGHTS IN HORIZON COMMON SHARES, SKY MERGER COMMON SHARES AND HORIZON OP UNITS.

           (i) All Prime/Horizon Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Section 1.14
       (and any cash paid pursuant to Section 1.14(g)) shall be deemed to have been paid in full satisfaction of all rights pertaining to the Horizon Common Shares and Sky Merger Common Shares, theretofore represented by such Certificates; provided, however, that Horizon shall transfer to the Exchange Agent cash sufficient to pay any dividends or make any other distributions with a record date prior to the Closing Date which may have been declared or made by Horizon on such Horizon Common Shares which were converted into Sky Merger Common Shares pursuant to the Horizon/Subsidiary Merger in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Closing Date and have not been paid prior to such surrender, and there shall be no further registration of transfers on the stock transfer books of Sky Merger of the Sky Merger Common Shares which were outstanding immediately prior to the Closing Date. If, after the Closing Date, Certificates are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in this Section 1.14.

           (ii)All Partnership Merger Consideration payable to holders of Horizon OP Units pursuant to the terms of this Section 1.14 (and any cash payable pursuant to Section 1.14(g)) shall be payable, and when paid shall be deemed to have been paid, in full satisfaction of all rights pertaining to Horizon OP Units.

    (f) NO LIABILITY. None of Horizon, Prime, the Surviving Company, Prime Partnership, Horizon Partnership, Newco, Newco LP or the Exchange Agent shall be liable to any person in respect of any Prime/ Horizon Merger Consideration or Partnership Merger Consideration or dividends or distributions delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Exchange Fund delivered to the Exchange Agent pursuant to this Agreement that remains unclaimed for six (6) months after the Closing Date shall be redelivered by the Exchange Agent to Prime, upon demand, and any holders of Certificates or Horizon OP Units who have not theretofore complied with Section 1.14(c) shall thereafter look only to Prime for delivery of the Partnership Merger Consideration and any unpaid dividends or distributions, subject to applicable escheat and other similar laws.

                                 Appendix A-10

    (g)  NO FRACTIONAL SHARES.

           (i) No certificates or scrip representing fractional Surviving Company Common Shares or Surviving Company Series B Preferred
       Shares shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote, to receive dividends or to any other rights of a shareholder of Surviving Company.

           (ii)Notwithstanding any other provision of this Agreement, each holder of Sky Merger Common Shares exchanged pursuant to the
       Prime/Horizon Merger who would otherwise have been entitled to receive a fraction of a Surviving Company Common Share or a Surviving Company Series B Preferred Share (after taking into account all Certificates delivered by such holder) shall receive, from the Exchange Agent in accordance with the provisions of this Section 1.14(g), a cash payment in lieu of such fractional shares, as applicable, representing such holder's proportionate interest, if any, in the net proceeds from the sale by the Exchange Agent in one or more transactions (which sale transactions shall be made at such times, in such manner and on such terms as the Exchange Agent shall determine in its reasonable discretion) on behalf of all such holders of the aggregate of the fractional Surviving Company Common Shares and Surviving Company Series B Preferred Shares, as applicable, which would otherwise have been issued (the "Excess Shares"). The sale of the Excess Shares by the Exchange Agent shall be executed on the New York Stock Exchange (the "NYSE") through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of Certificates, the Exchange Agent will hold such proceeds in trust (the "Exchange Trust") for the holders of Certificates. Prime shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with this sale of the Excess Shares. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates in lieu of any fractional Surviving Company Common Shares or Surviving Company Series B Preferred Shares, as applicable, the Exchange Agent shall make available such amounts to such holders of Certificates without interest.

           (iii)
               No fractional Prime Common Units shall be issued in exchange for Horizon OP Units, and no fractional interests shall entitle any holder thereof to vote, receive distributions or have any other rights in, from or to Prime Partnership. In lieu of the issuance of any fractional Prime Common Units, each holder of Horizon OP Units, upon execution and delivery of the documentation contemplated by this Section 1.14, shall be paid an amount in cash (without interest), rounded to the nearest cent, equal to the product of (1) the average price at which Surviving Company Common Shares constituting Excess Shares sold by the Exchange Agent pursuant to the foregoing clause (ii) and (2) the fractional amount of Prime Common Units which such holder would otherwise be entitled to receive under this Section 1.14.

    (h) WITHHOLDING RIGHTS. (A) The Surviving Company or the Exchange Agent shall be entitled to deduct and withhold from the Prime/Horizon Merger Consideration otherwise payable pursuant to this Agreement to any holder of Sky Merger Common Shares such amounts as the Surviving Company or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Surviving Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Sky Merger Common Stock in respect of which such deduction and withholding was made by Surviving Company or the Exchange Agent.

               (B) Prime Partnership shall be entitled to deduct and withhold from the Partnership Merger Consideration otherwise payable pursuant to this Agreement to a holder of Horizon OP Units such amounts as Prime Partnership is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax

                                 Appendix A-11
           law. To the extent that amounts are so withheld by Prime Partnership, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Horizon OP Units in respect of which such deduction and withholding was made by Prime Partnership.

           (i) At the Prime/Horizon Merger Effective Time, each certificate representing an outstanding Prime Common Share, Prime Series A
       Preferred Share, Prime Series B Preferred Share and Prime Series C Preferred Share will, without any action on the part of the holder thereof, thereafter represent one Surviving Company Common Share, one share of Surviving Company 10.5% Series A Senior Cumulative Preferred Stock, $.01 par value per share, one Surviving Company Series B Preferred Share or one share of Surviving Company Series C Cumulative Convertible Redeemable Preferred Stock, $0.01 par value per share, as the case may be, pursuant to the terms of the Prime/ Horizon Articles of Merger.

    1.15 CONTRIBUTION. As provided in the Contribution Agreement, immediately prior to the declaration of the Prime Partnership Special Distribution, Horizon Partnership and Newco LP shall effect the Horizon Partnership Contribution.

    1.16 PRIME PARTNERSHIP SPECIAL DISTRIBUTION; PRIME SPECIAL DISTRIBUTION; PRIME PARTNERSHIP COMMON DISTRIBUTION; THE PRIME CORPORATE CONTRIBUTION; PRIME CORPORATE COMMON DISTRIBUTION.

    (a) PRIME PARTNERSHIP SPECIAL DISTRIBUTION. On the Closing Date immediately after the Horizon Partnership Contribution and immediately prior to the declaration of the Prime Special Distribution, Prime Partnership shall formally declare a cash distribution of (i) $0.50 per outstanding Prime Common Unit and Prime Series C Preferred Unit and (ii) $0.60 per outstanding Prime Series B Preferred Unit, in each case to each holder of record of Prime Common Units, Prime Series B Preferred Units and Prime Series C Preferred Units as of the close of the transfer books of Prime Partnership immediately prior to the Partnership Merger. The payment date with respect to the Prime Partnership Special Distribution shall be determined at Closing at the sole discretion of Prime Partnership.

    (b) PRIME SPECIAL DISTRIBUTION. On the Closing Date immediately after the declaration of the Prime Partnership Special Distribution and immediately prior to the Partnership Merger, Prime shall formally declare a cash distribution of
(i) $0.50 per outstanding Prime Common Share and Prime Series C Preferred Share and (ii) $0.60 per outstanding Prime Series B Preferred Share, in each case to each holder of record of Prime Common Shares, Prime Series B Preferred Shares and Prime Series C Preferred Shares as of the close of the transfer books of Prime immediately prior to the Partnership Merger. The payment date with respect to the Prime Special Distribution shall be determined at Closing at the sole discretion of Prime Partnership.

    (c) PRIME PARTNERSHIP COMMON DISTRIBUTION. On the Closing Date immediately after consummation of the Partnership Merger, the Prime Partnership Common Distribution shall be effected by the distribution of each issued and outstanding common unit of Newco LP (each, a "Newco LP Common Unit") to each holder of record of Prime Common Units, Prime Series B Preferred Units and Prime Series C Preferred Units as of the close of the transfer books of Prime Partnership immediately after the consummation of the Partnership Merger such that (i) each Prime Series B Preferred Unit shall entitle the holder to receive Newco LP Common Units equal to 1.196 multiplied by the number of Newco LP Common Units being distributed in respect of each Prime Common Unit, and (ii) each Prime Series C Preferred Unit shall entitle the holder to receive that number of Newco LP Common Units distributed in respect of each Prime Common Unit. The number of Newco LP Common Units to be distributed in respect of each Prime OP Unit and the payment date with respect to the Prime Partnership Common Distribution shall be determined at Closing at the sole discretion of Prime Partnership. Immediately after the Partnership Merger Effective Time, Prime Partnership shall formally declare the Prime Partnership Common Distribution.

    (d) PRIME CORPORATE CONTRIBUTION. Immediately following the consummation of the Prime/Horizon Merger, Surviving Company shall transfer, assign and convey to Newco as a capital contribution (i) all

                                 Appendix A-12

Newco LP Common Units held by Surviving Company and (ii) all Newco Common Shares held by Surviving Company, and Newco shall issue to Surviving Company that number of Newco Common Shares equal to the number of Newco LP Common Units so contributed by Surviving Company.

    (e) PRIME CORPORATE COMMON DISTRIBUTION. The Prime Corporate Common Distribution shall be effected by the distribution of the Newco Common Shares received by Surviving Company pursuant to the Prime Corporate Contribution to each holder of record of Surviving Company Common Shares, Surviving Company Series B Preferred Shares and Surviving Company Series C Preferred Shares as of the close of the transfer books of Surviving Company immediately following the consummation of the Prime/Horizon Merger such that (i) each Surviving Company Series B Preferred Share shall entitle the holder to receive Newco Common Shares equal to 1.196 multiplied by the number of Newco Common Shares being distributed in respect of each Surviving Company Common Share, and (ii) each Surviving Company Series C Preferred Share shall entitle the holder to receive that number of Newco Common Shares distributed in respect of each Surviving Company Common Share. The number of Newco Common Shares to be distributed in respect of each Surviving Company Common Share, Surviving Company Series B Preferred Share and Surviving Company Series C Preferred Share pursuant to the Prime Corporate Common Distribution shall be identical to the number of Newco Common Units distributed in respect of each Prime Common Unit, Prime Series B Preferred Unit and Prime Series C Preferred Unit, respectively, pursuant to the Prime Partnership Distribution, and the payment of the Prime Corporate Common Distribution shall occur immediately following the payment of the Prime Partnership Common Distribution. Immediately following the Prime/Horizon Merger Effective Time or on such earlier date as may be required to comply with applicable laws and regulations (including without limitation regulations of the New York Stock Exchange), Surviving Company shall formally declare the Prime Corporate Common Distribution.

    1.17 TRANSFERRED PRIME PROPERTIES. Immediately after the consummation of the Prime/Horizon Merger, the Surviving Partnership shall cause each of Indianapolis Factory Shops Limited Partnership and Nebraska Crossing Factory Shops to transfer to Newco all of their respective rights and interests in Indiana Factory Shops in Daleville, Indiana, and Nebraska Crossing Factory Stores in Gretna, Nebraska (the "Transferred Prime Properties") in consideration for cash in amount equal to the aggregate mortgage indebtedness incurred by Newco in respect of the Transferred Prime Properties.

    1.18 SALE OF DESIGNATED PROPERTIES PRIOR TO CLOSING. The parties hereto acknowledge that prior to the Closing, Horizon and Horizon Partnership may explore the sale of all or a portion of the assets and properties which are designated to be transferred to Newco LP pursuant to the Horizon Partnership Contribution (the "Designated Properties"). Notwithstanding anything herein to the contrary, in the event that on or prior to the Closing Date Prime determines in its sole discretion that it is advisable not to effectuate the transactions under Section 1.15 and Sections 1.16(c), (d) and (e) hereof, then (x) the Horizon Partnership Contribution, Prime Partnership Common Distribution, Prime Corporate Contribution and Prime Corporate Common Distribution shall not be effectuated hereunder and Section 1.15 and Sections 1.16(c), (d) and (e) hereof shall be deemed to be void and of no force or effect, and (y) the Mergers and the other transactions contemplated hereby shall otherwise be consummated on the terms and conditions set forth in this Agreement.

                                   ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF HORIZON

    Horizon and Horizon Partnership represent and warrant to Prime and Prime Partnership as follows:

    2.1 ORGANIZATION, STANDING AND POWER OF HORIZON. Horizon and Sky Merger are each a corporation duly organized, validly existing and in good standing under the laws of Michigan and Maryland, respectively. Horizon has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. Horizon is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the

                                 Appendix A-13
ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of Horizon and the Horizon Subsidiaries (as defined below), taken as a whole (a "Horizon Material Adverse Effect"). Horizon has delivered to Prime complete and correct copies of the Amended and Restated Articles of Incorporation of Horizon (the "Horizon Articles of Incorporation") and the Amended and Restated Bylaws of Horizon (the "Horizon Bylaws"), in each case, as amended or supplemented to the date of this Agreement. Sky Merger has delivered to Prime complete and correct copies of the Sky Merger Articles of Incorporation (the "Sky Merger Articles of Incorporation") and the Sky Merger Bylaws (the "Sky Merger Bylaws"), in each case, as amended or supplemented to the date of this Agreement.

    2.2  HORIZON SUBSIDIARIES.

       (a) Schedule 2.2 to the letter of even date herewith signed by each of the chief executive officer and chief financial officer of Horizon and delivered to Prime prior to the execution hereof (the "Horizon Disclosure Letter") sets forth (i) each Subsidiary (as defined below) of Horizon (the "Horizon Subsidiaries"), (ii) the ownership interest therein of Horizon (other than, as of the Closing Date, changes thereto between February 1, 1998 and the Closing Date which result from the conversion of Horizon OP Units into Horizon Common Shares pursuant to the terms of the Horizon Partnership Agreement), (iii) if not wholly owned by Horizon, the identity and ownership interest of each of the other owners of such Horizon Subsidiary (other than, as of the Closing Date, changes thereto between February 1, 1998 and the Closing Date which result from the conversion of Horizon OP Units into Horizon Common Shares pursuant to the terms of the Horizon Partnership Agreement) and (iv) each factory outlet center and other commercial property owned by such Subsidiary. As used in this Agreement, "Subsidiary" of any Person (as defined below) means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another Subsidiary of such Person) either (i) a general partner, managing member or other similar interest, or (ii)(A) 10% or more of the voting power of the voting capital stock or other equity interests, or (B) 10% or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity. As used herein, "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity. Schedule
    2.2 to the Horizon Disclosure Letter sets forth a true and complete list of the equity securities owned by Horizon, directly or indirectly, in any corporation, partnership, limited liability company, joint venture or other legal entity, excluding Horizon Subsidiaries.

       (b) Except as set forth in Schedule 2.2 to the Horizon Disclosure Letter,
           (i) all of the outstanding shares of capital stock of each Horizon Subsidiary that is a corporation have been duly authorized, validly issued and are (A) fully paid and nonassessable and not subject to preemptive rights, (B) owned by Horizon or by another Horizon Subsidiary and (C) owned free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and (ii) all equity interests in each Horizon Subsidiary that is a partnership, joint venture, limited liability company or trust which are owned by Horizon, by another Horizon Subsidiary or by Horizon and another Horizon Subsidiary are owned free and clear of all Liens. Each Horizon Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted, and each Horizon Subsidiary that is a partnership, limited liability company or trust is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. Each Horizon Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such

                                 Appendix A-14
    qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Horizon Material Adverse Effect. Complete and correct copies of the articles of incorporation, bylaws, organization documents and partnership, joint venture and operating agreements of each Horizon Subsidiary, as amended to the date of this Agreement, have been previously delivered or made available to Prime. No effective amendment has been made to the Horizon Partnership Agreement since the date of this Agreement.

    2.3  CAPITAL STRUCTURE.

       (a) The authorized shares of capital stock of Horizon consist of 3,000,000 shares of preferred stock, $0.01 par value per share, none of which are issued and outstanding on the date of this Agreement, 10,000,000 shares of excess stock, $0.01 par value per share, none of which are issued or outstanding on the date of this Agreement, and 47,000,000 Horizon Common Shares, 24,066,635 of which were issued and outstanding as of February 1, 1998. The authorized shares of capital stock of Sky Merger consist of 50,000,000 shares of common stock, $0.01 par value per share, 1,000 of which are issued or outstanding as of February 1, 1998.

       (b) Set forth in Schedule 2.3(b) to the Horizon Disclosure Letter is a true and complete list of the following: (i) each qualified or nonqualified option to purchase shares of Horizon's capital stock granted under Horizon's Amended and Restated 1993 Stock Option Plan (the "Horizon 1993 Stock Option Plan"), Horizon's 1997 Stock Option Plan (the "Horizon 1997 Stock Option Plan"), the Horizon 1993 Long-Term Incentive Plan (the "Horizon Long-Term Incentive Plan"), Horizon's Director Stock Option Plan (the "Horizon Director Stock Option Plan") or any other formal or informal arrangement (collectively, the "Horizon Stock Options") and (ii) all other warrants or other rights to acquire shares of Horizon's capital stock, all limited stock appreciation rights, phantom stock, dividend equivalents, performance units and performance shares. Schedule 2.3(b) to the Horizon Disclosure Letter sets forth for each Horizon Stock Option the name of the grantee, the date of the grant, status of the option as qualified or nonqualified under Section 422 of the Code, the number and type of shares of Horizon's capital stock subject to such option, the number and type of shares subject to options that are currently exercisable, the exercise price per share, and the number and type of such shares subject to share appreciation rights. On the date of this Agreement, except as set forth in this Section 2.3 or in Schedule 2.3(b) to the Horizon Disclosure Letter, no shares of Horizon's capital stock were outstanding or reserved for issuance.

       (c) All outstanding shares of Horizon's and Sky Merger's capital stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of Horizon or Sky Merger having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Horizon may vote.

       (d) Except (i) as set forth in this Section 2.3 or in Schedule 2.3(d) to the Horizon Disclosure Letter or as otherwise contemplated by this
    Agreement, and (ii) for Horizon OP Units, which may be redeemed for cash or, at the option of Horizon, Horizon Common Shares in accordance with the Horizon Partnership Agreement, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Horizon, Sky Merger or any Horizon Subsidiary is a party or by which such entity is bound, obligating Horizon, Sky Merger or any Horizon Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of Horizon, Sky Merger or any Horizon Subsidiary or obligating Horizon, Sky Merger or any Horizon Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to Horizon, Sky Merger or a Horizon Subsidiary).

                                 Appendix A-15

       (e) As of February 1, 1998, 28,293,699 units of Horizon Partnership are duly and validly issued, of which 24,066,635 are owned by Horizon and
    28,293,699 units of Newco LP are duly and validly issued, of which 24,066,635 are owned by Horizon. Schedule 2.3(e) to the Horizon Disclosure Letter sets forth the name of each holder of Horizon OP Units and Newco LP Common Units and the number of Horizon OP Units and Newco LP Common Units owned by each such holder in each case as of the date of this Agreement. The Horizon OP Units are subject to no restrictions except as set forth in the Horizon Partnership Agreement. Except as provided in the Horizon Partnership Agreement or in Schedule 2.3(e) to the Horizon Disclosure Letter, neither Horizon Partnership nor Newco LP has issued or granted and neither is a party to any outstanding commitments of any kind relating to, or any presently effective agreements or understandings with respect to, the issuance or sale of interests in Horizon Partnership or Newco LP, whether issued or unissued, or securities convertible or exchangeable into interests in Horizon Partnership or Newco LP, except as contemplated by this Agreement.

       (f) All dividends on Horizon Common Shares, and all distributions on Horizon OP Units and Newco LP Common Units, which have been declared prior to the date of this Agreement have been paid in full.

       (g) Set forth on Schedule 2.3(g) to the Horizon Disclosure Letter is a list of each Registration Rights Agreement pursuant to which Horizon or any of the Horizon Subsidiaries is obligated to register any securities.

    2.4 OTHER INTERESTS. Neither Horizon nor any Horizon Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity (other than investments in short-term investment securities or an interest in a Horizon Subsidiary).

    2.5  AUTHORITY; NONCONTRAVENTION; CONSENTS.

       (a) Horizon has the requisite corporate power and authority to enter into this Agreement and the C&C/Murdock Agreements to which it is a party and, subject to the requisite shareholder approval of the Mergers and the other transactions contemplated hereby requiring shareholder approval (the "Horizon Shareholder Approvals"), to consummate the transactions contemplated by this Agreement and the C&C/Murdock Agreements to which Horizon is a party. The execution and delivery of this Agreement by Horizon and the C&C/Murdock Agreements to which Horizon is a party and the consummation by Horizon of the transactions contemplated by this Agreement and the C&C/Murdock Agreements to which Horizon is a party have been duly authorized by all necessary action on the part of Horizon, except for and subject to the Horizon Shareholder Approvals and the Horizon Partner Approvals (as defined in Section 5.1(g)). This Agreement and the C&C/Murdock Agreements to which Horizon is a party each has been duly executed and delivered by Horizon and constitutes a valid and binding obligation of Horizon, enforceable against Horizon in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

       (b) Sky Merger has the requisite corporate power and authority to enter into this Agreement and, subject to the requisite shareholder approval of the Horizon/Subsidiary Merger and the Prime/Horizon Merger and the other transactions contemplated hereby requiring shareholder approval (the "Sky Merger Shareholder Approvals"), to consummate the transactions contemplated by this Agreement to which Sky Merger is a party. The execution and delivery of this Agreement by Sky Merger and the consummation by Sky Merger of the transactions contemplated by this Agreement to which Sky Merger is a party have been duly authorized by all necessary action on the part of Sky Merger, except for and subject to the Sky Merger Shareholder Approval. This Agreement has been duly executed and delivered by Sky Merger and constitutes a valid and binding obligation of Sky Merger, enforceable against Sky Merger in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

                                 Appendix A-16

       (c) Horizon Partnership and Newco LP each has the requisite partnership power and authority to enter into this Agreement and the C&C/Murdock
    Agreements to which Horizon Partnership or Newco LP is a party, subject to the requisite Horizon Partner Approvals and Newco LP Partner Approvals (as defined in Section 5.1(g)), to consummate the transactions contemplated by this Agreement and the C&C/Murdock Agreements to which Horizon Partnership or Newco LP is a party. The execution and delivery of this Agreement and the C&C/Murdock Agreements to which Horizon Partnership or Newco LP is a party by Horizon Partnership and Newco LP, and the consummation by Horizon Partnership and Newco LP of the transactions contemplated by this Agreement and the C&C/Murdock Agreements to which Horizon Partnership or Newco LP is a party, have been duly authorized by all necessary action on the part of Horizon Partnership and Newco LP, as applicable, except for and subject to the Horizon Shareholder Approvals, the Horizon Partner Approvals and Newco LP Partner Approvals. This Agreement and the C&C/Murdock Agreements to which Horizon Partnership or Newco LP is a party each has been duly executed and delivered by Horizon Partnership and Newco LP, as applicable, and constitutes a valid and binding obligation of Horizon Partnership and Newco LP, enforceable against Horizon Partnership and Newco LP in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

       (d) Except as set forth in Schedule 2.5(d)(1) to the Horizon Disclosure Letter, the execution and delivery of this Agreement and the
    C&C/Murdock Agreements by Horizon, Horizon Partnership and Sky Merger, as applicable, do not, and the consummation of the transactions contemplated by this Agreement and the C&C/Murdock Agreements to which Horizon, Horizon Partnership or Sky Merger is a party and compliance by Horizon, Horizon Partnership and Sky Merger with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to material loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Horizon, Sky Merger or any Horizon Subsidiary under, (i) the Horizon or Sky Merger Articles of Incorporation or the Horizon or Sky Merger Bylaws or the comparable charter or organizational documents or partnership, operating, or similar agreement (as the case may be) of any Horizon Subsidiary, each as amended or supplemented, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to Horizon or any Horizon Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, "Laws") applicable to Horizon or any Horizon Subsidiary, or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not (x) have a Horizon Material Adverse Effect or (y) prevent the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to Horizon or any Horizon Subsidiary in connection with the execution and delivery of this Agreement or the C&C/ Murdock Agreements by Horizon or Horizon Partnership or the consummation by Horizon or Horizon Partnership of the transactions contemplated by this Agreement or the C&C/Murdock Agreements, except for (i) the filing with the Securities and Exchange Commission (the "SEC") of the Proxy Statement (as defined in
    Section 5.1) and such reports under Section 13(a) of the Exchange Act, (ii) the acceptance for record of the Horizon/Subsidiary Articles of Merger by the Maryland Department and the Horizon/Subsidiary Certificate of Merger with the Michigan Department, (iii) the filing of the Delaware Certificate of Merger with the Delaware Secretary, (iv) the filing of the Prime/Horizon Articles or Merger with the Maryland Department, (v) such filings with and approvals of the NYSE to permit the Surviving Company Common Shares and/or Surviving Company Series B Preferred Shares

                                 Appendix A-17
    that are to be issued pursuant to the Prime/Horizon Merger and the Horizon Stock Options to be listed on the NYSE, (vi) such filings as may be required in connection with the payment of any transfer and gains taxes and (vii) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 2.5(d)(2) to the Horizon Disclosure Letter, (B) as may be required under (x) laws requiring transfer, recordation or gains tax filings, (y) federal, state or local environmental laws or (z) the "blue sky" laws of various states, to the extent applicable or (C) which, if not obtained or made, would not prevent or delay the consummation of any of the transactions contemplated by this Agreement or the C&C/Murdock Agreements or otherwise prevent either Horizon or Horizon Partnership from performing its obligations under this Agreement or the C&C/ Murdock Agreements in any respect or have, individually or in the aggregate, a Horizon Material Adverse Effect. None of Sky Merger, Newco or Newco LP has entered into an agreement of any kind, including, but not limited to, any loan, credit or other debt agreements, employment agreements, benefit plans or stock option agreements, or pledge agreements except as contemplated by this Agreement.

    2.6 SEC DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES. Horizon and Horizon Partnership have filed all required reports, schedules, forms, statements and other documents with the SEC since November 2, 1993 and March 13, 1995, respectively, through the date hereof (together, the "Horizon SEC Documents"). Schedule 2.6(a) to the Horizon Disclosure Letter contains a complete list of all Horizon SEC Documents filed by Horizon with the SEC since January 1, 1997 and on or prior to the date of this Agreement. All of the Horizon SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, and, in each case, the rules and regulations promulgated thereunder applicable to such Horizon SEC Documents. None of the Horizon SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Horizon SEC Documents filed and publicly available prior to the date of this Agreement. The consolidated financial statements of Horizon and its Subsidiaries or Horizon Partnership and its Subsidiaries, as the case may be, included in the Horizon SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of Horizon and its Subsidiaries or Horizon Partnership and its Subsidiaries, as the case may be, in each case taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in
Schedule 2.6(b) to the Horizon Disclosure Letter, Horizon has no Subsidiaries which are not consolidated for accounting purposes. Except for liabilities and obligations set forth or reflected in the Horizon SEC Documents or in Schedule 2.6(c) to the Horizon Disclosure Letter, as of the date hereof neither Horizon nor any of the Horizon Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Horizon or in the notes thereto and which, individually or in the aggregate, would have a Horizon Material Adverse Effect.

                                 Appendix A-18

    2.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Horizon SEC Documents or in Schedule 2.7 to the Horizon Disclosure Letter, since the date of the most recent audited financial statements included in Horizon SEC Documents (the "Horizon Financial Statement Date") and to the date of this Agreement, Horizon and its Subsidiaries have conducted their business only in the ordinary course (taking into account prior practices, including the acquisition of properties and issuance of securities) and there has not been (a) any material adverse change in the business, financial condition or results of operations of Horizon and its Subsidiaries taken as a whole (a "Horizon Material Adverse Change"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a Horizon Material Adverse Change, (b) except for regular quarterly distributions not in excess of $0.35 declared in each of the first, second and third quarter of 1997 per Horizon Common Share or Horizon OP Unit, respectively (or, with respect to the period commencing on the date hereof and ending on the Closing Date, distributions permitted pursuant to Section 5.10), in each case with customary record and payment dates, any authorization, declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the Horizon Common Shares, Horizon OP Units or Newco LP Common Units, (c) any split, combination or reclassification of the Horizon Common Shares, the Horizon OP Units or Newco LP Common Units or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of stock of Horizon or partnership interests in Horizon Partnership or Newco LP or any issuance of an ownership interest in, any Horizon Subsidiary, (d) any damage, destruction or loss, whether or not covered by insurance, that has or would have a Horizon Material Adverse Effect, (e) any change in accounting methods, principles or practices by Horizon or any Horizon Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in Horizon SEC Documents or required by a change in GAAP, or (f) any amendment of any employment, consulting, severance, retention or any other agreement between Horizon and any current or former officer, director, employee or consultant of Horizon.

    2.8  LITIGATION.  Except as disclosed in the Horizon SEC Documents or in
Schedule 2.8 to the Horizon Disclosure Letter, there is no suit, action or proceeding pending (in which service of process has been received by an employee of Horizon or a Horizon Subsidiary) or, to the Knowledge of Horizon (as hereinafter defined), threatened in writing against or affecting Horizon or any Horizon Subsidiary that, individually or in the aggregate, could reasonably be expected to (i) have a Horizon Material Adverse Effect or (ii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any court or Governmental Entity or arbitrator outstanding against Horizon or any of its Subsidiaries having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect. Notwithstanding the foregoing, (y) Schedule
2.8 to the Horizon Disclosure Letter sets forth each and every uninsured claim including but not limited to claims relating to the employment of labor, such as claims relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity, payment and withholding of taxes, the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act, and the Drug-Free Workplace Act pending or, to the Knowledge of Horizon, threatened as of the date hereof which, if adversely determined, could reasonably be expected to result in a Horizon Material Adverse Effect, in each case with a brief summary of such claim or threatened claim, and
(z) except as set forth on Schedule 2.8 to the Horizon Disclosure Letter, no claim has been made under any directors' and officers' liability insurance policy maintained at any time by Horizon or any of the Horizon Subsidiaries.

    2.9  PROPERTIES.

       (a) Schedule 2.9(a) to the Horizon Disclosure Letter sets forth a list of all real property outlet centers owned or leased by Horizon or one of the Horizon Subsidiaries and sets forth the name of the owner or lessee, as applicable, of each such property. Horizon or a Horizon Subsidiary owns fee simple title or has a valid leasehold interest in all real property owned or leased by Horizon or one of the Horizon Subsidiaries (the "Horizon Properties"), which are all of the real estate properties owned or leased by them. Other than as shown on the Horizon Title Insurance Policies (as defined in Section

                                 Appendix A-19

    2.9(b)), each of the Horizon Properties is owned or leased, as applicable, free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title ("Encumbrances") except for those Encumbrances which, individually or in the aggregate with any other condition or omission resulting in a breach of the representations and warranties set forth in this Section 2.9, could not be reasonably be expected to result in a Horizon Material Adverse Effect. Except as set forth in Schedule 2.9(a) to the Horizon Disclosure Letter, none of the Horizon Properties is subject to any restriction on the sale or other disposition thereof or on the financing or release of financing thereon except those which, individually or in the aggregate with any other condition or omission resulting in a breach of the representations and warranties set forth in this Section 2.9, could not be reasonably be expected to result in a Horizon Material Adverse Effect. The Horizon Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions") or Encumbrances, except for (i) Property Restrictions and Encumbrances set forth in Schedule 2.9(a) to the Horizon Disclosure Letter, and (ii) Property Restrictions for which the Horizon Properties comply or for which non-compliance, individually or in the aggregate with any other condition or omission resulting in a breach of the representations and warranties set forth in this Section 2.9, could not be reasonably expected to result in a Horizon Material Adverse Effect. Schedule 2.9(a) to the Horizon Disclosure Letter lists each of the Horizon Properties which are under development as of the date of this Agreement and describes the status of such development as of the date hereof.

       (b) Except as provided in Schedule 2.9(b) to the Horizon Disclosure Letter, valid policies of title insurance (the "Horizon Title
    Insurance Policies") have been issued insuring Horizon Partnership or the other applicable Horizon Subsidiary's fee simple title or leasehold estate, as the case may be, to the Horizon Properties owned by it. Such policies are, at the date hereof, in full force and effect. Except as set forth in
    Schedule 2.9(b) to the Horizon Disclosure Letter, no claim has been made against any such policy. A true and correct copy of each Horizon Title Insurance Policy has previously been delivered to Prime.

       (c) Except as provided in Schedule 2.9(c) to the Horizon Disclosure Letter, Horizon has no Knowledge (i) that, any certificate, permit or license from any governmental authority having jurisdiction over any of the Horizon Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Horizon Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Horizon Properties has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of same which failure to obtain, modification or cancellation would have a Horizon Material Adverse Effect, or (ii) of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any of the Horizon Properties issued by any governmental authority, or of any structural defects relating to any Horizon Property, or of any Horizon Property whose building systems are not in working order, or of any physical damage to any Horizon Property which in any such case under this clause (ii) could, individually or in the aggregate with any other condition or omission resulting in a breach of the representations and warranties set forth in this Section 2.9, reasonably be expected to result in a Horizon Material Adverse Effect.

       (d) Neither Horizon nor any Horizon Subsidiary has received any written or published notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Horizon Properties or (ii) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Horizon Properties or by the continued maintenance, operation or use of

                                 Appendix A-20
    the parking areas, except for such violations which, individually or in the aggregate with any other condition or omission resulting in a breach of the representations and warranties set forth in this Section 2.9, could not be reasonably be expected to result in a Horizon Material Adverse Effect.

       (e) Except as set forth in Schedule 2.9(e) to the Horizon Disclosure Letter, all work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to any Horizon Properties (E.G., local improvement district, road improvement district, environmental mitigation) have been performed, paid or taken, as the case may be, other than those where, individually or in the aggregate with any other condition or omission resulting in a breach of the representations and warranties set forth in this Section 2.9, the failure would not have a Horizon Material Adverse Effect, and Horizon has no Knowledge of any material work, payments or actions that are required after the date hereof pursuant to such agreements, except as set forth in development or operating budgets for such Horizon Properties delivered to Prime and Prime Partnership prior to the date hereof.

       (f) Horizon and each of the Horizon Subsidiaries have good and sufficient title to all their personal and non-real properties and assets reflected in their books and records as being owned by them (including those reflected in the consolidated balance sheet of Horizon as of December 31, 1996, except as since sold or otherwise disposed of in the ordinary course of business), free and clear of all liens and encumbrances, except such as are reflected on the consolidated balance sheet of Horizon as of December 31, 1996, and the notes thereto, and except for liens for current taxes not yet due and payable, and liens or encumbrances which are normal to the business of Horizon and the Horizon Subsidiaries and are not, in the aggregate, material in relation to the assets of Horizon on a consolidated basis and except also for such imperfections of title, easement and encumbrances, if any, as do not materially interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair the consolidated business operations of Horizon.

    2.10  LEASES.

       (a) The rent roll for the Horizon Properties as of January 1, 1998 previously delivered by Horizon to Prime is correct and complete in all material respects as of the date thereof.

       (b) Except as provided in Schedule 2.10(b) to the Horizon Disclosure Letter, (i) each of the leases and tenancies for all or any portion of the Horizon Properties (the "Horizon Leases") is valid and subsisting and in full force and effect except where the failure thereof, individually with respect to any Horizon Lease or in the aggregate with more than one Horizon Leases, could not be reasonably be expected to result in a Horizon Material Adverse Effect, and has not been amended, modified or supplemented since the date of the rent roll described in Section 2.10(a); and (ii) neither Horizon nor any of the Horizon Subsidiaries has received any written notice from any tenant of any intention to vacate which vacation would have a Horizon Material Adverse Effect. Except as provided in Schedule 2.10(b) to the Horizon Disclosure Letter neither Horizon nor any of the Horizon Subsidiaries has collected payment of rent (other than security deposits) accruing for a period which is more than one month beyond the date of collection.

       (c) Horizon has previously delivered or made available to Prime a true and correct copy of all Horizon Leases.

       (d) Except as shown in Schedule 2.10(d) to the Horizon Disclosure Letter, as of the last day of the calendar month immediately preceding the date hereof, none of the lessees of Horizon Properties set forth on Schedule 2.10(d) to the Horizon Disclosure Letter has asserted any claim of which Horizon or any of the Horizon Subsidiaries has received written notice which would materially affect the collection

                                 Appendix A-21
    of rent from such tenant and neither Horizon nor any of the Horizon Subsidiaries has received written notice of any material default or breach on the part of Horizon or any of the Horizon Subsidiaries under any of the Horizon Leases with such a tenant which has not been cured.

       (e) Schedule 2.10(e) to the Horizon Disclosure Letter sets forth a complete and correct list as of February 1, 1998, of all written commitments made by Horizon or any of the Horizon Subsidiaries to lease any of the Horizon Properties which has not yet been reduced to a written lease, and provides with respect to each such commitment the principal terms of such commitment, including, if applicable, (i) the space to be occupied,
    (ii) the name of the tenant, (iii) the length of the original term thereof and any right or option to renew or extend the lease term, (iv) the monthly minimum rental, (v) rental escalations, (vi) the terms with respect to percentage rent or other overage rent, (vii) any provisions for tenant allowances and (viii) the right of any third-party broker to any outstanding brokerage or other commission incident thereto. Horizon has previously delivered or made available to Prime a true and correct copy of each such commitment.

       (f) Any material leases pursuant to which Horizon or any Horizon Subsidiary, as lessee, leases real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any material existing default or any event which with notice or lapse of time or both would constitute such a default, nor do any of such leases contain any provision which would preclude the Surviving Company, Prime Partnership or Horizon Partnership, as applicable, from occupying and using the leased premises for the same purposes and upon substantially the same rental and other terms as are applicable to the occupation and use by Horizon and the Horizon Subsidiaries, or which would have a Horizon Material Adverse Effect.

    2.11 RENTS. The rents and other income and charges set forth in the rent roll described in Section 2.10(a) are the actual rents, income and charges presently being charged by Horizon or the Subsidiaries, as applicable, under the Horizon Leases as of January 1, 1998. Other than set forth on Schedule 2.11 to the Horizon Disclosure Letter, no tenant under any of the Horizon Leases is entitled to any purchase option. None of the Horizon Leases and none of the rents or other amounts payable thereunder have been assigned, pledged or encumbered, other than to lenders, as described on Schedule 2.11 to the Horizon Disclosure Letter. No brokerage or leasing commission or other compensation will be due or payable to any person, firm, corporation or other entity with respect to or on account of any of the Horizon Leases or any extensions or renewals thereof as of the Prime/Horizon Merger Effective Time except in the ordinary course of business consistent with past practice, except as set forth on
Schedule 2.11 to the Horizon Disclosure Letter.

    2.12 ENVIRONMENTAL MATTERS. Horizon has delivered to Prime a true and complete copy of the environmental reports listed on Schedule 2.12 of the Horizon Disclosure Letter (the "Horizon Environmental Reports"). To Horizon's Knowledge, the Horizon Environmental Reports constitute all final environmental reports (including without limitation all final versions of environmental investigations and testing or analysis made by or on behalf of Horizon or any of the Horizon Subsidiaries) with respect to the Horizon Properties in the possession of Horizon or any Horizon Subsidiary. With respect to each Horizon Property, since the day of the most recent Environmental Report relating to such Horizon Property, except for any condition that individually or in the aggregate would not be reasonably likely to have a Horizon Material Adverse Effect, (a) no Hazardous Substances (as defined below) have been used, stored, manufactured, treated, processed or transported to or from any such Horizon Property except as necessary to the conduct of business and in compliance with Environmental Laws (as defined below); (b) there have been no spills, releases, discharges or disposal of Hazardous Substances to have occurred or be presently occurring on or from such Horizon Property; (c) such Horizon Property and the business conducted thereon are not in violation of Environmental Laws; (d) Horizon and its Subsidiaries have not received and do not reasonably expect to receive any notice of potential responsibility, letter of inquiry or notice of alleged liability from any Person regarding such Horizon Property or the business conducted thereon. For the purposes of this Paragraph 2.12 only, "Horizon Properties" shall include property currently or formerly owned, operated or leased by Horizon or its Subsidiaries.

                                 Appendix A-22

    "Environmental Laws" shall mean any applicable statute, code, enactment, ordinance, rule, regulation, permit, consent, approval, authorization, judgment, order, common law rule (including without limitation the common law respecting nuisance and tortious liability), decree, injunction, or other requirement having the force and effect of law, whether local, state, territorial or national, at any time in force or effect relating to:

       (a) emissions, discharges, spills, releases or threatened releases of Hazardous Substances into ambient air, surface water, groundwater, watercourses, publicly or privately owned treatment works, drains, sewer systems, wetlands, septic systems or onto land;

       (b) the use, treatment, storage, disposal, handling, manufacturing, transportation or shipment of Hazardous Substances;

       (c) the regulation of storage tanks; or

       (d) otherwise relating to pollution or the protection of human health or the environment.

    "Hazardous Substances" shall mean all substances, wastes, pollutants, contaminants and materials regulated or defined or designated as hazardous, extremely or imminently hazardous, dangerous, or toxic pursuant to any law, by any local, state, territorial or federal governmental authority, or with respect to which such a governmental authority otherwise requires environmental investigation, monitoring, reporting, or remediation; including but not limited to,

       (a) all substances, wastes, pollutants, contaminants and materials regulated, or defined or designated as hazardous, extremely or imminently hazardous, dangerous or toxic, under the following federal statutes and their state counterparts, as well as their statutes' implementing regulations: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. section 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. section 2601 et seq., the Clean Water Act, 33 U.S.C. section 1251 et seq., the Clean Air Act, 42 U.S.C. section 7401 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C.
    section 11011 et seq., the Safe Drinking Water Act, 33 U.S.C. section 300f et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C.
    section 136 et seq., the Atomic Energy Act, 42 U.S.C. section 22011 et seq., and the Hazardous Materials Transportation Act, 42 U.S.C. section 1801 et seq.;

       (b) petroleum and petroleum products including crude oil and any fractions thereof;

       (c) natural gas, synthetic gas, and any mixtures thereof; and

       (d) radon, radioactive substances, asbestos, urea formaldehyde, polychlorinated biphenyls and electromagnetic field radiation.

    2.13 RELATED PARTY TRANSACTIONS. Except as discussed in the Horizon SEC Documents, set forth in Schedule 2.13 to the Horizon Disclosure Letter is a list of all material arrangements, agreements and contracts entered into by Horizon or any of the Horizon Subsidiaries under which there are continuing obligations on the part of Horizon or any Horizon Subsidiary that will continue on and after the Closing Date with (a) any investment banker or financial advisor, (b) any person who is a current or former officer, director or Affiliate (as defined below) of Horizon or any of its Subsidiaries or any entity of which any of the foregoing is an Affiliate except arrangements available to employees generally or (c) any person who acquired Horizon Common Shares or Horizon OP Units in a private placement. Such documents, copies of all of which have previously been delivered or made available to Prime, are listed in Schedule 2.13 to the Horizon Disclosure Letter. As used in this Agreement, the term "Affiliate" shall have the same meaning as such term is defined in Rule 405 promulgated under the Securities Act.

    2.14 EMPLOYEE BENEFITS. As used herein, the term "Employee Plan" includes any pension, retirement, savings, disability, medical, dental, health, life, death benefit, group insurance, profit sharing, deferred

                                 Appendix A-23
compensation, stock option, bonus, incentive, vacation pay, tuition reimbursement, severance pay, or other employee benefit plan, trust, agreement, contract, agreement, policy or commitment (including, without limitation, any pension plan, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA") ("Pension Plan"), and any welfare plan as defined in
Section 3(1) of ERISA ("Welfare Plan")), whether any of the foregoing is funded, insured or self-funded, written or oral, (i) sponsored or maintained by Horizon or its Subsidiaries (each a "Controlled Group Member") and covering any Controlled Group Member's active or former employees (or their beneficiaries),
(ii) to which any Controlled Group Member is a party or by which any Controlled Group Member (or any of the rights, properties or assets thereof) is bound or
(iii) with respect to which any current Controlled Group Member may otherwise have any material liability (whether or not such Controlled Group Member still maintains such Employee Plan). Each Employee Plan is listed on Schedule 2.14 to the Horizon Disclosure Letter. With respect to the Employee Plans:

       (a) Except as disclosed in Schedule 2.14(a) to the Horizon Disclosure Letter, no Controlled Group Member has any continuing liability under any Welfare Plan which provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment, except as may be required by Section 4980B of the Code or Section 601 (et seq.) of ERISA, or under any applicable state law, and at the expense of the participant or the beneficiary of the participant.

       (b) Each Employee Plan complies with the applicable requirements of ERISA and any other applicable law governing such Employee Plan, and, to the best Knowledge of Horizon, each Employee Plan has at all times been properly administered in accordance with all such requirements of law, and in accordance with its terms and the terms of any applicable collective bargaining agreement to the extent consistent with all such requirements of law, except when the failure to comply or improper administration could not reasonably be expected to result in a Material Adverse Effect. Each Pension Plan which is intended to be qualified is qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service ("IRS") stating that such plan meets the requirements of
    Section 401(a) of the Code and that the trust associated with such plan is tax-exempt under Section 501(a) of the Code and, to the best Knowledge of Horizon, no event has occurred which would jeopardize the qualified status of any such plan or the tax exempt status of any such trust under Sections 401(a) and Section 501(a) of the Code, respectively. No lawsuits, claims (other than routine claims for benefits) or complaints to, or by, any person or governmental entity have been filed, are pending, to the best Knowledge of Horizon, threatened with respect to any Employee Plan and, to the best Knowledge of Horizon, there is no fact or contemplated event which would be expected to give rise to any such lawsuit, claim (other than routine claims for benefits) or complaint with respect to any Pension Plan. Without limiting the foregoing, the following are true with respect to each Employee
    Plan:

           (i) all Controlled Group Members have complied with the reporting and disclosure requirements of ERISA, the Code, or both, with respect to each Employee Plan and no Controlled Group Member has incurred any material liability in connection with such reporting or disclosure except when the failure to comply or when such liability could not reasonably be expected to result in a Material Adverse Effect;

           (ii)all contributions and payments with respect to Employee Plans that are required to be made by a Controlled Group Member with respect to periods ending on or before the Closing Date (including periods from the first day of the current plan or policy year to the Closing Date) have been, or will be, made or accrued before the Closing Date in accordance with the appropriate plan document, actuarial report, collective bargaining agreements or insurance contracts or arrangements or as otherwise required by ERISA or the Code; and

                                 Appendix A-24

           (iii)
               with respect to each such Employee Plan, to the extent applicable, Horizon has delivered to or has made available to
       Prime true and complete copies of (A) plan documents, or any and all other documents that establish the existence of the plan, trust, arrangement, contract, policy or commitment and all amendments thereto,
       (B) the most recent determination letter, if any, received from the IRS,
       (C) the three most recent Form 5500 Annual Reports (and all schedules and reports relating thereto) and actuarial reports and (D) all related trust agreements, insurance contract or other funding agreements that implement each such Employee Plan.

       (c) With respect to each Employee Plan, to the best Knowledge of Horizon, there has not occurred, and no person or entity is contractually bound to enter into, any "prohibited transaction" within the meaning of
    Section 4975(c) of the Code or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or Section 408 of ERISA and which could subject Horizon or any Controlled Group Member to material liability.

       (d) Except as disclosed in Schedule 2.14(d) to the Horizon Disclosure Letter, no Controlled Group Member has maintained or been obligated to contribute to any Employee Plan subject to Code Section 412 or Section 302 or Title IV of ERISA. No Employee Plan subject to Code Section 412 or
    Section 302 or Title IV of ERISA has been terminated.

       (e) With respect to each pension plan maintained by any Controlled Group Member, such plans provide the plan sponsor the authority to amend or terminate the Plan at any time, subject to applicable requirements of ERISA and the Code.

    2.15 LABOR MATTERS. Neither Horizon nor any of the Horizon Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or other labor organization, nor has Horizon or any of the Horizon Subsidiaries agreed that any unit of their employees is appropriate for collective bargaining. No union or other labor organization has been certified as bargaining representative for any of Horizon's employees. To the Knowledge of Horizon there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Horizon or any of the Horizon Subsidiaries. During the past five (5) years, Horizon has not experienced any strikes, work stoppages, work slowdowns, grievances or arbitration proceedings, unfair labor practice charges or complaints or other significant labor difficulties of any nature, nor have any such labor difficulties been threatened. The employee handbook of Horizon was previously delivered in its entirety to Prime and fairly and accurately summarizes all material employee policies, including but not limited to policies concerning vacations, payroll practices, leaves of absence, affirmative action, equal employment opportunity, and policies relating to employee counseling, discipline and discharge.

    2.16  TAXES.

       (a) Each of Horizon and the Horizon Subsidiaries (A) has filed all tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and all such returns and reports are accurate and complete in all material respects, and (B) has paid (or Horizon has paid on its behalf) all Taxes (as defined below) shown on such returns and reports as required to be paid by it, except those where the failure to file such tax returns and reports or pay such Taxes would not have a Horizon Material Adverse Effect. The most recent audited financial statements contained in the Horizon SEC Documents reflect an adequate reserve for all material Taxes payable by Horizon and the Horizon Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Since the Horizon Financial Statement Date, Horizon has incurred no liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any tax arising from a prohibited transaction described in
    Section 857(b)(6) of the Code, and neither Horizon nor any Horizon Subsidiary has incurred any material liability for Taxes other than in the ordinary course of business. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material tax described in the preceding

                                 Appendix A-25
    sentence will be imposed upon Horizon. To the Knowledge of Horizon, no deficiencies for any Taxes have been proposed, asserted or assessed against Horizon or any of the Horizon Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending. As used in this Agreement, "Taxes" shall include all federal, state, local and foreign income, property, sales, franchise, employment, excise and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions to tax with respect thereto.

       (b) Horizon (i) for each of its taxable years ending after December 31, 1993, and before the Closing Date, has been subject to taxation as a real estate investment trust (a "REIT") within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated since the end of its latest taxable year, ending before the Closing Date, to the date of this representation, and will continue to operate, in such a manner as to qualify as a REIT for each taxable year ending on or immediately following the Closing Date, and (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT and, to Horizon's Knowledge, no such challenge is pending or threatened. Each Horizon Subsidiary which has been formed as a partnership, joint venture or limited liability company has been since its formation and continues to be for federal income tax purposes as a partnership and not a corporation or an association or publicly traded partnership taxable as a corporation and has not since the later of its formation or the acquisition by Horizon of a direct or indirect interest therein, owned any assets (including, without limitation, securities) that would cause Horizon to violate Section 856(c)(5) of the Code. Except as provided in Schedule 2.16 hereto, neither Horizon nor any Horizon Subsidiary holds any asset (x) the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of a notice under IRS Notice 88-19 or (y) which is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.

    2.17 NO PAYMENTS TO EMPLOYEES, OFFICERS OR DIRECTORS. Schedule 2.17 to the Horizon Disclosure Letter contains a true and complete list of all material arrangements, agreements or plans pursuant to which cash and non-cash payments (other than consideration issued pursuant to any of the Mergers) which will become payable (and the maximum aggregate amount which may be payable thereunder) to each employee, officer or director of Horizon or any Horizon Subsidiary as a result of the Mergers or a termination of service subsequent to the consummation of the Mergers, other than the Merger Consideration. Except as described in Schedule 2.17 to the Horizon Disclosure Letter, or as otherwise provided for in this Agreement, there is no employment or severance contract, or other agreement requiring payments, cancellation of indebtedness or other obligation to be made on a change of control or otherwise as a result of the consummation of any of the transactions contemplated by this Agreement or as a result of a termination of service subsequent to the consummation of any of the transactions contemplated by this Agreement, with respect to any employee, officer or director of Horizon or any Horizon Subsidiary.

    2.18 BROKER; SCHEDULE OF FEES AND EXPENSES. No broker, investment banker, financial advisor or other person, other than Lehman Brothers, the fees and expenses of which are described in the engagement letter dated September 25, 1997, between Lehman Brothers and Horizon, a true, correct and complete copy of which has previously been given to Prime, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Horizon or any Horizon Subsidiary.

    2.19 COMPLIANCE WITH LAWS. Horizon and its Subsidiaries hold all permits, licenses, variances, exceptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the business of Horizon and its Subsidiaries (the "Horizon Permits"), except where the failure to have any such Horizon Permits individually or in the aggregate would not have a Horizon Material Adverse Effect. Since November 12, 1992, neither Horizon nor any of the Horizon Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental

                                 Appendix A-26

Entity applicable to its business, properties or operations (except any Environmental Law, as to which the representation in Section 2.12 shall apply), except to the extent that such violation or failure would not, individually or in the aggregate, have a Horizon Material Adverse Effect.

    2.20  CONTRACTS; DEBT INSTRUMENTS.

       (a) To the Knowledge of Horizon, except as disclosed in the Horizon SEC Documents or in Schedule 2.20(a) or (b) to the Horizon Disclosure
    Letter, there is no contract or agreement that purports to limit in any material respect the names or the geographic location in which Horizon and its Subsidiaries conduct or may conduct their business. Neither Horizon nor any Horizon Subsidiary has received a written notice that Horizon or any Horizon Subsidiary is in violation of or in default under (nor to the Knowledge of Horizon does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, concession or any other similar type of material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, nor to the Knowledge of Horizon does such a violation or default exist, except to the extent that such violation or default, individually or in the aggregate, would not have a Horizon Material Adverse Effect.

       (b) Except for any of the following expressly identified in Horizon SEC Documents, Schedule 2.20(b) to the Horizon Disclosure Letter sets forth a list of each material loan or credit agreement, note, bond, mortgage, indenture and any other agreement or instrument pursuant to which any Indebtedness (as defined below) of Horizon or any of the Horizon Subsidiaries is outstanding or may be incurred. For purposes of this Section 2.20, "Indebtedness" shall mean (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional sale or other title retention agreements relating to property purchased by such person, (iii) capitalized lease obligations, (iv) obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof) and (v) guarantees of any such indebtedness of any other person.

       (c) To the extent not set forth in response to the requirements of
           Section 2.20(b), Schedule 2.20(c) to the Horizon Disclosure Letter sets forth each interest rate cap, interest rate collar, interest rate swap, currency hedging transaction, and any other agreement relating to a similar transaction to which Horizon or any Horizon Subsidiary is a party or an obligor with respect thereto.

       (d) Except as set forth in Schedule 2.20(d) to the Horizon Disclosure Letter, neither Horizon nor any of the Horizon Subsidiaries is a party to any agreement which would restrict any of them from prepaying any of their Indebtedness without penalty or premium at any time or which requires any of them to maintain any amount of Indebtedness with respect to any of the Horizon Properties.

       (e) Except as set forth in Schedule 2.20(e) to the Horizon Disclosure Letter, neither Horizon nor any Horizon Subsidiary is a party to any agreement relating to the management of any Horizon Property by any Person other than a Horizon Subsidiary.

       (f) Neither Horizon nor any of the Horizon Subsidiaries is a party to any agreement pursuant to which Horizon or any Horizon Subsidiary manages or provides services with respect to any real properties other than Horizon Properties, except for the agreements described in Schedule 2.20(f) to the Horizon Disclosure Letter (the "Outside Property Management Agreements").

       (g) Except for budgeted construction disclosed in the capital budget attached as Schedule 2.20(g) to the Horizon Disclosure Letter,
    Schedule 2.20(g) to the Horizon Disclosure Letter lists all material agreements entered into by Horizon or any of the Horizon Subsidiaries relating to the development or construction of, or additions or expansions to, any Horizon Properties (or any properties with respect to which Horizon has executed as of the date of this Agreement a purchase agreement

                                 Appendix A-27
    or other similar agreement) which are currently in effect and under which Horizon or any of the Horizon Subsidiaries currently has, or expects to incur, an obligation in excess of $250,000. True, correct and complete copies of such agreements have previously been delivered or made available to Prime.

       (h) Schedule 2.20(h) to the Horizon Disclosure Letter lists all agreements entered into by Horizon or any Horizon Subsidiary providing for the sale of, or option to sell, any Horizon Properties or the purchase of, or option to purchase, by Horizon or any Horizon Subsidiary, on the one hand, or the other party thereto, on the other hand, any real estate which are currently in effect.

       (i) Except as set forth in Schedule 2.20(i) to the Horizon Disclosure Letter, neither Horizon nor any Horizon Subsidiary has any material continuing contractual liability (A) for indemnification or otherwise under any agreement relating to the sale of real estate previously owned, whether directly or indirectly, by Horizon or any Horizon Subsidiary or (B) to pay any additional purchase price for any of the Horizon Properties.

       (j) Except as set forth in Schedule 2.20(j) to the Horizon Disclosure Letter, neither Horizon nor any Horizon Subsidiary has entered into or is subject, directly or indirectly, to any "Tax Protection Agreements." As used herein, a Tax Protection Agreement is an agreement, oral or written,
    (A) that has as one of its purposes to permit a person or entity to take the position that such person or entity could defer federal taxable income that otherwise might have been recognized upon a transfer of property to the Horizon Partnership or any other Horizon Subsidiary that is treated as a partnership for federal income tax purposes, and (B) that (i) prohibits or restricts in any manner the disposition of any assets of Horizon or any Horizon Subsidiary, (including, without limitation, requiring Horizon or any Horizon Subsidiary to indemnify any person for any tax liabilities resulting from any such disposition), (ii) requires that Horizon or any Horizon Subsidiary maintain, or put in place, or replace, indebtedness, whether or not secured by one or more of the Horizon Properties, or (iii) requires that Horizon or any Horizon Subsidiary offer to any person or entity at any time the opportunity to guarantee or otherwise assume, directly or indirectly, the risk of loss for federal income tax purposes for indebtedness or other liabilities of Horizon or any Horizon Subsidiary.

       (k) Except as set forth in Schedule 2.20(k) to the Horizon Disclosure Letter, there are no material outstanding contractual obligations of
    Horizon or any Horizon Subsidiary to provide any funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Horizon Subsidiary or any other person.

    2.21 OPINION OF FINANCIAL ADVISOR. Horizon has received the written opinion of Lehman Brothers or an affiliate thereof, satisfactory to Horizon, a signed version which has been provided to Prime, to the effect that the proposed Prime/Horizon Merger Consideration and Partnership Merger Consideration to be received by the holders of Horizon Common Shares and Horizon OP Units, respectively, pursuant to the Mergers is fair to such holders from a financial point of view.

    2.22 STATE TAKEOVER STATUTES. Horizon has taken all action necessary to exempt the transactions contemplated by this Agreement between Prime and Horizon and its Affiliates from the operation of any "fair price," "moratorium," "control share acquisition" or any other anti-takeover statute or similar statute enacted under the state or federal laws of the United States or similar statute or regulation (a "Takeover Statute").

    2.23 INVESTMENT COMPANY ACT OF 1940. Neither Horizon nor any of the Horizon Subsidiaries is, or at the Partnership Merger Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act").

                                 Appendix A-28

    2.24 HORIZON NOT AN INTERESTED STOCKHOLDER. Horizon is not an "interested stockholder" of Prime pursuant to the Maryland "Business Combination" statute at Sections 3-601 et seq. of the MGCL.

    2.25 VOTE REQUIRED. The affirmative vote of at least two-thirds of the outstanding Horizon Common Shares is the only vote of the holders of any class or series of Horizon's capital stock necessary (under applicable law or otherwise) to approve this Agreement and the transactions contemplated hereby. The affirmative vote of the holders of a majority of the outstanding Newco LP Common Units and Horizon OP Units, held by the limited partners of Newco LP and Horizon Partnership, respectively, is the only vote by the holders of any class or series of partnership interest therein necessary (under applicable law or otherwise) to approve this Agreement and the translations contemplated hereby.

    2.26  TRADEMARKS, PATENTS AND COPYRIGHTS.  Except as set forth in Schedule
2.26 to the Horizon Disclosure Letter, or to the extent the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy) individually or in the aggregate would not have a Horizon Material Adverse Effect on Horizon and each of its Subsidiaries owns or possesses adequate licenses or other legal rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the business of Horizon and its Subsidiaries as currently conducted or as contemplated to be conducted, and Horizon of any assertion or claim challenging the validity of any of the foregoing. The conduct of the business of Horizon and the Horizon Subsidiaries as currently conducted and as contemplated to be conducted did not, does not and will not infringe in any way any patent, patent right, license, trademark, trademark right, trade name, trade name right, service mark, or copyright of any third party that, individually or in the aggregate, could have a Horizon Material Adverse Effect. To Horizon's Knowledge, there are no infringements of any proprietary rights owned by or licensed by or to Horizon or any Horizon Subsidiary that individually or in the aggregate could have a Horizon Material Adverse Effect.

    2.27 INSURANCE. Except as set forth on Schedule 2.27 to the Horizon Disclosure Letter, each of Horizon and its Subsidiaries is, and has been continuously since January 1, 1994, insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting the business as conducted by Horizon and its Subsidiaries during such time period. Except as set forth on Schedule 2.27 to the Horizon Disclosure Letter, neither Horizon nor its Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of Horizon or its Subsidiaries. The insurance policies of Horizon and each of its Subsidiaries are valid and enforceable policies in all material respects.

    2.28 DEFINITION OF KNOWLEDGE OF HORIZON. As used in this Agreement, the phrase "Knowledge of Horizon" (or words of similar import) means the actual knowledge of the officers and directors of Horizon and Horizon Partnership identified in Schedule 2.28 to the Horizon Disclosure Letter.

    2.29 C&C/MURDOCK AGREEMENTS. Neither Horizon nor Horizon Partnership is in default of any term or provision of any C&C/Murdock Agreement to which it is a party.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF PRIME

    Prime and Prime Partnership represent and warrant to Horizon and Horizon Partnership as follows:

    3.1 ORGANIZATION, STANDING AND POWER OF PRIME. Prime is a corporation duly organized, validly existing and in good standing under the laws of Maryland and has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. Prime is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in

                                 Appendix A-29
the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of Prime and the Subsidiaries of Prime (collectively, "Prime Subsidiaries"), taken as a whole (a "Prime Material Adverse Effect"). Prime has delivered to Horizon complete and correct copies of the Prime Articles of Incorporation ("Prime Articles of Incorporation") and the Prime Bylaws ("Prime Bylaws"), as amended or supplemented to the date of this Agreement.

    3.2  PRIME SUBSIDIARIES.

       (a) Schedule 3.2(a) to the letter of even date herewith signed by each of the chief executive officer and chief financial officer of Prime and delivered to Horizon prior to the execution hereof (the "Prime Disclosure Letter") sets forth (i) each Prime Subsidiary, (ii) the ownership interest therein of Prime, (iii) if not wholly owned by Prime, the identity and ownership interest of each of the other owners of such Prime Subsidiary and
    (iv) each factory outlet center and other commercial property owned by such Subsidiary.

       (b) Except as set forth in Schedule 3.2(b) to the Prime Disclosure Letter, (i) all the outstanding shares of capital stock of each Prime
    Subsidiary that is a corporation have been duly authorized, validly issued and are (A) fully paid and nonassessable and not subject to preemptive rights, (B) owned by Prime or by another Prime Subsidiary and (C) owned free and clear of all Liens and (ii) all equity interests in each Prime Subsidiary that is a partnership, joint venture, limited liability company or trust which are owned by Prime, by another Prime Subsidiary or by Prime and another Prime Subsidiary are owned free and clear of all Liens. Each Prime Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted, and each Prime Subsidiary that is a partnership, limited liability company or trust is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. Each Prime Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Prime Material Adverse Effect. Complete and correct copies of the articles of incorporation, bylaws, organization documents and partnership, joint venture and operating agreements of each Prime Subsidiary, as amended to the date of this Agreement, have been previously delivered or made available to Horizon. No effective amendment has been made to the Prime Partnership Agreement.

    3.3  CAPITAL STRUCTURE.

       (a) The authorized shares of capital stock of Prime consist of (i) 75,000,000 shares of common stock, $0.01 par value (the "Prime Common
    Shares"), 27,294,951 of which are issued and outstanding as of the date of this Merger Agreement, (ii) 24,315,000 shares of preferred stock, $0.01 par value (the "Prime Preferred Shares"), (x) 2,300,000 of which are issued and outstanding 10.5% Series A Senior Cumulative Preferred Stock (the "Prime Series A Preferred Shares"), as of the date of this Agreement, (y) 2,981,800 of which are issued and outstanding 8.5% Series B Cumulative Participating Convertible Preferred Stock, $.01 par value per share (the "Prime Series B Preferred Shares"), as of the date of this Agreement, and (z) 727,273 shares of Series C Cumulative Convertible Redeemable Preferred Stock (the "Prime Series C Preferred Shares"), as of the date of this Agreement and (iii) 51,000,000 shares of Excess Stock, par value $0.01 per share, none of which are issued or outstanding as of the date of this Agreement.

       (b) Set forth in Schedule 3.3(b) to the Prime Disclosure Letter is a true and complete list of the following: (i) each qualified or nonqualified option to purchase Prime's shares of capital stock granted under Prime's 1994 Stock Incentive Plan and 1995 Stock Incentive Plan or any other formal or informal arrangement (collectively, the "Prime Stock Options"); and (ii) all other warrants or other rights to

                                 Appendix A-30
    acquire Prime's shares of capital stock, all limited share appreciation rights, phantom shares, dividend equivalents, performance units and performance shares which are outstanding on the date of this Agreement. On the date of this Agreement, except as set forth in this Section 3.3 or in
    Schedule 3.3(b) to the Prime Disclosure Letter, no shares of Prime's capital stock were outstanding or reserved for issuance (except for Prime Common Shares reserved for issuance upon exchange of Prime OP Units (as defined below) or conversion of Prime Preferred Shares).

       (c) All outstanding shares of capital stock of Prime are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of Prime having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Prime may vote.

       (d) Except (i) as set forth in this Section 3.3 or in Schedule 3.3(d) to the Prime Disclosure Letter and (ii) Prime OP Units (as defined below) or Prime Preferred Shares, which may be exchanged or converted, as the case may be, for Prime Common Shares in accordance with the Prime Partnership Agreement, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Prime or any Prime Subsidiary is a party or by which such entity is bound, obligating Prime or any Prime Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock voting securities or other ownership interests of Prime or any Prime Subsidiary or obligating Prime or any Prime Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to Prime or a Prime Subsidiary).

       (e) As of the date hereof, (i) 35,800,423 Prime Common Units are duly and validly issued of which 27,294,951 are owned by Prime, (ii) 2,300,000 preferred units of Prime Partnership (each, a "Prime Series A Preferred Unit") are duly and validly issued all of which are owned by Prime, (iii) 2,981,800 Prime Series B Preferred Units are duly and validly issued all of which are owned by Prime and (iv) 727,273 Series C Preferred units of Prime Partnership (each, a "Prime Series C Preferred Unit" and together with the Prime Common Units, the Prime Series A Preferred Units and the Prime Series B Preferred Units, the "Prime OP Units") are duly and validly issued none of which are owned by Prime or Prime Subsidiaries. Schedule 3.3(e) to the Prime Disclosure Letter sets forth the name of each holder of Prime OP Units and the number of Prime OP Units owned by each such holder as of the date of this Agreement. Except as set forth in this Agreement, the Prime OP Units are subject to no restrictions except as set forth in the Prime Partnership Agreement. Prime Partnership has not issued or granted and is not a party to any outstanding commitments of any kind relating to, or any presently effective agreements or understandings with respect to, interests in Prime Partnership, whether issued or unissued, or securities convertible or exchangeable into interests in Prime Partnership except as set forth in
    Schedule 3.3(e) to the Prime Disclosure Letter.

       (f) All dividends on the Prime/Horizon Merger Consideration and all distributions on the Partnership Merger Consideration which have been declared prior to the date of this Agreement have been paid in full, except that the dividends payable on the Prime/Horizon Merger Consideration (along with the corresponding distributions payable on the Partnership Merger Consideration) which were declared on January 14, 1998 and are payable on February 17, 1998 have not yet been paid.

       (g) The Partnership Merger Consideration to be issued by Prime Partnership pursuant to this Agreement has been duly authorized, and upon issuance will be duly and validly issued.

       (h) Set forth on Schedule 3.3(h) to the Prime Disclosure Letter is a list of each Registration Rights Agreement pursuant to which Prime or any of the Prime Subsidiaries is obligated to register any securities.

                                 Appendix A-31

    3.4 OTHER INTERESTS. Except for interests in the Prime Subsidiaries, neither Prime nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity (other than investments in short-term investment securities). With respect to such other interests, Prime or Prime Partnership is a partner or shareholder in good standing, and owns such interests free and clear of all Liens.

    3.5  AUTHORITY; NONCONTRAVENTION; CONSENTS.

       (a) Prime has the requisite power and authority to enter into this Agreement and, subject to the requisite shareholder approval of the
    Mergers and the other transactions contemplated hereby requiring shareholder approval (the "Prime Shareholder Approvals" and, together with the Horizon Shareholder Approvals, the "Shareholder Approvals"), to consummate the transactions contemplated by this Agreement to which Prime is a party. The execution and delivery of this Agreement by Prime and the consummation by Prime of the transactions contemplated by this Agreement to which Prime is a party have been duly authorized by all necessary action on the part of Prime, except for and subject to the Prime Shareholder Approvals and the requisite approval, if any is required, of the partners of Prime Partnership. This Agreement has been duly executed and delivered by Prime and constitutes a valid and binding obligation of Prime, enforceable against Prime in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

       (b) Prime Partnership has the requisite partnership power and, subject to the requisite Prime Partner Approvals (as defined in section 5.1(g)), if any, authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement to which Prime Partnership is a party. The execution and delivery of this Agreement by Prime Partnership and the consummation by Prime Partnership of the transactions contemplated by this Agreement to which Prime Partnership is a party have been duly authorized by all necessary action on the part of Prime Partnership, except for and subject to the Prime Shareholder Approvals. This Agreement has been duly executed and delivered by Prime Partnership and constitutes a valid and binding obligation of Prime Partnership, enforceable against Prime Partnership in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

       (c) Except as set forth in Schedule 3.5(c)(1) to the Prime Disclosure Letter, the execution and delivery of this Agreement by Prime and
    Prime Partnership do not, and the consummation of the transactions contemplated by this Agreement to which Prime or Prime Partnership is a party and compliance by Prime or Prime Partnership with the provisions of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Prime or any Prime Subsidiary under, (i) the Prime Articles of Incorporation or the Prime Bylaws or the comparable charter or organizational documents or partnership, operating or similar agreement (as the case may be) of any other Prime Subsidiary, each as amended or supplemented to the date of this Agreement,
    (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to Prime or any Prime Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to Prime or any Prime Subsidiary or their respective properties or assets, other than, in the case of clause (ii) or
    (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not (x) have a Prime Material Adverse Effect or (y) prevent the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Prime or any Prime Subsidiary in connection with the execution and delivery of this Agreement or the consummation by Prime of any

                                 Appendix A-32
    of the transactions contemplated by this Agreement, except for (i) the filing with the SEC of (x) the Registration Statement (as defined in Section 5.1) and (y) such reports under Section 13 (a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the acceptance for record of the Prime/Horizon Articles of Merger by the Maryland Department and Horizon/Subsidiary Certificate of Merger, (iii) the filing of the Delaware Certificate of Merger with the Delaware Secretary, (iv) such filings with and approvals of the NYSE to permit the Prime Common Shares and Prime Series B Preferred Shares that are to be issued pursuant to the Prime/Horizon Merger to be listed on the NYSE, (v) such filings as may be required in connection with the payment of any transfer and gains taxes and (vi) such other consents, approvals, orders, authorizations, registrations, declarations and filings
    (A) as are set forth in Schedule 3.5(c)(2) to the Prime Disclosure Letter or
    (B) as may be required under (x) federal, state or local environmental laws or (y) the "blue sky" laws of various states, to the extent applicable, or
    (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent Prime from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a Prime Material Adverse Effect.

    3.6 SEC DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES. Prime has filed all required reports, schedules, forms, statements and other documents with the SEC since July 1993 through the date hereof (the "Prime SEC Documents"). Schedule 3.6(a) to the Prime Disclosure Letter contains a complete list of all Prime SEC Documents filed by Prime under the Exchange Act since January 1, 1997 and on or prior to the date of this Agreement. All of the Prime SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Prime SEC Documents. None of the Prime SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Prime SEC Documents filed and publicly available prior to the date of this Agreement. The consolidated financial statements of Prime and the Prime Subsidiaries included in the Prime SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of Prime and the Prime Subsidiaries, taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except for liabilities and obligations set forth or reflected in the Prime SEC Documents or in Schedule 3.6(b) to the Prime Disclosure Letter, as of the date hereof neither Prime nor any Prime Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Prime or in the notes thereto and which, individually or in the aggregate, would have a Prime Material Adverse Effect.

    3.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Prime SEC Documents or in Schedule 3.7 to the Prime Disclosure Letter, since the date of the most recent audited financial statements included in the Prime SEC Documents (the "Prime Financial Statement Date"), Prime and the Prime Subsidiaries have conducted their business only in the ordinary course (taking into account prior practices, including the acquisition of properties and issuance of securities) and there has not been (a) any material adverse change in the business, financial condition or results of operations of Prime and the Prime Subsidiaries taken as a whole (a "Prime Material Adverse Change"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a Prime Material Adverse

                                 Appendix A-33

Change, (b) except for regular quarterly distributions not in excess of (i) $0.295 per Prime Common Share and $0.295 per Prime Common Unit, (ii) $0.65625 per Prime Series A Preferred Share and $0.65625 per Prime Series A Preferred Unit, (iii) $0.53125 per Prime Series B Preferred Share and $0.53125 per Prime Series B Preferred Unit, and (iv) $0.295 per Prime Series C Preferred Share and $0.295 per Prime Series C Preferred Unit (together, the "Prime Regular Quarterly Distributions"), subject to rounding adjustments as necessary and with customary record and payment dates, any authorization, declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Prime's shares of capital stock (other than as contemplated by Sections 1.16 and 1.17 hereof), (c) any split, combination or reclassification of any of Prime's shares of capital stock, (d) any damage, destruction or loss, whether or not covered by insurance, that has or would have a Prime Material Adverse Effect or (e) any change made prior to the date of this Agreement in accounting methods, principles or practices by Prime or any Prime Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in the Prime SEC Documents or required by a change in GAAP, or any amendment of any employment, consulting, severance, retention or any other agreement between Prime and any current or former officer, director, employee or consultant of Prime.

    3.8  LITIGATION.  Except as disclosed in the Prime SEC Documents or in
Schedule 3.8 to the Prime Disclosure Letter, there is no suit, action or proceeding pending (in which service of process has been received by an employee of Prime or a Prime Subsidiary) or, to the Knowledge of Prime (as hereinafter defined), threatened in writing against or affecting Prime or any Prime Subsidiary that, individually or in the aggregate, could reasonably be expected to (i) have a Prime Material Adverse Effect or (ii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any court or Governmental Entity or arbitrator outstanding against Prime or any of its Subsidiaries having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect. Notwithstanding the foregoing, (y) Schedule 3.8 to the Prime Disclosure Letter sets forth each and every uninsured claim including but not limited to claims relating to the employment of labor, such as claims relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity, payment and withholding of taxes, the Immigration Reform and Control Act, the Workers' Adjustment and Restraining Notification Act, and the Drug-Free Workplace Act pending or, to the Knowledge of Prime, threatened as of the date hereof, in each case with a brief summary of such claim or threatened claim which, if adversely determined, could reasonably be expected to result in a Prime Material Adverse Effect and (z) except as set forth on Schedule 3.8 to the Prime Disclosure Letter, no claim has been made under any directors' and officers' liability insurance policy maintained at any time by Prime or any of the Prime Subsidiaries.

    3.9  PROPERTIES.

       (a) Schedule 3.9(a) to the Prime Disclosure Letter sets forth a list of all real property outlet centers owned or leased by Prime or one of the Prime Subsidiaries and sets forth the name of the owner or lessee, as applicable, of each such property. Prime or a Prime Subsidiary owns fee simple title or has a valid leasehold interest in all real property owned or leased by Prime or one of the Prime Subsidiaries (the "Prime Properties"), which are all of the real estate properties owned or leased by them. Other than as shown on the Prime Title Insurance Policies (as defined in Section 3.9(b)), each of the Prime Properties is owned or leased, as applicable, free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title ("Encumbrances") except for those Encumbrances which, individually or in the aggregate with any other condition resulting in a breach of the representations and warranties set forth in this Section 3.9, could not reasonably be expected to result in a Prime Material Adverse Effect. Except as set forth in Schedule 3.9(a) to the Prime Disclosure Letter, none of the Prime Properties is subject to any restriction on the sale or other disposition thereof or on the financing or release of financing thereon except those which, individually or in the aggregate with any other condition resulting in a breach of the representations and warranties set forth in this Section 3.9, could not be reasonably be expected to result in a Prime Material

                                 Appendix A-34

    Adverse Effect. The Prime Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions") or Encumbrances, except for (i) Property Restrictions and Encumbrances set forth in Schedule 3.9(a) to the Prime Disclosure Letter, and (ii) Property Restrictions for which the Prime Properties so comply or for which non-compliance, individually or in the aggregate with any other condition resulting in a breach of the representations and warranties set forth in this Section 3.9, could not be reasonably expected to result in a Prime Material Adverse Effect. Schedule 3.9(a) to the Prime Disclosure Letter lists each of the Prime Properties which are under development as of the date of this Agreement and describes the status of such development as of the date hereof.

       (b) Except as provided in Schedule 3.9(b) to the Prime Disclosure Letter, valid policies of title insurance (the "Prime Title Insurance
    Policies") have been issued insuring the applicable Prime Subsidiary's fee simple title or leasehold estate, as the case may be, to the Prime Properties owned by it. Such policies are, at the date hereof, in full force and effect. Except as set forth in Schedule 3.9(b) to the Prime Disclosure Letter, no claim has been made against any such policy.

       (c) Except as provided in Schedule 3.9(c) to the Prime Disclosure Letter, Prime has no Knowledge (i) that, any certificate, permit or license from any governmental authority having jurisdiction over any of the Prime Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Prime Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Prime Properties has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of same which failure to obtain, modification or cancellation would have a Prime Material Adverse Effect, or (ii) of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any of the Prime Properties issued by any governmental authority, or of any structural defects relating to any Prime Property, or of any Prime Property whose building systems are not in working order, or of any physical damage to any Prime Property which in any such case under this clause (ii) could, individually or in the aggregate with any other condition resulting in a breach of the representations and warranties set forth in this Section 3.9, reasonably be expected to result in a Prime Material Adverse Effect.

       (d) Neither Prime nor any Prime Subsidiary has received any written or published notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Prime Properties or (ii) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Prime Properties or by the continued maintenance, operation or use of the parking areas, except for such violations which, individually or in the aggregate with any other condition resulting in a breach of the representations and warranties set forth in this Section 3.9, could not be reasonably be expected to result in a Prime Material Adverse Effect.

       (e) Except as set forth in Schedule 3.9(e) to the Prime Disclosure Letter, all work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to any Prime Properties (e.g., local improvement district, road improvement district, environmental mitigation) have been performed, paid or taken, as the case may be, other than those where, individually or in the aggregate with any other condition resulting in a breach of the representations and warranties set forth in this Section 3.9, the failure would not have a Prime Material Adverse Effect, and Prime has no Knowledge of any material work, payments or actions that are required after the date hereof pursuant to such agreements, except as set forth in development or operating budgets for such Prime Properties delivered to Horizon and Horizon Partnership prior to the date hereof.

                                 Appendix A-35

       (f) Prime and each of the Prime Subsidiaries have good and sufficient title to all their personal and non-real properties and assets reflected in their books and records as being owned by them (including those reflected in the consolidated balance sheet of Prime as of December 31, 1996, except as since sold or otherwise disposed of in the ordinary course of business), free and clear of all liens and encumbrances, except such as are reflected on the consolidated balance sheet of Prime as of December 31, 1996, and the notes thereto, and except for liens for current taxes not yet due and payable, and liens or encumbrances which are normal to the business of Prime and the Prime Subsidiaries and are not, in the aggregate, material in relation to the assets of Prime on a consolidated basis and except also for such imperfections of title, easement and encumbrances, if any, as do not materially interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair the consolidated business operations of Prime.

    3.10  LEASES.

       (a) The rent roll for the Prime Properties as of January 30, 1998 previously delivered by Prime to Horizon is correct and complete in all material respects as of the date thereof.

       (b) Except as provided in Schedule 3.10 to the Prime Disclosure Letter,
           (i) each of the leases and tenancies for all or any portion of the Prime Properties (the "Prime Leases") is valid and subsisting and in full force and effect except where the failure thereof, individually with respect to any Prime Lease or in the aggregate with more than one Prime Lease, could not be reasonably be expected to result in a Prime Material Adverse Effect, and has not been amended, modified or supplemented since the date of the rent roll described in Section 3.10(a); and (ii) neither Prime nor any of the Prime Subsidiaries has received any written notice from any tenant of any intention to vacate which vacation would have a Prime Material Adverse Effect. Except as provided in Schedule 3.10 to the Prime Disclosure Letter neither Prime nor any of the Prime Subsidiaries has collected payment of rent (other than security deposits) accruing for a period which is more than one month beyond the date of collection.

       (c) Prime has previously delivered or made available to Horizon a true and correct copy of all Prime Leases.

       (d) Except as shown in Schedule 3.10 to the Prime Disclosure Letter, as of the last day of the calendar month immediately preceding the date hereof, none of the lessees set forth on Schedule 3.10(d) to the Prime Disclosure Letter has asserted any claim of which Prime or any of the Prime Subsidiaries has received written notice which would materially affect the collection of rent from such tenant and neither Prime nor any of the Prime Subsidiaries has received written notice of any material default or breach on the part of Prime or any of the Prime Subsidiaries under any of the Prime Leases with such a tenant which has not been cured.

       (e) Schedule 3.10 to the Prime Disclosure Letter sets forth a complete and correct list as of January 30, 1998, of all written commitments made by Prime or any of the Prime Subsidiaries to lease any of the Prime Properties which has not yet been reduced to a written lease, and provides with respect to each such commitment the principal terms of such commitment, including, if applicable, (i) the space to be occupied, (ii) the name of the tenant, (iii) the length of the original term thereof and any right or option to renew or extend the lease term, (iv) the monthly minimum rental,
    (v) rental escalations, (vi) the terms with respect to percentage rent or other overage rent, (vii) any provisions for tenant allowances and (viii) the right of any third-party broker to any outstanding brokerage or other commission incident thereto. Prime has previously delivered or made available to Horizon a true and correct copy of each such commitment.

       (f) Any material leases pursuant to which Prime or any Prime Subsidiary, as lessee, leases real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any material existing default or any event which with notice or lapse of time or both would constitute such a default, nor do any of such leases contain any provision

                                 Appendix A-36
    which would preclude the Surviving Company or the Prime Partnership from occupying and using the leased premises for the same purposes and upon substantially the same rental and other terms as are applicable to the occupation and use by Prime and the Prime Subsidiaries, or which would have a Prime Material Adverse Effect.

    3.11 RENTS. The rents and other income and charges set forth in the rent roll described in Section 3.10(a) are the actual rents, income and charges presently being charged by Prime Subsidiaries under the Prime Leases. Other than set forth on Schedule 3.10 to the Prime Disclosure Letter, no tenant under any of the Prime Leases is entitled to any purchase option. None of the Prime Leases and none of the rents or other amounts payable thereunder have been assigned, pledged or encumbered, other than to lenders as set forth in the Prime SEC Documents. No brokerage or leasing commission or other compensation will be due or payable to any person, firm, corporation or other entity with respect to or on account of any of the Prime Leases or any extensions or renewals thereof as of the Horizon/Prime Effective Time except in the ordinary course of business consistent with past practices.

    3.12 ENVIRONMENTAL MATTERS. To the knowledge of Prime, except as disclosed in the Prime SEC Documents and on the environmental reports listed on Schedule
3.12 to the Prime Disclosure Letter, and except what would not be reasonably likely to have a Material Adverse Effect, (a) no Hazardous Substances have been used, stood, manufactured, treated, processed or transported to or from any of the Prime Properties except as necessary to the conduct of business and in compliance with Environmental Laws; (b) there have been no spills, releases, discharges or disposal of Hazardous Substances to have occurred or be presently occurring on or from the Prime Properties; (c) the Prime Properties and the business conducted thereon are not in violation of Environmental Laws; (d) Prime and its Subsidiaries have not received and do not reasonably expect to receive any notice of potential responsibility, letter of inquiry or notice of alleged liability from any Person regarding the Prime Properties or the business conducted thereon. Prime has previously delivered or made available to Horizon complete copies of all final versions of environmental investigations and testing or analysis made by or on behalf of Prime or any of the Prime Subsidiaries that are in the possession of any of them with respect to the environmental condition of the Prime Properties. For the purposes of this Paragraph 3.12 only, "Prime Properties" shall include property currently or formerly owned, operated or leased by Prime or its Subsidiaries.

    "Environmental Laws" shall mean any applicable statute, code, enactment, ordinance, rule, regulation, permit, consent, approval, authorization, judgment, order, common law rule (including without limitation the common law respecting nuisance and tortious liability), decree, injunction, or other requirement having the force and effect of law, whether local, state, territorial or national, at any time in force or effect relating to:

       (a) emissions, discharges, spills, releases or threatened releases of Hazardous Substances into ambient air, surface water, groundwater, watercourses, publicly or privately owned treatment works, drains, sewer systems, wetlands, septic systems or onto land;

       (b) the use, treatment, storage, disposal, handling, manufacturing, transportation or shipment of Hazardous Substances;

       (c) the regulation of storage tanks; or

       (d) otherwise relating to pollution or the protection of human health or the environment.

    "Hazardous Substances" shall mean all substances, wastes, pollutants, contaminants and materials regulated or defined or designated as hazardous, extremely or imminently hazardous, dangerous, or toxic pursuant to any law, by any local, state, territorial or federal governmental authority, or with respect to which such a governmental authority otherwise requires environmental investigation, monitoring, reporting, or remediation; including but not limited to,

                                 Appendix A-37

       (a) all substances, wastes, pollutants, contaminants and materials regulated, or defined or designated as hazardous, extremely or imminently hazardous, dangerous or toxic, under the following federal statutes and their state counterparts, as well as their statutes' implementing regulations: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. section 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. section 2601 et seq., the Clean Water Act, 33 U.S.C. section 1251 et seq., the Clean Air Act, 42 U.S.C. section 7401 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C.
    section 11011 et seq., the Safe Drinking Water Act, 33 U.S.C. section 300f et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C.
    section 136 et seq., the Atomic Energy Act, 42 U.S.C. section 22011 et seq., and the Hazardous Materials Transportation Act, 42 U.S.C. section 1801 et seq.;

       (b) petroleum and petroleum products including crude oil and any fractions thereof;

       (c) natural gas, synthetic gas, and any mixtures thereof; and

       (d) radon, radioactive substances, asbestos, urea formaldehyde, polychlorinated biphenyls and electromagnetic field radiation.

    3.13  TAXES.

       (a) Each of Prime and the Prime Subsidiaries (i) has filed all tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so), and all such returns and reports are accurate and complete in all material respects, and (ii) has paid (or Prime has paid on its behalf) all Taxes shown on such returns and reports as required to be paid by it except where the failure to file such tax returns or reports and failure to pay such Taxes would not have a Prime Material Adverse Effect. The most recent audited financial statements contained in the Prime SEC Documents reflect an adequate reserve for all material Taxes payable by Prime and the Prime Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Since the Prime Financial Statement Date, Prime has incurred no liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither Prime nor any Prime Subsidiary has incurred any material liability for Taxes other than in the ordinary course of business. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material tax described in the preceding sentence will be imposed upon Prime. To the Knowledge of Prime, no deficiencies for any Taxes have been proposed, asserted or assessed against Prime or any of the Prime Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending.

       (b) Prime (i) has operated in such a manner as to qualify as a REIT within the meaning of Section 856 of the Code for each of its taxable years ending on or before December 31, 1996, and intends to continue to operate in such a manner as to qualify as a REIT for the taxable year that ends on the Closing Date, and (ii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT, and to Prime's Knowledge, no such challenge is pending or threatened. Each Prime Subsidiary which is a partnership, joint venture or limited liability company (x) has been since its formation and continues to be for federal income tax purposes as a partnership and not as a corporation or as an association or publicly traded partnership taxable as a corporation and (y) has not since the later of its formation or the acquisition by Prime of a direct or indirect interest therein, owned any assets (including, without limitation, securities) that would cause Prime to violate Section 856(c)(5) of the Code. Each Prime Subsidiary which is a corporation (other than Prime Retail Services, Inc.) has been since its formation a qualified REIT subsidiary under Section 856(i) of the Code. Except as set forth in
    Schedule 3.13 to the Prime Disclosure Letter neither Prime nor any Prime

                                 Appendix A-38

    Subsidiary holds any asset (x) the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of a notice under IRS Notice 88-19 or (y) which is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.

    3.14 BROKERS; SCHEDULE OF FEES AND EXPENSES. No broker, investment banker, financial advisor or other person, other than Friedman, Billings, Ramsey & Co., Inc., the fees and expenses of which will be paid by Prime and are described in the engagement letter with Friedman, Billings, Ramsey & Co., Inc., a true, correct and complete copy of which has previously been given to Horizon, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Prime or any Prime Subsidiary.

    3.15 COMPLIANCE WITH LAWS. Prime and its Subsidiaries hold all permits, licenses, variances, exceptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the business of Prime and its Subsidiaries (the "Prime Permits"), except where the failure to have any such Prime Permits individually or in the aggregate would not have a Prime Material Adverse Effect. Since March 22, 1994, neither Prime nor any of the Prime Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations (except any Environmental Law, as to which the representations in Section 3.12 shall apply), except to the extent that such violation or failure would not, individually or in the aggregate, have a Prime Material Adverse Effect.

    3.16  CONTRACTS; DEBT INSTRUMENTS.

       (a) To the Knowledge of Prime, except as disclosed in the Prime SEC Documents or in Schedule 3.16 to the Prime Disclosure Letter, there is no contract or agreement that purports to limit in any material respect the names or the geographic location in which Prime and its Subsidiaries conduct or may conduct their business. Neither Prime nor any Prime Subsidiary has received a written notice that Prime or any Prime Subsidiary is in violation of or in default under (nor to the Knowledge of Prime does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, concession or any other similar type of material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, nor to the Knowledge of Prime does such a violation or default exist, except to the extent that such violation or default, individually or in the aggregate, would not have a Prime Material Adverse Effect.

    3.17 OPINION OF FINANCIAL ADVISOR. Prime has received the written opinion of Friedman, Billings, Ramsey & Co., Inc., satisfactory to Prime, to the effect that proposed Prime/Horizon Merger Consideration and Partnership Merger Consideration to be paid by Prime and Prime Partnership in connection with the Mergers is fair, from a financial point of view, to Prime and Prime Partnership.

    3.18 STATE TAKEOVER STATUTES. Prime has taken all action necessary to exempt transactions between Prime and Horizon and its Affiliates from the operation of Takeover Statutes.

    3.19 INVESTMENT COMPANY ACT OF 1940. Neither Prime nor any of the Prime Subsidiaries is, or at the Partnership Merger Effective Time will be, required to be registered under the 1940 Act.

    3.20 DEFINITION OF KNOWLEDGE OF PRIME. As used in this Agreement, the phrase "Knowledge of Prime" (or words of similar import) means the actual knowledge of officers and directors of Prime and Prime Partnership identified on
Schedule 3.20 to the Prime Disclosure Letter.

    3.21 VOTE REQUIRED. The affirmative vote of at least (i) 66 2/3% of the outstanding Prime Series C Preferred Shares and (ii) two-thirds of the outstanding Prime Common Shares are the only votes of the holders of any class or series of Prime's capital stock necessary (under applicable law or otherwise) to approve this Agreement and the transactions contemplated hereby. The affirmative vote of the holders of at least (i) 50% of the outstanding Prime Common Units and (ii) 50% of the outstanding Prime Series C

                                 Appendix A-39

Preferred Units, held by the limited partners of Prime Partnership are the only votes by the holders of any class or series of partnership interest therein necessary (under applicable law or otherwise) to approve this Agreement and the transactions contemplated hereby.

                                   ARTICLE IV
                                   COVENANTS

    4.1 CONDUCT OF HORIZON'S, HORIZON PARTNERSHIP'S AND SKY MERGER'S BUSINESS PENDING MERGERS. During the period from the date of this Agreement to the Prime/Horizon Merger Effective Time, except as consented to in writing by Prime or as expressly provided for in this Agreement or the C&C/Murdock Agreements (other than as provided in Section 4.1(j)(2)), Horizon, Horizon Partnership and Sky Merger shall, and shall cause (or, in the case of Horizon Subsidiaries that Horizon, Horizon Partnership or Sky Merger do not control, shall use reasonable best efforts to cause) each of the Horizon Subsidiaries to:

       (a) conduct its business only in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted;

       (b) use commercially reasonable efforts to preserve intact its business organizations, goodwill and ongoing businesses and keep available the services of its officers and employees;

       (c) confer on a regular basis with one or more representatives of Prime to report operational matters of materiality and any proposals to engage in material transactions (except with respect to Acquisition Proposals, as to which the provisions of Section 4.3 shall apply);

       (d) promptly notify Prime of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities or the normal course of its businesses or in the operation of its properties, or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

       (e) promptly deliver to Prime true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

       (f) maintain its books and records in accordance with GAAP consistently applied and not change in any material manner any of its methods, principles or practices of accounting in effect at the Horizon Financial Statement Date, except as may be required by the SEC, applicable law or GAAP;

       (g) duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided Horizon notifies Prime that it is availing itself of such extensions and provided such extensions do not adversely affect Horizon's status as a qualified REIT under the Code;

       (h) not make any Tax election (unless required by law or necessary to preserve Horizon's status as a REIT or the status of any Horizon
    Subsidiary as a partnership for federal income tax purposes, as the case may
    be) and not make or rescind any express or deemed election relative to Taxes;

       (i) make all capital expenditures, and expenditures relating to leasing, in accordance with a capital budget of Horizon delivered prior to the date hereof to Prime (the "Horizon Capital Budget") and will not (A) acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any other commitment or contractual obligation (each, a "Commitment") for the acquisition of any real property or other transaction involving in excess of $100,000 which is not included in the Horizon Capital Budget approved by Prime, encumber assets or commence construction of, or enter into any Commitment to develop or construct other real estate projects, except in the ordinary course of its retail property business or (B) incur or enter into any Commitment to incur

                                 Appendix A-40
    additional indebtedness (secured or unsecured) except for working capital under its revolving line(s) of credit and Commitments for indebtedness described on Schedule 4.1(i) to the Horizon Disclosure Letter;

       (j) not (1) amend its Articles of Incorporation, or its Bylaws, or the articles or certificate of incorporation, bylaws, code of regulations, partnership agreement, operating agreement or joint venture agreement or comparable charter or organization document of any Horizon Subsidiary or (2) amend or otherwise modify or waive any rights under any C&C/Murdock Agreement to which it is a party;

       (k) not split, combine or reclassify any capital stock, partnership or other ownership interests and make no change in the number of shares of capital stock, membership interests or units of limited partnership interest issued and outstanding, other than pursuant to the redemption of Horizon OP Units pursuant to the Horizon Partnership Agreement or the exercise of Horizon Stock Options;

       (l) grant no options or other right or commitment relating to its shares of capital stock, membership interests or units of limited partnership interest or any security convertible into its shares of capital stock, membership interests or units of limited partnership interest, or any security the value of which is measured by shares of capital stock, or any security subordinated to the claim of its general creditors and, except as contemplated by this Agreement, not amend or waive any rights under any of the Horizon Stock Options;

       (m) except as provided in Section 5.10 and in connection with the use of Horizon Common Shares to pay the exercise price or tax withholding in connection with equity-based employee benefit plans by the participants therein, not (i) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any Horizon Common Shares or Horizon OP Units or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of capital stock, membership interests, or units of partnership interest of Horizon, except for (A) exchanges of Horizon Common Shares required under Section 5.4 of the Horizon Articles of Incorporation in order to preserve the status of Horizon as a REIT under the Code, and (B) redemptions of Horizon OP Units, whether or not outstanding on the date of this Agreement, under the Horizon Partnership Agreement in which Horizon Common Shares are utilized;

       (n) not sell, lease, mortgage, subject to Lien or otherwise dispose of any of the Horizon Properties, except in connection with a transaction that is made in the ordinary course of business and is the subject of a binding contract in existence on the date of this Agreement and disclosed in Schedule 2.20 to the Horizon Disclosure Letter; provided, however, without the prior written consent of Prime, leases of space in all Horizon Properties which are to be contributed to Newco LP pursuant to the Horizon Partnership Contribution may be made in accordance with the leasing plans or parameters which shall be agreed from time to time between Horizon Partnership and Prime. Notwithstanding any provision of this Agreement to the contrary, a Horizon Subsidiary shall be permitted to enter into any lease for any space in any property owned by it if such Horizon Subsidiary provides written notice to Prime with respect to the terms of a proposed lease and Prime does not object in writing by notice to such Horizon Subsidiary to the terms of such lease within one business day after the receipt of the aforesaid notice from such Horizon Subsidiary.

       (o) not sell, lease, mortgage, subject to Lien or otherwise dispose of any of its personal property or intangible property, except in connection with a transaction that is permitted by Section 4.1(n) or that is made in the ordinary course of business and is not material, individually or in the aggregate;

       (p) not make any loans, advances or capital contributions to, or investments in, any other Person, (whether by the purchase, redemption or other acquisition of the equity or debt of such Person or

                                 Appendix A-41
    otherwise) other than loans, advances and capital contributions to Horizon Subsidiaries in existence on the date hereof and advances to employees in the ordinary course of business consistent with past practice;

       (q) not incur, pay, discharge, satisfy or settle any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) furnished to Prime or incurred in the ordinary course of business consistent with past practice;

       (r) not guarantee the indebtedness of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

       (s) not enter into any Commitment with any officer, director or Affiliate of Horizon or any of the Horizon Subsidiaries or any material
    Commitment with any consultant;

       (t) except as set forth in Schedule 4.1(t) to the Horizon Disclosure Letter, not increase any compensation or enter into or amend any employment agreement described in Schedule 2.17 to the Horizon Disclosure Letter with any of its officers, directors or employees, other than as required by any contract or Plan or in accordance with waivers by employees of benefits under such agreements and other than normal year end bonuses in keeping consistent with past practice and annual salary increases not exceeding 5%; provided, however, that for any officer or employee earning an annual salary in excess of $75,000, Horizon may provide such employee with an annual salary increase only after consulting with Prime before effecting such increase.

       (u) not adopt any new employee benefit plan, incentive plan, severance plan, stock option or similar plan or amend any existing plans or rights, except for changes to severance benefits to provide that an employee whose position is transferred to a location outside the standard metropolitan statistical area in which such employee is currently employed shall not forfeit severance benefits by reason of failure to accept such transfer, and changes which are required by law;

       (v) not settle any shareholder derivative, class action claims or other suit or claims arising out of or in connection with any of the transactions contemplated by this Agreement;

       (w) not change the ownership of any of its Subsidiaries, except changes which arise as a result of the acquisition of Horizon OP Units in exchange for Horizon Common Shares pursuant to exercise of the Horizon OP Unit redemption right under Section 8.6 of the Horizon Partnership Agreement;

       (x) not accept a promissory note in payment of the exercise price payable under any option to purchase Horizon Common Shares;

       (y) not enter into or amend or otherwise modify or waive any rights under any agreement or arrangement for the persons that are affiliates, or as of the date hereof, all officers, directors or employees, of Horizon, Horizon Partnership or any Horizon Subsidiary not approved by a majority of the "independent" members of the Board of Directors of Horizon;

       (z) not directly or indirectly or through a subsidiary, merge or consolidate with, acquire all or substantially all of the assets of, or acquire the beneficial ownership of a majority of the outstanding capital stock or other equity interest in any person or entity unless such transaction has been approved by Prime; and.

       (aa)Notwithstanding any provision of this Agreement to the contrary, including but not limited to the provisions of this Section 4.1, (i)
    on or prior to the Closing, Horizon or Horizon Partnership shall be permitted to make any or all of the payments on Schedule 4.1(aa) to the Horizon Disclosure Schedule

                                 Appendix A-42
    without the consent of Prime and (ii) Horizon and Horizon Partnership shall be permitted to take any and all actions expressly set forth in a quarterly operating budget, prepared by Horizon and approved by Prime in writing prior to the commencement of each quarter.

    4.2  CONDUCT OF PRIME'S AND PRIME PARTNERSHIP'S BUSINESS PENDING
MERGERS. During the period from the date of this Agreement to the Prime/Horizon Merger Effective Time, except as (i) contemplated by this Agreement including as contemplated by the Contribution Agreement, or (ii) consented to in writing by Horizon, Prime and Prime Partnership shall, and shall cause (or, in the case of Prime Subsidiaries that Prime or Prime Partnership do not control, use reasonable best efforts to cause) each of the Prime Subsidiaries to:

       (a) use commercially reasonable efforts to preserve intact its business organizations and goodwill and keep available the services of its officers and employees;

       (b) confer on a regular basis with one or more representatives of Horizon to report operational matters of materiality which would have a Prime
    Material Adverse Effect;

       (c) promptly notify Horizon of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of its businesses or in the operation of its properties, or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

       (d) promptly deliver to Horizon true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

       (e) maintain its books and records in accordance with GAAP consistently applied and not change in any material manner any of its methods, principles or practices of accounting in effect at the Prime Financial Statement Date, except as may be required by the SEC, applicable law or GAAP;

       (f) duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided such extensions do not adversely affect Prime's status as a qualified REIT under the Code;

       (g) not make or rescind any express or deemed election relative to Taxes (unless required by law or necessary to preserve Prime's status as a
    REIT or the status of any Prime Subsidiary as a partnership for federal income tax purposes or as a qualified REIT subsidiary under Section 856(i) of the Code, as the case may be);

       (h) not amend the Prime Articles of Incorporation or the Prime Bylaws, or the articles or certificate of incorporation, bylaws, code of regulations, partnership agreement, operating agreement or joint venture agreement or comparable charter or organization document of any Prime Subsidiary, including the Prime Partnership Agreement (except to the extent necessary to reflect the admission of additional limited partners and other amendments in connection therewith that can be made by Prime without a vote of limited partners and that will not, individually or in the aggregate, materially adversely affect the rights or obligations of holders of Prime OP Units);

       (i) except as provided in Sections 1.16, 1.17 and 5.10 hereof and in connection with the use of Prime Common Shares to pay the exercise price or tax withholding in connection with equity-based employee benefit plans by the participants therein, not (i) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any Prime Common Shares or Prime Common Units or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of capital stock, membership interests, or units of partnership interest of Prime, except for
    (A) conversions of Prime Common Shares required under Section 4.9.5 or
    Section 4.5.7, respectively, of the Prime Articles of Incorporation in order to preserve the status

                                 Appendix A-43
    of Prime as a REIT under the Code, and (B) exchanges of Prime Common Units, whether or not outstanding on the date of this Agreement, under the Prime Partnership Agreement in which Prime Common Shares are utilized;

       (j) not sell, lease, mortgage, subject to Lien or otherwise dispose of any of the Prime Properties, except in connection with a transaction that would not reasonably be expected to have a Prime Material Adverse
    Effect;

       (k) not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise)
    if it would reasonably be expected to have a Prime Material Adverse Effect; and

       (l) except as contemplated by Section 1.17, not directly or indirectly through a subsidiary, merge or consolidate with, or acquire all or substantially all of the assets of, or the beneficial ownership of a majority of the outstanding capital stock or other equity interests in any person or entity whose securities are registered under the Exchange Act unless such transaction has been approved by Horizon.

    4.3 NO SOLICITATION. Prior to the Prime/Horizon Merger Effective Time, Horizon agrees, for itself and in its capacity as general partner of Horizon Partnership, that:

       (a) neither it nor any of the Horizon Subsidiaries shall, directly or indirectly, whether through a Horizon representative specified in
    Section 4.3(b) or otherwise, invite, initiate, solicit (including by way of furnishing non-public information or assistance) or encourage any inquiries, proposals, discussions or negotiations or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) that constitutes or may reasonably be expected to lead to, or otherwise with respect to, (i) a merger, acquisition, consolidation, share exchange, business combination or similar transaction, (ii) any tender offer or exchange offer for 10% or more of the outstanding Horizon Common Shares or the filing of a registration statement under the Securities Act in connection therewith, (iii) a transaction resulting in the issuance of securities representing 10% or more of the outstanding equity securities of Horizon, (iv) the sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets or equity securities (including, without limitation, partnership interests and units) of Horizon or Horizon Partnership or (v) any public announcements of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any discussions or negotiations concerning or provide any confidential or non-public information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal;

       (b) neither it nor any of the Horizon Subsidiaries will authorize or permit any of its officers, directors, employees, affiliates, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders or other representative of Horizon to engage in any of the activities described in Section 4.3(a);

       (c) it and the Horizon Subsidiaries will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to in Section 4.3(b) of the obligations undertaken in this Section 4.3; and

       (d) it will notify Prime immediately if Horizon or any of the Horizon Subsidiaries receives any such inquiries or proposals, or any requests for such information, or if any such negotiations or discussions are sought to be initiated or continued with it and provide all relevant details related thereto; provided, however, that nothing contained in this
    Section 4.3 shall prohibit the Board of Directors of Horizon (including with respect to Horizon's capacity as general partner of Horizon Partnership) from (i) furnishing information to or entering into discussions or negotiations with, any

                                 Appendix A-44
    person or entity that makes an unsolicited Acquisition Proposal, if, and only to the extent that (A) a majority of the Board of Directors of Horizon determines in good faith that such action is required for the Board of Directors of Horizon to comply with its duties to shareholders imposed by applicable law and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Horizon provides written notice to Prime to the effect that it is furnishing information to, or entering into discussions with, such person or entity; and (ii) making any disclosure required by applicable law with regard to an Acquisition Proposal. Nothing in this Section 4.3 shall (x) permit Horizon to terminate this Agreement (except as specifically provided in Article 7 hereof), (y) permit Horizon to enter into an agreement for an Acquisition Proposal during the term of this Agreement or (z) affect any other obligation of Horizon under this Agreement; provided, however, that a majority of the Board of Directors of Horizon may approve and recommend a Superior Acquisition Proposal and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement and the Mergers in accordance with Section 5.1(e). Any disclosure that the Board of Directors of Horizon may be compelled to make with respect to the receipt of an Acquisition Proposal in order to comply with its duties to shareholders imposed by applicable law or Rule 14d-9 or 14e-2 of the Exchange Act will not constitute a violation of this Section 4.3. As used herein, "Superior Acquisition Proposal" means a bona fide Acquisition Proposal made by a third party which a majority of the members of the Board of Directors of Horizon resolves in good faith to be more favorable to Horizon's shareholders than the Mergers and which the Board of Directors of Horizon determines is reasonably capable of being consummated.

    4.4 AFFILIATES. Prior to the Partnership Merger Effective Time, Horizon and Prime shall cause to be prepared and delivered to the other a list (reasonably satisfactory to counsel for Prime and Horizon) identifying all persons who, at the time of the Horizon, Prime Shareholders Meetings, may be deemed to be "affiliates" of Horizon or Prime, respectively, as that term is used under Rule 145 under the Securities Act (the "Affiliates"). Horizon and Prime each shall use its reasonable best efforts to cause each person who is identified by it as an Affiliate in such list to deliver to the other on or prior to the Prime/Horizon Merger Effective Time a written agreement, in the form to be approved by the parties hereto prior to the Prime/ Horizon Merger Effective Time, that such Affiliate will not sell, pledge, transfer or otherwise dispose of any Surviving Company Common Shares issued to such Affiliate pursuant to the Prime/Horizon Merger, except pursuant to an effective registration statement under the Securities Act or in compliance with paragraph (d) of Rule 145 or as otherwise permitted by the Securities Act. The Surviving Company shall be entitled to place legends as specified in such written agreements on the certificates representing any Surviving Company Common Shares to be received pursuant to the terms of this Agreement by such Affiliates who have executed such agreements and to issue appropriate stop transfer instructions to the transfer agent for the Surviving Company Common Shares issued to such Affiliates, consistent with the terms of such agreements. The Surviving Company shall timely file the reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as any Affiliate of Horizon or Prime may reasonably request, all to the extent required from time to time to enable such Affiliate to sell shares of the Surviving Company received by such Affiliate in the Prime/Horizon Merger without registration under the Securities Act pursuant to (i) Rule 145(d)(1) under the Securities Act, as such rule may be amended from to time, or
(ii) any successor rule or regulation hereafter adopted by the SEC.

    4.5 OTHER ACTIONS. Each of Horizon, Horizon Partnership and Newco LP, on the one hand, and Prime and Prime Partnership, on the other hand, shall not, and shall use commercially reasonable efforts to cause their respective subsidiaries and joint ventures not to take, any action that would result in (i) any of the representations and warranties of such party (without giving effect to any "knowledge" qualification) set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties (without giving effect to any "knowledge" qualification) that are not so qualified becoming untrue in any material respect or (iii) except as contemplated by Section 4.3, any of the conditions to the Mergers or that would materially impair the ability of the parties hereto to consummate the transactions contemplated by the Contribution Agreement set forth in Article 6 not being satisfied.

                                 Appendix A-45

                                   ARTICLE V
                              ADDITIONAL COVENANTS

    5.1 PREPARATION OF THE REGISTRATION STATEMENT AND THE PROXY STATEMENT; HORIZON SHAREHOLDERS AND PARTNERS MEETINGS AND PRIME SHAREHOLDERS AND PARTNERS MEETINGS.

       (a) As promptly as practicable after execution of this Agreement, (i) each of Horizon, Prime and, to the extent required, Prime
    Partnership, Horizon Partnership, Sky Merger and Newco LP shall prepare and file with the SEC (with appropriate requests for confidential treatment, unless the parties hereto otherwise agree) under the Exchange Act, one or more joint proxy statements/prospectuses and forms of proxies (such joint proxy statement(s)/prospectus(es) together with any amendments to supplements thereto, the "Proxy Statement") relating to the shareholder meetings, and, if applicable, partners meetings, of each of Horizon, Horizon Partnership, Sky Merger, Newco LP, Prime and Prime Partnership and the vote of the shareholders of Horizon, Sky Merger and Prime and, if applicable, Horizon Partnership, Newco LP, and Prime Partnership, with respect to the Mergers and the transactions contemplated hereunder and such registration statements, (collectively and together with any amendments or supplements thereto, the "Registration Statement"), in which the Proxy Statement above will be included, as may be required in connection with the registration under the Securities Act of the securities to be distributed in connection with the Mergers or the other transactions contemplated hereunder. The respective parties will cause the Proxy Statement and the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Each of Horizon, Horizon Partnership, Sky Merger, Newco LP, Prime and Prime Partnership shall furnish all information about itself and its business and operations and all necessary financial information to the other as the other may reasonably request in connection with the preparation of the Proxy Statement and the Registration Statement. Each such party shall use its reasonable best efforts, to have the Registration Statement declared effective by the SEC as promptly as practicable (including clearing the Proxy Statement with the SEC). Each of Horizon, Horizon Partnership, Newco LP and Sky Merger, on the one hand, and Prime and Prime Partnership, on the other hand, agree promptly to correct any information provided by it for use in the Proxy Statement and the Registration Statement if and to the extent that such information shall have become false or misleading in any material respect, and each of the parties hereto further agrees to take all steps necessary to amend or supplement the Proxy Statement and the Registration Statement and to cause the Proxy Statement and the Registration Statement as so amended or supplemented to be filed with the SEC (with copies provided to the other parties hereto) and to be disseminated to their respective shareholders and partners, in each case as and to the extent required by applicable federal and state securities laws. Each of Horizon, Horizon Partnership, Sky Merger, Newco LP, Prime and Prime Partnership agrees that the information provided by it for inclusion in the Proxy Statement or the Registration Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of shareholders of Horizon, Sky Merger and Prime and at the time of the respective taking of consents, if any, of partners of Horizon Partnership, Newco LP, and Prime Partnership, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each party will notify the other promptly and will advise and deliver copies (if any) to the other parties hereto, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information (regardless whether such requests relate to Prime or Prime Partnership, on the one hand, or Horizon, Sky Merger, Horizon Partnership or Newco LP on the other hand), and each of Prime and Prime Partnership, on the other hand, and Horizon, Horizon Partnership, Newco LP and Sky Merger, on the other hand, shall promptly notify the other of (i) the time when the Registration Statement has become effective, (ii) or any supplement or amendment thereto has been filed, (iii) the issuance of any stop order, and (iv) the suspension of the qualification and registration of the securities issuable in connection with the Mergers and the Distribution. The Proxy Statement shall include the recommendations of the Board of Directors of each Prime and Horizon; provided, that the recommendation of the Board of Directors of

                                 Appendix A-46

    Horizon may not be included or may be withdrawn if the Board of Directors of Horizon has accepted a proposal for Superior Acquisition Proposal in accordance with the terms of Section 4.3. Each party shall also take any action required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of securities pursuant to the Mergers and the other transactions contemplated hereunder, and shall furnish all information as may be reasonably requested in connection with any such action. Each party will use its best efforts to obtain prior to the effective date of the Registration Statement, all necessary state securities or "blue sky" permits or approvals required to carry out the transactions contemplated by this Agreement. In connection with the preparation of the Proxy Statement and the Registration Statement, Horizon shall use reasonable efforts to cause to be delivered to Prime prior to the mailing of the Proxy Statement, the opinion of Rudnick & Wolfe, dated the date of the Proxy Statement, that (i) Horizon was organized and has operated in conformity with the requirements for qualification as a REIT within the meaning of the Code in each of its taxable years or other periods ending after December 31, 1993 and on or before the Closing Date and (ii) Horizon Partnership, Newco LP, and each other Horizon Subsidiary has been since formation, and continues to be, as of such date, for federal income tax purposes, a partnership and not a corporation or an association taxable as a corporation or publicly traded partnership. In connection with the preparation of the Proxy Statement and the Registration Statement, Prime shall use reasonable efforts to cause to be delivered to Horizon prior to the mailing of the Proxy Statement, the opinion of Winston & Strawn, dated the date of the Proxy Statement, that (i) Prime was organized and has operated in conformity with the requirements for qualification as a REIT within the meaning of the Code in each of its taxable years or other periods ending on or before the Closing Date and (ii) Prime Partnership, and each other Prime Subsidiary that is a partnership, joint venture or limited liability company has been since formation, and continues to be, as of such date, for federal income tax purposes, a partnership and not a corporation or an association taxable as a corporation or publicly traded partnership.

       (b) Each of Horizon, Horizon Partnership, Sky Merger, Newco LP, Prime and Prime Partnership shall use its reasonable best efforts to timely mail the joint proxy statement/prospectus contained in the Registration Statements to its shareholders. It shall be a condition to the mailing of the joint proxy statement/prospectus that (i) Prime and Prime Partnership shall have received a "comfort" letter from Ernst & Young LLP, independent public accountants for Horizon and Horizon Partnership, of the kind contemplated by the Statement of Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants (the "AICPA Statement"), dated as of the date on which the Registration Statement shall become effective and as of the Closing Date, addressed to Prime and Prime Partnership, in form and substance reasonably satisfactory to Prime and Prime Partnership, concerning the procedures undertaken by Ernst & Young LLP, with respect to the financial statements and information of Horizon, Horizon Partnership and their subsidiaries contained or incorporated by reference in the Registration Statement and the other matters contemplated by the AICPA Statement and otherwise customary in scope and substance or letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement, (ii) Horizon shall have received a "comfort" letter from Ernst & Young LLP, independent public accountants for Prime and Prime Partnership, of the kind contemplated by the AICPA Statement, dated as of the date on which the Registration Statement shall become effective and as of the Effective Time, addressed to Horizon and Horizon Partnership, in form and substance reasonably satisfactory to Horizon, concerning the procedures undertaken by Ernst & Young LLP with respect to the financial statements and information of Prime, Prime Partnership and their subsidiaries contained or incorporated by reference in the Registration Statement and the other matters contemplated by the AICPA Statement and otherwise customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement,
    (iii) Prime shall have received reasonable assurance that the conditions set forth in Section 6.2(f) will be satisfied on or prior to the Closing Date and (iv) Horizon shall have received reasonable assurance that the conditions set forth in Section 6.3(f) will be satisfied on or prior to the Closing Date.

       (c) Prime will duly call and as soon as practicable following the date of this Agreement (but in no event sooner than 20 business days following the date the Proxy Statement is mailed to the shareholders of Prime), give notice of, convene and hold a meeting of its shareholders (the "Prime Shareholders

                                 Appendix A-47

    Meeting") for the purpose of obtaining the Prime Shareholder Approvals. Prime will, through its Board of Directors, recommend to its shareholders approval of this Agreement, the Horizon/Prime Merger and the other transactions contemplated by this Agreement.

       (d) Horizon will duly call and give notice of and, as soon as practicable following the date of this Agreement (but in no event sooner than 20 business days following the date the Proxy Statement is mailed to the shareholders of Horizon), convene and hold a meeting of its shareholders (the "Horizon Shareholders Meeting") for the purpose of obtaining Horizon Shareholder Approvals. Horizon will, through its Board of Directors, recommend to its shareholders approval of this Agreement, the Prime/ Horizon Merger, the Horizon/Subsidiary Merger and the other transactions contemplated by this Agreement and include such recommendation in the Proxy Statement; provided, however, that prior to the Horizon Shareholders Meeting, such recommendation may be withdrawn, modified or amended with respect to a Superior Acquisition Proposal if a majority of the Board of Directors of Horizon determines in good faith, based upon the advice of its outside counsel, that such action is required for the Board of Directors of Horizon to comply with its duties to its shareholders pursuant to Section 4.3.

       (e) Prime and Horizon shall use their best efforts to cause the Proxy Statements to be mailed to their respective shareholders on the same day and to convene their respective shareholder meetings on the same day, which day, subject to the provisions of Sections 5.1(c), 5.1(d) and 5.3, shall be a day not later than forty-five days after the date the Proxy Statement is mailed.

       (f) If on the date for the Prime Shareholders Meeting and Horizon Shareholders Meeting established pursuant to Section 5.1(e) of this
    Agreement, either Prime or Horizon has not received duly executed proxies for a sufficient number of votes to approve the respective Mergers (but less than a majority of the outstanding Horizon Common Shares or Prime Common Shares, as the case may be, have voted against the respective Mergers), then both parties shall recommend the adjournment of their respective shareholders meetings until one or more dates not later than the date ten
    (10) days after the originally scheduled date of the shareholders meetings.

       (g) Horizon shall use commercially reasonable efforts to obtain the written consents for approval by the limited partners of Horizon
    Partnership to the transactions contemplated hereby to the extent required by the Horizon Partnership Agreement and any other matters reasonably requested by Prime which are reasonably determined by Prime to be required to effect the transactions contemplated by this Agreement (collectively, the "Horizon Partner Approvals") on or prior to the Horizon Shareholder Meeting established pursuant to Section 5.1(d). Horizon shall use commercially reasonable efforts to obtain the written consents for approval by the limited partners of Newco LP to the transactions contemplated hereby, including the Partnership Merger, to the extent required by the Newco LP partnership agreement and any other matters reasonably requested by Prime which are reasonably determined by Prime to be required to effect the transactions contemplated by this Agreement (collectively, the "Newco Partner Approvals") on or prior to the Horizon Shareholder Meeting established pursuant to Section 5.1(d). Horizon hereby agrees to vote in favor of such matters and to recommend to the limited partners of Horizon Partnership and Newco LP that they approve such matters. Prime shall use commercially reasonable efforts to obtain written consents for approval by the limited partners of Prime Partnership to the transactions contemplated hereby to the extent required by the Prime Partnership Agreement and any other matters reasonably requested by Horizon which are reasonably determined by Horizon to be required to effect the transactions contemplated by this Agreement (collectively, the "Prime Partner Approvals", and together with the Horizon Partner Approvals and the Newco Partner Approvals, the "Partner Approvals") on or prior to the Prime Shareholder Meeting established pursuant to Section 5.1(c). Prime hereby agrees to vote in favor of such matters and to recommend to the limited partners of Prime Partnership that they approve such matters.

                                 Appendix A-48

    5.2 ACCESS TO INFORMATION; CONFIDENTIALITY. Subject to the requirements of confidentiality agreements with third parties, each of the parties hereto shall, and shall cause each of its Subsidiaries to, afford to the other parties and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other parties, reasonable access during normal business hours prior to the Prime/Horizon Merger Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the parties shall, and shall cause each of its Subsidiaries to, furnish promptly to the other parties (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Each of the parties shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to cause its officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to, hold any nonpublic information in confidence to the extent required by, and in accordance with, and will comply with the provisions of the letter agreement dated as of September 18, 1997 by and among Prime, Horizon and Lehman Brothers (the "Confidentiality Agreement"), as amended.

    5.3  REASONABLE BEST EFFORTS; NOTIFICATION.

       (a) Subject to the terms and conditions herein provided, each of the parties shall: (i) use all reasonable best efforts to cooperate with one another in (A) determining which filings are required to be made prior to the Prime/Horizon Merger Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Prime/Horizon Merger Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions and any third parties in connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby including without limitation confirmation of the transactions under the Contribution Agreement and (B) timely making all such filings and timely seeking all such consents, approvals, permits and authorizations; (ii) use all reasonable best efforts (other than the payment of money) to obtain in writing any consents required from third parties to effectuate the Mergers, such consents to be in form reasonably satisfactory to each of the parties; and (iii) use all reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Prime/Horizon Merger Effective Time any further action is necessary or desirable to carry out the purpose of this Agreement, each party shall take all such necessary action.

       (b) Horizon and Horizon Partnership shall use all reasonable best efforts to obtain from Ernst & Young LLP access to all work papers relating to audits of Horizon and Horizon Partnership performed by Ernst & Young LLP, and the continued cooperation of Ernst & Young LLP with regard to the preparation of consolidated financial statements for the Surviving Company.

       (c) Horizon and Horizon Partnership shall give prompt notice to Prime and Prime Partnership, and Prime and Prime Partnership shall give prompt notice to Horizon and Horizon Partnership, (i) if any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) of the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

                                 Appendix A-49

    5.4  TAX TREATMENT.

       (a) Each of Prime and Horizon shall use its reasonable best efforts before the Prime/Horizon Merger Effective Time to cause each of the
    Horizon/Subsidiary Merger and the Prime/Horizon Merger to qualify as a reorganization under the provisions of Sections 368(a) of the Code, and to obtain the opinions of counsel referred to in Sections 6.2(e) and 6.3(e).

       (b) Immediately upon the Partnership Merger Effective Time, Horizon Partnership will be treated as terminating for purposes of Code
    Section 708(b)(2)(A) . Immediately following the Partnership Merger Effective Time, the Surviving Partnership will elect to use the "traditional method with curative allocations" under Treasury Regulations Section 1.704-3(c) for purposes of making allocations under Section 704(c) of the Code with respect to the properties of or interests held by the Horizon Partnership immediately before the Partnership Merger Effective Time. Prime Partnership and Horizon Partnership shall negotiate in good faith to agree upon the "Section 704(c) values" of the properties of Horizon Partnership, effective as of the Partnership Merger Effective Time, in accordance with Treasury Regulations Section 1.704-3(a)(3). The Surviving Partnership shall not, in connection with the Prime/Horizon Merger (and any termination of Prime Partnership pursuant thereto under Code Section 708(b)(1)(B) ), adjust the capital accounts of the Prime Partnership pursuant to section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations.

       (c) Following the Partnership Merger Effective Time, the Surviving Partnership shall allocate "excess nonrecourse liabilities" under
    Treasury Regulations Section 1.752-3(a)(3) among the partners of the Surviving Partnership as follows:

           (i) First, assuming that the assets of the Surviving Partnership are sold for their relative fair market values, the Surviving
       Partnership shall determine for each of its partners the sum of (i) the amount Code Section 704(c) gain allocable to such partner (taking into account the relative Code Section 704(c) method elected by the Surviving Partnership in respect of each contributed asset under Treasury Regulation Section 1.704-3, and less the amount already allocated to such partner under Treasury Regulations Section 1.752-3(a)(2)), plus (ii) the amount, if any, of remaining income and gain which would be further allocated to such Surviving Partnership partner under the Surviving Partnership Agreement, after all income and gain allocable to partners under Code Section 704(c) has been taken into account;

           (ii)Second, the Surviving Partnership shall determine a percentage (the "Tier Three Percentage") for each of its partners equal to the fraction of the sum computed for such partner in paragraph (i) above, over the aggregate amount of such sums for all partners of the Surviving Partnership; and

           (iii)
               Third, the Surviving Partnership shall allocate the excess nonrecourse liabilities of the Surviving Partnership to each of its partners, pro rata, in accordance with each partner's Tier Three Percentage.

       (d) In the event that Ernst & Young LLP determines that Prime Partnership will be treated as terminating for purposes of Code Section
    708(b)(1)(B) upon the Prime/Horizon Merger Effective Time, then the Surviving Partnership may elect to use the "traditional method" under Treasury Regulations Section 1.704-3(b) for purposes of making allocations under Section 704(c) of the Code with respect to the properties of or interests in the Prime Partnership immediately before the Partnership Merger Effective Time.

       (e) For any taxable year of the Surviving Partnership that ends within the period ending on the seventh anniversary of the Partnership
    Merger Effective Time, the Surviving Partnership shall use good faith, commercially reasonable efforts (i) to avoid or minimize any gain recognized by the partners of the Surviving Partnership, as a result of the refinancing or repayment of the Surviving Partnership's liabilities, and (ii) in any case in which a Horizon Property of the Surviving Partnership is to be disposed

                                 Appendix A-50
    of, to engage in a transaction that defers, to the extent possible, the recognition of gain by such partners under the Code, including, but not limited to, structuring such disposition as part of a tax-free exchange under Code Section 1031.

       (f) Prime Partnership and Horizon Partnership agree that the transactions that are contemplated by the C&C/Murdock Agreements which occur upon the Closing shall be treated as taking place immediately after the Partnership Merger Effective Time.

    5.5 PUBLIC ANNOUNCEMENTS. Each party will consult with each other party before issuing, and provide each other the opportunity to review and comment upon, any press release or other written public statements which address in any manner the transactions contemplated by this Agreement, and shall not issue any such press release or make any such written public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form agreed to by the parties concurrent with the execution of this Agreement.

    5.6 LISTING. Prime shall use all reasonable best efforts to cause the Surviving Company Common Shares and Surviving Company Series B Preferred Shares to be issued in the Prime/Horizon Merger and the Surviving Company Common Shares and Surviving Company Series B Preferred Shares reserved for issuance upon redemption of Prime Common Units and Prime Series B Preferred Units issued in the Partnership Merger, to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Prime/Horizon Merger Effective Time.

    5.7 TRANSFER AND GAINS TAXES. Each party shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to tax, "Transfer and Gains Taxes"). From and after the Prime/Horizon Merger Effective Time, Surviving Company shall pay or cause Prime Partnership, as appropriate, to pay or cause to be paid, without deduction or withholding from any amounts payable to the holders of Surviving Company Common Shares or Surviving Company Series B Preferred Shares or Prime OP Units or Prime Series B Preferred Units, as applicable, all Transfer and Gains Taxes (which term shall not in any event be construed to include for these purposes any tax imposed under the Code or any applicable state or local tax imposed upon net or gross income).

    5.8  BENEFIT PLANS AND OTHER EMPLOYEE ARRANGEMENTS.

       (a) BENEFIT PLANS. After the Prime/Horizon Merger Effective Time, all employees of Prime who are employed by the Surviving Company shall, at the option of the Surviving Company, either continue to be eligible to participate in an "employee benefit plan", as defined in Section 3(3) of ERISA, of Prime which is, at the option of the Surviving Company, continued by the Surviving Company, or alternatively shall be eligible to participate in the same manner as other similarly situated employees of the Surviving Company who were formerly employees of Horizon in any "employee benefit plan," as defined in Section 3(3) of ERISA, sponsored or maintained by the Surviving Company after the Prime/ Horizon Merger Effective Time. With respect to each such employee benefit plan, service with Horizon, any Horizon Subsidiary, Prime or any Prime Subsidiary (as applicable) and the predecessor of any of them shall be included for purposes of determining eligibility to participate, vesting (if applicable) and entitlement to benefits.

       (b)  STOCK OPTIONS.

           (i) As of the Prime/Horizon Merger Effective Time, each outstanding Prime Stock Option shall be assumed by Surviving Company and shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Prime Stock Option, the same

                                 Appendix A-51
       number of Surviving Company Common Shares as the holder of such Prime Stock Option would have been entitled to receive pursuant to the Prime/Horizon Merger had such holder exercised such Prime Stock Option in full immediately prior to the Prime/Horizon Merger Effective Time at a price per share equal to the aggregate exercise price for the shares subject to such Prime Stock Option divided by the number of full Surviving Company Common Shares deemed to be purchasable pursuant to such Prime Stock Option.

           (ii)As of the Prime/Horizon Merger Effective Time, each Sky Merger Stock Option outstanding under (a) the Horizon 1993 Stock Option
       Plan and (b) the Horizon Long Term Incentive Plan (to the extent permitted under the terms of such plan and the terms of the Horizon Options outstanding under such plan) (in each case, as assumed by Sky Merger pursuant to the Horizon/ Subsidiary Merger) shall in each case automatically be canceled and all rights with respect thereto shall cease to exist (other than the Sky Merger Stock Options outstanding and held by Jeffrey Kerr). As of the Prime/Horizon Merger Effective Time, each Sky Merger Stock Option outstanding under the Horizon 1997 Stock Option Plan or the Horizon Director/Stock Option Plan and each other outstanding Sky Merger Option not canceled pursuant to the immediately preceding sentence shall constitute an option to acquire, on the same terms and conditions as were applicable under such Sky Merger Stock Option (other than as provided in the proviso to this sentence), that number of Surviving Company Common Shares equal to the product of (A) 0.9193 times (B) the number of Sky Merger Common Shares subject to such Horizon Stock Option at an aggregate exercise price per share equal to the aggregate exercise price per share set forth in such Sky Merger Stock Option; provided, however, that (1) each option shall continue to be exercisable until its expiration date notwithstanding the termination of employment, death or disability of the optionee, and (2) the number of Surviving Company Common Shares that may be purchased upon exercise of such Sky Merger Stock Option shall not include any fractional shares and, upon the first such exercise of such Sky Merger Stock Option, a cash payment shall be made for any fractional shares calculated in accordance with and in the manner provided for calculations as to be paid in lieu of fractional shares as part of the Prime/Horizon Merger Consideration under Section 1.17(g).

           (iii)
               As soon as practical after the Closing Date, Prime shall file a registration statement under the Securities Act covering the shares issuable pursuant to the stock options assumed by the Surviving Company pursuant to the provisions of Section 5.8(b).

       (c) WITHHOLDING. To the extent required by applicable law, Horizon shall require each employee who exercises a Horizon Stock Option or who receives Horizon Common Shares or Sky Merger Common Shares pursuant to any existing commitment to pay to Horizon in cash or Horizon Common Shares or Sky Merger Common Shares an amount sufficient to satisfy in full Horizon's obligation to withhold Taxes incurred by reason of such exercise or issuance.

       (d) RETENTION PROGRAM. Prior to the Closing Date, Horizon may implement a retention program for key employees pursuant to which up to an aggregate of $990,000 may be paid to such key employees who continue to be employed through a date certain (to be approved by Prime) or who are terminated without cause prior to such date certain.

    5.9  INDEMNIFICATION.

       (a) From and after the Prime/Horizon Merger Effective Time the Surviving Company shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Prime/Horizon Merger Effective Time, an officer, director or employee of Horizon or any Horizon Subsidiary (including, without limitation, Newco and Newco LP) (the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments, or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of, or in connection with, any claim, action, suit, proceeding or investigation to the extent related to, or to the extent arising in whole or in part directly or

                                 Appendix A-52
    indirectly out of the fact that such person is or was a director, officer or employee of Horizon or any Horizon Subsidiary (including, without limitation, Newco), whether pertaining to any matter existing or occurring at or prior to the Prime/Horizon Merger Effective Time (including, without limitation, any and all transactions resulting directly or indirectly from the transactions contemplated hereby or the documents delivered hereunder) and whether asserted or claimed prior to, or at or after, the consummation of the transactions contemplated hereby or any document contemplated hereunder ("Indemnified Liabilities"), in each case to the full extent a corporation is permitted under the MGCL (and the Surviving Company will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law upon receipt of any affirmation and undertaking required by the MGCL arising from the investigation, defense or settlement of such Indemnification Liabilities). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Prime/Horizon Merger Effective
    Time), (i) the Indemnified Parties may retain counsel satisfactory to them with the consent of the Surviving Company which consent may not be unreasonably withheld, (ii) the Surviving Company shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (iii) the Surviving Company will use all reasonable efforts to assist in the defense of any such matter, provided that the Surviving Company shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 5.9(a), upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Company (but the failure so to notify shall not relieve the Company or the Surviving Company from any liability which it may have under this Section 5.9(a) except to the extent such failure materially prejudices such party), and shall deliver to the Surviving Company any affirmation and undertaking contemplated by the MGCL. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. The provisions for the indemnification and advancement of expenses set forth in this Agreement are not exclusive of any rights an Indemnified Party may have under any contract, law or otherwise.

       (b) The Surviving Company shall obtain and maintain in effect at the Prime/Horizon Merger Effective Time and continuing until the sixth anniversary thereof "run-off" directors and officers liability insurance with a coverage amount and other terms and conditions comparable to Horizon's current directors and officers liability insurance policy covering the directors and officers of Horizon with respect to their service as such prior to the Prime/Horizon Merger Effective Time.

       (c) This Section 5.9 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and their successors, assigns and heirs and shall be binding on all successors and assigns of Surviving Company. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 5.9 and Surviving Company acknowledges and agrees that each Indemnified Party would suffer irreparable harm and that no adequate remedy at law exists for a breach of such covenants and such Indemnified Party shall be entitled to injunctive relief and specific performance in the event of any breach of any provision in this Section.

       (d) In the event that the Surviving Company or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 5.9, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director and officer covered hereby.

                                 Appendix A-53

       (e) At the Closing, the Surviving Company shall deliver to each Indemnified Party a written acknowledgment of the Surviving Company's indemnity obligations to such Indemnified Party pursuant to this Agreement.

    5.10 DECLARATION OF DIVIDENDS AND DISTRIBUTIONS. From and after the date of this Agreement, neither Horizon nor Horizon Partnership, on the one hand, nor Prime nor Prime Partnership, on the other hand, shall declare or pay any dividend or distribution to its shareholders or partners, as the case may be, without the prior written consent of Prime or Horizon, respectively; provided, however, that such written consent shall not be required for the declaration and payment of (i) (a) a distribution of $0.295 per Prime Common Share, $0.65625 per Prime Series A Preferred Share, $0.53125 per Prime Series B Preferred Share, $0.09699 per Prime Series C Preferred Share, $0.295 per Prime Series C Preferred Unit and $0.295 per Prime Common Unit, each payable on February 17, 1998 to shareholders/unitholders of record as of February 2, 1998 and (b) a distribution with respect to each Horizon Common Share or Horizon OP Unit in the first quarter of 1998 in an amount equal to $0.105, (ii) a quarterly distribution with respect to each Horizon Common Share or Horizon OP Unit in any quarterly period ending after March 31, 1998 in an amount equal to the product of (A) 0.9193 times (B) the dividend or distribution declared in respect of each Prime Common Share or Prime OP Unit in such quarterly period, (iii) Prime Regular Quarterly Distributions, (iv) the Prime Newco Distribution, (v) any distribution contemplated by the Contribution Agreement and (vi) any distribution contemplated by Section 1.14(d), Section 1.16 or Section 1.17 hereof; provided, however, that, except for distributions described in the foregoing clauses (i),
(iv) and (v), the record date for each distribution with respect to the Horizon Common Shares and the Horizon OP Units, on the one hand, shall be the same date as the record date for the quarterly distributions for the Prime Common Shares and the Prime Common Units, on the other hand, as provided to Horizon by notice not less than fifteen (15) days prior to the record date for any quarterly distribution by Prime or Prime Partnership.

    The foregoing restrictions shall not apply, however, to the extent a distribution by Horizon or Prime is necessary for Horizon or Prime, as applicable, to maintain REIT status.

    5.11 TRANSFER OF SHARES/INTERESTS IN NON-WHOLLY OWNED SUBSIDIARIES OF HORIZON; C&C/MURDOCK AGREEMENTS.

       (a) At the Closing and pursuant to the Stock Purchase Agreement, Ronald Piasecki shall transfer to Prime Retail Services, Inc. or such person or persons as Prime Retail Services, Inc. shall designate by written notice delivered to him prior to the Closing, all of the shares of First HGI, Inc., HGI Perryville, Inc., MG Third Party Services Corp., HGI Management Corp. and Second HGI, Inc. owned by him, constituting all the outstanding shares of such companies which are not owned by Horizon Partnership, for an aggregate consideration in an amount equal to the fair market value of such shares, as determined in accordance with the provisions of the Stock Purchase Agreement.

       (b) Prior to Closing Prime shall use commercially reasonably efforts to acquire from FLOC, L.L.C. all of the outstanding membership interests
    (other than such interests held by Horizon Partnership) of Finger Lakes Outlet Center L.L.C. held by FLOC, L.L.C. on the terms and conditions set forth on Schedule 5.11 to the Prime Disclosure Letter.

       (c) Prior to Closing, Horizon and Horizon Partnership shall use commercially reasonable efforts to consummate the transactions contemplated by the C&C/Murdock Agreements and to enforce the rights of Horizon and Horizon Partnership thereunder. Horizon shall promptly notify Prime upon Horizon or Horizon Partnership obtaining Knowledge of any breach of or default under any terms or provisions of the C&C/Murdock Agreements or of any event which could otherwise adversely affect in a material way the rights of Horizon or Horizon Partnership thereunder.

    5.12 NOTICES. Prime and Horizon shall provide such notice to its shareholders of the Mergers as is required under Maryland and Michigan law.

                                 Appendix A-54

    5.13 RESIGNATIONS. On the Closing Date, Horizon shall cause the directors and officers of each of the Horizon Subsidiaries to submit their resignations from such positions, effective as of the Partnership Merger Effective Time as requested by Prime.

    5.14 THIRD PARTY MANAGEMENT AGREEMENTS. Horizon will not, and will not permit any of its Subsidiaries to, amend the management agreements pursuant to which Horizon, directly or indirectly, manages buildings in which Horizon does not own a 100% interest. Horizon will not, and will not permit any Horizon Subsidiary to, renew such management agreements except on terms which permit its cancellation by Horizon or the applicable Horizon Subsidiary on thirty days' notice or less without any charge, penalty or other cost for such cancellation.

    5.15 CONTRIBUTION AGREEMENT. Horizon shall cause Newco to execute the transactions contemplated hereby to which Newco is a party provided that Horizon has obtained all material consents required to be obtained by Horizon and the Horizon Subsidiaries from third parties in order to perform their respective obligations under the Contribution Agreement and the other agreements contemplated hereby to which Newco is a party, except for those consents set forth on Schedule 5.15 to the Horizon Disclosure Letter. Horizon shall diligently seek and use commercially reasonable efforts to obtain such consents prior to the Closing Date. Horizon shall keep Prime currently apprised of its progress in obtaining such consents. Horizon shall inform Prime promptly if it appears unlikely that any given consent will be obtained. Horizon shall cooperate with Prime in taking any action to either obtain such consents or to put Horizon and the Horizon Subsidiaries in a position so that such consents are no longer required; provided such action does not cost Horizon a material amount.

    5.16 ACTIONS UPON ISSUANCE OF INJUNCTION OR RESTRAINT. In the event that the transactions contemplated by this Agreement cannot be consummated by the parties hereto on the Closing Date due to the failure to satisfy the condition contained in Section 6.1(d), then the parties hereto shall use their commercially reasonable efforts to restructure the transactions contemplated hereby in a manner that would (i) enable the condition contained in Section 6.1(d) to be satisfied or (ii) provide the same economic and other material benefits to the parties hereto in a manner satisfactory to all parties hereto. Notwithstanding the foregoing, the obligations contained in this Section 5.17 shall not affect, alter or in any way supersede the rights of the parties hereto under Article VII hereof if such restructuring cannot be accomplished prior to July 31, 1998.

    5.17 DESIGNATED PROPERTIES. The parties hereto acknowledge that Horizon and Horizon Partnership may explore the sale of the Designated Properties prior to Closing in accordance with the provisions hereof, including without limitation Sections 1.18 and 4.1 hereof, and shall permit Prime and Prime Partnership and their financial and legal advisors to participate in such sale process; provided, however, that such agreements may provide at Horizon's election that such agreements are terminable by Horizon if this Agreement is terminated for any reason.

                                   ARTICLE VI
                                   CONDITIONS

    6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGERS. The respective obligations of each party to effect the Mergers and to consummate the other transactions contemplated by this Agreement to occur on the Closing Date shall be subject to the fulfillment or written waiver at or prior to the Closing Date of the following conditions:

       (a) SHAREHOLDER AND PARTNER APPROVALS. This Agreement, the Mergers and all other matters necessary to consummate the other transactions contemplated to occur on the Closing Date and the transactions contemplated by this Agreement shall have been approved and adopted by the Shareholder Approvals and all required Partner Approvals shall have been obtained.

                                 Appendix A-55

       (b) LISTING OF SHARES. The NYSE shall have approved for listing the Surviving Company Common Shares and Surviving Company Series B Preferred
    Shares to be issued in the Prime/Horizon Merger and the Surviving Company Common Shares reserved for issuance upon exchange of Prime Common Units and Prime Series B Preferred Units issued in the Partnership Merger, subject to official notice of issuance.

       (c) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

       (d) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers or any of the other transactions contemplated hereby shall be in effect.

       (e) BLUE SKY LAWS. Prime shall have received all state securities or "blue sky" permits and other authorizations necessary to issue the Merger
    Consideration.

       (f) GOVERNMENTAL ENTITY ACTIONS AND CONSENTS. All material actions by or in respect of or filings with any Governmental Entity required for the consummation of the transactions contemplated hereby shall have been obtained or made.

    6.2 CONDITIONS TO OBLIGATIONS OF PRIME AND PRIME PARTNERSHIP. The obligations of Prime and Prime Partnership to effect the Mergers and to consummate the other transactions contemplated to occur on the Closing Date are further subject to the following conditions, any one or more of which may be waived by Prime:

       (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Horizon and Horizon Partnership (without giving effect to any
    "materiality" qualification or limitation) set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent such representation or warranty is expressly limited by its terms to another date, and Prime shall have received a certificate (which certificate may be qualified by knowledge to the same extent as the representations and warranties of Horizon and Horizon Partnership contained herein are so qualified) signed on behalf of Horizon by the chief executive officer or the chief financial officer of Horizon, in such capacity, to such effect. This condition shall be deemed satisfied notwithstanding any failure of a representation or warranty of Horizon or Horizon Partnership to be true and correct as of the Closing Date (without giving effect to any materiality qualification or limitation) if the aggregate amount of Horizon Economic Losses (as defined below) that would reasonably be expected to arise as a result of the failures of such representations and warranties to be true and correct as of the Closing Date does not exceed $50,000,000 (such amount to be calculated by counting in all cases from the first dollar of such Horizon Economic Losses). "Horizon Economic Losses" shall mean any and all net damage, net loss, net liability or expenses suffered by Horizon and the Horizon Subsidiaries taken as a whole, but shall not include any claims, damages, loss, expense or other liability resulting from any class action or shareholders' derivative lawsuits relating to the Mergers against Horizon or the Horizon Subsidiaries, if any, filed subsequent to the date of this Agreement or any amounts paid or expenses incurred by Horizon or its Subsidiaries in obtaining non-governmental third party consents.

       (b) PERFORMANCE OF OBLIGATIONS OF HORIZON, SKY MERGER AND HORIZON PARTNERSHIP. Horizon and Horizon Partnership shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Prime/Horizon Merger Effective Time, and Prime shall have received a certificate signed on behalf of Horizon by the chief executive officer or the chief operating officer of Horizon, in such capacity, to such effect.

                                 Appendix A-56

       (c) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no Horizon Material Adverse Change taken as a whole, that have resulted or would result individually or in the aggregate, in Horizon Economic Losses of $50,000,000 or more and Prime shall have received a certificate of the chief executive officer or operating officer of Horizon, in such capacity, certifying to such effect.

       (d) TAX OPINIONS RELATING TO REIT STATUS AND PARTNERSHIP STATUS. Prime shall have received an opinion of Rudnick & Wolfe or other counsel to
    Horizon reasonably satisfactory to Prime, dated as of the Closing Date, to the effect that, subject to customary exceptions, assumptions, certificates and qualifications and based upon customary representations, (x) for each of its taxable years ending after December 31, 1993, Horizon has operated and complied with the requirements for qualification as a REIT under the Code, and (y) each Horizon Subsidiary which has been formed as a partnership, joint venture or limited liability company is, for federal income tax purposes, a partnership and not a corporation or association or publicly traded partnership taxable as a corporation.

       (e) TAX OPINION RELATING TO THE MERGERS. Prime shall have received an opinion dated the Closing Date from Winston & Strawn or other counsel reasonably satisfactory to Prime, dated as of the Closing Date, to the effect that, subject to customary exceptions, assumptions, certificates and qualifications and the opinion of counsel to Horizon described in clause
    Section 6.2(d)(i) above, and based upon customary representations, to the effect that each of the Horizon/Prime Merger and the Horizon/ Subsidiary Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code.

       (f) "COMFORT" LETTER. Prime and Prime Partnership shall have received a "comfort" letter from Ernst & Young LLP, as described in Section 5.1(b).

       (g) SHARES OF NON WHOLLY-OWNED COMPANIES. All of the voting shares of First HGI, Inc., HGI Perryville, Inc., MG Third Party Services Corp., HGI
    Management Corp. and Second HGI, Inc. (other than any such shares owned by Horizon Partnership) shall have been transferred to Prime Retail Services, Inc., or its designees or assigns, in accordance with the Stock Purchase Agreement.

       (h) CONTRIBUTION AGREEMENT. Horizon, Horizon Partnership, Sky Merger, Newco and Newco LP shall have entered into the Contribution Agreement and all of the conditions to the consummation of the transactions contemplated thereby shall have been satisfied and each of the transactions contemplated thereby shall have been completed to the extent required to be completed thereunder as of such time.

    6.3 CONDITIONS TO OBLIGATIONS OF HORIZON AND HORIZON PARTNERSHIP. The obligations of Horizon and Horizon Partnership to effect the Mergers and to consummate the other transactions contemplated to occur on the Closing Date is further subject to the following conditions, any one or more of which may be waived in writing by Horizon:

       (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Prime and Prime Partnership (without giving effect to any
    "materiality" qualification or limitation) set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and Horizon shall have received a certificate (which certificate may be qualified by knowledge to the same extent as such representations and warranties of Prime and Prime Partnership contained herein are so qualified) signed on behalf of Prime by the chief executive officer or the chief financial officer of such party, in such capacity, to such effect. This condition shall be deemed satisfied notwithstanding any failure of a representation or warranty of Prime or Prime Partnership to be true and correct as of the Closing Date (without giving effect to any materiality qualification) if the aggregate amount of Prime Economic Losses (as defined below) that would reasonably be expected to arise as a result of the failures of such representations and warranties to be true and correct as of the Closing Date does not exceed $50,000,000 (such amount to be calculated

                                 Appendix A-57
    by counting in all cases from the first dollar of such Prime Economic Losses). "Prime Economic Losses" shall mean any and all net damage, net loss, net liability or expenses suffered by Prime and the Prime Subsidiaries taken as a whole, but shall not include any claims, damages, loss, expense or other liability resulting from any class action or shareholders' derivative lawsuits relating to the Mergers against Prime or the Prime Subsidiaries, if any, filed subsequent to the date of this Agreement or any amounts paid or expenses incurred by Prime or its Subsidiaries in obtaining non-governmental third party consents.

       (b) PERFORMANCE OF OBLIGATIONS OF PRIME AND PRIME PARTNERSHIP. Prime and Prime Partnership shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Prime/Horizon Merger Effective Time, and Horizon shall have received a certificate of Prime signed on behalf of Prime by the chief executive officer or the chief financial officer of Prime, in such capacity, to such effect.

       (c) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no Prime Material Adverse Change taken as a whole, that have resulted or would result individually or in the aggregate, in Prime Economic Losses of $50,000,000 or more and Horizon shall have received a certificate of the chief executive officer or operating officer of Prime, in such capacity, certifying to such effect.

       (d)  TAX OPINIONS RELATING TO REIT STATUS AND PARTNERSHIP
       STATUS. Horizon shall have received an opinion of Winston & Strawn or other counsel to Prime reasonably satisfactory to Horizon, dated as of the Closing Date, to the effect that, subject to customary exceptions, assumptions, certificates and qualifications and based upon customary representations, (x) for each of its taxable years since formation, Prime has operated and complied with the requirements for qualification as a REIT under the Code, and (y) Prime Partnership is, for federal income tax purposes, a partnership and not a corporation or association or publicly traded partnership taxable as a corporation.

       (e) TAX OPINION RELATING TO MERGERS. Horizon shall have received an opinion dated the Closing Date from Rudnick & Wolfe or other counsel reasonably satisfactory to Horizon, dated as of the Closing Date, to the effect that, subject to customary exceptions, assumptions, certificates and qualifications and the opinion of counsel to Prime described in Section 6.3(i) above, and based upon customary representations, to the effect that each of the Horizon/Prime Merger and the Horizon/Subsidiary Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code.

       (f) "COMFORT" LETTER. Horizon and Horizon Partnership shall have received a "comfort" letter from Ernst & Young LLP, as described in
    Section 5.1(b).

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

    7. TERMINATION. This Agreement may be terminated at any time prior to the filing of the Delaware Certificate of Merger with the Delaware Secretary, whether before or after either of the Shareholder Approvals are obtained:

       (a) by mutual written consent duly authorized by the Board of Directors of Prime and the Board of Directors of Horizon;

       (b) by Prime, upon (i) a breach of any representation, warranty, covenant, obligation or agreement on the part of Horizon or Horizon
    Partnership set forth in this Agreement, or (ii) if any representation or warranty of Horizon or Horizon Partnership shall become untrue, in the case of either (i) or (ii), such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by July 31, 1998 (or as otherwise extended);

       (c) by Horizon, upon (i) a breach of any representation, warranty, covenant obligation or agreement on the part of Prime or Prime
    Partnership set forth in this Agreement, or (ii) if any representation

                                 Appendix A-58
    or warranty of Prime or Prime Partnership shall become untrue, in the case of either (i) or (ii), such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by July 31, 1998 (or as otherwise extended);

       (d) by either Prime or Horizon, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of any of the Mergers shall have become final and non-appealable;

       (e) by either Prime or Horizon, if the Mergers shall not have been consummated before July 31, 1998; provided, however, that a party may not terminate pursuant to this clause (e) if the terminating party shall have breached in any material respect its obligations under this Agreement in such a manner that shall have proximately contributed to the failure to close;

       (f) by either Prime or Horizon (unless Horizon or Horizon Partnership is in breach of its obligations under Section 5.1) if, upon a vote at a duly held Horizon Shareholders Meeting or any adjournment thereof, the Horizon Shareholder Approvals shall not have been obtained as contemplated by Section 5.1 (excluding Section 5.1(d)) or the Horizon Partner Approvals or Newco LP Partner Approvals shall not have been obtained;

       (g) by either Horizon or Prime (unless Prime or Prime Partnership is in breach of its obligations under Section 5.1 (excluding Section
    5.1(d)) if, upon a vote at a duly held Prime Shareholders Meeting or any adjournment thereof, the Prime Shareholder Approvals shall not have been obtained as contemplated by Section 5.1 (excluding Section 5.1(d)) or the Prime Partner Approvals shall not have been obtained;

       (h) by Horizon, upon payment to Prime of the amounts referred to in
           Section 7.2, if prior to the Horizon Shareholders Meeting, the Board of Directors of Horizon shall have withdrawn or modified in any manner adverse to Prime its approval or recommendation of the Mergers or this Agreement in connection with, or approved or recommended, a Superior Acquisition Proposal; and

       (i) by Prime, if (A) prior to the Horizon Shareholders Meeting, the Board of Directors of Horizon shall have withdrawn or modified in any manner adverse to Prime its approval or recommendation of the Mergers or this Agreement in connection with, or approved or recommended, any Superior Acquisition Proposal, (B) Horizon shall have entered into any agreement for any Acquisition Proposal, or (C) the Board of Directors of Horizon or any committee thereof shall have resolved to do any of the foregoing.

    7.2 CERTAIN FEES AND EXPENSES. If this Agreement shall be terminated (i) pursuant to Section 7.1(h) or 7.1(i), then Horizon and Horizon Partnership thereupon shall pay to Prime Partnership a fee equal to the Break-Up Fee (as defined below) and Break-Up Expenses (as defined below), and (ii) pursuant to
Section 7.1(b) or 7.1(f), then Horizon and Horizon Partnership shall pay to Prime Partnership (provided that Horizon was not entitled to terminate this Agreement pursuant to Section 7.1(c) at the time of such termination) an amount equal to the Break-Up Expenses (as defined below). If this Agreement shall be terminated pursuant to Section 7.1(c) or 7.1(g), then Prime and Prime Partnership shall pay Horizon Partnership (provided that Prime was not entitled to terminate this Agreement pursuant to Section 7.1(b) at the time of such termination) an amount equal to the Break-Up Expenses. If this Agreement shall be terminated pursuant to Section 7.1(b), 7.1(d) (if primarily resulting from any action or inaction of Horizon or any Horizon Subsidiary), 7.1(e) or 7.1(f) and prior to the time of such termination an Acquisition Proposal has been received by Horizon or any Horizon Subsidiary, and either prior to the termination of this Agreement or within twelve (12) months thereafter, Horizon or any Horizon Subsidiary enters into any written Acquisition Proposal which is subsequently consummated (whether or not any such Acquisition Proposal is the same Acquisition Proposal which had been received at the time of the termination of this Agreement), then Horizon and Horizon Partnership shall pay the Break-Up Fee and Break-Up Expenses to Prime Partnership. If prior to the Horizon Shareholders Meeting the Board of Directors of Horizon shall

                                 Appendix A-59
have withdrawn or modified in any manner adverse to Prime its approval or recommendation of the Mergers or this Agreement and, within twelve (12) months after termination of this Agreement, Horizon or Horizon Partnership enters into any written Acquisition Proposal which is subsequently consummated (whether or not any Acquisition Proposal had been received prior to the time of the termination of this Agreement), then Horizon and Horizon Partnership shall pay the Break-Up Fee to Prime Partnership. The payment of the Break-Up Fee shall be compensation for the loss suffered by Prime and Prime Partnership as a result of the failure of the Mergers to be consummated (including, without limitation, opportunity costs and out-of-pocket costs and expenses) and to avoid the difficulty of determining damages under the circumstances. The Break-Up Fee shall be paid by Horizon and Horizon Partnership to Prime Partnership, or the Break-Up Expenses shall be paid by Horizon and Horizon Partnership to Prime Partnership or Prime Partnership to Horizon Partnership (as applicable), in immediately available funds within fifteen (15) calendar days after the date the event giving rise to the obligation to make such payment occurred (except as otherwise provided in Section 7.1(h)). As used in this Agreement, "Break-Up Fee" shall be an amount equal to the lesser of (i) $20,000,000 (the "Base Amount") and (ii) the sum of (A) the maximum amount that can be paid to Prime Partnership without causing Prime to fail to meet the requirements of Sections 856(c)(2) and
(3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A) - (H) and 856(c)(3)(A) -(I) of the Code ("Qualifying Income"), as determined by independent accountants to Prime, and (B) in the event Prime receives a letter from outside counsel (the "Break-Up Fee Tax Opinion") indicating that Prime has received a ruling from the IRS holding that Prime Partnership's receipt of the Base Amount would either constitute Qualifying Income or would be excluded from gross income of Prime within the meaning of Sections 856(c)(2) and (3) of the Code (the "REIT Requirements") or that the receipt by Prime Partnership of the remaining balance of the Base Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Base Amount less the amount payable under clause (A) above. Horizon's and Horizon Partnership's obligation to pay any unpaid portion of the Break-Up Fee shall terminate three years from the date of this Agreement. In the event that Prime Partnership is not able to receive the full Base Amount, Horizon and Horizon Partnership shall place the unpaid amount in escrow and shall not release any portion thereof to Prime Partnership unless and until Horizon receives either one of the following:
(i) a letter from Prime's independent accountants indicating the maximum amount that can be paid at that time to Prime Partnership without causing Prime to fail to meet the REIT Requirements or (ii) a Break-Up Fee Tax Opinion, in either of which events Horizon and Horizon Partnership shall pay to Prime Partnership the lesser of the unpaid Base Amount or the maximum amount stated in the letter referred to in (i) above. The "Break-Up Expenses" payable to Prime Partnership or Horizon Partnership, as the case may be (the "Recipient"), shall be an amount equal to the lesser of (i) $4,500,000, (ii) the Recipient's out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all attorneys', accountants' and investment bankers' fees and expenses) or (iii) the sum of (A) the maximum amount that can be paid to the Recipient without causing Prime or Horizon, as the case may be, to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to the Prime or Horizon, as the case may be, and (B) in the event Prime or Horizon, as the case may be, receives a Break-Up Fee Tax Opinion indicating that it has received a ruling from the IRS holding that the Recipient's receipt of the Break-Up Expenses would either constitute Qualifying Income or would be excluded from gross income of Prime or Horizon, as the case may be, within the meaning of the REIT Requirements or that receipt by the Recipient of the remaining balance of the Break-Up Expenses following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Break-Up Expenses less the amount payable under clause (A) above. The obligation of Prime and Prime Partnership or Horizon and Horizon Partnership, as applicable ("Payor"), to pay any unpaid portion of the Break-Up Expenses shall terminate three years from the date of this Agreement. In the event that the Recipient is not able to receive the full Break-Up Expenses, the Payor shall place the unpaid amount in escrow and shall not release any portion thereof to the Recipient unless and until the Payor receives either one of the following: (i) a letter from the independent accountants of Prime or Horizon, as the case may be, indicating the maximum amount that can be paid at that time to the

                                 Appendix A-60

Recipient without causing it to fail to meet the REIT Requirements or (ii) a Break-Up Expense Tax Opinion, in either of which events the Payor shall pay to the Recipient the lesser of the unpaid Break-Up Expenses or the maximum amount stated in the letter referred to in (i) above.

    7.3 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Horizon or Prime as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Prime, Prime Partnership, Newco, Newco LP, Sky Merger, Horizon or Horizon Partnership, other than the last sentence of Section 5.2, Section 7.2, this Section 7.3 and Article 8, and except to the extent that such termination results from a material breach by any party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

    7.4 AMENDMENT. This Agreement may be amended by the parties in writing by action of the respective Board of Directors of Prime and Horizon at any time before or after any Shareholder Approvals are obtained and prior to the filing of the Delaware Certificate with the Delaware Secretary; provided, however, that, after the Shareholder Approvals and Partner Approvals are obtained, no such amendment, modification or supplement shall be made which by law requires the further approval of shareholders without obtaining such further approval. The parties agree to amend this Agreement in the manner provided in the immediately preceding sentence to the extent required to (a) continue the status of each of Prime and Horizon (and its successor Horizon Subsidiary) as a REIT, or (b) preserve each of the Prime/Horizon Merger and the Horizon/Subsidiary Merger as a tax-free reorganization under Section 368 of the Code.

    7.5 EXTENSION; WAIVER. At any time prior to the Partnership Merger Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    8.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement confirming the representations and warranties in this Agreement shall survive the Prime/Horizon Merger Effective Time. This Section
8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Prime/Horizon Merger Effective Time.

    8.2 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, sent by overnight courier (providing proof of delivery) to

                                 Appendix A-61
the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

               (a)  if to Prime, to::

                    Prime Retail, Inc.

                    100 East Pratt Street

                    19th Floor

                    Baltimore, Maryland 21202

                    Attention: Michael W. Reschke

                               Abraham Rosenthal

                               C. Alan Schroeder

                   Fax No.: (410) 234-1703

                   with a copy to:

                   Winston & Strawn

                   35 West Wacker Drive

                   Chicago, Illinois 60601

                   Attention: Wayne D. Boberg

                              Steven J. Gavin

                   Fax No.: (312) 558-5700

               (b)  if to Horizon, to:

                    Horizon Group, Inc.

                    5000 Hakes Drive

                    Norton Shores, MI 49441

                    Attention:  Norman Perlmutter

                                James S. Wassel

                   Fax.: (616) 798-5100

                   with a copy to:

                   Rudnick & Wolfe

                   203 North LaSalle Street

                   Suite 1500

                   Chicago, IL 60601-1293

                   Attention: Errol R. Halperin

                              Hal M. Brown

                   Fax No.: (312) 236-7516

    All notices shall be deemed given only when actually received.

    8.3 INTERPRETATION. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

    8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

                                 Appendix A-62

    8.5 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, the Confidentiality Agreement and the Stock Purchase Agreement and the other agreements entered into in connection with the Mergers (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral between the parties with respect to the subject matter of this Agreement, including without limitation the Original Merger Agreement and (b) except as provided in Sections 1.8, 1.11, 1.12, 1.13, 1.14, 5.8, 5.9, and 8.5
("Third Party Provisions"), are not intended to confer upon any person other than the parties hereto any rights or remedies.

    8.6 GOVERNING LAW. THE PARTNERSHIP MERGER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF. EXCEPT AS PROVIDED IN THE IMMEDIATELY PRECEDING SENTENCE, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

    8.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

    8.8 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in Maryland or in any state court located in Maryland this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in Maryland or any state court located in Maryland in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

    8.9 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                            [SIGNATURE PAGE FOLLOWS]

                                 Appendix A-63

    IN WITNESS WHEREOF, Prime, Prime Partnership, Horizon, Sky Merger, Horizon Partnership, Newco and Newco LP have caused this Amended and Restated Agreement and Plan of Merger to be signed by their respective officers (or general partners) thereunto duly authorized all as of the date first written above.

                                PRIME RETAIL, INC.

                                By:            /s/ C. ALAN SCHROEDER
                                     -----------------------------------------
                                              NAME: C. ALAN SCHROEDER
                                       TITLE: SENIOR VICE PRESIDENT - GENERAL
                                                      COUNSEL
                                                   AND SECRETARY

                                PRIME RETAIL, L.P.

                                By:  Prime Retail, Inc., its sole general
                                partner

                                By:            /s/ C. ALAN SCHROEDER
                                     -----------------------------------------
                                              NAME: C. ALAN SCHROEDER
                                       TITLE: SENIOR VICE PRESIDENT - GENERAL
                                                      COUNSEL
                                                   AND SECRETARY

                                HORIZON GROUP, INC.

                                By:             /s/ JAMES S. WASSEL
                                     -----------------------------------------
                                               NAME: JAMES S. WASSEL
                                                  TITLE: PRESIDENT

                                SKY MERGER CORP.

                                By:             /s/ JAMES S. WASSEL
                                     -----------------------------------------
                                               NAME: JAMES S. WASSEL
                                                  TITLE: PRESIDENT

                                HORIZON/GLEN OUTLET CENTERS LIMITED PARTNERSHIP

                                By:  Horizon Group, Inc., its sole general
                                partner

                                By:             /s/ JAMES S. WASSEL
                                     -----------------------------------------
                                               NAME: JAMES S. WASSEL
                                                  TITLE: PRESIDENT

                                 Appendix A-64

                                HORIZON GROUP PROPERTIES, INC.

                                By:             /s/ JAMES S. WASSEL
                                     -----------------------------------------
                                               NAME: JAMES S. WASSEL
                                                  TITLE: PRESIDENT

                                HORIZON GROUP PROPERTIES

                                By:  Horizon Group Properties, Inc., its sole
                                general partner

                                By:             /s/ JAMES S. WASSEL
                                     -----------------------------------------
                                               NAME: JAMES S. WASSEL
                                                  TITLE: PRESIDENT

                                 Appendix A-65

                                   APPENDIX B

                                REINCORPORATION

                               ARTICLES OF MERGER

                                   APPENDIX B

                               ARTICLES OF MERGER

                                    MERGING

                              HORIZON GROUP, INC.

                            (A MICHIGAN CORPORATION)

                                      INTO

                                SKY MERGER CORP.

                            (A MARYLAND CORPORATION)

    FIRST: Sky Merger Corp., a Maryland corporation ("Sky Merger" or the "Surviving Company"), and Horizon Group, Inc., a Michigan corporation ("Horizon"), each agree that Horizon will merge with and into Sky Merger (the "Merger") pursuant to the Amended and Restated Agreement and Plan of Merger among Prime Retail, Inc., Prime Retail, L.P., a Delaware limited partnership ("Prime Partnership"), Horizon, Sky Merger, Horizon Group Properties, Inc., a Maryland corporation, Horizon Group Properties, L.P., a Delaware limited partnership, and Horizon/Glen Outlet Centers Limited Partnership, a Delaware limited partnership ("Horizon Partnership"), dated as of February 1, 1998 (the "Merger Agreement").

    SECOND: Sky Merger will survive the Merger and will continue under the name "Sky Merger Corp." as a corporation of the State of Maryland.

    THIRD: The date of incorporation of Horizon was October 25, 1984. Horizon is incorporated under the Michigan Business Corporation Act (the "MBCA"). Horizon was qualified to do business in Maryland on July 10, 1995.

    FOURTH: The principal office of Horizon in Michigan is located in Norton Shores, Michigan. Horizon owns property in Cecil County and Queen Anne's County, State of Maryland, the title to which could be affected by the recording of an instrument among the land records. The principal office of the Surviving Company in Maryland is located in Baltimore City. Sky Merger does not own any interest in land in the State of Maryland.

    FIFTH: The terms and conditions of the Merger as set forth in these Articles of Merger were advised, authorized and approved by Horizon, in the manner and by the vote required by its charter and the laws of Michigan, as follows:

    (a) At a meeting of the Board of Directors held on January 30, 1998, the Board of Directors adopted a resolution approving the Merger and recommending that the proposed Merger be submitted for approval by the stockholders.

    (b) At a special meeting of the stockholders held on            , 1998, the
       stockholders duly approved the Merger by the affirmative vote of the
       holders of     of the shares of common stock, par value $.01 per share,
       entitled to vote thereon.

    SIXTH: The terms and conditions of the Merger as set forth in these Articles of Merger were advised, authorized and approved by Sky Merger, in the manner and by the vote required by its articles of incorporation and the laws of Maryland, as follows:

    (a) At a meeting of the Board of Directors held on January 29, 1998, the Board of Directors adopted a resolution approving the Merger and recommending that the proposed Merger be submitted for approval by the shareholders.

                                  Appendix B-1

    (b) By a written consent executed on            , 1998 by Horizon, as the
       sole stockholder in accordance with the General Maryland Corporation Law ("MGCL"), the sole stockholder duly approved the Merger.

    SEVENTH: The articles of incorporation of the Surviving Company will be amended and restated as set forth in the Amended and Restated Articles of Incorporation filed concurrently herewith and attached hereto as Exhibit A. The total number of shares of all classes which each party to these Articles of Merger has authority to issue and the number of each class are as follows:

    (a) SKY MERGER.

        The total number of shares of stock of all classes which Sky Merger has authority to issue is 50,000,000 shares of common stock, par value $.01 per share. The aggregate par value of all the shares of all classes of stock of Sky Merger is $500,000.

    (b) HORIZON.

        The total number of shares of stock of all classes which Horizon has authority to issue is 60,000,000, consisting of: 47,000,000 shares of common stock, par value $.01 per share; 3,000,000 shares of preferred stock, par value $.01 per share; and 10,000,000 shares of excess common stock, par value $.01 per share. The aggregate par value of all the shares of all classes of stock of Horizon is $600,000.

    EIGHTH: The manner and basis of converting or exchanging issued and outstanding stock of Horizon into shares of the Surviving Company and the treatment of any issued and outstanding stock of the merging entities not to be so converted or exchanged is as follows:

    (a) EFFECTIVE TIME.  The Merger shall become effective upon the later of:
       (i) the acceptance of the filing of these Articles of Merger with the State Department of Assessments and Taxation of Maryland in accordance with the MGCL, (ii) the endorsement of a certificate of merger by the Department of Commerce of the State of Michigan in accordance with the
       MBCA, and (iii)          .m.,            , 1998, which effective time is
       immediately after the effective time of the merger of Horizon Partnership into Prime Partnership pursuant to the Merger Agreement, but which in no event is greater than 30 days later than (i) above (the time the Merger becomes effective being the "Effective Time").

    (b) EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the MGCL and the MBCA.

    (c) CONVERSION OF COMMON STOCK. Upon the Effective Time, each issued and outstanding share of common stock of Horizon ("Horizon Common Share") shall be converted into the right to receive from Sky Merger one (1) fully paid and nonassessable common share of Sky Merger, $.01 par value per share ("Sky Merger Common Shares") (other than Horizon Common Shares owned by Horizon or any Horizon subsidiary, which shall automatically be canceled and retired and all rights with respect thereto shall cease to exist). As of the Effective Time, all Horizon Common Shares shall no longer be outstanding and shall automatically be canceled and retired and all rights with respect thereto shall cease to exist, and each certificate representing any Horizon Common Share shall be deemed to represent the same number of Sky Merger Common Shares until consummation of the Prime/Sky Merger in accordance with the terms of the Merger Agreement, and each holder of a certificate of Horizon Common Shares shall otherwise cease to have any rights to such Horizon Common Shares, except the right to receive any dividends or other distributions with a record date prior to the Effective Time which may have been declared or made by Horizon on such Horizon Common Shares which remain unpaid at the Effective Time.

    (d) SKY MERGER COMMON SHARES. Upon the Effective Time, each common share of Sky Merger outstanding immediately prior to the Effective Time shall no longer be outstanding and shall be

                                  Appendix B-2
       canceled and the holder of a certificate representing such Sky Merger Common Shares shall cease to have any rights with respect thereto.

    SKY MERGER CORP. and HORIZON GROUP, INC. have caused these presents to be signed in their respective names and on their respective behalves by their respective presidents and witnessed by their respective secretaries on
           , 1997.

IN WITNESS WHEREOF:

WITNESS:                        SKY MERGER CORP.
                                By:
Secretary                            Name:
                                     Title: President

WITNESS:                        HORIZON GROUP, INC.
                                By:
Secretary                            Name:
                                     Title: President

    THE UNDERSIGNED, President of SKY MERGER CORP., a Maryland corporation, who executed on behalf of the Corporation the foregoing Articles of Merger of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Merger to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.
                                          ______________________________________

                                          President

    THE UNDERSIGNED, President of HORIZON GROUP, INC., a Maryland corporation, who executed on behalf of the Corporation the foregoing Articles of Merger of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Merger to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.
                                          ______________________________________

                                          President

                                  Appendix B-3

                                   APPENDIX C

                     REINCORPORATION CERTIFICATE OF MERGER

                                   APPENDIX C
                             CERTIFICATE OF MERGER
                                    MERGING
                              HORIZON GROUP, INC.
                            (A MICHIGAN CORPORATION)
                                      INTO
                                SKY MERGER CORP.
                            (A MARYLAND CORPORATION)

    FIRST: The name of the constituent corporations are HORIZON GROUP, INC., a Michigan corporation ("HGI"), and SKY MERGER CORP., a Maryland corporation ("Sky Merger").

    SECOND: Sky Merger will survive the merger and will continue under the name "Sky Merger Corp."

    THIRD: HGI and Sky Merger each agree that HGI will merge with and into Sky Merger pursuant to the Amended and Restated Agreement and Plan of Merger dated as of February 1, 1998 (the "Merger Agreement") among HGI, Sky Merger, Prime Retail, Inc., a Maryland corporation, Prime Retail, L.P., a Delaware limited partnership, Horizon Group Properties, Inc., a Maryland corporation, Horizon Group Properties, L.P., a Delaware limited partnership, and Horizon/Glen Outlet Centers Limited Partnership, a Delaware limited partnership.

    FOURTH: The outstanding shares of each class and series of HGI consists of [24,066,635] shares of common stock, par value $0.01 per share, all of which are entitled to vote. No shares of preferred stock of HGI or excess common stock of
HGI is outstanding. The outstanding shares of Sky Merger consist of [       ]
shares of common stock, par value $0.01 per share, all of which are entitled to vote.

    FIFTH: The terms and conditions of the merger, including the manner and basis of converting the shares of each constituent corporation into shares of the surviving corporation, are as follows:

    (a) Upon the Effective Time (as defined below), each issued and outstanding share of common stock of HGI ("HGI Common Share") shall be converted into the right to receive from Sky Merger one (1) fully paid and nonassessable common share of Sky Merger, $0.01 par value per share ("Sky Merger Common Share"); provided, that HGI Common Shares owned by HGI or any HGI subsidiary shall automatically be cancelled and retired and no Sky Merger Common Shares shall be issued with respect thereto. As of the Effective Time, (i) all HGI Common Shares shall no longer be outstanding and shall automatically be cancelled and retired and all rights with respect thereto shall cease to exist, (ii) each certificate representing any HGI Common Shares shall be deemed to represent the same number of Sky Merger Common Shares as the number of HGI Common Shares evidenced by such certificate immediately prior to the Effective Time, and (iii) each holder of a certificate shall otherwise cease to have any rights with respect to such HGI Common Shares, except the right to receive any dividends or other distributions with a record date prior to the Effective Time which may have been declared or made by HGI on such HGI Common Shares which remain unpaid at the Effective Time.

    (b) Upon the Effective Time, each Sky Merger Common Share outstanding immediately prior to the Effective Time shall be cancelled and the holder of a certificate representing such Sky Merger Common Shares shall cease to have any rights with respect thereto.

                                  Appendix C-1

    (c) As of the Effective Time, each option to purchase any HGI Common Shares outstanding under the HGI 1993 Stock Option Plan, the HGI Long Term Incentive Plan (to the extent permitted under the terms of such plan and the terms of the options outstanding under such plan), the HGI Director Stock Option Plan and the HGI 1997 Stock Option Plan shall be converted into the option to purchase the same number of Sky Merger Common Shares on the same terms and conditions as were applicable under such option to purchase HGI Common Shares.

    SIXTH: The merger of HGI into Sky Merger (the "Merger") shall become effective upon the later of (i) the issuance of a certificate of merger by the State Department of Assessments and Taxation of Maryland in accordance with the Maryland General Corporation Law ("MGCL"), (ii) the endorsement of this Certificate of Merger by the Department of Commerce of the State of Michigan in accordance with the Michigan Business Corporation Act ("MBCA"), and (iii) at
    .M.          , 1998 (the time the Merger becomes effective being referred to herein as the "Effective Time").

    SEVENTH: The Merger shall have the effects set forth in the MGCL and the MBCA.

    EIGHTH: Effective as of the Effective Time, the articles of incorporation of Sky Merger as the surviving corporation shall be amended and restated as set forth in Exhibit "A" to this Certificate of Merger, until duly amended in accordance with its terms and applicable law.

    NINTH: The Merger Agreement, including the plan of merger contained therein, has been adopted by the Board of Directors of HGI in accordance with Section 701 of the MBCA and the Board of Directors of Sky Merger in accordance with the MGCL.

    TENTH: A copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any shareholder of either of the constituent corporations.

    ELEVENTH: The Merger Agreement was approved by the shareholders of HGI in accordance with Section 701 of the MBCA and by the sole shareholder of Sky Merger in accordance with the MGCL.

    IN WITNESS WHEREOF, HGI and Sky Merger have caused this Certificate of Merger to be executed by their respective officers thereunto duly authorized on
        , 1998.

SKY MERGER CORP.                               HORIZON GROUP, INC.

By: ----------------------------------------   By: ----------------------------------------
   President                                   President

Attest: -------------------------------------  Attest: -------------------------------------
      Secretary                                Secretary

                                  Appendix C-2

                                   APPENDIX D
                                   CORPORATE
                               ARTICLES OF MERGER

                                   APPENDIX D
                               ARTICLES OF MERGER
                                    MERGING
                               PRIME RETAIL, INC.

                            (A MARYLAND CORPORATION)

                                      INTO

                                SKY MERGER CORP.
                            (A MARYLAND CORPORATION)

    FIRST: Sky Merger Corp., a Maryland corporation ("Sky Merger" or the "Surviving Company"), and Prime Retail, Inc., a Maryland corporation ("Prime"), each agree that Prime will merge with and into Sky Merger (the "Merger") pursuant to the Amended and Restated Agreement and Plan of Merger among Prime, Prime Retail, L.P., a Delaware limited partnership ("Prime Partnership"), Horizon Group, Inc., a Michigan corporation, Sky Merger Corp., a Maryland corporation, Horizon Group Properties, Inc., a Maryland corporation, Horizon Group Properties, L.P., a Delaware limited partnership, and Horizon/Glen Outlet Centers Limited Partnership, a Delaware limited partnership ("Horizon Partnership"), dated as of February 1, 1998 (the "Merger Agreement").

    SECOND: Sky Merger will survive the Merger and will continue under the name "Prime Retail, Inc." as a corporation under the State of Maryland.

    THIRD: The principal office of Prime in Maryland is located in Baltimore City. Prime owns property in Baltimore City, State of Maryland, the title to which could be affected by the recording of an instrument among the land records. The principal office of the Surviving Company in Maryland is located in Baltimore City. After giving effect to the merger of Horizon Group, Inc. with and into Sky Merger Corp., which effective time is immediately prior to the effective time of the Merger, Sky Merger owns property in Cecil County and Queen Anne's County, State of Maryland, the title to which could be affected by the recording of an instrument among the land records.

    FOURTH: The terms and conditions of the Merger as set forth in these Articles of Merger were advised, authorized and approved by Prime, in the manner and by the vote required by its charter and the laws of Maryland, as follows:

    (a) At a meeting of the Board of Directors held on January 30, 1998, the Board of Directors adopted a resolution approving the Merger and recommending that the proposed Merger be submitted for approval by the shareholders.

    (b) At a special meeting of the shareholders held on            , 1998, the
       shareholders duly approved the Merger by the affirmative vote of the holders of two-thirds (2/3) of each class of stock entitled to vote separately thereon.

    FIFTH: The terms and conditions of the Merger as set forth in these Articles of Merger were advised, authorized and approved by Sky Merger, in the manner and by the vote required by its charter and the laws of Maryland, as follows:

    (a) At a meeting of the Board of Directors held on January 29, 1998, the Board of Directors adopted a resolution approving the Merger and recommending that the proposed Merger be submitted for approval by the shareholders.

                                  Appendix D-1

    (b) The sole stockholder duly approved the Merger, in accordance with the Maryland General Corporation Law ("MGCL").

    SIXTH: No amendment to the Charter of Surviving Corporation is to be effected as a part of the Merger.

    SEVENTH: The total number of shares of all classes which each party to these Articles of Merger has authority to issue and the number of each class are as follows:

    (a) SKY MERGER.

       The total number of shares of stock of all classes which Sky Merger has
       authority to issue is         consisting of:         shares of common
       stock, par value $.01 per share;         shares of preferred stock, par
       value $.01 per share; and         shares of excess common stock, par
       value $.01 per share. The aggregate par value of all the shares of all
       classes of stock of Sky Merger is $        .

    (b) PRIME.

       The total number of shares of stock of all classes which Prime has authority to issue is 150,315,000, consisting of: 75,000,000 shares of common stock, par value $.01 per share; 24,315,000 shares of preferred stock, par value $.01 per share; and 51,000,000 shares of excess common stock, par value $.01 per share. The aggregate par value of all the shares of all classes of stock of Prime is $1,503,150.

    The Merger does not increase the authorized stock of Surviving Corporation.

    EIGHTH: The manner and basis of converting or exchanging issued and outstanding stock of Prime into different shares of the Surviving Company and the treatment of any issued and outstanding stock of the merging entities not to be so converted or exchanged is as follows:

    (a) EFFECTIVE TIME. The Merger shall become effective for state law purposes upon the later of: (i) the issuance of a certificate of merger by the State Department of Assessments and Taxation of Maryland in
       accordance with the MGCL and (ii)         .m.,            , 1998, which
       effective time is immediately after the effective time of the merger of Horizon Group, Inc. into Sky Merger pursuant to the Merger Agreement, but which in no event is greater than 30 days later than (i) above (the time the Merger becomes effective being the "Effective Time").

    (b) EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the MGCL.

    (c) CONVERSION OF PRIME COMMON STOCK. Upon the Effective Time, each issued and outstanding share of common stock of Prime ("Prime Common Share") shall be converted into one (1) fully paid and nonassessable common share of Surviving Company, $.01 par value per share ("Surviving Company Common Shares").

    (d) CONVERSION OF PRIME SERIES A PREFERRED STOCK. Upon the Effective Time, each issued and outstanding share of 10.5% Series A Cumulative Preferred Stock, $0.01 per value, of Prime ("Prime Series A Preferred Shares") shall be converted into one (1) 10.5% Series A Senior Cumulative Preferred Share of Surviving Company ("Surviving Company Series A Preferred Share").

    (e) CONVERSION OF PRIME SERIES B PREFERRED STOCK. Upon the Effective Time, each issued and outstanding share of 8.5% Series B Cumulative Participating Convertible Preferred Stock, $0.01 per value, of Prime ("Prime Series B Preferred Shares") shall be converted into one (1) 8.5% Series B Cumulative Participating Convertible Preferred Share of Surviving Company ("Surviving Company Series B Preferred Share").

                                  Appendix D-2

    (f) CONVERSION OF PRIME SERIES C PREFERRED STOCK. Upon the Effective Time, each issued and outstanding share of Series C Cumulative Convertible Redeemable Preferred Stock, $0.01 per value, of Prime ("Prime Series C Preferred Shares") shall be converted into one (1) Series C Cumulative Convertible Redeemable Preferred Share of Surviving Company ("Surviving Company Series C Preferred Share").

    (g) At the Merger Effective Time, each certificate representing an outstanding Prime Common Share, Prime Series A Preferred Share, Prime Series B Preferred Share and Prime Series C Preferred Share will, without any action on the part of the holder thereof, thereafter represent a Surviving Company Common Share, Surviving Company Series A Preferred Share, Surviving Company Series B Preferred Share or a Surviving Company Series C Preferred Share, as the case may be.

    (h) CONVERSION OF SKY MERGER COMMON SHARES. Upon the Effective Time, each common share of Sky Merger outstanding immediately prior to the Effective Time ("Sky Merger Common Share") (other than Sky Merger Common Shares held by Horizon Group, Inc. or any Horizon Group, Inc. subsidiary, which in each case shall be automatically canceled and retired and all rights with respect thereto shall cease to exist) shall be converted into the right to receive 0.20 of a Surviving Company Series B Preferred Share and
       0.597 of a Surviving Company Common Share. As of the Effective Time, all Sky Merger Common Shares shall no longer be outstanding and shall automatically be canceled and retired and all rights with respect thereto shall cease to exist, and each holder of a certificate representing any Sky Merger Common Shares shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such certificate in accordance with the applicable provision of the Merger Agreement, certificates representing the Surviving Company Common Shares and Surviving Company Series B Preferred Shares required to be delivered under this paragraph (h) and any dividends or other distributions with a record date prior to the Effective Time which may have been declared or made by Sky Merger on such Sky Merger Common Shares which remain unpaid at the Effective Time and any cash in lieu of fractional shares to be issued or paid in consideration therefor upon surrender of such certificate, without interest.

    (i) NO FRACTIONAL SHARES. No certificates or scrip representing fractional Surviving Company Common Shares shall be issued upon the surrender for exchange of certificates, and such fractional share interests will not entitle the owner thereof to vote, to receive dividends or to any other rights of a shareholder of Surviving Company. In lieu of such fractional share, the holder thereby will be entitled to cash as provided in the Merger Agreement.

                                  Appendix D-3

    SKY MERGER CORP. and PRIME RETAIL, INC. have caused these presents to be signed in their respective names and on their respective behalves by their respective presidents and witnessed by their respective secretaries on
           , 1998.

IN WITNESS WHEREOF:

WITNESS:                                       SKY MERGER CORP.

--------------------------------------------   By: ----------------------------------------
Secretary                                      Name:
                                               Title: President

WITNESS:                                       PRIME RETAIL, INC.

--------------------------------------------   By: ----------------------------------------
Secretary                                      Name:
                                               Title: President

    THE UNDERSIGNED, President of SKY MERGER CORP., a Maryland corporation, who executed on behalf of the Corporation the foregoing Articles of Merger of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Merger to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

                                          --------------------------------------

                                          President

    THE UNDERSIGNED, President of PRIME RETAIL, INC., a Maryland corporation, who executed on behalf of the Corporation the foregoing Articles of Merger of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Merger to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

                                          --------------------------------------

                                          President

                                  Appendix D-4

                                   APPENDIX E



                             CONTRIBUTION AGREEMENT

                                   APPENDIX E



                             CONTRIBUTION AGREEMENT



    CONTRIBUTION AGREEMENT, dated as of               , 1998 (this "Agreement"),
by and among Horizon Group, Inc., a Michigan corporation ("Horizon"), Sky Merger Corp., a Maryland corporation ("Sky Merger"), Horizon/Glen Outlet Centers Limited Partnership, a Delaware limited partnership ("Horizon Partnership"), Horizon Group Properties, Inc., a Maryland corporation ("HGP"), and Horizon Group Properties, L.P., a Delaware limited partnership ("HGP LP").



                                    RECITALS



    A. THE MERGER TRANSACTIONS. Prime Retail, Inc., a Maryland corporation ("Prime"), Prime Retail, L.P., a Delaware limited partnership ("Prime Partnership") and the parties hereto have entered into an Amended and Restated Agreement and Plan of Merger, dated as of February 1, 1998 (the "Merger Agreement"), providing for, among other things, (I) the merger of Horizon Partnership with and into Prime Partnership, with Prime Partnership as the surviving partnership (the "Partnership Merger"), (ii) the reincorporation of Horizon as a Maryland corporation through the merger of Horizon with and into Sky Merger, with Sky Merger as the surviving corporation (the "Horizon/Subsidiary Merger"), and (iii) the merger of Prime with and into Sky Merger, with Sky Merger as the surviving corporation (the "Prime/ Horizon Merger") (the Partnership Merger, the Horizon/Subsidiary Merger and the Prime/Horizon Merger being, collectively, the "Mergers"). Pursuant to the foregoing, Sky Merger will become subject to all of the rights and obligations of Horizon under this Agreement, and Prime Partnership will become subject to all of the rights and obligations of Horizon Partnership under this Agreement.



    B. THE CONTRIBUTION. Immediately prior to the Partnership Merger, Horizon and Horizon Partnership expect to contribute the Contributed Assets and the Contributed Business (each as hereinafter defined) to HGP and HGP LP as a capital contribution, and to cause HGP LP to assume the Assumed Liabilities (as hereinafter defined) (the "Contribution").



    C. PURPOSE. The purpose of the Contribution is to facilitate the Mergers by providing for the transfer to HGP LP and/or HGP of certain properties, businesses and operations which Prime and Prime Partnership are unwilling to acquire pursuant to the Merger Agreement. This Agreement sets forth or provides for certain agreements among the parties hereto in connection with such transfer.



    NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:



                                   ARTICLE I



                                  DEFINITIONS



    1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the following respective meanings (capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Merger Agreement):



    "Action" shall mean any suit, claim, action, arbitration, inquiry, proceeding or investigation by or before any court, arbitral tribunal, administrative agency or commission or other governmental, regulatory or administrative agency or commission.



    "Assumed Liabilities" shall mean the Liabilities of Initial Horizon Partnership Group which are not Retained Liabilities, and which arise from the ownership or operation of the Contributed Assets and shall include, without limitation, (I) all obligations to indemnify present and former officers and directors of Initial Horizon Partnership Group under certificates or articles of incorporation, by-laws, partnership agreements, employment agreements, indemnification agreements or otherwise, for any matter occurring


                                  Appendix E-1
after the Prime/Horizon Merger Effective Time, (ii) all Liabilities relating to the loans described on the Schedule of Debt, and (iii) all leases (whether as lessor, lessee, sublessee, sublessor or otherwise) and related contracts, including capitalized leases and land contracts and service contracts, relating to the Contributed Assets.



    "Contributed Assets" shall mean, collectively, (I) all business, assets, including cash, cash equivalents and other capital items, properties, interests in property and rights of Initial Horizon Partnership Group primarily related to the ownership and operation of the retail outlet centers listed on Schedule 1.1(a) hereto, including but not limited to, all capital stock, partnership interests and membership interests of Horizon and Horizon Partnership in MG Long Island Limited Partnership, a Virginia limited partnership; MG Patchogue Limited Partnership, a District of Columbia limited partnership; MG Patchogue II Limited Partnership, a Virginia limited partnership; Third HGI, Inc., a Delaware corporation; Third HGI, L.L.C., a Delaware limited liability company; Algondones Outlet L.L.C., a Delaware limited liability company and Third Horizon Group Limited Partnership, a Delaware limited partnership; (ii) the Contributed Proprietary Name Rights (as hereinafter defined); (iii) the capital stock of HGI Management Corp., a Michigan corporation, and the rights to acquire any capital stock of such entity and (iv) Horizon's administrative offices located at 5000 Hakes Drive, Norton Shores, Michigan, including the equipment and computer software used therein.



    "Contributed Business" shall mean all business and operations of Initial Horizon Partnership Group relating to the Contributed Assets.



    "Employee Benefits Agreement" shall have the meaning assigned thereto in
Section 4.6 hereof.



    "HGP Group" shall mean, collectively, HGP and its direct and indirect Subsidiaries, including HGP LP, after giving effect to the Contribution.



    "Horizon Partnership Group" shall mean, collectively, Horizon, Horizon Partnership and their Subsidiaries (other than HGP Group) after giving effect to the Contribution.



    "Indemnified Loss" shall mean, with respect to any claim by an Indemnified Party for indemnification pursuant to Article IV hereof, any and all losses, Liabilities, claims, damages, obligations, payments, costs and expenses (including, without limitation, the costs and expenses of any and all Actions, demands, assessments, judgments, settlements and compromises relating thereto and reasonable costs of investigation and attorneys' fees and expenses in connection therewith) suffered by such Indemnified Party with respect to such claim.



    "Initial Horizon Partnership Group" shall mean, collectively, Horizon, Horizon Partnership and its Subsidiaries prior to giving effect to the Contribution.



    "Liabilities" shall mean, with respect to any Person, except as otherwise provided herein, any and all liabilities and obligations of such Person, whether absolute, accrued, contingent, reflected on a balance sheet (or in the notes thereto) or otherwise, including, without limitation, those arising under any law, rule, regulation, Action, order or consent decree of any governmental entity or any judgment of any court of any kind or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.



    "Retained Assets" shall mean all business, assets, properties, interests in property, and rights of Initial Horizon Partnership Group, except for the Contributed Assets, and shall include, without limitation and notwithstanding anything to the contrary in this agreement:



        (a) all membership and other interests in Finger Lakes Outlet Center, L.L.C.; and



        (b) any and all of the business, assets, properties, interests in property and rights, whether tangible or intangible, relating to the ownership and operation of each of the retail outlet centers listed on
    Schedule 1.1(b) hereto.


                                  Appendix E-2

    "Retained Business" shall mean all business and operations of Initial Horizon Partnership Group primarily related to the Retained Assets.



    "Retained Liabilities" shall mean all Liabilities of the Initial Horizon Partnership Group other than the Assumed Liabilities and shall include, without limitation, (i) all obligations to indemnify present and former officers and directors of Initial Horizon Partnership Group under certificates or articles of incorporation, by-laws, partnership agreements, employment agreements, indemnification agreements or otherwise arising for any matter occurring at or prior to the Prime/Horizon Merger Effective Time; (ii) all Liabilities relating to the loans not described on the Schedule of Debt, and any other mortgage loans secured by a Retained Asset incurred after the date hereof, and (iii) all leases (whether as lessor, lessee, sublessee, sublessor or otherwise) and related contracts, and service contracts, relating to the Retained Assets.



    "Schedule of Debt" shall mean the Horizon Schedule of Debt attached as
Schedule 1.1< hereto.



    "Tax Disaffiliation Agreement" shall have the meaning assigned thereto in
Article II hereof.



    "Time of Contribution" shall mean the time of consummation of the Contribution.



    "Working Capital Facility" shall mean the credit facility evidenced by that certain Business Loan Agreement dated August 1, 1996, as amended and extended, by and between Huntington National Bank, as successor to FMB-Lumberman's Bank, and Horizon Partnership.



                                   ARTICLE II



                                  TAX MATTERS



    Prior to the Time of Contribution, Horizon and HGP shall enter into an agreement relating to past and future tax sharing and certain issues associated therewith in substantially the form attached hereto as Exhibit A (the "Tax Disaffiliation Agreement").



                                  ARTICLE III



                          CONTRIBUTION AND ASSUMPTION



    3.1  CONTRIBUTION OF ASSETS.



        (a) Subject to Section 3.1(c) and to the satisfaction or waiver of the conditions set forth in Article V of this Agreement, each of Horizon and Horizon Partnership shall transfer, assign and convey to HGP or HGP LP as a capital contribution all of their respective right, title and interest in and to the Contributed Assets and the Contributed Business in accordance with the documents executed pursuant to Section 3.3 hereof.



        (b) Notwithstanding Section 3.1(a), Initial Horizon Partnership Group shall retain and not contribute to HGP or HGP LP any of its respective right, title, or interest in and to the Retained Assets.



        (c) At the Time of Contribution, (i) HGP LP shall issue, directly or indirectly, to Horizon Partnership, in partial consideration for the Contribution, that number of common units of HGP LP (the "HGP LP Common Units") which, when combined with the number of HGP LP Common Units then outstanding or to be issued, is appropriate to consummate the transactions as contemplated by the Merger Agreement and (ii) HGP shall issue, directly or indirectly, to Horizon, in partial consideration for the Contribution, that number of shares of common stock of HGP which, when combined with the number of shares of common stock of HGP then outstanding or to be issued, is appropriate to consummate the transactions as contemplated by the Merger Agreement.


                                  Appendix E-3

    3.2  ASSUMPTION OF LIABILITIES.



        (a) Subject to Section 3.2(b) and effective as of the Time of Contribution, HGP LP, in partial consideration for the Contribution, will, directly or indirectly, unconditionally assume the Assumed Liabilities.



        (b) Notwithstanding Section 3.2(a), Horizon Partnership Group shall retain, and HGP and HGP LP shall not assume and shall have no liability with respect to, the Retained Liabilities.



    3.3 TRANSFER AND ASSUMPTION DOCUMENTATION. In furtherance of the contribution, grant, conveyance, assignment, transfer and delivery of the Contributed Assets and the assumption of the Assumed Liabilities set forth in this Article III, at the Time of Contribution or as promptly as practicable thereafter (i) Horizon and Horizon Partnership shall each execute and deliver, and cause their respective Subsidiaries to execute and deliver, such deeds, bills of sale, stock powers, certificates of title, assignments of leases and contracts and other instruments of contribution, grant, conveyance, assignment, transfer and delivery necessary to evidence such contribution, grant, conveyance, assignment, transfer and delivery and (ii) HGP LP shall, or shall cause it subsidiaries to, execute and deliver such instruments of assumption as and to the extent necessary to evidence such assumption.



    3.4 NONASSIGNABLE CONTRACTS. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any lease, license agreement, contract, agreement, sales order, purchase order, open bid or other commitment or asset if an assignment or attempted assignment of the same without the consent of the other party or parties thereto would constitute a breach thereof or in any way impair the rights after the Contribution of Horizon Partnership Group or HGP Group thereunder. Initial Horizon Partnership Group shall, prior to the Time of Contribution, use reasonable best efforts (it being understood that such efforts shall not include any requirement of the Initial Horizon Partnership Group to expend money or offer or grant any financial accommodation) as requested by HGP LP, and HGP LP shall cooperate in all reasonable respects with Initial Horizon Partnership Group, to obtain all consents and waivers and to resolve all impracticalities of assignments or transfers necessary to convey to HGP and HGP LP the Contributed Assets. If any such consent is not obtained or if an attempted assignment would be ineffective or would impair either group's rights under any such lease, license agreement, contract, agreement, sales order, purchase order, open bid or other commitment or asset so that HGP LP would not receive all such rights, then Initial Horizon Partnership Group shall use reasonable best efforts (it being understood that such efforts shall not include any requirement of Initial Horizon Partnership Group to expend money or offer or grant any financial accommodation) to provide or cause to be provided to HGP or HGP LP, to the extent permitted by law, the benefits of any such lease, license agreement, contract, agreement, sales order, purchase order, open bid or other commitment or asset.



    3.5  USE OF NAMES.



        (a) Prior to the Contribution, Horizon Partnership and HGP LP shall determine which of the names, trademarks, trade names and other proprietary rights related to the Contributed Assets which HGP LP shall have the sole and exclusive ownership of and right to use, as between HGP Group, on the one hand, and Horizon Partnership Group, on the other hand, following the Time of Contribution (the "Contributed Proprietary Name Rights"). Following the Time of Contribution, Horizon Partnership Group shall have the sole and exclusive ownership of and right to use, as between HGP Group on the one hand, and the Horizon Partnership Group on the other hand, all names, trade marks, trade names, service marks and other proprietary rights owned or used by Initial Horizon Partnership Group immediately prior to the Time of Contribution other than the Contributed Proprietary Name Rights (the "Retained Proprietary Name Rights").



        (b) Following the Contribution (i) HGP shall cause HGP Group to take all action necessary to cease using, and change as promptly as practicable (including by amending any charter documents),


                                  Appendix E-4
    any corporate or other names which are the same as or confusingly similar to any of the Retained Proprietary Name Rights, and (ii) Horizon shall cause Horizon Partnership Group to take all action necessary to cease using, and change as promptly as practicable (including by amending any charter documents), any corporate or other names which are the same as or confusingly similar to any of the Contributed Proprietary Name Rights. From and after the Closing Date, HGP shall cause HGP Group to cease holding itself out as having an affiliation with Horizon Partnership Group.



                                   ARTICLE IV



                               CERTAIN COVENANTS



    4.1 INDEMNITY AS BETWEEN HGP LP AND HORIZON PARTNERSHIP WITH RESPECT TO ASSUMED LIABILITIES AND RETAINED LIABILITIES.



        (a) Effective upon the Contribution, HGP LP agrees to indemnify and hold Horizon Partnership, its affiliates, successors and assigns and the officers, directors, employees, agents, advisors and representatives of any of them, harmless from and against any and all Indemnified Losses arising out of or related to the Assumed Liabilities.



        (b) Effective upon the Contribution, Horizon Partnership agrees to indemnify and hold HGP LP, its affiliates, successors and assigns and the officers, directors, employees, agents, advisors and representatives of any of them, harmless from and against any and all Indemnified Losses arising out of or related to the Retained Liabilities.



    4.2  PROCEDURE FOR THIRD PARTY INDEMNIFICATION.



        (a) If a party entitled to be indemnified hereunder (an "Indemnified Party") shall receive notice of the assertion by a person who is not a party to this Agreement of any claim or of the commencement by any such person of any Action (a "Third Party Claim") with respect to which a party hereto is obligated to provide indemnification (an "Indemnifying Party"), such Indemnified Party shall give such Indemnifying Party prompt notice thereof after becoming aware of such Third Party Claim; provided that the failure of any Indemnified Party to give notice as provided in this Section 4.2 shall not relieve the related Indemnifying Party of its obligations under this
    Article IV, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice. Such notice shall describe the Third Party Claim in reasonable detail, and, if practicable, shall indicate the estimated amount of the Indemnified Loss that has been or may be sustained by such Indemnified Party.



        (b) An Indemnifying Party may elect to defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Third Party Claim. If an Indemnifying Party elects to defend a Third Party Claim, it shall, within 30 days of notice of such Third Party Claim (or sooner, if the nature of such Third Party Claim so requires), notify the related Indemnified Party of its intent to do so and acknowledge its liability therefor, and such Indemnified Party shall cooperate in the defense of such Third Party Claim. After notice from an Indemnifying Party to an Indemnified Party of its election to assume the defense of a Third Party Claim, such Indemnifying Party shall not be liable to such Indemnified Party under this
    Article IV for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof as long as the Indemnifying Party pursues such defense diligently and in good faith; provided that if, under applicable standards of professional conduct (as advised by counsel to the Indemnifying Party), a conflict on any significant issue between such Indemnified Party and such Indemnifying Party or between any two or more Indemnified Parties may exist in respect of such claim, then the Indemnifying Party shall pay the reasonable fees and expenses of one such additional counsel as may be required to be retained in light of such conflict. If an Indemnifying Party elects not to defend against a Third Party Claim, or fails to notify an Indemnified Party of its election as provided in this Section 4.2 within the time period specified, or fails to pursue the defense of a Third Party Claim diligently and in good faith, such


                                  Appendix E-5

    Indemnified Party may defend, compromise and settle such Third Party Claim. Notwithstanding the foregoing, (i) neither an Indemnifying Party nor an Indemnified Party, as the party controlling the defense of a Third Party Claim, may compromise or settle any claim or consent to the entry of any judgment for other than monetary damages without the prior written consent of the other; provided that (upon reasonable notice thereof) consent to compromise or settlement or the entry of a judgment shall not be unreasonably withheld or delayed, and (ii) no Indemnifying Party shall consent to the entry of any judgment or enter into any compromise or settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party and all other Indemnified Parties, as the case may be, subject to such Third Party Claim of a full and final release from all liability in respect of such claim or Action.



    4.3 ADJUSTMENT FOR INSURANCE AND TAXES. The amount which either HGP LP or Horizon Partnership is required to pay to, for or on behalf of the other pursuant to Sections 4.1 and 4.2, shall be adjusted (including, without limitation, retroactively) (i) by any insurance proceeds actually recovered by or on behalf of HGP Group, Horizon Partnership Group or the Indemnified Party, as the case may be, in reduction of the related Indemnified Loss or Third Party Claim and (ii) reduced by the net difference between (A) the present value of the amount of any tax savings resulting from any tax benefit to HGP Group, Horizon Partnership Group or the Indemnified Party, as the case may be, as a result of the Indemnified Loss or Third Party Claim, and (B) the present value of the amount of any tax due with respect to the receipt of the indemnification payment itself. Amounts required to be paid, as so adjusted, are hereafter sometimes called an "Indemnified Payment." If HGP Group, Horizon Partnership Group or the Indemnified Party, as the case may be, shall have received or shall have had paid on its behalf an Indemnified Payment in respect of an Indemnified Loss or Third Party Claim and shall subsequently receive insurance proceeds in respect of such Indemnified Loss or Third Party Claim, or realize any net tax benefit (as computed in clause (ii) above) as a result of such Indemnified Loss or Third Party Claim, then HGP Group, Horizon Partnership Group or the Indemnified Party, as the case may be, shall pay to HGP Group, Horizon Partnership Group or the Indemnified Party, as the case may be, the amount of such insurance proceeds or net tax benefit, or if less, the amount of the Indemnified Payment.



    4.4 RISK OF CONTRIBUTED ASSETS. Each party understands and agrees that, except as otherwise specifically provided herein, no party nor any of its Subsidiaries is, in this Agreement or any other agreement or document, representing or warranting to such party in any way as to the assets, business or Liabilities transferred, retained or assumed as contemplated hereby or as to any consents or approvals required in connection with the consummation of the transactions contemplated by this Agreement, it being agreed and understood that each party shall take or keep all of its assets "AS IS", "WHERE IS" and that it shall bear the economic and legal risk that conveyance of such assets shall prove to be insufficient or that the title to any assets shall be other than good and marketable and free from encumbrances. ALL IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY EXPRESSLY DISCLAIMED.



    4.5 TRANSFER OF EMPLOYEES. With respect to the personnel employed on-site at the centers included in the Retained Business and such other employees of the Contributed Business designated by Horizon Partnership not later than the Closing Date as employees who will remain with Horizon Partnership Group (collectively, the "Retained Employees"), except as otherwise specifically provided in this Agreement, Horizon Partnership Group shall retain the liabilities and obligations with respect to, and continue to be responsible for, all liabilities and obligations whatsoever in connection with, claims made by or on behalf of such persons in respect of salary, wages, benefits, severance pay, salary continuation, COBRA continuation and similar obligations relating to the continued employment, or the termination or alleged termination of such persons' employment with Horizon Partnership Group by reason of the consummation of the transactions contemplated in this Agreement or the Merger Agreement or otherwise and neither HGP LP nor any member of HGP Group shall assume such liability. Effective as of the Partnership Merger


                                  Appendix E-6

Effective Time, Horizon Partnership and HGP LP shall cooperate to transfer to the employ of HGP Group, each person employed by Horizon Partnership Group, other than the Retained Employees (such employees and other persons who become employees of the HGP Group after the Partnership Merger Effective Time in accordance with this Section 4.5 shall be hereinafter referred to as the "Transferred Employees"). With respect to the Transferred Employees, HGP Group shall assume the liabilities and obligations with respect to, and continue to be responsible for all liabilities and obligations whatsoever in connection with, claims made by or on behalf of such persons in respect of salary, wages, benefits, severance pay, salary continuation, COBRA continuation and similar obligations relating to the continued employment, or the termination or alleged termination of such persons' employment with the HGP Group by reason of consummation of the transactions contemplated in this Agreement or the Merger Agreement or otherwise and Horizon Partnership Group shall have no such liability.



    4.6 CERTAIN EMPLOYEE BENEFITS PLANS. Prior to the Partnership Merger Effective Time, HGP LP and Horizon Partnership shall enter into an agreement relating to the parties' responsibilities with respect to certain employee benefit liabilities and obligations (the "Employee Benefits Agreement").



    4.7 INSURANCE. The parties agree to cooperate with each other with respect to the processing of any claims which are covered by any insurance policy in existence prior to the Partnership Merger Effective Time. Without limiting the generality of the foregoing, Horizon Partnership Group shall have the right to process and pursue any claim for insurance (including negotiating with the company issuing the insurance policy) in connection with any liability of Horizon Partnership Group, regardless of whether the insurance policy under which such claim is made is transferred to HGP LP pursuant to Section 3.1(a), and HGP Group shall have the right to process and pursue any claim for insurance (including negotiating with the company issuing the insurance policy) in connection with any liability of HGP Group, regardless of whether the insurance policy under which such claim is made is retained by Horizon Partnership Group pursuant to Section 3.1(b).



    4.8 TRANSFER AND GAINS TAXES. HGP LP shall pay or cause to be paid the Transfer and Gains Taxes imposed in connection with or as a result of the Contribution.



    4.9 WORKING CAPITAL FINANCING. The parties hereto understand that the Working Capital Facility will mature on August 1, 1998. HGP covenants to use its best efforts to refinance the Working Capital Facility upon terms and conditions acceptable to it as promptly as practical following the Closing Date. If HGP is unable to refinance such indebtedness, Prime agrees that it will refinance such indebtedness upon terms and conditions, including interest rates, substantially similar to those set forth in the Working Capital Facility.



                                   ARTICLE V



                                   CONDITIONS



    The obligations of the parties to consummate the Contribution shall be subject to (i) the fulfillment or waiver in accordance with the Merger Agreement of each condition to the closing of the Merger set forth in Article VI of the Merger Agreement (except for the conditions contained in Section 6.2(h) of the Merger Agreement relating to the execution of, and consummation of the transactions contemplated by, this Agreement) and (ii) the Tax Disaffiliation Agreement and the Employee Benefits Agreement shall have been executed and delivered by each of the parties thereto.



                                   ARTICLE VI



                       ACCESS TO INFORMATION AND SERVICES



    6.1 PROVISION OF CORPORATE RECORDS. At the Time of Contribution, Horizon and Horizon Partnership shall cause Initial Horizon Partnership Group to deliver, or cause to be delivered, to HGP Group all


                                  Appendix E-7
corporate books and records which relate primarily to HGP Group, the Contributed Assets, Contributed Business or the Assumed Liabilities, including, without limitation, all active agreements, active litigation files and government filings. From and after the Time of Contribution, all such books, records and copies shall be the property of HGP Group.



    6.2 ACCESS TO INFORMATION. From and after the Time of Contribution (i) Horizon and Horizon Partnership shall cause Horizon Partnership Group to afford to HGP Group and its authorized accountants, counsel and other designated representatives reasonable access (including, without limitation, using reasonable efforts to give access to persons or firms possessing Information (as defined below)) and duplicating rights during normal business hours to all records, books, contracts, instruments, computer data and other data and information (collectively, "Information") within Horizon Partnership Group's possession relating to HGP Group, the Contributed Assets, the Contributed Businesses or the Assumed Liabilities, insofar as such access is reasonably required by HGP Group, and (ii) HGP shall cause HGP Group to afford to Horizon Partnership Group and its authorized accountants, counsel and other designated representatives reasonable access (including, without limitation, using reasonable efforts to give access to persons or firms possessing Information) and duplicating rights during normal business hours to all Information within HGP Group's possession relating to Initial Horizon Partnership Group and the assets of Initial Horizon Partnership Group (including without limitation, the Contributed Assets, the Contributed Businesses or the Assumed Liabilities), insofar as such access is reasonably required by Horizon Partnership Group. Information may be requested under this Section 6.2 for, without limitation, audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations.



    6.3 PRODUCTION OF WITNESSES. From and after the Time of Contribution, each party shall use reasonable efforts to make available to the other party, upon written request, its officers, directors, employees and agents as witnesses to the extent that any such person may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved.



    6.4 RETENTION OF RECORDS. Except as otherwise required by law or agreed to in writing, Horizon shall cause Horizon Partnership Group, and HGP shall cause HGP Group each to retain, for a period of at least five years following the Time of Contribution, all significant or mutual Information relating to the Contributed Assets, Retained Assets, Assumed Liabilities, Retained Liabilities, Contributed Business or the Retained Business. Notwithstanding the foregoing, either Horizon Partnership Group or HGP Group may destroy or otherwise dispose of any of such Information at any time, provided that, prior to such destruction or disposal (a) Horizon or HGP, as the case may be, shall cause the Person seeking to destroy or otherwise dispose of any Information to provide no less than 90 days' or more than 120 days' prior written notice to the parties hereto, specifying the Information proposed to be destroyed or disposed of and (b) if any party shall request in writing prior to the scheduled date for such destruction or disposal that any of the Information proposed to be destroyed or disposed of be delivered to the other party, such Person shall promptly arrange for the delivery of such of the Information as was requested, at the expense of the requesting party.



    6.5 CONFIDENTIALITY. Each party shall hold, and shall cause its officers, directors, employees, agents, consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law or in order to comply with the requirements of a binding stock exchange listing application or agreement or applicable stock exchange rules, all non-public Information concerning the other party furnished it by such other party or its representatives or otherwise in its possession (except to the extent that such Information can be shown to have been (a) available to such party on a nonconfidential basis prior to its disclosure by the other party, (b) in the public domain through no fault of such party or later lawfully acquired from other sources by the party to which it was furnished), and each party shall not release or disclose such Information to any other person, except its auditors,


                                  Appendix E-8
attorneys, financial advisors, bankers and other consultants and advisors who have a need to know such Information and who agree to be bound by the provisions of this Section 6.5.



                                  ARTICLE VII



                           MISCELLANEOUS AND GENERAL



    7.1 MODIFICATION OR AMENDMENT. The parties hereto may modify or amend this Agreement by written agreement executed and delivered by authorized officers of the respective parties, provided Prime has consented in writing to any such modification or amendment. The parties expressly agree that Prime shall be a third party beneficiary of this Section 7.1.



    7.2 COUNTERPARTS. For the convenience of the parties hereto, this Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and which counterparts shall together constitute the same agreement.



    7.3 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to its conflicts of law principles.



    7.4 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by facsimile (upon confirmation of receipt) or personally, (ii) on the first business day following the date of dispatch if delivered by Federal Express or other reputable next-day courier service or (iii) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. On and after the Partnership Merger Effective Time, all notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.



    If to HGP or HGP LP:



           Horizon Group Properties, Inc.
           5000 Hakes Drive
           Norton Shores, MI 49441
           Attention: Gary T. Skoien
           Fax: No.: (616) 798 - 5100



    with a copy to:



           Winston & Strawn
           35 West Wacker Drive
           Chicago, IL 60601
           Attention: Wayne D. Boberg, Esq.
           Fax No.: (312) 558-5700



    If to Horizon, Horizon Partnership or Sky Merger



           Prime Retail, Inc.
           100 East Pratt Street
           19th Floor
           Baltimore, Maryland 21202
           Attention: Michael W. Reschke
                   C. Alan Schroeder
           Fax No.: (410) 234-1703



    With a copy to:



           Winston & Strawn
           35 W. Wacker Drive
           Chicago, Illinois 60601


                                  Appendix E-9

           Attention: Wayne D. Boberg
                   Steven J. Gavin
           Fax No.: (312) 558-5700



    7.5 CAPTIONS. All Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.



    7.6 ASSIGNMENT. Nothing contained in this Agreement or the agreements referred to herein (except as otherwise expressly set forth therein) is intended to confer on any person or entity other than the parties hereto and their respective successors and permitted assigns any benefit, rights or remedies under or by reason of this Agreement and such other agreements, except that the provisions of Section 4.1 and 4.2 hereof shall inure to the benefit of the Persons referred to therein.



    7.7 FURTHER ASSURANCES. Subject to the terms and conditions hereof and, as applicable, of the Merger Agreement, the parties will, and will cause their respective affiliates to, do such additional things as are necessary or proper to carry out and effectuate the intent of this Agreement or any part hereof or the transactions contemplated hereby. The parties agree that if, after the Time of Contribution, a party holds assets or Liabilities which by the terms hereof or of the Merger Agreement were intended to be assigned and transferred to, or retained by, another party, such party shall promptly assign and transfer or cause to be assigned and transferred such assets or Liabilities to the applicable party.



    7.8 ATTORNEY-CLIENT PRIVILEGE; WORK PRODUCT. Anything herein or in the Merger Agreement notwithstanding, the transactions contemplated hereby and by the Merger Agreement shall not be deemed to transfer to or vest in HGP Group any right to waive, nor shall they be deemed to waive, any attorney-client privilege between Horizon Partnership Group and its legal counsel, with respect to legal advice concerning the business or operations of Horizon Partnership Group including, without limitation, the Retained Liabilities or the transactions contemplated hereby and by the Merger Agreement, in either case, concerning privileged communications (or work product related thereto) at any time prior to the Closing Date (as defined in the Merger Agreement). Horizon and Horizon Partnership each shall assign to HGP Group, and cause each member of Horizon Partnership Group to assign to HGP Group, its rights (if any) to any attorney-client privilege with respect to legal advice concerning the business or operations of HGP Group including, without limitation, the Assumed Liabilities or the transactions contemplated hereby concerning privileged communications (or work product related thereto) at any time prior the Closing Date. Horizon Partnership Group and their successors and assigns shall not be entitled to waive or have access, nor shall they attempt to waive or seek access, to any privileged communications (or work product related thereto) between HGP Group and its legal counsel with respect to legal advice concerning the business or operations of HGP Group, including the Assumed Liabilities or the transactions contemplated hereby.



    7.9 NO THIRD-PARTY BENEFICIARIES. Except as provided in Section 4.1, 4.2 and 7.1 hereof, this Agreement, the Tax Disaffiliation Agreement and the Employee Benefits Agreement, are not intended to confer upon any person other than the parties hereto and thereto any rights or remedies hereunder or thereunder.



    7.10 CONFLICT WITH TAX DISAFFILIATION AGREEMENT. In the event of any conflict between this Agreement and the Tax Disaffiliation Agreement, the Tax Disaffiliation Agreement shall control.



[SIGNATURE PAGE FOLLOWS]


                                 Appendix E-10

    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first hereinabove written.



                                              HORIZON GROUP, INC.

                                              By:
                                                         -----------------------------------------
                                                         Name:
                                                         Title:

                                              SKY MERGER CORP.

                                              By:
                                                         -----------------------------------------
                                                         Name:
                                                         Title:

                                              HORIZON/GLEN OUTLET CENTERS
                                              LIMITED PARTNERSHIP
                                              By:        Horizon Group, Inc.,
                                                         its general partner

                                              By:
                                                         -----------------------------------------
                                                         Name:
                                                         Title:

                                              HORIZON GROUP PROPERTIES, INC.

                                              By:
                                                         -----------------------------------------
                                                         Name:
                                                         Title:

                                              HORIZON GROUP PROPERTIES, L.P.
                                              By:        Horizon Group Properties, Inc.,
                                                         its general partner

                                              By:
                                                         -----------------------------------------
                                                         Name:
                                                         Title:


                                 Appendix E-11

                                SCHEDULE 1.1(a)
                                       TO
                             CONTRIBUTION AGREEMENT



    The Contributed Assets include, without limitation, the following retail outlet centers designated on Initial Horizon Partnership Group's books and records by location and owner as:



LOCATION                                                 OWNER
-------------------------------------------------------  -----------------------------------------------
Algondones                                               Algondones Outlet, L.L.C.
Dry Ridge                                                Third Horizon Group Limited Partnership
Holland                                                  Third Horizon Group Limited Partnership
Laughlin                                                 Third Horizon Group Limited Partnership
Medford                                                  Third Horizon Group Limited Partnership
Monroe                                                   Third Horizon Group Limited Partnership
Sealy                                                    Third Horizon Group Limited Partnership
Somerset                                                 Third Horizon Group Limited Partnership
Traverse City                                            Third Horizon Group Limited Partnership
Tulare                                                   Third Horizon Group Limited Partnership
Warrenton                                                Third Horizon Group Limited Partnership
Norton Shores                                            Third Horizon Group Limited Partnership
Patchogue--Bellport (Phase I)                            MG Patchogue Limited Partnership
Patchogue--Bellport (Phase II & III)                     MG Patchogue II Limited Partnership


                                 Appendix E-12

                                SCHEDULE 1.1(b)
                                       TO
                             CONTRIBUTION AGREEMENT



    The Retained Assets include, without limitation, the following retail outlet centers designated on Initial Horizon Partnership Group's books and records by location and owner as:



LOCATION                                  OWNER
----------------------------------------  --------------------------------------------------------------
Birch Run                                 Horizon/Glen Outlet Centers Limited Partnership
Conroe                                    Horizon/Glen Outlet Centers Limited Partnership
Edinburgh                                 Horizon/Glen Outlet Centers Limited Partnership
Jeffersonville                            Horizon/Glen Outlet Centers Limited Partnership
Vero Beach                                Horizon/Glen Outlet Centers Limited Partnership
Williamsburg                              Horizon/Glen Outlet Centers Limited Partnership
Woodbury                                  Horizon/Glen Outlet Centers Limited Partnership
Burlington                                First Horizon Group Limited Partnership
Fremont                                   First Horizon Group Limited Partnership
Kenosha                                   First Horizon Group Limited Partnership
Oshkosh                                   First Horizon Group Limited Partnership
Hillsboro                                 Second Horizon Group Limited Partnership
Pismo Beach                               Second Horizon Group Limited Partnership
Queenstown                                Second Horizon Group Limited Partnership
Tracy                                     Second Horizon Group Limited Partnership
Perryville                                H/G Perryville Limited Partnership
Calhoun                                   The Prime Outlets at Calhoun Limited Partnership
Gilroy Phases III & IV                    The Prime Outlets at Gilroy Limited Partnership
Lee                                       The Prime Outlets at Lee Limited Partnership
Michigan City                             The Prime Outlets at Michigan City Limited Partnership
Silverthorne                              Indianapolis Factory Shops Limited Partnership
Gilroy Phase V                            HGL Outlet Associates (General Partnership)


                                 Appendix E-13

                                SCHEDULE 1.1(c)
                                       TO
                             CONTRIBUTION AGREEMENT



Indebtedness under the Working Capital Facility



Indebtedness owed to The Union Labor Life Insurance Company, as assignee, and evidenced by the certain Promissory Note of MG Patchogue Limited Partnership dated July 29, 1991 and that certain Building Loan Note of MG Patchogue Limited Partnership dated August 23, 1991



Indebtedness owed to First of America Bank-Michigan, N.A. evidenced by the Promissory Notes dated December 22, 1995


                                 Appendix E-14

                                   EXHIBIT A
                                       TO
                             CONTRIBUTION AGREEMENT
                          TAX DISAFFILIATION AGREEMENT



    TAX DISAFFILIATION AGREEMENT, dated as of               , 1998, among
HORIZON GROUP, INC., a Michigan corporation ("Horizon"), SKY MERGER CORP., a Maryland corporation ("Sky Merger"), and Horizon Group Properties, Inc., a Maryland corporation ("HGP").



    WHEREAS, upon the terms and subject to the conditions set forth herein, after the formation of Horizon Group Properties, L.P., a Delaware limited partnership ("HGP LP"), it is contemplated that immediately prior to the declaration of the Prime Partnership Special Distribution on the Closing Date (as hereinafter defined), Horizon and Horizon/Glen Outlet Centers Limited Partnership, a Delaware limited partnership ("Horizon Partnership") shall each contribute to HGP LP certain of their respective assets subject to the obligations and liabilities relating to such assets, all as provided in the Contribution Agreement;



    WHEREAS, upon the terms and subject to the conditions set forth herein, on the Closing Date and immediately after the consummation of the Partnership Merger, Prime Partnership shall declare a distribution of all of the units of HGP LP ("HGP LP Common Units") to the record holders of certain partnership interests in Prime Partnership immediately after the consummation of the Partnership Merger;



    WHEREAS, upon the terms and subject to the conditions set forth herein, after the consummation of the Prime Partnership Common Distribution, Prime shall contribute to HGP all of the HGP LP Common Units that it receives pursuant to the Prime Partnership Common Distribution and all of the HGP Common Shares held by Prime as a result of the Prime/Horizon Merger, and HGP shall issue to Prime shares of HGP common stock (each an "HGP Common Share");



    WHEREAS, upon the terms and subject to the conditions set forth herein, after the consummation of the Prime Corporate Contribution, Prime shall declare and make a distribution of the HGP Common Shares to the record holders of Prime Common Shares, Prime Series B Preferred Shares and Prime Series C Preferred Shares (each as defined below) immediately after the consummation of the Prime/ Horizon Merger; and



    WHEREAS, Horizon, Sky Merger and HGP desire on behalf of themselves, their Subsidiaries, and their successors to set forth their rights and obligations with respect to matters affecting their reporting of, and liability for, Taxes (as defined below).



    Section 1. DEFINITIONS. Unless otherwise defined herein, for purposes of this Tax Disaffiliation Agreement (the "Agreement") the following terms will have the following definitions:



    "Subsidiary" shall mean a current or former corporation, partnership, joint venture, or other business entity in which 50 percent or more of the outstanding equity or voting power is owned directly or indirectly by HGP or Horizon; provided, however, that HGP and any Subsidiary of HGP shall not be considered a Subsidiary of Horizon (including, but not limited to, HGP LP) for purposes of the Tax Sharing Obligations in Section 3 hereof.



    "Tax" shall mean all taxes, charges, fee, levies, imposts, duties and other assessments imposed by any governmental authority, including, without limitation, income, gross receipts, excise, property, sales, use, ad valorem, value added, withholding, employment, payroll, occupation, license, franchise, transfer, and windfall profits taxes, fees and charges, and any interest, fines, penalties, additions to tax, or other additional amounts imposed by any governmental authority with respect to any tax, charge, fee, levy, impost, duty, or other assessment.



    "Tax Return" shall mean all returns or reports to be filed or that may be filed with respect to any Tax.


                                 Appendix E-15

    "Underpayment Rate" shall mean the rate specified in Section 6621(a)(2) of the Code.



    Other capitalized terms not defined herein have the meaning set forth in that certain Amended and Restated Agreement and Plan of Merger, dated as of February 1, 1998 by and among Prime Retail, Inc., a Maryland corporation, Prime Retail, L.P., a Delaware limited partnership, Horizon, Sky Merger, HGP, HGP LP and Horizon Partnership.



    Section 2.  TAX RETURNS AND TAX PAYMENTS.



    (a) Obligations to File Tax Returns.



        (i) HGP shall timely file, or caused to be filed, all Tax Returns that relate to HGP, or any of its Subsidiaries, for any taxable period that ends after the Closing Date.



        (ii) Horizon shall timely file, or caused to be filed, all Tax Returns that relate to Horizon, or any of its Subsidiaries, for any taxable period, and for HGP and any of its Subsidiaries, for any taxable period of HGP that ends on or before the Closing Date.



    (b) Obligations to Pay Taxes. Horizon and HGP shall remit, or caused to be remitted, any Taxes due in respect of any Tax for which it is required to file a Tax Return.



    Section 3.  TAX SHARING OBLIGATIONS.



    (a) Obligations of HGP. HGP shall be liable and hold Horizon, and all of Horizon's Subsidiaries, harmless against any liability for Taxes arising from the operations of HGP or any of its Subsidiaries or because of HGP's ownership of any Subsidiary or any other corporation, partnership, joint venture, or other business entity.



    (b) Obligations of Horizon. Horizon shall be liable and hold HGP, and all of HGP's Subsidiaries harmless against any liability for Taxes arising from the operations of Horizon or any of its Subsidiaries or because of Horizon's ownership of any Subsidiary or any other corporation, partnership, joint venture, or other business entity.



    (c) Payments. To the extent that either party (the "Payor") owes money to another party (the "Payee") pursuant to this Section 3 of the Agreement, the Payor shall pay the Payee no later than 15 days after the date the Payor makes a demand for payment, which is accompanied with appropriate calculations, of the amount the Payor is required to indemnify the Payee under this Section 3 of the Agreement.



    (d) Interest. Any payments required by this Agreement that are not made on or before the date provided shall bear interest after such date at the Underpayment Rate.



    Section 4.  TAX AUDITS.



    (a) Responsibility. HGP and Horizon shall have sole responsibility for all audits or other proceedings with respect to Tax Returns that it is required to file under Section 2 of this Agreement.



    (b) Cooperation. HGP and Horizon shall cooperate with each other in the conduct of any audit (and in the filing of any Tax Return) and each shall execute and deliver such powers of attorney and make available such other documents and employees as are necessary to carry out the intent of this Agreement.



    Section 5.  RETENTION OF RECORDS.



    (a) Maintenance. HGP and Horizon shall maintain until the expiration of the relevant statute of limitations all records, documents, accounting data, and other information necessary for the preparation and filing of all Tax Returns of HGP and Horizon or for the audit of such Tax Returns.



    (b) Access. HGP and Horizon shall provide each other reasonable access to any records, documents, accounting date, and other information and to its personnel and premises for purposes of a review or audit of such information to the extent it is relevant to a obligation or liability of a party under this Agreement.


                                 Appendix E-16

    Section 5.  HORIZON/SUBSIDIARY MERGER.



    Upon the Horizon/Subsidiary Merger, Sky Merger shall assume all obligations of Horizon under this Agreement.



    Section 6.  MISCELLANEOUS PROVISIONS.



    (a) Notices and Governing Law. All notices required to permitted to be given pursuant to this Agreement shall be given, and the applicable law governing the interpretation of this Agreement, shall be determined by reference to the Contribution Agreement.



    (b) Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the parties and their respective successors and assigns.



    (c) Entire Agreement. This Agreement constitutes the entire agreement of the parties concerning the subject matter hereof and supersedes all prior agreements, whether or not written, concerning the subject matter. This Agreement may not be amended except by an agreement in writing, signed by all parties.



    (d) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document.



    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.



                                              HORIZON GROUP, INC.

                                              By:
                                                         -----------------------------------------
                                                         Name:
                                                         Title:

                                              SKY MERGER CORP.

                                              By:
                                                         -----------------------------------------
                                                         Name:
                                                         Title:

                                              HORIZON GROUP PROPERTIES, INC.

                                              By:
                                                         -----------------------------------------
                                                         Name:
                                                         Title:


                                 Appendix E-17

                                   APPENDIX F

               OPINION OF FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

                                   APPENDIX F

                     FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

February 1, 1998

The Board of Directors

Prime Retail, Inc.

100 East Pratt Street

19th Floor

Baltimore, Maryland 21202

Members of the Board:

    Prime Retail, Inc. ("Prime"), Prime Retail, L.P. ("Prime Partnership"), Horizon Group, Inc. ("Horizon"), Sky Merger Corp. ("Horizon MergerSub"), Horizon Group Properties, L.P. ("Newco LP"), Horizon Group Properties, Inc. ("HGP") and Horizon/Glen Outlet Centers Limited Partnership ("Horizon Partnership") propose to enter into an Amended and Restated Agreement and Plan of Merger, dated as of February 1, 1998 (the "Merger Agreement"), relating to a proposed business combination transaction. Pursuant to the Merger Agreement, upon consummation of a series of transactions set forth in detail therein and in certain related documents, among other things, (i) Horizon Partnership will contribute certain assets, subject to certain liabilities, to Newco LP; (ii) Prime Partnership will merge with Horizon Partnership in a merger (the "Partnership Merger") in which Prime Partnership is the survivor; (iii) Horizon will reincorporate in Maryland through a merger with and into Horizon MergerSub, in which Horizon MergerSub is the survivor and the former shareholders of Horizon will become shareholders of Horizon MergerSub; and (iv) Prime will merge with and into Horizon MergerSub through a merger (the "Corporate Merger" and, together with the Partnership Merger, the "Mergers") in which Horizon MergerSub will be the survivor (the "Surviving Company") and will be renamed as "Prime Retail, Inc."

    In the Partnership Merger, limited partners in Horizon Partnership (other than Horizon or any subsidiary of Horizon), will be entitled to receive in exchange for each outstanding common unit of limited partnership interest in Horizon Partnership 0.9193 of a Common Unit of Prime Retail, L.P. that will be exchangeable for a like number of shares of Common Stock of Prime Retail.

    In the Corporate Merger, shareholders of Horizon MergerSub (other than Horizon or any subsidiary of Horizon), who immediately prior to the transactions described above will have been shareholders in Horizon, will be entitled to receive in exchange for each outstanding share of common stock of Horizon MergerSub, 0.20 of a share of 8.5% Series B Cumulative Participating Convertible Preferred Stock of the Surviving Company and 0.597 of a share of Common Stock of the Surviving Company. The payment of cash and the ratios for issuance of partnership units of Prime Partnership or capital stock of the Surviving Company, as the case may be to former partners of Horizon Partnership or former shareholders of Horizon in the Mergers are referred to herein collectively as the "merger consideration."

    In addition to the foregoing transactions, the Merger Agreement provides, among other things, that (x) Prime Partnership will make a special cash distribution of $0.60 per Series B Preferred Units and $0.50 per Series C Preferred Unit and Common Unit to the record holder of such interests immediately prior to the Mergers, (y) Prime will make a special cash distribution of $0.60 per share of Series B Preferred Stock and $0.50 per share of Series C Preferred Stock and Common Stock to the record holders of such interests immediately prior to the Mergers, and (z) immediately following the Mergers, the Surviving Company and Prime Partnership will distribute all of the Common Stock and Common Units of HGP and HGP LP, respectively, at a rate of one such share or unit for each 10 shares of Common Stock of the Surviving Company or Common Units in Prime Partnership and approximately 1.196 shares or units for each 10 shares of Series A Preferred Stock of the Surviving Company.

                                  Appendix F-1

Board of Directors
Prime Retail, Inc.
Page 2

    You have requested our opinion as to the fairness, from a financial point of view, to Prime, Prime Partnership, and their respective shareholders and partners, of the merger consideration set forth in the Merger Agreement.

    In arriving at the opinion set forth below, we have, among other things:

    1. Reviewed Horizon's Annual Reports, Form 10-K and related financial information for the two fiscal years ended December 31, 1996 and December 31, 1995 and Horizon's Forms 10-Q and the related unaudited financial information for the periods ended June 30, 1997, March 31, 1997 and September 30, 1997;

    2. Reviewed Prime's Forms 10-K and related financial information for the two fiscal years ended December 31, 1996 and December 31, 1995, Prime's unaudited financial information for the period ended September 20, 1997, released October 28, 1997, and Prime's Forms 10-Q and the related unaudited financial information for the periods ended June 30, 1997, March 31, 1997 and September 30, 1997;

    3. Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of Horizon and Prime, furnished to us by the management of Horizon and Prime, respectively;

    4. Participated in discussions with certain members of senior management of Prime and Horizon concerning their business and prospects;

    5. Reviewed the historical market prices and trading activity for Horizon's common stock and Prime's preferred and common stock and compared them with those of certain publicly traded companies which we deemed to be reasonably compared to Horizon and Prime, respectively;

    6. Compared the results of operations of Horizon and Prime with that of certain companies which we deemed to be reasonably comparable to Horizon and Prime, respectively;

    7. Reviewed the pro forma effect of the Merger on the Surviving Company's capitalization ratios, funds from operations and future cash flows;

    8.  Reviewed the Merger Agreement and certain related documents; and

    9. Performed such other analyses and reviewed such other information as Friedman, Billings, Ramsey & Co., Inc. deemed appropriate.

    In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by Horizon and Prime, without independent verification of such information. We have not made any independent valuation or appraisal of the assets and liabilities of Horizon or Prime. With respect to the financial forecasts examined by us, we have assumed that they were reasonably prepared and reflect the best currently available estimates and good faith judgments of the management of Prime as to the future performance of Prime Partnership and the Surviving Company, respectively, and their respective properties; and we have assumed that the modifications made by Prime to Horizon's financial forecasts were reasonably made on bases reflecting the best currently available estimates and good faith judgments of Prime's management as to the future performance of Horizon and its properties. We have also assumed the Mergers will have tax consequences to shareholders and partners of Prime and Prime Partnership, respectively, as described in discussions with representatives of Prime and Prime Partnership. No opinion is expressed herein as to the price at which the shares to be issued in the

                                  Appendix F-2

Board of Directors
Prime Retail, Inc.
Page 3

Mergers to the shareholders of Surviving Company may trade at any time. Our opinion is based upon regulatory, economic, monetary, and market conditions existing on, and the information made available to us as of the date hereof.

    Our opinion is directed to the Board of Directors of Prime and does not constitute a recommendation to any shareholder of Prime as to how any such shareholder should vote on the Mergers. This opinion does not address the relative merits of the Mergers and any other transaction or business strategies discussed by the Board of Directors of Prime as alternatives to the Mergers, or the decision of the Board of Directors to proceed with the Mergers.

    As you are aware, Friedman, Billings, Ramsey & Co., Inc. is currently acting as financial advisor to Prime and will receive a fee contingent upon consummation of the Mergers. We have provided financial advisory services to, and acted as an underwriter and placement agent for, Prime in the past and may do so in the future. In the ordinary course of our business, we may trade the equity of Prime for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities.

    This opinion has been prepared for the Board of Directors of Prime and shall not be reproduced, summarized, described or referred to, or given to any other person or otherwise made public, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc.; provided, however, that this letter may be reproduced in full in a proxy statement/prospectus relating to the Mergers.

    On the basis of, and subject to the foregoing, we are of the opinion that, as of the date hereof, the merger consideration set forth in the Merger Agreement is fair, from a financial point of view, to Prime, Prime Partnership, and their respective shareholders and partners.

                                          Very truly yours,

                                          FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

                                          /s/ WILLIAM R. SWANSON
                                          --------------------------------------

                                          By:  William R. Swanson

                                               Managing Director

                                  Appendix F-3

                                   APPENDIX G

                           OPINION OF LEHMAN BROTHERS

                                   APPENDIX G

                                LEHMAN BROTHERS

January 29, 1998

Board of Directors

Horizon Group, Inc.

5000 Hakes Drive

Muskegon, MI 49441

Members of the Board:

    We understand that Horizon Group, Inc. ("Horizon"), Sky Merger Corp. and Horizon/Glen Outlet Centers Limited Partnership ("Horizon L.P." and collectively with Horizon, the "Company") propose to enter into a series of transactions with Prime Retail, Inc. ("Prime Inc.") and Prime Retail, L.P. ("Prime L.P." and together with Prime Inc., "Prime"), pursuant to which (i) each share of common stock of Horizon will be converted into the right to receive 0.2 shares of Series B Convertible Preferred Stock of Prime Inc. and 0.597 shares of common stock of Prime Inc. and (ii) each limited partnership unit in Horizon L.P. will be converted into the right to receive 0.9193 share of a limited partnership unit of Prime L.P. (the "Proposed Transaction"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Amended and Restated Agreement and Plan of Merger among Prime and the Company (the "Agreement").

    We have been requested by the Board of Directors of Horizon to render our opinion with respect to the fairness, from a financial point of view, to the stockholders of Horizon and the limited partners of Horizon L.P. of the consideration to be received by such stockholders and limited partners in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

    In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company and Prime that we believe to be relevant to our analysis, (3) financial and operating information with respect to the business, operations and prospects of the Company and Prime furnished to us by the Company and Prime, (4) a trading history of Horizon's common stock from November 3, 1993 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (6) a trading history of Prime Inc.'s common stock from March 15, 1994 to the present and a comparison of that trading history with those of other companies that we deemed relevant and the terms of, and a trading history of Prime Inc.'s Series B Convertible Preferred Stock from March 15, 1994 to the present and a comparison of that trading history with those of other securities that we deemed relevant, (7) a comparison of the historical financial results and present financial condition of Prime with those of other companies that we deemed relevant, (8) potential liquidation values of the properties of the Company furnished to us by the Company, (9) the results of our efforts to solicit indications of interest and proposals from third parties with respect to a purchase of all or a portion of the business and/or properties of the Company, (10) alternatives available to the Company on a stand-alone basis to fund its on-going capital and operating requirements and
(11) the potential pro forma financial effects of the Proposed Transaction on Prime (including, without limitation, the formation of Horizon Group Properties Inc. and Horizon Group Properties L.P.). In addition, we have had discussions with the managements of the Company and Prime concerning their respective business, operations, assets, financial condition and prospects and the cost savings, operating synergies and strategic benefits expected to result from a combination of certain of the businesses and properties of the Company and Prime and have undertaken such other studies, analyses and investigations as we deemed appropriate.

                                  Appendix G-1

Board of Directors
Horizon Group
Page 2

    In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of the managements of the Company and Prime that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, Prime and the combined company upon consummation of the Proposed Transaction ("New Prime"), upon advice of the Company and Prime we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of the Company and Prime as to the future financial performance of the Company, Prime and New Prime and that the Company, Prime and New Prime will perform substantially in accordance with such projections. We were not provided with, and did not have access to, financial projections for Prime or New Prime for any period subsequent to their 1998 fiscal year. In arriving at our opinion, we have conducted only a limited physical inspection of the properties of the Company and Prime and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Prime. Upon advice of the Company, we have assumed that the Proposed Transaction will qualify as tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the stockholders of Horizon except to the extent they receive a taxable dividend of shares of Horizon Group Properties Inc. In addition, we have assumed that the Proposed Transaction will generally be tax-free to the limited partners of Horizon L.P. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

    Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be received by the stockholders of Horizon in the Proposed Transaction is fair to such stockholders and the consideration to be received by the limited partners of Horizon L.P. in the Proposed Transaction is fair to such limited partners.

    We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we may actively trade in the debt and equity securities of the Company and Prime for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Lehman Brothers Realty Corp., an affiliate of Lehman Brothers, has made a loan to Horizon with a current outstanding principal amount of $253.92 million and such loan is due in full upon the closing of the Proposed Transaction.

    This opinion is for the use and benefit of the Board of Directors of Horizon and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of Horizon or any limited partner of Horizon L.P. as to how such stockholder or limited partner should vote with respect to the Proposed Transaction.

                                Very truly yours,

                                By:             /s/ LEHMAN BROTHERS
                                     -----------------------------------------
                                                  LEHMAN BROTHERS

                                  Appendix G-2

                                   APPENDIX H
                               MARYLAND STATUTES
                     REGARDING STOCKHOLDER APPRAISAL RIGHTS

                                   APPENDIX H
                               MARYLAND STATUTES
                     REGARDING STOCKHOLDER APPRAISAL RIGHTS

SECTION 3-201.  "SUCCESSOR" DEFINED.

    (a) Corporation amending charter. In this subtitle, except as provided in subsection (b) of this section, "successor" includes a corporation which amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, unless the right to do so is reserved by the charter of the corporation.

    (b) Corporation whose stock is acquired. When used with reference to a share exchange, "successor" means the corporation the stock of which was acquired in the share exchange. History

SECTION 3-202.  RIGHT TO FAIR VALUE OF STOCK.

    (a) General rule. Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder's stock from the successor if:

        (1) The corporation consolidates or merges with another corporation;

        (2) The stockholder's stock is to be acquired in a share exchange;

        (3) The corporation transfers its assets in a manner requiring action under Section 3-105 (d) of this title;

        (4) The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder's rights, unless the right to do so is reserved by the charter of the corporation; or

        (5) The transaction is governed by Section 3-602 of this title or exempted by Section 3-603 (b)of this title.

    (b) Basis of fair value.

        (1) Fair value is determined as of the close of business:

           (i) With respect to a merger under Section 3-106 of this title of a 90 percent or more owned subsidiary into its parent, on the day notice is given or waived under Section 3-106; or

           (ii) With respect to any other transaction, on the day the stockholders voted on the transaction objected to.

        (2) Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.

        (3) In any transaction governed by Section 3-602 of this title or exempted by Section 3-603 (b) of this title, fair value shall be value determined in accordance with the requirements of Section 3-603 (b) of this title.

    (c) When right to fair value does not apply. Unless the transaction is governed by Section 3-602 of this title or is exempted by Section 3-603 (b) of this title, a stockholder may not demand the fair value of his stock and is bound by the terms of the transaction if:

        (1) The stock is listed on a national securities exchange or is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.:

           (i) With respect to a merger under Section 3-106 of this title of a 90 percent or more owned subsidiary into its parent, on the date notice is given or waived under Section 3-106; or

                                  Appendix H-1

           (ii) With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to;
       (2) The stock is that of the successor in a merger, unless:

               (i) The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or

               (ii) The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor; or

        (3) The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the value placed on the stock in the transaction is its net asset value.

SECTION 3-203.  PROCEDURE BY STOCKHOLDER.

    (a) Specific duties. A stockholder of a corporation who desires to receive payment of the fair value of his stock under this subtitle:

        (1) Shall file with the corporation a written objection to the proposed transaction:

           (i) With respect to a merger under Section 3-106 of this title of a 90 percent or more owned subsidiary into its parent, within 30 days after notice is given or waived under Section 3-106; or

           (ii) With respect to any other transaction, at or before the stockholders' meeting at which the transaction will be considered;

        (2) May not vote in favor of the transaction; and

        (3) Within 20 days after the Department accepts the articles for record, shall make a written demand on the successor for payment for his stock, stating the number and class of shares for which he demands payment.

    (b) Failure to comply with section. A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment.

SECTION 3-204.  EFFECT OF DEMAND ON DIVIDEND AND OTHER RIGHTS.

    A stockholder who demands payment for his stock under this subtitle:

        (1) Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under Section 3-202 of this subtitle; and

        (2) Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value.

SECTION 3-205.  WITHDRAWAL OF DEMAND.

    A demand for payment may be withdrawn only with the consent of the successor.

SECTION 3-206.  RESTORATION OF DIVIDEND AND OTHER RIGHTS.

    (a) When rights restored. The rights of a stockholder who demands payment are restored in full, if:

        (1) The demand for payment is withdrawn;

        (2) A petition for an appraisal is not filed within the time required by this subtitle;

                                  Appendix H-2

        (3) A court determines that the stockholder is not entitled to relief;
    or

        (4) The transaction objected to is abandoned or rescinded.

    (b) Effect of restoration. The restoration of a stockholder's rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.

SECTION 3-207.  NOTICE AND OFFER TO STOCKHOLDERS.

    (a)  Duty of successor.

        (1) The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.

        (2) The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:

           (i) A balance sheet as of a date not more than six months before the date of the offer;

           (ii) A profit and loss statement for the 12 months ending on the date of the balance sheet; and

           (iii) Any other information the successor considers pertinent.

    (b) Manner of sending notice. The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.

SECTION 3-208. PETITION FOR APPRAISAL; CONSOLIDATION OF PROCEEDINGS; JOINDER OF OBJECTORS.

    (a) Petition for appraisal. Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.

    (b) Consolidation of suits; joinder of objectors.

        (1) If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.

        (2) Two or more objecting stockholders may join or be joined in an appraisal proceeding.

SECTION 3-209.  NOTATION ON STOCK CERTIFICATE.

    (a) Submission of certificate. At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.

    (b) Transfer of stock bearing notation. If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder.

                                  Appendix H-3

SECTION 3-210.  APPRAISAL OF FAIR VALUE.

    (a) Court to appoint appraisers. If the court finds that the objecting stockholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.

    (b) Report of appraisers - Filing. Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.

    (c) Same - Contents. The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.

    (d) Same - Service; objection.

        (1) On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.

        (2) Within 15 days after the report is filed, any party may object to it and request a hearing.

SECTION 3-211.  ACTION BY COURT ON APPRAISERS' REPORT.

    (a) Order of court. The court shall consider the report and, on motion of any party to the proceeding, enter an order which:

        (1) Confirms, modifies, or rejects it; and

        (2) If appropriate, sets the time for payment to the stockholder.

    (b) Procedure after order.

        (1) If the appraisers' report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock.

        (2) If the appraisers' report is rejected, the court may:

           (i) Determine the fair value of the stock and enter judgment for the stockholder; or

           (ii) Remit the proceedings to the same or other appraisers on terms and conditions it considers proper.

    (c) Judgment includes interest.

        (1) Except as provided in paragraph (2) of this subsection, a judgment for the stockholder shall award the value of the stock and interest from the date as at which fair value is to be determined under Section 3-202 of this subtitle.

        (2) The court may not allow interest if it finds that the failure of the stockholder to accept an offer for the stock made under Section 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

           (i) The price which the successor offered for the stock;

           (ii) The financial statements and other information furnished to the stockholder; and

           (iii) Any other circumstances it considers relevant.

    (d) Costs of proceedings.

                                  Appendix H-4

        (1) The costs of the proceedings, including reasonable compensation and expenses of the appraisers, shall be set by the court and assessed against the successor. However, the court may direct the costs to be apportioned and assessed against any objecting stockholder if the court finds that the failure of the stockholder to accept an offer for the stock made under
    Section 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

           (i) The price which the successor offered for the stock;

           (ii) The financial statements and other information furnished to the stockholder; and

           (iii) Any other circumstances it considers relevant.

        (2) Costs may not include attorney's fees or expenses. The reasonable fees and expenses of experts may be included only if:

           (i) The successor did not make an offer for the stock under Section 3-207 of this subtitle; or

           (ii) The value of the stock determined in the proceeding materially exceeds the amount offered by the successor.

    (e) Effect of judgment. The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity. The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the consolidation, merger, transfer, or charter amendment.

SECTION 3-212.  SURRENDER OF STOCK.

    The successor is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment:

        (1) The certificates representing the stock are surrendered to it, indorsed in blank, and in proper form for transfer; or

        (2) Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished.

SECTION 3-213.  RIGHTS OF SUCCESSOR WITH RESPECT TO STOCK.

    (a) General rule. A successor which acquires the stock of an objecting stockholder is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under Section 3-202 of this subtitle.

    (b) Successor in transfer of assets. After acquiring the stock of an objecting stockholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.

    (c) Successor in consolidation, merger, or share exchange. Unless the articles provide otherwise, stock in the successor of a consolidation, merger, or share exchange otherwise deliverable in exchange for the stock of an objecting stockholder has the status of authorized but unissued stock of the successor. However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock.

                                  Appendix H-5

                                   APPENDIX I
                               PRIME RETAIL, INC.
                     NONEMPLOYEE DIRECTOR STOCK OPTION PLAN

                               TABLE OF CONTENTS

SECTION                                                                                                       PAGE
----------------------------------------------------------------------------------------------------------  ---------
1.  Purpose of Plan.......................................................................................          1
2.  Definitions...........................................................................................          1
        2.1  "Administrator"..............................................................................          1
        2.2  "Board"......................................................................................          1
        2.3  "Code".......................................................................................          1
        2.4  "Common Stock"...............................................................................          1
        2.5  "Company"....................................................................................          1
        2.6  "Date of Grant"..............................................................................          1
        2.7  "Director"...................................................................................          1
        2.8  "Eligible Director"..........................................................................          1
        2.9  "Exchange Act"...............................................................................          1
        2.10 "Fair Market Value"..........................................................................          1
        2.11 "Option".....................................................................................          1
        2.12 "Optionee"...................................................................................          1
        2.13 "Plan".......................................................................................          1
        2.15 "Securities Act".............................................................................          1
        2.16 "Severance Date".............................................................................          1
        2.17 "Stock Option Agreement".....................................................................          1
3.  Stock Subject to Plan.................................................................................          1
        3.1  Stock Subject to Plan........................................................................          1
        3.2  Unexercised Options..........................................................................          2
4.  Granting of Options...................................................................................          2
        4.1  Eligibility..................................................................................          2
        4.2  Granting of Options..........................................................................          2
        4.3  Administration Of the Plan...................................................................          2
5.  Terms of Options......................................................................................          2
        5.1  Option Agreement.............................................................................          2
        5.2  Vesting of Options...........................................................................          2
        5.3  Option Exercise Price........................................................................          2
        5.4  Exercise Periods.............................................................................          3
        5.5  Adjustments in Outstanding Options...........................................................          3
        5.6  No Right to Continued Service................................................................          3
6.  Exercise of Options...................................................................................          3
        6.1  Person Eligible to Exercise..................................................................          3
        6.2  Partial Exercise.............................................................................          3
        6.3  Manner of Exercise...........................................................................          3
        6.4  Conditions to Issuance of Stock Certificates.................................................          4
        6.5  Rights as Stockholders.......................................................................          4
        6.6  Transfer Restrictions........................................................................          5
7.  Additional Provisions.................................................................................          5
        7.1  Approval of Plan by Stockholders.............................................................          5
        7.2  Nontransferability...........................................................................          5
        7.3  Death of Optionee............................................................................          5
        7.4  Securities Act...............................................................................          5
        7.5  Termination and Amendment of Plan............................................................          5
        7.6  Duties of the Company........................................................................          6

                                  Appendix I-i

8.  General Provisions....................................................................................          6
        8.1  Expenses.....................................................................................          6
        8.2  Applicable Laws..............................................................................          6
        8.3  No Obligation................................................................................          6

                                 Appendix I-ii

               PRIME RETAIL, INC. NONEMPLOYEE DIRECTOR STOCK PLAN

SECTION 1.  PURPOSE OF PLAN

    The purpose of the Prime Retail, Inc. Nonemployee Director Stock Plan (the "Plan") is to provide a means by which Prime Retail, Inc. (the "Company") may attract and retain directors with outstanding qualifications, by affording those individuals with incentives to exert maximum efforts for the success of the Company through opportunities to participate in the growth, development and financial success of the Company.

SECTION 2.  DEFINITIONS

    Wherever the following capitalized terms are used in the Plan, they shall have the following respective meanings:

    2.1  "ADMINISTRATOR" means the Board or any committee the Board designates.

    2.2  "BOARD" means the Board of Directors of the Company.

    2.3  "CODE" means the Internal Revenue Code of 1986, as amended.

    2.4 "COMMON STOCK" means the Common Stock of the Company, par value $0.01 per share.

    2.5 "COMPANY" means Prime Retail, Inc., a Maryland corporation, or any successor thereto.

    2.6 "DATE OF GRANT" means the date as of which an Option has been granted pursuant to the Plan.

    2.7  "DIRECTOR" means a member of the Board.

    2.8 "ELIGIBLE DIRECTOR" means a Director who is not an employee of the Company or any of its subsidiaries or affiliated corporations or partnerships.

    2.9  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    2.10 "FAIR MARKET VALUE" means the per share value of the Common Stock as of a given date, determined as the average of the highest and lowest quoted selling prices for Common Stock on the relevant date, or, if no sales occurred on such date, the weighted average of the means between the highest and lowest quoted selling prices on the nearest day before and the nearest day after the relevant date; provided, however, that notwithstanding the foregoing, the Administrator may determine "Fair Market Value" in its discretion.

    2.11  "OPTION" means any option granted under this Plan.

    2.12 "OPTIONEE" means an Eligible Director to whom an Option is granted under this Plan.

    2.13 "PLAN" means the Prime Retail, Inc. Nonemployee Director Stock Plan, as it may be amended from time to time.

    2.15  "SECURITIES ACT" means the Securities Act of 1933, as amended.

    2.16 "SEVERANCE DATE" means the date the individual ceases to be a Director.

    2.17 "STOCK OPTION AGREEMENT" means the agreement reflecting the terms and conditions of an Option pursuant to Section 5.1.

SECTION 3.  STOCK SUBJECT TO PLAN

    3.1 STOCK SUBJECT TO PLAN. The aggregate number of shares of the Company's Common Stock that may be issued upon exercise of Options granted under Section 4 of the Plan shall not exceed 285,000, unless and until a larger number shall have been approved by the Company's stockholders pursuant to Section 7.5.

                                  Appendix I-1

    3.2 UNEXERCISED OPTIONS. If any Option expires or is cancelled without having been fully exercised, a new Option or Options for the number of shares of Common Stock that would have been issued upon exercise of the unexercised portion of such Option may be granted under this Plan, subject to the limitations of Section 3.1.

SECTION 4.  GRANTING OF OPTIONS

    4.1 ELIGIBILITY. Options may only be granted to Eligible Directors. Options granted under the Plan shall be non-qualified stock options for purposes of the Code.

    4.2  GRANTING OF OPTIONS.

        (a) Each individual who has been serving as an Eligible Director for at least three months on the date the Plan is approved by the Company's stockholders shall be granted as of such date an Option to purchase 10,000 shares of Common Stock.

        (b) Each individual who first becomes an Eligible Director on or after the date the Plan is approved by the Company's stockholders shall be granted as of such date an Option to purchase 5,000 shares of Common Stock.

        (c) Subject to the limitations of Section 3.1, each Eligible Director who has completed a year of service on the Board on the date of each annual meeting of the Company's stockholders, commencing with the 1999 meeting, and who continues to serve as a member of the Board immediately following the applicable meeting shall automatically be granted as of the date of such meeting an Option to purchase 5,000 shares of Common Stock.

    4.3 ADMINISTRATION OF THE PLAN. The Administrator shall administer the Plan. Except as otherwise provided in the Plan and except as otherwise expressly stated to the contrary in the Company's Articles of Incorporation, Bylaws, or elsewhere, the Administrator shall have the authority (i) to interpret the Plan,
(ii) to prescribe, amend and rescind rules and regulations relating to the Plan, and (iii) to take any other actions in connection with the Plan as it may deem necessary or advisable for the administration of the Plan. All expenses and liabilities incurred by the Administrator in connection with the administration of the Plan shall be borne by the Company. The Administrator may employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Administrator, the Company and the Board shall be entitled to rely upon the advice, opinions or valuations of any such persons. All elections taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon all Optionees, the Company and all other interested persons. No member of the Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan. Members of the Administrator shall be entitled to indemnification by the Company for any action or any failure to act in connection with services performed by or on behalf of the Administrator for the benefit of the Company to the fullest extent provided or permitted by the Company's Articles of Incorporation, Bylaws, any insurance policy or other agreement intended for the benefit of the Administrator, or by any applicable law.

SECTION 5.  TERMS OF OPTIONS

    5.1 OPTION AGREEMENT. Each Option shall be evidenced by a written Stock Option Agreement, which shall be executed by the Optionee and an authorized officer of the Company and which shall indicate the Date of the Grant and contain such terms and conditions as the Administrator shall determine with respect to such Option, consistent with the Plan.

    5.2 VESTING OF OPTIONS. Options granted under the Plan shall be fully vested upon the Date of Grant.

    5.3 OPTION EXERCISE PRICE. The exercise price per share for an Option granted under the Plan shall be equal to 100% of the Fair Market Value of such share on the Date of Grant.

                                  Appendix I-2

    5.4 EXERCISE PERIODS. Except as otherwise provided in the Plan or applicable Stock Option Agreement, each Option shall be exercisable, in whole or in part, at any time on or after the Date of Grant and prior to its expiration. No Option may be exercised to any extent by anyone after the first to occur of the following events:

        (a) the expiration of ten years from the Date of Grant; or

        (b) the expiration of one year from the Optionee's Severance Date unless the Optionee dies within said one-year period; or

        (c) the expiration of one year from the date of the Optionee's death.

    5.5 ADJUSTMENTS IN OUTSTANDING OPTIONS. In the event that the outstanding shares of Common Stock subject to Options are changed into or exchanged for a different number or kind of shares of the Company or other securities of the Company by reason of merger, consolidation, recapitalization, reclassification, or the number of shares is increased or decreased by reason of a stock split-up, stock dividend, combination of shares or any other increase or decrease in the number of such shares of Common Stock effected without receipt of consideration by the Company (provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration"), the Administrator shall make appropriate adjustments in the number and kind of shares as to which all outstanding Options, or portions thereof then unexercised, shall be exercisable, to the end that after such event the Optionee's proportionate interest shall be maintained as before the occurrence of such event. Such adjustment in an outstanding Option shall be made without change in the total price applicable to the Option or the unexercised portion of the Option (except for any change in the aggregate price resulting from rounding-off of share quantities or prices) and with any necessary corresponding adjustment in Option price per share. Any such adjustment made by the Administrator shall be final and binding upon all Optionees, the Company and all other interested persons.

    5.6 NO RIGHT TO CONTINUED SERVICE. Nothing in this Plan or in any Stock Option Agreement shall confer upon any Optionee any right to retention as a member of the Board.

SECTION 6.  EXERCISE OF OPTIONS

    6.1 PERSON ELIGIBLE TO EXERCISE. Except as provided in Section 7.2, during the lifetime of the Optionee, only such Optionee may exercise an Option (or any portion thereof) granted to such Optionee. After the death of the Optionee, any exercisable portion of such an Option may be exercised by the personal representative of such Optionee or by any person empowered to do so under the deceased Optionee's will or under the then applicable laws of descent and distribution.

    6.2 PARTIAL EXERCISE. At any time and from time to time prior to the time when any Option becomes unexercisable under the Plan or applicable Stock Option Agreement, such Option or portion thereof may be exercised in whole or in part; provided, however, that the Company shall not be required to issue fractional shares and the Administrator may, by the terms of the Stock Option Agreement, require any partial exercise to be with respect to a specified minimum number of shares.

    6.3 MANNER OF EXERCISE. An Option, or any portion thereof, may be exercised solely by delivery to the Company of all of the following prior to the time when such Option or such portion becomes unexercisable under the Plan or the applicable Stock Option Agreement:

        (a) notice in writing signed by the Optionee or other person then entitled to exercise such Option or portion, stating that such Option or portion is exercised, such notice complying with all applicable rules established by the Administrator; and

        (b) (i) full payment (in cash or by check) for the shares with respect to which such Option or portion is thereby exercised; or

                                  Appendix I-3

            (ii) if permitted under the terms of an Optionee's Stock Option Agreement or with the consent of the Administrator, shares of the Company's Common Stock owned by the Optionee duly endorsed for transfer to the Company, with a Fair Market Value on the date of Option exercise equal to the aggregate Option price of the shares with respect to which such Option or portion is thereby exercised; or

           (iii) with the consent of the Administrator, a full recourse promissory note bearing interest (at least such rate as shall then preclude the imputation of interest under the Code or any successor provision) and payable upon such terms as may be prescribed by the Administrator. The Administrator may also prescribe the form of such note and the security to be given for such note. No Option may, however, be exercised by delivery of a promissory note or by a loan from the Company when or where such loan or other extension of credit is prohibited by law; or

            (iv) if permitted in the Optionee's Option Agreement, through a special sale and remittance procedure pursuant to which the Optionee concurrently provides irrevocable written instructions to a Company-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable federal, state and local income and employment taxes required to be withheld by the Company by reason of such exercise, and the Company to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

            (v) with the consent of the Administrator, any combination of the consideration provided in the foregoing subsections (i) through (iv); and

        (c) such representations and documents as the Administrator, in its absolute discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal or state securities laws or regulations, including the representation that the shares of the Common Stock are being acquired for investment and not resale. The Administrator may, in its absolute discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer orders to transfer agents and registrars; and

        (d) in the event that the Option or portion thereof shall be exercised pursuant to Section 6.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option or portion thereof.

    6.4 CONDITIONS TO ISSUANCE OF STOCK CERTIFICATES. The shares of Common Stock issuable and deliverable upon the exercise of an Option, or any portion thereof, may be either previously authorized but unissued shares or issued shares that have then been reacquired by the Company. The Company shall not be required to issue or deliver any certificate or certificates for shares of Common Stock purchased upon the exercise of any Option or portion thereof prior to fulfillment of all of the following conditions:

        (a) the satisfaction of all requirements set forth in Section 6.3, including payment of the exercise price; and

        (b) the obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable; and

        (c) the lapse of such reasonable period of time following the exercise of the Option as the Administrator may establish from time to time for reasons of administrative convenience.

    6.5 RIGHTS AS STOCKHOLDERS. The holders of Options shall not be, nor have any of the rights or privileges of, stockholders of the Company in respect to any shares purchasable upon the exercise of any

                                  Appendix I-4
part of an Option unless and until the Option is exercised, the Option price has been paid to the Company and certificates representing such shares have been issued by the Company to such holders.

    6.6 TRANSFER RESTRICTIONS. The Administrator, in its absolute discretion, may impose such restrictions on the transferability of the shares purchasable upon the exercise of an Option as it deems appropriate. Any such restriction shall be set forth in the respective Stock Option Agreement and may be referred to on the certificates evidencing such shares.

SECTION 7.  ADDITIONAL PROVISIONS

    7.1 APPROVAL OF PLAN BY STOCKHOLDERS. This Plan shall be submitted for the approval of the Company's stockholders.

    7.2 NONTRANSFERABILITY. No Option or interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Optionee or any successors in interest to the Optionee or, except as provided below, shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that nothing in this Section 7.2 shall prevent transfers by will or by the applicable laws of descent and distribution. Notwithstanding the foregoing, an Option may be assigned in whole or in part during the Optionee's lifetime in accordance with the terms of a domestic relations order that substantially qualifies with the requirements of Code Section 414(p), as determined by the Administrator in its sole discretion (a "qualified domestic relations order"). The assigned portion may be exercised only by the person or persons who acquire a proprietary interest in the Option pursuant to such qualified domestic relations order. The terms applicable to the assigned portion shall be the same as those in effect for the Option immediately prior to such assignment.

    7.3 DEATH OF OPTIONEE. In the event of an Optionee's death, the executor, administrator or other personal representative of the Optionee's estate, or any heir, successor, assign or other transferee of the Optionee receiving such Options by will or by the laws of descent and distribution, shall have the right, subject to the restrictions hereof, to exercise all of the Optionee's outstanding Options to the extent then exercisable at any time within one year after the date of the Optionee's death.

    7.4 SECURITIES ACT. No shares of Common Stock of the Company shall be required to be distributed until the Company shall have taken such action, if any, as is then required to comply with the provisions of the Securities Act or any other then applicable securities law. The Company reserves the right to place a legend on any stock certificate issued pursuant to the Plan to assure compliance with this Section.

    7.5 TERMINATION AND AMENDMENT OF PLAN. The Board may at any time suspend or terminate the Plan, or make such modifications of the Plan as it shall deem advisable, provided that the Plan shall not be so changed to increase the cost of the Plan to the Company. However, without approval of the Company's stockholders given within twelve months before or after the action by the Board, no such action may, except as provided in Section 5.5, increase any limit imposed in Section 3.1 on the maximum number of shares that may be issued upon exercise of Options, materially modify the eligibility requirements of Section 4.1, reduce the minimum Option price requirements of Section 5.3, or extend the limit imposed in this Section 7.5 on the period during which Options may be granted. No Option may be granted during any period of suspension nor after termination of the Plan, and in no event may any Option be granted under this Plan after the first to occur of the following events:

        (a) the expiration of ten years from the date the Plan is adopted by the Board; or

        (b) the expiration of ten years from the date the Plan is approved by the Company's stockholders under Section 7.1.

                                  Appendix I-5

    7.6 DUTIES OF THE COMPANY. The Company shall, at all times during the term of each Option, reserve and keep available for issuance or delivery such number of shares of Common Stock as will be sufficient to satisfy the requirements of all Options at the time outstanding, shall pay all original issue taxes with respect to the issuance or delivery of shares pursuant to the exercise of such Option and all other fees and expenses necessarily incurred by the Company in connection therewith.

SECTION 8.  GENERAL PROVISIONS

    8.1 EXPENSES. The Company shall pay all costs and expenses of administering the Plan.

    8.2 APPLICABLE LAWS. The granting of Options and the issuance of shares of Common Stock under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The provisions of this Plan shall be interpreted so as to comply with the conditions or requirements of the Securities Act, the Exchange Act, and rules and regulations issued thereunder unless a contrary interpretation of any such provision is otherwise required by applicable law. This Plan and all Option agreements entered into pursuant thereto shall be construed and enforced in accordance with, and governed by, the laws of the State of Maryland, determined without regard to its conflict of interest rules.

    8.3 NO OBLIGATION. The granting of an Option shall impose no obligation upon the Optionee to exercise such option.

                                  Appendix I-6

                                   APPENDIX J
                               PRIME RETAIL, INC.
                      1998 LONG-TERM STOCK INCENTIVE PLAN

             PRIME RETAIL, INC. 1998 LONG-TERM STOCK INCENTIVE PLAN
                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Article 1.    Establishment, Objectives and Duration.......................................................           1
Article 2.    Definitions..................................................................................           1
Article 3.    Administration...............................................................................           4
Article 4.    Shares Subject to the Plan and Maximum Awards................................................           4
Article 5.    Eligibility and Participation................................................................           5
Article 6.    Stock Options................................................................................           5
Article 7.    Restricted Stock.............................................................................           7
Article 8.    Performance Units and Performance Shares.....................................................           8
Article 9.    Performance Measures.........................................................................           9
Article 10.   Beneficiary Designation......................................................................           9
Article 11.   Deferrals....................................................................................          10
Article 12.   Rights of Employees..........................................................................          10
Article 13.   Change in Control............................................................................          10
Article 14.   Amendment, Modification and Termination......................................................          11
Article 15.   Withholding..................................................................................          11
Article 16.   Indemnification..............................................................................          12
Article 17.   Successors...................................................................................          12
Article 18.   Legal Construction...........................................................................          12

                                  Appendix J-i

             PRIME RETAIL, INC. 1998 LONG-TERM STOCK INCENTIVE PLAN

ARTICLE 1.  ESTABLISHMENT, OBJECTIVES AND DURATION

    1.1 ESTABLISHMENT OF THE PLAN. Prime Retail, Inc., a Delaware corporation (the "Company"), has established the Prime Retail, Inc. 1998 Long-Term Stock Incentive Plan (the "Plan"), as set forth in this document. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock, Performance Shares and Performance Units. In addition, the Plan permits participants to defer the payment of salary, bonuses and other forms of incentive compensation.

    Subject to the approval of the Company's stockholders, the Plan will become effective as of March 19, 1998 (the "Effective Date") and will remain in effect as provided in Section 1.3 hereof.

    1.2 OBJECTIVES OF THE PLAN. The objectives of the Plan are to optimize the profitability and growth of the Company through long-term incentives that are consistent with the Company's objectives and which link the interests of Participants to those of the Company's stockholders; to give Participants an incentive for excellence in individual performance; and to promote teamwork among Participants; and to give the Company a significant advantage in attracting and retaining officers, key employees and directors.

    The Company further intend the Plan to provide flexibility to the Company in its ability to motivate, attract and retain the services of Participants who make significant contributions to the Company's success and to allow Participants to share in the success of the Company.

    1.3 DURATION OF THE PLAN. The Plan shall commence on the Effective Date, as described in Section 1.1 hereof. The Plan will remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article 14 hereof, until all Shares subject to it pursuant to
Article 4 shall have been purchased or acquired according to the Plan's provisions. However, in no event may an Award be granted under the Plan on or after the tenth anniversary of the date the Plan is adopted by the Board, or the date the Plan is approved by the Company's stockholders, whichever is earlier.

ARTICLE 2.  DEFINITIONS

    Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

    2.1 "AFFILIATES" means the Company's subsidiaries within the meaning of Code Section 424(f) and, if any, the Company's parent within the meaning of Code
Section 424(e).

    2.2 "AWARD" means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock, Performance Shares or Performance Units.

    2.3 "AWARD AGREEMENT" means an agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award or Awards granted under this Plan to such Participant.

    2.4 "BENEFICIAL OWNER" or "BENEFICIAL OWNERSHIP" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

    2.5 "BOARD" or "BOARD OF DIRECTORS" means the Board of Directors of the Company.

    2.6 "CAUSE" shall have the meaning set forth in any unexpired employment or severance agreement between the Participant and the Company and/or an Affiliate. In the absence of any such agreement, "Cause" shall mean a finding by the Board
(i) that the Participant has materially harmed the Company through an act of dishonesty or material conflict of interest that relates to the performance of Participant's duties hereunder, (ii) of Participant's conviction of a felony involving moral turpitude, fraud or embezzlement, (iii) that Participant's failure to perform in any material respect his duties under this Agreement (other than a failure due to disability) after written notice specifying the failure and a reasonable opportunity to cure (it being understood that if Participant's failure to perform is not of a type requiring a

                                  Appendix J-1
single action to fully cure, then Participant may commence the cure promptly after such written notice and thereafter diligently prosecute such cure to completion, or (iv) of a material breach by Participant of any of his obligations hereunder and the failure of Participant to cure such breach within thirty (30) days after receipt by the Participant of a written notice of the Company specifying in reasonable detail the nature of the breach .

    2.7  "CHANGE IN CONTROL" of the Company shall be deemed to have occurred if
(i) any "person" (as such term is used in SectionSection 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, employees of the Company, or any of their respective affiliates, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding securities that vote generally in the election of directors (referred to herein as "Voting Securities"); (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any to constitute a majority of the Board; (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that (A) would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 50% or more of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) 50% or more of the board of directors of the surviving entity is composed of members from the Board of the Company; (iv) the Company's stockholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of (in one transaction or a series of transactions) all or substantially all of the Company's assets.

    2.8 "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

    2.9 "COMMITTEE" means, as specified in Article 3 herein, the Compensation Committee of the Board or such other committee as the Board may appoint to administer the Plan.

    2.10 "COMPANY" means Prime Retail, Inc., a Delaware corporation, and any successor thereto as provided in Article 17 herein.

    2.11 "DIRECTOR" means any individual who is a member of the Board of Directors of the Company.

    2.12 "DISABILITY" shall mean (a) long-term disability as defined under the Company's long-term disability plan covering that individual, or (b) if such long-term disability plan does not cover the individual, disability as defined for purposes eligibility for a disability award under the Social Security Act.

    2.13  "EFFECTIVE DATE" shall have the meaning ascribed to such term in
Section 1.1 hereof.

    2.14 "ELIGIBLE EMPLOYEE" means any officer or key employee of the Company or any of its Affiliates. Directors who are not employed by the Company or its Affiliates shall not be considered Eligible Employees under this Plan.

    2.15 "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

    2.16 "EXERCISE PRICE" means the price at which a Participant may purchase a Share pursuant to an Option.

    2.17  "FAIR MARKET VALUE" means:

                                  Appendix J-2

        (a) the average of the high and low prices of publicly traded Shares on the national securities exchange on which the Shares as listed (if the Shares are so listed) or on the NASDAQ National Market System (if the Shares are regularly quoted on the NASDAQ National Market System);

        (b) if not so listed or regularly quoted, the mean between the closing bid and asked prices of publicly traded Shares in the over-the-counter market; and

        (c) if such bid and asked prices are not available, as reported by any nationally recognized quotation service selected by the Committee or as determined by the Committee.

    2.18 "INCENTIVE STOCK OPTION" or "ISO" means an option to purchase Shares granted under Article 6 herein which is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422.

    2.19 "NONEMPLOYEE DIRECTOR" means an individual who is a member of the Board of Directors of the Company but who is not an employee of the Company or any of its Affiliates.

    2.20 "NONQUALIFIED STOCK OPTION" or "NQSO" means an option to purchase Shares granted under Article 6 herein that is not intended to meet the requirements of Code Section 422.

    2.21 "OPTION" means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6 herein.

    2.22 "PARTICIPANT" means an Eligible Employee whom the Committee has selected to participate in the Plan pursuant to Section 5.2 and who has outstanding an Award granted under the Plan. The term "Participant" shall not include Nonemployee Directors.

    2.23 "PERFORMANCE-BASED EXCEPTION" means the performance-based exception from the tax deductibility limitations of Code Section 162(m) and any regulations promulgated thereunder.

    2.24 "PERFORMANCE SHARE" means an Award granted to a Participant, as described in Article 8 herein.

    2.25 "PERFORMANCE UNIT" means an Award granted to a Participant, as described in Article 9 herein.

    2.26 "PERSON" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in SectionSection 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) thereof.

    2.27 "RESTRICTION PERIOD" means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance objectives, or upon the occurrence of other events as determined by the Committee, at its discretion), and/or the Restricted Stock is not vested.

    2.28 "RESTRICTED STOCK" means a contingent grant of stock awarded to a Participant pursuant to Article 7 herein.

    2.29 "RETIREMENT" shall mean termination of employment on or after (a) attaining the age established by the Company as the normal retirement age in any unexpired employment agreement between the Participant and the Company and/or an Affiliate. In the absence of such an agreement, the normal retirement age under the tax-qualified defined benefit retirement plan or, if none, the tax-qualified defined contribution retirement plan, sponsored by the Company or an Affiliate in which the Participant participates, or (b) attaining age sixty-two with ten years of service with the Company and/or an Affiliate provided the Chief Executive Officer of the Company approves the retirement, unless the Participant is an officer subject to Section 16 of the Exchange Act in which case the Committee must approve the retirement.

    2.30 "SHARES" means the shares of common stock, $.01 par value, of the Company.

                                  Appendix J-3

ARTICLE 3.  ADMINISTRATION

    3.1 THE COMMITTEE. The Plan shall be administered by the Compensation Committee of the Board, or by any other Committee the Board appoints, which Committee (unless otherwise determined by the Board) shall satisfy the "nonemployee director" requirements of Rule 16b-3 under the Exchange Act and the regulations of Rule 16b-3 under the Exchange Act and the "outside director" provisions of Code Section 162(m), or any successor regulations or provisions. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors. The Committee shall act by a majority of its members at the time in office and eligible to vote on any particular matter, and such action may be taken either by a vote at a meeting or in writing without a meeting.

    3.2 AUTHORITY OF THE COMMITTEE. Except as limited by law and subject to the provisions herein, the Committee shall have full power to: select Eligible Employees who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend or waive rules and regulations for the Plan's administration; and (subject to the provisions of Article 14 herein) amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of the Plan. As permitted by law and consistent with Section 3.1, the Committee may delegate its authority as identified herein.

    3.3 DECISIONS BINDING. All determinations and decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company, its Board of Directors, its stockholders, all Affiliates, employees, Participants and their estates and beneficiaries.

ARTICLE 4.  SHARES SUBJECT TO THE PLAN AND MAXIMUM AWARDS

    4.1 NUMBER OF SHARES AVAILABLE FOR GRANTS. Subject to adjustment as provided in Section 4.3 herein, the number of Shares that may be issued or transferred to Participants under the Plan shall be 1,900,000 Shares. In the event the proposed merger with Horizon Group, Inc. is consummated, the number of authorized shares shall automatically increase to 3,100,000 shares. The maximum numbers of Shares that may be issued or transferred to the Participants under Performance Units shall be 100,000.

    The maximum number of Shares and Share equivalent units that may be granted during any calendar year to any one Participant, under Options, Restricted Stock, or Performance Shares, shall be 400,000 Shares (on an aggregate basis for all such types of Awards), which limit shall apply regardless of whether such compensation is paid in Shares or in cash.

    4.2 LAPSED AWARDS. If any Award granted under this Plan is canceled, terminates, expires or lapses for any reason, any Shares subject to such Award again shall be available for the grant of an Award under the Plan (other than for purposes of Subsection 4.1 above).

    4.3  ADJUSTMENTS IN AUTHORIZED SHARES.

        (a) In the event the Shares, as presently constituted, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares, or otherwise) or if the number of such Shares shall be increased through the payment of a stock dividend, then there shall be substituted for or added to each Share theretofore appropriated or thereafter subject or which may become subject to an Award under this Plan, the number and kind of shares of stock or other securities into which each outstanding Share shall be so changed, or for which each such Share shall be exchanged, or to which each such Share shall be entitled, as the case may be. Outstanding Awards shall also be appropriately amended as to

                                  Appendix J-4
    price and other terms as may be necessary to reflect the foregoing events. In the event there shall be any other change in the number or kind of the outstanding Shares, or of any stock or other securities into which such Shares shall have been changed, or for which it shall have been exchanged, then, if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in any Award therefore granted or which may be granted under the Plan, such adjustments shall be made in accordance with such determination.

        (b) Fractional Shares resulting from any adjustment in Awards pursuant to this section may be settled in cash or otherwise as the Committee shall determine. Notice of any adjustment shall be given by the Company to each Participant who holds an Award which has been so adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.

ARTICLE 5.  ELIGIBILITY AND PARTICIPATION

    5.1 ELIGIBILITY. Persons eligible to participate in this Plan consist of all Eligible Employees, including Eligible Employees who are members of the Board.

    5.2 ACTUAL PARTICIPATION. Subject to the provisions of the Plan, the Committee may, from time to time, select from all Eligible Employees, those to whom it shall grant Awards and shall determine the nature and amount of each Award.

ARTICLE 6.  STOCK OPTIONS

    6.1 GRANT OF OPTIONS. Subject to the terms and provisions of the Plan, Options may be granted to Eligible Employees in such number, and upon such terms, and at any time and from time to time as the Committee shall determine.

    6.2 AWARD AGREEMENT. Each Option grant shall be evidenced by an Award Agreement that shall specify the Exercise Price, the duration of the Option, the number of Shares to which the Option pertains, the manner, time and rate of exercise or vesting of the Option, and such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO within the meaning of Code Section 422 or an NQSO that is not intended to qualify under the provisions of Code Section 422.

    6.3 EXERCISE PRICE. The Exercise Price for each share subject to an Option granted under this Plan shall be at least equal to one hundred percent of the Fair Market Value of a Share on the date the Option is granted.

    6.4 DURATION OF OPTIONS. Each Option granted to an Eligible Employee shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth anniversary of the date of its grant.

    6.5 DIVIDEND EQUIVALENTS. The Committee may grant dividend equivalents in connection with Options granted under this Plan. Such dividend equivalents may be payable in cash or in Shares, upon such terms as the Committee, in its sole discretion, deems appropriate.

    6.6 EXERCISE OF OPTIONS. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each Award or for each Participant.

    6.7 PAYMENT. Options granted under this Article 6 shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised accompanied by full payment for the Shares and any withholding tax-relating to the exercise of the Option.

                                  Appendix J-5

    The Exercise Price, and any related withholding taxes, upon exercise of any Option shall be payable to the Company in full either: (a) in cash, or its equivalent, in United States dollars, (b) if permitted in the governing Award Agreement, by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, (c) if permitted in the governing Award Agreement, by the Company's withholding a portion of the Shares otherwise distributable to the Participant having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, (d) if permitted in the governing Award Agreement, through a special sale and remittance procedure pursuant to which the Participant concurrently provides irrevocable written instructions to a Company-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable federal, state and local income and employment taxes required to be withheld by the Company by reason of such exercise, and the Company to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale, or (e) if permitted in the governing Award Agreement, by any combination of (a) through (d). The Committee also may allow cashless exercise as permitted under Federal Reserve Board's Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan's purpose and applicable law.

    6.8 RESTRICTIONS ON SHARE TRANSFERABILITY. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as the Committee deems necessary or advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/ or traded, and under any blue sky or state securities laws applicable to such Shares.

    6.9 TERMINATION OF EMPLOYMENT. Each Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant's employment with the Company and all Affiliates. The Committee shall determine such provisions in its sole discretion. Such provisions shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination of employment.

    6.10 NONTRANSFERABILITY OF OPTIONS. No Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Except as provided below, Options granted under the Plan shall not be transferable by the Participant other than by will or the laws of descent and distribution and shall be exercisable, during the Participant's lifetime, only by the Participant. The Committee may, in its discretion, require a Participant's guardian or legal representative to supply it with such evidence as the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.

        (a) In the event of the Participant's death of a during employment or prior to the termination, expiration, cancellation or forfeiture of any Option held by the Participant hereunder, each Option theretofore granted to the Participant shall be exercisable or payable to the extent provided in
    Section 6 but only: (i) by or to the executor or administrator of the estate of the deceased Participant or the person or persons to whom the deceased Participant's rights under the Option shall pass by will or the laws of descent and distribution; and (ii) to the extent set forth in the Award Agreement.

        (b) Notwithstanding the foregoing, an Award Agreement for a grant of Options that are not Incentive Stock Options, may permit the Participant who received the Option at any time prior to the Participant's death, to assign all or any portion of the Option granted to him or her to: (i) the Participant's spouse or lineal descendants; (ii) the trustee of a trust for the primary benefit of the Participant's spouse or lineal descendants; or
    (iii) a partnership of which the Participant's spouse and lineal descendants are the only partners. In such event, the spouse, lineal descendant, trustee or partnership will be entitled to all of the rights of the Participant with respect to the assigned portion of such Option, and such portion of the Option will continue to be subject to all of the terms, conditions

                                  Appendix J-6
    and restrictions applicable to the Option, as set forth herein and in the related Award Agreement immediately prior to the effective date of the assignment. Any such assignment will be permitted only if: the Participant does not receive any consideration therefore. Any such assignment shall be evidenced by an appropriate written document executed by the Participant, and a copy thereof shall be delivered to the Committee on or prior to the effective date of the assignment.

        (c) A Nonqualified Stock Option may be assigned in whole or in part during the Participant's lifetime in accordance with the terms of a domestic relations order that substantially qualifies with the requirements of Code
    Section 414(p), as determined by the Committee in its sole discretion (a "qualified domestic relations order"). The assigned portion may be exercised only by the person or persons who acquire a proprietary interest in the Option pursuant to such qualified domestic relations order. The terms applicable to the assigned portion shall be the same as those in effect for the Option immediately prior to such assignment.

ARTICLE 7.  RESTRICTED STOCK

    7.1 GRANT OF RESTRICTED STOCK. Subject to the terms and provisions of the Plan, the Committee may, at any time and from time to time, grant Restricted Stock to Participants in such amounts as the Committee shall determine. Each grant of Restricted Stock shall be represented by the number of Shares to which the Award relates.

    7.2 AWARD AGREEMENT. Each Restricted Stock grant shall be evidenced by an Award Agreement that shall specify the Restriction Periods, the number of Shares granted, and such other provisions as the Committee shall determine.

    7.3 NONTRANSFERABILITY. Except as provided in this Article 7, the Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Restriction Period established by the Committee and as specified in the Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and as set forth in the Award Agreement. All rights with respect to Restricted Stock granted to a Participant under the Plan shall be available during the Participant's lifetime only to such Participant or the Participant's guardian or legal representative. The Committee may, in its discretion, require a Participant's guardian or legal representative to supply it with such evidence as the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.

    7.4 OTHER RESTRICTIONS. Subject to Article 10 herein, the Committee may impose such other conditions and/or restrictions on any Restricted Stock granted pursuant to the Plan as it deems advisable including, without limitation, restrictions based upon the achievement of specific performance objectives (Company-wide, business unit, and/or individual), time-based restrictions on vesting following the attainment of the performance objectives, and/or restrictions under applicable federal or state securities laws.

    The Company shall retain the certificates representing Shares of Restricted Stock in the Company's possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

    7.5 PAYMENT OF AWARDS. Except as otherwise provided in this Article 7, Shares covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the applicable Restriction Period.

    7.6 VOTING RIGHTS. During the Restriction Period, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares.

    7.7 DIVIDENDS AND OTHER DISTRIBUTIONS. During the Restriction Period, Participants holding Shares of Restricted Stock hereunder shall be credited with regular cash dividends or dividend equivalents paid with respect to the underlying Shares while they are so held. Such dividends may be paid currently, accrued as

                                  Appendix J-7
contingent cash obligations, or converted into additional Shares of Restricted Stock, upon such terms as the Committee establishes.

    The Committee may apply any restrictions to the crediting and payment of dividends and other distributions that the Committee deems advisable. Without limiting the generality of the preceding sentence, if the grant or vesting of Restricted Stock is designed to qualify for the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Restricted Stock, such that the dividends and/or the Restricted Stock maintain eligibility for the Performance-Based Exception.

    7.8 TERMINATION OF EMPLOYMENT. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain unvested Restricted Stock following termination of the Participant's employment with the Company or an Affiliate. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Restricted Stock issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment.

ARTICLE 8.  PERFORMANCE UNITS AND PERFORMANCE SHARES

    8.1 GRANT OF PERFORMANCE UNITS/SHARES. Subject to the terms of the Plan, Performance Units and/or Performance Shares may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

    8.2 VALUE OF PERFORMANCE UNITS/SHARES. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Committee shall set performance objectives in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Units/Shares that will be paid out to the Participant. For purposes of this Article 8, the time period during which the performance objectives must be met shall be called a "Performance Period" and shall be set by the Committee in its discretion.

    8.3 EARNING OF PERFORMANCE UNITS/SHARES. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/Shares shall be entitled to receive payout on the number and value of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives have been achieved.

    8.4 AWARD AGREEMENT. Each grant of Performance Units and/or Performance Shares shall be evidenced by an Award Agreement which shall specify the material terms and conditions of the Award, and such other provisions as the Committee shall determine.

    8.5 FORM AND TIMING OF PAYMENT OF PERFORMANCE UNITS/SHARES. Except as provided in Article 11, payment of earned Performance Units/Shares shall be made within seventy-five calendar days following the close of the applicable Performance Period in a manner determined by the Committee, in its sole discretion. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Units/Shares in the form of cash or in Shares (or in a combination thereof). Such Shares may be paid subject to any restrictions deemed appropriate by the Committee.

    8.6  TERMINATION OF EMPLOYMENT DUE TO DEATH, DISABILITY, OR
RETIREMENT. Unless determined otherwise by the Committee and set forth in the Participant's Award Agreement, in the event the employment of a Participant is terminated by reason of death, Disability or Retirement during a Performance Period, the Participant shall receive a payout of the Performance Units/Shares which is prorated, as specified by the Committee in its discretion in the Award Agreement. Payment of earned Performance Units/Shares shall be made at a time specified by the Committee in its sole discretion and set forth in the Participant's Award Agreement.

                                  Appendix J-8

    8.7 TERMINATION OF EMPLOYMENT FOR OTHER REASONS. In the event that a Participant's employment terminates during a Performance Period for any reason other than those reasons set forth in Section 9.6 herein, all Performance Units/Shares shall be forfeited by the Participant to the Company, unless determined otherwise by the Committee in the Participant's Award Agreement.

    8.8 NONTRANSFERABILITY. Except as otherwise provided in a Participant's Award Agreement, Performance Units/Shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement, a Participant's rights under the Plan shall be exercisable during the Participant's lifetime only by such Participant or Participant's guardian or legal representative. The Committee may, in its discretion, require a Participant's guardian or legal representative to supply it with such evidence as the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.

ARTICLE 9.  PERFORMANCE MEASURES

    Unless and until the Committee proposes for shareholder approval and the Company's shareholders approve a change in the general performance measures set forth in this Article 9, the attainment of which may determine the degree of payout and/or vesting with respect to Awards which are designed to qualify for the Performance-Based Exception, the performance measure(s) to be used for purposes of such awards shall be chosen from among the following alternatives:

        (a) return to shareholders (absolute or peer-group comparative);

        (b) stock price increase (absolute or peer-group comparative);

        (c) cumulative net income (absolute or competitive growth rates comparative);

        (d) return on equity;

        (e) return on capital;

        (f) cash flow, including operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital;

        (g) economic value added (income in excess of capital costs); or

        (h) market share.

    The Committee shall have the discretion to adjust the determinations of the degree of attainment of the preestablished performance objectives; provided, however, that Awards which are designed to qualify for the Performance-Based Exception may not be adjusted upward (the Committee shall retain the discretion to adjust such Awards downward), except to the extent permitted under Code
Section 162(m) to reflect accounting changes or other events.

    In the event that Code Section 162(m) or applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards which shall not qualify for the Performance-Based Exception, the Committee may make such grants without satisfying the requirements of Code Section 162(m).

ARTICLE 10.  BENEFICIARY DESIGNATION

    Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of the death of the Participant before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee

                                  Appendix J-9
during the Participant's lifetime. If the Participant's designated beneficiary predeceases the Participant or no beneficiary has been designated, benefits remaining unpaid at the Participant's death shall be paid to the Participant's spouse or if none, the Participant's estate.

ARTICLE 11.  DEFERRALS

    The Committee may permit or require a Participant to defer such Participant's receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option, the lapse or waiver of restrictions with respect to Restricted Stock, or the satisfaction of any requirements or objectives with respect to Performance Units/Shares. If any such deferral election is permitted or required, the Committee shall, in its sole discretion, establish rules and procedures for such deferrals. Notwithstanding the foregoing, the Committee in its sole discretion may defer payment of cash or the delivery of Shares that would otherwise be due to a Participant under the Plan if such payment or delivery would result in compensation not deductible by the Company or an Affiliate by virtue of Code
Section 162(m). Such a deferral may continue until the payment or delivery would result in compensation deductible by the Company under Code Section 162(m).

ARTICLE 12.  RIGHTS OF EMPLOYEES

    12.1 EMPLOYMENT. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant's employment at any time, or confer upon any Participant any right to continue in the employ of the Company or any Affiliate.

    12.2 PARTICIPATION. No Eligible Employee shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

ARTICLE 13.  CHANGE IN CONTROL

    13.1 TREATMENT OF OUTSTANDING AWARDS. Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

        (a) Any and all outstanding Options granted hereunder shall become immediately exercisable, and shall remain exercisable throughout their entire term.

        (b) Any Periods of Restriction and restrictions imposed on Restricted Stock shall lapse; provided, however, that the degree of vesting associated with Restricted Stock that has been conditioned upon the achievement of performance conditions pursuant to Section 7.4 herein shall be determined in the manner set forth in Section 13.1(c) herein.

        (c) Except as otherwise provided in the Award Agreement, the vesting of all Performance Units and Performance Shares shall be accelerated as of the effective date of the Change in Control, and there shall be paid out in cash to Participants within thirty days following the effective date of the Change in Control a pro rata amount based upon an assumed achievement of all relevant performance objectives at target levels, and upon the length of time within the Performance Period which has elapsed prior to the effective date of the Change in Control; provided, however, that in the event the Committee determines that actual performance to the effective date of the Change in Control exceeds target levels, the prorated payouts shall be made at levels commensurate with such actual performance (determined by extrapolating such actual performance to the end of the Performance Period), based upon the length of time within the Performance Period which has elapsed prior to the effective date of the Change in Control.

    13.2 TERMINATION, AMENDMENT, AND MODIFICATIONS OF CHANGE IN-CONTROL PROVISIONS. Notwithstanding any other provision of this Plan or any Award Agreement provision, the provisions of this Article 13 may not be terminated, amended, or modified on or after the effective date of a Change

                                 Appendix J-10
in Control to affect adversely any Award theretofore granted under the Plan without the prior written consent of the Participant with respect to said Participant's outstanding Awards.

ARTICLE 14.  AMENDMENT, MODIFICATION AND TERMINATION

    14.1 AMENDMENT, MODIFICATION AND TERMINATION. Subject to Section 13.2 herein, the Board may at any time and from time to time, alter, amend, modify or terminate the Plan in whole or in part.

    Subject to the terms and conditions of the Plan, the Committee may modify, extend or renew outstanding Awards under the Plan, or accept the surrender of outstanding Awards (to the extent not theretofore exercised) and grant new Awards in substitution therefor (to the extent not theretofore exercised). The Committee shall not, however, modify any outstanding Incentive Stock Option so as to specify a lower Exercise Price. Notwithstanding the foregoing, no modification of an Award shall, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore granted under the Plan.

    14.2 ADJUSTMENT OF AWARDS UPON THE OCCURRENCE OF CERTAIN UNUSUAL OR NONRECURRING EVENTS. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.3 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, subject to the requirements of Code Section 162(m) for the Performance-Based Exception in the case of Awards designed to qualify for the Performance-Based Exception.

    14.3 AWARDS PREVIOUSLY GRANTED. No termination, amendment or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

    14.4 COMPLIANCE WITH CODE SECTION 162(M). Awards shall comply with the requirements of Code Section 162(m); provided, however, that in the event the Committee determines that such compliance is not desired with respect to any Award or Awards available for grant under the Plan, then compliance with Code
Section 162(m) will not be required. In addition, in the event that changes are made to Code Section 162(m) to permit greater flexibility with respect to any Award or Awards available under the Plan, the Committee may, subject to this
Article 15, make any adjustments it deems appropriate.

ARTICLE 15.  WITHHOLDING

    15.1 TAX WITHHOLDING. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount (either in cash or Shares) sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

    15.2 SHARE WITHHOLDING. With respect to withholding required upon the exercise of Options, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of Awards granted hereunder, the Company may satisfy the minimum withholding requirement for supplemental wages, in whole or in part, by withholding Shares having a Fair Market Value (determined on the date the Participant recognizes taxable income on the Award) equal to the withholding tax required to be collected on the transaction. The Participant may elect, subject to the approval of the Committee, to deliver the necessary funds to satisfy the withholding obligation to the Company, in which case there will be no reduction in the Shares otherwise distributable to the Participant.

                                 Appendix J-11

ARTICLE 16.  INDEMNIFICATION

    The Company shall indemnify and hold harmless each person who is or has been a member of the Committee, or of the Board, against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person in a settlement approved by the Company, or paid by such person in satisfaction of any judgment in any such action, suit, or proceeding against such person, provided such person shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE 17.  SUCCESSORS

    All obligations of the Company under the Plan or any Award Agreement with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase of all or substantially all of the business and/or assets of the Company, or a merger, consolidation, or otherwise.

ARTICLE 18.  LEGAL CONSTRUCTION

    18.1 GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

    18.2 SEVERABILITY. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

    18.3 REQUIREMENTS OF LAW. The granting of Awards and the issuance of Share and/or cash payouts under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

    18.4 SECURITIES LAW COMPLIANCE. With respect to any individual who is, on the relevant date, an officer, director or ten percent beneficial owner of any class of the Company's equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act, or any successor rule. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

    18.5  AWARDS TO FOREIGN NATIONALS AND EMPLOYEES OUTSIDE THE UNITED
STATES. To the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law of practice and to further the purposes of this Plan, the Committee may, without amending the Plan, (i) establish rules applicable to Awards granted to Participants who are foreign nationals, are employed outside the United States, or both, including rules that differ from those set forth in this Plan, and (ii) grant Awards to such Participants in accordance with those rules.

    18.6 UNFUNDED STATUS OF THE PLAN. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments or deliveries of Shares not yet made to a Participant by the Company, nothing contained herein shall give any rights that are greater than those of a general creditor of the Company. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Shares or payments hereunder consistent with the foregoing.

    18.7 GOVERNING LAW. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

                                 Appendix J-12

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    New Prime's directors and officers are and will be indemnified against certain liabilities under Maryland and Delaware law, the New Prime Charter, the New Prime Bylaws and the Prime Partnership Agreement. The New Prime Charter requires New Prime to indemnify its directors and officers to the fullest extent permitted from time to time by the laws of Maryland.

    The New Prime Charter provides that New Prime shall indemnify, to the fullest extent permitted by Maryland law, as applicable from time to time, all persons who at any time were or are directors or officers of New Prime for any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) relating to any action alleged to have been taken or omitted in such capacity as a director or an officer. New Prime shall pay or reimburse all reasonable expenses incurred by a present or former director or officer of New Prime in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) in which the present or former director or officer is a party, in advance of the final disposition of the proceeding, to the fullest extent permitted by, and in accordance with the applicable requirements of, Maryland law, as applicable from time to time. New Prime may indemnify any other persons permitted but not required to be indemnified by Maryland law, as applicable from time to time, if and to the extent indemnification is authorized and determined to be appropriate, in each case in accordance with applicable law, by the New Prime Board of Directors, the majority of the stockholders of New Prime entitled to vote thereon or special legal counsel appointed by the New Prime Board of Directors. The New Prime Charter also provides that no amendment of the New Prime Charter or repeal of any of its provisions shall limit or eliminate any of the above benefits provided to directors and officers in respect of any act or omission that occurred prior to such amendment or repeal.

    The New Prime By-laws also provide for indemnification of New Prime's officers and directors to the same extent that indemnification is provided to officers and directors of New Prime in the New Prime Charter.

    The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The foregoing limitations on indemnification are expressly set forth in the New Prime Bylaws. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless, in either case, a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) written statement by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

    The New Prime Partnership Agreement also provides for indemnification of New Prime and its directors and officers to the same extent indemnification is provided to directors and officers of New Prime in its Charter, and limits the liability of New Prime and its directors and officers to Prime Partnership and its partners to the same extent liability of directors and officers of New Prime to New Prime and its stockholders is limited under New Prime's Charter.

    New Prime has entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements require, among other things, that New Prime indemnify its directors and executive officers to the fullest extent permitted by law and advance to the directors and executive officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, New Prime must also indemnify and advance all expenses incurred by directors and executive officers seeking to enforce their rights under the indemnification agreements and may cover directors and executive officers under New Prime's directors and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, as a traditional form of contract it may provide greater assurance to directors and executive officers that indemnification will be available.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A)  EXHIBITS


 2.1       Merger Agreement (Included as Appendix A to the Prospectus contained in this
             Registration Statement)

 2.2       Certificate of Merger (Included as Appendix D to the Prospectus contained in this
             Registration Statement)

 2.3       Reincorporation Certificate of Merger (MI) (Included as Appendix C to the
             Prospectus contained in this Registration Statement)

 2.4       Reincorporation Articles of Merger (MD) (Included as Appendix B to the Prospectus
             contained in this Registration Statement)

 3.1       Form of Sky Merger Corp. Articles of Incorporation*

 3.2       Form of Sky Merger Corp. Bylaws*

 4.1       Form of Series A Preferred Stock Certificate--Incorporated by reference to
             Exhibit 4.1 in Prime's Annual Report on Form 10-K for the fiscal year ended
             December 31, 1996 (File No. 0-23616)

 4.2       Form of Series B Preferred Stock Certificate--Incorporated by reference to
             Exhibit 4.2 in Prime's Annual Report on Form 10-K for the fiscal year ended
             December 31, 1996 (File No. 0-23616)

 4.3       Form of Common Stock Certificate--Incorporated by reference to Exhibit 4.3 in
             Prime's Annual Report on Form 10-K for the fiscal year ended December 31, 1996
             (File No. 0-23616)

 5.1       Piper & Marbury L.L.P. opinion regarding legality of shares

 8.1a      Winston & Strawn opinion regarding tax aspects of the mergers and REIT status of
             New Prime

 8.1b      Winston & Strawn opinion regarding historical REIT status of Prime

 8.1c      Winston & Strawn opinion regarding REIT status of HGP

 8.2       Rudnick & Wolfe opinion regarding tax aspects of the mergers

 8.3       Rudnick & Wolfe opinion regarding REIT status of Horizon

10.1       Contribution Agreement (Included as Appendix E to the Prospectus contained in this Registration Statement)

10.2       Form of Second Amended and Restated Agreement of Limited Partnership of Prime
             Retail, L.P.

10.3       C&C Contribution Agreement--Incorporated by reference to Exhibit 10(c) of the
             Form 8-K of Horizon dated February 1, 1998 (File No. 001-12424)

10.4       Voting Agreement--Incorporated by reference to Exhibit 10(b) of the Form 8-K of
             Prime dated February 1, 1998 (File No. 001-13301)

10.5       Form of Indemnity Agreement for board of directors of New Prime*

23.1       Consent of Ernst & Young LLP (Baltimore)

23.2       Consent of Ernst & Young LLP (Chicago)

23.3       Consent of Winston & Strawn (included as part of Exhibits 8.1a, 8.1b and 8.1c)

23.4       Consent of Rudnick & Wolfe (included as part of Exhibits 8.2 and 8.3)

23.5       Consent of Piper & Marbury, L.L.P. (included as part of Exhibit 5.1)

23.6       Consent of Friedman, Billings, Ramsey & Co., Inc.*

23.7       Consent of Lehman Brothers*

23.8       Consents of persons named as directors of New Prime*

24.1       Power of Attorney (included in the signature page at page II-5)*

24.2       Power of Attorney (Norman Perlmutter)

99.1       Form of Proxy Card for Prime Shareholders*

99.2       Form of Proxy Card for Horizon Shareholders*

99.3       Opinion of Friedman, Billings, Ramsey & Co., Inc. (Included as Appendix F to the
             Prospectus contained in this Registration Statement)

99.4       Opinion of Lehman Brothers (Included as Appendix G to the Prospectus contained in this Registration Statement)

99.5       Additional Prime Shareholders' letter


------------------------


*   Previously filed


(B)  FINANCIAL STATEMENT SCHEDULES

    See Index to Financial Statements.

(C)  REPORTS, OPINIONS AND APPRAISALS

    The fairness opinions of Friedman, Billings, Ramsey & Co., Inc. and Lehman Brothers with respect to the transactions are set forth in Appendices F and G, respectively, to the Prospectus contained in this Registration Statement.

ITEM 22. UNDERTAKINGS

    The Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, such changes in volume and price represent no more than a 20% change in the maximum aggregated offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (5) That every prospectus: (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of
    Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (6) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of each registrants' annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norton Shores, State of Michigan, on the 11th day of May, 1998.



                                SKY MERGER CORP.

                                By:             /s/ JAMES S. WASSEL
                                     -----------------------------------------
                                                  James S. Wassel
                                                     PRESIDENT



    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

      NORMAN PERLMUTTER*        Chairman of the Board and   May 11, 1998
------------------------------    Director
      Norman Perlmutter

    ROBERT D. PERLMUTTER*       Director                    May 11, 1998
------------------------------
     Robert D. Perlmutter

     /s/ JAMES S. WASSEL        President (Principal        May 11, 1998
------------------------------    Executive Officer and
       James S. Wassel            Principal Financial
                                  Officer) and Director

     RICHARD D. STEWART*        Assistant Controller        May 11, 1998
------------------------------    (Principal Accounting
      Richard D. Stewart          Officer)




*By:        /s/ JAMES S. WASSEL
    ----------------------------------



             James S. Wassel
             ATTORNEY-IN-FACT